Form 10-K, Exhibit 13
period 1996-12-31
ALLMERICA FINANCIAL CORP
filed 1997-03-24
CIK 944695

            Understanding what makes people secure is our business.


                                                               What is security?

                                    a bank?

                     [PHOTO OF PIGGY BANK APPEARS HERE]

Most of us learned to save the same way. We put spare coins into a glass jar or ceramic copy of a pink barnyard animal--a piggy bank. Eventually, when the piggybank was full, we took what we had saved to a nearby savings institution. That was where we first planted our money, expecting it to grow. And savings do grow, but slowly. Very, very slowly. Over the years, savers have realized that while a bank can keep funds secure, just opening an account may not maximize the growth of their savings. Building financial security takes more. These days, true security lies in building a solid base of diversified assets, with promising growth potential. Variable annuity products give those who want their savings to grow into a secure nest egg the ability to build security using fund managers with years of experience in money management.


                             [PHOTO APPEARS HERE]

A strong knot is tied securely and stays tied as long as you want it to. However, trying to untie the knot can be frustrating-- sometimes seeming impossible if it has been tied too tightly, or if its ends become frayed. A financial plan can also be tied too tightly. If it's not flexible, no amount of tugging at it is going to help. A successful financial plan must easily allow for changes and new options as market conditions or personal circumstances dictate. Providing for the future means taking into consideration that times change and that the unexpected often does occur. One of the many benefits of variable life insurance is that in addition to estate value protection, it has the flexibility to address many of the financial needs that arise from time to time.


                             [PHOTO APPEARS HERE]

                 [PHOTO OF A ROPE TIED IN A KNOT APPEARS HERE]

                                    a knot?

                        [PHOTO OF A HOUSE APPEARS HERE]

                                    a house?

For many, a home represents basic security. Buying a home is very often the single most significant investment we make in our lives. And we may depend on that investment to provide comfort for today, and equity for retirement needs. That may have once been a reasonable strategy, but times have changed. Owning a home may not provide the financial assurance of satisfying as many concerns as it once did. To gain more security, consumers have to invest more widely--beyond their own backyard--in a well-diversified portfolio that is focused on growth. Consumers also need to be sure that their home and families are protected from risk of loss.

                             [PHOTO APPEARS HERE]

Few things are more comfortable than an old shoe. It's soft and cozy, and feels secure on your foot. Nothing feels better. Or so it seems. But the most comfortable shoe can't always take you where you need to go. Comfortable shoes don't always work at the office, a nice restaurant or a fancy party. Comfortable, traditional methods of saving are like old shoes. They no longer meet the security needs they were once supposed to fulfill. In fact, just having a savings nest egg may give people a false sense of security. What seems the most comfortable ways to save may not take investors where they want to go. New styles of investing, like a new pair of shoes, are a smart choice to reach the important destinations of a secure retirement and financial well-being.

                             [PHOTO APPEARS HERE]

                      [PHOTO OF AN OLD SHOE APPEARS HERE]


                                                              an old shoe?

                                  a paycheck?

                    [PHOTO OF A PAYROLL CHECK APPEARS HERE]

                             [PHOTO APPEARS HERE]

A paycheck is the ultimate foundation of financial security; it buys food, shelter and comfort. But a paycheck is also often a key to the quality of financial security after we stop working. Future financial security begins when a part of each current paycheck is invested for the future. While millions of Americans follow this philosophy, many don't. They need a partner to show them the most effective way, providing them with convenient opportunities to make choices at the worksite or through an agent or other financial advisor. A paycheck by itself doesn't guarantee future financial security. If opportunities aren't available or are limited, it can turn out to be just a piece of paper with not enough numbers on it. But, for those who actively look for the best ways to maximize their future, a paycheck can be stretched a long way toward achieving financial goals.

                              To Our Shareholders


[PHOTO OF PRESIDENT AND CHIEF EXECUTIVE OFFICER APPEARS HERE]

John F. O'Brien


The merger of Allmerica Financial with its property and casualty subsidiary is an important step which will make Allmerica Financial a larger and more powerful financial services group, with greater financial flexibility to fund growth plans.

Allmerica Financial achieved record earnings in 1996. We also substantially advanced three major initiatives to significantly increase our capital base, position the company for leadership in worksite marketing, and restructure operations for greater efficiency. Progress made by Allmerica Financial on these initiatives includes:

 . Initiating the pending merger with Allmerica Property & Casualty, which will increase Allmerica Financial's ownership to 100 percent and increase shareholders' equity by more than 20 percent

 . Signing agreements with banks and businesses to provide worksite-sold products in order to establish a solid base for growth through this attractive marketing channel

 . Shifting all processing operations into a Service Company, which allows us to consolidate process improvement and expense reduction efforts

Record Earnings

     1996 operating earnings were $2.75 per share, up 18.5 percent from $2.32 per share in 1995. Growth was achieved largely from our Retirement and Asset Management segment, which nearly doubled pre-tax income in 1996. This strong result more than offset a difficult catastrophe year for our property and casualty operations. Net income of $3.63 per share was up 36 percent over the prior year. With the proceeds from realized gains on the sale of part of our equity portfolio, we invested in higher-yielding, fixed income securities to enhance current income.

     Shareholders' equity grew 9.6 percent in 1996. Including proceeds from Allmerica Financial's initial public offering in October of 1995, shareholders' equity increased 40 percent, to $1.7 billion in just over a year. With the equity from the merger with Allmerica Property & Casualty in 1997, Allmerica Financial's five-year growth in shareholders' equity will exceed 230 percent-- from $900 million in 1992, to approximately $2.1 billion.

     By any financial measure, our capital base is dramatically stronger than it has ever been. Our capital position affords assurance to policyholders and shareholders alike that we can continue to provide quality service and products, backed by solid asset liability management strategies. The merger also gives Allmerica Financial greater financial flexibility and a more diverse earnings base. It also gives investors ownership in a larger organization, whose stock has greater liquidity than ever before.

     These accomplishments--record earnings, a pending merger, worksite agreements, and service company

[BAR GRAPH APPEARS HERE]
      Shareholders' Equity (In Millions)
               96 - $1,725
               95 - $1,574
               94 - $992
               93 - $1,051

initiatives--are the result of strategies developed several years ago to enhance our product offerings, develop new distribution channels, and focus on processing efficiencies required to compete in today's marketplace.

Merger With Allmerica P&C

     Expense reduction and higher revenue growth are primary drivers of acquisitions in any industry. With these goals in mind, in December of 1996, we offered to buy all of the minority-held shares in Allmerica P&C. Terms were reached in February and the transaction should close by the third quarter of 1997. This merger presents unique advantages. Allmerica Financial has managed Allmerica P&C's operations for many years, as majority shareholder. The two "home office" buildings are literally side-by-side. Because the operations of both companies have been so close, the assimilation period typical to a merger of unrelated parties simply does not exist for us. We gain a head start at achieving advantages normally associated with combining business operations and strategies.

     Since we are so familiar with Allmerica P&C, we know that there are major challenges ahead in the property and casualty industry. Competition in two of our key states--Michigan and Massachusetts--eroded premium growth last year, and rate pressures continue nationally as companies strive to maintain market share. Investments in technology are absolutely necessary to give us the proper information systems required to effectively service and maintain our market share, and we must be diligent in identifying offsetting expense reductions.

     We plan to address high expenses by sharpening our regional focus in order to devote the most cost-effective resources to profitable markets. In 1997, we will review our current markets to ensure that we can achieve required returns in a reasonable time frame.

     Key initiatives for our property and casualty segments are affinity group and worksite marketing. Our Michigan-based company, Citizens Corporation, has been a leader in affinity group marketing for a number of years. Currently, nearly 50 percent of Citizens' premium comes from affinity groups such as the Society of Automotive Engineers. During 1996, Citizens added several groups including the University of Michigan Alumni Association, which has approximately 400,000 members. Hanover Insurance, which is regionally focused in the Northeast, signed a group arrangement with BJ's Wholesale Club to market to its 347,000 Massachusetts members.

[BAR GRAPH APPEARS HERE]

            Net Operating Income
                 Per Share*

                96 - $2.75
                95 - $2.32
                94 - $1.80
                93 - $2.38
* Per share data reflects outstanding shares of 50.1 million in all periods presented.

Strong underwriting discipline and a regional focus have helped keep our combined ratio below the industry average. Citizens leads this success, with a combined ratio that has consecutively outperformed the industry average for nearly two decades.

[BAR GRAPH APPEARS HERE]

             Total Assets (In billions)
                    96 - $19.0
                    95 - $17.8
                    94 - $15.9
                    93 - $15.4
Worksite Marketing

     Property and casualty products are the lead offerings for our worksite program, but our asset accumulation products are also an excellent fit for this market. There is a growing consumer demand for investment-type products, including variable annuities and variable universal life insurance. The need is especially great for millions of baby boomers who realize they are not financially prepared for retirement. The time-pressured consumer also needs convenient product delivery. Worksite marketing affords that convenience. Employees are accustomed to purchasing benefits at work, and it is equally convenient for them to address other financial needs at their place of employment.

     Our Retirement and Asset Management products have demonstrated value and solid appeal through our retail sales channel. Our variable products business has grown rapidly over the past five years. In 1996, total variable product assets increased nearly 45 percent, to $6.2 billion. Retail sales alone were up nearly 70 percent, to $1.3 billion. Worksite relationships established this year are expected to substantially contribute to continued growth in these product lines.

[BAR GRAPH APPEARS HERE]

             Total Revenues (In millions)
                    96 - $3,275
                    95 - $3,241
                    94 - $3,195
                    93 - $3,239

     In 1996, we refocused the efforts of our Institutional Services segment, making it responsible for coordinating the worksite marketing and cross-selling efforts for both property and casualty insurance and variable products. This strategy is an outgrowth of our long history of marketing to small businesses. Across our asset accumulation, Corporate Risk Management Services, and commercial property and casualty lines, Allmerica Financial serves thousands of businesses with at least one product. Each of these clients represents a satisfied relationship on which we can build.

     Key to worksite selling is our knowledge of this market, and our ability to assist current customers by expanding the relationship to include new product offerings and services. In 1996, Institutional Services hired more than a dozen experienced marketing professionals to sell core products for worksite distribution. This effort generated worksite relationships with more than 60 companies--including many clients we already serve who agreed to add additional Allmerica Financial product offerings. We also forged new relationships with several banks, including Chase Manhattan, Fleet Financial and First of America. With each bank, we are developing strategies for worksite sales to their employees and potentially to their commercial customers as well.

     The investment we are making in our worksite distribution channel is a viable remedy for a major problem facing our industry--cost-effective lead generation. We have made substantial investments over the past five years in sophisticated telephone marketing capabilities, policy automation, payroll systems and claims management. As a result, we are confident that we will be able to benefit from worksite sales as enrollments grow into a profitable revenue stream.

The Service Company

     In 1996, we significantly advanced our service strategies with the expansion of Allmerica's Service Company. The concept of consolidating all processing activities into a single service unit has been used successfully by many leading companies in the banking, mutual fund and other service industries. Allmerica Financial first implemented this concept in 1992, by combining all corporate services, including human resources, legal, accounting and technology into a single structure, and mandating process improvements. That effort proved successful in improving service levels, leading us to enter the next phase. In 1996, we added to the Service Company all other processing activities, including applications, endorsements, claims and many aspects of customer service.

     The Service Company's role was expanded for two key reasons: to enable distribution units to focus on sales, marketing and point-of-sale services; and to consolidate all service improvement and expense control programs. The Service Company will evaluate the cost and effectiveness of each core process impacting a distribution unit, to ensure that we can satisfy operational needs at the lowest possible cost.

Outlook

     Allmerica Financial has enhanced its products, distribution strategies, operating systems and corporate structure. Those efforts have produced profitable results, and positioned Allmerica Financial to deliver even greater returns. Our products are attractive, our worksite distribution strategy is off and running, our earnings base is solid, and our Service Company is moving rapidly to establish targets for cost-effective process improvement.

     The transformation of Allmerica Financial into a competitive financial services provider continues to be exciting and challenging. Both the pace and scope of change in this industry continue to increase. We view change as a positive and integral part of our commitment to deliver value to clients and healthy growth to shareholders. Going forward, we intend to continue to achieve profitable growth, and to ensure that shareholders' confidence in our strategies is rewarded.

/s/ John F. O'Brien
John F. O'Brien
President and Chief Executive Officer

The mandate of our Service Company is to improve our business processes and reduce operating costs.

[BAR GRAPH APPEARS HERE]
             Net Income (In millions)
                   96 - $182
                   95 - $134
                   94 - $38
                   93 - $157
                                                                              15

Allmerica Financial At A Glance


Retirement and Asset Management

             Competitive Position

RETAIL     . Strong growth achieved through diversified distribution using agency, broker/dealer and financial planner channels.

           . Excellent variable product offerings employing a diverse group of quality funds and investment managers generate a marketing advantage.

           . Products developed in partnership with leading mutual fund families.

           . Emphasis on investment-oriented insurance products which offer a strong growth outlook.

           . Sourced in traditional insurance products from leading providers.

INSTITUTIONAL

           . Full service provider of employee retirement plan services to a solid base of institutional clients.

           . Telemarketing expertise to reach retail customers.

           . Coordination of direct worksite sales of Allmerica Financial products through trained and licensed sales representatives.

           . Variable products provide a broad array of quality funds and investment managers to the group market.

           . Providing education and personalized servicing to clients through worksite marketing.

ASSET
MANAGEMENT

           . Successful long-term record in fixed income portfolio management.

           . Strong fundamental research orientation.

           . Comprehensive client service and support capability.

             1997 Outlook

RETAIL     . Continue strong growth and market share gains in variable annuities and variable universal life insurance products.

           . Cost effectively grow agency system.

           . Develop additional "wrapper" arrangements and broaden existing relationships by expanding product offerings.

           . Manage profitability through focus on cost control.

           . Emphasis on customer needs through further enhancements to existing products.

INSTITUTIONAL

           . Continued focus on cross-selling initiatives and worksite marketing sales of Allmerica Financial products.

           . Focus on the corporate special benefits market with group variable life and other products.

           . Partnering with banks for expanded worksite distribution.

           . Manage profitability in traditional spread based business.

ASSET
MANAGEMENT

           . Continue targeting institutional clients, including other insurance companies and pension funds for investment management services.

[BAR GRAPH APPEARS HERE]
             Retail - Life & Annuity Sales
                      By Channel  (In millions)

                         96 - $1,350
                         95 - $813
                         94 - $790
                         93 - $710
                         92 - $406















[BAR GRAPH APPEARS HERE]

                Institutional Variable
             Product Assets (In millions)

                         96 - $1,429
                         95 - $1,190
                         94 - $991
                         93 - $845
                         92 - $606

[BAR GRAPH APPEARS HERE]

                      Asset Management
                       Assets Managed
                       (In millions)

                         96 - $1,557
                         95 - $1,232
                         94 - $1,024
                         93 - $942
                         92 - $537
16

Risk Management

             Competitive Position

HANOVER    . Regional property and casualty insurer with distribution through a network of over 1,900 quality independent agencies.

           . Strong local market expertise with Northeast concentration.

           . Emerging employer-sponsored group business offers strong future growth outlook and marketing advantage.

           . Disciplined underwriter; small environmental exposure.

           . Service capacity enhanced by on-line policy processing and automated underwriting technology.

           . Solid financial position; high degree of liquidity within well managed investment portfolio.

CITIZENS   . Leading Michigan property and casualty insurer, with nearly 10 percent market share.

           . Disciplined underwriter; consistently outperforms industry.

           . Regionally focused with Michigan concentration; expansion into Indiana and Ohio.

           . Company of choice through over 700 productive independent agencies.

           . Successful affinity group marketing programs constitute nearly 50 percent of earned premiums.

           . Solid reputation; ranked among top insurers in the nation for claims service.

           . Strong financial position; conservative investment and reserving practices.

CORPORATE RISK MANAGEMENT

           . Leading provider of Risk Sharing Employee Benefit programs to the mid-sized employer.

           . Managed Care plans offer one of the largest national Preferred
             Provider organizations (PPO) serving over 200 markets.

           . Products include a broad array of managed health and disability plans along with all forms of non-medical insurance coverages.

           . Capabilities include services for self-insured Workers'
             Compensation programs which enable us to administer Workers' Comp and Employee Benefit plans on a fully integrated "24-hour" basis.

           . Emerging leader in the Voluntary Employee Benefit marketplace with group auto and homeowners as our lead product offerings.

             1997 Outlook

HANOVER    . Increase efficiencies by leveraging shared resources and new technologies with Citizens and other Allmerica Financial marketing units.

           . Broaden distribution through expanding group business via employer-sponsored worksite marketing.

           . Maintain strong regional focus and disciplined underwriting through local market knowledge and expertise.

           . Growth in market share from continued worksite sales of personal automobile and homeowners business.

           . Technology enhancements to support further claims processing automation.

CITIZENS   . Maintain regional focus and disciplined underwriting.

           . Increase efficiencies by leveraging shared resources and new technologies with Hanover and other Allmerica Financial marketing units.

           . Develop new bank relationships and additional affinity and employer group marketing programs, while increasing enrollment in existing programs.

           . Continue providing successful managed care solutions for medical claims through Citizens Care program.

           . Technology enhancements to support further claims processing automation.

           . Further penetration of Indiana and Ohio market share through strong relationships with existing agents.

CORPORATE RISK MANAGEMENT

           . Further develop our on-line information system to continue providing employers' with administrative benefit plan processing capabilities.

           . Focus on expanding distribution through cross selling more products to existing customers and building on existing third party administrator relationships to sell non-medical products.

           . Expand our sales growth of integrated Workers' Compensation and Employee Benefit plans ("24-hour").

           . Introduce Voluntary Life and Health products in conjunction with group auto and homeowners business.

           . Maintain our focus in the Alternative market for Workers' Comp and Employee Benefit plans.




                           [BAR GRAPH APPEARS HERE]

                             Hanover
                             % of Agencies Using
                             Electronic Processing
                             ---------------------

                                   96 - 87%
                                   95 - 80%
                                   94 - 62%
                                   93 - 30%
                                   92 - 20%


                           [BAR GRAPH APPEARS HERE]


                           Citizens
                           Statutory Combined Ratio
                           ------------------------
                                     Citizens       Industry
                                     --------       --------
                           96          100.4          107.0
                           95           98.6          106.5
                           94          104.5          108.5
                           93           98.9          106.9
                           92           97.9          115.8




                           [BAR GRAPH APPEARS HERE]


           Corporate Risk Management - Covered Lives (in thousands)
           --------------------------------------------------------

                                   96 - 620
                                   95 - 547
                                   94 - 497
                                   93 - 387
                                   92 - 325

Retirement and Asset Management

The transformation of Allmerica Financial that began six years ago continues. We are focused on two distinct business segments: Retirement and Asset Management, and Risk Management. With a goal of improving growth and increasing profit margins, we have altered our product mix, exited low-return businesses, aggressively expanded our distribution channels and improved internal processing systems and technology. Work on all of these strategies is ongoing, but we are proceeding with great confidence in our mission of growth and increased

[PHOTO APPEARS HERE]

profitability. In the Retirement and Asset Management business, we are dedicated to meeting the needs of baby boomers--to achieve financial security by managing today's risks, and saving for tomorrow's retirement rewards. Many boomers believe that Social Security will not be there for them come retirement, and feel insecure because they don't quite know how to even begin saving enough to be prepared. We have products that can help, which are broadly available through convenient distribution channels.

     It is good news that baby boomers have been improving their savings habits in the last few years. That makes them more attuned than ever to our mix of variable annuities and variable universal life products. Beginning six years ago, we shifted our focus to these products, thereby emphasizing the areas of our core competency. This has proven to be a sound decision from both a marketing and financial perspective. While traditional insurance product sales have essentially stagnated over this period, the variable product marketplace has seen impressive growth.

     In 1996, our Retirement and Asset Management segment produced a pre-tax operating profit of $104.1 million, up from $54.6 million in 1995, and variable assets under management exceed $6.2

Baby boomers are looking for ways to effectively save for retirement or to fund their childrens' education. We offer smart choices with flexible, high-quality variable annuities and variable life products--our fastest growing product lines.

Our variable annuity sales continue to outpace that of the industry.
In 1996, Allmerica ranked 15th in annual variable annuity sales among U.S. companies, up from 19th in 1995.

[PHOTO APPEARS HERE]


billion, compared with $800 million just five years ago.

     Not only is this business growing, it is also fundamentally a better business. Variable products require less capital support than traditional insurance because they are fee-based businesses rather than "spread" products.

     This corporate transformation required discipline, and a willingness to stop doing the same old things the same old way. We have sold off marginal operations such as a mutual-fund processing unit in 1995, and reinvested the proceeds in the variable products business. We have exited slow-growth, low-profit businesses and will continue to do so, redeploying the assets into core businesses that are more promising.

     In some aspects, we have been slower to transform the company than we would have liked. Allmerica Financial is a fine, solid company, but it cannot be considered a great one until it operates more efficiently and reduces its costs of doing business. These issues will be addressed in several ways, through the newly expanded scope of our Service Company.

     For example, in the property and casualty operations, our Service Company oversees client centers in Worcester and in Howell, Michigan. These two locations now encompass many administrative functions previously handled within branches. Although investments at this point are ongoing, process consolidation should result in future cost savings, and should also free branch management to concentrate fully on strategic field marketing and underwriting. During 1997,

[BAR CHART APPEARS HERE]

                                Retail Variable
                                Product Assets
                                 (in millions)
                             --------------------
                                  96 - $4,804
                                  95 - $3,159
                                  94 - $1,975
                                  93 - $1,373
                                  92 - $  666

RETIREMENT AND ASSET MANAGEMENT CONTINUED

[PHOTO APPEARS HERE]

Distribution, distribution, distribution--our focus on broadening distribution for asset management and risk products is key for future growth.

RETAIL VARIABLE PRODUCT SALES

[PIE CHART APPEARS HERE]

Agency                   53%
Broker/Dealers & Other   47%

the Service Company will focus on production support initiatives necessary to run our day-to-day operations, such as policy processing systems used by independent agents.

Success In Multi-Channel Distribution

     In our business, good products at competitive prices are not enough. Increasingly, success is determined by distribution.

     In recent years, Allmerica Financial has been a leader in creating new distribution opportunities on both the retail and institutional side. Our Retail Financial Services division once depended primarily on career agents, but no longer. Agents are still important to us, and their sales volumes have shown impressive growth. At the same time, we have developed many new methods for reaching the expanding market for our products and services.

     We now market products through broker-dealers, financial planners and a growing number of private labeling arrangements. Last fall, Kemper began selling our variable annuities as a wrapper around its mutual funds and is expected to make a strong contribution to sales in 1997. New avenues of distribution now account for close to 50 percent of our retail variable sales and have helped us grow variable product sales at a pace far greater than the industry. When 1996 began, Allmerica Financial was ranked 19th in variable annuity sales by the Variable Annuity Research and Data Service (VARDS), a major tracking and reporting service. Our strong performance in 1996 now puts us in the number 15 spot. Retail variable sales rose 66 percent last year, from $802 million to $1.3 billion. In 1997, we should approach $2 billion in variable sales. We expect some of this growth to come from new third-party distribution agreements.

     These marketing arrangements have two distinct advantages. First, they allow us to reach a large number of potential clients without making major marketing investments. Second, by partnering with these distributors, we potentially gain access to their clients for additional product offerings.

     Along with creating new distribution opportunities, career agents have been more productive as well. In 1990, 1,400 agents generated $290 million in variable sales. Today, our agent force consists of 700 agents who produced more than $720 million in variable sales during 1996.

     We continue to believe that an effectively managed agency force is a key to successful growth. Accordingly, we completed a major revision of our general agency structure, linking agents more closely to the company from both an operational and compensation perspective. The revisions made to our agency system enable us to grow that distribution channel on a basis that will contribute significantly to the profitability of our company.

Worksite Marketing

     One of the most promising growth areas in our business is worksite distribution. Several forces are converging to make it particularly attractive. Busy employees are finding it convenient to do more of their financial shopping at work, when such opportunities are presented by employers as a benefit option. Employees appreciate insurance offered in partnership with their employer, especially since it comes with a discount and the convenience of payments made via payroll deduction--ensuring that each paycheck is used to buy a little extra security.

     Worksite marketing has similar appeal to employers as it does employees. At a time when many companies must do more with less, employers are eager to

[PHOTO APPEARS HERE]

Whether a consumer wants to buy variable insurance products from an agent, a broker, or directly from a mutual fund, Allmerica offers the choice. Today, half of our variable annuity sales are made by agents, and the remainder are made through a regional broker or mutual fund provider.

RETIREMENT AND ASSET MANAGEMENT CONTINUED


treat their employees well while keeping a tight rein on costs. This is one reason the ability to offer a perceived benefit to employees--at no cost--is very attractive to employers.

     Allmerica Financial sells at the worksite in a variety of different ways. In some cases, we will establish an on-site financial center for employees. It would be similar to the full-service financial center we run for our employees at our Worcester home office.

     In a second format, we first make an institutional sale, for example, to manage a company's 401(k) plan. Then we would begin a retail sales effort directed at the companys' employees, with periodic on-site financial seminars, but not necessarily a permanent presence.

     A third format, which developed during 1996, also offers opportunity. We have formed strategic partnerships with several banks to sell Allmerica Financial, Hanover and Citizens products to their employees and to potentially sell our insurance products to some of the banks' commercial customers.

     We intend to collaborate with banks of all sizes, and those with which we already have agreements represent a broad spectrum of U.S. banking. They include community banks, such as Safety Fund National Bank of Fitchburg, MA, regional banks, such as Fleet Financial, and the largest money center institution, Chase Manhattan Bank. In 1997, we anticipate signing agreements with additional banks and credit unions.

     At Chase, we expect to begin selling our group P&C and group variable life products. We will customize variable products so the investment choices include funds Chase directly markets to its customers and employees. We have experience in product customization to meet the needs of our marketing partners, and we believe that our flexibility and speed in doing so are a

                             [PHOTO APPEARS HERE]

In today's fast-paced society, consumers are looking for convenience wherever they can find it. We make our products available at the workplace, with easy enrollment and time-saving payment options such as payroll deduction or electronic funds transfer.

[PHOTO APPEARS HERE]

Our experience and flexibility in product customization, to meet the needs of our marketing partners, gives us a competitive advantage.

competitive strength. We believe this strength and our flexible approach are qualities that help us win business when we go head-to-head with larger competitors.

     In all three worksite formats, our representatives can conduct seminars for employees and offer financial counseling. Our products are highlighted in communications with employees, via benefits communications, such as employee newsletters, paycheck inserts and other similar means.

     Worksite sales represent an enormous opportunity, and we expect it to account for a substantial part of our business by the end of the decade.

     Our Corporate Risk Management Services unit is also successfully using third parties to broaden distribution. It has broadened alliances with plan administrators and health maintenance organizations (HMO's) to help distribute non-medical products, such as group life and disability, and dental insurance.

     We are also using an old distribution approach in new ways. It is called strategic cross-selling. Historically, it has often been true that when an insurance company starts referring to cross-selling, or selling additional products to existing clients, it is a sign that the company has run out of meaningful things to say. At Allmerica Financial, we have something meaningful to add on the subject. In 1996, we started an institutional sales committee to focus on cross-selling--and it is delivering results.

     Last year, the number of institutional accounts to which we sell multiple products doubled, and we are looking for an increase of an additional 50 percent in 1997. More importantly, the cross-sell effort has broadened our clients' awareness of our capabilities, and has made it easier for the joint development

RETIREMENT AND ASSET MANAGEMENT CONTINUED


of one-stop solutions to a number of benefit issues.

Corporate Risk Management Services

     This segment continues to undergo significant transformation. Not long ago, Corporate Risk Management specialized in traditional indemnity health insurance. Currently, most of its business falls within the realm of managed care, usually provided to employers on a risk-sharing basis. We continue to offer indemnity products, but growth lies elsewhere. Managed care solutions are a more profitable and stable business. Since 1992, we have increased our covered lives in health care by 91 percent, from 325,000 to 620,000 at the end of 1996, by seeking to provide cost-effective alternatives to full-indemnity insurance.

     Further enhancing profitability is the new marketing emphasis that has accompanied our move into the managed care arena. In the past, our health care business came primarily from small employers. Now the majority of our business comes from mid-sized companies with up to 2,000 employees. That is where Corporate Risk Management Services is putting its marketing effort. Additionally, we are leveraging this group's expertise by having it manage medical costs that arise from workers' compensation and auto insurance claims in our P&C segment.

Financial Strength

     Allmerica Financial has become a more aggressive marketer in recent years, yet it remains conservative and prudent in its financial structure. As we look toward completing the merger with Allmerica Property & Casualty, we are constituted as an organization that has over $2.6 billion in total capitalization, and we are in the position of achieving our greatest increase in capital flexibility in our 153-year history. Since 1990, Allmerica Financial's capital has grown by 500 percent. We are proud of that

[PHOTO APPEARS HERE]

Alliances with third parties to market non-medical products, including group life and disability, and dental insurance, have generated solid sales growth and increased market penetration.

Conservative underwriting and prudent investment policies add to our financial strength, and position us to take advantage of new growth opportunities.

[PHOTO APPEARS HERE]

achievement and excited that Allmerica Financial can demonstrate the capital strength and flexibility needed to fuel future growth.

  Total assets now exceed $18 billion, a gain of more than 20 percent since 1993. The Company's $10 billion investment portfolio is weighted toward high-quality bonds with very little real estate or mortgage loan exposure.
Over 85 percent of our bond holdings are rated investment grade. Our well-diversified mortgage portfolio of $764.6 million represents less than five percent of total assets, while real estate of less than $121 million continues to demonstrate embedded gains at its current carrying value.

  In addition to establishing a successful underwriting record, Allmerica Financial has also earned a reputation for conservative reserving against property and casualty exposures. Loss reserves in our P&C business have exceeded actual losses in each of the last five years. Because the duration of our liabilities is a relatively short average of about two years, we have been able to validate our policy of conservatism as cases close and claims are settled.

[PIE CHART APPEARS HERE]


                             Investment Portfolio
                                 $9.9 Billion
                             Includes closed block
                          --------------------------

                          Bonds           --     79%
                          Mortgage loans  --      8%
                          Equities        --      5%
                          Policy loans    --      4%
                          Real Estate     --      1%
                          Cash & other    --      3%

[PIE CHART APPEARS HERE]

                             Property and Casualty
                                Regional Focus
                             ---------------------

                             Michigan      --   41%
                             New York/
                             New Jersey    --   15%
                             New England   --   19%
                             Other States  --   25%


Property & Casualty


Leveraging Strengths
  The intense regional focus of our property and casualty segment gives us an advantage in the marketplace. Most of our business is conducted in markets we know very well, with independent agents with whom we have built strong ties, and where our share is large enough to permit economies of scale.

  Hanover, which has been in the business of helping make people secure since 1852, gets approximately two-thirds of its premiums from the Northeast, where it holds market shares of six percent in Maine and nearly five percent in Massachusetts. Hanover is also strong and growing in New Hampshire, New Jersey, New York, Rhode Island and Vermont, meeting the needs of its customers through 1,900 independent agents.

  Hanover owns 82.5 percent of Citizens Corporation, the third largest property and casualty competitor in Michigan with a market share of nearly 10 percent. Although Citizens has been a Michigan success story since 1915, its more recent performance has been particularly noteworthy. Since 1980, Citizens' market share has more than tripled.

Our regional focus yields rewards in many different ways. Knowing our markets means that we have a thorough understanding of the regulatory and competitive climate we face. This allows us to assess underwriting risks more accurately and to price products appropriately. Over the last five years, our consolidated P&C segments' combined ratio has outperformed the industry average. Citizens' combined ratio has continued to trend at or below 100, outperforming the industry average for 18 consecutive years.

Our regional focus also helps provide customers with a feeling of security. We do most of our business in markets where we are very well known, where consumers have experienced our quality service and have heard of our good reputation. We believe we have


[PHOTO APPEARS HERE]

In 1996, Hanover partnered with BJ's Wholesale Club to market auto insurance to BJ's 347,000 Massachusetts members, while Citizens added the University of Michigan Alumni Association to its large affinity group base.

[PIE CHART APPEARS HERE]

                             Property and Casualty
                                  Product Mix
                        -------------------------------
                        Personal Auto             -- 47%
                        Homeowners                -- 12%
                        Workers' Comp.            -- 12%
                        Commercial Auto           --  9%
                        Commercial Multiple Peril -- 13%
                        All other                 --  7%





established generations of goodwill in key markets.

This geographic focus also helps us target profitable niches, and we are adept at acting quickly when circumstances warrant. We are disciplined underwriters, prepared to walk away from business when pricing gets overly ambitious. And we have done a good job of communicating this philosophy to our agents, giving them appropriate incentives for bringing us preferred business.

  We continually refine product features to meet our target market needs. For example, Hanover is in the midst of a program designed to improve its underwriting profitability in the homeowners market. It has offered renewals with a higher deductible and more stable, yet lower rates--a welcomed prospect to policyholders. By allowing policyholders the option of self-insuring small potential losses, we can ensure that major claims receive the utmost service and attention.

New Market Opportunities

  Analysts estimate that, industry-wide, P&C premiums will rise only about two percent a year for the next few years. Both Hanover and Citizens intend to grow more rapidly in total over that time frame, primarily through even more focus on our strongest regional markets.

  Driving this growth will be selective regional expansion along with worksite and other group marketing initiatives. We expect to increase market share by operating more efficiently and delivering better products in a variety of ways.

  We believe that worksite sales may ultimately represent a substantial portion of the P&C business-based on our current aggressive pursuit of this market. In worksite marketing, we offer our products to employees under the sponsorship of their employer. Employers like the arrangement because there is no cost to provide a valued benefit to their


New technology solutions will improve
our claims processing efficiency. In policy processing, Hanover and Citizens are among the national leaders in on-line connectivity with agents.

[PHOTO APPEARS HERE]

RISK MANAGEMENT CONTINUED


workforce. Employees value it because they can purchase insurance conveniently at work, at a discount, and pay via payroll deduction or electronic funds transfer.

  With worksite enrollment and product sales, we are able to offer financial planning programs, and, in some instances, may establish a permanent on-site presence to serve employees. In other cases, we will sell an institutional product to a company with the right to market directly to employees.
In a third approach, we enter into marketing partnerships with banks to sell products to their employees and, potentially, to their corporate customers. In 1996, Citizens signed three bank marketing partnerships, while Hanover signed many new worksite clients, including state employee groups, large corporations and professional associations.

  Hanover is increasing its efforts to penetrate the group employee market. This business is appealing because we can underwrite policies twice, the first time based on the employee groups' overall risk profile and, secondly based on each individual. Both Hanover and Citizens have found that the group market offers better underwriting characteristics, lower acquisition costs and higher retention.

  Hanover has had recent success pursuing joint marketing arrangements with large companies. In 1996, it won the right to market auto insurance to the 347,000 Massachusetts members of BJ's Wholesale Club, the largest warehouse club in New England.

  Hanover is actively seeking to increase its six percent market share of the workers' compensation business in Maine during 1997. Regulatory reform has made this business attractive in many states and Hanover is well positioned to gain a sizable share of the market.

[PHOTO APPEARS HERE]

Citizens' affinity group marketing offers personal lines products to more than one hundred affinity groups and professional associations, throughout Michigan, Indiana, and Ohio. Affinity marketing accounts for nearly half of Citizens' premiums.

[PHOTO APPEARS HERE]

Citizens has grown from expansion in Indiana and Ohio by partnering with quality, independent agencies. Premiums written in Indiana grew 15 percent in 1996, while premiums in Ohio reached $10 million in its first full year of operations.


Technological Enhancements

  Among insurers, our P&C segment is one of the nation's leading users of technology solutions to improve strong relationships with independent agents. We rely on our strong network of independent agents and are aware that agents may elect to sell a competitor's product rather than our own. Like many business people, they often follow the easiest path to do business. Our objective is to provide that pathway. We believe that the appropriate use of technology makes it easier for agents to do business with us through systems that speed transactions, eliminate guesswork, and reduce errors. We use technology strateg-ically to increase information processing, reduce costs wherever possible, and to improve our competitive position with independent insurance agents.

So far, the agents' response indicates that we are on the right track.
We are among the top insurers in the country in terms of on-line connectivity to agencies. The system allows both the agent and the company to speed the exchange of information. As a result, agents can serve their customers more promptly. Currently, the majority of all personal line policies are approved and processed directly through the agency-company on-line management system.

  In 1996, we also made progress in our effort to handle more of our commercial lines in the same manner, a process we'll complete in late 1997.

  In addition to front-line technology enhancements for agents, we are focused on administrative process reengineering. Client service centers in Worcester and Howell, Michigan, now handle many

[BAR GRAPH APPEARS HERE]

                               Citizens affinity
                                 Group Premium
                                  In millions
                               -----------------

                                  96 -- $414
                                  95 -- $406
                                  94 -- $383
                                  93 -- $345
                                  92 -- $317

RISK MANAGEMENT CONTINUED


Citizens Care case management program has received national praise for handling policyholder injuries promptly and effectively. We help people get the care that will allow them to return to a normal lifestyle as soon as possible.

[PHOTO APPEARS HERE]

administrative functions, which is changing how the Hanover and Citizens branches do business. Branch management can now better focus on strategic, field-based marketing and underwriting support to the independent agency sales force which actually sells our products.

Financial Strength

  Financially, our P&C segment is in excellent shape, a result of strong market performance and conservative fiscal management. Assets total $5.7 billion, and investments are largely in high-quality municipal government and corporate bonds. Almost 85 percent of the bonds we hold are investment grade.

  Our P&C business has been conservative in its management of loss reserves, and that policy continues. Our financial strength is further enhanced by the nature of our underwriting. Most business lines are short-tail, with limited exposure to potential lingering losses. Similarly, we have low environmental exposures. Our conservative reinsurance activity minimizes risk while allowing for solid profitability.

Five Year Summary of Selected Financial Highlights

-------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                      1996        1995        1994        1993        1992
=======================================================================================================
STATEMENT OF INCOME
-------------------
Revenues
  Premiums                                    $ 2,236.3   $ 2,222.8   $ 2,181.8   $ 2,079.3   $ 2,172.4
  Universal life and investment product
   policy fees                                    197.2       172.4       156.8       143.7       132.9
  Net investment income                           672.6       710.5       743.1       782.8       823.7
  Net realized gains                               65.9        39.8         1.1       159.6         9.6
  Other income                                    102.7        95.4       112.3        73.8        37.1
-------------------------------------------------------------------------------------------------------
    Total revenues                              3,274.7     3,240.9     3,195.1     3,239.2     3,175.7
-------------------------------------------------------------------------------------------------------

Benefits, Losses and Expenses
  Policy benefits, claims, losses and loss
   adjustment expenses                          1,957.0     2,010.3     2,047.0     1,987.2     2,163.8
  Policy acquisition expenses                     483.5       470.3       475.7       435.8       424.1
  Other operating expenses                        502.5       458.5       518.9       421.3       373.5
-------------------------------------------------------------------------------------------------------
    Total benefits, losses and expenses         2,943.0     2,939.1     3,041.6     2,844.3     2,961.4
-------------------------------------------------------------------------------------------------------

  Income before federal income taxes              331.7       301.8       153.5       394.9       214.3
  Federal income tax expense                       75.2        82.7        53.4        74.7        62.7
-------------------------------------------------------------------------------------------------------
  Income before minority interest,
   extraordinary item and cumulative
   effect of accounting changes                   256.5       219.1       100.1       320.2       151.6
  Minority interest                               (74.6)      (73.1)      (51.0)     (122.8)      (54.4)
-------------------------------------------------------------------------------------------------------
  Income before extraordinary item and
   cumulative effect of accounting changes        181.9       146.0        49.1       197.4        97.2
  Extraordinary item -
   demutualization expenses                          --       (12.1)       (9.2)       (4.6)         --
  Cumulative effect of accounting changes            --          --        (1.9)      (35.4)         --
-------------------------------------------------------------------------------------------------------
  Net income                                  $   181.9   $   133.9   $    38.0   $   157.4   $    97.2
=======================================================================================================

Adjusted Net Income (1)                       $   137.9   $   116.4   $    90.4   $   119.1   $   109.9
==========================================================================================================

BALANCE SHEET (AT DECEMBER 31)
------------------------------
Total assets                                  $18,997.7   $17,757.7   $15,921.5   $15,378.4   $14,083.1
Long-term debt                                    202.2       202.3         2.7          --          --
Total liabilities                              16,489.0    15,425.0    14,299.4    13,711.7    12,764.1
Minority interest                                 784.0       758.5       629.7       615.8       422.4
Shareholders' equity                            1,724.7     1,574.2       992.4     1,050.9       896.6


(1) Represents net income adjusted for certain items which management believes are not indicative of overall operating trends, including net realized investment gains (losses), net gains and losses on disposals of businesses, extraordinary items, the cumulative effect of accounting changes and differential earnings tax adjustments.
--------------------------------------------------------------------------------

Management's Discussion and Analysis of Financial
Condition and Results of Operations
-------------------------------------------------------------------------------

The following analysis of the consolidated results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements and related consolidated footnotes included elsewhere herein.

Introduction
------------

The results of operations for Allmerica Financial Corporation and subsidiaries ("AFC" or "the Company") include the accounts of AFC, First Allmerica Financial Life Insurance Company ("FAFLIC"), its wholly owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"), Allmerica Property & Casualty Companies, Inc. ("Allmerica P&C", a 59.5%-owned non-insurance holding company), The Hanover Insurance Company ("Hanover", a wholly owned subsidiary of Allmerica P&C), Citizens Corporation ("Citizens", an 82.5%- owned subsidiary of Hanover), Citizens Insurance Company of America (a wholly owned subsidiary of Citizens) and certain other insurance and non-insurance subsidiaries.

Closed Block
------------

On completion of its demutualization, FAFLIC established a Closed Block for the payment of future benefits, policyholders' dividends and certain expenses and taxes relating to certain classes of policies. FAFLIC allocated to the Closed Block an amount of assets expected to produce cash flows which, together with anticipated revenues from the Closed Block business, are reasonably expected to be sufficient to support the Closed Block business. The Closed Block includes only those revenues, benefit payments, dividends and premium taxes considered in funding the Closed Block and excludes many costs and expenses associated with operating the Closed Block and administering the policies included therein. Since many expenses related to the Closed Block were excluded from the calculation of the Closed Block contribution, the contribution from the Closed Block does not represent the actual profitability of the Closed Block. As a result of such exclusion, operating costs and expenses outside the Closed Block are disproportionate to the business outside of the Closed Block.

    The contribution from the Closed Block is included in 'Other income' in the Consolidated Financial Statements. The pre-tax contribution from the Closed Block was $8.6 million for the year ended December 31, 1996 and $2.9 million for the period October 1, 1995 (date used to estimate financial information for the date of establishment of October 16, 1995) through December 31, 1995.

    FAFLIC's conversion to a stock life insurance company, which was completed on October 16, 1995, and the establishment of the Closed Block have affected the presentation of the Company's Consolidated Financial Statements. For comparability with prior periods, the following table presents the results of operations of the Closed Block for the year ended December 31, 1996 and the period October 1, 1995 through December 31, 1995 combined with the results of operations outside the Closed Block for the years then ended. Management's discussion and analysis addresses the results of operations as combined unless otherwise noted.


For the Years Ended December 31
(In millions)                                      1996        1995        1994
-------------------------------------------------------------------------------
Revenues
  Premiums                                     $2,298.0    $2,234.3    $2,181.8

  Universal life and investment
   product policy fees                            197.2       172.4       156.8

  Net investment income                           725.2       723.3       743.1

  Net realized investment gains                    65.2        19.1         1.1

  Realized gain on sale of mutual
   fund processing business                          --        20.7          --

  Other income                                     94.1        92.5       112.3
-------------------------------------------------------------------------------
    Total revenues                              3,379.7     3,262.3     3,195.1
-------------------------------------------------------------------------------
Benefits, Losses and Expenses

  Policy benefits, claims, losses
   and loss adjustment expenses                 2,058.2     2,030.9     2,047.0

  Policy acquisition expenses                     486.7       471.1       475.7

  Other operating expenses                        503.1       458.5       518.9
-------------------------------------------------------------------------------
  Total benefits, losses
   and expenses                                 3,048.0     2,960.5     3,041.6
-------------------------------------------------------------------------------
Income before federal
  income taxes                                    331.7       301.8       153.5
-------------------------------------------------------------------------------
Federal income tax expense (benefit)

  Current                                          90.9       119.7        45.4

  Deferred                                        (15.7)      (37.0)        8.0
-------------------------------------------------------------------------------
    Total federal income
     tax expense                                   75.2        82.7        53.4
-------------------------------------------------------------------------------
Income before minority
  interest, extraordinary item,
  and cumulative effect of
  accounting change                               256.5       219.1       100.1

Minority interest                                 (74.6)      (73.1)      (51.0)
-------------------------------------------------------------------------------
Income before extraordinary
  item and cumulative effect of
  accounting change                               181.9       146.0        49.1

Extraordinary item -
  demutualization expenses                           --       (12.1)       (9.2)

Cumulative effect of change in
  accounting principle                               --          --        (1.9)
-------------------------------------------------------------------------------
Net income                                     $  181.9    $  133.9    $   38.0
===============================================================================

Results of Operations
---------------------

Consolidated Overview
---------------------

1996 Compared to 1995
---------------------
The Company's consolidated net income increased $48.0 million to $181.9 million in 1996. Net income includes certain items which management believes are not indicative of overall operating trends.

   The following table reflects consolidated net income adjusted for these items, all net of taxes and minority interest as applicable.


For the Years Ended December 31
(In millions)                                                   1996      1995
==============================================================================
Net income                                                    $181.9    $133.9

Adjustments:

  Net realized investment gains                                (31.0)     (8.5)

  Net gain on sale of mutual
   fund processing business                                       --     (13.5)

  Extraordinary item-
   demutualization expense                                        --      12.1

  Contingency payment from sale of mutual
   fund processing business                                     (3.1)       --

  Restructuring costs                                            0.3        --

  Differential earnings tax adjustment                         (10.2)     (7.6)
-------------------------------------------------------------------------------
Adjusted net income                                           $137.9    $116.4
===============================================================================

    The increase in adjusted net income of $21.5 million is primarily attributable to pre-tax increases of $39.6 million and $11.1 million in the Retail Financial Services and Institutional Services segments, respectively, partially offset by pre-tax decreases of $12.8 million and $43.2 million in the Corporate and Regional Property and Casualty segments, respectively. The increase in the Retail Financial Services segment resulted primarily from increased fees from strong variable product growth, decreased losses in the disability income line and income earned on proceeds from the Company's October, 1995 initial public offering. The increase in the Institutional Services segment related principally to exiting certain unprofitable businesses in 1995. These increases were partially offset by losses in the Corporate segment primarily due to interest expense on the Company's 7 5/8% Senior Debentures issued in October 1995. Additionally, the Regional Property and Casualty segment's adjusted net income decreased primarily due to severe weather-related claims during 1996, partially offset by an increase in net investment income of $25.8 million, as well as a $5.7 million arbitrated settlement from a voluntary pool.

    Premium revenue increased $63.7 million, or 2.9%, to $2,298.0 million during 1996. Property and casualty premiums earned increased $35.1 million, or 1.9%, to $1,898.3 million, reflecting the accounting effects of restructuring a reinsurance contract at Hanover, increasing net premiums earned by approximately $19.0 million. In addition, a 2.0% increase in policies in force in the homeowners line as well as moderate price increases in this line contributed to the increase in net premiums earned. The growth in Citizens' personal lines is due to increases in net premiums earned in Ohio and Indiana resulting from expansion in these states as well as price increases in the personal automobile and homeowners lines. These increases were partially offset by decreases in the commercial line due to rate decreases in workers' compensation, Hanover's withdrawal from a large voluntary pool and continued competitive market conditions. Premiums in the Corporate Risk Management Services segment increased $30.2 million, or 11.1%, to $302.9 million due to increases in reinsurance, fully insured group dental, group life, and stop loss product lines totaling $33.1 million. These increases were partially offset by a $4.0 million decrease in fully insured group medical premiums. Premiums in the Retail Financial Services segment decreased $2.4 million, or 2.4%, to $95.7 million, primarily reflecting the Company's continued shift in focus from traditional life insurance products to variable life insurance and annuity products.

    Universal life and investment product policy fees increased $24.8 million, or 14.4%, to $197.2 million in 1996. This reflected additional deposits and appreciation on variable products account balances.

    Net investment income before taxes was relatively flat, increasing 0.3% to $725.2 million during 1996. This increase primarily reflects approximately $20.0 million of incremental income in 1996 on proceeds from the Company's initial public offering and from the issuance of Senior Debentures in October 1995, as well as approximately $17.2 million in income from increases in short-term debt used to finance additions to the investment portfolio. In addition, the Regional Property and Casualty segment had $10.0 million of income from limited partnerships in 1996. These increases were substantially offset by a reduction in invested assets due to declining Guaranteed Investment Contracts ("GICs") deposits resulting in a decline in investment income of $54.4 million. The average gross yield of the portfolio was 7.2% in 1996 and 1995.

    Net realized gains on investments were $65.2 million and $19.1 million, before taxes, and $42.4 million and $12.4 million, after taxes, in 1996 and 1995, respectively. In 1996, the Regional Property and Casualty segment revised its investment strategy, resulting in the sale of a portion of its equity portfolio and the purchase of tax-exempt securities. Consequently, Regional Property and Casualty segment realized gains increased $22.5 million, to $31.3 million on an after-tax basis in 1996. Additionally, Institutional Services segment realized investment gains increased $8.9 million on an after-tax basis in 1996, primarily reflecting additional real estate sales in favorable market conditions.

    Results in 1995 included a $20.7 million pre-tax gain from the March 1995 sale of the Company's mutual fund processing business.

    Other income increased $1.6 million, or 1.7%, to $94.1 million in 1996. Other income from the Retail Financial Services segment increased $6.8 million, primarily attributable to increased investment management income. Additionally, other income in the Allmerica Asset Management and Regional Property and Casualty segments increased $4.4 million and $3.1 million, respectively. These increases were partially offset by decreases in the Institutional Services segment resulting primarily from the sale of the mutual fund processing business in March of 1995, which had contributed revenues of approximately $13.7 million in that year. Also, 1996 results included a non-recurring $4.8 million pre-tax contingent payment related to the aforementioned sale. Other income attributable to the Corporate Risk Management Services segment decreased $2.1 million, primarily due to an $11.1 million litigation settlement recognized in the fourth quarter of 1995, partially offset by growth in Administrative Services Only ("ASO") and contract fees totaling $7.9 million.

    Policy benefits, claims, losses and loss adjustment expenses ("LAE") increased $27.3 million, or 1.3%, to $2,058.2 million during 1996. This increase is primarily attributable to an $83.1 million, or 6.4%, increase in losses and LAE in the Company's Regional Property and Casualty segment as a result of catastrophe losses and severe weather in 1996. Additionally, policy benefits, claims, losses and LAE increased $14.1 million, or 7.2%, in the Corporate Risk Management Services segment resulting primarily from product growth. These increases were partially offset by decreased policy benefits of $57.7 million, or 26.5%, in the Institutional Services segment primarily resulting from the continuing decline of GICs during 1996 and decreases in the Retail Financial Services segment of $12.2 million, or 3.9%, due primarily to reserve strengthening in the disability income line in 1995.

    Policy acquisition expenses consist primarily of commissions, premium taxes and other policy issuance costs. Policy acquisition expenses increased $15.6 million, or 3.3%, to $486.7 million during 1996. This was primarily due to an increase of $13.5 million, or 3.3%, to $422.6 million in the Regional Property and Casualty segment primarily reflecting growth in net premiums earned.

    Other operating expenses increased $44.6 million, or 9.7%, to $503.1 million in 1996 across all major segments, except the Institutional Services segment. Other operating expenses in the Retail Financial Services segment increased $17.0 million, or 16.8%, to $118.2 million in 1996, primarily from an $8.3 million increase in short-term borrowing costs used to finance additions to the investment portfolio. Other operating expenses in the Corporate Risk Management Services segment increased $16.1 million, or 14.6%, to $126.4 million in 1996 as a result of increased commissions, claims processing expenses and field office expenses, resulting from the increased volume of both premiums and claims. The Corporate segment's other operating expenses increased $15.1 million in 1996, principally related to interest expense on the Company's Senior Debentures for a full year in 1996 versus one quarter in 1995. Additionally, the Regional Property and Casualty segment's other operating expenses increased $10.6 million due primarily to technology and other administrative expenses. These increases were partially offset by a decrease of $19.8 million in the Institutional Services segment related to the sale of the mutual fund processing business in March 1995.

    Federal income tax expense decreased $7.5 million in 1996, while the effective tax rate decreased from 27.4% to 22.7% in the same period. For the life insurance subsidiaries, the effective rate decreased slightly from 32.0% to 28.9%, primarily due to additional reserves provided for revisions of estimated prior year tax liabilities in 1995, as well as an increase of $2.6 million in the differential earnings benefit from 1995 to 1996. For the property and casualty subsidiaries, a decrease in the effective rate from 25.3% to 18.4% resulted from a higher underwriting loss and a greater proportion of pre-tax income from tax-exempt bonds in 1996, and to reserves provided for revisions of estimated prior year tax liabilities in 1995.

1995 Compared to 1994
---------------------

The Company's consolidated net income increased $95.9 million to $133.9 million in 1995. Net income includes certain items which management believes are not indicative of overall operating trends.

    The following table reflects consolidated net income adjusted for these items, all net of taxes and minority interest.


FOR THE YEARS ENDED DECMEBER 31
(IN MILLIONS)                                                     1995     1994
===============================================================================
Net income                                                      $133.9    $38.0
Adjustments:
  Net realized investment (gains) losses                          (8.5)     0.1
  Net (gain) loss on disposal of businesses                      (13.5)     6.2
  Extraordinary item - demutualization expenses                   12.1      9.2
  Cumulative effect of accounting change                            --      1.9
  Differential earnings tax adjustment                            (7.6)    35.0
-------------------------------------------------------------------------------
Adjusted net income                                             $116.4    $90.4
===============================================================================

    The increase in adjusted net income of $26.0 million is primarily attributable to a pre-tax increase of $83.2 million in the Regional Property and Casualty segment due to improved underwriting results primarily attributable to favorable 1995 claims experience resulting from a return to more normal

--------------------------------------------------------------------------------

weather conditions in the Northeast and in Michigan. Additionally, adjusted net income increased $17.3 million in the Retail Financial Services segment, resulting primarily from an increase in fee revenue from variable products and a decrease in policy acquisition expenses for all major products. These increases were partially offset by an increase in disability income policy benefits and decreased interest margins. Also, adjusted net income in the Institutional Services segment increased $13.8 million, primarily attributable to the sale of the Company's mutual fund processing business in March 1995, which decreased 1995 revenue from this business by $38.3 million and expenses by $49.3 million, contributing $11.0 million to adjusted net income before taxes for this period.

    Premium revenue increased $52.5 million, or 2.4%, to $2,234.3 million during 1995 as a result of increased property and casualty premiums earned, partially offset by a decrease in premiums from traditional life products. Regional Property and Casualty premiums earned increased $71.9 million, or 4.0%, to $1,863.2 million, as a result of growth in the personal lines. Premiums in the Retail Financial Services segment decreased $23.5 million, or 19.3%, to $98.1 million, reflecting the cession in January of 1995 of substantially all yearly renewable term ("term") insurance.

    Universal life and investment-type product policy fees increased $15.6 million, or 9.9%, to $172.4 million during 1995. This resulted from additional deposits and appreciation on variable products account balances.

    Net investment income before taxes decreased $19.8 million, or 2.7%, to $723.3 million during 1995. Although overall invested assets have remained at approximately the same level in 1995 versus 1994, net investment income has decreased due to decreases in the average portfolio yields. The average gross yield of the fixed maturity investment portfolio decreased from 7.5% during 1994, to 7.2% during 1995.

    Net realized gains on investments before taxes were $19.1 million during 1995, versus $1.1 million during 1994. After taxes, net realized gains on investments were $12.4 million during 1995, versus $0.7 million during 1994. This change is primarily attributable to gains taken on sales of equity securities and real estate, partially offset by losses on sales of fixed maturities.

    Results in 1995 include a $20.7 million pre-tax gain from the March 1995 sale of the Company's mutual fund processing business.

    Policy benefits, claims, losses and LAE decreased $16.1 million, or 0.8%, to $2,030.9 million during 1995. Property and casualty losses and LAE decreased $15.2 million, or 1.2%, to $1,300.3 million during 1995, primarily due to a return to more normal weather conditions during the first half of 1995 in the Northeast and in Michigan. Institutional Services policy benefits decreased $30.3 million, or 12.2%, to $217.8 million in 1995 as a result of the decrease in interest credited during 1995, due to declining GIC deposits. These decreases were partially offset by increases in Retail Financial Services policy benefits of $14.8 million, or 4.9%, to $315.6 million during 1995, reflecting increased policy benefits of $21.6 million due to adverse morbidity and reserve strengthening in the disability line in 1995, partially offset by a decline in traditional life benefits resulting from the cession of term insurance. Policy benefits in the Corporate Risk Management Services segment also increased by $14.6 million, or 8.0%, to $197.2 million during 1995, primarily due to a deterioration in claims experience in all major lines.

    Policy acquisition expenses decreased $4.6 million, or 1.0%, to $471.1 million during 1995. This was due primarily to a decrease of $23.4 million, or 29.4%, to $56.1 million in the Retail Financial Services segment due to reduced profit margins resulting from increased mortality and reduced investment margins, which resulted in a corresponding reduction in amortization, and due to the cession of term insurance, for which the amortization of deferred acquisition costs totaled $12.1 million in 1994. This decrease was mostly offset by an increase in policy acquisition expenses in the Regional Property and Casualty segment of $18.8 million, or 4.8%, to $409.1 million during 1995, primarily related to the increase in net premiums earned.

    Other operating expenses decreased $60.4 million, or 11.6%, to $458.5 million during 1995, resulting primarily from a decrease of $58.1 million in operating expenses in the Institutional Services segment, caused by the sale of the mutual fund processing business in March, 1995 and by reduced expenses resulting from exiting certain other product lines and businesses, primarily various processing services for defined contribution plans.

    Federal income tax expense increased $29.3 million in 1995, while the effective tax rate decreased from 34.8% in 1994 to 27.4% in 1995. The decrease in the effective tax rate resulted from a lower expected differential earnings charge for the life insurance subsidiaries in 1995, which was partially offset by an increase in the property and casualty effective tax rate due to improved underwriting results, a decrease in the proportion of pre-tax income attributable to tax-exempt interest, and to reserves provided for revisions in estimated prior year tax liabilities.

SEGMENT RESULTS
---------------
The following is management's discussion and analysis of the Company's results of operations by business segment. The Company offers financial products and services in two major areas: Risk Management and Retirement and Asset Management. Within these broad areas, the Company conducts business principally in five operating segments. These segments are Regional Property and Casualty; Corporate Risk Management Services; Retail Financial Services; Institutional Services; and Allmerica Asset Management. The Regional Property and Casualty segment consists of the Company's

--------------------------------------------------------------------------------

59.5% ownership of Allmerica P&C; however, all property and casualty results presented include 100% of Allmerica P&C's pre-tax results of operations, consistent with the presentation in the Company's consolidated financial statements. The other segments are all owned and operated by FAFLIC and its wholly owned subsidiaries.

    In addition to the five operating segments, the Company also has a Corporate segment, which consists primarily of Senior Debentures and a portion of the net proceeds from the Company's initial public offering. These proceeds are invested primarily in fixed maturities at December 31, 1996.

RISK MANAGEMENT
---------------

Regional Property and Casualty
------------------------------

The following table summarizes the results of operations for the Regional Property and Casualty segment.


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                       1996       1995       1994
==============================================================================
Revenues
  Net premiums earned                           $1,898.3   $1,863.2   $1,791.3
  Net investment income                            235.4      209.6      202.4
  Net realized gains                                48.1       13.5        3.5
  Other income                                      11.9        8.8        7.6
------------------------------------------------------------------------------
Total revenues                                   2,193.7    2,095.1    2,004.8
Losses and LAE (1)                               1,383.4    1,300.3    1,315.5
Policy acquisition expenses                        422.6      409.1      390.3
Other operating expenses                           190.0      179.4      185.9
------------------------------------------------------------------------------
Income before taxes                             $  197.7   $  206.3   $  113.1
==============================================================================

(1) Includes policyholders' dividends of $11.5 million, $10.6 million and $8.8 million in 1996, 1995 and 1994, respectively.

INCOME BEFORE TAXES
-------------------

1996 Compared to 1995
---------------------

Income before taxes decreased $8.6 million, or 4.2%, to $197.7 million in 1996. This decrease resulted from catastrophes and other severe weather related losses which contributed to an $83.1 million increase in losses and LAE to $1,383.4 million. Catastrophe losses increased $27.3 million, to $62.9 million in 1996 from $35.6 million during the previous year. The increase in losses and LAE was partially offset by an increase in net investment income of $25.8 million, or 12.3%, to $235.4 million, attributable to an increase in higher-yielding debt securities in the portfolio and earnings from a limited partnership. The decrease in income before tax was also offset by a $33.5 million increase in realized gains, primarily related to the sale of equity securities, reflecting the Regional Property and Casualty segment's decision during the first quarter of 1996 to increase the proportion of debt securities in the portfolio. Income was also favorably impacted by a $5.7 million arbitrated settlement from a voluntary pool during the third quarter.

1995 Compared to 1994
---------------------

Income before taxes increased $93.2 million, or 82.4%, to $206.3 million in 1995. This increase resulted primarily from improved underwriting results attributable to favorable current year claims experience resulting from a return to more normal weather conditions in the Northeast and in Michigan. Catastrophe losses decreased $10.5 million, to $35.6 million in 1995, from $46.1 million during the previous year.



LINES OF BUSINESS RESULTS
-------------------------

Personal Lines of Business
--------------------------

The personal lines represented 61.2%, 59.8% and 58.3% of total net premiums earned in 1996, 1995 and 1994, respectively.


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                        1996       1995     1994     1996      1995      1994        1996        1995        1994
==============================================================================================================================
                                                                                                  Total Regional Property
                                             Hanover                    Citizens                       and Casualty
Net premiums earned               $ 607.3    $ 577.1  $ 548.2  $ 554.6   $ 536.2   $ 496.1   $ 1,161.9   $ 1,113.3   $ 1,044.3

Losses and loss adjustment
  expenses incurred                 452.0      368.6    366.0    404.1     413.6     391.0       856.1       782.2       757.0

Policy acquisition expenses         150.8      135.2    125.9    112.5     108.1      99.5       263.3       243.3       225.4

Other underwriting expenses          51.7       49.7     50.0     39.3      41.1      37.9        91.0        90.8        87.9
------------------------------------------------------------------------------------------------------------------------------
Underwriting (loss) profit        $ (47.2)   $  23.6  $   6.3  $  (1.3)  $ (26.6)  $ (32.3)  $   (48.5)  $    (3.0)  $   (26.0)
==============================================================================================================================

1996 Compared to 1995
---------------------

Revenues

Net premiums earned by the personal lines increased $48.6 million, or 4.4%, to $1,161.9 million in 1996, compared to $1,113.3 million in 1995. Hanover's personal lines net premiums earned increased $30.2 million, or 5.2%, to $607.3 million during 1996. This increase is primarily attributable to an increase in the personal automobile line associated with the accounting effects of restructuring a reinsurance contract, increasing net premiums earned by $19.0 million. A 2.0% increase in policies in force in Hanover's homeowners line as well as moderate price increases in this line also contributed to the increase in net premiums earned. These increases were partially offset by a mandated 4.5% decrease in Massachusetts personal automobile rates which became effective January 1, 1996. Effective January 1, 1997, Massachusetts personal automobile rates were decreased an additional 6.2% as mandated by the Massachusetts Insurance Commissioner. In addition, in response to increasing price competition in Massachusetts, Hanover, in February 1997, requested the Massachusetts Division of Insurance to approve a plan to offer a safe driver's discount of 10% on automobile insurance premiums. Management believes these actions may unfavorably impact premium growth in Massachusetts. Approximately 39% of Hanover's personal automobile business is currently written in Massachusetts.

                           [LINE GRAPH APPEARS HERE]

                                Personal Lines
                       Net Premiums Earned (In millions)

                                 96 - $1,162
                                 95 - $1,113
                                 94 - $1,044

     Citizens' personal lines' net premiums earned increased $18.4 million, or 3.4%, to $554.6 million in 1996. This growth is attributable to price increases in the personal automobile and homeowners lines. The growth is partially offset by a 3.0% decrease in policies in force in the personal automobile line, attributable to the segment's selective reduction of writings in Michigan when rates were viewed as inadequate, and to continued strong competition in Michigan. While management has taken steps to increase penetration in affinity groups and has initiated other marketing programs, heightened competition may continue to result in reduced growth in the personal lines.

Underwriting results

The personal lines' underwriting loss in 1996 increased $45.5 million, to a loss of $48.5 million. Hanover's underwriting results deteriorated $70.8 million to a loss of $47.2 million, while Citizens' underwriting loss improved $25.3 million to a loss of $1.3 million.

     Hanover's personal lines' losses and LAE increased $83.4 million, or 22.6%, to $452.0 million in 1996. This increase is partially attributable to a $28.8 million increase in losses and LAE in the homeowners line, resulting from increased catastrophes and severe weather. Catastrophe losses in Hanover's personal lines increased $17.2 million, to $30.6 million in 1996 from $13.4 million in 1995. Losses and LAE in the personal automobile line increased $49.6 million, or 17.8%, to $328.0 million, primarily reflecting the accounting effects of restructuring a reinsurance contract, increasing losses by $19.0 million, in addition to a moderate increase in claims frequency and a $4.7 million reduction in favorable reserve development.

     The improvement in Citizens' underwriting results reflects favorable claims activity in both current and prior accident years in the personal automobile line attributable to continued improvements in severity. This was partially offset by an increase in catastrophe losses of $6.2 million to $13.4 million, primarily in the homeowners line.

     Policy acquisition expenses in the personal lines increased $20.0 million, or 8.2%, to $263.3 million and other underwriting expenses increased $0.2 million to $91.0 million in 1996. This increase in policy acquisition expenses is primarily attributable to an increase of $15.6 million, or 11.5%, to $150.8 million at Hanover resulting from a reapportionment of certain acquisition expenses to the personal lines from the commercial lines, as well as an increase in net premiums earned. The $2.0 million increase in Hanover's other underwriting expenses resulted from an increase of approximately $4.0 million in expenses associated with the policy administration technology project, offset by a decrease in assessment expenses associated with the reapportionment of an involuntary pool. Policy acquisition expenses in the personal lines at Citizens increased $4.4 million, or 4.1%, to $112.5 million in 1996, reflecting growth in net premiums earned. The $1.8 million decline in Citizens' other underwriting expenses is primarily attributable to reductions in employee related expenses and commissions, partially offset by expenses associated with a policy administration technology project. Management anticipates an increase in this segment's expense levels due to further planned investments in technology.

1995 Compared to 1994
---------------------

Revenues

Net premiums earned by the personal lines increased $69.0 million, or 6.6%, to $1,113.3 million in 1995. Hanover's net premiums earned increased $28.9 million, or 5.3%, to $577.1 million in 1995. The increase is primarily attributable to a 2.0% and 1.3% increase in policies in force in the personal automobile and homeowners lines, respectively, and a 2.5% rate increase in the homeowners line. Hanover's premium growth in the personal lines in 1995 was partially offset by a mandated 6.5% decrease in Massachusetts automobile insurance rates, which was effective January 1, 1995.

     Citizens' personal lines net premiums earned increased $40.1 million, or 8.1%, to $536.2 million in 1995. This increase reflects price increases in the personal automobile and homeowners lines, and was partially offset by a 5.8% decrease in personal automobile policies in force. This decrease is attributable to the Company's selective reduction of writings in Michigan when rates were viewed as inadequate, and to increased competition in affinity group franchise sales as a result of the January 1995 order by the Michigan Insurance Commissioner which has permitted competitors to offer similar products.

Underwriting Results

The personal lines underwriting loss decreased $23.0 million, from $26.0 million in 1994, to $3.0 million in 1995. Hanover's underwriting results improved $17.3 million, from a profit of $6.3 million in 1994, to a profit of $23.6 million in 1995. Citizens' underwriting loss improved $5.7 million, or 17.6%, from $32.3 million in 1994, to $26.6 million in 1995.

     The improvement in Hanover's underwriting results is primarily attributable to favorable claims experience on current years claims in the homeowners line resulting from a decrease in catastrophe losses from $27.2 million in 1994, to $13.4 million during 1995, and to a return to more normal weather conditions during the first half of 1995. This resulted in a decrease in losses and LAE in the homeowners line of $17.8 million, or 17.9%, from $99.2 million in 1994, to $81.4 million in 1995.

     The change in Citizens' underwriting results reflects a return to more normal weather conditions in Michigan as well as favorable claims activity in both current and prior accident years in the personal automobile line attributable to improvements in severity. Citizens' underwriting results improved despite a $3.4 million increase in catastrophe losses in the personal lines, primarily in the homeowners line. Catastrophe losses were $7.2 million and $3.8 million in Citizens' personal lines in 1995 and 1994, respectively.

     The increase in policy acquisition expenses in the personal lines of $17.9 million, or 7.9%, to $243.3 million in 1995, reflects the growth in net earned premiums at both Hanover and Citizens. Other underwriting expenses at Hanover remained relatively unchanged at $49.7 million in 1995, compared to $50.0 million in 1994. Other underwriting expenses at Citizens increased by $3.2 million, or 8.4%, to $41.1 million in 1995, reflecting the growth in net premiums earned in 1995.

Commercial Lines of Business
----------------------------

The commercial lines represented 38.8%, 40.2% and 41.7% of net premiums earned in 1996, 1995 and 1994, respectively.


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                1996       1995      1994      1996     1995     1994     1996      1995      1994
====================================================================================================================================

                                                                                                        Total Regional Property
                                                       Hanover                     Citizens                  and Casualty
Net premiums earned                         $455.5     $468.3    $480.4    $280.9   $281.6   $266.6   $736.4    $749.9    $747.0

Losses and loss adjustment
  expenses incurred                          315.5      342.8     361.2     200.3    164.7    188.5    515.8     507.5     549.7

Policy acquisition expenses                  107.7      114.3     117.6      51.6     51.5     47.3    159.3     165.8     164.9

Other underwriting expenses (1)               74.0       73.8      77.6      27.0     25.4     29.2    101.0      99.2     106.8
------------------------------------------------------------------------------------------------------------------------------------

Underwriting (loss) profit                  $(41.7)    $(62.6)   $(76.0)   $  2.0   $ 40.0   $  1.6   $(39.7)   $(22.6)   $(74.4)
====================================================================================================================================

(1) Includes policyholders' dividends.

1996 Compared to 1995
---------------------

Revenues

Commercial lines' net premiums earned in 1996 decreased $13.5 million, or 1.8%, to $736.4 million. Hanover's commercial lines net premiums earned decreased $12.8 million, or 2.7%, to $455.5 million. This decrease is primarily attributable to Hanover's withdrawal from a large voluntary pool on December 1, 1995, and to aggregate rate decreases of 14.6% since January 1, 1995, in the workers' compensation line. Citizens' commercial lines' net premiums earned decreased $0.7 million, or 0.2%, to $280.9 million in 1996. This decrease primarily reflects rate reductions and a 1.4% decrease in policies in force in the workers' compensation line due to continuing competition in this line in Michigan. Rates in the workers' compensation line at Citizens were decreased 8.5%, 7.0% and 6.4% effective May 1, 1995, December 1, 1995, and June 1, 1996, respectively. This decrease is partially offset by an increase in policies in force in the commercial multiple peril and commercial automobile lines of 13.2% and 3.7%, respectively. Management believes competitive conditions in the workers' compensation line may impact future growth in net premiums earned.

Underwriting results

The commercial lines' underwriting loss for 1996 increased $17.1 million, or 75.7% to a loss of $39.7 million. Hanover's underwriting loss improved $20.9 million, or 33.4%, to a loss of $41.7 million and Citizens' underwriting profit decreased $38.0 million, to a profit of $2.0 million in 1996.

     Hanover's commercial lines losses and LAE decreased $27.3 million, or 8.0%, to $315.5 million in 1996. This improvement is primarily attributable to a $41.5 million decrease in losses and LAE resulting from the withdrawal from a large voluntary pool.

However, this decrease was partially offset by increased losses in the workers' compensation line of $17.9 million, primarily due to a $19.8 million decrease in favorable reserve development during 1996.

     Citizens' underwriting profit decreased primarily due to an increase in loss severity and frequency in the commercial multiple peril line. Commercial multiple peril losses and LAE increased $16.9 million, or 42.4%, to $56.8 million in 1996, partially offset by a $5.1 million, or 9.4% increase to $59.1 million in net premiums earned. Workers' compensation net premiums earned decreased $17.6 million, or 11.9%, to $130.7 million in 1996, while losses and LAE increased $9.6 million, or 15.0%, to $73.4 million in this line, primarily due to reduced favorable development of prior year reserves. Catastrophe losses in the commercial lines were $1.9 million in 1996 compared to $0.8 million during 1995.

                           [LINE GRAPH APPEARS HERE]

                               Commercial Lines
                       Underwriting Loss ( In millions)

                                 96 - $39.7
                                 95 - $22.6
                                 94 - $74.4

     Policy acquisition expenses in the commercial lines decreased $6.5 million, or 3.9%, to $159.3 million in 1996 and other underwriting expenses increased $1.8 million, or 1.8%, to $101.0 million. Hanover's policy acquisition expenses decreased $6.6 million, or 5.8%, to $107.7 million, primarily attributable to a reapportionment of certain acquisition expenses from the commercial lines to the personal lines, as well as the decrease in net earned premium. Other underwriting expenses at Hanover increased $0.2 million, to $74.0 million as a result of an increase of approximately $3.0 million in expenses associated with the policy administration technology project, which were partially offset by a net decrease in assessment expenses associated with voluntary and involuntary pools. Citizens' policy acquisition expenses in the commercial lines remained consistent between years, primarily as a result of flat net earned premiums. Other underwriting expenses increased $1.6 million, or 6.3%, to $27.0 million in 1996, due to investments in technology and increased policyholders' dividends, partially offset by reductions in employee related expenses and commissions. Management anticipates an increase in its expense levels due to further planned investments in technology.

1995 Compared to 1994
---------------------

Revenues

Commercial lines' net premiums earned increased $2.9 million, to $749.9 million in 1995. Hanover's commercial lines net premiums earned decreased $12.1 million, or 2.5%, to $468.3 million in 1995, reflecting decreases in policies in force in all major commercial lines, particularly a $10.7 million, or 9.4%, decrease in commercial automobile net premiums earned to $103.1 million, resulting from continued competitive market conditions affecting Hanover. Workers' compensation net premiums earned at Hanover decreased $6.4 million, or 5.8%, to $104.4 million in 1995, primarily as a result of rate decreases and an increasing level of large deductible policies.

     Citizens' commercial lines' net premiums earned increased $15.0 million, or 5.6%, to $281.6 million in 1995. This increase primarily reflects growth of 8.1% in total commercial policies in force. The overall growth includes increases in policies in force in the commercial automobile and commercial multiple peril lines of 12.5% and 11.6%, respectively, along with a decrease in workers' compensation policies in force of 4.6% and rate decreases of 15.5% in the workers' compensation line in 1995. These decreases in workers' compensation premiums were more than offset by increased workforce coverage due to full employment in Michigan. Price increases in the commercial automobile line also contributed to the increase in net premiums earned.

Underwriting Results

The commercial lines' underwriting loss improved $51.8 million to $22.6 million in 1995. Hanover's underwriting loss improved to a loss of $62.6 million, from $76.0 million, and Citizens' underwriting profit increased from $1.6 million in 1994, to $40.0 million in 1995.

     Hanover's commercial lines' losses and LAE decreased by $18.4 million, or 5.1%, to $342.8 million in 1995. This improvement is primarily attributable to decreased losses and LAE in the workers' compensation and commercial automobile lines. Losses and LAE in the workers' compensation line decreased $34.7 million, or 47.6%, from $72.9 million in 1994 to $38.2 million in 1995. This decrease resulted from continued favorable claims experience for both the current and prior years. Commercial automobile losses and LAE decreased $14.9 million, or 17.0%, from $87.7 million in 1994 to $72.8 million in 1995. This decrease results from favorable claims experience in this line for both the current and prior years, and a decrease in premiums earned. Losses and LAE in Hanover's other commercial lines, which consist primarily of voluntary pools, general liability and inland marine, increased $28.9 million, or 55.0%, from $52.5 million in 1994, to $81.4 million in 1995. Commercial lines were also unfavorably impacted by a $25.9 million loss in an industrial voluntary pool, including a $12.0 million charge during the fourth quarter of 1995.

     The improvement in Citizens' underwriting results in 1995 reflects favorable claims activity in both current and prior accident years in the workers' compensation line attributable to improvements in severity and frequency, and to severe weather and large claims in the first half of 1994 which had an adverse impact on the commercial multiple peril and commercial automobile lines.

   Policy acquisition expenses in the commercial lines decreased $0.9 million, or 0.5%, to $165.8 million in 1995. Policy acquisition expenses in the commercial lines at Citizens increased $4.2 million, or 8.9%, from $47.3 million in 1994, to $51.5 million in 1995, reflecting the growth in net premiums earned. Hanover's policy acquisition expenses decreased $3.3 million, or 2.8%, from $117.6 million in 1994, to $114.3 million in 1995, reflecting the decrease in net earned premiums. Other underwriting expenses at Hanover decreased $3.8 million, or 4.9%, from $77.6 million in 1994, to $73.8 million in 1995, reflecting the decrease in net premiums written. Other underwriting expenses at Citizens decreased $3.8 million, or 13.0%, from $29.2 million in 1994, to $25.4 million in 1995. This decrease reflects the unusually high level of expenses incurred during 1994 resulting from the expansion into Ohio including the cost of preparing to write multi-state and cross-state commercial line policies, as well as a reduction in 1995 administrative expenses resulting from process improvements in the commercial lines.

INVESTMENT RESULTS
------------------

Net investment income before tax was $235.4 million, $209.6 million and $202.4 million in 1996, 1995 and 1994, respectively. The increase from 1995 to 1996 represents an increase in average invested assets, $10.0 million of income from limited partnerships, and the Regional Property and Casualty segment's portfolio shift to higher yielding debt securities, including longer duration and non-investment grade securities. Also, the average pre-tax yield on debt securities increased from 6.1% in 1995 to 6.4% in 1996. Net investment income increased from 1994 to 1995 as a result of increased average invested assets partially offset by a decrease in the portfolio's average pre-tax yield from 6.2% in 1994 to 6.0% in 1995. This decrease resulted primarily from lower yields available on new investments relative to the yields on maturing investments. Net realized gains on investments before taxes were $48.1 million, $14.6 million and $3.5 million in 1996, 1995 and 1994, respectively. The high level of realized gains in 1996 was primarily the result of sales of appreciated equity securities due to the strategy of shifting to a higher level of debt securities. The $10.0 million increase in net realized gains in 1995 was due to increased gains on the sale of equity securities.

RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES
-----------------------------------------------

The Regional Property and Casualty segment maintains reserves to provide for its estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. These reserves are estimates, involving actuarial projections at a given point in time, of what management expects the ultimate settlement and administration of claims will cost based on facts and circumstances then known, predictions of future events, estimates of future trends in claim severity and judicial theories of liability and other factors. The inherent uncertainty of estimating insurance reserves is greater for certain types of property and casualty insurance lines, particularly workers' compensation and other liability lines, where a longer period of time may elapse before a definitive determination of ultimate liability may be made, and where the technological, judicial and political climates involving these types of claims are changing.

     The Regional Property and Casualty segment regularly updates its reserve estimates as new information becomes available and further events occur which may impact the resolution of unsettled claims. Changes in prior reserve estimates are reflected in results of operations in the year such changes are determined to be needed and recorded.

     The table below provides a reconciliation of the beginning and ending reserve for unpaid losses and LAE as follows:


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                    1996        1995        1994
================================================================================
Reserve for losses and LAE,
  beginning of year                            $2,896.0    $2,821.7    $2,717.3

Incurred losses and LAE, net of
  reinsurance recoverable:

   Provision for insured events
    of current year                             1,513.3     1,427.3     1,434.8

   Decrease in provision for
    insured events of prior years                (141.4)     (137.6)     (128.1)
--------------------------------------------------------------------------------
Total incurred losses and LAE                   1,371.9     1,289.7     1,306.7
--------------------------------------------------------------------------------
Payments, net of reinsurance
  recoverable:

   Losses and LAE attributable to
    insured events of current year                759.6       652.2       650.2

   Losses and LAE attributable to
    insured events of prior years                 627.6       614.3       566.9
--------------------------------------------------------------------------------
Total payments                                  1,387.2     1,266.5     1,217.1
--------------------------------------------------------------------------------
Change in reinsurance recoverable
  on unpaid losses                               (136.6)       51.1        14.8
--------------------------------------------------------------------------------
Reserve for losses and LAE,
  end of year                                  $2,744.1    $2,896.0    $2,821.7
================================================================================

     As part of an ongoing process, the reserves have been re-estimated for all prior accident years and were decreased by $141.4 million, $137.6 million and $128.1 million in 1996, 1995, and 1994, respectively. The increase in favorable development on prior years' reserves of $3.8 million in 1996 results primarily from an $11.4 million increase in favorable development at Citizens. The increase in Citizens' favorable development of $11.4 million in 1996 reflects improved severity in the personal automobile line, where favorable development increased $28.6 million to $33.0 million in 1996, partially offset by less favorable development in the workers' compensation line. In 1995, the workers' compensation line had favorable development of $32.7 million, primarily as a result of Citizens re-estimating reserves to reflect the new claims cost management programs and the Michigan Supreme Court ruling, which decreases the maximum to be paid for indemnity cases on all existing and future claims. In 1996, the favorable development in the workers' compensation line of $21.8 million also reflected these developments. Hanover's favorable development, including voluntary and involuntary pools, decreased $7.7 million in 1996 to $82.9 million, primarily attributable to a decrease in favorable development in the workers' compensation line of $19.8 million. This decrease is primarily attributable to a re-estimate of reserves with respect to certain types of workers' compensation policies including large deductibles and excess of loss policies. In addition, during 1995 the Regional Property and Casualty segment refined its estimation of unallocated loss adjustment expenses which increased favorable development in that year. Favorable development in the personal automobile line also decreased $4.7 million, to $42.4 million in 1996. These decreases were offset by increases in favorable development of $1.9 million and $5.6 million, to $12.6 million and $5.7 million, in the commercial automobile and commercial multiple peril lines, respectively. Favorable development in other lines increased by $8.8 million, primarily as a result of environmental reserve strengthening in 1995. Favorable development in Hanover's voluntary and involuntary pools increased $3.7 million to $4.1 million during 1996. The Regional Property and Casualty segment expects reduced favorable development at Hanover to continue to impact future earnings.

     The increase in favorable development on prior years' reserves of $9.5 million in 1995 results primarily from a $34.6 million increase in favorable development at Citizens. Favorable development in Citizens' personal automobile and workers' compensation lines increased $16.6 million and $15.5 million, to favorable development of $4.4 million and $32.7 million, respectively, due to the aforementioned change in claims cost management and the Michigan Supreme Court ruling. Hanover's favorable development, not including the effect of voluntary and involuntary pools, was relatively unchanged at $90.2 million in 1995 compared to $91.7 million in 1994. Favorable development in Hanover's workers' compensation line increased $27.7 million to $31.0 million during 1995. This was offset by decreases of $14.6 million and $12.6 million, to $45.5 million and $0.1 million, in the personal automobile and commercial multiple peril lines, respectively. Favorable development in Hanover's voluntary and involuntary pools decreased $23.6 million to $0.4 million during 1995.

     This favorable development reflects the Regional Property and Casualty segment's reserving philosophy consistently applied over these periods. Conditions and trends that have affected development of the loss and LAE reserves in the past may not necessarily occur in the future.

     Due to the nature of the business written by the Regional Property and Casualty segment, the exposure to environmental liabilities is relatively small and therefore its reserves are relatively small compared to other types of liabilities. Loss and LAE reserves related to environmental damage and toxic tort liability, included in the reserve for losses and LAE were $50.8 million and $43.2 million, net of reinsurance of $20.2 million and $8.4 million in 1996 and 1995, respectively. During 1995, the Regional Property and Casualty segment redefined its environmental liabilities in conformity with new guidelines issued by the NAIC. This had no impact on results of operations. The Regional Property and Casualty segment does not specifically underwrite policies that include this coverage, but as case law expands policy provisions and insurers' liability beyond the intended coverage, the Regional Property and Casualty segment may be required to defend such claims. During 1995, Hanover performed an actuarial review of its environmental reserves. This resulted in Hanover's providing additional reserves for "IBNR" (incurred but not reported) claims, in addition to existing reserves for reported claims. Although these claims are not material, their existence gives rise to uncertainty and is discussed because of the possibility, however remote, that they may become material. The Regional Property and Casualty segment believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Regional Property and Casualty segment is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

     Inflation generally increases the cost of losses covered by insurance contracts. The effect of inflation on the Regional Property and Casualty segment varies by product. Property and casualty insurance premiums are established before the amount of losses and LAE, and the extent to which inflation may affect such expenses, are known. Consequently, the Regional Property and Casualty segment attempts, in establishing rates, to anticipate the potential impact of inflation in the projection of ultimate costs. The impact of inflation has been relatively insignificant in recent years. However, inflation could contribute to increased losses and LAE in the future.

     The Regional Property and Casualty segment regularly reviews its reserving techniques, its overall reserving position and its reinsurance. Based on (i) review of historical data, legislative enactments, judicial decisions, legal developments in impositions of damages, changes in political attitudes and trends in general economic conditions, (ii) review of per claim information,
(iii) historical loss experience of the Regional Property and Casualty segment and the industry, (iv) the relatively short-term nature of most policies and (v) internal estimates of required reserves, management believes that adequate provision has been made for loss reserves. However, establishment of appropriate reserves is an inherently uncertain process and there can be no certainty that current established reserves will prove adequate in light of subsequent actual experience. A significant change to the estimated reserves could have a material impact on the results of operations.

Corporate Risk Management Services
----------------------------------
The following table summarizes the results of operations for the Corporate Risk Management Services ("CRMS") segment.


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                           1996     1995     1994
================================================================
Premiums and premium equivalents

     Premiums                          $302.9   $272.7    $268.0

     Premium equivalents                581.4    513.4     459.7
----------------------------------------------------------------
Total premiums and
  premium equivalents                  $884.3   $786.1    $727.7
================================================================

Revenues

     Premiums                          $302.9   $272.7    $268.0

     Net investment income               21.7     17.6      14.0

     Net realized gains (losses)          0.3     (0.5)      0.1

     Other income                        36.6     38.7      20.3
----------------------------------------------------------------
Total revenues                          361.5    328.5     302.4

Policy benefits, claims and losses      211.3    197.2     182.6

Policy acquisition expenses               3.1      2.7       2.5

Other operating expenses                126.4    110.3      97.4
----------------------------------------------------------------
Income before taxes                    $ 20.7   $ 18.3    $ 19.9
================================================================

1996 Compared to 1995
---------------------

Income before taxes increased $2.4 million, or 13.1%, to $20.7 million in 1996. In 1995, CRMS received a one time litigation settlement of $11.1 million. Excluding this item, income before taxes increased $13.5 million, or 187.5%. This increase is primarily attributable to premium growth in the Company's reinsurance, fully insured group dental and group life product lines, and to improved overall loss trends.

     Premiums increased $30.2 million, or 11.1%, to $302.9 million in 1996, primarily due to increases in reinsurance, fully insured group dental, group life and stop loss product lines totaling $33.1 million. These increases were partially offset by a decrease of $4.0 million in fully insured medical premiums.

     Net investment income increased $4.1 million, or 23.3%, to $21.7 million in 1996, due primarily to a $1.6 million increase in income earned on proceeds from the Company's October, 1995 initial public offerings and approximately $1.4 million from increases in short-term debt used to finance additions to the investment portfolio. In addition, net investment income increased approximately $1.2 million from growth in invested assets.

     Other income decreased $2.1 million, or 5.4%, to $36.6 million in 1996, due primarily to the absence in 1996 of the aforementioned $11.1 million litigation settlement. This decrease was partially offset by growth in ASO and contract fees of $7.9 million in 1996.

     Policy benefits, claims and losses increased $14.1 million, or 7.2%, to $211.3 million in 1996. This increase is principally related to the growth in premiums, partially offset by favorable claims experience overall.

     Other operating expenses increased $16.1 million, or 14.6%, to $126.4 million in 1996, due primarily to increases in commissions, claims processing expenses and field office expenses, resulting from the increased volume of both premiums and claims. In addition, other operating expenses includes approximately $1.0 million of short-term borrowing costs related to the short-term debt used to finance additions to the investment portfolio.

1995 Compared to 1994
---------------------

Income before taxes decreased $1.6 million, or 8.0%, to $18.3 million in 1995. This decrease was primarily attributable to adverse claims experience in all major lines, partially offset by an $11.1 million fourth quarter litigation settlement representing the recovery of claims paid in prior years.

     Premiums increased $4.7 million, or 1.8%, in 1995 as a result of increases in risk sharing and stop loss products and other products such as group life, long term disability, and reinsurance, totaling $20.4 million. These increases were partially offset by decreases of $15.7 million in full indemnity medical products. The decrease in full indemnity health business is consistent with the Company's plan to de-emphasize these products in favor of the more profitable risk sharing arrangements.

     Net investment income increased $3.6 million, or 25.7%, to $17.6 million in 1995 due to growth in invested assets.

     Other income increased $18.3 million, or 89.7%, to $38.7 million in 1995. This change is primarily due to an $11.1 million litigation settlement, recognized in the fourth quarter of 1995, which represents the recovery of prior years' claims paid. In addition, fees from the administrative services only business increased $4.0 million, or 27.2%, to $18.7 million in 1995.

     Policy benefits, claims and losses increased $14.6 million, or 8.0% in 1995. This increase is principally due to a deterioration in long term disability, medical, and dental loss experience as well as to growth in substantially all products except full indemnity medical.

     Other operating expenses increased $12.8 million, or 13.1%, in 1995, primarily due to increases in commissions, increased employee costs, and increased expenses associated with the Company's client center in Atlanta, Georgia.

--------------------------------------------------------------------------------

Retail Financial Services
-------------------------
The following table summarizes the results of operations for the Retail Financial Services segment.


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                          1996     1995     1994
==============================================================
Revenues
     Premiums                         $ 95.7   $ 98.1   $121.6
     Fees                              181.2    157.9    143.9
     Net investment income             251.3    229.1    223.9
     Net realized (losses) gains        (1.5)     0.6     (3.1)
     Other income                       29.2     22.4     21.6
--------------------------------------------------------------
Total revenues                         555.9    508.1    507.9
Policy benefits, claims and losses     303.4    315.6    300.8
Policy acquisition expenses             58.1     56.1     79.5
Other operating expenses               118.2    101.2    113.4
--------------------------------------------------------------
Income before taxes                   $ 76.2   $ 35.2   $ 14.2
==============================================================

1996 Compared to 1995
---------------------
Income before taxes increased $41.0 million, or 116.5%, to $76.2 million in 1996 compared to 1995. This increase was primarily attributable to growth in variable products' fee revenue, decreased losses in the disability income line and income earned on the proceeds from the October, 1995 initial public offerings.

[GRAPH APPEARS HERE]

             Policy Fees
            (In millions)

              96 - $181
              95 - $158
              94 - $144

    The decrease in premiums of $2.4 million, or 2.4%, to $95.7 million in 1996 is primarily due to the Company's shift in focus from traditional life insurance products to variable life insurance and annuity products. Premiums from traditional life products decreased $3.4 million, or 5.1%, to $62.8 million in 1996.

    The increase in fee revenue of $23.3 million, or 14.8%, to $181.2 million in 1996 is due to additional deposits and appreciation on variable products account balances. Fees from annuities increased $20.1 million, or 54.5%, to $57.0 million in 1996. Fees from variable universal life policies increased $8.0 million, or 22.7%, to $43.3 million in 1996. These increases were partially offset by a continued decline in fees from non-variable universal life of $4.8 million, to $80.9 million, in 1996. The Company expects fees on this product to decrease as policies in force and related contract values decline.

    Net investment income increased $22.2 million, or 9.7%, to $251.3 million in 1996 primarily from $15.4 million in additional income on proceeds from the October, 1995 initial public offerings. Also, increases in short-term debt used to finance additions to the investment portfolio resulted in approximately $10.9 million in additional investment income. Partially offsetting these increases was a slightly lower portfolio yield in 1996.

    Other income increased $6.8 million, or 30.4%, to $29.2 million in 1996. This increase was primarily attributable to increased investment management income.

    Policy benefits, claims, and losses decreased $12.2 million, or 3.9%, to $303.4 million in 1996. Losses in the disability income line decreased $16.3 million due primarily to reserve strengthening of $14.5 million in 1995. Additionally, non-variable universal life benefits decreased $2.5 million principally due to improved mortality experience in 1996. These decreases were partially offset by an increase in variable products' policy benefits of $6.2 million, which related primarily to growth in these product lines.

    Other operating expenses include insurance taxes, licenses, fees, and administrative expenses incurred to support sales and marketing of products sold in this segment. The increase of $17.0 million, or 16.8%, to $118.2 million in 1996 was primarily attributable to $8.3 million of additional interest expense in 1996 relating to the short-term debt used to finance additions to the investment portfolio. Additionally, other operating expenses in 1995 included a $7.5 million decrease due to the cession of substantially all term life insurance business.

1995 Compared to 1994
---------------------
Income before taxes increased $21.0 million, or 147.9%, to $35.2 million in 1995. This increase was primarily attributable to an increase in fee revenue from variable products and a decrease in policy acquisition expenses for all major products. These increases were partially offset by an increase in disability income policy benefits and decreased interest margins.

    The decrease in premiums of $23.5 million during 1995 is primarily due to the Company's ceding substantially all of its term life insurance business, which contributed $18.7 million in premiums in 1994.

    The increase in fee revenue of $14.0 million in 1995 is due to additional deposits and appreciation on variable products account balances. Fees from variable universal life increased from $28.9 million during 1994 to $35.3 million in 1995. Fees from annuities increased from $24.1 million for 1994 to $36.9 million for 1995. Fees from non-variable universal life decreased $5.2 million in 1995 as a result of a decline in policies in force and related contract values. The Company expects fees on this product to decrease as policies in force and related contract values continue to decline.

    The increase in policy benefits, claims and losses of $14.8 million in 1995 is primarily a result of increases in disability income policy benefits, non-variable universal life policy benefits, annuity benefits and variable life benefits, partially offset by a decrease in traditional life benefits due to cession of substantially all of the term life insurance business. Disability

--------------------------------------------------------------------------------

income policy benefits increased $21.6 million, reflecting reserve strengthening and adverse morbidity in 1995, including fourth quarter reserve strengthening of $11.7 million. Non-variable universal life policy benefits increased $1.8 million due to adverse mortality. Annuity benefits and variable universal life benefits increased by $3.7 million in total, due primarily to growth in business and higher crediting rates for annuities. Total traditional policy benefits, claims and losses decreased from $116.7 million during 1994 to $104.4 million during 1995. The largest component of this $12.3 million decrease is a $12.5 million decrease in term life insurance benefits due to the cession of substantially all of this block of business in 1995.

    The decrease in policy acquisition expenses of $23.4 million, or 29.4%, to $56.1 million in 1995 is primarily due to reduced profit margins resulting from increased mortality and reduced investment margins, which resulted in a corresponding reduction in amortization. In addition, the 1994 amortization includes an increase of $9.6 million for the term life insurance product due to revised estimates of future profits.

    Other operating expenses decreased $12.2 million, or 10.8%, to $101.2 million in 1995, resulting primarily from a $7.5 million decrease due to the cession of substantially all term life insurance business and to significant non-recurring 1994 expenses.

Interest Margins
----------------

The results of the Retail Financial Services segment depend, in part, on the maintenance of profitable margins between investment results from investment assets supporting universal life and general account annuity products and the interest credited on those products. The following table sets forth interest earned, interest credited and the related interest margin.


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                   1996     1995     1994
=======================================================================
Net investment income                          $145.9   $152.7   $157.5
Less: Interest credited                         101.3    107.7    102.0
-----------------------------------------------------------------------
Interest margins (1)                           $ 44.6   $ 45.0   $ 55.5
=======================================================================

(1) Interest margins represent the difference between income earned on investment assets and interest credited to customers' universal life and general account annuity policies.

    Interest margins were relatively consistent in 1996, as compared to 1995. The decrease in interest margins from 1994 to 1995 is a result of a decline in policies in force and higher crediting rates resulting from the competetive environment.

Institutional Services
----------------------

The following table summarizes the results of operations for the Institutional Services segment.


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                           1996    1995    1994
============================================================
Revenues
     Fees, premiums and
      non-insurance income (1)        $ 33.5  $ 37.6  $ 72.6
     Net investment income
       GICs                             98.5   152.9   188.2
       Other                           115.5   113.5   114.6
     Net realized gains                 19.2     5.5     0.6
     Gain on sale of mutual fund
      processing business                 --    20.7      --
------------------------------------------------------------
Total revenues                         266.7   330.2   376.0
------------------------------------------------------------
Policy benefits, claims and losses
     Interest credited to GICs          89.2   137.2   166.6
     Other                              70.9    80.6    81.5
------------------------------------------------------------
Total policy benefits, claims
  and losses                           160.1   217.8   248.1
Policy acquisition expenses              2.9     3.2     3.4
Other operating expenses                50.9    66.4   120.1
------------------------------------------------------------
Income before taxes                   $ 52.8  $ 42.8  $  4.4
============================================================

(1) Fees, premiums and non-insurance income includes fees from retirement services, mutual fund services, institutional 401(k) recordkeeping services and other miscellaneous non-insurance related fees. In March 1995, the Company sold its mutual fund processing business.

1996 Compared to 1995
---------------------
Income before taxes increased $10.0 million, or 23.4%, to $52.8 million in 1996. This change was primarily attributable to increased realized gains of $13.7 million and to decreased other policy benefits, claims and losses of $9.7 million resulting from defined benefit and defined contribution plan cancellations. These items were partially offset by a net decline of $9.8 million related to the sale of the mutual fund processing business in 1995 and a decline in the interest margins on GICs of $6.4 million.

    Fees, premiums, non-insurance and other income decreased $4.1 million, or 10.9%, to $33.5 million in 1996. This decrease was primarily attributable to a $13.7 million decrease in revenues due to the absence of the mutual fund processing business in 1996, partially offset by the 1996 receipt of a non-recurring $4.8 million contingent payment related to the aforementioned sale and to $3.0 million from growth in retail telemarketing revenues. Additionally, fee income increased $1.5 million from the appreciation of separate account balances in related defined benefit and defined contribution plans.

--------------------------------------------------------------------------------

    Net investment income related to GICs and interest credited to GIC contractholders have declined in 1996 as a result of declining GIC deposits due to the downgrading in March 1995 of FAFLIC's S&P Rating to A+ (Good). As a result, sales of traditional GICs have substantially ceased. Management expects GIC deposits and related income to continue to decline.

    Net realized gains increased $13.7 million, to $19.2 million in 1996. This change resulted primarily from increased gains from sales of real estate properties totaling $12.2 million.

    Other policy benefits, claims and losses consist primarily of benefits provided by the Company's defined contribution and defined benefit plans, including annuity benefits for certain defined benefit plan participants electing that option. Other policy benefits, claims and losses declined from $80.6 million in 1995 to $70.9 million in 1996. This was primarily due to reductions in the interest credited to participants resulting from the aforementioned cancellations in defined benefit and defined contribution plans.

    Other operating expenses decreased $15.5 million, or 23.3%, to $50.9 million in 1996. This decrease was primarily attributable to the sale of the mutual fund processing business, which incurred $19.8 million of operating expenses in 1995.

1995 Compared to 1994
---------------------

Income before taxes increased $38.4 million to $42.8 million in 1995. This increase was primarily attributable to the sale of the Company's mutual fund processing business in March 1995, resulting in a pre-tax gain of $20.7 million, and to a $4.9 million increase in realized investment gains. Additionally, in 1995 revenue from the mutual fund processing business decreased $38.3 million and expenses decreased $49.3 million, contributing another $11.0 million to the increase in net income before taxes for this period.

    Fees, premiums and non-insurance income decreased $35.0 million, or 48.2% in 1995. As noted above, this decrease was primarily attributable to the $38.3 million decrease in revenues from the mutual fund processing business, which was sold in March 1995.

    Net investment income related to GICs and interest credited to GIC contractholders have declined as a result of declining GIC deposits due to the downgrading in March 1995 of FAFLIC's S&P Rating to A+ (Good). Management expects GIC deposits and related income to continue to decline.

    Net realized gains increased $4.9 million, to $5.5 million in 1995 due to decreased mortgage loan impairments.

    Other operating expenses decreased $53.7 million, or 44.7% in 1995. This decrease was primarily attributable to the $49.3 million decrease in expenses for the mutual fund processing business. The remainder of the decrease was due primarily to decreases in consulting fees, system development costs, and employee costs as a result of exiting certain other product lines and businesses, primarily various processing services for defined contribution plans.

Allmerica Asset Management
--------------------------

The following table summarizes the results of operations for the Allmerica Asset Management segment.


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                  1996   1995   1994
=================================================================
Fees and other income:
     External                                 $ 1.1  $ 1.0  $ 0.7
     Internal                                   7.7    3.4    3.3
-----------------------------------------------------------------
Total revenues                                  8.8    4.4    4.0
Other operating expenses                        7.7    2.1    2.1
-----------------------------------------------------------------
Income before taxes                           $ 1.1  $ 2.3  $ 1.9
=================================================================

    Since 1994, the Company has provided investment advisory and sub-advisory services, primarily to affiliates, through its registered investment advisor, Allmerica Asset Management ("AAM"). In the second quarter of 1996, AAM finalized contracts with two related parties, FAFLIC and AFLIAC, to provide investment advisory services at cost. The internal fees and corresponding operating expenses related to these contracts totaled $4.3 million for the year ended December 31, 1996.

Corporate
---------

The following table summarizes the results of operations for the Corporate segment.


                                                                   Period from
                                                                     October 1
                                                                       through
                                                     December 31   December 31
(IN MILLIONS)                                               1996          1995
==============================================================================
Revenues
    Investment and other income                           $  2.7         $ 0.4
    Realized loss                                           (0.9)           --
------------------------------------------------------------------------------
Total revenues                                               1.8           0.4
Other operating expenses                                    18.6           3.5
------------------------------------------------------------------------------
Loss before taxes                                         $(16.8)        $(3.1)
==============================================================================

    This segment consists primarily of $32.9 million of cash, investments and other assets remaining from the $52.9 million in net proceeds retained by the holding company in the Company's initial public offerings. These investments earned $2.7 million in net investment income in 1996 and $0.4 million for the period from October 1, 1995 to December 31, 1995. The segment incurred $18.6 million and $3.5 million of other operating expenses in 1996 and for the period from October 1, 1995 to December 31, 1995, respectively, primarily $15.3 million and $3.2 million, respectively, in interest expense on the Company's 7 5/8% Senior Debentures issued in October 1995.

--------------------------------------------------------------------------------

INVESTMENT PORTFOLIO
--------------------

The Company had investment assets diversified across several asset classes, as follows:


December 31
(Dollars in millions)                1996(1)                 1995(1)
================================================================================
                                        % of Total                 % of Total
                              Carrying    Carrying      Carrying     Carrying
                                 Value       Value         Value        Value
Fixed maturities (2)           $7,891.7      79.4%     $ 8,197.3         78.1%
Equity securities (2)             473.6       4.8          517.2          4.9
Mortgages                         764.6       7.7          856.5          8.2
Policy loans                      362.6       3.6          365.7          3.5
Real estate                       120.7       1.2          179.6          1.7
Cash and cash equivalents         202.6       2.0          307.1          2.9
Other invested assets             128.8       1.3           71.9          0.7
--------------------------------------------------------------------------------
Total                          $9,944.6     100.0%     $10,495.3        100.0%
================================================================================

(1) Includes Closed Block invested assets with a carrying value of $772.7 million and $775.1 million at December 31, 1996 and 1995, respectively.
(2) The Company carries the fixed maturities and equity securities in its investment portfolio at market value.

    Total investment assets decreased $550.7 million, or 5.2%, to $9.9 billion during 1996. This decrease is primarily attributable to a decline in invested assets resulting from the settlement of GIC contracts and to market value depreciation in the fixed maturities portfolio. Equity securities decreased $43.6 million, or 8.4%, to $473.6 million, as a result of the Regional Property and Casualty segment's shift in portfolio holdings from equity securities to tax-exempt fixed maturity securities. Despite this portfolio shift, fixed maturities decreased $305.6 million, or 3.7%, due primarily to financing of net GIC withdrawals and to market value depreciation of $93.0 million. Additionally, mortgage loans decreased $91.9 million, or 10.7%, to $764.6 million caused primarily by loan repayments. The real estate portfolio decreased $58.9 million, or 32.8%, to $120.7 million during 1996 due to sales of investment properties. The increase in other invested assets of $56.9 million, or 79.1% to $128.8 million primarily relates to third and fourth quarter purchases of limited partnerships by FAFLIC. Cash and cash equivalents decreased $104.5 million, or 34.0%, to $202.6 million.

                           [PIE CHART APPEARS HERE]

                                Bond Portfolio
                                Credit Quality

                                Aaa/Aa/A   --  54%
                                Baa        --  31%
                                Ba & Below --  15%


    The Company's fixed maturity portfolio is comprised of primarily investment grade corporate securities, tax-exempt issues of state and local governments, U.S. government and agency securities and other issues. Based on ratings by the National Association of Insurance Commissioners, investment grade securities comprised 84.8% and 88.7% of the Company's total fixed maturity portfolio at December 31, 1996 and December 31, 1995, respectively. In 1996, there was a modest shift to higher yielding debt securities, including longer duration and non-investment grade securities. The average yield on debt securities was 7.3% and 7.2% for 1996 and 1995, respectively. Although management expects that a substantial portion of new funds will be invested in investment grade fixed maturities, the Company may invest a portion of new funds in below investment grade fixed maturities or equity interests.

The following table illustrates asset valuation allowances and additions to or deductions from such allowances for the periods indicated.


For the Years Ended December 31
(Dollars in millions)
================================================================================
                                                               Other
                                                      Real  Invested
1995                                    Mortgages   Estate    Assets     Total
----
     Beginning balance                     $ 47.2     $22.9    $ 3.7    $ 73.8
     Provision (benefits)                     1.5      (0.6)      --       0.9
     Write-offs (1)                         (14.9)     (2.7)      --     (17.6)
--------------------------------------------------------------------------------
     Ending balance                        $ 33.8     $19.6    $ 3.7    $ 57.1
Valuation allowance as a percentage
 of carrying value before reserves            3.8%      9.8%     4.9%      4.9%

1996
----
     Provision                                5.5        --       --       5.5
     Write-offs (1)                         (19.7)     (4.7)    (3.7)    (28.1)
--------------------------------------------------------------------------------
     Ending balance                        $ 19.6     $14.9   $   --    $ 34.5
Valuation allowance as a percentage
 of carrying value before reserves            2.5%     11.0%      --%      3.8%

(1) Write-offs reflect asset sales, foreclosures and forgiveness of debt upon restructuring.

    The increase in write-offs of mortgages during 1996 as compared to 1995 reflects an increase in the disposal of modified loans which were previously impaired.

Income Taxes
------------

AFC and its life insurance subsidiaries (including certain non-insurance operations) file a consolidated United States federal income tax return. Entities included within the consolidated group are segregated into either a life insurance or a non-life insurance company subgroup. The consolidation of these subgroups is subject to certain statutory restrictions on the percentage of eligible non-life tax losses that can be applied to offset life company taxable income. Allmerica P&C and its subsidiaries file a separate United States federal income tax return.

    For the years ended December 31, 1995 and 1994, FAFLIC, as a mutual insurance company until October 1995, was required to adjust its deduction for policyholder dividends by the differential earnings amount under Section 809 of the Internal Revenue Code. This amount was computed, for each tax year, by multiplying the average equity base of the FAFLIC/AFLIAC consolidated group, as determined for tax purposes, by the estimate of an excess of an imputed earnings rate over the average mutual life insurance companies' earnings rate.

    The differential earnings amount for each tax year was subsequently recomputed when actual earnings rates were published by the IRS. As a stock company, AFC, including its life insurance subsidiaries, is no longer required to reduce its policyholder dividend deduction by the differential earnings amount. The differential earnings amount in the current period related to an adjustment for the 1994 tax year based on the actual average mutual life insurance companies' earnings rate issued by the IRS in 1996.

    Provision for federal income taxes before minority interest was $75.2 million during 1996 compared to $82.7 million during 1995. These provisions resulted in consolidated effective federal tax rates of 22.7% and 27.4%, respectively. The effective tax rates for AFLIAC and FAFLIC and its non-insurance subsidiaries were 28.9% and 32.0% during 1996 and 1995, respectively. The effective tax rates for the Regional Property and Casualty subsidiaries were 18.4% and 25.3% during 1996 and 1995, respectively. The reduction in the rate for FAFLIC in 1996 resulted primarily from additional reserves provided for revisions of estimated prior year tax liabilities in 1995, as well as an increase of $2.6 million in the differential earnings benefit from 1995 to 1996. The decrease in the rate for Regional Property and Casualty subsidiaries reflects a higher underwriting loss and greater proportion of pre-tax income from tax-exempt bonds in 1996, and to reserves provided for revisions in estimated prior year tax liabilities in 1995.

    Provision for federal income taxes before minority interest was $82.7 million during 1995 compared to $53.4 million during 1994. These provisions resulted in consolidated effective federal tax rates of 27.4% and 34.8% in 1995 and 1994, respectively. The effective tax rates for AFLIAC and FAFLIC and its non-insurance subsidiaries were 32.0% and 122.4% during 1995 and 1994, respectively. The effective tax rates for the Regional Property and Casualty subsidiaries were 25.3% and 3.5% during 1995 and 1994, respectively. The significant reduction in the rate for FAFLIC primarily resulted from a

--------------------------------------------------------------------------------

differential earnings benefit of $7.6 million, or 7.9% of taxable income, during 1995, including a benefit of $15.2 million recognized during the fourth quarter, versus a charge of $35.0 million, or 86.5% of taxable income, during 1994. The increase in the rate for the Regional Property and Casualty subsidiaries is attributable to improved underwriting results, a decrease in the proportion of pre-tax income attributable to tax-exempt interest, and to reserves provided for revisions in estimated prior year tax liabilities, including $7.2 million provided during the fourth quarter of 1995.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of business operations. As a holding company, AFC's primary source of cash is dividends from its insurance subsidiaries. However, dividend payments to AFC by its insurance subsidiaries are subject to limitations imposed by state regulators, such as the requirement that cash dividends be paid out of unreserved and unrestricted earned surplus and restrictions on the payment of "extraordinary" dividends, as defined.

    Sources of cash for the Company's insurance subsidiaries are from premiums and fees collected, investment income and maturing investments. Primary cash outflows are paid benefits, claims losses and loss adjustment expenses, policy acquisition expenses, other underwriting expenses and investment purchases. Cash outflows related to benefits, claim losses and loss adjustment expenses can be variable because of uncertainties surrounding settlement dates for liabilities for unpaid losses and because of the potential for large losses either individually or in the aggregate. The Company periodically adjusts its investment policy to respond to changes in short-term and long-term cash requirements.

    Net cash provided by operating activities was $156.0 million, $131.2 million and $331.7 million in 1996, 1995 and 1994, respectively. The increase in 1996 was primarily attributable to an increase in cash provided by the operations of the life insurance subsidiaries. This increase was partially offset by increased underwriting losses in the Regional Property and Casualty Insurance subsidiaries which resulted in an increase in claims payments. The decrease during 1995 was due primarily to the timing of payments of losses and LAE in the Regional Property and Casualty Insurance subsidiaries; the timing of cash receipts and payments relating to reinsurance due primarily to the cession of the yearly renewable term product in 1995; the decrease in investment income due to the decrease in GIC assets; and the decrease in other income resulting from the sale of the mutual fund processing business.

    Net cash provided by investing activities was $424.6 in 1996 and $327.2 million in 1994. Net cash used in investing activities was $128.1 million in 1995. The increase from 1995 to 1996 was primarily attributable to increased sales of investments used to finance net withdrawals from GICs partially offset by additional purchases of fixed maturities and other long-term investments financed through an increase in investable cash generated by operations. During 1996, cash flows from investing activities were impacted by delayed sales of investments financed instead with repurchase agreements. Although the repurchase agreements were entirely settled by year end, management may utilize this policy again in future periods.

    In 1995, the net cash used resulted from net purchases of fixed maturities and equity securities which were partially offset by mortgage loan repayments and proceeds from the sale of the mutual fund processing business. In 1994, a larger amount of mortgage loan repayments and net sales and maturities of fixed maturities resulted in the net cash provided.

    Net cash used for financing activities was $685.1 million, $235.7 million, and $410.6 million in 1996, 1995, and 1994 respectively. The Company made cash payments on withdrawals from GICs that exceeded cash received from deposits on these contracts by $636.3 million, $624.1 million and $400.7 million in 1996, 1995 and 1994, respectively. Although the Company expects this trend in negative financing cash flows from GIC withdrawals to continue, the Company does not expect GIC withdrawals to have a material impact on liquidity. Also, cash used to purchase subsidiary common stock increased $21.1 million, to $42.0 million during the year ended December 31, 1996.

    In 1995, the cash used for financing activities was positively impacted by the Company's receipt of proceeds of $248.0 million and $197.2 million from its initial public offering of stock and debt, respectively.

    On February 3, 1997, AFC Capital Trust (the "Trust"), a subsidiary business trust of AFC, issued $300 million Series A Capital Securities, which pay cumulative dividends at a rate of 8.207% semiannually commencing August 15, 1997. The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in an equivalent amount of 8.207% Junior Subordinated Deferrable Interest Debentures due 2027 of AFC (the "Subordinated Debentures"). Through certain guarantees, the Subordinated Debentures and the terms of related agreements, AFC has irrevocably and unconditionally guaranteed the obligations of the Trust under the Capital Securities. Net proceeds from the offering of approximately $296.3 million are intended to fund a portion of the acquisition of the 24.2 million publicly held shares of Allmerica P&C pursuant to an Agreement and Plan of Merger dated February 19, 1997.

    On October 16, 1995, FAFLIC converted from a policyholder owned to stockholder owned insurance company and AFC became the holding company for FAFLIC. AFC also raised net proceeds of $248.0 million from the sale of Common Stock and issued $200.0 million principal amount 7 5/8% Senior

--------------------------------------------------------------------------------

Debentures due 2025 with net proceeds to the Company of $197.2 million. The Company will also pay approximately $15.3 million per year in interest payments on the Senior Debentures.

    AFC has sufficient funds at the holding company or available through dividends from FAFLIC to meet its obligations to pay interest on the Senior Debentures, Subordinated Debentures and dividends, when and if declared by the Board of Directors, on the common stock. Whether the Company will pay dividends in the future depends upon the costs of administering a dividend program as compared to the benefits conferred, and upon the earnings and financial condition of AFC.

    Based on current trends, the Company expects to continue to generate sufficient positive operating cash to meet all short-term and long-term cash requirements. The Company maintains a high degree of liquidity within the investment portfolio in fixed maturity investments, common stock and short-term investments. FAFLIC and Allmerica P&C have $100.0 million and $40.0 million respectively, under various committed short-term lines of credit. At December 31, 1996, no amounts were outstanding and $90.2 million and $12.0 million were available for borrowing by FAFLIC and Allmerica P&C, respectively. FAFLIC and Allmerica P&C had $9.8 million and $28.0 million, respectively, of commercial paper borrowings outstanding at December 31, 1996.

RECENT DEVELOPMENTS
-------------------

On February 19, 1997, the Company and Allmerica P&C entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will acquire all of the outstanding Common Stock, $1.00 par value per share, of Allmerica P&C that it does not already own for consideration consisting of $33.00 per share of Common Stock, subject to adjustment, payable in cash and shares of common stock, par value $0.01 per share, of the Company (the "AFC Common Stock"). In addition, a shareholder of Allmerica P&C may elect to receive the consideration in cash, without interest, or in shares of AFC Common Stock, subject to proration as set forth in the Merger Agreement. The maximum number of shares of AFC Common Stock to be issued in the Merger is approximately 9.67 million shares. The acquisition will be accomplished by merging a newly created, wholly-owned subsidiary of the Company with and into Allmerica P&C ( the "Merger") resulting in Allmerica P&C becoming a wholly-owned subsidiary of the Company. Also, immediately prior to the Merger, Allmerica P&C's Certificate of Incorporation will be amended to authorize a new class of Common Stock, one share of which will be exchanged for each share of Common Stock currently held by SMA Financial Corp., a wholly-owned subsidiary of the Company. The consummation of the Merger is subject to the satisfaction of various conditions, including the approval of regulatory authorities.

FORWARD-LOOKING STATEMENTS
--------------------------

The Company wishes to caution readers that the following important factors, among others, in some cases have affected and in the future could affect, the Company's actual results and could cause the Company's actual results for 1996 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. When used in the MD&A discussion, the words "believes," "anticipated," "expects" and similar expressions are intended to identify forward looking statements. See "Important Factors Regarding Forward-Looking Statements" filed as Exhibit 99-2 to the Company's Annual Report on Form 10-K for the period ended December 31, 1996.

    Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include among others, the following possibilities: (i) adverse catastrophe experience and severe weather; (ii) adverse loss development for events the Company insured in prior years or adverse trends in mortality and morbidity; (iii) heightened competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors; (iv) adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates, limitations on the ability to manage care and utilization, and tax treatment of insurance products; (v) changes in interest rates causing a reduction of investment income or in the market value of interest rate sensitive investments;
(vi) failure to obtain new customers, retain existing customers or reductions in policies in force by existing customers; (vii) higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures; (viii) loss or retirement of key executives; (ix) increases in medical costs, including increases in utilization, costs of medical services, pharmaceuticals, durable medical equipment and other covered items; (x) termination of provider contracts or renegotiation at less cost-effective rates or terms of payment; (xi) changes in the Company's liquidity due to changes in asset and liability matching; (xii) restrictions on insurance underwriting, based on genetic testing and other criteria; (xiii) adverse changes in the ratings obtained from independent rating agencies, such as Moody's, Standard and Poors, A.M. Best, and Duff & Phelps;
(xiv) lower appreciation on and decline in value of managed investments, resulting in reduced variable products, assets and related fees; and (xv) possible claims relating to sales practices for insurance products.

Report of Independent Accountants
--------------------------------------------------------------------------------

To the Board of Directors and Shareholders of Allmerica Financial Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of Allmerica Financial Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in the accompanying notes to the consolidated financial statements, the Company changed its method of accounting for investments (Note
1) and postemployment benefits (Note 11) in 1994.

/s/ Price Waterhouse LLP

Boston, Massachusetts
February 3, 1997, except as to Notes 1 and 2, which are as of February 19, 1997

Management Report on Responsibility For Financial Reporting
--------------------------------------------------------------------------------

The management of Allmerica Financial Corporation has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles and include amounts based on management's informed estimates and judgments. We believe that these statements present fairly the company's financial position and results of operations and that the other information contained in the annual report is accurate and consistent with the financial statements.

    Allmerica Financial Corporation's Board of Directors annually appoints independent accountants to perform an audit of its consolidated financial statements. The financial statements have been audited by Price Waterhouse LLP, independent accountants, in accordance with generally accepted auditing standards. Their audit included consideration of the company's system of internal control in order to determine the audit procedures required to express their opinion on the consolidated financial statements.

    Management of Allmerica Financial Corporation has established and maintains a system of internal control that provides reasonable assurance that assets are safeguarded and that transactions are properly authorized and recorded. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management continually monitors the system of internal control for compliance. Allmerica Financial Corporation and its subsidiaries maintain a strong internal audit program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. Management recognizes the inherent limitations in all internal control systems and believes that our system of internal control provides an appropriate balance between the costs and benefits desired. Management believes that the company's system of internal control provides reasonable assurance that errors or irregularities that would be material to the financial statements are prevented or detected in the normal course of business.

    The Audit Committee of the Board of Directors, composed solely of outside directors, oversees management's discharge of its financial reporting responsibilities. The committee meets periodically with management, our internal auditors and our independent accountants, Price Waterhouse LLP. Both our internal auditors and Price Waterhouse LLP have direct access to the Audit Committee.

    Management recognizes its responsibility for fostering a strong ethical climate. This responsibility is reflected in the Company's policies which address, among other things, potential conflicts of interest; compliance with all domestic and foreign laws including those relating to financial disclosure and the confidentiality of proprietary information. Allmerica Financial Corporation maintains a systematic program to assess compliance with these policies.

/s/ John F. O'Brien            /s/ Edward J. Parry, III

John F. O'Brien                Edward J. Parry, III
President and Chief            Vice President, Chief Financial
Executive Officer              Officer, Principal Accounting Officer

Consolidated Statements of Income


------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS, EXCEPT PER SHARE DATA)          1996          1995          1994
==============================================================================
REVENUES
--------
     Premiums                             $2,236.3      $2,222.8      $2,181.8
     Universal life and investment
      product policy fees                    197.2         172.4         156.8
     Net investment income                   672.6         710.5         743.1
     Net realized investment gains            65.9          19.1           1.1
     Realized gain on sale of
      mutual fund processing
      business                                  --          20.7            --
     Other income                            102.7          95.4         112.3
------------------------------------------------------------------------------
        Total revenues                     3,274.7       3,240.9       3,195.1
------------------------------------------------------------------------------

BENEFITS, LOSSES AND EXPENSES
-----------------------------
     Policy benefits, claims,
      losses and loss adjustment
      expenses                             1,957.0       2,010.3       2,047.0
     Policy acquisition expenses             483.5         470.3         475.7
     Other operating expenses                502.5         458.5         518.9
------------------------------------------------------------------------------
        Total benefits, losses and
         expenses                          2,943.0       2,939.1       3,041.6
------------------------------------------------------------------------------
Income before federal income taxes           331.7         301.8         153.5
------------------------------------------------------------------------------

Federal income tax expense (benefit)
     Current                                  90.9         119.7          45.4
     Deferred                                (15.7)        (37.0)          8.0
------------------------------------------------------------------------------
        Total federal income tax
         expense                              75.2          82.7          53.4
------------------------------------------------------------------------------

Income before minority interest,
 extraordinary item and cumulative
 effect of accounting change                 256.5         219.1         100.1
Minority interest                            (74.6)        (73.1)        (51.0)
------------------------------------------------------------------------------

Income before extraordinary item
 and cumulative effect
  of accounting change                       181.9         146.0          49.1

Extraordinary item -
 demutualization expenses                       --         (12.1)         (9.2)
Cumulative effect of change in
 accounting principle                           --            --          (1.9)
------------------------------------------------------------------------------
Net income                                $  181.9      $  133.9      $   38.0
==============================================================================


                                                   For the Period     Year Ended
                                                        October 1   December 31,
                                        Year Ended        through           1995
                                      December 31,   December 31,     Pro Forma*
                                              1996           1995    (Unaudited)

Net income after demutualization          $  181.9       $   40.7      $  130.6
===============================================================================
Net income after demutualization
 per share                                $   3.63       $   0.82      $   2.61
===============================================================================
Weighted average shares outstanding           50.1           49.4          50.1
===============================================================================

*The pro forma information gives effect to the transactions referred to in
 Note 1N.



 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

Consolidated Balance Sheets


------------------------------------------------------------------------------------
DECEMBER 31
(IN MILLIONS, EXCEPT PER SHARE DATA)                               1996         1995
====================================================================================
ASSETS
  Investments:
    Fixed maturities-at fair value (amortized cost of
     $7,305.5 and $7,467.9)                                   $ 7,487.8    $ 7,739.3
    Equity securities-at fair value (cost of $328.2 and
     $410.6)                                                      473.6        517.2
    Mortgage loans                                                650.1        799.5
    Real estate                                                   120.7        179.6
    Policy loans                                                  132.4        123.2
    Other long-term investments                                   128.8         71.9
------------------------------------------------------------------------------------
       Total investments                                        8,993.4      9,430.7
------------------------------------------------------------------------------------
  Cash and cash equivalents                                       178.5        289.5
  Accrued investment income                                       149.0        163.2
  Deferred policy acquisition costs                               822.7        735.7
------------------------------------------------------------------------------------
  Reinsurance receivables:
    Future policy benefits                                        102.8         97.1
    Outstanding claims, losses and loss adjustment
     expenses                                                     663.8        799.6
    Unearned premiums                                              46.2         43.8
    Other                                                          62.8         58.9
------------------------------------------------------------------------------------
       Total reinsurance receivables                              875.6        999.4
------------------------------------------------------------------------------------
  Deferred federal income taxes                                    93.2         81.2
  Premiums, accounts and notes receivable                         533.0        526.7
  Other assets                                                    307.5        363.6
  Closed Block assets                                             811.8        818.9
  Separate account assets                                       6,233.0      4,348.8
------------------------------------------------------------------------------------
       Total assets                                           $18,997.7    $17,757.7
====================================================================================
LIABILITIES
-----------
  Policy liabilities and accruals:
    Future policy benefits                                    $ 2,613.7    $ 2,639.3
    Outstanding claims, losses and loss adjustment
     expenses                                                   2,944.1      3,081.3
    Unearned premiums                                             822.5        800.9
    Contractholder deposit funds and other policy
     liabilities                                                2,060.4      2,737.4
------------------------------------------------------------------------------------
       Total policy liabilities and accruals                    8,440.7      9,258.9
====================================================================================
  Expenses and taxes payable                                      622.3        603.0
  Reinsurance premiums payable                                     31.4         42.0
  Short-term debt                                                  38.4         31.2
  Deferred federal income taxes                                    34.7         47.8
  Long-term debt                                                  202.2        202.3
  Closed Block liabilities                                        892.1        902.0
  Separate account liabilities                                  6,227.2      4,337.8
------------------------------------------------------------------------------------
       Total liabilities                                       16,489.0     15,425.0
------------------------------------------------------------------------------------
  Minority interest                                               784.0        758.5
------------------------------------------------------------------------------------
Commitments and contingencies (Notes 15 and 20)

SHAREHOLDERS' EQUITY
--------------------
  Preferred stock, $0.01 par value, 20.0 million shares
   authorized, none issued                                           --           --
  Common stock, $0.01 par value, 300.0 million shares
   authorized, 50.1 million
   shares issued and outstanding                                    0.5          0.5
  Additional paid-in capital                                    1,382.5      1,382.5
  Unrealized appreciation on investments, net                     131.6        153.0
  Retained earnings                                               210.1         38.2
------------------------------------------------------------------------------------
       Total shareholders' equity                               1,724.7      1,574.2
------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity             $18,997.7    $17,757.7
====================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

Consolidated Statements of Shareholders' Equity

FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                               1996            1995         1994
================================================================================
COMMON STOCK
------------
  Balance at beginning of year          $    0.5       $      --     $     --
  Demutualization transaction                 --             0.4           --
  Initial public offering                     --             0.1           --
--------------------------------------------------------------------------------
  Balance at end of year                     0.5             0.5           --
--------------------------------------------------------------------------------

ADDITIONAL PAID-IN CAPITAL
--------------------------
  Balance at beginning of year           1,382.5              --           --
  Demutualization transaction                 --         1,134.6           --
  Initial public offering                     --           247.9           --
--------------------------------------------------------------------------------
  Balance at end of year                 1,382.5         1,382.5           --
--------------------------------------------------------------------------------

RETAINED EARNINGS
-----------------
  Balance at beginning of year              38.2         1,071.4      1,033.4
  Net income prior to
   demutualization                            --            93.2         38.0
--------------------------------------------------------------------------------
                                            38.2         1,164.6      1,071.4
  Demutualization transaction                 --        (1,164.6)          --
  Net income subsequent to
   demutualization                         181.9            40.7           --
  Dividends to shareholders                (10.0)           (2.5)          --
--------------------------------------------------------------------------------
  Balance at end of year                   210.1            38.2      1,071.4
--------------------------------------------------------------------------------

NET UNREALIZED APPRECIATION
---------------------------
(DEPRECIATION) ON INVESTMENTS
-----------------------------
  Balance at beginning of year             153.0           (79.0)        17.5
--------------------------------------------------------------------------------

  Cumulative effect of accounting
   change:
  Net appreciation on
   available-for-sale debt
   securities                                 --              --        296.1
  Provision for deferred federal
   income taxes and minority
   interest                                   --              --       (149.1)
--------------------------------------------------------------------------------
                                              --              --        147.0
--------------------------------------------------------------------------------
  Effect of transfer of
   securities from
   held-to-maturity
   to available-for-sale:
  Net appreciation on
   available-for-sale debt
   securities                                 --            22.4           --
  Provision for deferred federal
   income taxes and minority
   interest                                   --            (9.6)          --
--------------------------------------------------------------------------------
                                              --            12.8           --
--------------------------------------------------------------------------------
  (Depreciation) appreciation
   during the period:
   Net (depreciation) appreciation
    on available-for-sale
    securities                             (35.1)          466.0       (492.1)
   Benefit (provision) for
    deferred federal income taxes           12.3          (163.1)       171.9
   Minority interest                         1.4           (83.7)        76.7
--------------------------------------------------------------------------------
                                           (21.4)          219.2       (243.5)
--------------------------------------------------------------------------------

  Balance at end of year                   131.6           153.0        (79.0)
--------------------------------------------------------------------------------

    Total shareholders' equity          $1,724.7       $ 1,574.2     $  992.4
================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

Consolidated Statements of Cash Flows

FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                1996         1995          199
================================================================================
CASH FLOWS FROM OPERATING
-------------------------
ACTIVITIES
----------
  Net income                             $   181.9     $   133.9     $    38.0
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Minority interest                         74.6          73.1          50.1
    Net realized gains                       (65.2)        (39.8)         (1.1)
    Net amortization and
     depreciation                             44.7          57.7          45.9
    Deferred federal income taxes            (15.7)        (37.0)          8.0
    Change in deferred acquisition
     costs                                   (73.9)        (38.4)        (34.6)
    Change in premiums and notes
     receivable, net of
     reinsurance payable                      (16.7)        (42.0)        (25.6)
    Change in accrued investment
     income                                   16.5           6.8           4.6
    Change in policy liabilities
     and accruals, net                      (184.3)        116.2         175.9
    Change in reinsurance receivable         123.7         (75.6)        (31.9)
    Change in expenses and taxes
     payable                                  27.1           7.7          88.0
    Separate account activity, net             5.2          (0.1)          0.4
    Other, net                                38.1         (31.3)         14.0
--------------------------------------------------------------------------------
     Net cash provided by operating
      activities                             156.0         131.2         331.7
--------------------------------------------------------------------------------
   CASH FLOWS FROM INVESTING ACTIVITIES
   ------------------------------------
   Proceeds from disposals and
    maturities of
    available-for-sale fixed
    maturities                             4,018.5       2,738.4       2,097.8
   Proceeds from disposals of
    held-to-maturity fixed
    maturities                                  --         271.3         304.4
   Proceeds from disposals of
    equity securities                        228.7         120.0         143.9
   Proceeds from disposals of
    other investments                         99.3          40.5          25.9
   Proceeds from mortgages matured
    or collected                             176.9         230.3         256.4
   Purchase of available-for-sale
    fixed maturities                      (3,830.7)     (3,273.3)     (2,150.1)
   Purchase of held-to-maturity
    fixed maturities                            --            --        (111.6)
   Purchase of equity securities             (91.6)       (254.0)       (172.2)
   Purchase of other investments            (168.0)        (24.8)        (26.6)
   Proceeds from sale of mutual
    fund processing business                    --          32.9            --
   Capital expenditures                      (12.8)        (14.1)        (43.1)
   Other investing activities, net             4.3           4.7           2.4
--------------------------------------------------------------------------------
     Net cash provided by (used in)
     investing activities                    424.6        (128.1)        327.2
--------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
  Deposits and interest credited
   to contractholder deposit funds            268.7         445.8         786.3
  Withdrawals from contractholder
   deposit funds                            (905.0)     (1,069.9)     (1,187.0)
  Change in short-term debt                    7.2          (1.6)         (6.0)
  Change in long-term debt                    (0.1)          0.2           0.3
  Dividends paid to shareholders             (13.9)         (6.6)         (4.2)
  Net proceeds from issuance of
   common stock                                 --         248.0            --
  Payments for policyholders'
   membership interests                         --         (27.9)           --
  Net proceeds from issuance of
   long-term debt                               --         197.2            --
  Subsidiary treasury stock
   purchased, at cost                        (42.0)        (20.9)           --
--------------------------------------------------------------------------------
     Net cash used in financing
      activities                            (685.1)       (235.7)       (410.6)
--------------------------------------------------------------------------------
Net change in cash and cash
 equivalents                                (104.5)       (232.6)        248.3
Net change in cash held in the
 Closed Block                                 (6.5)        (17.6)           --
Cash and cash equivalents,
 beginning of year                           289.5         539.7         291.4
--------------------------------------------------------------------------------
Cash and cash equivalents, end
 of year                                 $   178.5     $   289.5     $   539.7
================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION
----------------------------------
   Interest paid                         $    33.8     $     4.1     $     4.3
   Income taxes paid                     $    68.1     $    90.6     $    46.1

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

1. Summary of Significant Accounting Policies
   ------------------------------------------

A. Basis of Presentation and Principles of Consolidation
--------------------------------------------------------
First Allmerica Financial Life Insurance Company ("FAFLIC") was organized as a mutual life insurance company until October 16, 1995. FAFLIC converted to a stock life insurance company pursuant to a plan of reorganization effective October 16, 1995 and became a wholly owned subsidiary of Allmerica Financial Corporation ("AFC" or the "Company"). The consolidated financial statements have been prepared as if FAFLIC were organized as a stock life insurance company for all periods presented. Thus, generally accepted accounting principles for stock life insurance companies have been applied retroactively for all periods presented.

     The consolidated financial statements of AFC include the accounts of FAFLIC, its wholly owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"), non-insurance subsidiaries (principally brokerage and investment advisory subsidiaries), and Allmerica Property and Casualty Companies, Inc. ("Allmerica P&C", a 59.5%-owned non-insurance holding company). The Closed Block assets and liabilities at December 31, 1996 and 1995 and its results of operations subsequent to demutualization are presented in the consolidated financial statements as single line items. Prior to demutualization such amounts are presented line by line in the consolidated financial statements (see Note 6). Unless specifically stated, all disclosures contained herein supporting the consolidated financial statements at December 31, 1996 and 1995 and the years then ended exclude the Closed Block related amounts. All significant intercompany accounts and transactions have been eliminated.

     Minority interest relates to the Company's investment in Allmerica P&C and its only significant subsidiary, The Hanover Insurance Company ("Hanover"). Hanover's 82.5%-owned subsidiary is Citizens Corporation, the holding company for Citizens Insurance Company of America ("Citizens"). Minority interest also includes an amount related to the minority interest in Citizens Corporation.

     On February 19, 1997, the Company announced a definitive merger agreement under which it would acquire, at consideration of $33.00 per share, all of the shares of Allmerica P&C currently held by the minority stockholders. Additional information pertaining to the merger agreement is included in Note 2, Significant Transactions.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. Closed Block
---------------
As of October 16, 1995, FAFLIC established and began operating a closed block (the "Closed Block") for the benefit of the participating policies included therein, consisting of certain individual life insurance participating policies, individual deferred annuity contracts and supplementary contracts not involving life contingencies which were in force on October 16, 1995; such policies constitute the "Closed Block Business". The purpose of the Closed Block is to protect the policy dividend expectations of such FAFLIC dividend paying policies and contracts after the demutualization. Unless the Commissioner consents to an earlier termination, the Closed Block will continue to be in effect until the date none of the Closed Block policies is in force. On October 16, 1995, FAFLIC allocated to the Closed Block assets in an amount that is expected to produce cash flows which, together with future revenues from the Closed Block Business, are reasonably sufficient to support the Closed Block Business, including provision for payment of policy benefits, certain future expenses and taxes and for continuation of policyholder dividend scales payable in 1994 so long as the experience underlying such dividend scales continues. The Company expects that the factors underlying such experience will fluctuate in the future and policyholder dividend scales for Closed Block Business will be set accordingly.

     Although the assets and income allocated to the Closed Block inure solely to the benefit of the holders of policies included in the Closed Block, the excess of Closed Block liabilities over Closed Block assets at October 16, 1995 measured on a GAAP basis represent the expected future post-tax income from the Closed Block which may be recognized in income over the period the policies and contracts in the Closed Block remain in force.

     If the actual income from the Closed Block in any given period equals or exceeds the expected income for such period as determined at October 16, 1995, the expected income would be recognized in income for that period. Further, any excess of the actual income over the expected income would also be recognized in income to the extent that the aggregate expected income for all prior periods exceeded the aggregate actual income. Any remaining excess of actual income over expected income would be accrued as a liability for policyholder dividends in the Closed Block to be paid to the Closed Block policyholders. This accrual for future dividends effectively limits the actual Closed Block income recognized in income to the Closed Block income expected to emerge from operation of the Closed Block as determined as of October 16, 1995.

     If, over the period the policies and contracts in the Closed Block remain in force, the actual income from the Closed Block is less than the expected income from the Closed Block, only such actual income (which could reflect a loss) would be recognized in income. If the actual income from the Closed Block in any given period is less than the expected income for that period and changes in dividends scales are inadequate to

--------------------------------------------------------------------------------

offset the negative performance in relation to the expected performance, the income inuring to shareholders of the Company will be reduced. If a policyholder dividend liability had been previously established in the Closed Block because the actual income to the relevant date had exceeded the expected income to such date, such liability would be reduced by this reduction in income (but not below zero) in any periods in which the actual income for that period is less than the expected income for such period.

C. Valuation of Investments
---------------------------
Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities", which requires investments be classified into one of three categories: held-to-maturity, available-for-sale or trading. The effect of implementing SFAS No. 115, as of January 1, 1994, was an increase in the carrying value of fixed maturity investments of $335.3 million, a decrease in deferred policy acquisition costs of $20.8 million, an increase in policyholder liabilities of $18.4 million, a net increase in deferred income tax liabilities of $103.7 million, an increase in minority interest of $45.4 million and an increase in shareholders' equity of $147.0 million, which resulted from changing the carrying value of certain fixed maturities from amortized cost to fair value and related adjustments. The implementation had no effect on net income.

     In November 1995, the Financial Accounting Standards Board issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, which permitted companies to reclassify securities, where appropriate, based on the new guidance. As a result, the Company transferred securities with amortized cost and fair value of $696.4 million and $725.6 million, respectively, from the held-to-maturity category to the available-for-sale category, which resulted in a net increase in shareholders' equity of $12.8 million.

     Realized gains and losses on sales of fixed maturities and equity securities are determined on the specific-identification basis using amortized cost for fixed maturities and cost for equity securities. Fixed maturities and equity securities with other than temporary declines in fair value are written down to estimated fair value resulting in the recognition of realized losses.

     Mortgage loans on real estate are stated at unpaid principal balances, net of unamortized discounts and reserves. Reserves on mortgage loans are based on losses expected by management to be realized on transfers of mortgage loans to real estate (upon foreclosure), on the disposition or settlement of mortgage loans and on mortgage loans which management believes may not be collectible in full. In establishing reserves, management considers, among other things, the estimated fair value of the underlying collateral.

     Fixed maturities and mortgage loans that are delinquent are placed on non-accrual status, and thereafter interest income is recognized only when cash payments are received.

     Policy loans are carried principally at unpaid principal balances.

     Real estate that has been acquired through the foreclosure of mortgage loans is valued at the estimated fair value at the time of foreclosure. The Company considers several methods in determining fair value at foreclosure, using primarily third-party appraisals and discounted cash flow analyses. After foreclosure, the Company makes a determination as to whether the asset should be held for production of income or held for sale.

     Real estate investments held for the production of income and held for sale are carried at depreciated cost less valuation allowances, if necessary, to reduce the carrying value to fair value. Depreciation is generally calculated using the straight-line method.

     Realized investment gains and losses, other than those related to separate accounts for which the Company does not bear the investment risk, are reported as a component of revenues based upon specific identification of the investment assets sold. When an other than temporary impairment of the value of a specific investment or a group of investments is determined, a realized investment loss is recorded. Changes in the valuation allowance for mortgage loans and real estate are included in realized investment gains or losses.

D. Financial Instruments
------------------------
In the normal course of business, the Company enters into transactions involving various types of financial instruments, including debt, investments such as fixed maturities, mortgage loans and equity securities, investment and loan commitments, swap contracts and interest rate futures contracts. These instruments involve credit risk and also may be subject to risk of loss due to interest rate fluctuation. The Company evaluates and monitors each financial instrument individually and, when appropriate, obtains collateral or other security to minimize losses.

E. Cash and Cash Equivalents
----------------------------
Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

F. Deferred Policy Acquisition Costs
------------------------------------
Acquisition costs consist of commissions, underwriting costs and other costs, which vary with, and are primarily related to, the production of revenues. Property and casualty, group life and group health insurance business acquisition costs are deferred and amortized over the terms of the insurance policies. Acquisition costs related to universal life products and contractholder deposit funds are deferred and amortized in proportion to total estimated gross profits over the expected life of the contracts using a revised interest rate applied to the remaining benefit period. Acquisition costs related to annuity and other life insurance businesses are deferred and amortized,

--------------------------------------------------------------------------------

generally in proportion to the ratio of annual revenue to the estimated total revenues over the contract periods based upon the same assumptions used in estimating the liability for future policy benefits. Deferred acquisition costs for each product are reviewed to determine if they are recoverable from future income, including investment income. If such costs are determined to be unrecoverable, they are expensed at the time of determination.

     Although realization of deferred policy acquisition costs is not assured, management believes it is more likely than not that all of these costs will be realized. The amount of deferred policy acquisition costs considered realizable, however, could be reduced in the near term if the estimates of gross profits or total revenues discussed above are reduced. The amount of amortization of deferred policy acquisition costs could be revised in the near term if any of the estimates discussed above are revised.

G. Property and Equipment
-------------------------
Property, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line or accelerated method over the estimated useful lives of the related assets which generally range from 3 to 30 years. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the term of the leases or the estimated useful life of the improvements.

H. Separate Accounts
--------------------
Separate account assets and liabilities represent segregated funds administered and invested by the Company for the benefit of certain pension, variable annuity and variable life insurance contractholders. Assets consist principally of bonds, common stocks, mutual funds, and short-term obligations at market value. The investment income, gains, and losses of these accounts generally accrue to the contractholders and, therefore, are not included in the Company's net income. Appreciation and depreciation of the Company's interest in the separate accounts, including undistributed net investment income, is reflected in shareholders' equity or net investment income.

I. Policy Liabilities and Accruals
----------------------------------
Future policy benefits are liabilities for life, health and annuity products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. The liabilities associated with traditional life insurance products are computed using the net level premium method for individual life and annuity policies, and are based upon estimates as to future investment yield, mortality and withdrawals that include provisions for adverse deviation. Future policy benefits for individual life insurance and annuity policies are computed using interest rates ranging from 2 1/2% to 6% for life insurance and 2% to 9 1/2% for annuities. Estimated liabilities are established for group life and health policies that contain experience rating provisions. Mortality, morbidity and withdrawal assumptions for all policies are based on the Company's own experience and industry standards. Liabilities for universal life include deposits received from customers and investment earnings on their fund balances, less administrative charges. Universal life fund balances are also assessed mortality and surrender charges.

     Liabilities for outstanding claims, losses and loss adjustment expenses are estimates of payments to be made on property and casualty and health insurance for reported losses and estimates of losses incurred but not reported. These liabilities are determined using case basis evaluations and statistical analyses and represent estimates of the ultimate cost of all losses incurred but not paid. These estimates are continually reviewed and adjusted as necessary; such adjustments are reflected in current operations. Estimated amounts of salvage and subrogation on unpaid property and casualty losses are deducted from the liability for unpaid claims.

     Premiums for property and casualty, group life, and accident and health insurance are reported as earned on a pro-rata basis over the contract period. The unexpired portion of these premiums is recorded as unearned premiums.

     Contractholder deposit funds and other policy liabilities include investment-related products such as guaranteed investment contracts, deposit administration funds and immediate participation guarantee funds and consist of deposits received from customers and investment earnings on their fund balances.

     All policy liabilities and accruals are based on the various estimates discussed above. Although the adequacy of these amounts cannot be assured, management believes that it is more likely than not that policy liabilities and accruals will be sufficient to meet future obligations of policies in force. The amount of liabilities and accruals, however, could be revised in the near term if the estimates discussed above are revised.

J. Premium and Fee Revenue and Related Expenses
-----------------------------------------------
Premiums for individual life and health insurance and individual and group annuity products, excluding universal life and investment-related products, are considered revenue when due. Property and casualty and group life, accident and health insurance premiums are recognized as revenue over the related contract periods. Benefits, losses and related expenses are matched with premiums, resulting in their recognition over the lives of the contracts. This matching is accomplished through the provision for future benefits, estimated and unpaid losses and amortization of deferred policy acquisition costs. Revenues for investment-related products consist of net investment income and contract charges assessed against the fund values. Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges. Revenues for universal life products consist of net investment income, and mortality, administration and surrender charges assessed against the fund values. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to universal life fund values.

--------------------------------------------------------------------------------

K. Policyholder Dividends
-------------------------

Prior to demutualization, certain life, health and annuity insurance policies contained dividend payment provisions that enabled the policyholder to participate in the earnings of the Company. The amount of policyholders' dividends was determined annually by the Board of Directors. The aggregate amount of policyholders' dividends was related to the actual interest, mortality, morbidity and expense experience for the year and the Company's judgment as to the appropriate level of statutory surplus to be retained. Upon demutualization, certain participating individual life insurance policies and individual annuity and supplemental contracts were transferred to the Closed Block. The Closed Block was funded to protect the dividend expectations of such policies and contracts. Accordingly, these policies no longer participate in the earnings and surplus of the Open Block. Subsequent to demutualization, the Company ceased issuance of participating policies.

     Prior to demutualization, the participating life insurance in force was 16.2% of the face value of total life insurance in force at December 31, 1994. The premiums on participating life, health and annuity policies were 11.3% and 6.4% of total life, health and annuity statutory premiums prior to demutualization in 1995 and 1994, respectively. Total policyholders' dividends were $23.3 million and $32.8 million prior to demutualization in 1995 and 1994, respectively.

L. Federal Income Taxes
-----------------------

AFC, FAFLIC, AFLIAC and FAFLIC's non-insurance domestic subsidiaries file a consolidated United States federal income tax return. Entities included within the consolidated group are segregated into either a life insurance or non-life insurance company subgroup. The consolidation of these subgroups is subject to certain statutory restrictions on the percentage of eligible non-life tax losses that can be applied to offset life company taxable income. Allmerica P&C and its subsidiaries file a separate United States federal income tax return.

     Deferred income taxes are generally recognized when assets and liabilities have different values for financial statement and tax reporting purposes, and for other temporary taxable and deductible differences as defined by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). These differences result primarily from loss reserves, policy acquisition expenses, and unrealized appreciation/depreciation on investments.

M. New Accounting Pronouncements
--------------------------------

In March 1995, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" was issued. This statement requires companies to write down to fair value long-lived assets whose carrying value is greater than the undiscounted cash flows of those assets. The statement also requires that long-lived assets of which management is committed to dispose, either by sale or abandonment, be valued at the lower of their carrying amount or fair value less costs to sell. This statement is effective for fiscal years beginning after December 15, 1995. The adoption of this statement has not had a material effect on the financial statements.

N. Earnings Per Share
---------------------

Earnings per share for the year ended December 31, 1996 is based on a weighted average of the number of shares outstanding during 1996. Earnings per share for the period October 1, 1995 (date used to estimate financial information for the effective date of the demutualization transaction of October 16, 1995) through December 31, 1995 is based on a weighted average of the number of shares outstanding between October 16, 1995 and December 31, 1995.

     The unaudited pro forma earnings per share for the year ended December 31, 1995 is based on a weighted average of the number of shares that would have been outstanding between January 1, 1995 and December 31, 1995 had the demutualization transaction occurred as of January 1, 1995.

     The unaudited pro forma earnings and earnings per share information give effect to the demutualization transaction and the Senior Debentures transaction as if these transactions had occurred as of January 1, 1995. The effect on earnings is to eliminate demutualization expenses of $12.1 million, to eliminate a differential earnings adjustment tax credit of $7.6 million and to increase interest and amortization expense related to the Senior Debentures by $7.8 million, for a net decrease in pro forma earnings of $3.3 million.

     The unaudited pro forma information is provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had the transactions been consummated on January 1, 1995, and does not represent a projection or forecast of the Company's consolidated results of operations for any future period.

O. Reclassifications
--------------------

Certain prior year amounts have been reclassified to conform to the current year presentation.

2. SIGNIFICANT TRANSACTIONS
   ------------------------

On February 19, 1997, the Company and Allmerica P&C entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will acquire all of the outstanding Common Stock, $1.00 par value per share, of Allmerica P&C that it does not already own for consideration consisting of $33.00 per share of Common Stock, subject to adjustment, payable in cash and shares of common stock, par value $0.01 per share, of the Company (the "AFC Common Stock"). In addition, a shareholder of Allmerica P&C may elect to receive the consideration in cash, without interest, or in shares of AFC Common Stock, subject to proration as set forth in the Merger Agreement. The maximum number of shares of AFC Common Stock to be issued in the Merger is approximately 9.67 million shares. The acquisition will be accomplished by merging a newly created, wholly-owned subsidiary of the Company with and into Allmerica P&C ( the "Merger")

--------------------------------------------------------------------------------

resulting in Allmerica P&C becoming a wholly-owned subsidiary of the Company. Also, immediately prior to the Merger, Allmerica P&C's Certificate of Incorporation will be amended to authorize a new class of Common Stock, one share of which will be exchanged for each share of Common Stock currently held by SMA Financial Corp., a wholly-owned subsidiary of the Company. The consummation of the Merger is subject to the satisfaction of various conditions, including the approval of regulatory authorities.

     On February 3, 1997, AFC Capital Trust (the "Trust"), a subsidiary business trust of AFC, issued $300 million Series A Capital Securities, which pay cumulative dividends at a rate of 8.207% semiannually commencing August 15, 1997. The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in an equivalent amount of 8.207% Junior Subordinated Deferrable Interest Debentures due 2027 of AFC (the "Subordinated Debentures"). Through certain guarantees, the Subordinated Debentures and the terms of related agreements, AFC has irrevocably and unconditionally guaranteed the obligations of the Trust under the Capital Securities. Net proceeds from the offering of approximately $296.3 million are intended to fund a portion of the acquisition of the 24.2 million publicly held shares of Allmerica P&C pursuant to an Agreement and Plan of Merger dated February 19, 1997.

     Pursuant to the plan of reorganization effective October 16, 1995, the Company issued 37.5 million shares of its common stock to eligible policyholders. The Company also issued 12.6 million shares of its common stock at a price of $21.00 per share in a public offering, resulting in net proceeds of $248.0 million, and issued Senior Debentures in the principal amount of $200.0 million which resulted in net proceeds of $197.2 million.

     Effective March 31, 1995, the Company entered into an agreement with TSSG, a division of First Data Corporation, pursuant to which the Company sold its mutual fund processing business and agreed not to engage in this business for four years after that date. In accordance with this agreement, the Company received proceeds of $32.1 million. A gain of $13.5 million, net of taxes of $7.2 million, was recorded in March 1995. Additionally, the Company received a non-recurring $3.1 million contingent payment, net of taxes of $1.7 million, in 1996 related to the aforementioned sale.

3. INVESTMENTS
   -----------

A. Summary of Investments
-------------------------

The Company accounts for its investments, all of which are classified as available-for-sale, in accordance with the provisions of SFAS No. 115.

     The amortized cost and fair value of available-for-sale fixed maturities and equity securities were as follows:


DECEMBER 31
(IN MILLIONS)                                             1996
--------------------------------------------------------------------------------
                                                   Gross       Gross
                                 Amortized    Unrealized  Unrealized        Fair
                                  Cost (1)         Gains      Losses       Value
U.S. Treasury securities and
 U.S. government and agency
 securities                      $   279.1       $   9.3      $  1.6   $   286.8
States and political
 subdivisions                      2,236.9          48.5         7.7     2,277.7
Foreign governments                  108.8           7.4          --       116.2
Corporate fixed maturities         4,297.6         140.4        16.0     4,422.0
Mortgage-backed securities           383.1           4.7         2.7       385.1
--------------------------------------------------------------------------------
Total fixed maturities           $ 7,305.5       $ 210.3      $ 28.0   $ 7,487.8
================================================================================
Equity securities                $   328.2       $ 149.1      $  3.7   $   473.6
================================================================================


DECEMBER 31
(IN MILLIONS)                                             1995
--------------------------------------------------------------------------------
                                                   Gross       Gross
                                 Amortized    Unrealized  Unrealized        Fair
                                  Cost (1)         Gains      Losses       Value
U.S. Treasury securities and
 U.S. government and agency
 securities                      $   377.0       $  21.0      $   --   $   398.0
States and political
 subdivisions                      2,110.6          60.7         4.0     2,167.3
Foreign governments                   60.6           3.4         0.6        63.4
Corporate fixed maturities         4,582.1         200.8        16.4     4,766.5
Mortgage-backed securities           337.6           8.6         2.1       344.1
--------------------------------------------------------------------------------
Total fixed maturities           $ 7,467.9       $ 294.5      $ 23.1   $ 7,739.3
================================================================================
Equity securities                 $  410.6        $111.7       $ 5.1    $  517.2
================================================================================

(1) Amortized cost for fixed maturities and cost for equity securities.

--------------------------------------------------------------------------------

  In March 1994, AFLIAC voluntarily withdrew its license in New York in order to provide for certain commission arrangements prohibited by New York comparable to AFLIAC's competitors. In connection with the withdrawal, FAFLIC, which is licensed in New York, became qualified to sell the products previously sold by AFLIAC in New York. AFLIAC agreed with the New York Department of Insurance to maintain, through a custodial account in New York, a security deposit, the market value of which will at all times equal 102% of all outstanding general account liabilities of AFLIAC for New York policyholders, claimants and creditors. At December 31, 1996, the amortized cost and market value of assets on deposit were $284.9 million and $292.2 million, respectively. At December 31, 1995, the amortized cost and market value of assets on deposit were $295.0 million and $303.6 million, respectively. In addition, fixed maturities, excluding those securities on deposit in New York, with an amortized cost of $98.0 million and $82.2 million were on deposit with various state and governmental authorities at December 31, 1996 and 1995, respectively.

  There were no contractual fixed maturity investment commitments at December 31, 1996 and 1995, respectively.

  The amortized cost and fair value by maturity periods for fixed maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or the Company may have the right to put or sell the obligations back to the issuers. Mortgage backed securities are included in the category representing their ultimate maturity.

December 31
(In millions)                                       1996
================================================================================
                                          AMORTIZED       FAIR
                                               COST      VALUE
Due in one year or less                    $  567.6   $  571.2
Due after one year through five years       2,216.4    2,297.2
Due after five years through ten years      2,398.2    2,456.9
Due after ten years                         2,123.3    2,162.5
--------------------------------------------------------------------------------
 Total                                     $7,305.5   $7,487.8
================================================================================


  The proceeds from voluntary sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales were as follows:

For the Years Ended December 31
(In millions)
================================================================================
                                        Proceeds from         Gross     Gross
1996                                    Voluntary Sales       Gains     Losses
----
Fixed maturities                            $2,463.3         $ 19.3     $ 31.0
================================================================================
Equity securities                           $  228.7         $ 56.3     $  1.3
================================================================================


1995
----
Fixed maturities                            $1,612.3         $ 23.7     $ 33.0
================================================================================
Equity securities                           $  122.2         $ 23.1     $  6.9
================================================================================

1994
----
Fixed maturities                            $1,026.2         $ 12.6     $ 21.6
================================================================================
Equity securities                           $  124.3         $ 17.4     $  4.5
================================================================================

Unrealized gains and losses on available-for-sale and other securities, are summarized as follows:

For the Years Ended December 31
(In millions)
================================================================================
                                                              Equity
                                               Fixed      Securities
1996                                      Maturities       and Other(1)  Total
----
Net appreciation, beginning
  of year                                   $  108.7         $ 44.3     $153.0
--------------------------------------------------------------------------------
Net (depreciation) appreciation
  on available-for-sale securities             (94.3)          36.1      (58.2)

Net appreciation from the
  effect on deferred policy
  acquisition costs and on
  policy liabilities                            23.1             --       23.1

Benefit (provision) for deferred
  federal income taxes
  and minority interest                         33.6          (19.9)      13.7
--------------------------------------------------------------------------------
                                               (37.6)          16.2      (21.4)
--------------------------------------------------------------------------------
Net appreciation, end of year               $   71.1         $ 60.5     $131.6
================================================================================

--------------------------------------------------------------------------------

                                                          Equity
                                            Fixed     Securities
1995                                   Maturities      and Other(1)  Total
----
Net (depreciation) appreciation,
  beginning of year                       $ (89.4)        $ 10.4   $ (79.0)
--------------------------------------------------------------------------------
Effect of transfer of securities
 between classifications:

  Net appreciation on available-
    for-sale fixed maturities                29.2             --      29.2

  Effect of transfer on
   deferred policy acquisition
   costs and on policy liabilities           (6.8)            --      (6.8)

  Provision for deferred
    federal income taxes
    and minority interest                    (9.6)            --      (9.6)
--------------------------------------------------------------------------------
                                             12.8             --      12.8
--------------------------------------------------------------------------------
Net appreciation on
  available-for-sale securities             465.4           87.5     552.9

Net depreciation from the
  effect on deferred policy
  acquisition costs and
  on policy liabilities                     (86.9)            --     (86.9)

Provision for deferred
  federal income taxes
  and minority interest                    (193.2)         (53.6)   (246.8)
--------------------------------------------------------------------------------
                                            185.3           33.9     219.2
--------------------------------------------------------------------------------
Net appreciation, end of year             $ 108.7         $ 44.3   $ 153.0
================================================================================

1994
----

Net appreciation, beginning of year       $    --         $ 17.5   $  17.5
--------------------------------------------------------------------------------
Cumulative effect of accounting
 change:

  Net appreciation on available-
    for-sale fixed maturities               335.3             --     335.3

  Net depreciation from the
    effect of accounting change
    on deferred policy acquisition
    costs and on policy liabilities         (39.2)            --     (39.2)

  Provision for deferred federal
    income taxes and minority
    interest                               (149.1)            --    (149.1)
--------------------------------------------------------------------------------
                                            147.0           17.5     164.5
--------------------------------------------------------------------------------
Net depreciation on
  available-for-sale securities            (547.9)         (17.4)   (565.3)

Net appreciation from the effect
  on deferred policy acquisition
  costs and on policy liabilities            73.2             --      73.2

Benefit for deferred federal income
  taxes and minority interest               238.3           10.3     248.6
--------------------------------------------------------------------------------
                                           (236.4)          (7.1)   (243.5)
--------------------------------------------------------------------------------
Net (depreciation) appreciation,
  end of year                             $ (89.4)        $ 10.4   $ (79.0)
================================================================================

(1) Includes net appreciation on other investments of $0.6 million, $2.2 million, and $0.6 million in 1996, 1995, and 1994 respectively.


B. Mortgage Loans and Real Estate
---------------------------------

AFC's mortgage loans and real estate are diversified by property type and location. Real estate investments have been obtained primarily through foreclosure. Mortgage loans are collateralized by the related properties and generally are no more than 75% of the property's value at the time the original loan is made.

  The carrying values of mortgage loans and real estate investments net of applicable reserves were as follows:

DECEMBER 31
(IN MILLIONS)                              1996     1995
================================================================================
Mortgage loans                           $650.1   $799.5
--------------------------------------------------------------------------------
Real estate:

 Held for sale                            110.4    168.9

 Held for production of income             10.3     10.7
--------------------------------------------------------------------------------
 Total real estate                        120.7    179.6
--------------------------------------------------------------------------------
Total mortgage loans and real estate     $770.8   $979.1
================================================================================

  Reserves for mortgage loans were $19.6 million and $33.8 million at December 31, 1996 and 1995, respectively.

  During 1996, 1995 and 1994, non-cash investing activities included real estate acquired through foreclosure of mortgage loans, which had a fair value of $0.9 million, $26.1 million and $39.2 million, respectively.

  At December 31, 1996, contractual commitments to extend credit under commercial mortgage loan agreements amounted to approximately $22.1 million, of which $3.1 million related to the Closed Block. These commitments generally expire within one year.

  Mortgage loans and real estate investments comprised the following property types and geographic regions:

DECEMBER 31
(IN MILLIONS)                 1996      1995
================================================================================
Property type:
 Office building            $317.1    $435.9
 Residential                  95.4     145.3
 Retail                      177.0     205.6
 Industrial / warehouse      124.8      93.8
 Other                        91.0     151.9
 Valuation allowances        (34.5)    (53.4)
--------------------------------------------------------------------------------
Total                       $770.8    $979.1
================================================================================

Geographic region:
 South Atlantic             $227.0    $281.4
 Pacific                     154.4     191.9
 East North Central          119.2     118.2
 Middle Atlantic             112.6     148.9
 West South Central           41.6      79.7
 New England                  50.9      94.9
 Other                        99.6     117.5
 Valuation allowances        (34.5)    (53.4)
--------------------------------------------------------------------------------
Total                       $770.8    $979.1
================================================================================

--------------------------------------------------------------------------------

At December 31, 1996, scheduled mortgage loan maturities were as follows: 1997 - $131.9 million; 1998 - $161.7 million; 1999 - $99.9 million; 2000 - $138.0 million; 2001 - $34.4 million; and $84.2 million thereafter. Actual maturities could differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties and loans may be refinanced. During 1996, the Company refinanced $7.8 million of mortgage loans based on terms which differed from those granted to new borrowers.

C. Investment Valuation Allowances
----------------------------------

Investment valuation allowances which have been deducted in arriving at investment carrying values as presented in the consolidated balance sheets and changes thereto are shown below.


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)
================================================================================
                                  Balance at                          Balance at
1996                              January 1  Additions   Deductions  December 31
----
Mortgage loans                      $33.8      $ 5.5        $19.7        $19.6
Real estate                          19.6          -          4.7         14.9
--------------------------------------------------------------------------------
 Total                              $53.4      $ 5.5        $24.4        $34.5
================================================================================

1995
----
Mortgage loans                      $47.2      $ 1.5        $14.9        $33.8
Real estate                          22.9       (0.6)         2.7         19.6
--------------------------------------------------------------------------------
 Total                              $70.1      $ 0.9        $17.6        $53.4
================================================================================

1994
----
Mortgage loans                      $73.8      $14.6        $41.2        $47.2
Real estate                          21.0        3.2          1.3         22.9
--------------------------------------------------------------------------------
 Total                              $94.8      $17.8        $42.5        $70.1
================================================================================

     The carrying value of impaired loans was $33.6 million and $55.7 million, with related reserves of $11.9 million and $22.3 million as of December 31, 1996 and 1995, respectively. All impaired loans were reserved as of December 31, 1996 and 1995.

     The average carrying value of impaired loans was $50.4 million, $117.9 million and $155.5 million, with related interest income while such loans were impaired, of $5.8 million, $9.3 million and $12.4 million as of December 31, 1996, 1995 and 1994 respectively.

D. Futures Contracts
--------------------

AFC purchases long futures contracts and sells short futures contracts on margin to hedge against interest rate fluctuations and their effect on the net cash flows from the sales of guaranteed investment contracts. The notional amount of such futures contracts outstanding were $(40.0) million net short contracts and $74.7 million long contracts at December 31, 1996 and 1995, respectively.

     Because the Company purchases and sells futures contracts through brokers who assume the risk of loss, the Company's exposure to credit risk under futures contracts is limited to the margin deposited with the broker. The maturity of all futures contracts outstanding are less than one year. The fair value of futures contracts outstanding were $(39.4) million and $75.7 million at December 31, 1996 and 1995, respectively.

     Gains and losses on hedge contracts related to interest rate fluctuations are deferred and recognized in income over the period being hedged corresponding to related guaranteed investment contracts. Deferred hedging gains (losses) were $0.6 million, $5.6 million and $(7.7) million in 1996, 1995 and 1994, respectively. Gains and losses on hedge contracts that are deemed ineffective by management are realized immediately.

     A reconciliation of the notional amount of futures contracts is as follows:


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                      1996      1995      1994
================================================================================
Contracts outstanding,
  beginning of year                              $ 74.7   $ 126.6   $ 141.7
New contracts                                     (44.0)    349.2     816.0
Contracts terminated                              (70.7)   (401.1)   (831.1)
--------------------------------------------------------------------------------
Contracts outstanding, end of year               $(40.0)  $  74.7   $ 126.6
================================================================================

--------------------------------------------------------------------------------

E. Foreign Currency Swap Contracts
----------------------------------

The Company enters into foreign currency swap contracts to hedge exposure to currency risk on foreign fixed maturity investments. Interest and principal related to foreign fixed maturity investments payable in foreign currencies, at current exchange rates, are exchanged for the equivalent payment translated at a specific currency exchange rate. The Company's maximum exposure to counterparty credit risk is the difference between the foreign currency exchange rate, as agreed upon in the swap contract, and the foreign currency spot rate on the date of the exchange. The fair values of the foreign currency swap contracts outstanding were $(9.2) million and $(1.8) million at December 31, 1996 and 1995, respectively.

     The difference between amounts paid and received on foreign currency swap contracts is reflected in the net investment income related to the underlying assets and is not material in 1996, 1995 and 1994. The Company had no deferred gains or losses on foreign currency swap contracts.

     A reconciliation of the notional amount of swap contracts is as follows:


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                      1996      1995      1994
================================================================================
Contracts outstanding,
  beginning of year                              $104.6    $118.7    $128.8
New contracts                                        --        --      10.1
Contracts expired                                 (36.0)       --     (15.1)
Contracts terminated                                 --     (14.1)     (5.1)
--------------------------------------------------------------------------------
Contracts outstanding, end of year               $ 68.6    $104.6    $118.7
================================================================================


     Expected maturities of foreign currency swap contracts are $18.2 million in 1997 and $50.4 million in 1999 and thereafter. There are no expected maturities of foreign currency swap contracts in 1998.

F. Interest Rate and Other Swap Contracts
-----------------------------------------

The Company enters into interest rate swap contracts to hedge exposure to interest rate fluctuations. Under these swap contracts, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. In addition, the Company has entered into two new types of swap contracts in 1996: security return-linked swap contracts and insurance portfolio-linked swap contracts for investment purposes. Under the security return-linked contracts, the Company agrees to exchange cash flows according to the performance of a specified security or portfolio of securities. Under the insurance portfolio-linked swap contracts, the Company agrees to exchange cash flows according to the performance of a specified underwriter's portfolio of insurance business. Because the underlying principal of swap contracts is not exchanged, the Company's maximum exposure to counterparty credit risk is the difference in payments exchanged.

     The net amount receivable or payable is recognized over the life of the swap contract as an adjustment to net investment income. The increase or (decrease) in net investment income related to interest rate and other swap contracts was $0.6 million, $0.7 million and $(1.3) million for the years ended December 31, 1996, 1995, and 1994, respectively. The Company had no deferred gains or losses relating to interest rate and other swap contracts. The fair values of interest rate and other swap contracts outstanding were $0.1 million, $0.4 million and $0.6 million at December 31, 1996, 1995 and 1994, respectively.

     A reconciliation of the notional amount of interest rate and other swap contracts is as follows:


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                        1996     1995     1994
================================================================================
Contracts outstanding,
  beginning of year                                $ 17.5    $22.8    $22.8
New contracts                                        63.6       --       --
Contracts expired                                   (17.5)    (5.3)      --
--------------------------------------------------------------------------------
Contracts outstanding, end of year                 $ 63.6    $17.5    $22.8
================================================================================


     Expected maturities of interest rate and other swap contracts outstanding at December 31 are as follows: $43.6 million in 1997, $5.0 million in 1998, and $15.0 million in 1999 and thereafter.

G. Other
--------

At December 31, 1996, AFC had no concentration of investments in a single investee exceeding 10% of shareholders' equity, except for investments with the U.S. Treasury with a carrying value of $268.3 million.

4. INVESTMENT INCOME AND GAINS AND LOSSES
   --------------------------------------

A. Net Investment Income
------------------------

The components of net investment income were as follows:


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                    1996      1995      1994
================================================================================
Fixed maturities                               $555.8    $555.1    $578.3
Mortgage loans                                   69.5      97.0     119.9
Equity securities                                11.1      13.2       9.9
Policy loans                                     10.3      20.3      23.3
Real estate                                      40.8      48.7      44.6
Other long-term investments                      19.0       7.1       5.7
Short-term investments                           11.3      21.6      10.3
--------------------------------------------------------------------------------
 Gross investment income                        717.8     763.0     792.0
Less investment expenses                        (45.2)    (52.5)    (48.9)
--------------------------------------------------------------------------------
 Net investment income                         $672.6    $710.5    $743.1
================================================================================

     At December 31, 1996, fixed maturities and mortgage loans on non-accrual status were $2.0 million and $6.8 million, including restructured loans of $4.4 million. The effect of non-

--------------------------------------------------------------------------------

accruals, compared with amounts that would have been recognized in accordance with the original terms of the investments, was to reduce net income by $0.5 million, $0.6 million and $5.1 million in 1996, 1995 and 1994, respectively.

     The payment terms of mortgage loans may from time to time be restructured or modified. The investment in restructured mortgage loans, based on amortized cost, amounted to $51.3 million, $98.9 million and $126.8 million at December 31, 1996, 1995 and 1994, respectively. Interest income on restructured mortgage loans that would have been recorded in accordance with the original terms of such loans amounted to $7.7 million, $11.1 million and $14.4 million in 1996, 1995 and 1994, respectively. Actual interest income on these loans included in net investment income aggregated $4.5 million, $7.1 million and $8.2 million in 1996, 1995 and 1994, respectively.

     At December 31, 1996, fixed maturities with a carrying value of $2.0 million were non-income producing for the twelve months ended December 31, 1996. There were no mortgage loans which were non-income producing for the twelve months ended December 31, 1996.

     Included in other long-term investments is income from limited partnerships of $13.7 million, $0.1 million and $0.6 million in 1996, 1995 and 1994 respectively.

B. Realized Investment Gains and Losses
---------------------------------------

Realized gains (losses) on investments were as follows:


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                      1996     1995     1994
==========================================================================
Fixed maturities                                 $(10.1)   $(7.0)  $  2.4
Mortgage loans                                     (2.4)     1.4    (12.1)
Equity securities                                  55.0     16.2     12.4
Real estate                                        21.1      5.3      1.4
Other                                               2.3      3.2     (3.0)
--------------------------------------------------------------------------
Net realized investment gains                    $ 65.9    $19.1   $  1.1
==========================================================================

     Proceeds from voluntary sales of investments in fixed maturities were $2,463.3 million, $1,612.3 million and $1,036.5 million in 1996, 1995 and 1994, respectively. Realized gains on such sales were $19.3 million, $23.7 million and $12.9 million; and realized losses were $31.0 million, $33.0 million and $21.6 million for 1996, 1995 and 1994, respectively.

5. FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS
   -----------------------------------------------

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about certain financial instruments (insurance contracts, real estate, goodwill and taxes are excluded) for which it is practicable to estimate such values, whether or not these instruments are included in the balance sheet. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality. Fair values of interest rate futures were not material at December 31, 1996 and 1995.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents

For these short-term investments, the carrying amount approximates fair value.

Fixed Maturities

Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using independent pricing sources or internally developed pricing models using discounted cash flow analyses.

Equity Securities

Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using independent pricing sources or internally developed pricing models.

Mortgage Loans

Fair values are estimated by discounting the future contractual cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. The fair value of below investment grade mortgage loans are limited to the lesser of the present value of the cash flows or book value.

Reinsurance Receivables

The carrying amount reported in the consolidated balance sheets approximates fair value.

Policy Loans

The carrying amount reported in the consolidated balance sheets approximates fair value since policy loans have no defined maturity dates and are inseparable from the insurance contracts.

Investment Contracts (Without Mortality Features)

Fair values for the Company's liabilities under guaranteed investment type contracts are estimated using discounted cash flow calculations using current interest rates for similar contracts with maturities consistent with those remaining for the contracts being valued. Other liabilities are based on surrender values.

Debt

The carrying value of short-term debt reported in the balance sheet approximates fair value. The fair value of long-term debt was estimated using market quotes, when available, and, when not available, discounted cash flow analyses.

--------------------------------------------------------------------------------
   The estimated fair values of the financial instruments were as follows:


DECEMBER 31
(IN MILLIONS)                               1996                     1995
================================================================================
                                   Carrying        Fair    Carrying        Fair
FINANCIAL ASSETS                      Value       Value       Value       Value
----------------
 Cash and cash equivalents         $  178.5    $  178.5    $  289.5    $  289.5
 Fixed maturities                   7,487.8     7,487.8     7,739.3     7,739.3
 Equity securities                    473.6       473.6       517.2       517.2
 Mortgage loans                       650.1       675.7       799.5       845.4
 Policy loans                         132.4       132.4       123.2       123.2
--------------------------------------------------------------------------------
                                   $8,922.4    $8,948.0    $9,468.7    $9,514.6
================================================================================

FINANCIAL LIABILITIES
---------------------
 Guaranteed investment contracts   $1,101.3    $1,119.2    $1,632.8    $1,677.0
 Supplemental contracts without
  life contingencies                   23.1        23.1        24.4        24.4
 Dividend accumulations                87.3        87.3        86.2        86.2
 Other individual contract
  deposit funds                        76.9        74.3        95.7        92.8
 Other group contract deposit
  funds                               789.1       788.3       894.0       902.8
 Individual annuity contracts         935.6       719.0       966.3       810.0
 Short-term debt                       38.4        38.4        31.2        31.2
 Long-term debt                       202.2       199.1       202.3       212.4
--------------------------------------------------------------------------------
                                   $3,253.9    $3,048.7    $3,932.9    $3,836.8
================================================================================

6. CLOSED BLOCK
   ------------

Included in other income in the Consolidated Statements of Income in 1996 and 1995 is a net pre-tax contribution from the Closed Block of $8.6 million and $2.9 million, respectively. Summarized financial information of the Closed Block as of December 31, 1996 and 1995 and for the period ended December 31, 1996 and the period from October 1, 1995 through December 31, 1995 is as follows:


DECEMBER 31
(IN MILLIONS)                                      1996     1995
==================================================================
Assets
 Fixed maturities, at fair value (amortized
  cost of $397.2 and $447.4, respectively)        $403.9   $458.0
 Mortgage loans                                    114.5     57.1
 Policy loans                                      230.2    242.4
 Cash and cash equivalents                          24.1     17.6
 Accrued investment income                          14.3     16.6
 Deferred policy acquisition costs                  21.1     24.5
 Other assets                                        3.7      2.7
-----------------------------------------------------------------
Total assets                                      $811.8   $818.9
=================================================================
Liabilities
 Policy liabilities and accruals                  $883.4   $899.2
 Other liabilities                                   8.7      2.8
-----------------------------------------------------------------
Total liabilities                                 $892.1   $902.0
=================================================================

--------------------------------------------------------------------------------

                                                                  Period from
                                                                    October 1
                                                                      through
                                                  December 31     December 31
(In millions)                                            1996            1995
================================================================================
Revenues
  Premiums                                            $  61.7         $  11.5
  Net investment income                                  52.6            12.8
  Realized investment loss                               (0.7)             --
--------------------------------------------------------------------------------
Total revenues                                          113.6            24.3
--------------------------------------------------------------------------------
Benefits and expenses
  Policy benefits                                       101.2            20.6
  Policy acquisition expenses                             3.2             0.8
  Other operating expenses                                0.6              --
--------------------------------------------------------------------------------
Total benefits and expenses                             105.0            21.4
--------------------------------------------------------------------------------
Contribution from the Closed Block                    $   8.6         $   2.9
================================================================================
Cash flows
  Cash flows from operating activities:
   Contribution from the Closed Block                 $   8.6         $   2.9
   Initial cash transferred to the Closed Block            --           139.7
   Change in deferred policy acquisition
    costs, net                                            3.4             0.4
   Change in premiums and other receivables               0.2            (0.1)
   Change in policy liabilities and accruals            (13.9)            2.0
   Change in accrued investment income                    2.3            (1.3)
   Other, net                                             2.5             0.8
--------------------------------------------------------------------------------
  Net cash provided by operating activities               3.1           144.4
--------------------------------------------------------------------------------
  Cash flows from investing activities:
   Sales, maturities and repayments of
     investments                                        188.1            29.0
   Purchases of investments                            (196.9)         (158.8)
   Other, net                                            12.2             3.0
--------------------------------------------------------------------------------
  Net cash provided by
   (used in) investing activities                         3.4          (126.8)
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents                 6.5            17.6
Cash and cash equivalents, beginning
 of the year                                             17.6              --
--------------------------------------------------------------------------------
Cash and cash equivalents, end of year                $  24.1         $  17.6
================================================================================

     On October 16, 1995, there were no valuation allowances transferred to the Closed Block on mortgage loans. There were no valuation allowances on mortgage loans at December 31, 1996 and 1995, respectively.

     Many expenses related to Closed Block operations are charged to operations outside the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside the Closed Block.

7. DEBT
   ----

Short- and long-term debt consisted of the following:


DECEMBER 31
(IN MILLIONS)                                                   1996     1995
================================================================================
Short-term

 Commercial paper                                             $ 37.8   $ 27.7
 Other                                                           0.6      3.5
--------------------------------------------------------------------------------
Total short-term debt                                         $ 38.4   $ 31.2
================================================================================

Long-term
 Senior Debentures (unsecured)                                $199.5   $199.5
 Other                                                           2.7      2.8
--------------------------------------------------------------------------------
Total long-term debt                                          $202.2   $202.3
================================================================================

     AFC issues commercial paper primarily to manage imbalances between operating cash flows and existing commitments. Commercial paper borrowing arrangements are supported by various lines of credit. At December 31, 1996, the weighted average interest rate for outstanding commercial paper was approximately 5.5%.

     At December 31, 1996, AFC had approximately $140.0 million in committed lines of credit provided by U.S. banks, of which $102.2 million was available for borrowing. These lines of credit generally have terms of less than one year, and require the Company to pay annual commitment fees of 0.07% of the available credit. Interest that would be charged for usage of these lines of credit is based upon negotiated arrangements.

     During 1996, the Company utilized repurchase agreements to finance certain investments. Although the repurchase agreements were entirely settled by year end, management may utilize this policy again in future periods.

     In October, 1995, AFC issued $200.0 million face amount of Senior Debentures for proceeds of $197.2 million net of discounts and issuance costs. These securities have an effective interest rate of 7.65%, and mature on October 16, 2025. Interest is payable semiannually on October 15 and April 15 of each year. The Senior Debentures are subject to certain restrictive covenants, including limitations on issuance of or disposition of stock of restricted subsidiaries and limitations on liens. The Company is in compliance with all covenants.

--------------------------------------------------------------------------------

     Interest expense was $32.1 million, $7.3 million and $4.3 million in 1996, 1995 and 1994, respectively. Interest expense in 1996 included $15.3 million related to the Company's Senior Debentures and $11.0 million related to interest payments on repurchase agreements. Interest expense in 1995 included $3.2 million related to the Company's Senior Debentures. All interest expense is recorded in other operating expenses.

8. Federal Income Taxes
   --------------------

Provisions for federal income taxes have been calculated in accordance with the provisions of SFAS No. 109. A summary of the federal income tax expense (benefit) in the consolidated statements of income is shown below:


For the Years Ended December 31
(In millions)                                          1996      1995     1994
================================================================================
Federal income tax expense (benefit)
 Current                                             $ 90.9    $119.7    $45.4
 Deferred                                             (15.7)    (37.0)     8.0
--------------------------------------------------------------------------------
Total                                                $ 75.2    $ 82.7    $53.4
================================================================================


     The federal income taxes attributable to the consolidated results of operations are different from the amounts determined by multiplying income before federal income taxes by the expected federal income tax rate. The sources of the difference and the tax effects of each were as follows:


For the Years Ended December 31
(In millions)                                          1996      1995     1994
================================================================================
Expected federal income tax expense                  $116.1    $105.6   $ 53.7
 Tax-exempt interest                                  (35.3)    (32.2)   (35.9)
 Differential earnings amount                         (10.2)     (7.6)    35.0
 Dividend received deduction                           (1.6)     (4.0)    (2.5)
 Changes in tax reserve estimates                       4.7      19.3      4.0
 Other, net                                             1.5       1.6     (0.9)
--------------------------------------------------------------------------------
Federal income tax expense                           $ 75.2    $ 82.7   $ 53.4
================================================================================

     Until conversion to a stock life insurance company, FAFLIC, as a mutual company, reduced its deduction for policyholder dividends by the differential earnings amount. This amount was computed, for each tax year, by multiplying the average equity base of the FAFLIC/AFLIAC consolidated group, as determined for tax purposes, by the estimate of an excess of an imputed earnings rate over the average mutual life insurance companies' earnings rate. The differential earnings amount for each tax year was subsequently recomputed when actual earnings rates were published by the Internal Revenue Service (IRS). The differential earnings amount included in 1996 related to an adjustment for the 1994 tax year based on the actual average mutual life insurance companies' earnings rate issued by the IRS in 1996. As a stock life company, FAFLIC is no longer required to reduce its policyholder dividend deduction by the differential earnings amount.

     The deferred income tax asset represents the tax effects of temporary differences attributable to Allmerica P&C, a separate consolidated group for federal tax return purposes. Its components were as follows:


December 31
(In millions)                                                 1996      1995
================================================================================
Deferred tax (assets) liabilities
 AMT carryforwards                                         $ (16.3)  $  (9.8)
 Loss reserve discounting                                   (182.1)   (178.3)
 Deferred acquisition costs                                   57.5      55.1
 Employee benefit plans                                      (25.1)    (25.5)
 Investments, net                                             73.4      77.4
 Bad debt reserve                                             (1.7)     (1.8)
 Other, net                                                    1.1       1.7
--------------------------------------------------------------------------------
Deferred tax asset, net                                    $ (93.2)  $ (81.2)
================================================================================


     The deferred income tax liability represents the tax effects of temporary differences attributable to the FAFLIC/AFLIAC consolidated federal tax return group. Its components were as follows:


December 31
(In millions)                                                 1996       1995
================================================================================
Deferred tax (assets) liabilities
 Loss reserve discounting                                  $(153.7)   $(129.1)
 Deferred acquisition costs                                  189.6      169.7
 Employee benefit plans                                      (16.3)     (14.6)
 Investments, net                                             55.2       67.0
 Bad debt reserve                                            (24.5)     (26.3)
 Other, net                                                  (15.6)     (18.9)
--------------------------------------------------------------------------------
Deferred tax liability, net                                $  34.7    $  47.8
================================================================================


     Gross deferred income tax assets totaled $435.3 million and $405.1 million at December 31, 1996 and 1995, respectively. Gross deferred income tax liabilities totaled $376.8 million and $371.7 million at December 31, 1996 and 1995, respectively.

     Management believes, based on the Company's recent earnings history and its future expectations, that the Company's taxable income in future years will be sufficient to realize all deferred tax assets. In determining the adequacy of future income, management considered the future reversal of its existing temporary differences and available tax planning strategies that could be implemented, if necessary. At December 31, 1996, there are available non-life net operating loss carryforwards of $0.8 million, and alternative minimum tax credit carryforwards of $16.3 million.

     The Company's federal income tax returns are routinely audited by the IRS, and provisions are routinely made in the financial statements in anticipation of the results of these audits. The IRS has examined the FAFLIC/AFLIAC consolidated group's federal income tax returns through 1991. The IRS has also examined the Allmerica P&C consolidated group's federal income tax returns through 1991. The Company is currently considering its response to certain adjustments proposed by the IRS with respect to the federal income tax returns for 1989, 1990, and 1991 for both the FAFLIC/AFLIAC consolidated group as well as the Allmerica P&C consolidated group. Also, certain adjustments proposed by the IRS with respect to FAFLIC/AFLIAC's federal income tax returns for 1982 and 1983 remain unresolved. If upheld, these adjustments would result in additional payments; however, the Company will vigorously defend its position with respect to these adjustments. In management's opinion, adequate tax liabilities have been established for all years. However, the amount of these tax liabilities could be revised in the near term if estimates of the Company's ultimate liability are revised.

9. PENSION PLANS
   -------------

AFC provides retirement benefits to substantially all of its employees under three separate defined benefit pension plans. Through December 31, 1994, retirement benefits were based primarily on employees' years of service and compensation during the highest five consecutive plan years of employment. Benefits under this defined benefit formula were frozen for most employees (but not for eligible agents) effective December 31, 1994. In their place, the Company adopted a defined benefit cash balance formula, under which the Company annually provides an allocation to each eligible employee as a percentage of that employee's salary, similar to a defined contribution plan arrangement. The 1996 and 1995 allocations were based on 7.0% of each eligible employee's salary. The Company's policy for the plans is to fund at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

    Components of net pension expense were as follows:


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                        1996     1995     1994
================================================================================
Service cost - benefits
  earned during the year                           $ 19.0   $ 19.7   $ 13.0
Interest accrued on projected
  benefit obligations                                21.9     21.1     20.0
Actual return on assets                             (42.2)   (89.3)    (2.6)
Net amortization and deferral                         9.3     66.1    (16.3)
--------------------------------------------------------------------------------
Net pension expense                                $  8.0   $ 17.6   $ 14.1
================================================================================

     The following table summarizes the combined status of the three pension plans. At December 31, 1996 the plans' assets exceeded their projected benefit obligations and in 1995 the plans' projected benefit obligation exceeded their assets.


DECEMBER 31
(IN MILLIONS)                                                1996      1995
================================================================================
Actuarial present value of benefit obligations:
 Vested benefit obligation                                 $308.9    $325.6
 Unvested benefit obligation                                  6.6       5.0
--------------------------------------------------------------------------------
Accumulated benefit obligation                             $315.5    $330.6
================================================================================

Pension liability included in
 Consolidated Balance Sheets:
  Projected benefit obligation                             $344.2    $367.1
  Plan assets at fair value                                 347.8     321.2
--------------------------------------------------------------------------------
    Plan assets greater (less) than
     projected benefit obligation                             3.6     (45.9)
  Unrecognized net (gain) loss from
   past experience                                           (9.1)     48.8
  Unrecognized prior service benefit                        (11.5)    (13.8)
  Unamortized transition asset                              (24.7)    (26.5)
--------------------------------------------------------------------------------
Net pension liability                                      $(41.7)   $(37.4)
================================================================================

     Determination of the projected benefit obligations was based on a weighted average discount rate of 7.0% in 1996 and 1995, and the assumed long-term rate of return on plan assets was 9.0%. The actuarial present value of the projected benefit obligations was determined using assumed rates of increase in future compensation levels ranging from 5.5% to 6.5%. Plan assets are invested primarily in various separate accounts and the general account of FAFLIC. The plans also hold stock of AFC.

     The Company has a profit sharing and 401(k) plan for its employees. Effective for plan years beginning after 1994, the profit sharing formula for employees has been discontinued and a 401(k) match feature has been added to the continuing 401(k)

--------------------------------------------------------------------------------

plan for the employees. Total plan expense in 1996, 1995 and 1994 was $5.5 million, $5.2 million and $12.6 million, respectively. In addition to this Plan, the Company has a defined contribution plan for substantially all of its agents. The Plan expense in 1996, 1995 and 1994 was $2.0 million, $3.5 million and $2.7 million, respectively.

10. OTHER POSTRETIREMENT BENEFIT PLANS
    ----------------------------------

In addition to the Company's pension plans, the Company currently provides postretirement medical and death benefits to certain full-time employees and dependents, under several plans sponsored by FAFLIC, Hanover and Citizens. Generally, employees become eligible at age 55 with at least 15 years of service. Spousal coverage is generally provided for up to two years after death of the retiree. Benefits include hospital, major medical and a payment at death equal to retirees' final compensation up to certain limits. Effective January 1, 1996, the Company revised these benefits so as to establish limits on future benefit payments and to restrict eligibility to current employees. The medical plans have varying copayments and deductibles, depending on the plan. These plans are unfunded.

     The plan changes effective January 1, 1996 resulted in a negative plan amendment (change in eligibility and medical benefits) of $26.8 million and curtailment (no future increases in life insurance) of $5.3 million. The negative plan amendment will be amortized as prior service cost over the average number of years to full eligibility (approximately 9 years or $3.0 million per year). Of the $5.3 million curtailment gain, $3.3 million has been deducted from unrecognized loss and $2.0 million has been recorded as a reduction of the net periodic postretirement benefit expense.

     The plans' funded status reconciled with amounts recognized in the Company's consolidated balance sheet were as follows:


DECEMBER 31
(IN MILLIONS)                                                1996     1995
================================================================================
Accumulated postretirement benefit obligation:
 Retirees                                                   $40.4   $ 44.9
 Fully eligible active plan participants                      7.5     14.0
 Other active plan participants                              24.4     45.9
--------------------------------------------------------------------------------
                                                             72.3    104.8
Plan assets at fair value                                      --       --
--------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation in excess of plan assets                        72.3    104.8
Unrecognized prior service benefit                           23.8       --
Unrecognized loss                                            (5.0)   (13.4)
--------------------------------------------------------------------------------
Accrued postretirement benefit costs                        $91.1   $ 91.4
================================================================================


The components of net periodic postretirement benefit expense were as follows:


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                                          1996    1995     1994
================================================================================
Service cost                                          $ 3.2   $ 4.2    $ 6.6
Interest cost                                           4.6     6.9      6.9
Amortization of (gain) loss                            (2.8)   (0.5)     1.4
--------------------------------------------------------------------------------
Net periodic postretirement
  benefit expense                                     $ 5.0   $10.6    $14.9
================================================================================

     For purposes of measuring the accumulated postretirement benefit obligation at December 31, 1996, health care costs were assumed to increase 9.0% in 1997, declining thereafter until the ultimate rate of 5.5% is reached in 2001 and remains at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1996 by $5.3 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 1996 by $0.7 million.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% at December 31, 1996 and 1995.

11. POSTEMPLOYMENT BENEFITS
    -----------------------

Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 112, (SFAS No. 112), "Employers' Accounting for Postemployment Benefits", which requires employers to recognize the costs and obligations of severance, disability and related life insurance and health care benefits to be paid to inactive or former employees after employment but before retirement. Prior to adoption, the Company had recognized the cost of these benefits on an accrual or paid basis, depending on the plan. Implementation of SFAS No. 112 resulted in a transition obligation of $1.9 million, net of federal income taxes and minority interest, and is reported as a cumulative effect of a change in accounting principle in the consolidated statement of income. The impact of this accounting change, after recognition of the cumulative effect, was not significant.

--------------------------------------------------------------------------------
12. STOCK-BASED COMPENSATION PLANS

In October 1995 the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"("SFAS 123"). The Standard is effective for fiscal years beginning after December 15, 1995, and requires the Company either to apply a fair value measure to any stock-based compensation granted by the Company, or continue to apply the valuation provisions of existing accounting standards, but with pro-forma net income and earnings per share disclosures using a fair value methodology to value the stock-based compensation. Beginning for the year ended December 31, 1996, the Company has elected to continue to apply the valuation provisions of existing accounting standards (APB 25). The pro forma effect of applying SFAS 123 is not material.

Effective June 17, 1996, The Company adopted a Long Term Stock Incentive Plan for employees of the Company (the "Employees' Plan"). Key employees of the Company and its subsidiaries are eligible for awards pursuant to the Plan administered by the Compensation Committee of the Board of Directors (the "Committee") of the Company. Under the terms of the Employees' Plan, options may be granted to eligible employees at a price not less than the market price of the Company's common stock on the date of grant. Option shares may be exercised subject to the terms prescribed by the Committee at the time of grant, otherwise options vest at the rate of 20% annually for five consecutive years and must be exercised not later than ten years from the date of grant. At June 17, 1996, 231,500 option shares were granted at an option price of $27.50. During 1996, 22,000 option shares were forfeited leaving 209,500 option shares outstanding at December 31, 1996. There were no options exercised during 1996. At December 31, 1996, there were no options exercisable and 2,140,500 option shares were available for future grant.

13. DIVIDEND RESTRICTIONS

Massachusetts, Delaware, New Hampshire and Michigan have enacted laws governing the payment of dividends to stockholders by insurers. These laws affect the dividend paying ability of FAFLIC, AFLIAC, Hanover and Citizens, respectively.

     Massachusetts' statute limits the dividends an insurer may pay in any twelve month period, without the prior permission of the Commonwealth of Massachusetts Insurance Commissioner, to the greater of (i) 10% of its statutory policyholder surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company), or its net income for the preceding calendar year (if such insurer is not a life company). In addition, under Massachusetts law, no domestic insurer shall pay a dividend or make any distribution to its shareholders from other than unassigned funds unless the Commissioner shall have approved such dividend or distribution. At January 1, 1997, FAFLIC could pay dividends of $151.8 million to AFC without prior approval of the Commissioner.

     Pursuant to Delaware's statute, the maximum amount of dividends and other distributions that an insurer may pay in any twelve month period, without the prior approval of the Delaware Commissioner of Insurance, is limited to the greater of (i) 10% of its policyholders' surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company) or its net income (not including realized capital gains) for the preceding calendar year (if such insurer is not a life company). Any dividends to be paid by an insurer, whether or not in excess of the aforementioned threshold, from a source other than statutory earned surplus would also require the prior approval of the Delaware Commissioner of Insurance. At January 1, 1997, AFLIAC could pay dividends of $11.9 million to FAFLIC without prior approval.

     Pursuant to New Hampshire's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without the prior approval of the New Hampshire Insurance Commissioner, is limited to 10% of such insurer's statutory policyholder surplus as of the preceding December 31. At January 1, 1997, the maximum dividend and other distributions that could be paid to Allmerica P&C by Hanover, without prior approval of the Insurance Commissioner, was approximately $15.4 million, which considers dividends declared to Allmerica P&C of $105.0 million during 1996, including $80.0 million which was declared in December. On January 2, 1997, Hanover declared an extraordinary dividend in the amount of $120.0 million, payable on or after January 21, 1997 to Allmerica P&C. The dividend which was approved by the New Hampshire Insurance Department on January 9, 1997 is to be paid in a lump sum or in such installments as Allmerica P&C, in its discretion, may determine.

     Pursuant to Michigan's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the Michigan Insurance Commissioner, is limited to the greater of 10% of policyholders' surplus as of December 31 of the immediately preceding year or the statutory net income less realized gains, for the immediately preceding calendar year. At January 1, 1997, Citizens Insurance could pay dividends of $39.9 million to Citizens Corporation without prior approval.

-------------------------------------------------------------------------------

14. SEGMENT INFORMATION

The Company offers financial products and services in two major areas: Risk Management and Retirement and Asset Management. Within these broad areas, the Company conducts business principally in five operating segments.

     The Risk Management group includes two segments: Regional Property and Casualty and Corporate Risk Management Services.

     The Regional Property and Casualty segment includes property and casualty insurance products, such as automobile insurance, homeowners insurance, commercial multiple-peril insurance, and workers' compensation insurance. These products are offered by Allmerica P&C through its operating subsidiaries, Hanover and Citizens. Substantially all of the Regional Property and Casualty segment's earnings are generated in Michigan and the Northeast (Connecticut, Massachusetts, New York, New Jersey, New Hampshire, Rhode Island, Vermont and Maine). The Corporate Risk Management Services segment includes group life and health insurance products and services which assist employers in administering employee benefit programs and in managing the related risks.

     The Retirement and Asset Management group includes three segments: Retail Financial Services, Institutional Services and Allmerica Asset Management. The Retail Financial Services segment includes variable annuities, variable universal life-type, traditional and health insurance products distributed via retail channels to individuals across the country. The Institutional Services segment includes primarily group retirement products such as 401(k) plans, tax-sheltered annuities and GIC contracts which are distributed to institutions across the country via work-site marketing and other arrangements. Allmerica Asset Management is a Registered Investment Advisor which provides investment advisory services, primarily to affiliates, and to other institutions, such as insurance companies and pension plans.

     In addition to the five operating segments, the Company also has a Corporate segment, which consists primarily of Senior Debentures and a portion of the net proceeds from the Company's initial public offering.

Summarized below is financial information with respect to business segments for the years ended and as of December 31.


(IN MILLIONS)                          1996        1995        1994
---------------------------------------------------------------------
Revenues:
  Risk Management
    Regional Property and
     Casualty                       $ 2,193.7   $ 2,095.1   $ 2,004.8
    Corporate Risk Management           361.5       328.5       302.4
---------------------------------------------------------------------
     Subtotal                         2,555.2     2,423.6     2,307.2
---------------------------------------------------------------------
  Retirement and Asset
    Management
    Retail Financial Services           450.9       486.7       507.9
    Institutional Services              266.7       330.2       397.9
    Allmerica Asset Management            8.8         4.4         4.0
---------------------------------------------------------------------
     Subtotal                           726.4       821.3       909.8
---------------------------------------------------------------------
  Corporate                               1.8         0.4          --
  Eliminations                           (8.7)       (4.4)      (21.9)
---------------------------------------------------------------------
Total                               $ 3,274.7   $ 3,240.9   $ 3,195.1
=====================================================================
Income from continuing
 operations before income taxes:
  Risk Management
    Regional Property and
     Casualty                       $   197.7   $   206.3   $   113.1
    Corporate Risk Management            20.7        18.3        19.9
---------------------------------------------------------------------
     Subtotal                           218.4       224.6       133.0
---------------------------------------------------------------------
  Retirement and Asset
   Management
   Retail Financial Services             76.2        35.2        14.2
   Institutional Services                52.8        42.8         4.4
   Allmerica Asset Management             1.1         2.3         1.9
---------------------------------------------------------------------
     Subtotal                           130.1        80.3        20.5
---------------------------------------------------------------------
   Corporate                            (16.8)       (3.1)         --
---------------------------------------------------------------------
Total                               $   331.7   $   301.8   $   153.5
=====================================================================
Identifiable assets:
  Risk Management
   Regional Property and
    Casualty                        $ 5,703.9   $ 5,741.8   $ 5,408.7
   Corporate Risk Management            506.0       458.9       386.3
---------------------------------------------------------------------
    Subtotal                          6,209.9     6,200.7     5,795.0
---------------------------------------------------------------------
  Retirement and Asset
   Management
   Retail Financial Services          8,873.5     7,218.6     5,639.8
   Institutional Services             3,879.0     4,280.9     4,484.5
   Allmerica Asset Management             2.4         2.1         2.2
---------------------------------------------------------------------
     Subtotal                        12,754.9    11,501.6    10,126.5
---------------------------------------------------------------------
  Corporate                              32.9        55.4          --
---------------------------------------------------------------------
Total                               $18,997.7   $17,757.7   $15,921.5
=====================================================================

--------------------------------------------------------------------------------

15. LEASE COMMITMENTS
    -----------------

Rental expenses for operating leases, principally with respect to buildings, amounted to $33.6 million, $36.4 million and $35.2 million in 1996, 1995 and 1994, respectively. At December 31, 1996, future minimum rental payments under non-cancellable operating leases were approximately $71.7 million, payable as follows: 1997 - $26.4 million; 1998 - $19.6 million; 1999 - $12.8 million; 2000
- $8.0 million; and $5.0 million thereafter. It is expected that, in the normal course of business, leases that expire will be renewed or replaced by leases on other property and equipment; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 1997.

16. REINSURANCE
    -----------
In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Reinsurance transactions are accounted for in accordance with the provisions of SFAS No. 113.

     Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company determines the appropriate amount of reinsurance based on evaluation of the risks accepted and analyses prepared by consultants and reinsurers and on market conditions (including the availability and pricing of reinsurance). The Company also believes that the terms of its reinsurance contracts are consistent with industry practice in that they contain standard terms with respect to lines of business covered, limit and retention, arbitration and occurrence. Based on its review of its reinsurers' financial statements and reputations in the reinsurance marketplace, the Company believes that its reinsurers are financially sound.

     The Company is subject to concentration of risk with respect to reinsurance ceded to various residual market mechanisms. As a condition to the ability to conduct certain business in various states, the Company is required to participate in various residual market mechanisms and pooling arrangements which provide various insurance coverages to individuals or other entities that are otherwise unable to purchase such coverage voluntarily provided by private insurers. These market mechanisms and pooling arrangements include the Massachusetts Commonwealth Automobile Reinsurers ("CAR"), the Maine Workers' Compensation Residual Market Pool ("MWCRP") and the Michigan Catastrophic Claims Association ("MCCA"). At December 31, 1996, the MCCA and CAR were the only two reinsurers which represented 10% or more of the Company's reinsurance business. As a servicing carrier in Massachusetts, the Company cedes a significant portion of its private passenger and commercial automobile premiums to CAR. Net premiums earned and losses and loss adjustment expenses ceded to CAR in 1996, 1995 and 1994 were $38.0 million and $21.8 million, $49.1 million and $33.7 million, and $50.0 million and $29.8 million, respectively.

     From 1988 through 1992, the Company was a servicing carrier in Maine, and ceded a significant portion of its workers' compensation premiums to the Maine Workers' Compensation Residual Market Pool, which is administered by The National Council on Compensation Insurance ("NCCI"). The Company is currently involved in legal proceedings regarding the MWCRP's deficit which through a legislated settlement issued on June 23, 1995 provided for an initial funding of $220.0 million, of which the insurance carriers were responsible for $65.0 million. Hanover paid its allocation of $4.2 million in December 1995. Some of the small carriers appealed this decision. The Company's right to recover reinsurance balances for claims properly paid is not at issue in any such proceedings. The Company expects to collect its reinsurance balance; however, funding of the cash flow needs of the MWCRP may in the future be affected by issues related to certain litigation, the outcome of which the Company cannot predict. The Company ceded to MCCA premiums earned and losses and loss adjustment expenses in 1996, 1995 and 1994 of $50.5 million and $(52.9) million, $66.8 million and $62.9 million, and $80.0 million and $24.2 million, respectively. Because the MCCA is supported by assessments permitted by statute, and all amounts billed by the Company to CAR, MWCRP and MCCA have been paid when due, the Company believes that it has no significant exposure to uncollectible reinsurance balances.

--------------------------------------------------------------------------------

The effects of reinsurance were as follows:


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                             1996       1995       1994
======================================================================
Life insurance premiums:
  Direct                                $  389.1   $  438.9   $  447.2
  Assumed                                   87.8       71.0       54.3
  Ceded                                   (138.9)    (150.3)    (111.0)
----------------------------------------------------------------------
Net premiums                            $  338.0   $  359.6   $  390.5
======================================================================
Property and casualty premiums
  written:
  Direct                                $2,039.7   $2,039.4   $1,992.4
  Assumed                                  108.7      125.0      128.6
  Ceded                                   (234.0)    (279.1)    (298.1)
----------------------------------------------------------------------
Net premiums                            $1,914.4   $1,885.3   $1,822.9
======================================================================
Property and casualty premiums
  earned:
  Direct                                $2,018.5   $2,021.7   $1,967.1
  Assumed                                  112.4      137.7      116.1
  Ceded                                   (232.6)    (296.2)    (291.9)
----------------------------------------------------------------------
Net premiums                            $1,898.3   $1,863.2   $1,791.3
======================================================================
Life insurance and other individual
  policy benefits, claims, losses
  and loss adjustment expenses:
  Direct                                $  618.0   $  749.6   $  773.0
  Assumed                                   44.9       38.5       28.9
  Ceded                                    (77.8)     (69.5)     (61.6)
----------------------------------------------------------------------
Net policy benefits, claims, losses
  and loss adjustment expenses          $  585.1   $  718.6   $  740.3
======================================================================
Property and casualty benefits,
  claims,losses and loss
  adjustment expenses:
  Direct                                $1,288.3   $1,372.7   $1,364.4
  Assumed                                   85.8      146.1      102.7
  Ceded                                     (2.2)    (229.1)    (160.4)
----------------------------------------------------------------------
Net policy benefits, claims, losses
  and loss adjustment expenses          $1,371.9   $1,289.7   $1,306.7
======================================================================

17. DEFERRED POLICY ACQUISITION COSTS
    ---------------------------------

The following reflects the changes to the deferred policy acquisition asset:


FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                          1996      1995      1994
================================================================
Balance at beginning of year         $ 735.7   $ 802.8   $ 746.9
  Acquisition expenses deferred        560.8     504.8     510.3
  Amortized to expense during
    the year                          (483.5)   (470.3)   (475.7)
  Adjustment to equity during
    the year                             9.7     (50.4)     21.3
  Transferred to the Closed Block         --     (24.8)       --
  Adjustment for cession of term
    life insurance                        --     (26.4)       --
----------------------------------------------------------------
Balance at end of year               $ 822.7   $ 735.7   $ 802.8
================================================================

18. LIABILITIES FOR OUTSTANDING CLAIMS, LOSSES AND LOSS ADJUSTMENT EXPENSES
    -----------------------------------------------------------------------

The Company regularly updates its estimates of liabilities for outstanding claims, losses and loss adjustment expenses as new information becomes available and further events occur which may impact the resolution of unsettled claims for its property and casualty and its accident and health lines of business. Changes in prior estimates are reflected in results of operations in the year such changes are determined to be needed and recorded.

     The liability for future policy benefits and outstanding claims, losses and loss adjustment expenses related to the Company's accident and health business was $471.7 million, $446.9 million and $371.4 million at December 31, 1996, 1995 and 1994, respectively. Accident and health claim liabilities have been re-estimated for all prior years and were decreased by $0.6 million and $2.2 million in 1996 and 1994, respectively, and increased by $17.6 million in 1995. Unfavorable development in the accident and health business during 1995 was primarily due to reserve strengthening and adverse experience in the Company's individual disability line of business.

--------------------------------------------------------------------------------

     The following table provides a reconciliation of the beginning and ending property and casualty reserve for unpaid losses and loss adjustment expenses
(LAE):

FOR THE YEARS ENDED DECEMBER 31
(IN MILLIONS)                            1996        1995        1994
=======================================================================
Reserve for losses and LAE,
  beginning of year                    $2,896.0    $2,821.7    $2,717.3
Incurred losses and LAE, net
  of reinsurance recoverable:
  Provision for insured events
    of current year                     1,513.3     1,427.3     1,434.8
  Decrease in provision for
    insured events of prior years        (141.4)     (137.6)     (128.1)
-----------------------------------------------------------------------
Total incurred losses and LAE           1,371.9     1,289.7     1,306.7
-----------------------------------------------------------------------
Payments, net of reinsurance
  recoverable:
  Losses and LAE attributable to
    insured events of current year        759.6       652.2       650.2
  Losses and LAE attributable to
    insured events of prior years         627.6       614.3       566.9
-----------------------------------------------------------------------
Total payments                          1,387.2     1,266.5     1,217.1
-----------------------------------------------------------------------
Change in reinsurance
  recoverable on unpaid losses           (136.6)       51.1        14.8
-----------------------------------------------------------------------
Reserve for losses and LAE,
  end of year                          $2,744.1    $2,896.0    $2,821.7
=======================================================================

     As part of an ongoing process, the property and casualty reserves have been re-estimated for all prior accident years and were decreased by $141.4 million, $137.6 million and $128.1 million in 1996, 1995 and 1994, respectively. The increase in favorable development on prior years' reserves of $3.8 million in 1996 results primarily from an $11.4 million increase in favorable development at Citizens.

     The increase in Citizens' favorable development of $11.4 million in 1996 reflects improved severity in the personal automobile line, where favorable development increased $28.6 million to $33.0 million in 1996, partially offset by less favorable development in the workers' compensation line. In 1995, the workers' compensation line had favorable development of $32.7 million, primarily as a result of Citizens re-estimating reserves to reflect the new claims cost management programs and the Michigan Supreme Court ruling, which decreases the maximum to be paid for indemnity cases on all existing and future claims. In 1996, the favorable development in the workers' compensation line of $21.8 million also reflected these developments. Hanover's favorable development, including voluntary and involuntary pools, decreased $7.7 million in 1996 to $82.9 million, primarily attributable to a decrease in favorable development in the workers' compensation line of $19.8 million. This decrease is primarily attributable to a re-estimate of reserves with respect to certain types of workers' compensation policies including large deductibles and excess of loss policies. In addition, during 1995 the Regional Property and Casualty subsidiaries refined their estimation of unallocated loss adjustment expenses which increased favorable development in that year. Favorable development in the personal automobile line also decreased $4.7 million, to $42.4 million in 1996. These decreases were offset by increases in favorable development of $1.9 million and $5.6 million, to $12.6 million and $5.7 million, in the commercial automobile and commercial multiple peril lines, respectively. Favorable development in other lines increased by $8.8 million, primarily as a result of environmental reserve strengthening in 1995. Favorable development in Hanover's voluntary and involuntary pools increased $3.7 million to $4.1 million during 1996.

     The increase in favorable development on prior years' reserves of $9.5 million in 1995 results primarily from a $34.6 million increase in favorable development at Citizens. Favorable development in Citizens' personal automobile and workers' compensation lines increased $16.6 million and $15.5 million, to favorable development of $4.4 million and $32.7 million, respectively, due to the aforementioned change in claims cost management and the Michigan Supreme Court ruling. Hanover's favorable development, not including the effect of voluntary and involuntary pools, was relatively unchanged at $90.2 million in 1995 compared to $91.7 million in 1994. Favorable development in Hanover's workers' compensation line increased $27.7 million to $31.0 million during 1995. This was offset by decreases of $14.6 million and $12.6 million, to $45.5 million and $0.1 million, in the personal automobile and commercial multiple peril lines, respectively. Favorable development in Hanover's voluntary and involuntary pools decreased $23.6 million to $0.4 million during 1995.

     This favorable development reflects the Regional Property and Casualty subsidiaries' reserving philosophy consistently applied over these periods. Conditions and trends that have affected development of the loss and LAE reserves in the past may not necessarily occur in the future.

     Due to the nature of business written by the Regional Property and Casualty subsidiaries, the exposure to environmental liabilities is relatively small and therefore their reserves are relatively small compared to other types of

--------------------------------------------------------------------------------
liabilities. Losses and LAE reserves related to environmental damage and toxic tort liability, included in the total reserve for losses and LAE, were $50.8 million and $43.2 million, net of reinsurance of $20.2 million and $8.4 million, at the end of 1996 and 1995, respectively. During 1995, the Regional Property and Casualty subsidiaries redefined their environmental liabilities in conformity with new guidelines issued by the NAIC. This had no impact on results of operations. The Regional Property and Casualty subsidiaries do not specifically underwrite policies that include this coverage, but as case law expands policy provisions and insurers' liability beyond the intended coverage, the Regional Property and Casualty subsidiaries may be required to defend such claims. During 1995, Hanover performed an actuarial review of its environmental reserves. This resulted in Hanover's providing additional reserves for "IBNR" (incurred but not reported) claims in addition to existing reserves for reported claims. Although these claims are not material, their existence gives rise to uncertainty and is discussed because of the possibility, however remote, that they may become material. Management believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims for environmental liability are adequate. In addition, management is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

19. MINORITY INTEREST
    -----------------

The Company's interest in Allmerica P&C, through its wholly-owned subsidiary FAFLIC, is represented by ownership of 59.5%, 58.3% and 57.4% of the outstanding shares of common stock at December 31, 1996, 1995 and 1994, respectively. Earnings and shareholders' equity attributable to minority shareholders are included in minority interest in the consolidated financial statements.

20. CONTINGENCIES
    -------------

Regulatory and Industry Developments

Unfavorable economic conditions may contribute to an increase in the number of insurance companies that are under regulatory supervision. This may result in an increase in mandatory assessments by state guaranty funds, or voluntary payments by, solvent insurance companies to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments, which are subject to statutory limits, can be partially recovered through a reduction in future premium taxes in some states. The Company is not able to reasonably estimate the potential effect on it of any such future assessments or voluntary payments.

Litigation

On June 23, 1995, the governor of Maine approved a legislative settlement for the Maine Workers' Compensation Residual Market Pool deficit for the years 1988 through 1992. The settlement provides for an initial funding of $220.0 million toward the deficit. The insurance carriers were liable for $65.0 million and employers would contribute $110.0 million payable through surcharges on premiums over the course of the next ten years. The major insurers are responsible for 90% of the $65.0 million. Hanover's allocated share of the settlement is approximately $4.2 million, which was paid in December 1995. The remainder of the deficit of $45.0 million will be paid by the Maine Guaranty Fund, payable in quarterly contributions over ten years. A group of smaller carriers filed litigation to appeal the settlement. The Company believes that adequate reserves have been established for any additional liability.

        The Company has been named a defendant in various other legal proceedings arising in the normal course of business. In the opinion of management, based on the advice of legal counsel, the ultimate resolution of these proceedings will not have a material effect on the Company's consolidated financial statements. However, liabilities related to these proceedings could be established in the near term if estimates of the ultimate resolution of these proceedings are revised.

Residual Markets

The Company is required to participate in residual markets in various states. The results of the residual markets are not subject to the predictability associated with the Company's own managed business, and are significant to the workers' compensation line of business and both the private passenger and commercial automobile lines of business.

--------------------------------------------------------------------------------
21. Statutory Financial Information
    -------------------------------

The insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Statutory surplus differs from shareholders' equity reported in accordance with generally accepted accounting principles for stock life insurance companies primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

Statutory net income and surplus are as follows:


(In millions)                    1996       1995     1994
===========================================================
Statutory net income
--------------------
  (combined)
  ----------
  Property and Casualty
    Companies                   $  155.3  $  155.3   $ 79.9
  Life and Health Companies        133.3     134.3     40.7
-----------------------------------------------------------

Statutory Shareholders'
-----------------------
  Surplus (combined)
  ------------------
  Property and Casualty
    Companies                   $1,201.6  $1,128.4   $974.3
  Life and Health Companies      1,120.1     965.6    465.3
-----------------------------------------------------------

22. Quarterly Results of Operations (unaudited)
    -------------------------------------------

The quarterly results of operations for 1996 and 1995 are summarized below:


For the Three Months Ended
(In millions)
================================================================================
1996                            MARCH 31      JUNE 30     SEPT. 30     DEC. 31
----
Total revenues                    $828.4       $800.3       $806.3      $839.7
================================================================================
Net income                        $ 47.3       $ 42.6       $ 46.7      $ 45.3
================================================================================
Net income per share              $ 0.94       $ 0.85       $ 0.93      $ 0.91
================================================================================
Dividends declared per share      $ 0.05       $ 0.05       $ 0.05      $ 0.05
================================================================================

1995
----

Total revenues                    $841.4       $791.9       $822.8      $784.8
================================================================================
Income before extraordinary
 item                             $ 39.2       $ 29.9       $ 34.8      $ 42.1
Extraordinary item -
 demutualization expense            (2.5)        (3.5)        (4.7)       (1.4)
--------------------------------------------------------------------------------
Net income                        $ 36.7       $ 26.4       $ 30.1      $ 40.7
================================================================================
Net income after
 demutualization per share        $   --       $   --       $   --      $ 0.82
================================================================================
Dividends declared per share      $   --       $   --       $   --      $ 0.05
================================================================================

Allmerica Financial Corporation

--------------------------------------------------------------------------------

BOARD OF DIRECTORS

Michael P. Angelini (A)
Partner, Bowditch & Dewey

DAVID A. BARRETT (A)
Consultant, Memorial Health Care
(MCCM, Inc.)

GAIL L. HARRISON (D)
Founding Principal,
The Wexler Group

ROBERT P. HENDERSON
Chairman, Greylock
Management Corporation

ROBERT J. MURRAY (D)
Chairman, President and
Chief Executive Officer, New England
Business Service, Inc.

TERRENCE MURRAY (D)
Chairman, President and Chief Executive Officer,
Fleet Financial Group, Inc.

JOHN F. O'BRIEN
President and Chief Executive Officer,
Allmerica Financial Corporation

JOHN L. SPRAGUE (A)
President, John L. Sprague
Associates, Inc.

ROBERT G. STACHLER (C)
Partner, Taft, Stettinius & Hollister

HERBERT M. VARNUM (A,C)
Former Chairman and Chief Executive Officer,
Quabaug Corporation

RICHARD MANNING WALL (C)
General Counsel and Assistant to the Chairman,
Flexcon Company, Inc.

(A) Audit Committee
(C) Compensation Committee
(D) Directors Committee


OPERATING COMMITTEE

BRUCE C. ANDERSON
Vice President, Corporate Services

JOHN P. KAVANAUGH
Vice President and Chief Investment Officer

JOHN F. KELLY
Vice President, General Counsel
and Assistant Secretary

J. BARRY MAY
President, The Hanover Insurance
Company

JAMES R. MCAULIFFE
President, Citizens Insurance
Company of America

JOHN F. O'BRIEN
President and Chief Executive Officer

EDWARD J. PARRY III
Vice President, Chief Financial Officer
and Treasurer

RICHARD M. REILLY
Vice President, Retail Financial Services

LARRY C. RENFRO
Vice President, Institutional Services

ERIC A. SIMONSEN
President, Allmerica Services Corporation

PHILLIP E. SOULE
Vice President, Corporate Risk
Management Services

Shareholder Information

--------------------------------------------------------------------------------

ANNUAL MEETING OF SHAREHOLDERS

The management and Board of Directors of Allmerica Financial Corporation invite you to attend the Company's Annual Meeting of Shareholders. The meeting will be held on May 20, 1997, at 9:00 a.m. at Allmerica Financial, 440 Lincoln Street, Worcester, MA.

COMMON STOCK AND SHAREHOLDER OWNERSHIP PROFILE

The common stock of Allmerica Financial Corporation is traded on the New York Stock Exchange under the symbol "AFC." On February 28, 1997, the Company had 65,397 shareholders of record. On the same date, the trading price of the Company's common stock was $37 3/8 per share.

DIVIDENDS

Allmerica Financial Corporation declared a cash dividend of $0.05 on February 24, 1997, payable on May 15, 1997 for shareholders of record on May 1, 1997.

COMMON STOCK PRICES AND DIVIDENDS

1996                                    HIGH         LOW  DIVIDENDS
FIRST QUARTER                        $28         $24 3/4      $0.05
-------------------------------------------------------------------
SECOND QUARTER                       $30 1/8     $25 1/4      $0.05
-------------------------------------------------------------------
THIRD QUARTER                        $32 7/8     $27 1/2      $0.05
-------------------------------------------------------------------
FOURTH QUARTER                       $33 3/4     $30 1/8      $0.05
-------------------------------------------------------------------

REGISTRAR AND STOCK TRANSFER AGENT

First Chicago Trust Company of New York
525 Washington Boulevard
Jersey City, NJ 07303-2512
1-800-317-4454

INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP
160 Federal Street
Boston, MA 02110


TOLL-FREE INVESTOR INFORMATION LINE

Call our toll-free investor information line, 1-800-407-5222, to receive additional printed information, including the 1996 Form 10-K or quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, fax-on-demand services, access to shareholder services, pre-recorded messages and other services.

Alternatively, investors may address questions to:
Jean Peters, Vice President - Investor Relations
Allmerica Financial Corporation
440 Lincoln Street, Worcester, MA 01653
tel. (508) 855-1000 fax (508) 852-7588
MacArthur Starks, Jr., Director - Investor Relations tel. (508) 855-1000 fax (508) 855-3675

CORPORATE OFFICES AND PRINCIPAL SUBSIDIARIES
Allmerica Financial Corporation
440 Lincoln Street
Worcester, MA 01653

The Hanover Insurance Company
100 North Parkway
Worcester, MA 01605

Citizens Insurance Company of America
645 West Grand River
Howell, MI 48843

INDUSTRY RATINGS


                                             A.M.    Standard           Duff &
Claims Paying Ability                        Best    & Poors   Moody's  Phelps
--------------------------------------------------------------------------------
First Allmerica Financial
Life Insurance Company                        A        A+        A1       AA
--------------------------------------------------------------------------------
Allmerica Financial
Life Insurance and
Annuity Company                               A        A+        A1        -
--------------------------------------------------------------------------------
The Hanover Insurance
Company                                       A        AA-       A1        -
--------------------------------------------------------------------------------
Citizens Insurance
Company of America                            A+        -        -         -
--------------------------------------------------------------------------------
                                           Standard            Duff &
Debt Ratings                               & Poors   Moody's   Phelps
--------------------------------------------------------------------------------
Allmerica Financial
Corporation Senior Debt                       A-       A2        A+
--------------------------------------------------------------------------------

PRINTED ENTIRELY ON RECYCLED PAPER

DESIGN

The Graphic Expression Inc., New York

78