Form 10-K, Exhibit 13
period 1997-12-31
ALLMERICA FINANCIAL CORP
filed 1998-03-27
CIK 944695

Five Year Summary of Selected Financial Highlights



For the Years Ended December 31
(In millions)                                                           1997         1996         1995         1994         1993
================================================================================================================================
Statement of Income
 ................................................................................................................................
Revenues

  Premiums                                                       $   2,311.1  $   2,236.3  $   2,222.8  $   2,181.8  $   2,079.3
  Universal life and investment product policy fees                    237.3        197.2        172.4        156.8        143.7
  Net investment income                                                653.4        672.6        710.5        743.1        782.8
  Net realized gains                                                    76.2         65.9         39.8          1.1        159.6
  Other income                                                         117.6        105.6        109.3        124.7         82.8
 ................................................................................................................................
    Total revenues                                                   3,395.6      3,277.6      3,254.8      3,207.5      3,248.2
 ................................................................................................................................

Benefits, Losses and Expenses

  Policy benefits, claims, losses and loss adjustment expenses       2,004.7      1,957.0      2,010.3      2,047.0      1,987.2
  Policy acquisition expenses                                          425.1        470.1        470.9        475.7        435.8
  Loss from cession of disability income business                       53.9           --           --           --           --
  Other operating expenses                                             546.4        518.8        471.8        531.3        430.3
 ................................................................................................................................
    Total benefits, losses and expenses                              3,030.1      2,945.9      2,953.0      3,054.0      2,853.3
 ................................................................................................................................

  Income before federal income taxes                                   365.5        331.7        301.8        153.5        394.9
  Federal income tax expense                                            93.6         75.2         82.7         53.4         74.7
 ................................................................................................................................
  Income before minority interest, extraordinary item
    and cumulative effect of accounting changes                        271.9        256.5        219.1        100.1        320.2
  Minority interest                                                    (62.7)       (74.6)       (73.1)       (51.0)      (122.8)
 ................................................................................................................................
  Income before extraordinary item and cumulative
    effect of accounting changes                                       209.2        181.9        146.0         49.1        197.4
  Extraordinary item - demutualization expenses                           --           --        (12.1)        (9.2)        (4.6)
  Cumulative effect of accounting changes                                 --           --           --         (1.9)       (35.4)
 ................................................................................................................................
  Net income                                                     $     209.2  $     181.9  $     133.9  $      38.0  $     157.4
================================================================================================================================
Adjusted Net Income (1)                                          $     181.0  $     137.9  $     116.4  $      90.4  $     119.1
================================================================================================================================

Balance Sheet (at December 31)
 ................................................................................................................................
Total assets                                                     $  22,549.0  $  18,970.3  $  17,757.7  $  15,921.5  $  15,378.4
Long-term debt                                                         202.1        202.2        202.3          2.7           --
Total liabilities                                                   19,714.8     16,461.6     15,425.0     14,299.4     13,711.7
Minority interest                                                      452.9        784.0        758.5        629.7        615.8
Shareholders' equity                                                 2,381.3      1,724.7      1,574.2        992.4      1,050.9

(1) Represents net income adjusted for certain items which management believes are not indicative of overall operating trends, including net realized investment gains (losses), net gains and losses on disposals of businesses, extraordinary items, the cumulative effect of accounting changes and differential earnings tax adjustments. While these items may be significant components in understanding and assessing the Company's financial performance, management believes adjusted net income enhances an investor's understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, adjusted net income should not be construed as a substitute for net income determined in accordance with generally accepted accounting principles.

Management's Discussion and Analysis of Financial
Condition and Results of Operations


The following analysis of the consolidated results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements and related consolidated footnotes included elsewhere herein.

Introduction
 ................................................................................

The results of operations for Allmerica Financial Corporation and subsidiaries ("AFC" or "the Company") include the accounts of AFC, First Allmerica Financial Life Insurance Company ("FAFLIC"), its wholly-owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"), Allmerica Property & Casualty Companies, Inc. ("Allmerica P&C", a wholly-owned non-insurance holding company), The Hanover Insurance Company ("Hanover", a wholly-owned subsidiary of Allmerica P&C), Citizens Corporation ("Citizens", an 82.5%-owned subsidiary of Hanover), Citizens Insurance Company of America (a wholly-owned subsidiary of Citizens) and certain other insurance and non-insurance subsidiaries.

  The results of operations reflect minority interest in Allmerica P&C and its subsidiary, Hanover, of approximately 40.5% prior to the merger on July 16, 1997. The results of operations also reflect minority interest in Citizens.

Closed Block
 ................................................................................

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

  The contribution from the Closed Block is included in `Other income' in the Consolidated Financial Statements. The pre-tax contribution from the Closed Block was $9.1 million and $8.6 million for the years ended December 31, 1997 and 1996, respectively, and $2.9 million for the period October 1, 1995 (date used to estimate financial information for the date of establishment of October 16, 1995) through December 31, 1995.

  FAFLIC's conversion to a stock life insurance company, which was completed on October 16, 1995, and the establishment of the Closed Block have affected the presentation of the Company's Consolidated Financial Statements. For comparability with prior periods, the following table presents the results of operations of the Closed Block for the years ended December 31, 1997 and 1996 and the period October 1, 1995 through December 31, 1995 combined with the results of operations outside the Closed Block for the years then ended. Management's discussion and analysis addresses the results of operations as combined unless otherwise noted.

For the Years Ended December 31
(In millions)                               1997        1996       1995
================================================================================

Revenues

 Premiums                              $  2,369.2  $  2,298.0  $  2,234.3
 Universal life and investment
  product policy fees                       237.3       197.2       172.4
 Net investment income                      706.8       725.2       723.3
 Net realized investment gains               77.5        65.2        19.1
 Realized gain on sale of mutual
  fund processing business                     --          --        20.7
 Other income                               108.7        97.0       106.4
 ................................................................................
   Total revenues                         3,499.5     3,382.6     3,276.2
 ................................................................................
Benefits, Losses and Expenses
 Policy benefits, claims, losses
  and loss adjustment expenses            2,105.2     2,058.2     2,030.9
 Policy acquisition expenses                428.1       473.3       471.7
 Loss from cession of disability
  income business                            53.9          --          --
 Other operating expenses                   546.8       519.4       471.8
 ................................................................................
 Total benefits, losses
  and expenses                            3,134.0     3,050.9     2,974.4
 ................................................................................
Income before federal income taxes          365.5       331.7       301.8
 ................................................................................
Federal income tax expense (benefit)

 Current                                     79.7        90.9       119.7
 Deferred                                    13.9       (15.7)      (37.0)
 ................................................................................
   Total federal income
    tax expense                              93.6        75.2        82.7
 ................................................................................
Income before minority interest
 and extraordinary item                     271.9       256.5       219.1
Minority interest                           (62.7)      (74.6)      (73.1)
 ................................................................................
Income before extraordinary item            209.2       181.9       146.0
Extraordinary item -
 demutualization expenses                      --          --       (12.1)
 ................................................................................
Net income                             $    209.2  $    181.9  $    133.9
--------------------------------------------------------------------------------

Results Of Operations
Consolidated Overview
 ................................................................................

The Company's consolidated net income increased $27.3 million to $209.2 million in 1997 and $48.0 million to $181.9 million in 1996. Net income includes certain items which management believes are not indicative of overall operating trends.

  The following table reflects consolidated net income adjusted for these items, all net of taxes and minority interest as applicable.

For the Years Ended December 31
(In millions)                                       1997      1996      1995
================================================================================

Net income                                      $  209.2  $  181.9  $  133.9

Adjustments:
 Net realized investment gains                     (37.5)    (31.0)     (8.5)
 Net gain on sale of mutual fund
  processing business                                 --        --     (13.5)
 Extraordinary item-
  demutualization expense                             --        --      12.1
 Contingency payment from sale of
  mutual fund processing business                     --      (3.1)       --
 Restructuring costs                                 4.4       0.3        --
 Loss from cession of disability
  income business                                   35.0        --        --
 Gain from change in mortality
  assumptions                                      (30.5)       --        --
 Differential earnings tax adjustment                 --     (10.2)     (7.6)
 Other non-operating items                           0.4        --        --
 ................................................................................
Adjusted net income                             $  181.0  $  137.9  $  116.4
================================================================================

1997 Compared to 1996

The increase in adjusted net income of $43.1 million, or 31.3% is primarily attributable to pre-tax increases of $20.6 million in the Allmerica Financial Services segment, $13.3 million in the Institutional Services segment, $7.4 million in the Regional Property and Casualty segment, and $24.7 million of reduced minority interest due to the recent merger with Allmerica P&C. These increases were partially offset by additional losses of $17.6 million in the Corporate segment. The increase in the Allmerica Financial Services segment was primarily attributable to growth in variable product lines, partially offset by lower net investment income due to a reduction in general account assets. The increase in the Institutional Services segment was primarily due to improved interest margins on Guaranteed Investment Contracts ("GICs"). Additionally, the Regional Property &Casualty segment's contribution increased primarily due to a $20.3 million growth of net investment income, partially offset by a $10.8 million increase in underwriting losses. These increases were partially offset by losses in the Corporate segment principally from distributions on the mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the Company ("Capital Securities") issued February 3, 1997.

  Premium revenue increased $71.2 million, or 3.1%, to $2,369.2 in 1997. Net premiums earned in the Regional Property and Casualty segment increased $54.8 million, or 2.9%, to $1,953.1 million, reflecting an increase in policies in force in the personal and commercial automobile lines at Hanover of 6.7% and 7.0%, respectively, as well as an increase in assumed commercial premiums in Hanover's reinsurance division. The growth in Citizens' personal lines is primarily due to rate increases in the personal automobile and homeowners lines and a 2.8% increase in policies in force in the homeowners line. These increases were partially offset by rate decreases in the workers' compensation lines at both Hanover and Citizens. Premiums in the Corporate Risk Management Services segment increased $30.1 million, or 9.9%, to $333.0 million, primarily due to growth in reinsurance, fully insured group dental and stop loss product lines. These increases were partially offset by decreases in the risk sharing product line, reflecting the Company's emphasis on stop loss coverage and administrative service only ("ASO") arrangements. Premiums in the Allmerica Financial Services segment decreased $13.6 million, or 14.2%, to $82.1 million, primarily due to the cession in the fourth quarter of 1997 of the Company's individual disability income line of business and the Company's continued shift in focus from traditional life insurance products to variable life insurance and annuity products.

  Universal life and investment product policy fees increased $40.1 million, or 20.3%, to $237.3 million in 1997. This was primarily the result of additional deposits and appreciation on variable products' account balances.

  Net investment income before taxes decreased $18.4 million, or 2.5%, to $706.8 million during 1997. This decrease primarily reflects a reduction in invested assets due to continued withdrawals of GIC deposits, the effect of the cession of the disability income line, the continued shift in focus from traditional life insurance products to variable life and annuity products and reduced partnership income. These decreases were partially offset by income earned from the temporary investment of the proceeds from the Company's February 1997 issuance of Capital Securities and an increase in average invested fixed maturities in the Regional Property and Casualty segment. The Company's average gross yields for the investment portfolio increased from 7.2% in 1996 to 7.3% in 1997.

  Net realized gains on investments were $77.5 million and $65.2 million, before taxes, and $50.4 million and $42.4 million, after taxes, in 1997 and 1996, respectively. Through the first quarter of 1997, the Regional Property and Casualty segment continued its investment strategy to shift its portfolio from equity investments to tax-exempt and higher-yielding debt securities. This resulted in the sale of a portion of its equity portfolio and consequently, the Regional Property and Casualty segment realized additional gains of $3.8 million on an after-tax basis in 1997. Realized gains, on an after-tax basis, in the Allmerica Financial Services and Institutional Services segments increased $2.1 million and $1.8 million, respectively.

  Other income increased $11.7 million, or 12.1%, to $108.7 million in 1997. Other income from the Allmerica Financial Services segment increased $8.8 million, or 30.1%, to $38.0 million due to increased investment management fee income resulting from growth in assets under management. Additionally, other income increased $3.8 million, or 10.4%, to $40.4 million in the Corporate Risk Management Services segment due to growth in ASO and contract fees.

  Policy benefits, claims, losses and loss adjustment expenses ("LAE") increased $47.0 million, or 2.3%, to $2,105.2 million during 1997. This increase is primarily due to a $62.1 million, or 4.5%, increase in losses and LAE in the Company's Regional Property and Casualty segment primarily attributable to a decrease in favorable development on prior year reserves in Hanover's personal automobile, homeowners and commercial multiple peril lines, an increase in claims activity in Citizens' commercial multiple peril and homeowners lines, as well as increased current year's claim severity in Hanover's personal automobile and commercial automobile lines. These factors were partially offset by a $36.4 million decrease in catastrophe losses. Additionally, policy benefits increased $27.6 million, or 13.1% in the Corporate Risk Management Services segment due to the assumption of a block of affinity group life and health business, growth in the fully insured group dental product line and unfavorable mortality experience in the group life product line. These increases were partially offset by a decrease of $35.0 million, or 21.9% to $125.1 million in the Institutional Services segment primarily resulting from the continuing decline of traditional GIC deposits during 1997, and a decline in defined contribution and defined benefit policy benefits as a result of transfers to the separate accounts. The Allmerica Financial Services segment also had a decrease in policy benefits, claims, losses and LAE of $7.7 million, or 2.5%, due primarily to the cession in 1997 of the Company's individual disability income line of business.

  Policy acquisition expenses consist principally of commissions, premium taxes and other policy issuance costs which are deferred and amortized to expense over the term of the respective policies. Policy acquisition expenses decreased $45.2 million, or 9.5%, to $428.1 million during 1997. This was primarily due to the change in mortality assumptions used in the amortization of deferred acquisition costs for the universal life and variable universal life products in the Allmerica Financial Services segment.

  Other operating expenses increased $27.4 million, or 5.3%, to $546.8 million in 1997. Other operating expenses in the Allmerica Financial Services segment increased $10.6 million, or 9.0%, to $128.8 million in 1997 primarily from increased premium taxes and administrative expenses related to the growth in variable product lines. Other operating expenses in the Corporate Risk Management Services segment increased $8.4 million, or 6.6%, to $134.8 million in 1997 as a result of increased commissions and premium taxes resulting from the growth in premiums and ASO fees, as well as the expenses related to a block of affinity group life and health business assumed in 1997, partially offset by decreases in employee and administrative costs. Additionally, the Regional Property and Casualty segment's other operating expenses increased during 1997 primarily as a result of increased premiums.

  Federal income tax expense increased $18.4 million in 1997, while the effective tax rate increased from 22.7% to 25.6% in the same period. For the life insurance subsidiaries, the effective rate increased from 28.9% to 37.4%, primarily resulting from the absence, in 1997, of a $10.2 million differential earnings benefit recognized in 1996, as well as an increase in reserves for prior year tax liabilities. For the property and casualty subsidiaries, a decrease in the effective rate from 18.4% to 16.5% resulted from a higher underwriting loss and greater proportion of pre-tax income from tax-exempt bonds in 1997.

1996 Compared to 1995

The increase in adjusted net income of $21.5 million is primarily attributable to pre-tax increases of $39.6 million and $11.1 million in the Allmerica Financial Services and Institutional Services segments, respectively, partially offset by pre-tax decreases of $12.8 million and $40.9 million in the Corporate and Regional Property and Casualty segments, respectively. The increase in the Allmerica Financial Services segment resulted primarily from increased fees from strong variable product growth, decreased losses in the disability income line and income earned on proceeds from the Company's October 1995 initial public offerings. The increase in the Institutional Services segment related principally to exiting certain unprofitable businesses in 1995. These increases were partially offset by losses in the Corporate segment primarily due to interest expense on the Company's 7-5/8% Senior Debentures issued in October 1995. Additionally, the Regional Property and Casualty segment's adjusted net income decreased primarily due to severe weather-related claims during 1996, partially offset by an increase in net investment income of $25.8 million, as well as a $5.7 million arbitrated settlement from a voluntary pool.

  Premium revenue increased $63.7 million, or 2.9%, to $2,298.0 million during 1996. Property and casualty premiums earned increased $35.1 million, or 1.9%, to $1,898.3 million, reflecting the accounting effects of restructuring a reinsurance contract at Hanover, increasing net premiums earned by approximately $19.0 million. In addition, a 2.0% increase in policies in force in the homeowners line as well as moderate price increases in this line contributed to the increase in net premiums earned. The growth in Citizens' personal lines is due to increases in net premiums earned in Ohio and Indiana resulting from expansion in these states as well as price increases in the personal automobile and homeowners lines. These increases were partially offset by decreases in the commercial line due to rate decreases in workers' compensation, Hanover's withdrawal from a large voluntary pool and continued competitive market conditions. Premiums in the Corporate Risk Management Services segment increased $30.2 million, or 11.1%, to $302.9 million due to increases in reinsurance, fully insured group dental, group life, and stop loss product lines totaling $33.1 million. These increases were partially offset by a $4.0 million decrease in fully insured group medical premiums. Premiums in the Allmerica Financial Services segment decreased $2.4 million, or 2.4%, to $95.7 million, primarily reflecting the Company's continued shift in focus from traditional life insurance products to variable life insurance and annuity products.

  Universal life and investment product policy fees increased $24.8 million, or 14.4%, to $197.2 million in 1996. This reflected additional deposits and appreciation on variable products' account balances.

  Net investment income before taxes was relatively flat, increasing 0.3% to $725.2 million during 1996. This increase primarily reflects approximately $20.0 million of incremental income in 1996 on proceeds from the Company's initial public offerings and from the issuance of Senior Debentures in October 1995, as well as approximately $17.2 million in income from increases in short-term debt used to finance additions to the investment portfolio. In addition, the Regional Property and Casualty segment had $10.0 million of income from limited partnerships in 1996. These increases were substantially offset by a reduction in invested assets due to declining GIC deposits resulting in a decline in investment income of $54.4 million. The Company's average gross yield for the investment portfolio was 7.2% in 1996 and 1995.

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

  Other income decreased $9.4 million, or 8.8%, to $97.0 million in 1996. Other income from the Institutional Services segment decreased $11.5 million, or 47.5% resulting primarily from the sale of the mutual fund processing business in March of 1995, which had contributed revenues of approximately $13.7 million in that year. Also, 1996 results included a non-recurring $4.8 million pre-tax contingent payment related to the aforementioned sale. Other income in the Property and Casualty segment decreased $6.8 million due primarily to a reduction in premium finance and service charges. These decreases were partially offset by additional income of $6.8 million in the Allmerica Financial Services segment, primarily attributable to increased investment management income. Additionally, other income in the Allmerica Asset Management and Corporate Risk Management segments increased $4.4 million and $2.1 million, respectively.

  Policy benefits, claims, losses and LAE increased $27.3 million, or 1.3%, to $2,058.2 million during 1996. This increase is primarily attributable to an $83.1 million, or 6.4%, increase in losses and LAE in the Company's Regional Property and Casualty segment as a result of catastrophe losses and severe weather in 1996. Additionally, policy benefits, claims, losses and LAE increased $14.1 million, or 7.2%, in the Corporate Risk Management Services segment resulting primarily from product growth. These increases were partially offset by decreased policy benefits of $57.7 million, or 26.5%, in the Institutional Services segment primarily resulting from the continuing decline of GICs during 1996 and decreases in the Allmerica Financial Services segment of $12.2 million, or 3.9%, due primarily to reserve strengthening in the disability income line in 1995.

  Policy acquisition expenses remained relatively consistent, increasing $1.6 million, or 0.3% to $473.3 million in 1996.

  Other operating expenses increased $47.6 million, or 10.1%, to $519.4 million in 1996 across all major segments, except the Institutional Services segment. Other operating expenses in the Allmerica Financial Services segment increased $17.0 million, or 16.8%, to $118.2 million in 1996, primarily from an $8.3 million increase in short-term borrowing costs used to finance additions to the investment portfolio. Other operating expenses in the Corporate Risk Management Services segment increased $16.1 million, or 14.6%, to $126.4 million in 1996 as a result of increased commissions, claims processing expenses and field office expenses, resulting from the increased volume of both premiums and claims. The Corporate segment's other operating expenses increased $15.1 million in 1996, principally related to interest expense on the Company's Senior Debentures for a full year in 1996 versus one quarter in 1995. Additionally, the Regional Property and Casualty segment's other operating expenses increased $13.6 million due primarily to technology and other administrative expenses. These increases were partially offset by a decrease of $19.8 million in the Institutional Services segment related to the sale of the mutual fund processing business in March 1995.

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

Segment Results
 ................................................................................

The following is management's discussion and analysis of the Company's results of operations by business segment. The Company offers financial products and services in two major areas: Risk Management and Retirement and Asset Accumulation. Within these broad areas, the Company conducts business principally in five operating segments. These segments are Regional Property and Casualty; Corporate Risk Management Services; Allmerica Financial Services; Institutional Services; and Allmerica Asset Management. The segment results are presented before taxes and minority interest.

  In addition to the five operating segments, the Company also has a Corporate segment, which consists primarily of cash, investments, corporate debt and Capital Securities.

Risk Management
 ................................................................................

Regional Property and Casualty

The following table summarizes the results of operations for the Regional Property and Casualty segment:

For the Years Ended December 31
(In millions)                              1997         1996         1995
================================================================================

Revenues

 Net premiums earned                 $  1,953.1   $  1,898.3   $  1,863.2
 Net investment income                    255.7        235.4        209.6
 Net realized gains                        53.9         48.1         14.6
 Other income                              12.6         14.8         21.6
 ................................................................................
Total revenues                          2,275.3      2,196.6      2,109.0
Losses and LAE (1)                      1,445.5      1,383.4      1,300.3
Policy acquisition expenses               413.2        409.2        409.7
Other operating expenses                  210.2        206.3        192.7
 ................................................................................
Income before taxes                  $    206.4   $    197.7   $    206.3
================================================================================

(1) Includes policyholders' dividends of $9.3 million, $11.5 million and $10.6 million in 1997, 1996 and 1995, respectively.

Statutory Combined Ratio

97                       104.0

96                       104.5

95                       101.0


Income Before Taxes
 ................................................................................

1997 Compared to 1996

Income before taxes increased $8.7 million, or 4.4%, to $206.4 million in 1997. Net realized gains were $53.9 million during 1997, versus $48.1 million during 1996, reflecting increased sales of equity securities at Citizens. Excluding realized gains and losses and restructuring charges, income before taxes increased $7.4 million to $158.2 million in 1997 versus $150.8 million in 1996. This increase is attributable to a $20.3 million increase in net investment income, partially offset by a $10.8 million increase in the underwriting loss. The growth in net investment income resulted primarily from an increase in average invested assets and the Company's portfolio shift from equity securities to higher yielding debt securities, begun in 1996 and substantially completed in the first quarter of 1997. This was partially offset by a $3.8 million decrease in partnership income in 1997. The decline in underwriting results is primarily attributable to a decrease in favorable development on prior year reserves in Hanover's personal automobile, homeowners and commercial multiple peril lines, as well as increased current year claims severity in Hanover's personal automobile and commercial automobile lines. These factors were partially offset by a $38.9 million decrease in catastrophe losses at Hanover. Citizens' underwriting results primarily reflect an increase in claims activity in the commercial multiple peril and homeowners lines and an increase in catastrophes, partially offset by favorable claims experience on current and prior accident years in the personal automobile and workers' compensation lines. Net income during 1996 was favorably impacted by a $5.7 million arbitrated settlement from a voluntary pool at Hanover, of which $2.9 million was included in losses and LAE and $2.8 million was included in other income.

1996 Compared to 1995

Income before taxes decreased $8.6 million, or 4.2%, to $197.7 million in 1996. This decrease resulted from catastrophes and other severe weather related losses which contributed to an $83.1 million increase in losses and LAE to $1,383.4 million. Catastrophe losses increased $27.3 million, to $62.9 million in 1996 from $35.6 million during the previous year. The increase in losses and LAE was partially offset by an increase in net investment income of $25.8 million, or 12.3%, to $235.4 million, attributable to an increase in higher-yielding debt securities in the portfolio and earnings from a limited partnership. The decrease in income before tax was also offset by a $33.5 million increase in realized gains, primarily related to the sale of equity securities, reflecting the Regional Property and Casualty segment's decision during the first quarter of 1996 to increase the proportion of debt securities in the portfolio. Income during 1996 was favorably impacted by the aforementioned $5.7 million arbitrated settlement. In addition, premium finance and service charges decreased by $3.9 million in 1996.

Lines Of Business Results
 ................................................................................
Personal Lines of Business
The personal lines represented 61.9%, 61.2% and 59.8% of total net premiums earned in 1997, 1996 and 1995, respectively.


For the Years Ended December 31
(In millions)                     1997       1996      1995       1997       1996       1995         1997         1996         1995
====================================================================================================================================

                                          Hanover                         Citizens              Total Regional Property and Casualty

                               -------                         -------                          ---------
Net premiums earned            $ 625.7    $ 607.3   $ 577.1    $ 583.3    $ 554.6    $ 536.2    $ 1,209.0    $ 1,161.9    $ 1,113.3
Losses and loss adjustment
 expenses incurred               488.2      452.0     368.6      440.1      404.1      413.6        928.3        856.1        782.2
Policy acquisition expenses      144.3      144.0     135.5      112.1      112.5      108.1        256.4        256.5        243.6
Other underwriting expenses       60.3       58.5      49.4       40.2       39.3       41.1        100.5         97.8         90.5
 ....................................................................................................................................

Underwriting (loss) profit     $ (67.1)   $ (47.2)  $  23.6    $  (9.1)   $  (1.3)   $ (26.6)   $   (76.2)   $   (48.5)   $    (3.0)

------------------------------------------------------------------------------------------------------------------------------------


1997 Compared to 1996

Revenues
Personal lines' net premiums earned increased $47.1 million, or 4.1%, to $1,209.0 million in 1997, compared to $1,161.9 million in 1996. Hanover's personal lines net premiums earned increased $18.4 million, or 3.0%, to $625.7 million during 1997. This increase is primarily attributable to a 6.7% increase in policies in force in the personal automobile line as well as a 1.5% increase in policies in force in the homeowners line, since December 31, 1996. These increases were partially offset by the effect of a mandated 6.2% decrease in Massachusetts personal automobile rates on January 1, 1997. Effective January 1, 1998, Massachusetts personal automobile rates were decreased an additional 4.0% as mandated by the Massachusetts Insurance Commissioner. In 1997, Hanover began offering a safe driver's discount of 10% on automobile insurance premiums. Management believes that rate changes and discounts may unfavorably impact premium growth in Massachusetts. At December 31, 1997, approximately 34% of Hanover's personal automobile business was written in Massachusetts.

  Citizens' personal lines' net premiums earned increased $28.7 million, or 5.2%, to $583.3 million in 1997. This growth is attributable to rate increases in the personal automobile and homeowners lines and a 2.8% increase in policies in force in the homeowners line. The growth is partially offset by a 0.6% decrease in policies in force in the personal automobile line, attributable to the segment's selective reduction of writings in Michigan when rates were viewed as inadequate, and to continued strong competition in Michigan. While management has taken steps to increase penetration in affinity groups and has initiated other marketing programs, heightened competition may continue to result in reduced growth in the personal lines.

Underwriting results
The personal lines' underwriting loss in 1997 increased $27.7 million, to a loss of $76.2 million. Hanover's underwriting results deteriorated $19.9 million to a loss of $67.1 million, while Citizens' underwriting loss deteriorated $7.8 million to a loss of $9.1 million.

  The decline in Hanover's underwriting results is primarily attributable to an increase in current year claims severity and a $25.0 million reduction in favorable development on prior year reserves in the personal automobile line. These factors were partially offset by a $25.8 million decrease in catastrophes, primarily in the homeowners line.

  The decline in Citizens' underwriting results reflects a decrease in prior year favorable development in the personal automobile line of $10.5 million and an increase in catastrophe losses of $0.9 million, to $14.3 million, primarily in the homeowners line.

  Policy acquisition expenses in the personal lines remained consistent between years while other underwriting expenses increased $2.7 million, or 2.8%, to $100.5 million in 1997. Hanover's policy acquisition expenses increased $0.3 million, or 0.2%, to $144.3 million in 1997. This increase resulted from increased net premiums earned, significantly offset by decreased commission rates in the personal automobile and homeowners lines and lower employee related expenses. The $1.8 million increase in Hanover's other underwriting expenses resulted from an increase in net premiums earned, partially offset by decreased employee related expenses, as well as reductions in contingent commissions. Policy acquisition expenses in the personal lines at Citizens decreased $0.4 million, or 0.4%, to $112.1 million in 1997, primarily reflecting lower commission rates for 1997, partially offset by higher earned premiums. Citizens' other underwriting expenses increased $0.9 million, or 2.3%, to $40.2 million due to an increase in net premiums earned offset by reductions in employee related expenses.

1996 Compared to 1995

Revenues
Net premiums earned in the personal lines increased $48.6 million, or 4.4%, to $1,161.9 million in 1996, compared to $1,113.3 million in 1995. Hanover's personal lines net premiums earned increased $30.2 million, or 5.2%, to $607.3 million during 1996. This increase is primarily attributable to an increase in the personal automobile line associated with the accounting effects of restructuring a reinsurance contract, increasing net premiums earned by $19.0 million. A 2.0% increase in policies in force in Hanover's homeowners line as well as moderate price increases in this line also contributed to the increase in net premiums earned. These increases were partially offset by a mandated 4.5% decrease in Massachusetts personal automobile rates which became effective January 1, 1996. At December 31, 1996, approximately 39% of Hanover's personal automobile business was written in Massachusetts.

  Citizens' personal lines' net premiums earned increased $18.4 million, or 3.4%, to $554.6 million in 1996. This growth is attributable to rate increases in the personal automobile and homeowners lines. The growth is partially offset by a 3.0% decrease in policies in force in the personal automobile line, attributable to the aforementioned competitive rates in Michigan.

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

  The improvement in Citizens' underwriting results reflects favorable claims activity in both current and prior accident years in the personal automobile line attributable to improvements in severity. This was partially offset by an increase in catastrophe losses of $6.2 million, to $13.4 million, primarily in the homeowners line.

  Policy acquisition expenses in the personal lines increased $12.9 million, or 5.3%, to $256.5 million and other underwriting expenses increased $7.3 million to $97.8 million in 1996. The increase in policy acquisition expenses is primarily attributable to an increase of $8.5 million, or 6.3%, to $144.0 million at Hanover, resulting from an increase in net premiums earned, as well as a reapportionment of certain acquisition expenses to the personal lines from the commercial lines, partially offset by a decrease in assessment expenses associated with the reapportionment of an involuntary pool. The $9.1 million increase in Hanover's other underwriting expenses resulted from an increase in net premiums earned, an increase in start-up expenses associated with group business and expenses associated with a policy administration technology project. Policy acquisition expenses in the personal lines at Citizens increased $4.4 million, or 4.1%, to $112.5 million in 1996, reflecting growth in net premiums earned. The $1.8 million decline in Citizens' other underwriting expenses is primarily attributable to reductions in employee related expenses and commissions, partially offset by expenses associated with a policy administration technology project.

Commercial Lines of Business
The commercial lines represented 38.1%, 38.8% and 40.2% of net premiums earned in 1997, 1996 and 1995, respectively.


For the Years Ended December 31
(In millions)                        1997      1996      1995      1997      1996     1995     1997      1996      1995
===============================================================================================================================
                                            Hanover                      Citizens          Total Regional Property and Casualty
                                 --------                      --------                    --------
Net premiums earned              $  472.1  $  455.5  $  468.3  $  272.0  $  280.9 $  281.6 $  744.1  $  736.4  $  749.9
Losses and loss adjustment
 expenses incurred                  307.3     315.5     342.8     197.0     200.3    164.7    504.3     515.8     507.5
Policy acquisition expenses         104.0     101.1     114.6      52.8      51.6     51.5    156.8     152.7     166.1
Other underwriting expenses(1)       80.9      80.6      73.5      24.9      27.0     25.4    105.8     107.6      98.9
 ...............................................................................................................................
Underwriting (loss) profit       $  (20.1) $  (41.7) $  (62.6) $   (2.7) $    2.0 $   40.0 $  (22.8) $  (39.7) $  (22.6)
-------------------------------------------------------------------------------------------------------------------------------

(1) Includes policyholders' dividends.

1997 Compared to 1996

Revenues
Commercial lines' net premiums earned in 1997 increased $7.7 million, or 1.0%, to $744.1 million in 1997, compared to $736.4 million in 1996. Hanover's commercial lines' net premiums earned increased $16.6 million, or 3.6%, to $472.1 million. This increase is primarily attributable to a $9.4 million increase in assumed premiums in Hanover's reinsurance division, as well as a 7.0% increase in policies in force in Hanover's commercial automobile line, since December 31, 1996. These increases were partially offset by the effect of an average rate decrease of 12.6%, since January 1, 1997, in Hanover's workers' compensation line.

  Effective July 1, 1997, the Company exited the assumed reinsurance business by entering into an agreement with USF RE Insurance Company ("USF RE") in which USF RE acquired the operations of Allmerica Re from Hanover. During 1997, assumed reinsurance business contributed $34.7 million in net premiums earned.

  Citizens' commercial lines' net premiums earned decreased $8.9 million, or 3.2%, to $272.0 million in 1997. This decrease primarily reflects rate reductions in the workers' compensation line. Rates in the workers' compensation line at Citizens were decreased 8.5%, 7.0%, 6.4% and 8.7% effective May 1, 1995, December 1, 1995, June 1, 1996 and March 1, 1997, respectively. This decrease is partially offset by an increase in policies in force in the commercial multiple peril and commercial automobile lines of 16.6% and 2.7%, respectively. Management believes competitive conditions in Michigan in the workers' compensation line may impact future growth in net premiums earned.

Underwriting results
The commercial lines' underwriting loss decreased $16.9 million, or 42.6% to a loss of $22.8 million in 1997. Hanover's underwriting results improved $21.6 million, or 51.8%, to a loss of $20.1 million and Citizens' underwriting results declined $4.7 million, to a loss of $2.7 million in 1997.

  The improvement in Hanover's underwriting results reflects an increase in favorable development on prior accident years in the workers' compensation and commercial automobile lines as well as a decrease in catastrophe losses of $13.1 million, primarily in the commercial multiple peril line. These factors were partially offset by a decrease in favorable development on prior accident years in the commercial multiple peril line as well as increased current year claim severity in the commercial automobile line.

  Citizens' underwriting results declined primarily due to lower net premiums earned in the workers' compensation line, an increase in current year severity and frequency in the commercial multiple peril line, less favorable development of prior year reserves in the commercial automobile line, and an increase in catastrophe losses of $1.6 million. These decreases were partially offset by a $13.9 million increase in favorable development of prior year claims in the workers' compensation line.

  Policy acquisition expenses in the commercial lines increased $4.1 million, or 2.7%, to $156.8 million in 1997 and other underwriting expenses decreased $1.8 million, or 1.7%, to $105.8 million. Hanover's policy acquisition expenses increased $2.9 million, or 2.9%, to $104.0 million, primarily attributable to growth in net premiums earned. Other underwriting expenses at Hanover increased $0.3 million, to $80.9 million as a result of higher net premiums earned and increased re-engineering costs associated with the underwriting and policy processing in the commercial underwriting segment, partially offset by decreased contingent commissions and employee related expenses. Citizens' policy acquisition expenses increased $1.2 million, or 2.3%, primarily as a result of higher commission rates, offset by a decrease in net premiums earned. Other underwriting expenses decreased $2.1 million, or 7.8%, to $24.9 million due to reductions in employee related expenses.

1996 Compared to 1995

Revenues
Commercial lines' net premiums earned in 1996 decreased $13.5 million, or 1.8%, to $736.4 million. Hanover's commercial lines' net premiums earned decreased $12.8 million, or 2.7%, to $455.5 million. This decrease is primarily attributable to Hanover's withdrawal from a large voluntary pool on December 1, 1995, and to aggregate rate decreases of 14.6% since January 1, 1995, in the workers' compensation line. Citizens' commercial lines' net premiums earned decreased $0.7 million, or 0.2%, to $280.9 million in 1996. This decrease primarily reflects the aforementioned rate reductions and a 1.4% decrease in policies in force in the workers' compensation line due to continuing competition in this line in Michigan. This decrease is partially offset by an increase in policies in force in the commercial multiple peril and commercial automobile lines of 13.2% and 3.7%, respectively.

Underwriting results
The commercial lines' underwriting loss for 1996 increased $17.1 million, or 75.7% to a loss of $39.7 million. Hanover's underwriting loss improved $20.9 million, or 33.4%, to a loss of $41.7 million and Citizens' underwriting profit decreased $38.0 million, to a profit of $2.0 million in 1996.

  Hanover's commercial lines' losses and LAE decreased $27.3 million, or 8.0%, to $315.5 million in 1996. This improvement is primarily attributable to a $41.5 million decrease in losses and LAE resulting from the withdrawal from a large voluntary pool. However, this decrease was partially offset by increased losses in the workers' compensation line of $17.9 million, primarily due to a $19.8 million decrease in favorable reserve development during 1996.

  Citizens' underwriting profit decreased primarily due to an increase in loss severity and frequency in the commercial multiple peril line, lower net premiums earned in the workers' compensation line, less favorable development of prior year reserves in the workers' compensation line, an increase in cat-astrophe losses of $0.8 million, partially offset by an increase in net premiums earned in the commercial multiple peril line.

  Policy acquisition expenses in the commercial lines decreased $13.4 million, or 8.1%, to $152.7 million in 1996 and other underwriting expenses increased $8.7 million, or 8.8%, to $107.6 million. Hanover's policy acquisition expenses decreased $13.5 million, or 11.8%, to $101.1 million, primarily attributable to a reapportionment of certain acquisition expenses from the commercial lines to the personal lines, a net decrease in assessment expenses associated with voluntary and involuntary pools, as well as to the decrease in net earned premium. Other underwriting expenses at Hanover increased $7.1 million, to $80.6 million as a result of an increase in employee related expenses and an increase in expenses associated with the policy administration technology project. Citizens' policy acquisition expenses in the commercial lines remained consistent between years, primarily as a result of flat net earned premiums. Other underwriting expenses increased $1.6 million, or 6.3%, to $27.0 million in 1996, due to investments in technology and increased policyholders' dividends, partially offset by reductions in employee related expenses and commissions.

Investment Results
 ................................................................................
Net investment income before tax was $255.7 million, $235.4 million and $209.6 million in 1997, 1996 and 1995, respectively. The increase from 1996 to 1997 represents an increase in average invested assets and the Company's portfolio shift, in this segment, to higher yielding debt securities, including longer duration and non-investment grade securities. Refer to the discussion in the Investment Portfolio section on page 41 for additional information about investment and non-investment grade debt securities. Net investment income in 1996 includes $10.0 million of income from partnerships compared to $6.2 million in 1997. Also, the average pre-tax yield on debt securities increased from 6.4% in 1996 to 6.8% in 1997. Average invested assets increased $174.2 million, or 4.5%, to $4,027.8 million in 1997 compared to $3,853.6 million in 1996.

  The increase from 1995 to 1996 represents an increase in average invested assets, $10.0 million of income from limited partnerships, and the Company's aforementioned portfolio shift, in this segment. Also, the average pre-tax yield on debt securities increased from 6.1% in 1995 to 6.4% in 1996.

  Net realized gains on investments before taxes were $53.9 million, $48.1 million and $14.6 million in 1997, 1996 and 1995, respectively. The increase in net realized gains in 1997 reflects increased sales of equity securities by Citizens. In both years, net realized investment gains resulted primarily from the sale of appreciated equity securities due to the Company's strategy of shifting to a higher proportion of debt securities.

Reserve for Losses and Loss
Adjustment Expenses
 ................................................................................
The Regional Property and Casualty segment maintains reserves to provide for its estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. These reserves are estimates, involving actuarial projections at a given point in time, of what management expects the ultimate settlement and administration of claims will cost based on facts and circumstances then known, predictions of future events, estimates of future trends in claim severity and judicial theories of liability and other factors. The inherent uncertainty of estimating insurance reserves is greater for certain types of property and casualty insurance lines, particularly workers' compensation and other liability lines, where a longer period of time may elapse before a definitive determination of ultimate liability may be made, and where the technological, judicial and political climates involving these types of claims are changing.

  The Regional Property and Casualty segment regularly updates its reserve estimates as new information becomes available and further events occur which may impact the resolution of unsettled claims. Changes in prior reserve estimates are reflected in results of operations in the year such changes are determined to be needed and recorded.

  The table below provides a reconciliation of the beginning and ending reserve for unpaid losses and LAE as follows:

For the Years Ended December 31
(In millions)                                                   1997       1996       1995
==========================================================================================
Reserve for losses and LAE,
 beginning of year                                         $ 2,744.1  $ 2,896.0  $ 2,821.7
Incurred losses and LAE, net of reinsurance recoverable:
  Provision for insured events
   of current year                                           1,564.1    1,513.3    1,427.3
  Decrease in provision for
   insured events of prior years                              (127.9)    (141.4)    (137.6)
 ..........................................................................................
Total incurred losses and LAE                                1,436.2    1,371.9    1,289.7
 ..........................................................................................
Payments, net of reinsurance
 recoverable:
  Losses and LAE attributable to
    insured events of current year                             775.1      759.6      652.2

  Losses and LAE attributable to
   insured events of prior years                               732.1      627.6      614.3
 ..........................................................................................
Total payments                                               1,507.2    1,387.2    1,266.5
 ..........................................................................................
Change in reinsurance recoverable
 on unpaid losses                                              (50.2)    (136.6)      51.1
Other (1)                                                       (7.5)        --         --
 ..........................................................................................
Reserve for losses and LAE,
 end of year                                               $ 2,615.4  $ 2,744.1  $ 2,896.0
------------------------------------------------------------------------------------------

(1) Includes purchase accounting adjustments.

  As part of an ongoing process, the reserves have been re-estimated for all prior accident years and were decreased by $127.9 million, $141.4 million and $137.6 million in 1997, 1996 and 1995, respectively.

  The decrease in favorable development on prior years' reserves of $13.5 million in 1997 results primarily from a $24.6 million decrease in favorable development at Hanover to $58.4 million, partially offset by an $11.1 million increase in favorable development at Citizens to $69.5 million. The decrease in Hanover's favorable development of $24.6 million in 1997 reflects a decrease in favorable development of $25.0 million, to $17.4 million in the personal automobile line as well as a decrease in favorable development of $8.5 million to unfavorable development of $2.8 million in the commercial multiple peril line. These decreases were partially offset by an increase in favorable development in the workers' compensation line of $11.5 million, to $28.8 million. The increase in favorable development at Citizens in 1997 reflects improved severity in the workers' compensation line where favorable development increased $13.9 million, to $35.7 million and in the commercial multiple peril line where favorable development increased $7.0 million to $4.3 million, partially offset by less favorable development in the personal automobile line, where favorable development decreased $10.5 million to $22.5 million in 1997.

  The increase in favorable development on prior years' reserves of $3.8 million in 1996 results primarily from an $11.4 million increase in favorable development at Citizens. The increase in Citizens' favorable development of $11.4 million in 1996 reflects improved severity in the personal automobile line, where favorable development increased $28.6 million to $33.0 million in 1996, partially offset by less favorable development in the workers' compensation line of $10.9 million. Hanover's favorable development, including voluntary and involuntary pools, decreased $7.7 million in 1996 to $82.9 million, primarily attributable to a decrease in favorable development in the workers' compensation line of $19.8 million. Favorable development in the personal automobile line also decreased $4.7 million, to $42.4 million in 1996. These decreases were offset by increases in favorable development of $1.9 million and $5.6 million, to $12.6 million and $5.7 million, in the commercial automobile and commercial multiple peril lines, respectively. Favorable development in other lines increased by $8.8 million, primarily as a result of environmental reserve strengthening in 1995. Favorable development in Hanover's voluntary and involuntary pools increased $3.7 million to $4.1 million during 1996.

  Citizens' favorable development in 1997 primarily reflects a modest shift over the past few years of the workers' compensation business to Western and Northern Michigan, which have demonstrated more favorable loss experience than Eastern Michigan.

  Citizens' favorable development in 1996 and 1995 primarily reflects the initiatives taken by the Company to manage medical costs in both the automobile and workers' compensation lines, as well as the impact of the Michigan Supreme Court ruling on workers' compensation indemnity payments in 1995, which decreases the maximum amount to be paid for indemnity cases on all existing and future claims.

  Hanover's favorable development from 1995 to 1997 primarily reflects favorable legislation related to workers' compensation, improved safety features in automobiles and a moderation of medical costs and inflation.

  In 1995, Hanover's favorable development was primarily attributable to a re-estimate of reserves with respect to certain types of workers' compensation policies including large deductibles and excess of loss policies. In addition, during 1995 Hanover refined its estimation of unallocated loss adjustment expenses which increased favorable development in that year.

  This favorable development reflects the Regional Property and Casualty segment's reserving philosophy consistently applied over these periods. Conditions and trends that have affected development of the loss and LAE reserves in the past may not necessarily occur in the future.

  Due to the nature of the business written by the Regional Property and Casualty segment, the exposure to environmental liabilities is relatively small and therefore its reserves are relatively small compared to other types of liabilities. Loss and LAE reserves related to environmental damage and toxic tort liability, included in the reserve for losses and LAE, were $53.1 million and $50.8 million, net of reinsurance of $15.7 million and $20.2 million in 1997 and 1996, respectively. The Company does not specifically underwrite policies that include this coverage, but as case law expands policy provisions and insurers' liability beyond the intended coverage, the Company may be required to defend such claims. Due to their unusual nature and absence of historical claims data, reserves for these claims are not determined using historical experience to project future losses. The Company estimated its ultimate liability for these claims based upon currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available. Although these claims are not material, their existence gives rise to uncertainty and is discussed because of the possibility, however remote, that they may become material. The Company believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Company is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

  Inflation generally increases the cost of losses covered by insurance contracts. The effect of inflation on the Company varies by product. Property and casualty insurance premiums are established before the amount of losses and LAE, and the extent to which inflation may affect such expenses, are known. Consequently, the Company attempts, in establishing rates, to anticipate the potential impact of inflation in the projection of ultimate costs. The impact of inflation has been relatively insignificant in recent years. However, inflation could contribute to increased losses and LAE in the future.

  The Company regularly reviews its reserving techniques, its overall reserving position and its reinsurance. Based on (i) review of historical data, legislative enactments, judicial decisions, legal developments in impositions of damages, changes in political attitudes and trends in general economic conditions, (ii) review of per claim information, (iii) historical loss experience of the Company and the industry, (iv) the relatively short-term nature of most policies and (v) internal estimates of required reserves, management believes that adequate provision has been made for loss reserves. However, establishment of appropriate reserves is an inherently uncertain process and there can be no certainty that current established reserves will prove adequate in light of subsequent actual experience. A significant change to the estimated reserves could have a material impact on the results of operations.

Corporate Risk Management Services

The following table summarizes the results of operations for the Corporate Risk Management Services segment.

For the Years Ended December 31
(In millions)                            1997      1996       1995
================================================================================
Premiums and premium equivalents
  Premiums                           $ 333.0    $ 302.9    $ 272.7
  Premium equivalents                  603.6      581.4      513.4
 ................................................................................
Total premiums and
 premium equivalents                 $ 936.6    $ 884.3    $ 786.1
--------------------------------------------------------------------------------

Revenues
  Premiums                           $ 333.0    $ 302.9    $ 272.7
  Net investment income                 22.7       21.7       17.6
  Net realized gains (losses)            0.2        0.3       (0.5)
  Other income                          40.4       36.6       38.7
 ................................................................................
Total revenues                         396.3      361.5      328.5
Policy benefits, claims and losses     238.9      211.3      197.2
Policy acquisition expenses              3.3        3.1        2.7
Other operating expenses               134.8      126.4      110.3
 ................................................................................
Income before taxes                  $  19.3    $  20.7    $  18.3
--------------------------------------------------------------------------------

1997 Compared to 1996

Income before taxes decreased $1.4 million, or 6.8%, to $19.3 million in 1997. This decrease was primarily due to unfavorable mortality in the group life product line of $8.4 million, partially offset by a reduction in employee and administrative costs of $4.8 million, a $1.0 million contribution from the assumption of a block of affinity group life and health business in January 1997, and improved experience in the long-term disability, stop loss and risk sharing product lines.

  Premiums increased $30.1 million, or 9.9%, to $333.0 million in 1997 primarily due to increases in reinsurance, fully insured group dental and stop loss product lines totaling $30.2 million, including $18.9 million resulting from the aforementioned assumption of a block of affinity group life and health business. These increases were partially offset by decreases in the risk sharing product line of $2.6 million. The decline in risk sharing premiums primarily reflects the Company's emphasis on stop loss coverage and ASO arrangements.

  Other income increased $3.8 million, or 10.4%, to $40.4 million in 1997 due to growth in ASO and contract fees.

  Policy benefits, claims and losses increased $27.6 million, or 13.1%, to $238.9 million in 1997. This increase is primarily due to growth in reinsurance products, including the aforementioned assumption of a block of affinity group life and health business, which contributed $12.0 million in policy benefits during the year. Additionally, group life benefits increased $8.2 million due to unfavorable mortality experience in 1997. Fully insured group dental increased by $7.3 million due to growth in the product line. These increases were partially offset by decreased benefits in the fully insured medical product line and improved experience in the long-term disability, stop loss and risk sharing product lines.

  Other operating expenses increased $8.4 million, or 6.6%, to $134.8 in 1997 primarily due to increases of $6.2 million in premium taxes and commissions resulting from the growth in premiums and ASO fees. In addition, 1997 expenses included $5.9 million related to the aforementioned affinity group life and health business. These items were partially offset by decreases in employee and administrative costs of $4.8 million.

1996 Compared to 1995

Income before taxes increased $2.4 million, or 13.1%, to $20.7 million in 1996. In 1995, the Corporate Risk Management Services segment received a one time litigation settlement of $11.1 million. Excluding this item, income before taxes increased $13.5 million, or 187.5%. This increase is primarily attributable to premium growth in the Company's reinsurance, fully insured group dental and group life product lines, and to improved overall loss trends.

  Premiums increased $30.2 million, or 11.1%, to $302.9 million in 1996, primarily due to increases in reinsurance, fully insured group dental, group life and stop loss product lines totaling $33.1 million. These increases were partially offset by a decrease of $4.0 million in fully insured medical premiums.

  Net investment income increased $4.1 million, or 23.3%, to $21.7 million in 1996, due primarily to a $1.6 million increase in income earned on proceeds from the Company's October 1995 initial public offerings and approximately $1.4 million from increases in short-term debt used to finance additions to the investment portfolio. In addition, net investment income increased approximately $1.2 million from growth in invested assets.

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

Retirement and Asset Accumulation
 ................................................................................

Allmerica Financial Services

The following table summarizes the results of operations for the Allmerica Financial Services segment.

For the Years Ended December 31
(In millions)                                1997            1996          1995
================================================================================
Revenues

  Premiums                               $   82.1        $   95.7      $   98.1

  Fees                                      215.7           181.2         157.9

  Net investment income                     236.9           251.3         229.1

  Net realized gains (losses)                 1.8            (1.5)          0.6

  Other income                               38.0            29.2          22.4
 ................................................................................
Total revenues                              574.5           555.9         508.1

Policy benefits, claims and losses          295.7           303.4         315.6

Policy acquisition expenses                   8.7            58.1          56.1

Loss from cession of disability
 income business                             53.9            --            --

Other operating expenses                    128.8           118.2         101.2
 ................................................................................
Income before taxes                      $   87.4        $   76.2      $   35.2
================================================================================

1997 Compared to 1996

Income before taxes increased $11.2 million, or 14.7%, to $87.4 million in 1997. During 1997, the Allmerica Financial Services segment results were affected by two significant items. Effective October 1, 1997, the Company ceded substantially all of its individual disability income line of business, which had generated $1.8 million and $0.8 million in losses during 1997 and 1996, respectively. The Company recognized a $53.9 million loss during the first quarter of 1997 upon entering into an agreement in principal to transfer this business. Additionally, effective October 1, 1997, the Company revised the mortality assumptions used to determine the amortization of policy acquisition costs and recognition of certain fees for this segment's universal life and variable universal life lines of business. As a result of this change in assumptions, the Company recorded a benefit of $47.0 million. Effective January 1, 1998, the Company entered into an agreement with a highly rated reinsurer to reinsure the mortality risk on the universal life and variable universal life lines of business. The terms and provisions of this reinsurance contract are consistent with the aforementioned change in mortality assumptions. Management believes that this agreement will not have a material effect on the results of operations or financial position of the Company.

Financial Services Separate Account Assets in millions

                           [BAR GRAPH APPEARS HERE]

97        $7,924

96        $4,804

95        $3,159

   Excluding these significant items, income before taxes increased by $18.1 million, or 23.8% to $94.3 million. This increase is primarily attributable to growth in variable product lines, partially offset by lower net investment income due to a reduction in average fixed maturities invested.

   The decrease in premiums of $13.6 million, or 14.2%, to $82.1 million in 1997 is primarily due to the aforementioned cession of the Company's individual disability income line of business, which contributed premiums of $22.8 million in 1997 compared to $32.9 million in 1996. The remaining decrease reflects the Company's continued shift in focus from traditional life insurance products to variable life insurance and annuity products.

   The increase in fee revenue of $34.5 million, or 19.0%, to $215.7 million in 1997 is due to additional deposits and appreciation in variable products' account balances. Fees from variable annuities increased $32.9 million, or 57.7%, to $89.9 million in 1997. New distribution arrangements with several third party mutual fund advisors contributed to the increase in annuity sales in 1997. Fees from variable universal life policies increased $10.2 million, or 23.6%, to $53.5 million in 1997. These increases were partially offset by a decrease in fees from non-variable universal life of $4.8 million. The Company expects fees from this product to continue to decline as policies in force and related contract values decline. Additionally, the Company reduced certain other fees by $3.8 million due to the aforementioned change in mortality assumptions.

   Net investment income decreased $14.4 million, or 5.7%, to $236.9 million in 1997. This decrease is primarily due to a reduction in average fixed maturities invested, partially offset by increased portfolio yields. The reduction in average fixed maturities invested was primarily a result of the aforementioned cession of the individual disability income line of business, as well as the shift in focus from traditional insurance products to variable life insurance and annuity products.

   Other income increased $8.8 million, or 30.1%, to $38.0 million in 1997. This increase was primarily attributable to increased investment management fee income resulting from growth in assets under management.

   Policy benefits, claims and losses decreased $7.7 million, or 2.5%, to $295.7 million in 1997. This decrease is due primarily to the aforementioned cession of the Company's individual disability income line of business, which incurred policy benefits of $32.3 million in 1997 compared to $38.5 million in 1996.

   The decrease in policy acquisition expenses of $49.4 million, or 85.0%, to $8.7 million in 1997 is primarily due to the aforementioned revision of mortality assumptions. This change resulted in a $50.8 million reduction in policy acquisition expenses at October 1, 1997, and reduced fourth quarter amortization by $2.2 million from that based on the Company's mortality assumptions prior to the revision.

   The increase in other operating expenses of $10.6 million, or 9.0%, to $128.8 million in 1997 was primarily attributable to the increased premium taxes and administrative expenses related to the significant growth in the variable product lines during 1997.

1996 Compared to 1995

Income before taxes increased $41.0 million, or 116.5%, to $76.2 million in 1996 compared to 1995. This increase was primarily attributable to growth in variable products' fee revenue, decreased losses in the disability income line and income earned on the proceeds from the October 1995 initial public offerings.

   The decrease in premiums of $2.4 million, or 2.4%, to $95.7 million in 1996 is primarily due to the Company's shift in focus from traditional life insurance products to variable life insurance and annuity products. Premiums from traditional life products decreased $3.4 million, or 5.1%, to $62.8 million in 1996.

   The increase in fee revenue of $23.3 million, or 14.8%, to $181.2 million in 1996 is due to additional deposits and appreciation on variable products' account balances. Fees from annuities increased $20.1 million, or 54.5%, to $57.0 million in 1996. Fees from variable universal life policies increased $8.0 million, or 22.7%, to $43.3 million in 1996. These increases were partially offset by a continued decline in fees from non-variable universal life of $4.8 million, to $80.9 million, in 1996.

   Net investment income increased $22.2 million, or 9.7%, to $251.3 million in 1996 primarily from $15.4 million in additional income on proceeds from the October 1995 initial public offerings. Also, increases in short-term debt used to finance additions to the investment portfolio resulted in approximately $10.9 million in additional investment income. Partially offsetting these increases was a slightly lower portfolio yield in 1996.

   Other income increased $6.8 million, or 30.4%, to $29.2 million in 1996. This increase was primarily attributable to increased investment management income.

   Policy benefits, claims and losses decreased $12.2 million, or 3.9%, to $303.4 million in 1996. Losses in the disability income line decreased $16.3 million due primarily to reserve strengthening of $14.5 million in 1995. Additionally, non-variable universal life benefits decreased $2.5 million principally due to improved mortality experience in 1996. These decreases were partially offset by an increase in variable products' policy benefits of $6.2 million, which related primarily to growth in these product lines.

   The increase in other operating expenses of $17.0 million, or 16.8%, to $118.2 million in 1996 was primarily attributable to $8.3 million of additional interest expense in 1996 relating to the short-term debt used to finance additions to the investment portfolio. Additionally, other operating expenses in 1995 included a $7.5 million decrease due to the cession of substantially all term life insurance business.

Interest Margins

The results of the Allmerica Financial Services segment depend, in part, on the maintenance of profitable margins between investment results from investment assets supporting universal life and general account annuity products and the interest credited on those products.

   The following table sets forth interest earned, interest credited and the related interest margin.

For the Years Ended December 31
(In millions)                                   1997          1996          1995
================================================================================

Net investment income                       $  141.2      $  145.9      $  152.7

Less: Interest credited                         99.2         101.3         107.7
 ................................................................................
Interest margins (1)                        $   42.0      $   44.6      $   45.0
--------------------------------------------------------------------------------

(1) Interest margins represent the difference between income earned on investment assets and interest credited to customers' universal life and general account annuity policies. Earnings on surplus assets are excluded from net investment income in the calculation of the above interest margins.

   Interest margins decreased slightly in 1997 as a result of a decline in investment income and related policies in force in the universal life and general account annuity product lines. Interest margins were relatively consistent in 1996 as compared to 1995.

Institutional Services

The following table summarizes the results of operations for the Institutional Services segment.

For the Years Ended December 31
(In millions)                                       1997        1996        1995
================================================================================
Revenues
 Fees, premiums and
  non-insurance income (1)                      $   40.6    $   36.6    $   39.9

 Net investment income

   GICs                                             82.3        98.5       152.9

   Other                                            98.6       116.4       114.5

 Net realized gains                                 21.9        19.2         5.5

 Gain on sale of mutual fund
  processing business                                 --          --        20.7
 ................................................................................
Total revenues                                     243.4       270.7       333.5
 ................................................................................
Policy benefits, claims and losses

  Interest credited to GICs                         64.1        89.2       137.2

  Other                                             61.0        70.9        80.6
 ................................................................................
Total policy benefits, claims
 and losses                                        125.1       160.1       217.8

Policy acquisition expenses                          2.9         2.9         3.2

Other operating expenses                            53.0        54.9        69.7
 ................................................................................
Income before taxes                             $   62.4    $   52.8    $   42.8
================================================================================

(1) Fees, premiums and non-insurance income includes fees from retirement services, mutual fund services, institutional 401(k) recordkeeping services and other miscellaneous non-insurance related fees. In March 1995, the Company sold its mutual fund processing business.

1997 Compared to 1996

Income before taxes increased $9.6 million, or 18.2%, to $62.4 million in 1997. During 1996, Institutional Services recognized a contingency payment for the sale of the mutual fund processing business of $4.8 million. Excluding this item, income before taxes increased $14.4 million, or 30.0%. This increase was primarily attributable to an increase in the interest margins on GICs of $4.1 million, increased realized gains of $2.7 million and additional contribution from the defined benefit and defined contribution plan, group variable life and telemarketing product lines of $1.6 million, $1.4 million and $1.3 million, respectively.

   Fees, premiums and non-insurance income increased $4.0 million, or 10.9%, to $40.6 million in 1997. Excluding the aforementioned contingency payment, fees, premiums and non-insurance income increased $8.8 million or 27.7%. This increase was primarily due to growth in fees from the Company's group variable life and defined contribution separate account product lines of $4.4 million and $1.2 million, respectively. In addition, recordkeeping fees increased $2.3 million.

   Net investment income related to GICs and interest credited to GIC contractholders have declined as a result of declining traditional GIC deposits. During 1997, the interest margin on GICs increased $8.9 million due to a reallocation of general account assets to this line, and to the combination of slightly higher investment yields and lower average crediting rates on the remaining contracts. Effective January 1, 1997, capital and investment assets were reallocated between the defined benefit plan, defined contribution plan and GIC product lines. This reallocation resulted in an increase in GIC capital and investment assets of approximately $61.0 million. Had this reallocation occurred in 1996 and 1995, interest earned in the GIC product line for the years ended December 31, 1996 and 1995, would have been $103.3 million and $158.7 million, respectively. Management expects GIC margins to decline as the existing contracts continue to mature.

   Other net investment income decreased $17.8 million, or 15.3%, to $98.6 million in 1997. This decrease resulted from a decline in average invested assets due to cancellations of defined benefit plans, as well as transfers of certain plan assets to the separate accounts.

   Net realized gains increased $2.7 million, to $21.9 million in 1997. This change was due primarily to increased gains from the sale of fixed maturity investments.

   Other policy benefits, claims and losses consist primarily of interest credited to and benefits provided by the Company's defined contribution and defined benefit plan products, and group variable life product lines including annuity benefits for certain defined benefit plan participants electing that option. Other policy benefits, claims and losses declined from $70.9 million in 1996 to $61.0 million in 1997. This was primarily due to reductions in the interest credited to participants resulting from the aforementioned cancellations and transfers to the separate accounts.

   Other operating expenses decreased $1.9 million, or 3.5%, to $53.0 million in 1997. This decrease was primarily attributable to reductions in employee related costs.

1996 Compared to 1995

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

   Fees, premiums and non-insurance income decreased $3.3 million, or 28.3%, to $36.6 million in 1996. This decrease was primarily attributable to a $13.7 million decrease in revenues due to the absence of the mutual fund processing business in 1996, partially offset by the 1996 receipt of a non-recurring $4.8 million contingent payment related to the aforementioned sale and $3.0 million from growth in retail telemarketing revenues. Additionally, fee income increased $1.5 million from the appreciation of separate account balances in related defined benefit and defined contribution plans.

   Net investment income related to GICs and interest credited to GIC contractholders have declined in 1996 as a result of lower traditional GIC deposits as compared to 1995.

   Net realized gains increased $13.7 million, to $19.2 million in 1996. This change resulted primarily from increased gains from sales of real estate properties totaling $12.2 million.

   Other policy benefits, claims and losses for defined benefit plans, defined contribution plans, and the group variable life product declined from $80.6 million in 1995 to $70.9 million in 1996. This was primarily due to reductions in the interest credited to participants resulting from the aforementioned cancellations in defined benefit and defined contribution plans.

   Other operating expenses decreased $14.8 million, or 21.2%, to $54.9 million in 1996. This decrease was primarily attributable to the sale of the mutual fund processing business, which incurred $19.8 million of operating expenses in 1995.

Allmerica Asset Management

The following table summarizes the results of operations for the Allmerica Asset Management segment.

For the Years Ended December 31
(In millions)                                     1997         1996         1995
================================================================================
Fees and other income:
 External                                       $  1.6       $  1.1       $  1.0

 Internal                                          7.1          7.7          3.4
 ................................................................................
Total revenues                                     8.7          8.8          4.4

Other operating expenses                           7.3          7.7          2.1
 ................................................................................
Income before taxes                             $  1.4       $  1.1       $  2.3
================================================================================

   The Company provides investment advisory and sub-advisory services, primarily to affiliates, through its registered investment advisor, Allmerica Asset Management ("AAM"). In the second quarter of 1996, AAM finalized contracts with two related parties, FAFLIC and AFLIAC, to provide investment advisory services at cost. The internal fees and corresponding operating expenses related to these contracts totaled $3.4 million and $4.3 million for the years ended December 31, 1997 and 1996, respectively.

Corporate

The following table summarizes the results of operations for the Corporate segment.

                                                                    Period from
                                                                      October 1
                                                                        through
                                        December 31   December 31   December 31
(In millions)                                  1997          1996          1995
===============================================================================

Revenues

 Investment and other income                $  11.5       $   2.7        $  0.4

 Realized losses                               (0.3)         (0.9)           --
 ................................................................................
Total revenues                                 11.2           1.8           0.4

Other operating expenses                       22.6          18.6           3.5
 ................................................................................
Loss before taxes and
 minority interest                            (11.4)        (16.8)         (3.1)

Minority interest:

 Distributions on mandatorily
  redeemable preferred securities
  of a subsidiary trust holding
  solely junior subordinated
  debentures of the Company                   (22.4)       --             --
 ................................................................................
Loss before taxes                           $ (33.8)      $ (16.8)       $ (3.1)
================================================================================

   This segment consists primarily of $55.2 million of cash and investments, $202.1 million of Senior Debentures and $300.0 million of Capital Securities. Investment and other income increased $8.8 million in 1997 compared to 1996, primarily due to the investment of the net proceeds from the February 3, 1997 issuance of Capital Securities. These proceeds were invested in the short-term investment portfolio, and were used to finance the July 16 merger with Allmerica P&C. Other operating expenses in 1997 and 1996 principally reflect interest expense on the Company's 7-5/8% Senior Debentures. In 1997, other operating expenses also reflects $2.8 million of interest expense on the Company's short-term revolving credit loan which commenced August 15, 1997 and was repaid and matured on December 15, 1997. Additionally, minority interest represents distributions on the Capital Securities, which pay cumulative distributions at a rate of 8.207% semiannually, commencing August 15, 1997.

Investment Portfolio
The Company had investment assets diversified across several asset classes, as follows:

December 31
(Dollars in millions)                    1997(1)                1996(1)
================================================================================

                                              % of Total             % of Total
                                 Carrying      Carrying    Carrying    Carrying
                                    Value       Value       Value       Value


Fixed maturities (2)             $  7,726.6      79.8%   $  7,891.7      79.4%
Equity securities (2)                 479.0       4.9         473.6       4.8
Mortgages                             679.5       7.0         764.6       7.7
Policy loans                          360.7       3.7         362.6       3.6
Real estate                            50.3       0.5         120.7       1.2
Cash and cash equivalents             240.1       2.5         202.6       2.0
Other invested assets                 148.3       1.6         128.8       1.3
 ................................................................................
Total                            $  9,684.5     100.0%   $  9,944.6     100.0%
--------------------------------------------------------------------------------


(1) Includes Closed Block invested assets with a carrying value of $768.7 million and $772.7 million at December 31, 1997 and 1996, respectively.
(2) The Company carries the fixed maturities and equity securities in its investment portfolio at market value.


[PIE CHART APPEARS HERE]

Bond Portfolio Credit Quality

Aaa/Aa/A                      52%
Baa                           30%
Ba                             9%
B & Below                      9%


  Total investment assets decreased $260.1 million, or 2.6%, to $9.7 billion during 1997. This decrease is primarily attributable to the sales of fixed maturities and loan repayments on outstanding mortgages. Fixed maturities decreased $165.1 million, or 2.1%, due primarily to the settlement of GIC contracts and to decreased assets resulting from the cession of the disability income line. This decrease was partially offset by market value appreciation in the fixed maturities portfolio of $134.3 million. Mortgage loans also decreased $85.1 million, or 11.1%, to $679.5 million caused primarily by loan repayments. Additionally, equity securities increased $5.4 million, or 1.1%, to $479.0 million, as a result of market value appreciation that more than offset the shift in the Regional Property and Casualty segment's portfolio holdings from equity securities to fixed maturity securities. The real estate portfolio decreased $70.4 million, or 58.3%, to $50.3 million during 1997 due to sales of investment properties. The Company intends to sell its remaining holdings in this portfolio. The increase in other invested assets of $19.5 million, or 15.1%, to $148.3 million primarily relates to purchases of limited partnerships. Cash and cash equivalents increased $37.5 million, or 18.5%, to $240.1 million.

  The Company's fixed maturity portfolio is comprised of primarily investment grade corporate securities, tax-exempt issues of state and local governments, U.S. government and agency securities and other issues. Based on ratings by the National Association of Insurance Commissioners, investment grade securities comprised 82.5% and 84.8% of the Company's total fixed maturity portfolio at December 31, 1997 and 1996, respectively. In 1996 and 1997, there were modest shifts to higher yielding debt securities, including longer duration and non-investment grade securities. The average yield on debt securities was 7.6% and 7.3% for 1997 and 1996, respectively. Although management expects that new funds will be invested primarily in investment grade fixed maturities, the Company may invest a portion of new funds in below investment grade fixed maturities or equity interests.

  The following table illustrates asset valuation allowances and additions to or deductions from such allowances for the periods indicated.

For the Years Ended December 31
(Dollars in millions)
================================================================================
                                                            Other
                                               Real        Invested
1996                              Mortgages   Estate        Assets       Total
 ................................................................................

Beginning balance                $   33.8    $    19.6    $   3.7    $    57.1

  Provision                           5.5          --         --           5.5

  Write-offs (1)                    (19.7)        (4.7)      (3.7)       (28.1)
 ................................................................................
  Ending balance                 $   19.6    $    14.9    $   --     $    34.5

Valuation allowance as a
 percentage of carrying
 value before reserves                2.5%        11.0%       --%          3.8%


1997
 ................................................................................

  Provision                           2.5          6.0        --           8.5

  Write-offs (1)                     (1.4)       (20.9)       --         (22.3)
 ................................................................................
  Ending balance                 $   20.7    $     --     $   --     $    20.7

Valuation allowance as a
 percentage of carrying
 value before reserves                3.0%         --%        --%          3.0%

(1) Write-offs reflect asset sales, foreclosures, forgiveness of debt upon restructuring and reserve releases due to permanent impairments.

  Write-offs of mortgages during 1996 reflect an increase in the disposal of modified loans which were previously impaired. The increase in write-offs of real estate reserves during 1997 reflects the permanent write down of all real estate assets to the estimated fair value less costs of disposal. During 1997, the Company adopted a definitive plan to sell its real estate holdings.

Income Taxes
AFC and its domestic subsidiaries (including certain non-insurance operations) file a consolidated United States federal income tax return. Entities included within the consolidated group are segregated into either a life insurance or a non-life insurance company subgroup. The consolidation of these subgroups is subject to certain statutory restrictions on the percentage of eligible non-life tax losses that can be applied to offset life company taxable income. Prior to the merger, Allmerica P&C and its subsidiaries filed a separate United States federal income tax return.

  FAFLIC, as a mutual insurance company until October 1995, was required to adjust its deduction for policyholder dividends by the differential earnings amount under Section 809 of the Internal Revenue Code. This amount was computed, for each tax year, by multiplying the average equity base of the FAFLIC/AFLIAC consolidated group, as determined for tax purposes, by the estimate of an excess of an imputed earnings rate over the average mutual life insurance companies' earnings rate. The differential earnings amount for each tax year was subsequently recomputed when actual earnings rates were published by the Internal Revenue Service ("IRS"). As a stock company, FAFLIC is no longer required to reduce its policyholder dividend deduction by the differential earnings amount. The differential earnings amount in 1996 related to an adjustment for the 1994 tax year based on the actual average mutual life insurance companies' earnings rate issued by the IRS in 1996.

  Provision for federal income taxes before minority interest was $93.6 million during 1997 compared to $75.2 million during 1996. These provisions resulted in consolidated effective federal tax rates of 25.6% and 22.7%, respectively. The effective tax rates for AFLIAC and FAFLIC and its non-insurance subsidiaries were 37.4% and 28.9% during 1997 and 1996, respectively. The increase in the rate for FAFLIC in 1997 resulted primarily from the absence, in 1997, of a $10.2 million differential earnings benefit recognized in 1996, and from an increase in reserves for prior year tax liabilities. The effective tax rates for Allmerica P&C and its subsidiaries were 16.5% and 18.4% during 1997 and 1996, respectively. The decrease in the rate for Allmerica P&C and its subsidiaries reflects a higher underwriting loss and greater proportion of pre-tax income from tax-exempt bonds in 1997.

     Provision for federal income taxes before minority interest was $75.2 million during 1996 compared to $82.7 million during 1995. These provisions resulted in consolidated effective federal tax rates of 22.7% and 27.4% in 1996 and 1995, respectively. The effective tax rates for AFLIAC and FAFLIC and its non-insurance subsidiaries were 28.9% and 32.0% during 1996 and 1995, respectively. The reduction in the rate for FAFLIC in 1996 resulted primarily from additional reserves provided for revisions of estimated prior year tax liabilities in 1995, as well as an increase of $2.6 million in the differential earnings benefit from 1995 to 1996. The effective tax rates for Allmerica P&C and its subsidiaries were 18.4% and 25.3% during 1996 and 1995, respectively. The decrease in the rate for Allmerica P&C and its subsidiaries reflects a higher underwriting loss and greater proportion of pre-tax income from tax-exempt bonds in 1996, and to reserves provided for revisions in estimated prior year tax liabilities in 1995.

Liquidity And Capital Resources
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of business operations. As a holding company, AFC's primary source of cash is dividends from its insurance subsidiaries. However, dividend payments to AFC by its insurance subsidiaries are subject to limitations imposed by state regulators, such as the requirement that cash dividends be paid out of unreserved and unrestricted earned surplus and restrictions on the payment of "extraordinary" dividends, as defined.

  Sources of cash for the Company's insurance subsidiaries are from premiums and fees collected, investment income and maturing investments. Primary cash outflows are paid benefits, claims, losses and loss adjustment expenses, policy acquisition expenses, other underwriting expenses and investment purchases. Cash outflows related to benefits, claims, losses and loss adjustment expenses can be variable because of uncertainties surrounding settlement dates for liabilities for unpaid losses and because of the potential for large losses either individually or in the aggregate. The Company periodically adjusts its investment policy to respond to changes in short-term and long-term cash requirements.

  Net cash used in operating activities was $173.2 million in 1997, while net cash provided by operating activities was $156.0 million and $131.2 million in 1996 and 1995, respectively. The decrease in 1997 resulted primarily from a $207.0 million payment for the cession of the disability income line of business, a significant acceleration of claims payments in the Regional Property and Casualty segment and increased commissions and other deferrable expenses related to the growth in the annuity and variable universal life product lines. The increase in 1996 was primarily attributable to an increase in cash provided by the operations of the life insurance subsidiaries. This increase was partially offset by increased underwriting losses in the property and casualty insurance subsidiaries which resulted from an increase in claims payments.

  Net cash provided by investing activities was $120.5 million in 1997 and $424.6 million in 1996. Net cash used in investing activities was $128.1 million in 1995. The decrease from 1996 to 1997 primarily reflects the purchase of the minority interest of Allmerica P&C on July 16, 1997 for $425.6 million and fewer sales of investments used to finance net GIC withdrawals. The decrease was partially offset by increased sales of investments. The proceeds from these increased sales were used to finance the cession of the disability income line of business, $140.0 million of the aforementioned purchase price of the merger, and the acceleration of claims payments in the Regional Property and Casualty segment. In 1996, purchases of fixed maturities were unusually high due to the investment of the remaining net proceeds of the Company's initial public offerings of stock and debt. The increase from 1995 to 1996 was primarily attributable to increased sales of investments used to finance net withdrawals from GICs partially offset by additional purchases of fixed maturities and other long-term investments financed through an increase in investable cash generated by operations.

  Net cash provided by financing activities was $90.3 million in 1997. Net cash used for financing activities was $685.1 million, and $235.7 million in 1996 and 1995, respectively. In 1997, the primary source of cash provided by financing activities was the Company's receipt of proceeds of $296.3 million from the issuance of Capital Securities. In addition, the Company made cash payments on withdrawals from GICs that exceeded cash received from deposits on these contracts by $189.6 million, $636.3 million and $624.1 million in 1997, 1996 and 1995, respectively. In 1997, the Company received approximately $225.0 million of new deposits on floating rate GICs. In 1995, the cash used for financing activities was positively affected by the Company's receipt of proceeds of $248.0 million and $197.2 million from its initial public offerings of stock and debt, respectively.

  In June 1997, the Company entered into a credit agreement providing for a $225.0 million revolving line of credit which expired on December 15, 1997. Borrowings under that line of credit were unsecured and incurred interest at a rate per annum equal to, at the Company's option, a designated base rate or the eurodollar rate plus applicable margin. The Company borrowed and repaid approximately $140.0 million during the year and paid approximately $2.8 million in interest.

     On February 3, 1997, AFC Capital Trust (the "Trust"), a wholly-owned subsidiary business trust of AFC, issued $300.0 million Series A Capital Securities, which pay cumulative dividends at a rate of 8.207% semiannually commencing August 15, 1997. The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in an equivalent amount of 8.207% Junior Subordinated Deferrable Interest Debentures due 2027 of AFC (the "Subordinated Debentures"). Through certain guarantees, the Subordinated Debentures and the terms of related agreements, AFC has irrevocably and unconditionally guaranteed the obligations of the Trust under the Capital Securities. Net proceeds from the offering of approximately $296.3 million funded a portion of the July 16, 1997 acquisition of the 24.2 million publicly held shares of Allmerica P&C. On August 7, 1997, AFC and the Trust exchanged the Series A Capital Securities for a like amount of Series B Capital Securities and related guarantees which are registered under the Securities Act of 1933 as required under the terms of the initial transaction. The Company pays approximately $24.6 million per year in interest payments on the Capital Securities, which are reflected in minority interest on an after-tax basis.

  On October 16, 1995, FAFLIC converted from a policyholder owned to stockholder owned insurance company and AFC became the holding company for FAFLIC. AFC also raised net proceeds of $248.0 million from the sale of Common Stock and issued $200.0 million principal amount 7-5/8% Senior Debentures due 2025 with net proceeds to the Company of $197.2 million. The Company pays approximately $15.3 million per year in interest payments on the Senior Debentures.

  AFC has sufficient funds at the holding company or available through dividends from FAFLIC and Allmerica P&C to meet its obligations to pay interest on the Senior Debentures, Subordinated Debentures and dividends, when and if declared by the Board of Directors, on the common stock(see Note 14 of the Consolidated Financial Statements). Whether the Company will pay dividends in the future depends upon the costs of administering a dividend program as compared to the benefits conferred, and upon the earnings and financial condition of AFC.

  Based on current trends, the Company expects to continue to generate sufficient positive operating cash to meet all short-term and long-term cash requirements. The Company maintains a high degree of liquidity within the investment portfolio in fixed maturity investments, common stock and short-term investments. FAFLIC and Allmerica P&C have $100.0 million and $40.0 million respectively, under various committed short-term lines of credit. At December 31, 1997, no amounts were outstanding and $100.0 million and $7.4 million were available for borrowing by FAFLIC and Allmerica P&C, respectively. FAFLIC had no commercial paper borrowings outstanding and Allmerica P&C had $32.9 million of commercial paper borrowings outstanding at December 31, 1997.

Recent Developments

On October 23, 1997, Standard & Poor's upgraded its claims-paying ability rating for FAFLIC and AFLIAC to AA- (Excellent) from A+ (Good).

  In July 1997, a lawsuit was instituted in Louisiana against AFC and certain of its subsidiaries by individual plaintiffs alleging fraud, unfair or deceptive acts, breach of contract, misrepresentation and related claims in the sale of life insurance policies. In October 1997, plaintiffs voluntarily dismissed the Louisiana suit and refiled the action in Federal District Court in Worcester, Massachusetts. The plaintiffs seek to be certified as a class. The case is in early stages of discovery and the Company is evaluating the claims. Although the Company believes it has meritorious defenses to plaintiffs' claims, there can be no assurance that the claims will be resolved on a basis which is satisfactory to the Company.

  The merger of Allmerica P&C and a wholly-owned subsidiary of the Company was consummated on July 16, 1997. Through the merger, the Company acquired all of the outstanding common stock of Allmerica P&C that it did not already own in exchange for cash of $425.6 million and approximately 9.7 million shares of AFC stock.

  The merger has been accounted for as a purchase. Total consideration of approximately $798.1 million has been allocated to the minority interest in the assets and liabilities based on estimates of their fair values. The minority interest acquired totaled $703.5 million. A total of $90.6 million, representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period.

  On April 14, 1997, the Company entered into an agreement in principle to cede substantially all of the Company's individual disability income line of business under a 100% coinsurance agreement to Metropolitan Life Insurance Company. The coinsurance agreement became effective October 1, 1997. The transaction has resulted in the recognition of a $53.9 million pre-tax loss in the first quarter of 1997.

Year 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     Based on a recent assessment, the Company determined that it will be required to modify or replace significant portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 issue will be resolved. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

  The Company has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issue. The Company's total Year 2000 project cost and estimates to complete the project include the estimated costs and time associated with the impact of a third party's Year 2000 issue, and are based on presently available information. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have material adverse effect on the Company. The Company does not believe that it has material exposure to contingencies related to the Year 2000 issue for the products it has sold. Although the Company does not believe that there is a material contingency associated with the Year 2000 project, there can be no assurance that exposure for material contingencies will not arise.

  The Company will utilize both internal and external resources to reprogram, or replace, and test the software for Year 2000 modifications. The Company plans to complete the mission critical elements of the Year 2000 project by December 31, 1998. The cost of the Year 2000 project will be expensed as incurred over the next two years and is being funded through a reallocation of resources from discretionary projects. Therefore, the Year 2000 project is not expected to result in significant incremental technology costs, or to have a material effect on the results of operations. Through December 31, 1997, the Company has incurred and expensed approximately $20 million related to the assessment of, and preliminary efforts in connection with, the project and the development of a remediation plan. The total remaining cost of the project is estimated at between $50-$70 million.

  The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

Forward-Looking Statements

The Company wishes to caution readers that the following important factors, among others, in some cases have affected and in the future could affect, the Company's actual results and could cause the Company's actual results for 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. When used in the MD&A discussion, the words "believes," "anticipated," "expects" and similar expressions are intended to identify forward looking statements. See "Important Factors Regarding Forward-Looking Statements" incorporated herein by reference and filed as Exhibit 99-2 to the Company's Annual Report on Form 10-K for the period ended December 31, 1997.

     Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include among others, the following possibilities: (i) adverse catastrophe experience and severe weather; (ii) adverse loss development for events the Company insured in prior years or adverse trends in mortality and morbidity; (iii) heightened competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors; (iv) adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates, limitations on the ability to manage care and utilization, and tax treatment of insurance and annuity products; (v) changes in interest rates causing a reduction of investment income or in the market value of interest rate sensitive investments; (vi) failure to obtain new customers, retain existing customers or reductions in policies in force by existing customers; (vii) higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures; (viii) loss or retirement of key executives; (ix) increases in medical costs, including increases in utilization, costs of medical services, pharmaceuticals, durable medical equipment and other covered items; (x) termination of provider contracts or renegotiation at less cost-effective rates or terms of payment; (xi) changes in the Company's liquidity due to changes in asset and liability matching; (xii) restrictions on insurance underwriting, based on genetic testing and other criteria; (xiii) adverse changes in the ratings obtained from independent rating agencies, such as Moody's, Standard & Poor's, A.M. Best, and Duff & Phelps;
(xiv) lower appreciation on and decline in value of managed investments, resulting in reduced variable products, assets and related fees; (xv) possible claims relating to sales practices for insurance products; and (xvi) uncertainty related to the Year 2000 issue.

Report of Independent Accountants


To the Board of Directors and Shareholders of Allmerica Financial Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of Allmerica Financial Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP

Boston, Massachusetts
February 3, 1998




Management Report on Responsibility
for Financial Reporting

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


/s/ John F. O'Brien                  /s/ Edward J. Parry, III

John F. O'Brien                       Edward J. Parry, III
President and Chief                   Vice President,
Executive Officer                     Chief Financial Officer and
                                      Principal Accounting Officer

Consolidated Statements of Income


For the Years Ended December 31
(In millions, except per share data)                                                    1997        1996        1995
====================================================================================================================
Revenues
 ....................................................................................................................
  Premiums                                                                        $  2,311.1  $  2,236.3  $  2,222.8
  Universal life and investment product policy fees                                    237.3       197.2       172.4
  Net investment income                                                                653.4       672.6       710.5
  Net realized investment gains                                                         76.2        65.9        19.1
  Realized gain on sale of mutual fund processing business                                --          --        20.7
  Other income                                                                         117.6       105.6       109.3
 ....................................................................................................................
      Total revenues                                                                 3,395.6     3,277.6     3,254.8
 ....................................................................................................................

Benefits, Losses and Expenses
 ....................................................................................................................
  Policy benefits, claims, losses and loss adjustment expenses                       2,004.7     1,957.0     2,010.3
  Policy acquisition expenses                                                          425.1       470.1       470.9
  Loss from cession of disability income business                                       53.9          --          --
  Other operating expenses                                                             546.4       518.8       471.8
 ....................................................................................................................
      Total benefits, losses and expenses                                            3,030.1     2,945.9     2,953.0
 ....................................................................................................................
Income before federal income taxes                                                     365.5       331.7       301.8
 ....................................................................................................................
Federal income tax expense (benefit)
 ....................................................................................................................
  Current                                                                               79.7        90.9       119.7
  Deferred                                                                              13.9       (15.7)      (37.0)
 ....................................................................................................................
      Total federal income tax expense                                                  93.6        75.2        82.7
 ....................................................................................................................
Income before minority interest and extraordinary item                                 271.9       256.5       219.1
Minority interest:
  Distributions on mandatorily redeemable preferred stock of a subsidiary trust
    holding solely junior subordinated debentures of the Company                       (14.5)         --          --
  Equity in earnings                                                                   (48.2)      (74.6)      (73.1)
 ....................................................................................................................
Total minority interest                                                                (62.7)      (74.6)      (73.1)
 ....................................................................................................................
Income before extraordinary item                                                       209.2       181.9       146.0
Extraordinary item - demutualization expenses                                             --          --       (12.1)
 ....................................................................................................................
Net income                                                                        $    209.2  $    181.9  $    133.9
====================================================================================================================

                                                                               For the Period      Year Ended
                                                                                    October 1    December 31,
                                                  Year Ended      Year Ended          through            1995
                                                December 31,    December 31,     December 31,      Pro Forma*
                                                        1997            1996             1995     (Unaudited)
=============================================================================================================
Net income after demutualization                $      209.2      $    181.9        $    40.7       $   130.6
-------------------------------------------------------------------------------------------------------------
Earnings per common share:
--------------------------
Basic:
------
  Net income after demutualization per share    $       3.83      $     3.63        $    0.82       $    2.61
  Weighted average shares outstanding                   54.7            50.1             49.4            50.1

Diluted:
--------
  Net income after demutualization per share    $       3.82      $     3.63        $    0.82       $    2.61
  Weighted average shares outstanding                   54.8            50.1             49.4            50.1
-------------------------------------------------------------------------------------------------------------

* The pro forma information gives effect to the transactions referred to in Note 1N.

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets



December 31
(In millions, except per share data)                                                        1997        1996
============================================================================================================
Assets
 ............................................................................................................
  Investments:
    Fixed maturities-at fair value (amortized cost of $7,052.9 and $7,305.5)         $   7,313.7 $   7,487.8
    Equity securities-at fair value (cost of $341.1 and $328.2)                            479.0       473.6
    Mortgage loans                                                                         567.5       650.1
    Real estate                                                                             50.3       120.7
    Policy loans                                                                           141.9       132.4
    Other long-term investments                                                            148.3       128.8
 ............................................................................................................
      Total investments                                                                  8,700.7     8,993.4
 ............................................................................................................
  Cash and cash equivalents                                                                215.1       178.5
  Accrued investment income                                                                142.3       149.0
  Deferred policy acquisition costs                                                        965.5       822.7
  Reinsurance receivable on unpaid losses, benefits and unearned premiums                1,040.3       875.6
  Deferred federal income taxes                                                               --        66.8
  Premiums, accounts and notes receivable                                                  554.4       533.0
  Other assets                                                                             368.6       307.5
  Closed Block assets                                                                      806.7       810.8
  Separate account assets                                                                9,755.4     6,233.0
 ............................................................................................................
      Total assets                                                                   $  22,549.0 $  18,970.3
============================================================================================================

Liabilities
 ............................................................................................................
  Policy liabilities and accruals:
    Future policy benefits                                                           $   2,598.6 $   2,613.7
    Outstanding claims, losses and loss adjustment expenses                              2,825.1     2,944.1
    Unearned premiums                                                                      846.8       822.5
    Contractholder deposit funds and other policy liabilities                            1,852.7     2,060.4
 ............................................................................................................
      Total policy liabilities and accruals                                              8,123.2     8,440.7
 ............................................................................................................
  Expenses and taxes payable                                                               670.7       622.3
  Reinsurance premiums payable                                                              37.7        31.4
  Short-term debt                                                                           33.0        38.4
  Deferred federal income taxes                                                             12.9          --
  Long-term debt                                                                           202.1       202.2
  Closed Block liabilities                                                                 885.5       899.4
  Separate account liabilities                                                           9,749.7     6,227.2
 ............................................................................................................
      Total liabilities                                                                 19,714.8    16,461.6
 ............................................................................................................
  Mandatorily redeemable preferred securities of a subsidiary trust holding solely
    junior subordinated debentures of the Company                                          300.0          --
  Common stock                                                                             152.9       784.0
 ............................................................................................................
  Minority interest                                                                        452.9       784.0
 ............................................................................................................
  Commitments and contingencies (Notes 15 and 20)

Shareholders' Equity
 ............................................................................................................
  Preferred stock, $0.01 par value, 20.0 million shares authorized, none issued               --          --
  Common stock, $0.01 par value, 300.0 million shares authorized, 60.0 million
    and 50.1 million shares issued and outstanding, respectively                             0.6         0.5
  Additional paid-in capital                                                             1,755.0     1,382.5
  Unrealized appreciation on investments, net                                              217.9       131.6
  Retained earnings                                                                        407.8       210.1
 ............................................................................................................
  Total shareholders' equity                                                             2,381.3     1,724.7
 ............................................................................................................
  Total liabilities and shareholders' equity                                         $  22,549.0 $  18,970.3
============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Shareholders' Equity



For the Years Ended December 31
(In millions)                                                                           1997        1996        1995
====================================================================================================================
Preferred Stock                                                                   $       --  $       --  $       --
 ....................................................................................................................
Common Stock
 ....................................................................................................................
  Balance at beginning of year                                                           0.5         0.5          --
  Issuance of common stock                                                               0.1          --          --
  Demutualization transaction                                                             --          --         0.4
  Initial public offering                                                                 --          --         0.1
 ....................................................................................................................
  Balance at end of year                                                                 0.6         0.5         0.5
 ....................................................................................................................

Additional Paid-In Capital
 ....................................................................................................................
  Balance at beginning of year                                                       1,382.5     1,382.5          --
  Issuance of common stock related to the merger with Allmerica P&C                    372.5          --          --
  Issuance of common stock                                                               3.7          --          --
  Issuance costs of mandatorily redeemable preferred securities of a subsidiary
    trust holding solely junior subordinated debentures of the Company                  (3.7)         --          --
  Demutualization transaction                                                             --          --     1,134.6
  Initial public offering                                                                 --          --       247.9
 ....................................................................................................................
  Balance at end of year                                                             1,755.0     1,382.5     1,382.5
 ....................................................................................................................

Unrealized Appreciation on Investments, Net
 ....................................................................................................................
  Balance at beginning of year                                                         131.6       153.0       (79.0)
 ....................................................................................................................
  Effect of transfer of securities from held-to-maturity to available-for-sale:
    Net appreciation on available-for-sale debt securities                                --          --        22.4
    Provision for deferred federal income taxes and minority interest                     --          --        (9.6)
 ....................................................................................................................
                                                                                          --          --        12.8
 ....................................................................................................................
  Appreciation (depreciation) during the period:
    Net appreciation (depreciation) on available-for-sale securities                   171.3       (35.1)      466.0
    (Provision) Benefit for deferred federal income taxes                              (59.9)       12.3      (163.1)
    Minority interest                                                                  (25.1)        1.4       (83.7)
 ....................................................................................................................
                                                                                        86.3       (21.4)      219.2
 ....................................................................................................................

  Balance at end of year                                                               217.9       131.6       153.0
 ....................................................................................................................

Retained Earnings
 ....................................................................................................................
  Balance at beginning of year                                                         210.1        38.2     1,071.4
  Net income prior to demutualization                                                     --          --        93.2
 ....................................................................................................................
                                                                                       210.1        38.2     1,164.6
  Demutualization transaction                                                             --          --    (1,164.6)
  Net income subsequent to demutualization                                             209.2       181.9        40.7
  Dividends to shareholders                                                            (11.5)      (10.0)       (2.5)
 ....................................................................................................................
  Balance at end of year                                                               407.8       210.1        38.2
 ....................................................................................................................
  Total shareholders' equity                                                      $  2,381.3  $  1,724.7  $  1,574.2
====================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows


For the Years Ended December 31
(In millions)                                                                              1997         1996          1995
===============================================================================================================================
Cash Flows From Operating Activities
 ...............................................................................................................................
  Net income                                                                           $    209.2   $    181.9     $    133.9
  Adjustments to reconcile net income to net cash provided by operating activities:
    Minority interest                                                                        48.2         74.6           73.1
    Net realized gains                                                                      (77.5)       (65.2)         (39.8)
    Net amortization and depreciation                                                        31.6         44.7           57.7
    Loss from cession of disability income business                                          53.9           --             --
    Deferred federal income taxes                                                            13.9        (15.7)         (37.0)
    Payment related to cession of disability income business                               (207.0)          --             --
    Change in deferred acquisition costs                                                   (189.7)       (73.9)         (38.4)
    Change in premiums and notes receivable, net of reinsurance payable                     (15.1)       (16.7)         (42.0)
    Change in accrued investment income                                                       7.0         16.5            6.8
    Change in policy liabilities and accruals, net                                         (134.7)      (184.3)         116.2
    Change in reinsurance receivable                                                         27.1        123.7          (75.6)
    Change in expenses and taxes payable                                                     52.5         27.1            7.7
    Separate account activity, net                                                             --          5.2           (0.1)
    Other, net                                                                                7.4         38.1          (31.3)
 ...............................................................................................................................
    Net cash (used in) provided by operating activities                                    (173.2)       156.0          131.2
 ...............................................................................................................................
Cash Flows From Investing Activities
 ...............................................................................................................................
  Proceeds from disposals and maturities of available-for-sale fixed maturities           3,046.0      4,018.5        2,738.4
  Proceeds from disposals of held-to-maturity fixed maturities                                 --           --          271.3
  Proceeds from disposals of equity securities                                              162.7        228.7          120.0
  Proceeds from disposals of other investments                                              116.3         99.3           40.5
  Proceeds from mortgages matured or collected                                              204.7        176.9          230.3
  Purchase of available-for-sale fixed maturities                                        (2,727.6)    (3,830.7)      (3,273.3)
  Purchase of equity securities                                                             (67.0)       (91.6)        (254.0)
  Purchase of other investments                                                            (175.0)      (168.0)         (24.8)
  Proceeds from sale of mutual fund processing business                                        --           --           32.9
  Capital expenditures                                                                      (15.3)       (12.8)         (14.1)
  Purchase of minority interest in Allmerica P&C                                           (425.6)          --             --
  Other investing activities, net                                                             1.3          4.3            4.7
 ...............................................................................................................................
    Net cash provided by (used in) investing activities                                     120.5        424.6         (128.1)
 ...............................................................................................................................
Cash Flows From Financing Activities
 ...............................................................................................................................
  Deposits and interest credited to contractholder deposit funds                            457.6        268.7          445.8
  Withdrawals from contractholder deposit funds                                            (647.2)      (905.0)      (1,069.9)
  Change in short-term debt                                                                  (5.4)         7.2           (1.6)
  Change in long-term debt                                                                   (0.1)        (0.1)           0.2
  Proceeds from the issuance of mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the
    Company                                                                                 296.3           --             --
  Dividends paid to shareholders                                                            (13.7)       (13.9)          (6.6)
  Net proceeds from issuance of common stock                                                  2.8           --          248.0
  Payments for policyholders' membership interests                                             --           --          (27.9)
  Net proceeds from issuance of long-term debt                                                 --           --          197.2
  Subsidiary treasury stock purchased, at cost                                                 --        (42.0)         (20.9)
 ...............................................................................................................................
    Net cash provided by (used in) financing activities                                      90.3       (685.1)        (235.7)
 ...............................................................................................................................
Net change in cash and cash equivalents                                                      37.6       (104.5)        (232.6)
Net change in cash held in the Closed Block                                                  (1.0)        (6.5)         (17.6)
Cash and cash equivalents, beginning of year                                                178.5        289.5          539.7
 ...............................................................................................................................
Cash and cash equivalents, end of year                                                 $    215.1   $    178.5     $    289.5
===============================================================================================================================
Supplemental Cash Flow Information
 ...............................................................................................................................
  Interest paid                                                                        $     20.1   $     33.8     $      4.1
  Income taxes paid                                                                    $     66.3   $     68.1     $     90.6

The accompanying notes are an integral part of these consolidated financial statements.

Notes To Consolidated Financial Statements


1. Summary of Significant Accounting Policies
 ................................................................................

A. Basis of Presentation and Principles of Consolidation

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

     The consolidated financial statements of AFC include the accounts of FAFLIC, its wholly owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"), non-insurance subsidiaries (principally brokerage and investment advisory subsidiaries), and Allmerica Property and Casualty Companies, Inc. ("Allmerica P&C", a wholly-owned non-insurance holding company). The Closed Block assets and liabilities at December 31, 1997 and 1996 and its results of operations subsequent to demutualization are presented in the consolidated financial statements as single line items. Prior to demutualization such amounts are presented line by line in the consolidated financial statements (see Note 7). Unless specifically stated, all disclosures contained herein supporting the consolidated financial statements at December 31, 1997 and 1996 and the years then ended exclude the Closed Block related amounts. All significant intercompany accounts and transactions have been eliminated.

     Allmerica P&C and a wholly-owned subsidiary of the Company merged on July 16, 1997. Through the merger, the Company acquired all of the outstanding common stock of Allmerica P&C that it did not already own in exchange for cash and stock (see Note 2). The merger has been accounted for as a purchase. Total consideration of approximately $798.1 million has been allocated to the minority interest in the assets and liabilities based on estimates of their fair values. The minority interest acquired totaled $703.5 million. A total of $90.6 million, representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period.

     The financial statements reflect minority interest in Allmerica P&C and its subsidiary, The Hanover Insurance Company ("Hanover") of approximately 40.5% prior to the merger on July 16, 1997, and minority interest in Citizens Corporation (an 82.5%-owned non-insurance subsidiary of Hanover) and its wholly-owned subsidiary, Citizens Insurance Company of America ("Citizens") through the end of the year. Minority interest also includes distributions on mandatorily redeemable preferred stock of a subsidiary trust holding solely junior subordinated debentures of the Company.

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. Closed Block

As of October 16, 1995, FAFLIC established and began operating a closed block (the "Closed Block") for the benefit of the participating policies included therein, consisting of certain individual life insurance participating policies, individual deferred annuity contracts and supplementary contracts not involving life contingencies which were in force on October 16, 1995; such policies constitute the "Closed Block Business". The purpose of the Closed Block is to protect the policy dividend expectations of such FAFLIC dividend paying policies and contracts after the demutualization. Unless the Commissioner consents to an earlier termination, the Closed Block will continue to be in effect until the date none of the Closed Block policies are in force. On October 16, 1995, FAFLIC allocated to the Closed Block assets in an amount that is expected to produce cash flows which, together with future revenues from the Closed Block Business, are reasonably sufficient to support the Closed Block Business, including provision for payment of policy benefits, certain future expenses and taxes and for continuation of policyholder dividend scales payable in 1994 so long as the experience underlying such dividend scales continues. The Company expects that the factors underlying such experience will fluctuate in the future and policyholder dividend scales for Closed Block Business will be set accordingly.

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

     If, over the period the policies and contracts in the Closed Block remain in force, the actual income from the Closed Block is less than the expected income from the Closed Block, only such actual income (which could reflect a loss) would be recognized in income. If the actual income from the Closed Block in any given period is less than the expected income for that period and changes in dividend scales are inadequate to offset the negative performance in relation to the expected performance, the income inuring to shareholders of the Company will be reduced. If a policyholder dividend liability had been previously established in the Closed Block because the actual income to the relevant date had exceeded the expected income to such date, such liability would be reduced by this reduction in income (but not below zero) in any periods in which the actual income for that period is less than the expected income for such period.

C. Valuation of Investments

In accordance with the provisions of Statement of Financial Accounting Standards No. 115 ("Statement No. 115"), "Accounting for Certain Investments in Debt and Equity Securities", the Company is required to classify its investments into one of three categories: held-to-maturity, available-for-sale or trading. The Company determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

     In November 1995, the Financial Accounting Standards Board ("FASB") issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, which permitted companies to reclassify securities, where appropriate, based on the new guidance. As a result, the Company transferred securities with amortized cost and fair value of $696.4 million and $725.6 million, respectively, from the held-to-maturity category to the available-for-sale category, which resulted in a net increase in shareholders' equity of $12.8 million.

     Marketable equity securities and debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income.

     Mortgage loans on real estate are stated at unpaid principal balances, net of unamortized discounts and reserves. Reserves on mortgage loans are based on losses expected by the Company to be realized on transfers of mortgage loans to real estate (upon foreclosure), on the disposition or settlement of mortgage loans and on mortgage loans which the Company believes may not be collectible in full. In establishing reserves, the Company considers, among other things, the estimated fair value of the underlying collateral.

     Fixed maturities and mortgage loans that are delinquent are placed on non-accrual status, and thereafter interest income is recognized only when cash payments are received.

     Policy loans are carried principally at unpaid principal balances.

     During 1997, the Company adopted a plan to dispose of all real estate assets by the end of 1998. As a result of this decision, real estate held by the Company and real estate joint ventures were written down to the estimated fair value less costs to sell. Depreciation is not recorded on these assets while they are held for disposal.

     Realized investment gains and losses, other than those related to separate accounts for which the Company does not bear the investment risk, are reported as a component of revenues based upon specific identification of the investment assets sold. When an other than temporary impairment of the value of a specific investment or a group of investments is determined, a realized investment loss is recorded. Changes in the valuation allowance for mortgage loans are included in realized investment gains or losses.

D. Financial Instruments

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

     Derivative financial instruments are accounted for under three different methods: fair value accounting, deferral accounting and accrual accounting. Interest rate swap contracts used to hedge interest rate risk are accounted for using a combination of the fair value method and accrual method, with changes in fair value reported in unrealized gains and losses in equity consistent with the underlying hedged security, and the net payment or receipt on the swaps reported in net investment income. Foreign currency swap contracts used to hedge foreign currency exchange risk are accounted for using a combination of the fair value method and accrual method, with changes in fair value reported in unrealized gains and losses in equity consistent with the underlying hedged security, and the net payment or receipt on the swaps reported in net investment income. Futures contracts used to hedge interest rate risk are accounted for using the deferral method, with gains and losses deferred in unrealized gains and losses in equity and recognized in earnings in conjunction with the earnings recognition of the underlying hedged item. Other swap contracts entered into for investment purposes are accounted for using the fair value method, with changes in fair value reported in realized investment gains and losses in earnings.

E. Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

F. Deferred Policy Acquisition Costs

Acquisition costs consist of commissions, underwriting costs and other costs, which vary with, and are primarily related to, the production of revenues. Property and casualty, group life and group health insurance business acquisition costs are deferred and amortized over the terms of the insurance policies. Acquisition costs related to universal life products, variable annuities and contractholder deposit funds are deferred and amortized in proportion to total estimated gross profits from investment yields, mortality, surrender charges and expense margins over the expected life of the contracts. This amortization is reviewed annually and adjusted retrospectively when the Company revises its estimate of current or future gross profits to be realized from this group of products, including realized and unrealized gains and losses from investments. Acquisition costs related to fixed annuities and other life insurance products are deferred and amortized, generally in proportion to the ratio of annual revenue to the estimated total revenues over the contract periods based upon the same assumptions used in estimating the liability for future policy benefits.

     Deferred acquisition costs for each life product and property and casualty line of business are reviewed to determine if they are recoverable from future income, including investment income. If such costs are determined to be unrecoverable, they are expensed at the time of determination. Although realization of deferred policy acquisition costs is not assured, the Company believes it is more likely than not that all of these costs will be realized. The amount of deferred policy acquisition costs considered realizable, however, could be reduced in the near term if the estimates of gross profits or total revenues discussed above are reduced. The amount of amortization of deferred policy acquisition costs could be revised in the near term if any of the estimates discussed above are revised.

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

H. Separate Accounts

Separate account assets and liabilities represent segregated funds administered and invested by the Company for the benefit of certain pension, variable annuity and variable life insurance contractholders. Assets consist principally of bonds, common stocks, mutual funds, and short-term obligations at market value. The investment income, gains and losses of these accounts generally accrue to the contractholders and, therefore, are not included in the Company's net income. Appreciation and depreciation of the Company's interest in the separate accounts, including undistributed net investment income, is reflected in shareholders' equity or net investment income.

I. Policy Liabilities and Accruals

Future policy benefits are liabilities for life, health and annuity products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. The liabilities associated with traditional life insurance products are computed using the net level premium method for individual life and annuity policies, and are based upon estimates as to future investment yield, mortality and withdrawals that include provisions for adverse deviation. Future policy benefits for individual life insurance and annuity policies are computed using interest rates ranging from 2-1/2% to 6% for life insurance and 2% to 9-1/2% for annuities. Estimated liabilities are established for group life and health policies that contain experience rating provisions. Mortality, morbidity and withdrawal assumptions for all policies are based on the Company's own experience and industry standards. Liabilities for universal life include deposits received from customers and investment earnings on their fund balances, less administrative charges. Universal life fund balances are also assessed mortality and surrender charges.

     Liabilities for outstanding claims, losses and loss adjustment expenses ("LAE") are estimates of payments to be made on property and casualty and health insurance for reported losses and LAE and estimates of losses and LAE incurred but not reported. These liabilities are determined using case basis evaluations and statistical analyses and represent estimates of the ultimate cost of all losses incurred but not paid. These estimates are continually reviewed and adjusted as necessary; such adjustments are reflected in current operations. Estimated amounts of salvage and subrogation on unpaid property and casualty losses are deducted from the liability for unpaid claims.

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

     All policy liabilities and accruals are based on the various estimates discussed above. Although the adequacy of these amounts cannot be assured, the Company believes that it is more likely than not that policy liabilities and accruals will be sufficient to meet future obligations of policies in force. The amount of liabilities and accruals, however, could be revised in the near term if the estimates discussed above are revised.

J. Premium and Fee Revenue and Related Expenses

Premiums for individual life and health insurance and individual and group annuity products, excluding universal life and investment-related products, are considered revenue when due. Property and casualty, and group life, accident and health insurance premiums are recognized as revenue over the related contract periods. Benefits, losses and related expenses are matched with premiums, resulting in their recognition over the lives of the contracts. This matching is accomplished through the provision for future benefits, estimated and unpaid losses and amortization of deferred policy acquisition costs. Revenues for investment-related products consist of net investment income and contract charges assessed against the fund values. Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges. Revenues for universal life products consist of net investment income, with mortality, administration and surrender charges assessed against the fund values. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to universal life fund values. Certain policy charges that represent compensation for services to be provided in future periods are deferred and amortized over the period benefited using the same assumptions used to amortize capitalized acquisition costs.

K. Policyholder Dividends

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

L. Federal Income Taxes

AFC and its domestic subsidiaries file a consolidated United States federal income tax return. Entities included within the consolidated group are segregated into either a life insurance or non-life insurance company subgroup. The consolidation of these subgroups is subject to certain statutory restrictions on the percentage of eligible non-life tax losses that can be applied to offset life company taxable income. Prior to the merger, Allmerica P&C and its subsidiaries filed a separate United States federal income tax return.

     Deferred income taxes are generally recognized when assets and liabilities have different values for financial statement and tax reporting purposes, and for other temporary taxable and deductible differences as defined by Statement No. 109, "Accounting for Income Taxes". These differences result primarily from loss and LAE reserves, policy reserves, policy acquisition expenses and unrealized appreciation or depreciation on investments.

M. New Accounting Pronouncements

In December 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" ("Statement No. 97-3"). Statement No. 97-3 provides guidance on when a liability should be recognized for guaranty fund and other assessments and on how to measure the liability. This statement allows for the discounting of the liability if the amount and timing of the cash payments are fixed and determinable. In addition, it provides criteria for when an asset may be recognized for a portion or all of the assessment liability or paid assessment that can be recovered through premium tax offsets or policy surcharges. This statement is effective for fiscal years beginning after December 15, 1998. The Company believes that the adoption of this statement will not have a material effect on the results of operations or financial position.

     In June 1997, the FASB issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information". This statement establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that selected information about those operating segments be reported in interim financial statements. This statement supersedes Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement No. 131 requires that all public enterprises report financial and descriptive information about their reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement is effective for fiscal years beginning after December 15, 1997. The Company is currently determining the impact of the adoption of Statement No. 131.

     In June 1997, the FASB also issued Statement No. 130, "Reporting Comprehensive Income", which established standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement stipulates that comprehensive income reflect the change in equity of an enterprise during a period from transactions and other events and circumstances from non-owner sources. This statement is effective for fiscal years beginning after December 15, 1997. The Company anticipates that the adoption of Statement No. 130 will result primarily in reporting the changes in unrealized gains and losses on investments in debt and equity securities in comprehensive income.

     In February 1997, the FASB issued Statement No. 128, "Earnings Per Share", which supersedes Accounting Principles Board Opinion No. 15, Earnings Per Share. This standard replaces the primary and fully diluted earnings per share ("EPS") requirements with a basic and diluted EPS computation, and requires a dual presentation of basic and diluted EPS for those companies with complex capital structures. All earnings per share amounts for all periods have been presented to conform to the Statement No. 128 requirements. The adoption of the aforementioned statement had no effect on the Company's previously reported earnings per share.

N. Earnings Per Share

Earnings per share for the years ended December 31, 1997 and 1996 are based on a weighted average of the number of shares outstanding during 1997 and 1996, respectively. Earnings per share for the period October 1, 1995 (date used to estimate financial information for the effective date of the demutualization transaction of October 16, 1995) through December 31, 1995 is based on a weighted average of the number of shares outstanding between October 16, 1995 and December 31, 1995.

     The Company's EPS in 1997 is based on net income of $209.2 million for both basic and diluted earnings per share. The weighted average shares outstanding which were utilized in the calculation of basic earnings per share were 54.7 million shares. This differs from the weighted average shares outstanding used in the calculation of diluted earnings per share due to the 0.1 million share effect of dilutive employee stock options. This difference causes a $0.01 per share difference between basic and diluted EPS. There are no differences between basic and diluted earnings per share for 1996 and 1995.

     Options to purchase 7,742 shares of common stock at $50.00 per share were outstanding during 1997 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

     The unaudited pro forma earnings per share for the year ended December 31, 1995 is based on a weighted average of the number of shares that would have been outstanding between January 1, 1995 and December 31, 1995 had the demutualization transaction occurred as of January 1, 1995.

     The unaudited pro forma earnings and earnings per share information gives effect to the demutualization transaction and the Senior Debentures transaction as if these transactions had occurred as of January 1, 1995. The effect on earnings is to eliminate demutualization expenses of $12.1 million, to eliminate a differential earnings adjustment tax credit of $7.6 million and to increase interest and amortization expense related to the Senior Debentures by $7.8 million, for a net decrease in pro forma earnings of $3.3 million.

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

2. Merger with Allmerica Property & Casualty Companies, Inc.
 ................................................................................

The merger of Allmerica P&C and a wholly-owned subsidiary of the Company was consummated on July 16, 1997. Through the merger, the Company acquired all of the outstanding common stock of Allmerica P&C that it did not already own in exchange for cash of $425.6 million and approximately 9.7 million shares of AFC stock valued at $372.5 million.

     The merger has been accounted for as a purchase. Total consideration of approximately $798.1 million has been allocated to the minority interest in the assets and liabilities based on estimates of their fair values. The minority interest acquired totaled $703.5 million. A total of $90.6 million representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period.

     The Company's consolidated results of operations include minority interest in Allmerica P&C prior to July 16, 1997. The unaudited pro forma information below presents consolidated results of operations as if the merger and issuance of Capital Securities had occurred at the beginning of 1996 and reflects adjustments which include interest expense related to the assumed financing of a portion of the cash consideration paid and amortization of goodwill.

     The following unaudited pro forma information is not necessarily indicative of the consolidated results of operations of the combined Company had the merger and issuance of Capital Securities occurred at the beginning of 1996, nor is it necessarily indicative of future results.

(Unaudited)
For the Years Ended December 31
(In millions)                                             1997           1996
================================================================================
Revenue                                            $   3,374.1    $   3,241.6
--------------------------------------------------------------------------------
Net realized capital gains included in revenue     $      62.7    $      45.8
--------------------------------------------------------------------------------
Income before taxes and minority interest          $     341.6    $     294.1

Income taxes                                             (85.7)         (62.8)

Minority Interest:
 Distributions on mandatorily redeemable
 preferred securities of a subsidiary trust
 holding solely junior subordinated
 debentures of the Company                               (16.0)         (16.0)

 Equity in earnings                                      (16.6)         (14.9)
 ................................................................................
Net income                                         $     223.3    $     200.4
--------------------------------------------------------------------------------
Net income per common share:
 Basic                                             $      3.73    $      3.35
 Diluted                                           $      3.72    $      3.35
--------------------------------------------------------------------------------
Weighted average shares outstanding                       60.0           59.8
--------------------------------------------------------------------------------

3. Significant Transactions
 ................................................................................

Effective January 1, 1998, the Company entered into an agreement with Reinsurance Group of America, Inc. to reinsure the mortality risk on the universal life and variable universal life blocks of business. The Company believes that this agreement will not have a material effect on its results of operations or financial position.

     On April 14, 1997, the Company entered into an agreement in principle to cede substantially all of the Company's individual disability income line of business under a 100% coinsurance agreement to Metropolitan Life Insurance Company. The coinsurance agreement became effective October 1, 1997. The transaction has resulted in the recognition of a $53.9 million pre-tax loss in the first quarter of 1997.

     On February 3, 1997, AFC Capital Trust (the "Trust"), a subsidiary business trust of AFC, issued $300.0 million Series A Capital Securities, which pay cumulative dividends at a rate of 8.207% semiannually commencing August 15, 1997. The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in an equivalent amount of 8.207% Junior Subordinated Deferrable Interest Debentures due 2027 of AFC (the "Subordinated Debentures"). Through certain guarantees, the Subordinated Debentures and the terms of related agreements, AFC has irrevocably and unconditionally guaranteed the obligations of the Trust under the Capital Securities. Net proceeds from the offering of approximately $296.3 million funded a portion of the acquisition of the 24.2 million publicly held shares of Allmerica P&C pursuant to the merger on July 16, 1997. On August 7, 1997, AFC and the Trust exchanged the Series A Capital Securities for a like amount of Series B Capital Securities and related guarantees which are registered under the Securities Act of 1933 as required under the terms of the initial transaction. During the year ended December 31, 1997, distributions of $14.5 million, net of federal income taxes, were reflected in minority interest.

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

4. Investments
 ................................................................................

A. Summary of Investments

The Company accounts for its investments, all of which are classified as available-for-sale, in accordance with the provisions of Statement No. 115.

     The amortized cost and fair value of available-for-sale fixed maturities and equity securities were as follows:

December 31
(In millions)                                                                                       1997
==================================================================================================================================
                                                                                               Gross        Gross
                                                                             Amortized    Unrealized   Unrealized            Fair
                                                                              Cost (1)         Gains       Losses           Value
                                                                            ------------------------------------------------------
U.S. Treasury securities and U.S. government and agency securities          $    269.6      $    9.5      $   0.9      $    278.2
States and political subdivisions                                              2,200.6          78.3          3.1         2,275.8
Foreign governments                                                              111.6           8.6          2.2           118.0
Corporate fixed maturities                                                     4,044.3         175.1         12.3         4,207.1
Mortgage-backed securities                                                       426.8           9.8          2.0           434.6
 ..................................................................................................................................
Total fixed maturities                                                      $  7,052.9      $  281.3      $  20.5      $  7,313.7
----------------------------------------------------------------------------------------------------------------------------------
Equity securities                                                           $    341.1      $  141.9      $   4.0      $    479.0
----------------------------------------------------------------------------------------------------------------------------------
December 31
(In millions)                                                                                       1996
==================================================================================================================================
                                                                                               Gross        Gross
                                                                             Amortized    Unrealized   Unrealized            Fair
                                                                              Cost (1)         Gains       Losses           Value
                                                                            ------------------------------------------------------
U.S. Treasury securities and U.S. government and agency securities          $    279.1      $    9.3      $   1.6      $    286.8
States and political subdivisions                                              2,236.9          48.5          7.7         2,277.7
Foreign governments                                                              108.8           7.4         --             116.2
Corporate fixed maturities                                                     4,297.6         140.4         16.0         4,422.0
Mortgage-backed securities                                                       383.1           4.7          2.7           385.1
 ..................................................................................................................................
Total fixed maturities                                                      $  7,305.5      $  210.3      $  28.0      $  7,487.8
----------------------------------------------------------------------------------------------------------------------------------
Equity securities                                                           $    328.2      $  149.1      $   3.7      $    473.6
----------------------------------------------------------------------------------------------------------------------------------

(1) Amortized cost for fixed maturities and cost for equity securities.

     In connection with AFLIAC's voluntary withdrawal of its license in New York, AFLIAC agreed with the New York Department of Insurance to maintain, through a custodial account in New York, a security deposit, the market value of which will at all times equal 102% of all outstanding liabilities of AFLIAC for New York policyholders, claimants and creditors. At December 31, 1997, the amortized cost and market value of these assets on deposit in New York were $276.8 million and $291.7 million, respectively. At December 31, 1996, the amortized cost and market value of assets on deposit were $284.9 million and $292.2 million, respectively. In addition, fixed maturities, excluding those securities on deposit in New York, with an amortized cost of $105.1 million and $98.0 million were on deposit with various state and governmental authorities at December 31, 1997 and 1996, respectively.

  There were no contractual fixed maturity investment commitments at December 31, 1997 and 1996, respectively.

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

December 31
(In millions)                                             1997
========================================================================
                                               Amortized            Fair
                                                    Cost           Value
                                              --------------------------
Due in one year or less                       $    464.9      $    468.1
Due after one year through five years            2,146.9         2,229.7
Due after five years through ten years           2,142.5         2,222.3
Due after ten years                              2,298.6         2,393.6
 ........................................................................
  Total                                       $  7,052.9      $  7,313.7
========================================================================

  The proceeds from voluntary sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales were as follows:

For the Years Ended December 31
(In millions)
========================================================================
                             Proceeds from          Gross          Gross
1997                       Voluntary Sales          Gains         Losses
                         -----------------------------------------------

Fixed maturities                $  1,972.4      $    27.9      $    16.2
------------------------------------------------------------------------
Equity securities               $    145.5      $    55.8      $     1.3
------------------------------------------------------------------------

1996

Fixed maturities                $  2,463.3      $    19.3      $    31.0
------------------------------------------------------------------------
Equity securities               $    228.7      $    56.3      $     1.3
------------------------------------------------------------------------

1995

Fixed maturities                $  1,612.3      $    23.7      $    33.0
------------------------------------------------------------------------
Equity securities               $    122.2      $    23.1      $     6.9
------------------------------------------------------------------------

  Unrealized gains and losses on available-for-sale and other securities, are summarized as follows:

For the Years Ended December 31
(In millions)
===========================================================================

                                                         Equity
                                           Fixed     Securities
1997                                  Maturities   and Other(1)       Total
                                      -------------------------------------

Net appreciation, beginning of year   $     71.1       $    60.5  $   131.6
 ...........................................................................
Net appreciation (depreciation) on
 available-for-sale securities              83.6            (5.8)      77.8

Purchased minority interest related
 to the merger with Allmerica P&C           50.7            59.6      110.3

Net depreciation from the effect on
 deferred policy acquisition costs
 and on policy liabilities                 (16.8)             --      (16.8)

Provision for deferred federal
 income taxes and minority interest        (55.3)          (29.7)     (85.0)
 ...........................................................................
                                            62.2            24.1       86.3
 ...........................................................................
Net appreciation, end of year         $    133.3       $    84.6  $   217.9
===========================================================================

1996

Net appreciation, beginning of year   $    108.7       $    44.3  $   153.0
 ...........................................................................
Net (depreciation) appreciation
 on available-for-sale securities          (94.3)           36.1      (58.2)

Net appreciation from the effect on
 deferred policy acquisition costs
 and on policy liabilities                  23.1            --         23.1

Benefit (provision) for deferred
 federal income taxes and
 minority interest                          33.6           (19.9)      13.7
 ...........................................................................
                                           (37.6)           16.2      (21.4)
 ...........................................................................
Net appreciation, end of year         $     71.1       $    60.5  $   131.6
===========================================================================

1995

Net (depreciation) appreciation,
 beginning of year                    $   (89.4)       $    10.4  $   (79.0)
 ...........................................................................
Effect of transfer of securities
 between classifications:

  Net appreciation on available-
   for-sale fixed maturities               29.2               --       29.2

  Effect of transfer on deferred
   policy acquisition costs and
   on policy liabilities                   (6.8)              --       (6.8)

  Provision for deferred federal
   income taxes and
   minority interest                       (9.6)              --       (9.6)
 ...........................................................................
                                           12.8               --       12.8
 ...........................................................................
Net appreciation on available-
 for-sale securities                      465.4             87.5      552.9

Net depreciation from the effect on
 deferred policy acquisition costs
 and on policy liabilities                (86.9)              --      (86.9)

Provision for deferred federal
 income taxes and minority interest      (193.2)           (53.6)    (246.8)
 ...........................................................................
                                          185.3             33.9      219.2
 ...........................................................................
Net appreciation, end of year         $   108.7        $    44.3  $   153.0
===========================================================================

(1) Includes net appreciation on other investments of $1.8 million, $0.6 million, and $2.2 million in 1997, 1996 and 1995, respectively.

B. Mortgage Loans and Real Estate

AFC's mortgage loans and real estate are diversified by property type and location. Real estate investments have been obtained primarily through foreclosure. Mortgage loans are collateralized by the related properties and generally are no more than 75% of the property's value at the time the original loan is made.

  The carrying values of mortgage loans and real estate investments net of applicable reserves were as follows:

December 31
(In millions)                                   1997          1996
==================================================================

Mortgage loans                              $  567.5      $  650.1
 ..................................................................
Real estate:
 Held for sale                                  50.3         110.4
 Held for production of income                    --          10.3
 ..................................................................
 Total real estate                              50.3         120.7
 ..................................................................
Total mortgage loans and real estate        $  617.8      $  770.8
==================================================================

  Reserves for mortgage loans were $20.7 million and $19.6 million at December 31, 1997 and 1996, respectively.

  During 1997, the Company committed to a plan to dispose of all real estate assets by the end of 1998. As a result, real estate assets with a carrying amount of $54.7 million were written down to the estimated fair value less cost to sell of $50.3 million, and a net realized investment loss of $4.4 million was recognized. Depreciation is not recorded on these assets while they are held for disposal.

  There were no non-cash investing activities, including real estate acquired through foreclosure of mortgage loans, in 1997. During 1996 and 1995, non-cash investing activities included real estate acquired through foreclosure of mortgage loans, which had a fair value of $0.9 million and $26.1 million, respectively.

  At December 31, 1997, contractual commitments to extend credit under commercial mortgage loan agreements amounted to approximately $39.4 million, of which $10.0 million related to the Closed Block. These commitments generally expire within one year.

  Mortgage loans and real estate investments comprised the following property types and geographic regions:

December 31
(In millions)                      1997           1996
======================================================
Property type:
 Office building               $  265.1       $  317.1
 Residential                       66.6           95.4
 Retail                           132.8          177.0
 Industrial / warehouse           107.2          124.8
 Other                             66.8           91.0
 Valuation allowances             (20.7)         (34.5)
 ......................................................
Total                          $  617.8       $  770.8
======================================================

Geographic region:
 South Atlantic                $  173.4       $  227.0
 Pacific                          152.8          154.4
 East North Central               102.0          119.2
 Middle Atlantic                   73.8          112.6
 West South Central                34.9           41.6
 New England                       46.9           50.9
 Other                             54.7           99.6
 Valuation allowances             (20.7)         (34.5)
 ......................................................
Total                          $  617.8       $  770.8
======================================================

  At December 31, 1997, scheduled mortgage loan maturities were as follows: 1998
- $136.4 million; 1999 - $70.8 million; 2000 - $129.2 million; 2001 - $26.4 million; 2002 - $29.9 million; and $174.8 million thereafter. Actual maturities could differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties and loans may be refinanced. During 1997, the Company did not refinance any mortgage loans based on terms which differed from those granted to new borrowers.

C. Investment Valuation Allowances

Investment valuation allowances which have been deducted in arriving at investment carrying values as presented in the consolidated balance sheets and changes thereto are shown below.

For the Years Ended December 31
(In millions)
=============================================================================
                     Balance at                                    Balance at
                      January 1      Additions      Deductions    December 31

1997

Mortgage loans        $    19.6      $     2.5       $     1.4      $    20.7
Real estate                14.9            6.0            20.9             --
 .............................................................................
 Total                $    34.5      $     8.5       $    22.3      $    20.7
=============================================================================

1996
Mortgage loans        $    33.8      $     5.5       $    19.7      $    19.6
Real estate                19.6             --             4.7           14.9
 .............................................................................
 Total                $    53.4      $     5.5       $    24.4      $    34.5
=============================================================================

1995
Mortgage loans        $    47.2      $     1.5       $    14.9      $    33.8
Real estate                22.9           (0.6)            2.7           19.6
 .............................................................................
 Total                $    70.1      $     0.9       $    17.6      $    53.4
=============================================================================

  Deductions of $20.9 million to the investment valuation allowance related to real estate in 1997 primarily reflect writedowns to the estimated fair value less costs to sell pursuant to the aforementioned 1997 plan of disposal.

  The carrying value of impaired loans was $30.5 million and $33.6 million, with related reserves of $13.8 million and $11.9 million as of December 31, 1997 and 1996, respectively. All impaired loans were reserved as of December 31, 1997 and 1996.

  The average carrying value of impaired loans was $30.8 million, $50.4 million and $117.9 million, with related interest income while such loans were impaired, of $3.2 million, $5.8 million and $9.3 million as of December 31, 1997, 1996 and 1995, respectively.

D. Futures Contracts

AFC purchases long futures contracts and sells short futures contracts on margin to hedge against interest rate fluctuations associated with the sale of Guaranteed Investment Contracts ("GICs"). The Company is exposed to interest rate risk from the time of sale of the GIC until the receipt of the deposit and purchase of the underlying asset to back the liability. The Company's exposure to credit risk under futures contracts is limited to the margin deposited with the broker. The Company only trades futures contracts with nationally recognized brokers, which the Company believes have adequate capital to ensure that there is minimal danger of default. The Company does not require collateral or other securities to support financial instruments with credit risk.

  There were no futures contracts outstanding at December 31, 1997 and $(40.0) million notional amount of net short contracts at December 31, 1996. The notional amounts of the contracts represent the extent of the Company's investment but not the future cash requirements, as the Company generally settles open positions prior to maturity. The fair value of futures contracts outstanding were $(39.4) million at December 31, 1996.

  Gains and losses on hedge contracts related to interest rate fluctuations are deferred and recognized in income over the period being hedged corresponding to related guaranteed investment contracts. If instruments being hedged by futures contracts are disposed, any unamortized gains or losses on such contracts are included in the determination of the gain or loss from the disposition. There were no deferred hedging gains or losses in 1997. Deferred hedging gains were $0.6 million and $5.6 million in 1996 and 1995, respectively. Gains and losses on hedge contracts that are deemed ineffective by the Company are realized immediately.

  A reconciliation of the notional amount of futures contracts is as follows:

For the Years Ended December 31
(In millions)                               1997          1996           1995
=============================================================================

Contracts outstanding,
 beginning of year                       $ (40.0)      $  74.7       $  126.6
New contracts                               (6.5)        (44.0)         349.2
Contracts terminated                        46.5         (70.7)        (401.1)
 .............................................................................
Contracts outstanding, end of year       $    --       $ (40.0)      $   74.7
=============================================================================

E. Foreign Currency Swap Contracts

The Company enters into foreign currency swap contracts with swap counterparties to hedge foreign currency exposure on specific fixed income securities. Interest and principal related to foreign fixed income securities payable in foreign currencies, at current exchange rates, are exchanged for the equivalent payment in U.S. dollars translated at a specific currency exchange rate. The primary risk associated with these transactions is the inability of the counterparty to meet its obligation. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. The Company's maximum exposure to counterparty credit risk is the difference between the foreign currency exchange rate, as agreed upon in the swap contract, and the foreign currency spot rate on the date of the exchange, as indicated by the fair value of the contract. The fair values of the foreign currency swap contracts outstanding were $0.1 million and $(9.2) million at December 31, 1997 and 1996, respectively. Changes in the fair value of contracts are reported as an unrealized gain or loss, consistent with the underlying hedged security. The Company does not require collateral or other security to support financial instruments with credit risk.

  The difference between amounts paid and received on foreign currency swap contracts is reflected in the net investment income related to the underlying assets and is not material in 1997, 1996 and 1995. Any gain or loss on the termination of swap contracts is deferred and recognized with any gain or loss on the hedged transaction. The Company had no deferred gain or loss on foreign currency swap contracts in 1997 or 1996.

  A reconciliation of the notional amount of foreign currency swap contracts is as follows:

For the Years Ended December 31
(In millions)                                1997           1996           1995
===============================================================================
Contracts outstanding,
 beginning of year                        $  68.6       $  104.6       $  118.7
New contracts                                 5.0             --             --
Contracts expired                           (18.2)         (36.0)            --
Contracts terminated                           --             --          (14.1)
 ...............................................................................
Contracts outstanding, end of year        $  55.4       $   68.6       $  104.6
===============================================================================

  Expected maturities of such foreign currency swap contracts outstanding at December 31, 1997 are $25.0 million in 1999, $11.6 million in 2000 and $18.8 million thereafter. There are no expected maturities of such foreign currency swap contracts in 1998, 2001 and 2002.

F. Interest Rate Swap Contracts

The Company enters into interest rate swap contracts to hedge exposure to interest rate fluctuations. Under these swap contracts, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. As with foreign currency swap contracts, the primary risk associated with these transactions is the inability of the counterparty to meet its obligation. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. Because the underlying principal of swap contracts is not exchanged, the Company's maximum exposure to counterparty credit risk is the difference in payments exchanged, which at December 31, 1997 was not material to the Company. The Company does not require collateral or other security to support financial instruments with credit risk.

  The net amount receivable or payable is recognized over the life of the swap contract as an adjustment to net investment income. The (decrease) or increase in net investment income related to interest rate swap contracts was $(0.4) million, $0.6 million and $0.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. The fair value of interest rate swap contracts outstanding was $(2.3) million at December 31, 1997. There were no interest rate swap contracts outstanding at December 31, 1996. Changes in the fair value of contracts are reported as an unrealized gain or loss, consistent with the underlying hedged security. Any gain or loss on the termination of interest rate swap contracts accounted for as hedges are deferred and recognized with any gain or loss on the hedged transaction. The Company had no deferred gain or loss on interest rate swap contracts in 1997 or 1996.

  A reconciliation of the notional amount of interest rate swap contracts is as follows:

For the Years Ended December 31
(In millions)                                 1997          1996          1995
==============================================================================
Contracts outstanding,
 beginning of year                        $    5.0       $  17.5       $  22.8
New contracts                                244.7           5.0            --
Contracts expired                             (5.6)        (17.5)         (5.3)
 ..............................................................................
Contracts outstanding, end of year        $  244.1       $   5.0       $  17.5
==============================================================================

  Expected maturities of such interest rate swap contracts outstanding at December 31, 1997 are as follows: $5.0 million in 1998 and $239.1 million in 2000 and thereafter. There are no expected maturities of such interest rate contracts in 1999.

G. Other Swap Contracts

The Company enters into security return-linked and insurance portfolio-linked swap contracts for investment purposes. Under the security return-linked contracts, the Company agrees to exchange cash flows according to the performance of a specified security or portfolio of securities. Under the insurance portfolio-linked swap contracts, the Company agrees to exchange cash flows according to the performance of a specified underwriter's portfolio of insurance business. As with interest rate swap contracts, the primary risk associated with these transactions is the inability of the counterparty to meet its obligation. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. Because the underlying principal of swap contracts is not exchanged, the Company's maximum exposure to counterparty credit risk is the difference in payments exchanged, which at December 31, 1997, was not material to the Company. The Company does not require collateral or other security to support financial instruments with credit risk.

  The swap contracts are marked to market with any gain or loss recognized currently. The net amount receivable or payable under these contracts is recognized when the contracts are marked to market. The fair values of swap contracts outstanding were $(0.1) million and $0.1 million at December 31, 1997 and 1996, respectively. The net decrease in realized investment gains related to other swap contracts was $(1.6) million for the year ended December 31, 1997. There were no realized investment gains on other swap contracts recognized in 1996 or 1995.

  A reconciliation of the notional amount of other swap contracts is as follows:

For the Years Ended December 31
(In millions)                                 1997          1996          1995
==============================================================================
Contracts outstanding,
 beginning of year                        $   58.6       $    --      $    --
New contracts                                192.1          58.6           --
Contracts expired                           (211.6)           --           --
Contracts terminated                         (24.1)           --           --
 ..............................................................................
Contracts outstanding, end of year        $   15.0       $  58.6      $    --
==============================================================================

  Expected maturities of such other swap contracts outstanding at December 31, 1997 are as follows: $10.0 million in 1999 and $5.0 million in 2001. There are no expected maturities of such other swap contracts in 1998, 2000 or 2002.

H. Other

At December 31, 1997, AFC had no concentration of investments in a single investee exceeding 10% of shareholders' equity, except for investments with the U.S. Treasury with a carrying value of $264.4 million.

5. Investment Income and Gains and Losses
 ................................................................................

A. Net Investment Income

The components of net investment income were as follows:

For the Years Ended December 31
(In millions)                          1997           1996           1995
=========================================================================
Fixed maturities                   $  544.4       $  555.8       $  555.1
Mortgage loans                         57.5           69.5           97.0
Equity securities                      10.6           11.1           13.2
Policy loans                           10.9           10.3           20.3
Real estate                            20.1           40.8           48.7
Other long-term investments            12.4           19.0            7.1
Short-term investments                 21.9           11.3           21.6
 .........................................................................
 Gross investment income              677.8          717.8          763.0
 .........................................................................
Less investment expenses              (24.4)         (45.2)         (52.5)
 .........................................................................
 Net investment income             $  653.4       $  672.6       $  710.5
=========================================================================

  At December 31, 1997, mortgage loans on non-accrual status were $3.6 million which were all restructured loans. There were no fixed maturities which were on non-accrual status at December 31, 1997. The effect of non-accruals, compared with amounts that would have been recognized in accordance with the original terms of the investments, had no impact in 1997, and reduced net income by $0.5 million and $0.6 million in 1996 and 1995, respectively.

  The payment terms of mortgage loans may from time to time be restructured or modified. The investment in restructured mortgage loans, based on amortized cost, amounted to $40.3 million, $51.3 million and $98.9 million at December 31, 1997, 1996 and 1995, respectively. Interest income on restructured mortgage loans that would have been recorded in accordance with the original terms of such loans amounted to $3.9 million, $7.7 million and $11.1 million in 1997, 1996 and 1995, respectively. Actual interest income on these loans included in net investment income aggregated $4.2 million, $4.5 million and $7.1 million in 1997, 1996 and 1995, respectively.

  There were no fixed maturities or mortgage loans which were non-income producing for the twelve months ended December 31, 1997.

  Included in other long-term investments is income from limited partnerships of $7.8 million, $13.7 million and $0.1 million in 1997, 1996 and 1995 respectively.

B. Net Realized Investment Gains and Losses Realized gains (losses) on investments were as follows:

For the Years Ended December 31
(In millions)                           1997          1996          1995
========================================================================
Fixed maturities                     $  14.0       $ (10.1)      $  (7.0)
Mortgage loans                          (1.2)         (2.4)          1.4
Equity securities                       53.2          55.0          16.2
Real estate                             12.8          21.1           5.3
Other                                   (2.6)          2.3           3.2
 ........................................................................
Net realized investment gains        $  76.2       $  65.9       $  19.1
========================================================================

6. Fair Value Disclosures of Financial Instruments
 ..................................................

Statement No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about certain financial instruments (insurance contracts, real estate, goodwill and taxes are excluded) for which it is practicable to estimate such values, whether or not these instruments are included in the balance sheet. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality. Fair values of interest rate futures were not material at December 31, 1997 or 1996.

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

Mandatorily Redeemable Securities of a Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company

Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using independent pricing sources.

  The estimated fair values of the financial instruments were as follows:


December 31
(in millions)                                                              1997                          1996
======================================================================================================================
                                                               Carrying           Fair        Carrying            Fair
                                                                  Value          Value           Value           Value
Financial Assets
 ......................................................................................................................
 Cash and cash equivalents                                   $    215.1     $    215.1      $    178.5      $    178.5
 Fixed maturities                                               7,313.7        7,313.7         7,487.8         7,487.8
 Equity securities                                                479.0          479.0           473.6           473.6
 Mortgage loans                                                   567.5          597.0           650.1           675.7
 Policy loans                                                     141.9          141.9           132.4           132.4
 ......................................................................................................................
                                                             $  8,717.2     $  8,746.7      $  8,922.4      $  8,948.0
======================================================================================================================

Financial Liabilities
 ......................................................................................................................
 Guaranteed investment contracts                             $    985.2     $  1,004.7      $  1,101.3      $  1,119.2
 Supplemental contracts without life contingencies                 22.4           22.4            23.1            23.1
 Dividend accumulations                                            87.8           87.8            87.3            87.3
 Other individual contract deposit funds                           57.9           55.7            76.9            74.3
 Other group contract deposit funds                               714.8          715.5           789.1           788.3
 Individual fixed annuity contracts                               907.4          882.2           935.6           911.7
 Short-term debt                                                   33.0           33.0            38.4            38.4
 Long-term debt                                                   202.1          216.6           202.2           199.1
 Mandatorily redeemable preferred securities of a
  subsidiary trust holding soley junior subordinated
  debentures of the Company                                       300.0          326.8              --              --
 ......................................................................................................................
                                                             $  3,310.6     $  3,344.7      $  3,253.9      $  3,241.4
======================================================================================================================

7. Closed Block
 ................................................................................

Included in other income in the Consolidated Statements of Income in 1997, 1996 and 1995 is a net pre-tax contribution from the Closed Block of $9.1 million, $8.6 million and $2.9 million, respectively. Summarized financial information of the Closed Block as of December 31, 1997 and 1996 and for the period ended December 31, 1997 and 1996 and the period from October 1, 1995 through December 31, 1995 is as follows:

December 31
(In millions)                                          1997          1996
=========================================================================
Assets
 Fixed maturities, at fair value (amortized
  cost of $400.1 and $397.2, respectively)         $  412.9      $  403.9
 Mortgage loans                                       112.0         114.5
 Policy loans                                         218.8         230.2
 Cash and cash equivalents                             25.1          24.1
 Accrued investment income                             14.1          14.3
 Deferred policy acquisition costs                     18.2          21.1
 Other assets                                           5.6           2.7
 .........................................................................
Total assets                                       $  806.7      $  810.8
=========================================================================

Liabilities
 Policy liabilities and accruals                   $  875.1      $  883.4
 Other liabilities                                     10.4          16.0
 .........................................................................
Total liabilities                                  $  885.5      $  899.4
=========================================================================


                                                                                           Period from
                                                                                             October 1
                                                             For the Years Ended               through
                                                                 December 31               December 31
(In millions)                                             1997                1996                1995
======================================================================================================
Revenues

 Premiums and other income                            $   58.3         $      61.7         $      11.5

 Net investment income                                    53.4                52.6                12.8

 Realized investment gain (loss)                           1.3                (0.7)                 --
 ......................................................................................................
Total revenues                                           113.0               113.6                24.3
 ......................................................................................................
Benefits and expenses

 Policy benefits                                         100.5               101.2                20.6

 Policy acquisition expenses                               3.0                 3.2                 0.8

 Other operating expenses                                  0.4                 0.6                  --
 ......................................................................................................
Total benefits and expenses                              103.9               105.0                21.4
 ......................................................................................................
Contribution from the Closed Block                    $    9.1         $       8.6         $       2.9
======================================================================================================

Cash flows

 Cash flows from operating activities:

  Contribution from the Closed
   Block                                              $    9.1         $       8.6         $       2.9

  Initial cash transferred to the
  Closed Block                                              --                  --               139.7

  Change in:
   deferred policy acquisition costs, net                  2.9                 3.4                 0.4

   premiums and other receivables                           --                 0.2                (0.1)

   policy liabilities and accruals                       (11.6)              (13.9)                2.0

   accrued investment income                               0.2                 2.3                (1.3)

   deferred taxes                                         (5.1)                1.0                  --

   other assets                                           (2.9)               (1.6)                1.9

   expenses and taxes payable                             (2.0)                1.7                (2.0)

  Other, net                                              (1.2)                1.4                 0.9
 ......................................................................................................
 Net cash (used in) provided
  by operating activities                                (10.6)                3.1               144.4
 ......................................................................................................
 Cash flows from investing activities:

  Sales, maturities and
   repayments of investments                             161.6               188.1                29.0

  Purchases of investments                              (161.4)             (196.9)             (158.8)

  Other, net                                              11.4                12.2                 3.0
 ......................................................................................................
 Net cash provided by (used in)
  investing activities                                    11.6                 3.4              (126.8)
 ......................................................................................................
Net increase in cash and cash
 equivalents                                               1.0                 6.5                17.6

Cash and cash equivalents,
 beginning of year                                        24.1                17.6                  --
 ......................................................................................................
Cash and cash equivalents,
 end of year                                          $   25.1       $        24.1       $        17.6
======================================================================================================

    On October 16, 1995, there were no valuation allowances transferred to the Closed Block on mortgage loans. There were no valuation allowances on mortgage loans at December 31, 1997, 1996 and 1995, respectively.

    Many expenses related to Closed Block operations are charged to operations outside the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside the Closed Block.

8. Debt
 ................................................................................

Short and long-term debt consisted of the following:

December 31
(In millions)                                               1997         1996
==============================================================================

Short-term

 Commercial paper                                       $   32.6      $   37.8

 Other                                                       0.4           0.6
 ..............................................................................
Total short-term debt                                   $   33.0      $   38.4
==============================================================================
Long-term

 Senior Debentures (unsecured)                          $  199.5      $  199.5

 Other                                                       2.6           2.7
 ..............................................................................
Total long-term debt                                    $  202.1      $  202.2
==============================================================================

    AFC issues commercial paper primarily to manage imbalances between operating cash flows and existing commitments. Commercial paper borrowing arrangements are supported by various lines of credit. At December 31, 1997, the weighted average interest rate for outstanding commercial paper was approximately 5.8%.
  In June 1997, the Company entered into a credit agreement providing for a $225.0 million revolving line of credit that expired on December 15, 1997. During 1997, the Company drew $140.0 million on the line of credit. Borrowings under the line of credit were unsecured and bore interest at a rate per annum equal to, at the Company's option, a designated base rate or the eurodollar rate plus an applicable margin. These borrowings were repaid in full by December 15, 1997.

    At December 31, 1997, the Company had approximately $140.0 million in committed lines of credit provided by U.S. banks, of which $107.4 million was available for borrowing. These lines of credit generally have terms of less than one year, and require the Company to pay annual commitment fees limited to 0.07% of the available credit. Interest that would be charged for usage of these lines of credit is based upon negotiated arrangements.

    During 1996, the Company utilized repurchase agreements to finance certain investments. These repurchase agreements were settled by the end of 1996.

    In October 1995, AFC issued $200.0 million face amount of Senior Debentures for proceeds of $197.2 million net of discounts and issuance costs. These securities have an effective interest rate of 7-5/8%, and mature on October 16, 2025. Interest is payable semiannually on October 15 and April 15 of each year. The Senior Debentures are subject to certain restrictive covenants, including limitations on issuance of or disposition of stock of restricted subsidiaries and limitations on liens. The Company is in compliance with all covenants.

    Interest expense was $21.7 million, $32.1 million and $7.3 million in 1997, 1996 and 1995, respectively. Interest expense included $15.3 million, $15.3 million and $3.2 million related to the Company's Senior Debentures for the years ended December 31, 1997, 1996 and 1995 respectively. Interest paid on the credit agreement during 1997 was approximately $2.8 million. Interest expense during 1996 also included $11.0 million related to interest payments of repurchase agreements. All interest expense is recorded in other operating expenses.

9. Federal Income Taxes
 ................................................................................

Provisions for federal income taxes have been calculated in accordance with the provisions of Statement No. 109. A summary of the federal income tax expense (benefit) in the consolidated statements of income is shown below:

For the Years Ended December 31
(In millions)                                 1997         1996           1995
================================================================================

Federal income tax expense (benefit)

 Current                                    $  79.7      $  90.9       $  119.7

 Deferred                                      13.9        (15.7)         (37.0)
 ...............................................................................
Total                                       $  93.6      $  75.2       $   82.7
===============================================================================

    The federal income taxes attributable to the consolidated results of operations are different from the amounts determined by multiplying income before federal income taxes by the expected federal income tax rate. The sources of the difference and the tax effects of each were as follows:

For the Years Ended December 31
(In millions)                                 1997         1996           1995
================================================================================

Expected federal income tax
 expense                                    $  127.9     $  116.1      $  105.6

  Tax-exempt interest                          (37.9)       (35.3)        (32.2)

  Differential earnings amount                    --        (10.2)         (7.6)

  Dividend received deduction                   (3.2)        (1.6)         (4.0)

  Changes in tax reserve estimates               7.8          4.7          19.3

  Other, net                                    (1.0)         1.5           1.6
 ...............................................................................
Federal income tax expense                  $   93.6     $   75.2      $   82.7
===============================================================================


    Until conversion to a stock life insurance company, FAFLIC, as a mutual company, reduced its deduction for policyholder dividends by the differential earnings amount. This amount was computed, for each tax year, by multiplying the average equity base of the FAFLIC/AFLIAC consolidated group, as determined for tax purposes, by the estimate of an excess of an imputed earnings rate over the average mutual life insurance companies' earnings rate. The differential earnings amount for each tax year was subsequently recomputed when actual earnings rates were published by the Internal Revenue Service ("IRS"). The differential earnings amount included in 1996 related to an adjustment for the 1994 tax year based on the actual average mutual life insurance companies' earnings rate issued by the IRS in 1996. As a stock life company, FAFLIC is no longer required to reduce its policyholder dividend deduction by the differential earnings amount.

    The deferred income tax liability (asset) represents the tax effects of temporary differences attributable to the Company's consolidated federal tax return group. As a result of the merger discussed in Note 2, the Companies will file a single consolidated federal income tax return for tax years ending on and after December 31, 1997. Deferred tax amounts presented for 1996 reflect the combination of the former FAFLIC/AFLIAC consolidated group with the former Allmerica P&C consolidated group. Its components were as follows:

December 31
(In millions)                                              1997           1996
================================================================================

Deferred tax (assets) liabilities

 AMT carryforwards                                      $  (15.6)      $  (16.3)

 Loss reserve discounting                                 (391.6)        (355.1)

 Deferred acquisition costs                                291.8          249.4

 Employee benefit plans                                    (48.0)         (41.4)

 Investments, net                                          175.4          128.6

 Bad debt reserve                                          (14.3)         (26.2)

 Other, net                                                 15.2           (5.8)
 ................................................................................
Deferred tax liability (asset), net                     $   12.9       $  (66.8)
================================================================================

    Gross deferred income tax assets totaled $469.5 million and $444.8 million at December 31, 1997 and 1996, respectively. Gross deferred income tax liabilities totaled $482.4 million and $378.0 million at December 31, 1997 and 1996, respectively.

    The Company believes, based on its recent earnings history and its future expectations, that the Company's taxable income in future years will be sufficient to realize all deferred tax assets. In determining the adequacy of future income, the Company considered the future reversal of its existing temporary differences and available tax planning strategies that could be implemented, if necessary. At December 31, 1997, there are available alternative minimum tax credit carryforwards of $15.6 million.

    The Company's federal income tax returns are routinely audited by the IRS, and provisions are routinely made in the financial statements in anticipation of the results of these audits. The IRS has examined the FAFLIC/AFLIAC consolidated group's federal income tax returns through 1991. The IRS has also examined the former Allmerica P&C consolidated group's federal income tax returns through 1991. The Company has appealed certain adjustments proposed by the IRS with respect to the federal income tax returns for 1989, 1990 and 1991 for both the FAFLIC/AFLIAC consolidated group as well as the former Allmerica P&C consolidated group. Also, certain adjustments proposed by the IRS with respect to FAFLIC/AFLIAC's federal income tax returns for 1982 and 1983 remain unresolved. If upheld, these adjustments would result in additional payments; however, the Company will vigorously defend its position with respect to these adjustments. In the Company's opinion, adequate tax liabilities have been established for all years. However, the amount of these tax liabilities could be revised in the near term if estimates of the Company's ultimate liability are revised.

10. Pension Plans
 ................................................................................

AFC provides retirement benefits to substantially all of its employees under three separate defined benefit pension plans. Effective January 1, 1995, the Company adopted a defined benefit cash balance formula, under which the Company annually provides an allocation to each eligible employee based on a percentage of that employee's salary, similar to a defined contribution plan arrangement. The 1997, 1996 and 1995 allocations were based on 7.0% of each eligible employee's salary. In addition to the cash balance allocation, certain transition group employees, who have met specified age and service requirements as of December 31, 1994, are eligible for a grandfathered benefit based primarily on the employees' years of service and compensation during their highest five consecutive plan years of employment. The Company's policy for the plans is to fund at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

  Components of net pension expense were as follows:

For the Years Ended December 31
(In millions)                               1997          1996          1995
=============================================================================

Service cost - benefits earned
 during the year                          $  19.9       $  19.0       $  19.7

Interest cost on projected benefit
 obligations                                 23.5          21.9          21.1

Actual return on assets                     (64.0)        (42.2)        (89.3)

Net amortization and deferral                29.0           9.3          66.1
 .............................................................................
Net pension expense                       $   8.4       $   8.0       $  17.6
=============================================================================


    The following table summarizes the combined status of the three pension plans. At December 31, 1997 and 1996, the plans' assets exceeded their projected benefit obligations.

December 31
(In millions)                                             1997           1996
==============================================================================

Actuarial present value of benefit obligations:

  Vested benefit obligation                            $  332.6       $  308.9

  Unvested benefit obligation                               7.5            6.6
 ..............................................................................
Accumulated benefit obligation                         $  340.1       $  315.5
==============================================================================

Pension liability included in Consolidated
 Balance Sheets:

  Projected benefit obligation                         $  370.4       $  344.2

  Plan assets at fair value                               395.5          347.8
 ..............................................................................
   Plan assets greater than projected
    benefit obligation                                     25.1            3.6

  Unrecognized net gain from past experience              (44.9)          (9.1)

  Unrecognized prior service benefit                      (13.9)         (11.5)

  Unamortized transition asset                            (26.2)         (24.7)
 ..............................................................................
Net pension liability                                  $  (59.9)      $  (41.7)
==============================================================================

    As a result of the Company's merger with Allmerica P&C, certain pension liabilities were reduced by $11.7 million to reflect their fair value as of the merger date.

    Determination of the projected benefit obligations was based on a weighted average discount rate of 7.0% in 1997 and 1996 and the assumed long-term rate of return on plan assets was 9.0%. The actuarial present value of the projected benefit obligations was determined using assumed rates of increase in future compensation levels ranging from 5.0% to 5.5%. Plan assets are invested primarily in various separate accounts and the general account of FAFLIC. Plan assets also include 973,262 shares of AFC Common Stock at both December 31, 1997 and 1996, with a market value of $48.6 million and $32.6 million at December 31, 1997 and 1996, respectively.

    The Company has three separate defined contribution 401(k) plans for its employees. The Company matches employee elective 401(k) contributions, up to a maximum percentage determined annually by the Board of Directors. During 1997, 1996 and 1995, the Company matched 50% of employees' contributions up to 6.0% of eligible compensation. The total expenses related to these plans were $3.3 million, $5.5 million and $5.2 million, in 1997, 1996 and 1995, respectively. In addition to these plans, the Company has a defined contribution plan for substantially all of its agents. The Plan expense in 1997, 1996 and 1995 was $2.8 million, $2.0 million and $3.5 million, respectively.

    On January 1, 1998, substantially all of the aforementioned defined benefit and defined contribution 401(k) plans were merged with the existing benefit plans of FAFLIC. The transfer of benefit plans will not have a material impact on the results of operations or financial position of the Company.

11. Other Postretirement Benefit Plans
 ................................................................................

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

    The plan changes, effective January 1, 1996, resulted in a negative plan amendment (change in eligibility and medical benefits) of $26.8 million and curtailment (no future increases in life insurance) of $5.3 million. The negative plan amendment will be amortized as prior service cost over the average number of years to full eligibility (approximately nine years or $3.0 million per year). Of the $5.3 million curtailment gain, $3.3 million has been deducted from unrecognized loss and $2.0 million has been recorded as a reduction of the net periodic postretirement benefit expense.

    The plans' funded status reconciled with amounts recognized in the Company's consolidated balance sheet were as follows:

December 31
(In millions)                                           1997          1996
===========================================================================

Accumulated postretirement benefit obligation:
  Retirees                                            $  40.7       $  40.4

  Fully eligible active plan participants                 7.0           7.5

  Other active plan participants                         24.1          24.4
 ...........................................................................
                                                         71.8          72.3

Plan assets at fair value                                --            --

Accumulated postretirement benefit
 obligation in excess of plan assets                     71.8          72.3

Unrecognized prior service benefit                       15.3          23.8

Unrecognized loss                                        (0.8)         (5.0)
 ...........................................................................
Accrued postretirement benefit costs                  $  86.3       $  91.1
===========================================================================

    The components of net periodic postretirement benefit expense were as follows:

For the Years Ended December 31
(In millions)                               1997         1996          1995
===========================================================================

Service cost                              $  3.0       $  3.2       $   4.2

Interest cost                                4.6          4.6           6.9

Amortization of gain                        (2.8)        (2.8)         (0.5)
 ...........................................................................
Net periodic postretirement
 benefit expense                          $  4.8       $  5.0       $  10.6
===========================================================================

    As a result of the Company's merger with Allmerica P&C, certain postretirement liabilities were reduced by $6.1 million to reflect their fair value as of the merger date.

    For purposes of measuring the accumulated postretirement benefit obligation at December 31, 1997, health care costs were assumed to increase 8.0% in 1998, declining thereafter until the ultimate rate of 5.5% is reached in 2001 and remains at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1997 by $4.9 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 1997 by $0.6 million.

    The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% at December 31, 1997 and 1996.

  As described in Note 10, all of the postretirement benefit plans of the Company were merged with the existing plans of FAFLIC, effective January 1, 1998.

12. Stock-Based Compensation Plans
 ................................................................................

The Company has elected to apply the provisions of APB No. 25 (Accounting Principles Board Opinion No. 25) in accounting for its stock-based compensation plans, and thus no compensation cost has been recognized for stock options in the financial statements. The pro forma effect of recognizing compensation cost based on an instrument's fair value at the date of grant, consistent with Statement No. 123, "Accounting for Stock-Based Compensation", results in net income and earnings per share of $206.0 million and $3.76 per share-diluted ($3.77 per share-basic) in 1997, and $181.4 million and $3.62 per share (basic and diluted) in 1996. Since options vest over several years and additional awards generally are made each year, the aforementioned pro forma effects are not likely to be representative of the effects on reported net income for future years.

    Effective June 17, 1996, the Company adopted a Long Term Stock Incentive Plan for employees of the Company (the "Employees' Plan"). Key employees of the Company and its subsidiaries are eligible for awards pursuant to the Plan administered by the Compensation Committee of the Board of Directors (the "Committee") of the Company. Under the terms of the Employees' Plan, the maximum number of shares available for award in any given year is equal to 2.25% of the outstanding common stock of the Company at the beginning of the year, plus any awards authorized but unused from prior years. In addition, the maximum number of shares authorized for grants over the life of the plan is equal to 3,678,733 shares as of December 31, 1997, increasing annually by 1.25% of the Company's outstanding stock.

    Options may be granted to eligible employees at a price not less than the market price of the Company's common stock on the date of grant. Option shares may be exercised subject to the terms prescribed by the Committee at the time of grant, otherwise options vest at the rate of 20% annually for five consecutive years and must be exercised not later than ten years from the date of grant.

  Stock grants may be awarded to eligible employees at a price established by the Committee (which may be zero). Under the Employees' Plan, stock grants may vest based upon performance criteria or continued employment. Stock grants which vest based on performance vest over a minimum one year period. Stock grants which vest based on continued employment vest at the end of a minimum of three consecutive years.

  Information on the Company's stock option plan is summarized below:

(In whole shares and dollars)                1997                          1996
================================================================================
                                         Weighted                      Weighted
                                          Average                       Average
                       Options     Exercise Price     Options    Exercise Price
 ................................................................................
Outstanding at
 beginning of           --------------------------
 year                   209,500        $   27.50            --        $      --

Granted                 849,500            35.64       231,500            27.50

Converted from
 Allmerica P&C
 merger                 114,509            27.40            --               --

Exercised                16,021            27.23            --               --

Forfeited                82,444            33.74        22,000            27.50
--------------------------------------------------------------------------------
Outstanding at
 end of year          1,075,044        $   33.45       209,500        $   27.50
--------------------------------------------------------------------------------
Options
exercisable at
end of year              57,116        $   27.38            --        $      --
--------------------------------------------------------------------------------

  No options expired during 1997 and 1996. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. For options granted during 1997 and 1996, the exercise price equaled the market price of the stock on the grant date. The weighted average fair value of options granted in 1997 and 1996 was $15.02 per share and $13.19 per share, respectively. For options converted pursuant to the merger with Allmerica P&C, the exercise price was less than the fair value of the stock on the conversion date. The weighted average fair value of these options was $28.24 per share.

  The following significant assumptions were used to determine fair value for 1997 options granted and converted: dividend yield of 0.5%, expected volatility of 31.52%, risk free interest rates ranging from 5.66% to 6.19%, and expected lives of 2.5, 4, 5, 6 and 7 years. The following significant assumptions were used to determine fair value for 1996 options granted: dividend yield of 0.6%, expected volatility of 23.5%, risk free interest rates ranging from 5.29% to 6.33%, and expected lives of 2.5, 4, 5, 6 and 7 years.



  The following table summarizes information about employee options outstanding and exercisable at December 31, 1997.

                                                        Options Outstanding              Options Currently Exercisable
 ......................................................................................................................

                                                             Weighted
                                                              Average         Weighted                        Weighted
                                                            Remaining          Average                         Average
                                                          Contractual         Exercise                        Exercise
Range of Exercise Prices                     Number             Lives            Price            Number         Price
======================================================= ==============================================================
                                           ----------- ---------------------------------------------------------------
$24.50 to $29.90                           290,044               8.31           $27.45            55,116     $   27.09

$35.375 to $50.00                          785,000               9.41           $35.67             2,000     $   35.38


  During 1997, the Company granted 68,127 shares of nonvested stock to eligible employees at a zero purchase price, which vest after three years of continuous employment; 4,395 of these shares were forfeited during the year. The weighted average fair market value of nonvested shares at the date of grant was $34.13 per share. The Company recognizes compensation expense related to nonvested shares over the vesting period on a pro rata basis. As a result, the Company recognized $0.7 million of compensation cost in 1997.

13. Dividend Restrictions
 ................................................................................

Massachusetts, Delaware, New Hampshire and Michigan have enacted laws governing the payment of dividends to stockholders by insurers. These laws affect the dividend paying ability of FAFLIC, AFLIAC, Hanover and Citizens, respectively.

  Massachusetts' statute limits the dividends an insurer may pay in any twelve month period, without the prior permission of the Commonwealth of Massachusetts Insurance Commissioner, to the greater of (i) 10% of its statutory policyholder surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company), or its net income for the preceding calendar year (if such insurer is not a life company). In addition, under Massachusetts law, no domestic insurer shall pay a dividend or make any distribution to its shareholders from other than unassigned funds unless the Commissioner shall have approved such dividend or distribution. No dividends were declared by FAFLIC to AFC during 1997, 1996 or 1995. During 1998, FAFLIC could pay dividends of $196.3 million to AFC without prior approval of the Commissioner.

  Pursuant to Delaware's statute, the maximum amount of dividends and other distributions that an insurer may pay in any twelve month period, without the prior approval of the Delaware Commissioner of Insurance, is limited to the greater of (i) 10% of its policyholders' surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company) or its net income (not including realized capital gains) for the preceding calendar year (if such insurer is not a life company). Any dividends to be paid by an insurer, whether or not in excess of the aforementioned threshold, from a source other than statutory earned surplus would also require the prior approval of the Delaware Commissioner of Insurance. No dividends were declared by AFLIAC to FAFLIC during 1997, 1996 or 1995. During 1998, AFLIAC could pay dividends of $33.9 million to FAFLIC without prior approval.

  Pursuant to New Hampshire's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the New Hampshire Insurance Commissioner, is limited to 10% of such insurer's statutory policyholder surplus as of the preceding December 31. Hanover declared dividends to Allmerica P&C totaling $120.0 million, $105.0 million and $40.0 million during 1997, 1996 and 1995, respectively. During 1998, the maximum dividend and other distributions that could be paid to Allmerica P&C by Hanover, without prior approval of the Insurance Commissioner, is approximately $127.6 million.

  Pursuant to Michigan's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the Michigan Insurance Commissioner, is limited to the greater of 10% of policyholders' surplus as of December 31 of the immediately preceding year or the statutory net income less realized gains, for the immediately preceding calendar year. Citizens Insurance declared dividends to Citizens Corporation totaling $6.3 million and $3.0 million during 1996 and 1995, respectively. No dividends were declared by Citizens Insurance during 1997. During 1998, Citizens Insurance could pay dividends of $86.9 million to Citizens Corporation without prior approval.

14. Segment Information
 ................................................................................

The Company offers financial products and services in two major areas: Risk Management and Retirement and Asset Accumulation. Within these broad areas, the Company conducts business principally in five operating segments.

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

  The Retirement and Asset Accumulation group includes three segments: Allmerica Financial Services, Institutional Services and Allmerica Asset Management. The Allmerica Financial Services segment includes variable annuities, variable universal life, traditional and health insurance products distributed via retail channels to individuals across the country. The Institutional Services segment includes primarily group retirement products such as 401(k) plans, tax-sheltered annuities and GIC contracts which are distributed to institutions across the country via work-site marketing and other arrangements. Allmerica Asset Management is a Registered Investment Advisor which provides investment advisory services, primarily to affiliates, and to other institutions, such as insurance companies and pension plans.

  In addition to the five operating segments, the Company also has a Corporate segment, which consists primarily of cash, investments, corporate debt and Capital Securities.

  Summarized below is financial information with respect to business segments for the years ended and as of December 31.

(In millions)                                    1997              1996              1995
=========================================================================================
Revenues:
 Risk Management                          -------------
  Regional Property and Casualty          $   2,275.3       $   2,196.6       $   2,109.0
  Corporate Risk Management                     396.3             361.5             328.5
 .........................................................................................
   Subtotal                                   2,671.6           2,558.1           2,437.5
 .........................................................................................
 Retirement and Asset Accumulation
  Allmerica Financial Services                  470.6             450.9             486.7
  Institutional Services                        243.4             270.7             330.2
  Allmerica Asset Management                      8.7               8.8               4.4
 .........................................................................................
   Subtotal                                     722.7             730.4             821.3
 .........................................................................................
 Corporate                                       11.2               1.8               0.4
 Eliminations                                    (9.9)            (12.7)             (4.4)
 .........................................................................................
Total                                     $   3,395.6       $   3,277.6       $   3,254.8
-----------------------------------------------------------------------------------------
Income (loss) from continuing
 operations before income taxes:
 Risk Management
  Regional Property and Casualty          $     206.4       $     197.7       $     206.3
  Corporate Risk Management                      19.3              20.7              18.3
 .........................................................................................
   Subtotal                                     225.7             218.4             224.6
 .........................................................................................
 Retirement and Asset Accumulation
  Allmerica Financial Services                   87.4              76.2              35.2
  Institutional Services                         62.4              52.8              42.8
  Allmerica Asset Management                      1.4               1.1               2.3
 .........................................................................................
   Subtotal                                     151.2             130.1              80.3
 .........................................................................................
  Corporate                                     (11.4)            (16.8)             (3.1)
 .........................................................................................
Total                                     $     365.5       $     331.7       $     301.8
-----------------------------------------------------------------------------------------
Identifiable assets:
 Risk Management
  Regional Property and Casualty          $   5,710.6       $   5,703.9       $   5,741.8
  Corporate Risk Management                     571.0             522.1             458.9
 .........................................................................................
   Subtotal                                   6,281.6           6,226.0           6,200.7
 .........................................................................................
 Retirement and Asset Accumulation
  Allmerica Financial Services               12,049.6           8,822.4           7,218.6
  Institutional Services                      4,158.5           3,886.7           4,280.9
  Allmerica Asset Management                      4.1               2.4               2.1
 .........................................................................................
   Subtotal                                  16,212.2          12,711.5          11,501.6
 .........................................................................................
  Corporate                                      55.2              32.8              55.4
 .........................................................................................
Total                                     $  22,549.0       $  18,970.3       $  17,757.7
-----------------------------------------------------------------------------------------


15. Lease Commitments
 ................................................................................

Rental expenses for operating leases, principally with respect to buildings, amounted to $33.6 million, $34.9 million and $36.4 million in 1997, 1996 and 1995, respectively. At December 31, 1997, future minimum rental payments under non-cancelable operating leases were approximately $72.5 million, payable as follows: 1998 - $24.8 million; 1999 - $19.8 million; 2000 - $13.6 million; 2001
- $7.9 million; and $6.4 million thereafter. It is expected that, in the normal course of business, leases that expire will be renewed or replaced by leases on other property and equipment; thus, it is anticipated that future minimum lease commitments will not be less than the amounts shown for 1998.

16. Reinsurance
 ................................................................................

In the normal course of business, the Company seeks to reduce the loss that my arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Reinsurance transactions are accounted for in accordance with the provisions of Statement No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

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

  The Company is subject to concentration of risk with respect to reinsurance ceded to various residual market mechanisms. As a condition to the ability to conduct certain business in various states, the Company is required to participate in various residual market mechanisms and pooling arrangements which provide various insurance coverages to individuals or other entities that are otherwise unable to purchase such coverage voluntarily provided by private insurers. These market mechanisms and pooling arrangements include the Massachusetts Commonwealth Automobile Reinsurers ("CAR"), the Maine Workers' Compensation Residual Market Pool ("MWCRP") and the Michigan Catastrophic Claims Association ("MCCA"). At December 31, 1997, CAR was the only reinsurer which represented 10% or more of the Company's reinsurance business. As a servicing carrier in

  Massachusetts, the Company cedes a significant portion of its private passenger and commercial automobile premiums to CAR. Net premiums earned and losses and loss adjustment expenses ceded to CAR in 1997, 1996 and 1995 were $32.3 million and $28.2 million, $38.0 million and $21.8 million, and $49.1 million and $33.7 million, respectively.

  The Company ceded to MCCA premiums earned and losses and loss adjustment expenses in 1997, 1996 and 1995 of $9.8 million and $(0.8) million, $50.5 million and $(52.9) million, and $66.8 million and $62.9 million, respectively. Because the MCCA is supported by assessments permitted by statute, and all amounts billed by the Company to CAR, MWCRP and MCCA have been paid when due, the Company believes that it has no significant exposure to uncollectible reinsurance balances.

  The effects of reinsurance were as follows:


For the Years Ended December 31
(In millions)                                                 1997               1996                1995
==========================================================================================================
Life and accident and health insurance premiums:        ------------
  Direct                                                $    417.4       $      389.1       $       438.9
  Assumed                                                    110.7               87.8                71.0
  Ceded                                                     (170.1)            (138.9)             (150.3)
 ..........................................................................................................
Net premiums                                            $    358.0       $      338.0       $       359.6
----------------------------------------------------------------------------------------------------------
Property and casualty premiums written:
  Direct                                                $  2,068.5       $    2,039.7       $     2,039.4
  Assumed                                                    103.1              108.7               125.0
  Ceded                                                     (179.8)            (234.0)             (279.1)
 ..........................................................................................................
Net premiums                                            $  1,991.8       $    1,914.4       $     1,885.3
----------------------------------------------------------------------------------------------------------
Property and casualty premiums earned:
  Direct                                                $  2,046.2       $    2,018.5       $     2,021.7
  Assumed                                                    102.0              112.4               137.7
  Ceded                                                     (195.1)            (232.6)             (296.2)
 ..........................................................................................................
Net premiums                                            $  1,953.1       $    1,898.3       $     1,863.2
----------------------------------------------------------------------------------------------------------
Life and accident and health insurance and
other individual policy benefits,
 claims, losses and loss adjustment expenses:
  Direct                                                $    656.4       $      606.5       $       741.0
  Assumed                                                     61.6               44.9                38.5
  Ceded                                                     (158.8)             (77.8)              (69.5)
 ..........................................................................................................
Net policy benefits, claims, losses
 and loss adjustment expenses                           $    559.2       $      573.6       $       710.0
----------------------------------------------------------------------------------------------------------
Property and casualty benefits,
 claims, losses and loss
 adjustment expenses:
  Direct                                                $  1,464.9       $    1,299.8       $     1,383.3
  Assumed                                                    101.2               85.8               146.1
  Ceded                                                     (120.6)              (2.2)             (229.1)
 ..........................................................................................................
Net policy benefits, claims, losses
 and loss adjustment expenses                           $  1,445.5       $    1,383.4       $     1,300.3
----------------------------------------------------------------------------------------------------------

17. Deferred Policy Acquisition Costs
 ................................................................................

The following reflects the changes to the deferred policy acquisition asset:


For the Years Ended December 31
(In millions)                                    1997           1996           1995
====================================================================================
                                             ----------
Balance at beginning of year                 $  822.7       $  735.7       $  802.8
 Acquisition expenses deferred                  617.7          547.4          505.4
 Amortized to expense during
  the year                                     (476.0)        (470.1)        (470.9)
 Adjustment to equity during
  the year                                      (11.1)           9.7          (50.4)
 Transferred to the Closed Block                   --             --          (24.8)
 Adjustment for cession of term
  life insurance                                   --             --          (26.4)
 Adjustment for cession of disability
  income insurance                              (38.6)            --             --
 Adjustment for revision of universal
  life and variable universal life
  insurance mortality assumptions                50.8             --             --
 ....................................................................................
Balance at end of year                       $  965.5       $  822.7       $  735.7
------------------------------------------------------------------------------------

  At October 1, 1997, the Company revised the mortality assumptions for universal life and variable universal life product lines. These revisions resulted in a $50.8 million recapitalization of deferred policy acquisition costs.

18. Liabilities for Outstanding Claims,
Losses and Loss Adjustment Expenses
 ................................................................................

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

  The liability for future policy benefits and outstanding claims, losses and loss adjustment expenses related to the Company's accident and health business was $533.6 million, $471.7 million and $446.9 million at December 31, 1997, 1996 and 1995, respectively. Accident and health claim liabilities were re-estimated for all prior years and were decreased by $0.2 million and $0.6 million in 1997 and 1996, respectively, and increased by $17.6 million in 1995. Unfavorable development in the accident and health business during 1995 was primarily due to reserve strengthening and adverse experience in the Company's individual disability income line of business. Effective October 1, 1997, the Company ceded substantially all of its individual disability income line of business, under a 100% coinsurance agreement. At December 31, 1997, the individual disability income reserves ceded under this agreement were $249.0 million, representing 46.7% of the Company's total accident and health reserves.

   The following table provides a reconciliation of the beginning and ending property and casualty reserve for unpaid losses and loss adjustment expenses:


For the Years Ended December 31
(In millions)                                                         1997             1996             1995
============================================================================================================
Reserve for losses and LAE,
 beginning of year                                              $  2,744.1       $  2,896.0       $  2,821.7

Incurred losses and LAE, net of
 reinsurance recoverable:

  Provision for insured events
   of current year                                                 1,564.1          1,513.3          1,427.3

  Decrease in provision for
   insured events of prior years                                    (127.9)          (141.4)          (137.6)
 ............................................................................................................
Total incurred losses and LAE                                      1,436.2          1,371.9          1,289.7
 ............................................................................................................
Payments, net of reinsurance
 recoverable:

  Losses and LAE attributable to
   insured events of current year                                    775.1            759.6            652.2

  Losses and LAE attributable to
   insured events of prior years                                     732.1            627.6            614.3
 ............................................................................................................
Total payments                                                     1,507.2          1,387.2          1,266.5
 ............................................................................................................
Change in reinsurance recoverable
 on unpaid losses                                                    (50.2)          (136.6)            51.1

Other (1)                                                             (7.5)            --               --
 ............................................................................................................
Reserve for losses and LAE,
 end of year                                                    $  2,615.4       $  2,744.1       $  2,896.0
============================================================================================================

(1) Includes purchase accounting adjustments.

   As part of an ongoing process, the property and casualty reserves have been re-estimated for all prior accident years and were decreased by $127.9 million, $141.4 million and $137.6 million in 1997, 1996 and 1995, respectively.

   The decrease in favorable development on prior years' reserves of $13.5 million in 1997 results primarily from a $24.6 million decrease in favorable development at Hanover to $58.4 million, partially offset by an $11.1 million increase in favorable development at Citizens to $69.5 million. The decrease in Hanover's favorable development of $24.6 million in 1997 reflects a decrease in favorable development of $25.0 million, to $17.4 million in the personal automobile line, as well as a decrease in favorable development of $8.5 million, to unfavorable development of $2.8 million in the commercial multiple peril line. These decreases were partially offset by an increase in favorable development in the workers' compensation line of $11.5 million, to $28.8 million. The increase in favorable development at Citizens in 1997 reflects improved severity in the workers' compensation line where favorable development increased $13.9 million, to $35.7 million and in the commercial multiple peril line where favorable development increased $7.0 million to $4.3 million, partially offset by less favorable development in the personal automobile line, where favorable development decreased $10.5 million, to $22.5 million in 1997.

   The increase in favorable development on prior years' reserves of $3.8 million in 1996 results primarily from an $11.4 million increase in favorable development at Citizens. The increase in Citizens' favorable development of $11.4 million in 1996 reflects improved severity in the personal automobile line, where favorable development increased $28.6 million to $33.0 million in 1996, partially offset by less favorable development in the workers' compensation line of $10.9 million. Hanover's favorable development, including voluntary and involuntary pools, decreased $7.7 million in 1996 to $82.9 million, primarily attributable to a decrease in favorable development in the workers' compensation line of $19.8 million. Favorable development in the personal automobile line also decreased $4.7 million, to $42.4 million in 1996. These decreases were offset by increases in favorable development of $1.9 million and $5.6 million, to $12.6 million and $5.7 million, in the commercial automobile and commercial multiple peril lines, respectively. Favorable development in other lines increased by $8.8 million, primarily as a result of environmental reserve strengthening in 1995. Favorable development in Hanover's voluntary and involuntary pools increased $3.7 million to $4.1 million during 1996.

   Citizens' favorable development in 1997 primarily reflects a modest shift over the past few years of the workers' compensation business to Western and Northern Michigan, which have demonstrated more favorable loss experience than Eastern Michigan.

   Citizens' favorable development in 1996 and 1995 primarily reflects the initiatives taken by the Company to manage medical costs in both the automobile and workers' compensation lines, as well as the impact of the Michigan Supreme Court ruling on workers' compensation indemnity payments in 1995, which decreases the maximum amount to be paid for indemnity cases on all existing and future claims.

   Hanover's favorable development from 1995 to 1997 primarily reflects favorable legislation related to workers' compensation, improved safety features in automobiles and a moderation of medical costs and inflation.

   In 1995, Hanover's favorable development was primarily attributable to a re-estimate of reserves with respect to certain types of workers' compensation policies including large deductibles and excess of loss policies. In addition, during 1995 Hanover refined its estimation of unallocated loss adjustment expenses which increased favorable development in that year.

   This favorable development reflects the Regional Property and Casualty subsidiaries' reserving philosophy consistently applied over these periods. Conditions and trends that have affected development of the loss and LAE reserves in the past may not necessarily occur in the future.

   Due to the nature of the business written by the Regional Property and Casualty subsidiaries, the exposure to environmental liabilities is relatively small and therefore their reserves are relatively small compared to other types of liabilities. Loss and LAE reserves related to environmental damage and toxic tort liability, included in the total reserve for losses and LAE were $53.1 million and $50.8 million, net of reinsurance of $15.7 million and $20.2 million at the end of 1997 and 1996, respectively. The Regional Property and Casualty subsidiaries do not specifically underwrite policies that include this coverage, but as case law expands policy provisions and insurers' liability beyond the intended coverage, the Regional Property and Casualty subsidiaries may be required to defend such claims. Due to their unusual nature and absence of historical claims data, reserves for these claims are not determined using historical experience to project future losses. The Company estimated its ultimate liability for these claims based upon currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available. Although these claims are not material, their existence gives rise to uncertainty and is discussed because of the possibility, however remote, that they may become material. The Company believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Company is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

19. Minority Interest
 ................................................................................
The Company's interest in Allmerica P&C, through its wholly-owned subsidiary FAFLIC, is represented by ownership of 59.5% and 58.3% of the outstanding shares of common stock at December 31, 1996 and 1995, respectively. Allmerica P&C was a wholly-owned subsidiary of AFC at December 31, 1997. Allmerica P&C's interest in Citizens was approximately 82.5% at December 31, 1997 and 1996, and 81.1% at December 31, 1995.

  Minority interest at December 31, 1997 also reflects the Company's issuance of Capital Securities (See Note 3).

20. Contingencies
 ................................................................................
Regulatory and Industry Developments

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

Litigation

In July 1997, a lawsuit was instituted in Louisiana against AFC and certain of its subsidiaries by individual plaintiffs alleging fraud, unfair or deceptive acts, breach of contract, misrepresentation and related claims in the sale of life insurance policies. In October 1997, plaintiffs voluntarily dismissed the Louisiana suit and refiled the action in Federal District Court in Worcester, Massachusetts. The plaintiffs seek to be certified as a class. The case is in early stages of discovery and the Company is evaluating the claims. Although the Company believes it has meritorious defenses to plaintiffs' claims, there can be no assurance that the claims will be resolved on a basis which is satisfactory to the Company.

   On June 23, 1995, the governor of Maine approved a legislative settlement for the Maine Workers' Compensation Residual Market Pool deficit for the years 1988 through 1992. The settlement provides for an initial funding of $220.0 million toward the deficit. The insurance carriers were liable for $65.0 million and employers would contribute $110.0 million payable through surcharges on premiums over the course of the next ten years. The major insurers are responsible for 90% of the $65.0 million. Hanover's allocated share of the settlement was approximately $4.2 million, which was paid in December 1995. The remainder of the deficit of $45.0 million will be paid by the Maine Guaranty Fund, payable in quarterly contributions over ten years. A group of smaller carriers filed litigation to appeal the settlement. Although the Company believes that adequate reserves have been established for any additional liability, there can be no assurance that the appeal will be resolved on a basis which is satisfactory to the Company.

   The Company has been named a defendant in various other legal proceedings arising in the normal course of business. In the Company's opinion, based on the advice of legal counsel, the ultimate resolution of these proceedings will not have a material effect on the Company's consolidated financial statements. However, liabilities related to these proceedings could be established in the near term if estimates of the ultimate resolution of these proceedings are revised.

Residual Markets

The Company is required to participate in residual markets in various states. The results of the residual markets are not subject to the predictability associated with the Company's own managed business, and are significant to the workers' compensation line of business and both the private passenger and commercial automobile lines of business.

Year 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

   Although the Company does not believe that there is a material contingency associated with the Year 2000 project, there can be no assurance that exposure for material contingencies will not arise.

21. Statutory Financial Information
 ................................................................................
The insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Statutory surplus differs from shareholders' equity reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

  Statutory net income and surplus are as follows:


(In millions)                                 1997           1996           1995
================================================================================
Statutory Net Income (Combined)
 ................................................................................
 Property and Casualty Companies        $    190.3     $    155.3     $    155.3
 Life and Health Companies                   191.2          133.3          134.3
 ................................................................................

Statutory Shareholders'
Surplus (Combined)
 ................................................................................
 Property and Casualty Companies        $  1,279.8     $  1,201.6     $  1,128.4
 Life and Health Companies                 1,221.3        1,120.1          965.6
 ................................................................................

22. Quarterly Results of Operations (Unaudited)
 ................................................................................
The quarterly results of operations for 1997 and 1996 are summarized below:


For the Three Months Ended
(In millions)
============================================== =======================================================
1997                                             March 31        June 30       Sept. 30        Dec. 31
                                                ======================================================
Total revenues                                  $   854.9      $   832.5      $   855.7      $   852.5
============================================== =======================================================
Net income                                      $    15.9      $    37.7      $    60.7      $    94.9
============================================== =======================================================
Net income per share (basic and diluted)        $    0.32      $    0.75      $    1.04      $    1.58
============================================== =======================================================
Dividends declared per share                    $    0.05      $    0.05      $    0.05      $    0.05
============================================== =======================================================

1996

Total revenues                                  $   831.4      $   798.9      $   806.9      $   840.4
============================================== =======================================================
Net income                                      $    47.3      $    42.6      $    46.7      $    45.3
============================================== =======================================================
Net income per share (basic and diluted)        $    0.94      $    0.85      $    0.93      $    0.91
============================================== =======================================================
Dividends declared per share                    $    0.05      $    0.05      $    0.05      $    0.05
============================================== =======================================================

Note: Due to the use of weighted average shares outstanding when calculating earnings per common share, the sum of the quarterly per common share data may not equal the per common share data for the year.

Allmerica Financial Corporation


BOARD OF DIRECTORS

Michael P. Angelini (A)
Partner, Bowditch & Dewey, LLP

Gail L. Harrison (D)
Founding Principal, The Wexler Group

Robert P. Henderson (C)
General Partner, Greylock Management
Corporation

M Howard Jacobson (A)
Senior Advisor and Consultant,
Bankers Trust Company

J. Terrence Murray (D)
Chairman and Chief Executive Officer,
Fleet Financial Group, Inc.

Robert J. Murray (D)
Chairman, President and Chief Executive Officer,
New England Business Service, Inc.

John F. O'Brien
President and Chief Executive Officer,
Allmerica Financial Corporation

John L. Sprague (A)
President, John L. Sprague Associates, Inc.

Robert G. Stachler (C)
Partner, Taft, Stettinius & Hollister

Herbert M. Varnum (C)
Former Chairman and Chief Executive Officer,
Quabaug Corporation

Richard Manning Wall (C)
General Counsel and Assistant to the Chairman and CEO, FLEXcon Company, Inc.

(A) Audit Committee
(C) Compensation Committee
(D) Directors Committee


OPERATING COMMITTEE

Bruce C. Anderson
Vice President, Corporate Services

Robert E. Bruce
Vice President, Corporate Technology Services

John P. Kavanaugh
Vice President and Chief Investment Officer

John F. Kelly
Vice President, General Counsel and
Assistant Secretary

J. Barry May
President, The Hanover Insurance Company

James R. McAuliffe
President, Citizens Insurance Company
of America

John F. O'Brien
President and Chief Executive Officer

Edward J. Parry III
Vice President, Chief Financial Officer
and Treasurer

Richard M. Reilly
Vice President, Allmerica Financial Services

Eric A. Simonsen
President, Allmerica Services Corporation

Phillip E. Soule
Vice President, Corporate Risk Management
Services

Shareholder Information

ANNUAL MEETING OF SHAREHOLDERS

The management and Board of Directors of Allmerica Financial Corporation invite you to attend the Company's Annual Meeting of Shareholders. The meeting will be held on May 12, 1998, at 9:00 a.m. at Allmerica Financial, 440 Lincoln Street, Worcester, MA.

COMMON STOCK AND SHAREHOLDER OWNERSHIP PROFILE

The common stock of Allmerica Financial Corporation is traded on the New York Stock Exchange under the symbol "AFC." On March 6, 1998, the Company had 62,369 shareholders of record. On the same date, the trading price of the Company's common stock closed at $62 1/2 per share.

COMMON STOCK PRICES AND DIVIDENDS

1997                          HIGH                   LOW               DIVIDENDS
--------------------------------------------------------------------------------
First Quarter              $40 1/4               $32 5/8                   $0.05
 ................................................................................
Second Quarter             $40 3/8               $33 1/2                   $0.05
 ................................................................................
Third Quarter              $45 1/4               $39 1/4                   $0.05
 ................................................................................
Fourth Quarter             $51                   $42 7/8                   $0.05
 ................................................................................


1996                          HIGH                   LOW               DIVIDENDS
--------------------------------------------------------------------------------
First Quarter              $28                   $24 3/4                   $0.05
 ................................................................................
Second Quarter             $30 1/8               $25 1/4                   $0.05
 ................................................................................
Third Quarter              $32 7/8               $27 1/2                   $0.05
 ................................................................................
Fourth Quarter             $33 3/4               $30 1/8                   $0.05
 ................................................................................

DIVIDENDS

Allmerica Financial Corporation currently pays a quarterly cash dividend of $0.05 per share.

REGISTRAR AND STOCK TRANSFER AGENT

First Chicago Trust Company of New York
525 Washington Boulevard
Jersey City, NJ 07303-2512
(800) 317-4454

INDEPENDENT ACCOUNTANTS
Price Waterhouse LLP
160 Federal Street
Boston, MA 02110

INDUSTRY RATINGS

                                   A.M.       STANDARD                    DUFF &
CLAIMS PAYING ABILITY              BEST         &POORS         MOODY'S    PHELPS
--------------------------------------------------------------------------------
First Allmerica Financial
Life Insurance Company                A             AA-             A1        AA
 ................................................................................
Allmerica Financial
Life Insurance and
Annuity Company                       A             AA-             A1        AA
 ................................................................................
The Hanover Insurance
Company                               A             AA-             A1        --
 ................................................................................
Citizens Insurance
Company of America                    A             --              --        --
 ................................................................................


                                              STANDARD                    DUFF &
DEBT RATINGS                                   & POORS         MOODY'S    PHELPS
--------------------------------------------------------------------------------
Allmerica Financial
Corporation Senior Debt                              A-             A2        A+
 ................................................................................
Allmerica Financial
Corporation Capital
Securities                                         BBB+             A2        --
 ................................................................................

TOLL-FREE INVESTOR INFORMATION LINE

Call our toll-free investor information line, (800) 407-5222, to receive additional printed information, including Form 10-K's or quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, fax-on-demand services, access to shareholder services, pre-recorded messages and other services. Alternatively, investors may address questions to:

Jean Peters, Vice President-Investor Relations
Allmerica Financial Corporation
440 Lincoln Street, Worcester, MA 01653
tel. (508) 855-1000 fax (508) 852-7588

MacArthur Starks, Jr., Director-Investor Relations tel (508) 855-1000 fax (508) 855-3675

CORPORATE OFFICES AND PRINCIPAL SUBSIDIARIES
Allmerica  Financial Corporation
440 Lincoln Street
Worcester, MA 01653

The Hanover Insurance Company
100 North Parkway
Worcester, MA 01605

Citizens Insurance Company of America
645 West Grand River
Howell, MI 48843


Printed entirely on recycled paper

Design: The Graphic Expression Inc., New York