Form 10-K, Exhibit 13
period 1998-12-31
ALLMERICA FINANCIAL CORP
filed 1999-03-29
CIK 944695

                                                                    Exhibit 13.1

  Five Year Summary
  of Selected Financial Highlights

------------------------------------------------------------------------------------------------------------------------------------
 For the Years Ended December 31                                        1998         1997         1996         1995         1994
------------------------------------------------------------------------------------------------------------------------------------
 (In millions, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
Statement of Income
Revenues
  Premiums                                                         $ 2,305.0    $ 2,311.1    $ 2,236.3    $ 2,222.8    $ 2,181.8
  Universal life and investment product policy fees                    296.6        237.3        197.2        172.4        156.8
  Net investment income                                                624.2        653.4        672.6        709.5        743.1
  Net realized gains                                                    60.9         76.2         65.9         39.8          1.1
  Other income                                                         145.8        117.6        113.1        119.4        124.7
                                                                   -------------------------------------------------------------
    Total revenues                                                   3,432.5      3,395.6      3,285.1      3,263.9      3,207.5
                                                                   -------------------------------------------------------------

Benefits, Losses and Expenses
  Policy benefits, claims, losses and loss adjustment expenses       2,051.2      2,004.7      1,957.0      2,010.3      2,047.0
  Policy acquisition expenses                                          452.8        411.8        457.5        455.4        475.7
  Sales practice litigation expense                                     31.0            -            -            -            -
  Loss from exiting reinsurance pools                                   25.3            -            -            -            -
  Loss from cession of disability income business                          -         53.9            -            -            -
  Restructuring costs                                                   13.0            -            -            -            -
  Other operating expenses                                             579.6        559.7        538.9        496.4        531.3
                                                                   -------------------------------------------------------------
    Total benefits, losses and expenses                              3,152.9      3,030.1      2,953.4      2,962.1      3,054.0
                                                                   -------------------------------------------------------------

  Income before federal income taxes                                   279.6        365.5        331.7        301.8        153.5
  Federal income tax expense                                            49.1         93.6         75.2         82.7         53.4
                                                                   -------------------------------------------------------------
  Income before minority interest, extraordinary item
    and cumulative effect of accounting changes                        230.5        271.9        256.5        219.1        100.1
  Minority interest                                                    (29.3)       (62.7)       (74.6)       (73.1)       (51.0)
                                                                   -------------------------------------------------------------
  Income before extraordinary item and cumulative
    effect of accounting changes                                       201.2        209.2        181.9        146.0         49.1
  Extraordinary item  demutualization expenses                             -            -            -        (12.1)        (9.2)
  Cumulative effect of accounting changes                                  -            -            -            -         (1.9)
                                                                   -------------------------------------------------------------
Net income                                                         $   201.2    $   209.2    $   181.9    $   133.9    $    38.0
                                                                   -------------------------------------------------------------
Earnings per common share (diluted) (1)                            $     3.33   $     3.82   $     3.63   $     0.82   $       -
                                                                   -------------------------------------------------------------
Dividends declared per common share (diluted)                      $     0.15   $     0.20   $     0.20   $     0.05   $       -
                                                                   -------------------------------------------------------------
Adjusted net income (2)                                            $   216.9    $   181.0    $   137.9    $   116.4    $    90.4
                                                                   -------------------------------------------------------------
Balance Sheet (at December 31)
Total assets                                                       $27,607.9    $22,549.0    $18,970.3    $17,757.7    $15,921.5
Long-term debt                                                         199.5        202.1        202.2        202.3          2.7
Total liabilities                                                   24,849.3     19,714.8     16,461.6     15,425.0     14,299.4
Minority interest                                                      300.0        452.9        784.0        758.5        629.7
Shareholders equity                                                  2,458.6      2,381.3      1,724.7      1,574.2        992.4

(1) Represents earnings per common share for the period October 1, 1995 through December 31, 1995. Pro forma earnings per common share (unaudited) for the year ended December 31, 1995 was $2.61. The pro forma information is based on a weighted average of the number of shares that would have been outstanding between January 1, 1995 and December 31, 1995 had the demutualization transaction occurred on January 1, 1995. This information is provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had the transaction been consummated at the beginning of 1995 and does not represent a projection or forecast of the Company's consolidated results of operation for any future period.

(2) Represents net income adjusted for certain items which management believes are not indicative of overall operating trends, including net realized investment gains (losses), net gains and losses on disposals of businesses, extraordinary items, the cumulative effect of accounting changes, restructuring costs, differential earnings tax adjustments, and certain other items. While these items may be significant components in understanding and assessing the Company's financial performance, management believes adjusted net income enhances an investors understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, adjusted net income should not be construed as a substitute for net income determined in accordance with generally accepted accounting principles.

Management's Discussion and Analysis
of Financial Condition and Results of Operations

The following analysis of the consolidated results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements and related consolidated footnotes included elsewhere herein.

Introduction
--------------------------------------------------------------------------------
The results of operations for Allmerica Financial Corporation and subsidiaries ("AFC" or the "Company") include the accounts of AFC, First Allmerica Financial Life Insurance Company ("FAFLIC"), its wholly-owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"), Allmerica Property & Casualty Companies, Inc. ("Allmerica P&C", a wholly-owned non-insurance holding company), The Hanover Insurance Company ("Hanover", a wholly-owned subsidiary of Allmerica P&C), Citizens Corporation ("Citizens", a wholly-owned subsidiary of Hanover), Citizens Insurance Company of America (a wholly-owned subsidiary of Citizens) and certain other insurance and non-insurance subsidiaries.

  The results of operations reflect minority interest in Allmerica P&C and its subsidiary, Hanover, of approximately 40.5% prior to the acquisition of minority interest on July 16, 1997. The results of operations also reflect minority interest in Citizens, prior to the acquisition of minority interest on or about December 3, 1998, of approximately 16.8% and 17.5% in 1998 and 1997, respectively.

Description of Operating Segments
--------------------------------------------------------------------------------
The Company offers financial products and services in two major areas: Risk Management and Retirement and Asset Accumulation. Within these broad areas, the Company conducts business principally in four operating segments. These segments are Property and Casualty; Corporate Risk Management Services; Allmerica Financial Services; and Allmerica Asset Management.

  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 131 "Disclosures About Segments of an Enterprise and Related Information" ("Statement No. 131"). Consistent with the Company's adoption of this statement, the separate financial information of each segment was redefined consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. A summary of the significant changes in reportable segments is included below.

  The Risk Management group includes two segments: Property and Casualty and Corporate Risk Management Services. The Property and Casualty segment includes property and casualty insurance products, such as automobile insurance, homeowners insurance, commercial multiple peril insurance, and workers compensation insurance. These products are offered by Allmerica P&C through its operating subsidiaries, Hanover and Citizens. Substantially all of the Property and Casualty segments earnings are generated in Michigan and the Northeast (Connecticut, Massachusetts, New York, New Jersey, New Hampshire, Rhode Island, Vermont and Maine). Prior to 1998, certain corporate overhead expenses were allocated to the Property and Casualty business and were reflected in the results of this segment. In addition, results of operations from the property and casualty holding companies and certain non-insurance subsidiaries of Allmerica P&C were reflected in the results of this segment. These overhead expenses and the activity from the holding companies are now reported in the Corporate segment, as discussed below. Results from certain non-insurance subsidiaries are no longer being reflected in the results of the Property and Casualty segment.

  The Corporate Risk Management Services segment includes group life and health insurance products and services which assist employers in administering employee benefit programs and in managing the related risks. Prior to 1998, certain corporate overhead expenses were allocated to the Corporate Risk Management Services business and were reflected in the results of this segment. These overhead expenses are now reported in the Corporate segment. In addition, results from certain non-insurance subsidiaries, which were previously reported in the Property and Casualty segment, are now being reported in the Corporate Risk Management Services segment.

  The Retirement and Asset Accumulation group includes two segments: Allmerica Financial Services and Allmerica Asset Management. The Allmerica Financial Services segment includes variable annuities, variable universal life and traditional life insurance products distributed via retail channels as well as group retirement products, such as defined benefit and 401(k) plans and tax-sheltered annuities distributed to institutions. Prior to 1998, certain corporate overhead expenses were allocated to the Allmerica Financial Services business and were reflected in the results of this segment. These overhead expenses are now reported in the Corporate segment. Certain products (including defined benefit and defined contribution plans, group variable universal life) and certain other non-insurance operations (telemarketing and trust services) previously reported in the Allmerica Financial Institutional Services segment have been combined with the Allmerica Financial Services segment.

  Through its Allmerica Asset Management segment, the Company offers its customers the option of investing in three types of Guaranteed Investment Contracts (GICs); the traditional GIC, the synthetic GIC and the floating rate GIC. This segment is also a Registered Investment Advisor providing investment advisory services, primarily to affiliates, and to other institutions, such as insurance companies and pension plans. Prior to 1998, certain corporate overhead expenses were allocated to the Allmerica Asset Management business and were reflected in the results of this segment. These overhead expenses are now reported in the Corporate segment. Additionally, the GIC products, now offered through Allmerica Asset Management, were previously reported in the results of the Allmerica Financial Institutional Services segment.

  In addition to the four operating segments, the Company has a Corporate segment, which consists primarily of cash, investments, corporate debt, Series A Capital Securities ("Capital Securities") and corporate overhead expenses. Corporate overhead expenses reflect costs not attributable to a particular segment, such as those generated by certain officers and directors, Corporate Technology, Corporate Finance, Human Resources and the legal department. Through implementation of Statement No. 131, the definition of the Corporate segment was redefined to include all holding companies, as well as the parent company. Corporate overhead expenses, which were previously allocated to the operating segments, are now included in the Corporate segment.

Results of Operations
Consolidated Overview
--------------------------------------------------------------------------------
The Company's consolidated net income decreased $8.0 million to $201.2 million in 1998. In 1997, the Company's consolidated net income increased $27.3 million to $209.2 million. Net income includes certain items which management believes are not indicative of overall operating trends, such as net realized investment gains and losses, net gains and losses on disposals of businesses, extraordinary items, the cumulative effect of accounting changes, and certain other items. While these items may be significant components in understanding and assessing the Company's financial performance, management believes that the presentation of adjusted net income enhances its understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, adjusted net income should not be construed as a substitute for net income determined in accordance with generally accepted accounting principles.

  For purposes of assessing each segment's contribution to adjusted net income, management evaluates the results of these segments on a pre-tax and minority interest basis. The following table reflects each segment's contribution to adjusted net income and a reconciliation to consolidated net income as adjusted for these items.

--------------------------------------------------------------------------------
 For the Years Ended December 31            1998          1997      1996
--------------------------------------------------------------------------------
 (In millions)
--------------------------------------------------------------------------------

Segment income (loss) before
 income taxes and
 minority interest:
  Risk Management
    Property and Casualty                $ 151.4       $ 172.9   $ 170.7
    Corporate Risk Management
     Services                                7.6          27.0      28.3
                                         -------------------------------
    Subtotal                               159.0         199.9     199.0
  Retirement and Asset
   Accumulation
    Allmerica Financial Services           166.7         134.6     106.8
    Allmerica Asset Management              23.7          18.4      11.5
                                         -------------------------------
    Subtotal                               190.4         153.0     118.3
  Corporate                                (50.9)        (48.0)    (58.0)
                                         -------------------------------
    Segment income before
     income taxes and
     minority interest                     298.5         304.9     259.3
                                         -------------------------------
 Federal income taxes on
  segment income                           (55.8)        (72.4)    (59.9)
 Minority interest:
    Distributions on Capital
     Securities                            (16.0)        (14.5)       --
    Equity in earnings                      (9.8)        (37.0)    (61.5)
                                         -------------------------------
Adjusted net income                        216.9         181.0     137.9
Adjustments (net of taxes,
 minority interest and
 amortization, as applicable):
  Net realized investment gains             29.9          37.5      31.0
  Sales practice litigation
    expense                                (20.2)           --        --
  Loss from exiting reinsurance
    pools                                  (16.4)           --        --
  Gain from change in mortality
    assumptions                               --          30.5        --
  Loss from cession of disability
    income business                           --         (35.0)       --
  Differential earnings tax
    adjustment                                --            --      10.2
  Contingency payment from sale
    of mutual fund processing
    business                                  --            --       3.1
  Restructuring costs                       (8.4)           --        --
  Other items                               (0.6)         (4.8)     (0.3)
                                         -------------------------------
Net income                               $ 201.2       $ 209.2   $ 181.9
                                         ===============================

1998 Compared to 1997

The Company's segment income before taxes and minority interest decreased $6.4 million, or 2.1%, to $298.5 million during 1998. This decrease is primarily attributable to reduced income of $40.9 million from the Risk Management group and increased losses of $2.9 million from the Corporate segment. These decreases were partially offset by increased income of $37.4 million from the Retirement and Asset Accumulation group. Property and Casualty segment income declined $21.5 million in 1998 primarily due to increased catastrophe losses of $63.8 million and decreased net investment income of $24.4 million resulting from lower average invested assets in the segment. These decreases were partially offset by lower loss adjustment expenses ("LAE"), lower policy acquisition and other operating expenses and increased fee revenue. The decrease of $19.4 million in Corporate Risk Management Services segment income was primarily due to unfavorable loss experience in the risk-sharing and long-term disability lines of business, as well as increased operating expenses. The increase of $32.1 million in the Allmerica Financial Services segment was primarily attributable to growth from new deposits and market appreciation in the variable annuity and variable universal life assets resulting in increased fee revenue, partially offset by an increase in related policy acquisition and other operating expenses incurred as a result of this growth. Segment income before taxes and minority interest increased $5.3 million in the Allmerica Asset Management segment, primarily due to increased sales on floating rate GICs. The operating loss in the Corporate segment increased $2.9 million, primarily due to the absence of $9.1 million of net investment income earned on the proceeds from the prior year's issuance of Capital Securities and to increased overhead costs. This was partially offset by additional net investment income generated by transfers of investments from the Property and Casualty segment.

  The effective tax rate for segment income was 18.7% in 1998 compared to 23.7% in 1997. The decrease in the tax rate resulted from the reduction in underwriting income from the Property and Casualty segment and a greater proportion of pre-tax income from tax-exempt bonds in 1998.

  Net realized gains on investments, after taxes, minority interest and amortization, were $29.9 million during 1998, primarily due to after-tax net realized gains from sales of appreciated equity securities of $43.3 million, and after-tax gains on real estate of $8.9 million. These were partially offset by $20.1 million of after-tax realized losses from impairments recognized on fixed maturities, and $12.0 million of after-tax realized losses on partnership investments. During 1997, net realized gains on investments, after taxes, minority interest and amortization, of $37.5 million, resulted primarily from the sale of appreciated equity securities, due to the Company's strategy of shifting to a higher level of debt securities, as well as sales of real estate investment properties.

  Minority interest on segment income decreased in the current period as compared to the prior year due primarily to the Company's merger with Allmerica P&C on July 16, 1997. Prior to the acquisition, minority interest reflected 40.5% of the results of operations from this subsidiary. In addition, on or about December 3, 1998, the Company acquired all of the outstanding common stock of Citizens that it did not already own in exchange for cash of $195.9 million. The Citizens acquisition has been recognized as a purchase. The minority interest acquired totaled $158.5 million. A total of $40.8 million representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period. Prior to the acquisition, minority interest reflected 16.8% and 17.5% of the results of operations from Citizens in 1998 and 1997, respectively.

  In July 1997, a lawsuit on behalf of a putative class was instituted in Louisiana against AFC and certain of its subsidiaries by individual plaintiffs alleging fraud, unfair or deceptive acts, breach of contract, misrepresentation, and related claims in the sale of life insurance policies. In October 1997, the plaintiffs voluntarily dismissed the Louisiana suit and filed a substantially similar action in Federal District Court in Worcester, Massachusetts. In early November 1998, the Company and the plaintiffs entered into a settlement agreement. The court granted preliminary approval of the settlement on December 4, 1998, and has scheduled a hearing in March 1999 to consider final approval. Accordingly, AFC recognized a $20.2 million expense, net of taxes, during the third quarter of 1998 related to this litigation. Although the Company believes that this expense reflects appropriate recognition of its obligation under the settlement, this estimate assumes the availability of insurance coverage for certain claims, and the estimate may be revised based on the amount of reimbursement actually tendered by AFC's insurance carriers, if any, and based on changes in the Company's estimate of the ultimate cost of benefits to be provided to members of the class.

  Effective July 1, 1998, the Company entered into a reinsurance agreement with a highly rated reinsurer that cedes current and future underwriting losses, including unfavorable development of prior year reserves, up to a $40.0 million maximum, relating to the Company's accident and health assumed reinsurance pool business. These pools consist primarily of the Corporate Risk Management Services segment's assumed stop loss business, small group managed care pools, long-term disability and long-term care pools, student accident and special risk business. The agreement is consistent with managements decision to exit this line of business, which the Company expects to run-off over the next three years. As a result of this transaction, the Company recognized a $16.4 million loss, net of taxes, in the third quarter of 1998.

  Effective October 1, 1997, the Company ceded substantially all of its individual disability income line of business. The Company recognized a $35.0 million loss, net of taxes, during the first quarter of 1997 upon entering into an agreement in principal to transfer the business. Additionally, effective October 1, 1997, the Company revised the mortality assumptions used to determine the amortization of policy acquisition costs and recognition of certain fees for its universal life and variable universal life lines of business. As a result of this change in assumptions, the Company recognized a benefit of $30.5 million, net of taxes, during 1997.

  On October 29, 1998, the Company announced that it is restructuring its Risk Management business. As part of this initiative, the Company, in its Corporate Risk Management Services segment, has exited its accident and health assumed reinsurance pool business, as well as its administrative services only business. Additionally, it has commenced the closing of nearly half of its nationwide Corporate Risk Management Services' sales offices, eliminated certain staff, and discontinued certain automation initiatives. The Property and Casualty segment is consolidating its field support activities from fourteen regional branches into three hub locations. As a result of this restructuring initiative, the Company recognized a loss of $8.4 million, net of taxes, in the fourth quarter of 1998.

1997 Compared to 1996

The increase in the Companys segment income before taxes and minority interest of $45.6 million, or 17.6%, is primarily attributable to increases of $34.7 million from the Retirement and Asset Accumulation group, $10.0 million from the Corporate segment and $0.9 million from the Risk Management group. Allmerica Financial Services segment income increased $27.8 million primarily due to additional deposits and appreciation in variable products' account balances, partially offset by lower net investment income due to a shift from general account to separate account assets in its retirement products. The increase in segment income of $6.9 million in Allmerica Asset Management is primarily attributable to improved interest margins on GICs. The Corporate segment's operating loss decreased primarily due to $9.1 million of net investment income generated from the temporary investment of the proceeds related to the issuance of Capital Securities. Additionally, the Property and Casualty segments contribution increased primarily due to a $20.1 million growth in net investment income, partially offset by a $15.8 million increase in underwriting losses and a $3.8 million decrease in partnership income in 1997. These increases were partially off-set by a decrease of $1.3 million in the Corporate Risk
Management Services segment.

  The effective tax rate for segment income was 23.7% in 1997 compared to 23.1% in 1996. The increase results primarily from increased income from the life insurance companies, partially offset by higher underwriting losses in the Property and Casualty segment and a greater proportion of pre-tax income from tax-exempt bonds in 1997.

  Net realized gains on investments were $37.5 million and $31.0 million, after taxes, minority interest and amortization, in 1997 and 1996, respectively. Through the first quarter of 1997, the Property and Casualty segment continued its investment strategy of shifting its portfolio from equity investments to tax-exempt and higher-yielding debt securities. This resulted in the sale of a portion of its equity portfolio and the recognition of realized gains totaling approximately $28.5 million on an after-tax and minority interest basis. In addition, real estate sales generated realized gains of approximately $11.8 million, net of taxes, in the Allmerica Asset Management segment. In 1996, the Property and Casualty segment realized gains of $17.6 million, net of taxes and minority interest, primarily due to the aforementioned shift in investment strategy, while the Allmerica Asset Management segment recognized gains of $10.3 million, net of taxes, due to the sale of real estate properties.

  Minority interest on segment income decreased in the current period as compared to the prior year due primarily to the Companys merger with Allmerica P&C on July 16, 1997. Prior to the acquisition, minority interest reflected 40.5% of the results of operations from this subsidiary. This decrease was partially offset by distributions related to the Companys Capital Securities.

  Effective October 1, 1997, the Company ceded substantially all of its individual disability income line of business. The Company recognized a $35.0 million loss, net of taxes, during the first quarter of 1997 upon entering into an agreement in principal to transfer the business. Additionally, effective October 1, 1997, the Company revised the mortality assumptions used to determine the amortization of policy acquisition costs and recognition of certain fees for its universal life and variable universal life lines of business. As a result of this change in assumptions, the Company recognized a benefit of $30.5 million, net of taxes, during 1997.

  During 1996, the Company recognized a $3.1 million contingency payment, net of taxes, related to the 1995 sale of its mutual fund processing business. Additionally, in 1996, the Company adjusted its 1994 federal income tax deduction for policyholder dividends, resulting in the recognition of a $10.2 million benefit.

Risk Management
--------------------------------------------------------------------------------
Property and Casualty

The following table summarizes the results of operations for the Property and Casualty segment:

--------------------------------------------------------------------
 For the Years Ended December 31      1998         1997         1996
--------------------------------------------------------------------
 (In millions)
--------------------------------------------------------------------
Segment revenues
 Net premiums earned            $  1,966.3   $  1,953.1   $  1,898.3
 Net investment income               228.9        253.3        233.2
 Other income                          9.6          4.6         14.3
                                ------------------------------------
Total segment revenues             2,204.8      2,211.0      2,145.8
Losses and LAE (1)                 1,493.7      1,441.9      1,383.4
Policy acquisition expenses          379.7        399.9        396.6
Other operating expenses             180.0        196.3        195.1
                                ------------------------------------
Segment income                  $    151.4   $    172.9   $    170.7
                                ------------------------------------

(1) Includes policyholders dividends of $11.9 million, $9.3 million and $11.5 million in 1998, 1997 and 1996, respectively.

Income Before Taxes
--------------------------------------------------------------------------------
1998 Compared to 1997

[BAR GRAPH APPEARS HERE]

1996     101.2
1997     102.8
1998     100.0

Statutory combined ratio
Excluding catastrophe leases

Property and Casualty's segment income before taxes and minority interest decreased $21.5 million, or 12.4%, to $151.4 million in 1998, compared to $172.9 million in 1997. The decrease in income is primarily the result of an increase in losses due to increased catastrophes of $63.8 million, to $90.3 million in 1998, compared to $26.5 million in 1997, partially offset by lower loss adjustment expenses. Also contributing to the decrease in the segment,s results, was a decrease in net investment income before taxes of $24.4 million, or 9.6%, to $228.9 million in 1998, compared to $253.3 million in 1997. This decrease is primarily the result of a reduction in Hanover's average invested assets and a $7.0 million decrease in limited partnership income. These were partially offset by lower policy acquisition and other operating expenses of $20.2 million and $16.3 million, respectively. In addition, other income increased $5.0 million, to $9.6 million in 1998, primarily as a result of an increase in finance charges on installment premiums at Hanover.

1997 Compared to 1996

Property and Casualty's segment income before taxes and minority interest increased $2.2 million, or 1.3%, to $172.9 million in 1997, compared to $170.7 million in 1996. This increase is attributable to a $20.1 million increase in net investment income, partially offset by a $15.8 million increase in the underwriting loss. The growth in net investment income resulted primarily from an increase in average invested assets and the Company's portfolio shift from equity securities to higher-yielding debt securities, begun in 1996 and substantially completed in the first quarter of 1997. This was partially offset by a $3.8 million decrease in partnership income in 1997. The decline in underwriting results is primarily attributable to a decrease in favorable development on prior year reserves in Hanover's personal automobile, homeowners and commercial multiple peril lines, as well as increased current year claims severity in Hanover's personal automobile and commercial automobile lines. These factors were partially offset by a $38.9 million decrease in catastrophe losses at Hanover. Citizens underwriting results primarily reflect an increase in claims activity in the commercial multiple peril and homeowners lines and an increase in catastrophes, partially offset by favorable claims experience on current and prior accident years in the personal automobile and workers compensation lines. Net income during 1996 was favorably impacted by a $5.7 million arbitrated settlement from a voluntary pool at Hanover, of which $2.9 million was included in losses and LAE and $2.8 million was included in other income.

Lines Of Business Results
--------------------------------------------------------------------------------
Personal Lines of Business

The personal lines represented 61.9%, 61.9% and 61.2% of total net premiums earned in 1998, 1997 and 1996, respectively.

-----------------------------------------------------------------------------------------------------------------------------
 For the Years Ended December 31   1998      1997      1996      1998      1997      1996        1998        1997        1996
-----------------------------------------------------------------------------------------------------------------------------
 (In millions)
-----------------------------------------------------------------------------------------------------------------------------
                                          Hanover                       Citizens               Total Property and Casualty
-----------------------------------------------------------------------------------------------------------------------------
Net premiums earned             $ 619.8   $ 625.7   $ 607.3   $ 598.1   $ 583.3   $ 554.6   $ 1,217.9   $ 1,209.0   $ 1,161.9
Losses and LAE incurred           462.5     487.4     452.0     454.8     440.7     404.1       917.3       928.1       856.1
Policy acquisition expenses       131.5     144.3     144.0     100.2     103.1     103.8       231.7       247.4       247.8
Other underwriting expenses        49.1      53.3      49.5      49.6      47.1      46.0        98.7       100.4        95.5
-----------------------------------------------------------------------------------------------------------------------------
Underwriting (loss) profit      $ (23.3)  $ (59.3)  $ (38.2)  $  (6.5)  $  (7.6)  $   0.7   $   (29.8)  $   (66.9)  $   (37.5)
-----------------------------------------------------------------------------------------------------------------------------

1998 Compared to 1997

Revenues

Personal lines' net premiums earned increased $8.9 million, or 0.7%, to $1,217.9 million in 1998, compared to $1,209.0 million in 1997. Hanover's personal lines' net premiums earned decreased $5.9 million, or 0.9%, to $619.8 million in 1998. This decrease is primarily due to decreases in policies in force, since December 31, 1997, of 5.8% and 5.4%, in the personal automobile and homeowners lines', respectively. This decline is associated with the Company's decision last year to exit certain western and southern states. A mandated 4.0% decrease in Massachusetts's personal automobile rates, which became effective January 1, 1998, also contributed to the decrease in net premiums earned. In 1997, Hanover began offering a safe driver's discount on automobile insurance premiums. Management believes that rate and discount changes may unfavorably impact premium growth in Massachusetts. At December 31, 1998, approximately 36% of Hanover's personal automobile business was written in Massachusetts.

  Citizen's personal lines' net premiums earned increased $14.8 million, or 2.5%, to $598.1 million in 1998. This increase is primarily attributable to rate increases in Michigan's personal automobile and homeowners lines' and continued expansion into Ohio and Indiana. These increases are partially offset by decreases in policies in force in Michigan during 1998, of 3.1% and 3.6% in the personal automobile and homeowners lines', respectively. While management has taken steps to increase penetration in affinity groups and has initiated other marketing programs, heightened competition may continue to result in reduced growth in the personal lines.

Underwriting results

The personal lines' underwriting results for 1998 improved $37.1 million, to a loss of $29.8 million, compared to a loss of $66.9 million in 1997. Hanover's underwriting results improved $36.0 million, to a loss of $23.3 million. Citizen's underwriting results improved $1.1 million, to a loss of $6.5 million.

  The improvement in underwriting results is attributable to a $27.1 million increase in favorable development on prior year reserves, primarily at Hanover, as well as favorable current year claims activity at both Hanover and Citizens. Both of these favorable variances are primarily a result of significant reductions in claims settlement expenses in 1998. Partially offsetting these benefits, are $15.9 million and $25.4 million increases at Hanover and Citizens, respectively, in catastrophe losses, primarily in the homeowners line.

  Policy acquisition expenses in the personal lines' decreased $15.7 million, or 6.3%, to $231.7 million, while other underwriting expenses decreased $1.7 million, or 1.7%, to $98.7 million in 1998. These decreases primarily resulted from efficiencies gained through consolidation and re-engineering of claims and underwriting processes at both Hanover and Citizens. Cost savings were also achieved through reductions in employee related expenses at both Hanover and Citizen's and decreased rent expense resulting from the consolidation of processing centers at Citizens.

1997 Compared to 1996

Revenues

Personal lines' net premiums earned increased $47.1 million, or 4.1%, to $1,209.0 million in 1997, compared to $1,161.9 million in 1996. Hanover's personal lines' net premiums earned increased $18.4 million, or 3.0%, to $625.7 million during 1997. This increase is primarily attributable to a 6.7% increase in policies in force in the personal automobile line, as well as a 1.5% increase in policies in force in the homeowners line, during 1997. These increases were partially offset by the effect of a mandated 6.2% decrease in Massachusetts personal automobile rates on January 1, 1997.

  Citizen's personal lines' net premiums earned increased $28.7 million, or 5.2 %, to $583.3 million in 1997. This growth is attributable to rate increases in the personal automobile and homeowners lines' and a 2.8% increase in policies in force in the homeowners line. The growth is partially offset by a 0.6% decrease in policies in force in the personal automobile line due to continued strong competition in Michigan.

Underwriting results

The personal lines' underwriting loss in 1997 increased $29.4 million, to a loss of $66.9 million. Hanover's underwriting results deteriorated $21.1 million to a loss of $59.3 million, while Citizen's underwriting loss deteriorated $8.3 million to a loss of $7.6 million.

  The decline in Hanover's underwriting results is primarily attributable to an increase in current year claims severity and a $25.0 million reduction in favorable development on prior year reserves in the personal automobile line. These factors were partially offset by a $25.8 million decrease in catastrophes, primarily in the homeowners line.

  The decline in Citizen's underwriting results reflects a decrease in prior year favorable development in the personal automobile line of $10.5 million and an increase in catastrophe losses of $0.9 million, to $14.3 million, primarily in the homeowners line.

  Policy acquisition expenses in the personal lines' decreased $0.4 million, or 0.2%, to $247.4 million, while other underwriting expenses increased $4.9 million, or 5.1%, to $100.4 million in 1997. Hanover's policy acquisition expenses increased $0.3 million, or 0.2%, to $144.3 million in 1997. This increase resulted from increased net premiums earned, significantly offset by decreased commission rates in the personal automobile and homeowners lines' and lower employee related expenses. The $3.8 million increase in Hanover's other underwriting expenses resulted from an increase in net premiums earned, partially offset by decreased employee related expenses, as well as reductions in contingent commissions. Policy acquisition expenses in the personal lines' at Citizens decreased $0.7 million, or 0.7%, to $103.1 million in 1997, primarily reflecting lower commission rates for 1997, partially offset by higher earned premiums. Citizen's other underwriting expenses increased $1.1 million, or 2.4%, to $47.1 million due to an increase in net premiums earned offset by reductions in employee related expenses.

Commercial Lines of Business

The commercial lines represented 38.1%, 38.1% and 38.8% of net premiums earned in 1998, 1997 and 1996, respectively.

-----------------------------------------------------------------------------------------------------------------------------------
 For the Years Ended December 31    1998       1997       1996       1998        1997       1996       1998        1997        1996
-----------------------------------------------------------------------------------------------------------------------------------
 (In millions)
-----------------------------------------------------------------------------------------------------------------------------------
                                            Hanover                           Citizens                Total Property and Casualty
                                ---------------------------------------------------------------------------------------------------
Net premiums earned             $  463.9   $  472.1   $  455.5   $  284.5    $  272.0   $  280.9   $  748.4    $  744.1    $  736.4
Losses and LAE incurred (1)        342.9      309.6      319.8      233.5       204.2      207.5      576.4       513.8       527.3
Policy acquisition expenses        102.0      104.0      101.1       46.0        48.5       47.7      148.0       152.5       148.8
Other underwriting expenses         57.1       74.5       69.7       24.2        21.8       22.7       81.3        96.3        92.4
                                ---------------------------------------------------------------------------------------------------
Underwriting (loss) profit      $  (38.1)  $  (16.0)  $  (35.1)  $  (19.2)   $   (2.5)  $    3.0   $  (57.3)   $  (18.5)   $  (32.1)
                                ===================================================================================================

(1)  Includes policyholders' dividends.

1998 Compared to 1997

Revenues

Commercial lines' net premiums earned increased $4.3 million, or 0.6%, to $748.4 million in 1998, compared to $744.1 million in 1997. Hanover's commercial lines' net premiums earned decreased $8.2 million, or 1.7%, to $463.9 million. This decrease is primarily attributable to the effect of the Company's decision to exit the assumed reinsurance business, effective July 1, 1997. The assumed reinsurance business contributed $8.6 million and $34.7 million in net premium earned during 1998 and 1997, respectively. Also contributing to the decline in net earned premium is the Company's decision, in 1997, to exit certain western and southern states, as well as a twelve-month average rate decrease of 12.2% in the workers' compensation line. These decreases are partially offset by increases in policies in force in the workers' compensation and commercial automobile lines of 12.3% and 11.6%, respectively, since December 31, 1997.

     Citizens' commercial lines' net premiums earned increased $12.5 million, or 4.6%, to $284.5 million in 1998, compared to $272.0 million in 1997. The increase in net premiums earned primarily reflects growth in policies in force of 9.1% in the commercial multiple peril line since December 31, 1997, and twelve month average rate increases of 8.0% and 6.3% in the commercial multiple peril and commercial automobile lines, respectively. These increases are partially offset by a 13.1% decrease in policies in force and a twelve-month average rate decrease of 6.6% in the workers' compensation line.

     Management believes competitive conditions in the workers' compensation line may impact future growth in net premiums earned for the segment.

Underwriting results

The commercial lines' underwriting loss for 1998 increased $38.8 million, to a loss of $57.3 million, compared to a loss of $18.5 million for 1997. Hanover's underwriting results declined $22.1 million, to a loss of $38.1 million. Citizens' underwriting results declined $16.7 million, to an underwriting loss of $19.2 million.

     The decline in Hanover's underwriting results is attributable to an increase in catastrophe losses of $10.1 million, primarily in the commercial multiple peril line, as well as to increased current year claims frequency and severity in the workers' compensation line and increased severity in the commercial multiple peril line. A decrease in favorable development on prior year reserves in the workers' compensation and commercial automobile lines of $19.2 million and $4.4 million, respectively, also contributed to the decline in Hanover's underwriting results. These factors are partially offset by a significant decrease in claims settlement expenses which contributed to a $14.9 million increase in favorable development on prior year reserves in the commercial multiple peril line.

     The decline in Citizens' underwriting results is primarily attributable to a $12.4 million increase in catastrophe losses, primarily in the commercial multiple peril line, and unfavorable current year claims activity in the workers' compensation line. A decrease in favorable development on prior year reserves in the workers' compensation and commercial multiple peril lines of $13.8 million and $4.0 million, respectively, also contributed to this deterioration. These adverse factors are partially offset by favorable current year claims activity in the non-catastrophe commercial multiple peril line and reduced claims settlement expenses during 1998.

     Policy acquisition expenses in the commercial lines decreased $4.5 million, or 3.0%, to $148.0 million in 1998 and other underwriting expenses decreased $15.0 million, or 15.6%, to $81.3 million. These decreases primarily resulted from efficiencies gained through consolidation and re-engineering processes at both Hanover and Citizens. Cost savings were also achieved through reductions in employee related expenses at both Hanover and Citizens and decreased rent expense resulting from the consolidation of processing centers at Citizens.

1997 Compared to 1996

Revenues

Commercial lines' net premiums earned in 1997 increased $7.7 million, or 1.0%, to $744.1 million in 1997, compared to $736.4 million in 1996. Hanover's commercial lines' net premiums earned increased $16.6 million, or 3.6%, to $472.1 million. This increase is primarily attributable to a $9.4 million increase in assumed premiums in Hanover's reinsurance division, as well as a 7.0% increase in policies in force in Hanover's commercial automobile line during 1997. These increases were partially offset by the effect of an average rate decrease of 12.6%, during 1997, in Hanover's workers' compensation line.

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

Underwriting results

The commercial lines' underwriting loss decreased $13.6 million, or 42.4%, to a loss of $18.5 million in 1997. Hanover's underwriting results improved $19.1 million, or 54.4%, to a loss of $16.0 million and Citizens' underwriting results declined $5.5 million, to a loss of $2.5 million in 1997.

     The improvement in Hanover's underwriting results reflects an increase in favorable development on prior accident years in the workers' compensation and commercial automobile lines, as well as a decrease in catastrophe losses of $13.1 million, primarily in the commercial multiple peril line. These factors were partially offset by a decrease in favorable development on prior accident years in the commercial multiple peril line, as well as increased current year claim severity in the commercial automobile line.

     Citizens' underwriting results declined primarily due to an increase in current year severity and frequency in the commercial multiple peril line, less favorable development of prior year reserves in the commercial automobile line, and an increase in catastrophe losses of $1.6 million. These decreases were partially offset by a $13.9 million increase in favorable development of prior year claims in the workers' compensation line.

     Policy acquisition expenses in the commercial lines increased $3.7 million, or 2.5%, to $152.5 million in 1997 and other underwriting expenses increased $3.9 million, or 4.2%, to $96.3 million. Hanover's policy acquisition expenses increased $2.9 million, or 2.9%, to $104.0 million, primarily attributable to growth in net premiums earned. Other underwriting expenses at Hanover increased $4.8 million, or 6.9%, to $74.5 million, as a result of higher net premiums earned and increased re-engineering costs associated with the underwriting and policy processing in the commercial underwriting segment, partially offset by decreased contingent commissions and employee related expenses. Citizens' policy acquisition expenses increased $0.8 million, or 1.7%, to $48.5 million, primarily as a result of higher commission rates, offset by a decrease in net premiums earned. Other underwriting expenses decreased $0.9 million, or 4.0%, to $21.8 million due to reductions in employee related expenses.

Investment Results
--------------------------------------------------------------------------------
Net investment income before taxes was $228.9 million, $253.3 million and $233.2 million in 1998, 1997 and 1996, respectively. The decrease in net investment income in 1998, compared to 1997, primarily reflects a reduction in invested assets as a result of a $117.1 million and a $53.9 million transfer of assets to the Corporate Segment in April, 1998 and December, 1997, respectively. In addition, net investment income in 1998 includes a $0.8 million loss from partnerships, compared to $6.2 million of income from partnerships in 1997. Average pre-tax yields on debt securities remained relatively stable at 6.7% in 1998 compared to 6.8% for 1997. Average invested assets decreased $82.4 million, or 2.1%, to $3,943.4 million in 1998, compared to $4,025.8 million in 1997.

     The increase in 1997 from 1996 represents an increase in average invested assets and the Company's portfolio shift, in this segment, to higher yielding debt securities, including longer duration and non-investment grade securities. Average pre-tax yields on debt securities increased to 6.8% in 1997 from 6.4% in 1996.

Reserve for Losses and Loss Adjustment Expenses
--------------------------------------------------------------------------------
The Property and Casualty segment maintains reserves to provide for its estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. These reserves are estimates, involving actuarial projections at a given point in time, of what management expects the ultimate settlement and administration of claims will cost based on facts and circumstances then known, predictions of future events, estimates of future trends in claim severity and judicial theories of liability and other factors. The inherent uncertainty of estimating insurance reserves is greater for certain types of property and casualty insurance lines, particularly workers' compensation and other liability lines, where a longer period of time may elapse before a definitive determination of ultimate liability may be made, and where the technological, judicial and political climates involving these types of claims are changing.

     The Property and Casualty segment regularly updates its reserve estimates as new information becomes available and further events occur which may impact the resolution of unsettled claims. Changes in prior reserve estimates are recorded in results of operations in the year such changes are determined to be needed.

     The table below provides a reconciliation of the beginning and ending reserve for unpaid losses and LAE as follows:

--------------------------------------------------------------------------------
For the Years Ended December 31                1998          1997          1996
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------

Reserve for losses and LAE,
   beginning of year                     $  2,615.4    $  2,744.1    $  2,896.0
Incurred losses and LAE, net of
   reinsurance recoverable:
      Provision for insured events
         of current year                    1,609.0       1,564.1       1,513.3
      Decrease in provision for
         insured events of prior years       (127.2)       (127.9)       (141.4)
                                        ---------------------------------------
Total incurred losses and LAE               1,481.8       1,436.2       1,371.9
                                        ---------------------------------------
Payments, net of reinsurance
   recoverable:
      Losses and LAE attributable to
         insured events of current year       871.9         775.1         759.6
      Losses and LAE attributable to
         insured events of prior years        643.0         732.1         627.6
                                        ---------------------------------------
Total payments                              1,514.9       1,507.2       1,387.2
                                        ---------------------------------------
Change in reinsurance recoverable
   on unpaid losses                            15.0         (50.2)       (136.6)
Other (1)                                        --          (7.5)           --
                                        ---------------------------------------
Reserve for losses and LAE,
   end of year                           $  2,597.3    $  2,615.4    $  2,744.1
                                        =======================================

(1)  Includes purchase accounting adjustments.

     As part of an ongoing process, the reserves have been re-estimated for all prior accident years and were decreased by $127.2 million, $127.9 million and $141.4 million in 1998, 1997 and 1996, respectively.

     The decrease in favorable development on prior years' reserves of $0.7 million in 1998 results from a $20.7 million decrease in favorable development at Citizens, significantly offset by a $20.0 million increase in favorable development at Hanover. The decrease in favorable development on prior year reserves at Citizens in 1998, reflects a $13.8 million decrease in favorable development, to $21.9 million, in the workers' compensation line. In addition, favorable development in the commercial multiple peril line decreased $4.0 million, to $0.3 million. These declines in favorable development are partially offset by continued favorable development on prior year reserves in the personal automobile line due to tort reform in Michigan, which became effective July 26, 1996. The new legislation requires judges rather than juries to determine if the minimum threshold to allow pain and suffering damage settlements has been met.

     The increase in favorable development at Hanover during 1998 reflects a $20.6 million increase in favorable development on prior year reserves, to $38.0 million, in the personal automobile line, as well as a $14.9 million increase, to $12.1 million, in the commercial multiple peril line. These increases are primarily attributable to claims' process improvement initiatives taken by the Company over the past two years which are expected to reduce the ultimate costs of settling claims. These increases are partially offset by less favorable development in the workers' compensation line where favorable development on prior year reserves decreased $19.2 million, to $9.6 million.

     The decrease in favorable development on prior years' reserves of $13.5 million in 1997 results primarily from a $24.6 million decrease in favorable development at Hanover, to $58.4 million, partially offset by an $11.1 million increase in favorable development at Citizens, to $69.5 million. The decrease in Hanover's favorable development of $24.6 million in 1997 reflects a decrease in favorable development of $25.0 million, to $17.4 million, in the personal automobile line, as well as a decrease in favorable development of $8.5 million, to unfavorable development of $2.8 million, in the commercial multiple peril line. These decreases were partially offset by an increase in favorable development in the workers' compensation line of $11.5 million, to $28.8 million. The increase in favorable development at Citizens in 1997 reflects improved severity in the workers' compensation line, where favorable development increased $13.9 million, to $35.7 million, and in the commercial multiple peril line, where favorable development increased $7.0 million, to $4.3 million. These increases are partially offset by less favorable development in the personal automobile line, where favorable development decreased $10.5 million to $22.5 million in 1997.

     This favorable development reflects the Property and Casualty segment's reserving philosophy consistently applied over these periods. Conditions and trends that have affected development of the loss and LAE reserves in the past may not necessarily occur in the future.

     Due to the nature of the business written by the Property and Casualty segment, the exposure to environmental liabilities is relatively small and therefore its reserves are relatively small compared to other types of liabilities. Loss and LAE reserves related to environmental damage and toxic tort liability, included in the reserve for losses and LAE, were $49.9 million, $53.1 million and $50.8 million, net of reinsurance of $14.2 million, $15.7 million and $20.2 million in 1998, 1997 and 1996, respectively. The Company does not specifically underwrite policies that include this coverage, but as case law expands policy provisions and insurers' liability beyond the intended coverage, the Company may be required to defend such claims. The Company estimated its ultimate liability for these claims based upon currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available. Although these claims are not material, their existence gives rise to uncertainty and is discussed because of the possibility, however remote, that they may become material. The Company believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Company is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

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

Corporate Risk Management Services

The following table summarizes the results of operations for the Corporate Risk Management Services segment.
------------------------------------------------------------------------
For the Years Ended December 31              1998       1997       1996
------------------------------------------------------------------------
(In millions)
------------------------------------------------------------------------

Premiums and premium equivalents
    Premiums                           $    336.0   $  333.0   $  302.9
    Premium equivalents                     684.0      603.6      581.4
------------------------------------------------------------------------
Total premiums and
  premium equivalents                  $  1,020.0   $  936.6   $  884.3
------------------------------------------------------------------------
Segment revenues
    Premiums                           $    336.0   $  333.0   $  302.9
    Net investment income                    20.7       23.1       22.1
    Other income                             57.4       49.5       45.7
------------------------------------------------------------------------
Total segment revenues                      414.1      405.6      370.7
Policy benefits, claims and losses          248.9      238.9      211.3
Policy acquisition expenses                   3.2        3.3        3.1
Other operating expenses                    154.4      136.4      128.0
------------------------------------------------------------------------
Segment income                         $      7.6   $   27.0   $   28.3
------------------------------------------------------------------------

1998 Compared to 1997

Segment income before taxes decreased $19.4 million, or 71.9%, to $7.6 million in 1998. This decrease was primarily due to unfavorable loss experience in the risk-sharing and long-term disability lines of approximately $14.0 million, and to increased operating expenses of $18.0 million, primarily from higher claims processing and customer service costs. These decreases were partially offset by an $8.0 million increase in administrative service fees, and to favorable loss experience in the life and fully insured dental product lines of $5.1 million. In addition, segment results reflect the Company's agreement with a highly rated reinsurer to cede the underwriting losses of the accident and health assumed reinsurance pool business, effective July 1, 1998. After consideration of this transaction, segment income before taxes improved $1.5 million in the accident and health assumed reinsurance pool business, primarily attributable to lower underwriting losses recorded during the third and fourth quarters of 1998. This reinsurance agreement is consistent with the Company's restructuring initiative in its Corporate Risk Management Services segment, whereby it announced its exit from the accident and health assumed reinsurance pool business.

     Premiums increased $3.0 million, or 0.9%, to $336.0 million, primarily due to growth in the risk sharing product line of $8.5 million, accident and health assumed reinsurance pool business of $8.0 million, and the group life product line of $3.5 million. These increases were partially offset by decreases in fully insured medical and dental product lines of $16.1 million, which primarily reflects the cancellation of several large unprofitable accounts.

     Other income increased $7.9 million, or 16.0%, to $57.4 million in 1998, due to an increase in administrative service fees. In 1998, the Company decided to exit its administrative service only business as part of its restructuring plan. Other income includes $5.5 million and $6.0 million related to this business in 1998 and 1997, respectively.

     Policy benefits, claims and losses increased $10.0 million, or 4.2%, to $248.9 million in 1998. This increase is primarily attributable to increases of $19.3 million in the risk sharing lines of business due to growth and unfavorable loss experience. In addition, increases of $4.1 million in the accident and health assumed reinsurance pool business resulted from growth, and $3.3 million in the long-term disability insurance product line resulted from unfavorable loss experience. The results of the accident and health assumed reinsurance pool business reflect the effects of the aforementioned reinsurance transaction in the third quarter of 1998, which decreased losses during the third and fourth quarters of 1998. These increases were also partially offset by reduced losses in the fully insured medical and dental product lines totaling $16.4 million, primarily due to decreased revenue in both products and improved loss experience in dental. Additionally, policy benefits, claims and losses in the group life product line decreased primarily due to favorable loss experience, partially offset by growth.

     Operating expenses increased $18.0 million, or 13.2%, to $154.4 million in 1998, primarily due to increased claims processing, customer service, and technology expenses, as well as growth related increases in commissions, expense allowances, and premium taxes.

1997 Compared to 1996

Segment income before taxes decreased $1.3 million, or 4.6%, to $27.0 million in 1997. This decrease was primarily due to unfavorable mortality in the group life product line of $8.4 million, partially offset by a reduction in employee and administrative costs of $4.8 million, a $1.0 million contribution from the assumption of a block of affinity group life and health business in January 1997, and improved experience in the long-term disability, stop loss and risk sharing product lines.

     Premiums increased $30.1 million, or 9.9%, to $333.0 million in 1997, primarily due to increases in reinsurance, fully insured group dental and stop loss product lines totaling $30.2 million, including $18.9 million resulting from the aforementioned assumption of a block of affinity group life and health business. These increases were partially offset by decreases in the risk sharing product line of $2.6 million. The decline in risk sharing premiums primarily reflects the Company's emphasis on stop loss coverage and administrative services arrangements.

     Other income increased $3.8 million, or 8.3%, to $49.5 million in 1997, due to growth in administrative service fees.

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

     Other operating expenses increased $8.4 million, or 6.6%, to $136.4 million in 1997, primarily due to increases of $6.2 million in premium taxes and commissions resulting from the growth in premiums and administrative service fees. In addition, 1997 expenses included $5.9 million related to the aforementioned affinity group life and health business. These items were partially offset by decreases in employee and administrative costs of $4.8 million.

Retirement and Asset Accumulation
======================================================================

Allmerica Financial Services

The following table summarizes the results of operations, including the Closed Block, for the Allmerica Financial Services segment.

----------------------------------------------------------------------
For the Years Ended December 31            1998       1997       1996
----------------------------------------------------------------------
(In millions)
----------------------------------------------------------------------
Segment revenues
        Premiums                       $   58.1   $   83.0   $   96.8
        Fees                              296.6      241.5      197.1
        Net investment income             306.4      335.0      363.8
        Other income                       62.9       54.4       42.3
                                       ------------------------------
Total segment revenues                    724.0      713.9      700.0
Policy benefits, claims and losses        314.3      356.6      374.3
Policy acquisition expenses                62.5       61.0       64.0
Other operating expenses                  180.5      161.7      154.9
                                       ------------------------------
Segment income                         $  166.7   $  134.6   $  106.8
                                       ==============================

1998 Compared to 1997

Segment income before taxes increased $32.1 million, or 23.8%, to $166.7 million in 1998. This increase is primarily attributable to higher asset-based fee income driven by growth and market appreciation in the variable annuity and variable universal life product lines, partially offset by an increase in policy acquisition and other operating expenses incurred as a result of this growth. Additionally, in 1997, the Company revised the mortality assumptions used to determine the amortization of policy acquisition costs and recognition of certain fees for this segment's universal life and variable universal life lines of business, which resulted in decreased policy acquisition costs in 1998 of approximately $8.4 million in these product lines. In addition, as a result of a January 1, 1998 agreement with a highly rated reinsurer to reinsure the mortality risk on the universal life and variable universal life lines of business, policy benefits, claims and losses decreased approximately $3.1 million. The terms and provisions of the reinsurance contract are consistent with the aforementioned change in mortality assumptions. These increases were partially offset by lower net investment income which included losses incurred on hedge fund partnership investments during 1998.

     Premiums decreased $24.9 million, or 30.0%, to $58.1 million in 1998. This decrease is due primarily to the cession, in 1997, of substantially all of the Company's individual disability income line of business, which contributed premiums of $0.6 million in 1998 compared to $22.8 million during 1997. The remaining decrease in premiums is a result of the Company's continued shift in focus from traditional life insurance products to variable life insurance and annuity products.

     The increase in fee revenue of $55.1 million, or 22.8%, to $296.6 million in 1998, is due to additional deposits and appreciation on variable products' account balances. Fees from individual annuities increased $47.1 million, or 52.4%, to $137.0 million in 1998. Distribution arrangements with several third party mutual fund advisors continue to contribute to the increase in annuity sales in 1998. Fees from individual variable universal life policies increased $10.8 million, or 20.0%, to $64.7 million in 1998. These increases were partially offset by a continued decline in fees from non-variable universal life of $4.9 million. The Company expects fees from this product to continue decreasing as policies in force and related contract values decline.

     Net investment income decreased $28.6 million, or 8.5%, to $306.4 million in 1998, primarily due to a reduction in average fixed maturities invested resulting from the aforementioned cession of the Company's individual disability income line of business, asset transfers to the separate accounts in the annuity and group retirement product lines and from losses incurred on hedge fund partnership investments in the current year.

     Other income increased $8.5 million, or 15.6%, to $62.9 million in 1998, primarily due to increased investment management fee income resulting from growth in variable product assets under management.

     Policy benefits, claims and losses decreased $42.3 million, or 11.9%, to $314.3 million in 1998. This decrease is primarily due to the aforementioned cession of substantially all of the individual disability income line of business, which incurred policy benefits of $3.4 million in 1998, compared to $32.3 million in 1997. Also contributing to the overall decrease was a reduction in interest credited on group retirement products of $3.8 million due to the aforementioned shift to the separate accounts and to $3.1 million of improved mortality experience in the universal life and variable universal life lines of business.

     Policy acquisition expenses increased $1.5 million, or 2.5%, to $62.5 million in 1998. This increase is primarily due to growth in the individual variable annuity lines, partially offset by a reduction in amortization in the individual universal life and variable universal life lines of the business resulting from the aforementioned change in the Company's mortality assumptions in 1997.

     Other operating expenses increased $18.8 million, or 11.6%, to $180.5 million in 1998. This increase was primarily attributable to continued growth in the variable product lines, to increased technology costs, and to increased interest expense related to commercial paper used to manage short-term cash flows. These increases were partially offset by reductions in employee related costs resulting from the restructuring of the group retirement business during the fourth quarter of 1997.

1997 Compared to 1996

Segment income before taxes increased $27.8 million, or 26.0%, to $134.6 million in 1997. This increase is primarily attributable to growth in variable product lines, partially offset by lower net investment income due to a reduction in average fixed maturities invested.

     The decrease in premiums of $13.8 million, or 14.3%, to $83.0 million in 1997 is primarily due to the aforementioned cession of the Company's individual disability income line of business, which contributed premiums of $22.8 million in 1997 compared to $32.9 million in 1996. The remaining decrease reflects the Company's continued shift in focus from traditional life insurance products to variable life insurance and annuity products.

     The increase in fee revenue of $44.4 million, or 22.5%, to $241.5 million in 1997 is due to additional deposits and appreciation in variable products' account balances. Fees from variable annuities increased $32.9 million, or 57.7%, to $89.9 million in 1997. New distribution arrangements with several third party mutual fund advisors contributed to the increase in annuity sales in 1997. Fees from variable universal life policies increased $10.2 million, or 23.6%, to $53.5 million in 1997.

     Net investment income decreased $28.8 million, or 7.9%, to $335.0 million in 1997. This decrease is primarily due to a reduction in average invested assets, as a result of the aforementioned cession of the individual disability income line of business, transfers of assets to the separate accounts and cancellations of defined benefit plans.

     Other income increased $12.1 million, or 28.6%, to $54.4 million in 1997. This increase was primarily attributable to increased investment management fee income resulting from growth in assets under management.

     Policy benefits, claims and losses decreased $17.7 million, or 4.7%, to $356.6 million in 1997. This decrease reflects the aforementioned cession of the Company's individual disability income line of business, cancellations of defined benefit plans and asset transfers to the separate accounts.

     The increase in other operating expenses of $6.8 million, or 4.4%, to $161.7 million in 1997 was primarily attributable to increased premium taxes and administrative expenses related to the significant growth in the variable product lines during 1997, partially offset by reductions in employee related costs.

Interest Margins

The results of the Allmerica Financial Services segment depend, in part, on the maintenance of profitable margins between investment results from investment assets supporting universal life and general account annuity products and the interest credited on those products.

     The following table sets forth interest earned, interest credited and the related interest margin.
-----------------------------------------------------------------------
For the Years Ended December 31              1998       1997       1996
-----------------------------------------------------------------------
(In millions)
-----------------------------------------------------------------------
Net investment income                    $  129.8   $  141.2   $  145.9

Less: Interest credited                      93.5       99.2      101.3
-----------------------------------------------------------------------
Interest margins (1)                     $   36.3   $   42.0   $   44.6
-----------------------------------------------------------------------

(1)Interest margins represent the difference between income earned on investment assets and interest credited to customers' universal life and general account annuity policies. Earnings on surplus assets are excluded from net investment income in the calculation of the above interest margins.


     Interest margins decreased in 1998 due to the introduction of a new annuity program which provides, for a limited time, enhanced crediting rates on deposits made into the Company's general account. Interest margins decreased slightly in 1997, as compared to 1996, due to a decline in investment income and related policies in force in the universal life and general account annuity product lines.

Allmerica Asset Management

The following table summarizes the results of operations for the Allmerica Asset Management segment.

--------------------------------------------------------------------------------
For the Years Ended December 31                   1998        1997         1996
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Interest margins on GICs
    Net investment income                     $  111.3     $  82.3     $  101.5
    Interest credited                             89.3        64.2         89.2
                                              ---------------------------------
Net interest margin                               22.0        18.1         12.3
Fees and other income:
    External                                       4.0         2.2          1.8
    Internal                                       6.4         6.6          7.2
Other operating expenses                           8.7         8.5          9.8
                                              ---------------------------------
Segment income                                $   23.7     $  18.4     $   11.5
                                              ---------------------------------

1998 Compared to 1997

Segment income before taxes increased $5.3 million, or 28.8%, to $23.7 million in 1998, primarily due to an increase in GIC interest margins of $3.9 million and additional asset management fees of $1.6 million. Interest margins on new floating rate GICs increased $9.8 million in 1998, to $10.2 million, as compared to $0.4 million in 1997. This increase more than offset a decrease in the traditional GIC interest margins of $5.9 million, from $17.7 million in 1997, which resulted from the continued run-off of the traditional GIC product. Included in the traditional GIC interest margin in 1998 is the receipt of $2.6 million from a mortgage loan equity participation payment, while 1997 reflects approximately $1.5 million of one-time benefits. Additionally, fee revenue increased $1.6 million in 1998 due to growth in assets under management.

1997 Compared to 1996

Segment income before taxes increased $6.9 million, or 60.0%, to $18.4 million in 1997, primarily due to an increase in GIC interest margins of $5.8 million, and a reduction in employee related costs of $0.8 million. Net investment income related to GICs and interest credited to GIC contractholders declined as a result of declining traditional GIC deposits. During 1997, the interest margin on GICs increased due to a reallocation of general account assets to this line, and to the combination of slightly higher investment yields and lower average crediting rates on remaining contracts. Effective January 1, 1997, capital and investment assets were reallocated between defined benefit plan, defined contribution plan and GIC product lines. This reallocation resulted in an increase in GIC capital and investment assets of approximately $61.0 million. Had this reallocation occurred in 1996, interest earned in the GIC product line for the year ended December 31, 1996, would have been $103.3 million.

Corporate

The following table summarizes the results of operations for the Corporate segment for the periods indicated.
-----------------------------------------------------------------------
For the Years Ended December 31        1998         1997         1996
-----------------------------------------------------------------------
(In millions)
-----------------------------------------------------------------------
Segment revenues

  Investment and other income       $  12.9      $  16.1      $   6.9

Interest expense                       16.0         18.1         16.6

Other operating expenses               47.8         46.0         48.3
-----------------------------------------------------------------------
Segment loss                        $ (50.9)     $ (48.0)     $ (58.0)
-----------------------------------------------------------------------

1998 Compared to 1997

[BAR CHART APPEARS HERE]

Segment loss before taxes and minority interest increased $2.9 million, or 6.0%, to $50.9 million in 1998, primarily due to lower investment and other income and higher corporate overhead costs, partially offset by reduced interest and other corporate expenses.

     Investment and other income decreased $3.2 million in 1998 primarily from the absence of $9.1 million of short-term income generated by the temporary investment of the net proceeds from the issuance of Capital Securities in 1997. This was partially offset by additional income due to higher average invested assets resulting from transfers of $117.1 million and $53.9 million from the Property and Casualty segment in April 1998 and December 1997, respectively.

     Interest expense for both periods relates principally to the interest paid on the Senior Debentures of the Company. In addition, interest expense in 1998 includes $0.7 million related to the Company's short term revolving credit loan which commenced on December 4, 1998 to affect the acquisition of Citizens' minority interest, while interest expense in 1997 includes $2.8 million of Allmerica P&C merger-related interest expense.

     Other operating expenses increased $1.8 million, or 3.9%, to $47.8 million in 1998. This expense category consists primarily of corporate overhead expenses, which reflect costs not attributable to a particular segment, such as those generated by certain officers and directors, Corporate Technology, Corporate Finance, Human Resources and the legal department. The increase in other operating expenses is primarily due to $5.8 million of higher corporate overhead costs, partially offset by a reduction in other corporate expenses.

1997 Compared to 1996

Segment loss before taxes and minority interest decreased $10.0 million, or 17.2%, to $48.0 million in 1997, primarily due to increased investment and other income resulting from the investment of the net proceeds from the February 3, 1997 issuance of Capital Securities. These proceeds were invested in the short-term investment portfolio, and were used to finance the July 16, 1997 merger with Allmerica P&C.

     Interest expense for both periods relates principally to the interest paid on the Senior Debentures of the Company. Interest expense in 1997 also reflects a $2.8 million expense related to the Company's short-term revolving credit loan which commenced August 15, 1997 and was repaid and matured on December 15, 1997.

     Other operating expenses decreased $2.3 million, or 4.8%, to $46.0 million in 1997, primarily due to a decrease in corporate overhead costs of $4.6 million.

Investment Portfolio

The Company had investment assets diversified across several asset classes, as follows:
--------------------------------------------------------------------------------
December 31                           1998 (1)                   1997 (1)
--------------------------------------------------------------------------------
(Dollars in millions)
--------------------------------------------------------------------------------
                                         % of Total                  % of Total
                               Carrying    Carrying        Carrying    Carrying
                                  Value       Value           Value       Value
Fixed maturities (2)        $   8,195.0        79.0%     $  7,726.6        79.8%
Equity securities (2)             397.1         3.8           479.0         4.9
Mortgages                         698.3         6.7           679.5         7.0
Policy loans                      365.2         3.5           360.7         3.7
Real estate                        20.4         0.2            50.3         0.5
Cash and cash
   equivalents                    559.7         5.4           240.1         2.5
Other invested assets             142.7         1.4           148.3         1.6
                            ----------------------------------------------------
Total                       $  10,378.4       100.0%     $  9,684.5       100.0%
                            ----------------------------------------------------

(1) Includes Closed Block invested assets with a carrying value of $770.5 million and $768.7 million at December 31, 1998 and 1997, respectively.

(2) The Company carries the fixed maturities and equity securities in its investment portfolio at market value.

     Total investment assets increased $693.9 million, or 7.2%, to $10.4 billion during 1998. This increase is primarily attributable to an increase in fixed maturities due to sales of floating rate GICs, and an increase in cash and cash equivalents due to a new annuity program initiated by the Allmerica Financial Services segment in 1998. This program provides, for a limited time, enhanced crediting rates for funds temporarily deposited into the Company's general account. Under this program, the funds are then transferred ratably, over a period of time, into the Company's separate account investments. Due to the limited holding period of these funds in the general account, the Company invests the related deposits in cash equivalents. Fixed maturities increased $468.4 million, or 6.1%, due primarily to an increase in funds available for investment generated from net GIC deposits of $794.2 million, partially offset by decreased investments due to a shift from general to separate account assets. In addition, proceeds from the sale of equity securities in the Property and Casualty segment were subsequently reinvested in tax-exempt fixed maturities during 1998. Equity securities decreased $81.9 million, or 17.1%, to $397.1 million, as a result of the shift in the Property and Casualty segment's portfolio holdings from equity securities to fixed maturity investments. Mortgage loans increased $18.8 million, or 2.8%, to $698.3 million, due primarily to new loan originations. The real estate portfolio decreased $29.9 million, or 59.4%, to $20.4 million during 1998, due to continued sales of investment properties. The Company intends to sell its remaining holdings in this portfolio.

[PIE CHART APPEARS HERE]

Bond portfolio credit quality

     The Company's fixed maturity portfolio is comprised of primarily investment grade corporate securities, tax-exempt issues of state and local governments, U.S. government and agency securities and other issues. Based on ratings by the National Association of Insurance Commissioners, investment grade securities comprised 84.7% and 82.5% of the Company's total fixed maturity portfolio at December 31, 1998 and 1997, respectively. The average yield on debt securities was 7.3% and 7.6% for 1998 and 1997, respectively. Although management expects that new funds will be invested primarily in investment grade fixed maturities, the Company may invest a portion of new funds in below investment grade fixed maturities or equity interests.

     The following table illustrates asset valuation allowances and additions to or deductions from such allowances for the periods indicated.
--------------------------------------------------------------------------------
For the Years Ended December 31
--------------------------------------------------------------------------------
(Dollars in millions)
--------------------------------------------------------------------------------
                                                        Real
1997                               Mortgages          Estate          Total

Beginning balance                  $    19.6       $    14.9      $    34.5
        Provisions                       2.5             6.0            8.5
        Write-offs (1)                  (1.4)          (20.9)         (22.3)
                                   ----------------------------------------
        Ending balance             $    20.7       $      --      $    20.7
Valuation allowance as a
percentage of carrying value
before reserves                          3.0%             --            3.0%
1998
        Provisions                      (6.8)             --           (6.8)
        Write-offs (1)                  (2.4)             --           (2.4)
                                   ----------------------------------------
        Ending balance             $    11.5       $      --      $    11.5
Valuation allowance as a
percentage of carrying value
before reserves                          1.6%             --            1.6%

(1) Write-offs reflect asset sales, foreclosures, and forgiveness of debt upon restructuring and reserve releases due to permanent impairments.

The write-offs of real estate reserves during 1997 reflects the permanent write down of all real estate assets to the estimated fair value less costs of disposal. During 1997, the Company adopted a definitive plan to sell its real estate holdings.

Market Risk and Risk Management Policies

Interest Rate Sensitivity

The operations of the Company are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that are paid, withdrawn, mature or re-price in specified periods. The principal objective of the Company's asset/liability management activities is to provide maximum levels of net investment income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company. The Company has developed an asset/liability management approach tailored to specific insurance or investment product objectives. The investment assets of the Company are managed in over 20 portfolio segments consistent with specific products or groups of products having similar liability characteristics. As part of this approach, management develops investment guidelines for each portfolio consistent with the return objectives, risk tolerance, liquidity, time horizon, tax and regulatory requirements of the related product or business segment. Management has a general policy of diversifying investments both within and across all portfolios. The Company monitors the credit quality of its investments and its exposure to individual markets, borrowers, industries, sectors, and in the case of mortgages and real estate, property types and geographic locations. In addition, the Company carries long and short-term debt, as well as mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the Company.

     The Company uses derivative financial instruments, primarily interest rate swaps, with indices that correlate to on-balance sheet instruments to modify its indicated net interest sensitivity to levels deemed to be appropriate. Specifically, for floating rate GIC liabilities that are matched with fixed rate securities, the Company manages the interest rate risk by hedging with interest rate swap contracts designed to pay fixed and receive floating interest. Additionally, the Company uses exchange traded financial futures contracts to hedge against interest rate risk on anticipated GIC sales.

     The following table provides information about the Company's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or the Company may have the right to put or sell the obligations back to the issuers. Mortgage backed and asset backed securities are included in the category representing their expected maturity. Available-for-sale securities include both U.S. and foreign-denominated bonds, but exclude interest rate swap contracts and foreign currency swap contracts, which are disclosed in separate tables. Foreign-denominated bonds are also shown separately in the table of financial instruments subject to foreign currency risk. For liabilities that have no contractual maturity, the table presents principal cash flows and related weighted-average interest rates based on the Company's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Additionally, the Company has assumed its available for sale securities are similar enough to aggregate those securities for presentation purposes. Specifically, variable rate available for sale securities and mortgage loans comprise an immaterial portion of the portfolio and do not have a significant impact on weighted average interest rates. Therefore, the variable rate investments are not presented separately; instead they are included in the table at their current interest rate.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                               Fair
                                                                                                                              Value
(Dollars in millions)                       1999       2000       2001       2002       2003   Thereafter        Total     12/31/98
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
 Available for sale securities           $ 527.4    $ 558.8    $ 574.8    $ 783.8    $ 811.7    $ 4,466.9    $ 7,723.4    $ 8,223.5
   Average interest rate                    8.22%      8.00%      7.71%      7.38%      6.90%        7.17%        7.33%
 Mortgage loans                          $  91.9    $ 143.8    $  64.8    $  33.5    $  44.5    $   331.3    $   709.8    $   729.5
   Average interest rate                    8.31%      9.24%      7.89%      8.30%      7.42%        7.79%        8.16%
 Policy loans                            $    --    $    --    $    --    $    --    $    --    $   365.2    $   365.2    $   365.2
   Average interest rate                      --         --         --         --         --         6.73%        6.73%

Rate Sensitive Liabilities:
 Fixed interest rate GICs                $ 337.1    $  83.7    $  25.8    $  32.3    $    --    $      --    $   478.9    $   489.3
   Average interest rate                    6.51%      7.28%      6.87%      7.22%        --           --         6.71%
 Variable interest rate GICs             $ 151.0    $  57.2    $    --    $ 301.6    $ 803.1    $      --    $ 1,312.9 $    1,341.5
   Average interest rate                    5.14%      5.32%        --       5.31%      5.41%          --         5.35%
 Supplemental contracts without
         life contingencies              $  16.0    $   4.1    $   3.7    $   3.3    $   2.9    $     7.3    $    37.3    $    37.3
   Average interest rate                    4.25%      4.56%      4.57%      4.58%      4.60%        4.61%        4.44%
 Other individual contract deposit funds $  16.1    $  12.7    $   9.7    $   7.2    $   4.8    $    11.1    $    61.6    $    61.1
   Average interest rate                    4.08%      4.06%      4.04%      4.02%      4.00%        3.80%        4.01%
 Other group contract deposit funds      $ 243.8    $ 274.0    $  77.3    $  43.0    $  28.2    $    34.1    $   700.4    $   704.0
   Average interest rate                    6.23%      5.96%      5.77%      5.66%      5.18%        5.93%        5.97%
 Individual fixed annuity contracts      $ 108.7    $ 107.6    $ 103.6    $  97.3    $  90.9    $   602.5    $ 1,110.6    $ 1,073.6
   Average interest rate                    4.49%      4.44%      4.40%      4.27%      4.20%        3.50%       3.90%
 Long term debt                          $    --    $    --    $    --    $    --    $    --    $   199.5    $   199.5    $   213.4
   Average interest rate                      --         --         --         --         --         7.63%        7.63%
 Mandatorily redeemable preferred
  securities of a subsidiary trust
  holding solely junior subordinated
  debentures of the Company              $    --    $    --    $    --    $    --    $    --    $   300.0    $   300.0    $   334.7
   Average interest rate                      --         --         --         --         --         8.21%        8.21%

The following table provides information about the Company's derivative financial instruments used for purposes other than trading that are sensitive to changes in interest rates. The table presents notional amounts and, as applicable, weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts. Weighted-average variable rates are indicated by the applicable floating rate index.

--------------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                1999              2000             2001              2002             2003
--------------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Derivative Financial Instruments:
Pay fixed/receive 3 month LIBOR swaps           $      --       $      44.0        $      --       $     102.5      $     273.0
  Average pay rate                                     --             6.16%               --             6.23%
  Average receive rate                                 --       3 Mo. LIBOR               --       3 Mo. LIBOR      3 Mo. LIBOR
Pay fixed/receive 1 month LIBOR swaps           $      --       $        --        $      --       $      44.0      $     337.5
  Average pay rate                                     --                --               --             6.22%            5.75%
  Average receive rate                                 --                --               --       1 Mo. LIBOR      1 Mo. LIBOR
Pay fixed/receive Fed Funds rate swaps          $      --       $        --        $      --       $      88.0      $     200.0
  Average pay rate                                     --                --               --             5.81%            5.80%
  Average receive rate                                 --                --               --         FED Funds        FED Funds
Futures Contracts (long)                        $    86.5       $        --        $      --     $          --      $        --
  Number of Contracts                             758,000                --               --                --               --
  (5 Year T Notes)
  Weighted average opening price                  114.098                --               --                --               --

------------------------------------------------------------------------------------------------
                                                                                            Fair
                                                                                           Value
(Dollars in millions)                            Thereafter            Total            12/31/98
------------------------------------------------------------------------------------------------
Rate Sensitive Derivative Financial Instruments:
Pay fixed/receive 3 month LIBOR swaps           $      23.6      $     443.1        $     (13.6)
  Average pay rate                                     5.71%           7.34%              5.96%
  Average receive rate                          3 Mo. LIBOR      3 Mo. LIBOR
Pay fixed/receive 1 month LIBOR swaps           $        --      $     381.5        $      (6.1)
  Average pay rate                                       --            5.80%
  Average receive rate                                   --      1 Mo. LIBOR
Pay fixed/receive Fed Funds rate swaps          $        --      $     288.0        $      (8.6)
  Average pay rate                                       --            5.80%
  Average receive rate                                   --          FED Funds
Futures Contracts (long)                        $        --      $      86.5        $      85.9
  Number of Contracts                                    --          758,000
  (5 Year T Notes)
  Weighted average opening price                         --          114.098

Foreign Currency Sensitivity

A portion of the Company's investments consists of fixed interest securities denominated in foreign currencies. The Company's operating results are exposed to changes in exchange rates between the U.S. dollar and the Swiss Franc, Canadian Dollar, Japanese Yen, British Pound, and Finnish Markkas. From time to time, the Company may also have exposure to other foreign currencies. To mitigate the short-term effect of changes in currency exchange rates, the Company regularly hedges by entering into foreign exchange swap contracts to hedge all of its net foreign currency exposure.

     The following tables provide information about the Company's derivative financial instruments and other financial instruments, used for purposes other than trading, by functional currency and presents fair value information in U.S. dollar equivalents. The table summarizes information on instruments that are sensitive to foreign currency exchange rates, including fixed interest securities denominated in foreign currencies, and foreign currency forward exchange agreements. For foreign currency denominated securities with contractual maturities, the table presents principal cash flows, related weighted-average interest rates by contractual maturities, and applicable current forward foreign currency exchange rates. For foreign currency forward exchange agreements, the table presents the notional amounts and weighted-average exchange rates by expected (contractual) maturity dates. These notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

-------------------------------------------------------------------------------------------------------------------------------

(Currencies in millions)                                                1999      2000       2001     2002     2003  Thereafter
-------------------------------------------------------------------------------------------------------------------------------
Fixed Interest Securities Denominated in Foreign Currencies:
 Fixed interest rate securities denominated
  in Swiss Francs                                                           --      10.0       --       --       --          --
   Current forward foreign exchange rate                                    --    0.7077       --       --       --          --
 Fixed interest rate securities denominated
  in Canadian Dollars                                                     20.0        --       --       --       --          --
   Current forward foreign exchange rate                                0.6535        --       --       --       --          --
 Fixed interest rate securities denominated
  in Japanese Yen                                                           --     620.0       --       --       --          --
   Current forward foreign exchange rate                                    --    0.0088       --       --       --          --
 Fixed interest rate securities denominated
  in British Pounds                                                         --        --       --       --       --         9.5
   Current forward foreign exchange rate                                    --        --       --       --       --      1.6595
 Fixed interest rate securities denominated
  in Finnish Markkas                                                      47.3        --       --       --       --          --
   Current forward foreign exchange rate                                0.1962        --       --       --       --          --

Currency Swap Agreements Related to Fixed Interest Securities:
 Pay Swiss Francs
    Notional amount in foreign currency                                     --      10.0       --       --       --          --
    Average contract rate                                                   --     0.664       --       --       --          --
    Current forward foreign exchange rate                                   --    0.7077       --       --       --          --
 Pay Canadian Dollars
    Notional amount in foreign currency                                   20.0        --       --       --       --          --
    Average contract rate                                                0.750        --       --       --       --          --
    Current forward foreign exchange rate                                0.653        --       --       --       --          --
 Pay Japanese Yen
    Notional amount in foreign currency                                     --     620.0       --       --       --          --
    Average contract rate                                                   --    0.0081       --       --       --          --
    Current forward foreign exchange rate                                   --    0.0088       --       --       --          --
 Pay British Pounds
    Notional amount in foreign currency                                     --        --       --       --       --         9.5
    Average contract rate                                                   --        --       --       --       --       1.980
    Current forward foreign exchange rate                                   --        --       --       --       --      1.6595
 Pay Finnish Markkas
    Notional amount in foreign currency                                   47.3        --       --       --       --          --
    Average contract rate                                                0.211        --       --       --       --          --
    Current forward foreign exchange rate                               0.1962        --       --       --       --          --

-----------------------------------------------------------------------------------------
                                                                               Fair Value
           (Currencies in millions)                                      Total   12/31/98
-----------------------------------------------------------------------------------------
Fixed Interest Securities Denominated in Foreign Currencies:
 Fixed interest rate securities denominated
  in Swiss Francs                                                         10.0    $   7.0
   Current forward foreign exchange rate                                0.7077
 Fixed interest rate securities denominated
  in Canadian Dollars                                                     20.0    $  15.3
   Current forward foreign exchange rate                                0.6535
 Fixed interest rate securities denominated
  in Japanese Yen                                                        620.0    $   5.5
   Current forward foreign exchange rate                                0.0088
 Fixed interest rate securities denominated
  in British Pounds                                                        9.5    $  25.0
   Current forward foreign exchange rate                                1.6595
 Fixed interest rate securities denominated
  in Finnish Markkas                                                      47.3    $  10.1
   Current forward foreign exchange rate                                0.1962

Currency Swap Agreements Related to Fixed Interest Securities:
 Pay Swiss Francs
    Notional amount in foreign currency                                   10.0    $  (0.9)
    Average contract rate                                                0.664
    Current forward foreign exchange rate                               0.7077
 Pay Canadian Dollars
    Notional amount in foreign currency                                   20.0    $   1.9
    Average contract rate                                                0.750
    Current forward foreign exchange rate                               0.6535
 Pay Japanese Yen
    Notional amount in foreign currency                                  620.0    $  (0.1)
    Average contract rate                                               0.0081
    Current forward foreign exchange rate                               0.0088
 Pay British Pounds
    Notional amount in foreign currency                                    9.5    $  (2.3)
    Average contract rate                                                1.980
    Current forward foreign exchange rate                               1.6595
 Pay Finnish Markkas
    Notional amount in foreign currency                                   47.3    $   1.2
    Average contract rate                                                0.211
    Current forward foreign exchange rate                               0.1962

Income Taxes

AFC and its domestic subsidiaries (including certain non-insurance operations) file a consolidated United States federal income tax return. Entities included within the consolidated group are segregated into either a life insurance or a non-life insurance company subgroup. The consolidation of these subgroups is subject to certain statutory restrictions on the percentage of eligible non-life tax losses that can be applied to offset life company taxable income. Prior to the July 16, 1997 merger, Allmerica P&C and its subsidiaries filed a separate United States federal income tax return.

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

     The provision for federal income taxes before minority interest was $49.1 million during 1998 compared to $93.6 million during 1997. These provisions resulted in consolidated effective federal tax rates of 17.6% and 25.6%, respectively. The effective tax rates for FAFLIC and AFLIAC and their non-insurance subsidiaries were 27.7% and 37.4% during 1998 and 1997, respectively. The decrease in the rate for AFLIAC and FAFLIC and its non-insurance subsidiaries resulted primarily from an increase in available tax credits, as well as the reduction, in 1998, of any net increase in reserves for prior year tax liabilities. The effective tax rates for Allmerica P&C and its subsidiaries were 10.7% and 16.5% during 1998 and 1997, respectively. The decrease in the rate for Allmerica P&C and its subsidiaries reflects higher underwriting losses and a greater proportion of pre-tax income from tax-exempt bonds in 1998.

     Provision for federal income taxes before minority interest was $93.6 million during 1997 compared to $75.2 million during 1996. These provisions resulted in consolidated effective federal tax rates of 25.6% and 22.7%, respectively. The effective tax rates for FAFLIC and AFLIAC and their non-insurance subsidiaries were 37.4% and 28.9% during 1997 and 1996, respectively. The increase in the rate for FAFLIC in 1997 resulted primarily from the absence, in 1997, of a $10.2 million differential earnings benefit recognized in 1996, and from an increase in reserves for prior year tax liabilities. The effective tax rates for Allmerica P&C and its subsidiaries were 16.5% and 18.4% during 1997 and 1996, respectively. The decrease in the rate for Allmerica P&C and its subsidiaries reflects a higher underwriting loss and greater proportion of pre-tax income from tax-exempt bonds in 1997.

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

     Net cash provided by operating activities was $37.9 million in 1998 and $156.0 million in 1996, compared to net cash used in operating activities of $173.2 million in 1997. The increase in 1998 resulted primarily from the absence of a $207.0 million payment made during 1997 for the cession of the disability income line of business, partially offset by a 1998 payment of $30.3 million related to exiting reinsurance pools. Also, cash was used in 1998 operations to fund increased commissions and other deferred expenses related to continued growth in the variable annuity product lines of the Allmerica Financial Services segment, and to pay the federal taxes resulting from audits of prior return years. The decrease from 1996 to 1997 was primarily attributable to the aforementioned $207.0 million payment during 1997, a significant acceleration of claims payments in the Property and Casualty segment and increased commissions and other deferred expenses related to growth in the annuity and variable life product lines.

     Net cash used in investing activities was $617.1 million in 1998, while net cash provided by investing activities was $120.5 million and $424.6 million in 1997 and 1996, respectively. The change in 1998 primarily reflects the absence of proceeds from sales of fixed maturities in 1997 used to fund the aforementioned cession of the disability income line of business, the purchase of the minority interest of Citizens during 1998 for $195.9 million, and greater net purchases of fixed maturities resulting from an increase in funds available from floating rate GIC deposits. These were partially offset by increased net sales of equity securities in 1998. In 1997, $425.6 million was used to purchase the minority interest of Allmerica P&C. The decrease from 1996 to 1997 primarily reflects the aforementioned purchase of the minority interest of Allmerica P&C and fewer sales of investments used to finance net GIC withdrawals. The decrease was partially offset by a decreased amount of funds being reinvested in fixed maturity investments. The proceeds from the sale of fixed maturities were instead used to finance the cession of the disability income line of business, $140.0 million of the aforementioned purchase price of the acquisition of minority interest of Allmerica P&C, and the acceleration of claims payments in the Property and Casualty segment.

     Net cash provided by financing activities was $898.7 million and $90.3 million in 1998 and 1997, while net cash used by financing activities was $685.1 million in 1996. In 1998, cash provided by financing activities was positively impacted by net GIC deposits of $794.2 million compared to net GIC withdrawals of $189.6 million in 1997. In addition, short term borrowings increased to $188.3 million primarily related to the Citizens merger in 1998. These increases were partially offset by the 1997 receipt of net proceeds of $296.3 million from the issuance of capital securities and $82.7 million of treasury stock purchases in 1998.

     During 1998, FAFLIC's Board of Directors declared and paid a common stock dividend to AFC of $50.0 million. In addition, assets of $117.1 million and $53.9 million were transferred from the Property and Casualty segment to the Corporate segment in April 1998 and December 1997, respectively.

     AFC has sufficient funds at the holding company or available through dividends from FAFLIC and Allmerica P&C to meet its obligations to pay interest on the Senior Debentures, Capital Securities and dividends, when and if declared by the Board of Directors, on the common stock. Whether the Company will pay dividends in the future depends upon the costs of administering a dividend program as compared to the benefits conferred, and upon the earnings and financial condition of AFC.

     Based on current trends, the Company expects to continue to generate sufficient positive operating cash to meet all short-term and long-term cash requirements. The Company maintains a high degree of liquidity within the investment portfolio in fixed maturity investments, common stock and short-term investments.

     Effective May 29, 1998, AFC entered into a credit agreement which replaces lines of credit previously held by FAFLIC and Allmerica P&C, provides for a $150.0 million credit facility, which expires on May 28, 1999. Borrowings under this agreement are unsecured and incur interest at a rate per annum equal to, at the Company's option, a designated base rate or the eurodollar rate plus applicable margin. These lines of credit generally had terms of less than one year, and required the Company to pay annual commitment fees limited to 0.06% of the available credit. In addition, effective December 4, 1998, AFC entered into a second credit agreement that provided for a $150.0 million credit facility. All available borrowings were outstanding under this line at December 31, 1998. These borrowings were repaid, and the related credit agreement matured, on February 5, 1999. Additionally, the Company had commercial paper borrowings and repurchase agreements outstanding at December 31, 1998 of $41.3 million and $30.0 million, respectively.

Contingencies

     In July 1997, a lawsuit on behalf of a putative class was instituted in Louisiana against AFC and certain of its subsidiaries by individual plaintiffs alleging fraud, unfair or deceptive acts, breach of contract, misrepresentation, and related claims in the sale of life insurance policies. In October 1997, the plaintiffs voluntarily dismissed the Louisiana suit and filed a substantially similar action in Federal District Court in Worcester, Massachusetts. In early November 1998, the Company and the plaintiffs entered into a settlement agreement. The court granted preliminary approval of the settlement on December 4, 1998, and has scheduled a hearing in March 1999 to consider final approval. Accordingly, AFC recognized a $20.2 million expense, net of taxes, during the third quarter of 1998 related to this litigation. Although the Company believes that this expense reflects appropriate recognition of its obligation under the settlement, this estimate assumes the availability of insurance coverage for certain claims, and the estimate may be revised based on the amount of reimbursement actually tendered by AFC's insurance carriers, if any, and based on changes in the Company's estimate of the ultimate cost of the benefits to be provided to members of the class.

Recent Developments

In December 1997, the AICPA issued Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" ("SoP No. 97-3"). SoP No. 97-3 provides guidance on when a liability should be recognized for guaranty fund and other assessments and how to measure the liability. This statement allows for the discounting of the liability if the amount and timing of the cash payments are fixed and determinable. In addition, it provides criteria for when an asset may be recognized for a portion or all of the assessment liability or paid assessment that can be recovered through premium tax offsets or policy surcharges. This statement is effective for fiscal years beginning after December 15, 1998. The Company believes that the adoption of this statement will not have a material effect on the results of operations or financial position.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which establishes accounting and reporting standards for derivative instruments. Statement No. 133 requires that an entity recognize all derivatives as either assets or liabilities at fair value in the statement of financial position, and establishes special accounting for the following three types of hedges: fair value hedges, cash flow hedges, and hedges of foreign currency exposures of net investments in foreign operations. This statement is effective for fiscal years beginning after June 15, 1999. The Company is currently assessing the impact of the adoption of Statement No. 133.

     On October 27, 1998, the Board of Directors of AFC authorized the repurchase of up to $200.0 million of its issued common stock. As of December 31, 1998, AFC had repurchased

1.5 million shares of its common stock for an aggregate cost of approximately $82.7 million. Through February 26, 1999, an additional 1.6 million shares have been repurchased.

     On October 29, 1998, the Company announced that it is restructuring its Risk Management business. As part of this initiative, the Company, in its Corporate Risk Management Services segment, has exited its accident and health assumed reinsurance pool business, as well as its administrative services only business. Additionally, it has commenced the closing of nearly half of its nationwide Corporate Risk Management Services' sales offices, eliminated certain staff, and discontinued certain automation initiatives. The Property and Casualty segment is consolidating its field support activities from fourteen regional branches into three hub locations. As a result of this restructuring initiative, the Company recognized a pre-tax loss of $13.0 million, in the fourth quarter of 1998.

     On February 5, 1999, the Company announced it sustained pre-tax catastrophe losses estimated at $44.5 million in January 1999, as a result of winter snow storms and adverse weather that struck the Midwest, Northeast and the South.

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

     Based on a third party assessment, the Company determined that significant portions of its software required modification or replacement to enable its computer systems to properly process dates beyond December 31, 1999. The Company is presently completing the process of modifying or replacing existing software and believes that this action will resolve the Year 2000 issue. However, if such modifications and conversions are not made, or are not completed timely, or should there be serious unanticipated interruptions from unknown sources, the Year 2000 issue could have a material adverse impact on the operations of the Company. Specifically, the Company could experience, among other things, an interruption in its ability to collect and process premiums, process claim payments, safeguard and manage its invested assets, accurately maintain policyholder information, accurately maintain accounting records, and perform customer service. Any of these specific events, depending on duration, could have a material adverse impact on the results of operations and the financial position of the Company.

     The Company has initiated formal communications with all of its suppliers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issue. The Company's total Year 2000 project cost and estimates to complete the project include the estimated costs and time associated with the Company's involvement on a third party's Year 2000 program, and are based on presently available information. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have material adverse effect on the Company. The Company does not believe that it has material exposure to contingencies related to the Year 2000 issue for the products it has sold. Although the Company does not believe that there is a material contingency associated with the Year 2000 issue, there can be no assurance that exposure for material contingencies will not arise.

     The cost of the Year 2000 project will be expensed as incurred and is being funded primarily through a reallocation of resources from discretionary projects and a reduction in systems maintenance and support costs. Therefore, the Year 2000 project is not expected to result in any significant incremental technology cost and is not expected to have a material effect on the results of operations. The Company has incurred and expensed approximately $54 million related to the assessment, plan development and substantial completion of the Year 2000 project, through December 31, 1998. The total remaining cost of the project is estimated between $20 - 30 million.

     Approximately 10% of the Company's Year 2000 resources to be utilized in 1999 have been allocated to the Company's remediation plan, which has three mission critical elements: internal systems, desktop systems, and external partners.

Internal Systems

Over 98% of the Company's internal systems have been corrected, tested for year 2000 dates, and returned to production. The remaining systems, which include relatively small systems waiting for vendor upgrade or scheduled for elimination or replacement, are targeted to be complete by June 30, 1999.

Desktop Systems

The Company has verified that all desktop computers are capable of correctly processing year 2000 dates. Additionally, over 98% of the third party software installed on the Company's desktop machines has been confirmed capable of processing year 2000 dates properly. The remaining desktop systems are expected to be upgraded, eliminated, or replaced by June 30, 1999.

External Partners

The Company has verified that 50% of its electronic interfaces will process year 2000 dates correctly. Eighty percent of the Property and Casualty agents have confirmed that they are capable of properly processing year 2000 dates. Sixty percent of the Company's non-electronic partners have responded that they are capable of properly processing year 2000 dates. Most external partners have informed the Company that they expect to be compliant. The Company hopes for full compliance of external partners by July 1, 1999.

     In partnership with an outside consulting firm, the Company has completed an enterprise-wide year 2000 business risk identification and assessment. The Continuity of Operations Plan (COOP) requirements have been identified for all business units of the Company and applicable plans are currently being developed. These plans will contain immediate steps needed to keep business functions operating while unforeseen Year 2000 issues are being addressed. It outlines responses to situations that may affect critical business functions and also provides triage guidance, a documented order of actions to respond to problems. During the triage process, business priorities are established and "Critical Points of Failure" are identified as having a significant impact on the business. The Company's contingency plans are designed to keep business unit operations functioning in the event of a failure or delay due to Year 2000 record format and date calculation changes. All plans, including individual plans by business segment, are scheduled to be completed by September 30, 1999. Contingency planning will utilize approximately 15% of the Company's Year 2000 resources in 1999.

     The remaining 75% of the Company's Year 2000 resources will be utilized to address on-going compliance issues. These include periodic reviews of applications, installation and testing of new hardware and software packages, testing new software maintenance and testing internally developed software.

     The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party responsiveness and modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, the Year 2000 readiness of suppliers and business partners, and similar uncertainties.

Forward-Looking Statements

The Company wishes to caution readers that the following important factors, among others, in some cases have affected and in the future could affect, the Company's actual results and could cause the Company's actual results for 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. When used in the MD&A discussion, the words "believes," "anticipated," "expects" and similar expressions are intended to identify forward-looking statements. See "Important Factors Regarding Forward-Looking Statements" incorporated herein by reference and filed as Exhibit 99-2 to the Company's Annual Report on Form 10-K for the period ended December 31, 1998.

     Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include among others, the following possibilities: (i) adverse catastrophe experience and severe weather; (ii) adverse loss development for events the Company insured in prior years or adverse trends in mortality and morbidity; (iii) heightened competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors; (iv) adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates, limitations on the ability to manage care and utilization, and tax treatment of insurance and annuity products; (v) changes in interest rates causing a reduction of investment income or in the market value of interest rate sensitive investments; (vi) failure to obtain new customers, retain existing customers or reductions in policies in force by existing customers; (vii) higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures; (viii) loss or retirement of key executives; (ix) increases in medical costs, including increases in utilization, costs of medical services, pharmaceuticals, durable medical equipment and other covered items; (x) termination of provider contracts or renegotiations at less cost-effective rates or terms of payment; (xi) changes in the Company's liquidity due to changes in asset and liability matching; (xii) restrictions on insurance underwriting, based on genetic testing and other criteria; (xiii) adverse changes in the ratings obtained from independent rating agencies, such as Moody's, Standard and Poor's, A.M. Best, and Duff & Phelps;
(xiv) lower appreciation on and decline in value of managed investments, resulting in reduced variable products' assets and related fees; (xv) possible claims and liabilities relating to sales practices for insurance products; (xvi) uncertainty related to the Year 2000 issue; (xvii) failure of a reinsurer of the Company's policies to pay its liabilities under reinsurance contracts; (xviii) earlier than expected withdrawals from the Company's general account annuities, GICs, and other insurance products; and (xix) changes in the mix of assets comprising the Company's investment portfolio and the fluctuation of the market value of such assets.

Report of Independent Accountants

PRICEWATERHOUSECOOPERS

To the Board of Directors and Shareholders of Allmerica Financial Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Allmerica Financial Corporation and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
February 2, 1999


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

     Allmerica Financial Corporation's Board of Directors annually appoints independent accountants to perform an audit of its consolidated financial statements. The financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, in accordance with generally accepted auditing standards. Their audit included consideration of the Company's system of internal control in order to determine the audit procedures required to express their opinion on the consolidated financial statements. Management of Allmerica Financial Corporation has established and maintains a system of internal control that provides reasonable assurance that assets are safeguarded and that transactions are properly authorized and recorded. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management continually monitors the system of internal control for compliance. Allmerica Financial Corporation and its subsidiaries maintain a strong internal audit program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. Management recognizes the inherent limitations in all internal control systems and believes that our system of internal control provides an appropriate balance between the costs and benefits desired. Management believes that the Company's system of internal control provides reasonable assurance that errors or irregularities that would be material to the financial statements are prevented or detected in the normal course of business.

     The Audit Committee of the Board of Directors, composed solely of outside directors, oversees management's discharge of its financial reporting responsibilities. The committee meets periodically with management, our internal auditors and our independent accountants, PricewaterhouseCoopers LLP. Both our internal auditors and PricewaterhouseCoopers LLP have direct access to the Audit Committee.

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

/s/ John F. O'Brien                          /s/ Edward J. Parry, III

John F. O'Brien                              Edward J. Parry, III
President and Chief                          Vice President,
Executive Officer                            Chief Financial Officer,
                                             Treasurer and Principal
                                             Accounting Officer

Consolidated
Statements of Income

-------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31                                                      1998               1997               1996
-------------------------------------------------------------------------------------------------------------------------------
(In millions, except per share data)
-------------------------------------------------------------------------------------------------------------------------------
Revenues
        Premiums                                                              $   2,305.0        $   2,311.1        $   2,236.3
        Universal life and investment product policy fees                           296.6              237.3              197.2
        Net investment income                                                       624.2              653.4              672.6
        Net realized investment gains                                                60.9               76.2               65.9
        Other income                                                                145.8              117.6              113.1
                                                                              -------------------------------------------------
                        Total revenues                                            3,432.5            3,395.6            3,285.1
                                                                              -------------------------------------------------

Benefits, Losses and Expenses
        Policy benefits, claims, losses and loss adjustment expenses              2,051.2            2,004.7            1,957.0
        Policy acquisition expenses                                                 452.8              411.8              457.5
        Sales practice litigation                                                    31.0               --                 --
        Loss from exiting reinsurance pools                                          25.3               --                 --
        Loss from cession of disability income business                              --                 53.9               --
        Restructuring costs                                                          13.0               --                 --
        Other operating expenses                                                    579.6              559.7              538.9
                                                                              -------------------------------------------------
                        Total benefits, losses and expenses                       3,152.9            3,030.1            2,953.4
                                                                              -------------------------------------------------
Income before federal income taxes                                                  279.6              365.5              331.7
                                                                              -------------------------------------------------
Federal income tax expense (benefit)
        Current                                                                      65.5               79.7               90.9
        Deferred                                                                    (16.4)              13.9              (15.7)
                                                                              -------------------------------------------------
                        Total federal income tax expense                             49.1               93.6               75.2
                                                                              -------------------------------------------------
Income before minority interest                                                     230.5              271.9              256.5
Minority interest:
        Distributions on mandatorily redeemable preferred
                securities of a subsidiary trust holding
                solely junior subordinated debentures of
                the Company                                                         (16.0)             (14.5)              --
        Equity in earnings                                                          (13.3)             (48.2)             (74.6)
                                                                              -------------------------------------------------
Total minority interest                                                             (29.3)             (62.7)             (74.6)
                                                                              -------------------------------------------------
Net income                                                                    $     201.2        $     209.2        $     181.9
                                                                              =================================================
Earnings per common share:
Basic:
        Net income per share                                                  $      3.36        $      3.83        $      3.63
        Weighted average shares outstanding                                          59.9               54.7               50.1
Diluted:
        Net income per share                                                  $      3.33        $      3.82        $      3.63
        Weighted average shares outstanding                                          60.3               54.8               50.1
                                                                              =================================================


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets

------------------------------------------------------------------------------------------------------------------------------------
December 31                                                                                                    1998             1997
------------------------------------------------------------------------------------------------------------------------------------
(In millions, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
Assets
        Investments:
                Fixed maturities-at fair value (amortized cost of $7,618.2 and $7,052.9)                $   7,780.8      $   7,313.7
                Equity securities-at fair value (cost of $253.1 and $341.1)                                   397.1            479.0
                Mortgage loans                                                                                562.3            567.5
                Real estate                                                                                    20.4             50.3
                Policy loans                                                                                  154.3            141.9
                Other long-term investments                                                                   142.7            148.3
                                                                                                        ----------------------------
                        Total investments                                                                   9,057.6          8,700.7
                                                                                                        ----------------------------
        Cash and cash equivalents                                                                             550.3            215.1
        Accrued investment income                                                                             142.3            142.3
        Deferred policy acquisition costs                                                                   1,161.2            965.5
        Reinsurance receivable on unpaid losses, benefits and unearned premiums                             1,136.0          1,040.3
        Deferred federal income taxes                                                                          19.8               --
        Premiums, accounts and notes receivable                                                               510.5            554.4
        Other assets                                                                                          529.4            368.6
        Closed Block assets                                                                                   803.1            806.7
        Separate account assets                                                                            13,697.7          9,755.4
                                                                                                        ----------------------------
                        Total assets                                                                    $  27,607.9      $  22,549.0
                                                                                                        ============================
Liabilities
        Policy liabilities and accruals:
                Future policy benefits                                                                  $   2,802.2      $   2,598.6
                Outstanding claims, losses and loss adjustment expenses                                     2,816.3          2,825.1
                Unearned premiums                                                                             843.2            846.8
                Contractholder deposit funds and other policy liabilities                                   2,637.0          1,852.7
                                                                                                        ----------------------------
                        Total policy liabilities and accruals                                               9,098.7          8,123.2
                                                                                                        ----------------------------
        Expenses and taxes payable                                                                            716.1            670.7
        Reinsurance premiums payable                                                                           50.2             37.7
        Short-term debt                                                                                       221.3             33.0
        Deferred federal income taxes                                                                            --             12.9
        Long-term debt                                                                                        199.5            202.1
        Closed Block liabilities                                                                              872.0            885.5
        Separate account liabilities                                                                       13,691.5          9,749.7
                                                                                                        ----------------------------
                        Total liabilities                                                                  24,849.3         19,714.8
                                                                                                        ----------------------------
        Mandatorily redeemable preferred securities of a subsidiary trust holding solely
                junior subordinated debentures of the Company                                                 300.0            300.0
        Common stock                                                                                             --            152.9
                                                                                                        ----------------------------
        Minority interest                                                                                     300.0            452.9
                                                                                                        ----------------------------
        Commitments and contingencies (Notes 16 and 21)
Shareholders' Equity
        Preferred stock, $0.01 par value, 20.0 million shares authorized, none issued                            --               --
        Common stock, $0.01 par value, 300.0 million shares authorized, 60.4 million
                and 60.0 million shares issued, respectively                                                    0.6              0.6
        Additional paid-in capital                                                                          1,768.8          1,755.0
        Accumulated other comprehensive income                                                                180.5            217.9
        Retained earnings                                                                                     599.9            407.8
        Treasury stock at cost (1.8 million shares)                                                           (91.2)            --
                                                                                                        ----------------------------
        Total shareholders' equity                                                                          2,458.6          2,381.3
                                                                                                        ----------------------------
        Total liabilities and shareholders' equity                                                      $  27,607.9      $  22,549.0
                                                                                                        ============================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Shareholders' Equity

---------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31                                                                1998          1997            1996
---------------------------------------------------------------------------------------------------------------------------------
(In millions)
---------------------------------------------------------------------------------------------------------------------------------
Preferred Stock                                                                         $        --    $       --     $        --
Common Stock
        Balance at beginning of year                                                            0.6            0.5            0.5
        Issuance of common stock                                                                 --            0.1             --
                                                                                        -----------------------------------------
        Balance at end of year                                                                  0.6            0.6            0.5
                                                                                        -----------------------------------------

Additional Paid-In Capital
        Balance at beginning of year                                                        1,755.0        1,382.5        1,382.5
        Issuance of common stock                                                               13.8          376.2             --
        Issuance costs of mandatorily redeemable preferred securities of a subsidiary
                trust holding solely junior subordinated debentures of the Company               --           (3.7)            --
                                                                                        -----------------------------------------
        Balance at end of year                                                              1,768.8        1,755.0        1,382.5
                                                                                        -----------------------------------------

Accumulated Other Comprehensive Income
        Net Unrealized Appreciation on Investments:
        Balance at beginning of year                                                          217.9          131.6          153.0
        Appreciation (depreciation) during the period:
                Net (depreciation) appreciation on available-for-sale securities              (82.7)         171.3          (35.1)
                Benefit (provision) for deferred federal income taxes                          28.8          (59.9)          12.3
                Minority interest                                                              16.5          (25.1)           1.4
                                                                                        -----------------------------------------
                                                                                              (37.4)          86.3          (21.4)
                                                                                        -----------------------------------------
        Balance at end of year                                                                180.5          217.9          131.6
                                                                                        -----------------------------------------

Retained Earnings
        Balance at beginning of year                                                          407.8          210.1           38.2
        Net income                                                                            201.2          209.2          181.9
        Dividends to shareholders                                                              (9.1)         (11.5)         (10.0)
                                                                                        -----------------------------------------
        Balance at end of year                                                                599.9          407.8          210.1
                                                                                        -----------------------------------------

Treasury Stock
        Balance at beginning of year                                                             --             --             --
        Shares purchased at cost                                                              (91.2)            --             --
                                                                                        -----------------------------------------
        Balance at end of year                                                                (91.2)            --             --
                                                                                        -----------------------------------------
        Total shareholders' equity                                                      $   2,458.6     $  2,381.3     $  1,724.7
                                                                                        =========================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Comprehensive Income

--------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31                                                           1998             1997             1996
--------------------------------------------------------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                            $  201.2         $  209.2         $  181.9
                                                                                      ------------------------------------------
Other comprehensive income:
        Net (depreciation) appreciation on available-for sale securities                 (82.7)           171.3            (35.1)
        Benefit (provision) for deferred federal income taxes                             28.8            (59.9)            12.3
        Minority interest                                                                 16.5            (25.1)             1.4
                                                                                      ------------------------------------------
                Other comprehensive income                                               (37.4)            86.3            (21.4)
                                                                                      ------------------------------------------
Comprehensive income                                                                  $  163.8         $  295.5         $  160.5
                                                                                      ==========================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

---------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31                                                          1998              1997              1996
---------------------------------------------------------------------------------------------------------------------------------
(In millions)
---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
        Net income                                                                 $    201.2        $    209.2        $    181.9
                                                                                   ----------------------------------------------
        Adjustments to reconcile net income to net cash provided by operating activities:
                Minority interest                                                        13.3              48.2              74.6
                Net realized gains                                                      (61.0)            (77.5)            (65.2)
                Net amortization and depreciation                                        21.9              31.6              44.7
                Deferred federal income taxes                                           (16.4)             13.9             (15.7)
                Loss from exiting reinsurance pools                                      25.3                --                --
                Sales practice litigation expense                                        31.0                --                --
                Loss from cession of disability income business                            --              53.9                --
                Payment related to exiting reinsurance pools                            (30.3)               --                --
                Payment related to cession of disability income business                   --            (207.0)               --
                Change in deferred acquisition costs                                   (185.8)           (189.7)            (73.9)
                Change in premiums and notes receivable, net of
                reinsurance payable                                                      56.7             (15.1)            (16.7)
                Change in accrued investment income                                        --               7.0              16.5
                Change in policy liabilities and accruals, net                          168.1            (134.7)           (184.3)
                Change in reinsurance receivable                                       (115.4)             27.1             123.7
                Change in expenses and taxes payable                                      9.1              46.8              30.6
                Separate account activity, net                                          (48.5)              5.7               1.7
                Other, net                                                              (31.3)              7.4              38.1
                                                                                   ----------------------------------------------
                Net cash provided by (used in) operating activities                      37.9            (173.2)            156.0
                                                                                   ----------------------------------------------
Cash Flows From Investing Activities
        Proceeds from disposals and maturities of available-for-sale
           fixed maturities                                                           2,184.5           3,046.0           4,018.5
        Proceeds from disposals of equity securities                                    285.3             162.7             228.7
        Proceeds from disposals of other investments                                    120.8             116.3              99.3
        Proceeds from mortgages matured or collected                                    171.2             204.7             176.9
        Purchase of available-for-sale fixed maturities                              (2,780.1)         (2,727.6)         (3,830.7)
        Purchase of equity securities                                                  (119.9)            (67.0)            (91.6)
        Purchase of other investments                                                  (274.4)           (175.0)           (168.0)
        Capital expenditures                                                             (0.7)            (15.3)            (12.8)
        Purchase of minority interest in Citizens Corporation                          (195.9)               --                --
        Purchase of Financial Profiles, Inc.                                            (13.0)               --                --
        Purchase of minority interest in Allmerica P&C                                     --            (425.6)               --
        Other investing activities, net                                                   5.1               1.3               4.3
                                                                                   ----------------------------------------------
                Net cash (used in) provided by investing activities                    (617.1)            120.5             424.6
                                                                                   ----------------------------------------------
Cash Flows From Financing Activities
        Deposits and interest credited to contractholder deposit funds                1,419.2             457.6             268.7
        Withdrawals from contractholder deposit funds                                  (625.0)           (647.2)           (905.0)
        Change in short-term debt                                                       188.3              (5.4)              7.2
        Change in long-term debt                                                         (2.6)             (0.1)             (0.1)
        Proceeds from the issuance of mandatorily redeemable preferred securities of a subsidiary trust holding solely junior
                subordinated debentures of the Company                                     --             296.3                --
        Dividends paid to shareholders                                                   (9.9)            (13.7)            (13.9)
        Net proceeds from issuance of common stock                                       11.4               2.8                --
        Treasury stock purchased at cost                                                (82.7)               --                --
        Subsidiary treasury stock purchased, at cost                                       --                --             (42.0)
                                                                                   ----------------------------------------------
                Net cash provided by (used in) financing activities                     898.7              90.3            (685.1)
                                                                                   ----------------------------------------------
Net change in cash and cash equivalents                                                 319.5              37.6            (104.5)
Net change in cash held in the Closed Block                                              15.7              (1.0)             (6.5)
Cash and cash equivalents, beginning of year                                            215.1             178.5             289.5
                                                                                   ----------------------------------------------
Cash and cash equivalents, end of year                                             $    550.3        $    215.1        $    178.5
                                                                                   ==============================================
Supplemental Cash Flow Information
        Interest paid                                                              $     21.6        $     20.1        $     33.8
        Income taxes paid                                                          $    133.5        $     66.3        $     68.1

The accompanying notes are an integral part of these consolidated financial statements.

Notes To Consolidated Financial Statements


Note One Summary of Significant Accounting Policies
--------------------------------------------------------------------------------
A. Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Allmerica Financial Corporation ("AFC" or the "Company") include the accounts of First Allmerica Financial Life Insurance Company ("FAFLIC"), its wholly owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"), non-insurance subsidiaries (principally brokerage and investment advisory subsidiaries), and Allmerica Property and Casualty Companies, Inc. ("Allmerica P&C", a wholly-owned non-insurance holding company). The Closed Block (See Note 1B) assets and liabilities and its results of operations are presented in the consolidated financial statements as single line items. Unless specifically stated, all disclosures contained herein supporting the consolidated financial statements exclude the Closed Block related amounts. All significant intercompany accounts and transactions have been eliminated.

     On or about December 3, 1998, the Company acquired all of the outstanding common stock of Citizens Corporation (formerly an 82.5% owned non-insurance subsidiary of Hanover) that it did not already own in exchange for cash of $195.9 million (See Note 3). The acquisition has been recognized as a purchase. The minority interest acquired totaled $158.5 million. A total of $40.8 million representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period.

     Allmerica P&C and a wholly-owned subsidiary of the Company merged on July 16, 1997. Through the merger, the Company acquired all of the outstanding common stock of Allmerica P&C that it did not already own in exchange for cash and stock (see Note 2). The merger has been recognized as a purchase. Total consideration of approximately $798.1 million has been allocated to the minority interest in the assets and liabilities based on estimates of their fair values. The minority interest acquired totaled $703.5 million. A total of $90.6 million, representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period.

     The financial statements reflect minority interest in Allmerica P&C and its subsidiary, The Hanover Insurance Company ("Hanover") of approximately 40.5% prior to the merger on July 16, 1997. In addition, prior to a December 3, 1998 acquisition, the financial statements reflect minority interest in Citizens Corporation and its wholly-owned subsidiary, Citizens Insurance Company of America ("Citizens") of approximately 16.8% and 17.5% in 1998 and 1997, respectively. Minority interest also includes distributions on mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the Company.

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

B. Closed Block

FAFLIC established and began operating a closed block (the "Closed Block") for the benefit of the participating policies included therein, consisting of certain individual life insurance participating policies, individual deferred annuity contracts and supplementary contracts not involving life contingencies which were in force as of FAFLIC's demutualization on October 16, 1995; such policies constitute the "Closed Block Business". The purpose of the Closed Block is to protect the policy dividend expectations of such FAFLIC dividend paying policies and contracts. Unless the Commissioner consents to an earlier termination, the Closed Block will continue to be in effect until the date none of the Closed Block policies are in force. FAFLIC allocated to the Closed Block assets in an amount that is expected to produce cash flows which, together with future revenues from the Closed Block Business, are reasonably sufficient to support the Closed Block Business, including provision for payment of policy benefits, certain future expenses and taxes and for continuation of policyholder dividend scales payable in 1994 so long as the experience underlying such dividend scales continues. The Company expects that the factors underlying such experience will fluctuate in the future and policyholder dividend scales for Closed Block Business will be set accordingly.

     Although the assets and income allocated to the Closed Block inure solely to the benefit of the holders of policies included in the Closed Block, the excess of Closed Block liabilities over Closed Block assets as measured on a GAAP basis represent the expected future post-tax income from the Closed Block which may be recognized in income over the period the policies and contracts in the Closed Block remain in force.

     If the actual income from the Closed Block in any given period equals or exceeds the expected income for such period as determined at the inception of the Closed Block, the expected income would be recognized in income for that period. Further, any excess of the actual income over the expected income would also be recognized in income to the extent that the aggregate expected income for all prior periods exceeded the aggregate actual income. Any remaining excess of actual income over expected income would be accrued as a liability for policyholder dividends in the Closed Block to be paid to the Closed Block policyholders. This accrual for future dividends effectively limits the actual Closed Block income recognized in income to the Closed Block income expected to emerge from operation of the Closed Block as determined at inception.

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

     Debt securities and marketable equity securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income.

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

     During 1997, the Company adopted a plan to dispose of all real estate assets by the end of 1998. As of December 31, 1998 there were 7 properties remaining in the Company's real estate portfolio, all of which are being actively marketed. As a result of the plan, real estate held by the Company and real estate joint ventures were written down to the estimated fair value less costs of disposal. Depreciation is not recorded on these assets while they are held for disposal.

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

     Derivative financial instruments are accounted for under three different methods: fair value accounting, deferral accounting and accrual accounting. Interest rate swap contracts used to hedge interest rate risk are accounted for using a combination of the fair value method and accrual method, with changes in fair value reported in unrealized gains and losses in equity consistent with the underlying hedged security, and the net payment or receipt on the swaps reported in net investment income. Foreign currency swap contracts used to hedge foreign currency exchange risk are accounted for using a combination of the fair value method and accrual method, with changes in fair value reported in unrealized gains and losses in equity consistent with the underlying hedged security, and the net payment or receipt on the swaps reported in net investment income. Futures contracts used to hedge interest rate risk are accounted for using the deferral method, with gains and losses deferred in unrealized gains and losses in equity and recognized in earnings in conjunction with the earnings recognition of the underlying hedged item. Default swap contracts entered into for investment purposes are accounted for using the fair value method, with changes in fair value, if any, reported in realized investment gains and losses in earnings. Premium paid to the Company on default swap contracts is reported in net investment income in earnings. Other swap contracts entered into for investment purposes are accounted for using the fair value method, with changes in fair value reported in realized investment gains and losses in earnings. Any ineffective swaps or futures hedges are recognized currently in realized investment gains and losses in earnings.

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

I. Policy Liabilities and Accruals

Future policy benefits are liabilities for life, health and annuity products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. The liabilities associated with traditional life insurance products are computed using the net level premium method for individual life and annuity policies, and are based upon estimates as to future investment yield, mortality and withdrawals that include provisions for adverse deviation. Future policy benefits for individual life insurance and annuity policies are computed using interest rates ranging from 21/2% to 71/4% for life insurance and 21/2% to 91/2% for annuities. Estimated liabilities are established for group life and health policies that contain experience rating provisions. Mortality, morbidity and withdrawal assumptions for all policies are based on the Company's own experience and industry standards. Liabilities for universal life include deposits received from customers and investment earnings on their fund balances, less administrative charges. Universal life fund balances are also assessed mortality and surrender charges.

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

K. Federal Income Taxes

AFC and its domestic subsidiaries file a consolidated United States federal income tax return. Entities included within the consolidated group are segregated into either a life insurance or non-life insurance company subgroup. The consolidation of these subgroups is subject to certain statutory restrictions on the percentage of eligible non-life tax losses that can be applied to offset life company taxable income. Prior to the merger on July 16, 1997, Allmerica P&C and its subsidiaries filed a separate United States federal income tax return.

     Deferred income taxes are generally recognized when assets and liabilities have different values for financial statement and tax reporting purposes, and for other temporary taxable and deductible differences as defined by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("Statement No. 109"). These differences result primarily from loss and LAE reserves, policy reserves, policy acquisition expenses and unrealized appreciation or depreciation on investments.

L. New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which establishes accounting and reporting standards for derivative instruments. Statement No. 133 requires that an entity recognize all derivatives as either assets or liabilities at fair value in the statement of financial position, and establishes special accounting for the following three types of hedges: fair value hedges, cash flow hedges, and hedges of foreign currency exposures of net investments in foreign operations. This statement is effective for fiscal years beginning after June 15, 1999. The Company is currently assessing the impact of the adoption of Statement No. 133.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SoP No. 98-1"). SoP No. 98-1 requires that certain costs incurred in developing internal-use computer software be capitalized and provides guidance for determining whether computer software is to be considered for internal use. This statement is effective for fiscal years beginning after December 15, 1998. In the second quarter, the Company adopted SoP No. 98-1 effective January 1, 1998, resulting in an increase in pre-tax income of $12.4 million through December 31, 1998. The adoption of SoP No. 98-1 did not have a material effect on the results of operations or financial position for the three months ended March 31, 1998.

     In December 1997, the AICPA issued Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" ("SoP No. 97-3"). SoP No. 97-3 provides guidance on when a liability should be recognized for guaranty fund and other assessments and how to measure the liability. This statement allows for the discounting of the liability if the amount and timing of the cash payments are fixed and determinable. In addition, it provides criteria for when an asset may be recognized for a portion or all of the assessment liability or paid assessment that can be recovered through premium tax offsets or policy surcharges. This statement is effective for fiscal years beginning after December 15, 1998. The Company believes that the adoption of this statement will not have a material effect on the results of operations or financial position.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("Statement No. 131"). This statement establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that selected information about those operating segments be reported in interim financial statements. This statement supersedes Statement No. 14, "Financial Reporting for Segments of a Business Enterprise". Statement No. 131 requires that all public enterprises report financial and descriptive information about their reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement is effective for fiscal years beginning after December 15, 1997. The Company adopted Statement No. 131 for the first quarter of 1998, which resulted in certain segment re-definitions, which have no impact on the consolidated results of operations. (See Note 15.)

     In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement stipulates that comprehensive income reflect the change in equity of an enterprise during a period from transactions and other events and circumstances from non-owner sources. This statement is effective for fiscal years beginning after December 15, 1997. The Company adopted Statement No. 130 for the first quarter of 1998, which resulted primarily in reporting unrealized gains and losses on investments in debt and equity securities in comprehensive income.

     In February 1997, the FASB issued Statement No. 128, "Earnings Per Share," which supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share". This standard replaces the primary and fully diluted earnings per share ("EPS") requirements with a basic and diluted EPS computation, and requires a dual presentation of basic and diluted EPS for those companies with complex capital structures. All earnings per share amounts for all periods have been presented to conform to the Statement No. 128 requirements. The adoption of the aforementioned statement had no effect on the Company's previously reported earnings per share.

M. Earnings Per Share

Earnings per share for the years ended December 31, 1998, 1997, and 1996 are based on a weighted average of the number of shares outstanding during each year. The Company's EPS in 1998, 1997, and 1996 is based on net income of $201.2 million, $209.2 million, and $181.9 million for both basic and diluted earnings per share. The weighted average shares outstanding which were utilized in the calculation of basic earnings per share were 59.9 million, 54.7 million, and
50.1 million shares in 1998, 1997, and 1996, respectively. This differs from the weighted average shares outstanding used in the calculation of diluted earnings per share due to the 0.3 million share effect of dilutive employee stock options and the 0.1 million share effect of non-vested stock grants, which causes a $0.03 per share difference between basic and diluted EPS for 1998. There was a
0.1 million share effect of dilutive employee stock options in 1997 which caused a $0.01 difference between basic and diluted earnings per share in 1997. There was no dilutive effect in 1996.

     Options to purchase 97,500 shares and 7,742 shares of common stock were outstanding during 1998 and 1997, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive. There were no such options outstanding during 1996.

N. Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

   Note Two  Merger with Allmerica Property
             & Casualty Companies, Inc.
--------------------------------------------------------------------------------
The merger of Allmerica P&C and a wholly-owned subsidiary of the Company was consummated on July 16, 1997. Through the merger, the Company acquired all of the outstanding common stock of Allmerica P&C that it did not already own in exchange for cash of $425.6 million and approximately 9.7 million shares of AFC stock valued at $372.5 million. On February 3, 1997, the Company issued $300.0 million of Series A Capital Securities ("Capital Securities"). Net proceeds from the offering of approximately $296.3 million funded a portion of the July 16, 1997 acquisition.

     The merger has been recognized as a purchase. Total consideration of approximately $798.1 million has been allocated to the minority interest in the assets and liabilities based on estimates of their fair values. The minority interest acquired totaled $703.5 million. A total of $90.6 million representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period.

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

------------------------------------------------------------------------------
(Unaudited)
For the Years Ended December 31                        1997              1996
------------------------------------------------------------------------------
(In millions, except per share data)
------------------------------------------------------------------------------
Revenue                                            $ 3,374.1         $ 3,241.6
                                                   ===========================
Net realized capital gains
        included in revenue                        $    62.7         $    45.8
                                                   ===========================
Income before taxes and
        minority interest                          $   341.6         $   294.1
Income taxes                                           (85.7)            (62.8)
Minority Interest:
        Distributions on mandatorily
        redeemable preferred securities
        of a subsidiary trust holding
        solely junior subordinated
        debentures of the Company                      (16.0)            (16.0)

        Equity in earnings                             (16.6)            (14.9)
                                                   ---------------------------
Net income                                         $   223.3         $   200.4
                                                   ===========================
Net income per common share:
        Basic                                      $    3.73         $    3.35
        Diluted                                    $    3.72         $    3.35
                                                   ===========================
Weighted average shares
        outstanding (diluted)                           60.0              59.8
                                                   ===========================

Note Three Acquisition of Minority Interest
  of Citizens Corporation
--------------------------------------------------------------------------------
On December 3, 1998 Citizens Acquisition Corporation, a wholly owned subsidiary of the Company, completed a cash tender offer to acquire the outstanding shares of Citizens Corporation common stock that AFC or its subsidiaries did not already own at a price of $33.25 per share. Approximately 99.8% of publicly held shares of Citizens Corporation common stock were tendered. On December 14, 1998, the Company completed a short-form merger, acquiring all shares of common stock of Citizens Corporation not purchased in its tender offer, through the merger of its wholly-owned subsidiary, Citizens Acquisition Corporation with Citizens Corporation at a price of $33.25 per share. Total consideration for the transactions amounted to $195.9 million. The acquisition has been recognized as a purchase. The minority interest acquired totaled $158.5 million.
A total of $40.8 million representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period.

     The Company's consolidated results of operations include minority interest in Citizens prior to December 3, 1998. The unaudited pro forma information below presents consolidated results of operations as if the acquisition had occurred at the beginning of 1997.

     The following unaudited pro forma information is not necessarily indicative of the consolidated results of operations of the combined Company had the acquisition occurred at the beginning of 1997, nor is it necessarily indicative of future results.

-----------------------------------------------------------------------------
(Unaudited)
For the Years Ended December 31                          1998            1997
-----------------------------------------------------------------------------
(In millions, except per share data)
-----------------------------------------------------------------------------
Revenue                                           $   3,418.2     $   3,377.7
                                                  ===========================
Net realized capital gains
        included in revenue                       $      58.1     $      71.5
                                                  ===========================
Income before taxes and
        minority interest                         $     264.4     $     346.6
Income taxes                                            (44.1)          (87.4)
Minority Interest:

        Distributions on mandatorily
        redeemable preferred securities
        of a subsidiary trust holding
        solely junior subordinated
        debentures of the Company                       (16.0)          (14.5)

        Equity in earnings                                 --           (31.6)
                                                  ---------------------------
Net income                                        $     204.3     $     213.1
                                                  ===========================
Net income per common share:
        Basic                                     $       3.41    $      3.90
        Diluted                                   $       3.39    $      3.89
                                                  ===========================
Weighted average shares
        outstanding (diluted)                             60.3           54.8
                                                  ===========================

Note Four Significant Transactions
--------------------------------------------------------------------------------

On October 29, 1998, the Company announced that it had adopted a formal restructuring plan for its Risk Management business. As part of this initiative, the Company, in its Corporate Risk Management Services segment, has exited its accident and health assumed reinsurance pool business, as well as its administrative services only business. Additionally, it has commenced the closing of nearly half of its nationwide Corporate Risk Management Services' sales offices, eliminated certain staff and discontinued certain automation initiatives. In addition to the aforementioned initiatives in the Corporate Risk Management Services segment, the Property and Casualty segment is consolidating its field support activities from fourteen regional branches into three hub locations. As a result of the Company's restructuring initiative, it recognized a pre-tax loss of $13.0 million in the fourth quarter of 1998. Approximately $5.5 million of this loss relates to severance and other employee related costs resulting from the elimination of 339 positions, of which 129 employees had been terminated as of December 31, 1998. In addition, contract terminations and lease cancellations resulted in losses of approximately $4.1 million and $3.4 million, respectively. During 1998, the Company made payments of approximately $1.6 million related to this restructuring initiative.

     On October 27, 1998, the AFC Board of Directors authorized the repurchase of up to $200.0 million of its issued common stock. As of December 31, 1998, AFC had repurchased 1.5 million shares at an aggregate cost of approximately $82.7 million.

     Effective July 1, 1998, the Company entered into a reinsurance agreement with a highly rated reinsurer that cedes current and future underwriting losses, including unfavorable development of prior year reserves, up to a $40.0 million maximum, relating to the Company's accident and health assumed reinsurance pool business. These pools consist primarily of the Corporate Risk Management Services segment's assumed stop loss business, small group managed care pools, long-term disability and long-term care pools, student accident and special risk business. The agreement is consistent with management's decision to exit this line of business, which the Company expects to run-off over the next three years. As a result of this transaction, the Company recognized a $25.3 million pre-tax loss in the third quarter of 1998.

     Effective January 1, 1998, the Company entered into an agreement with a highly rated reinsurer to reinsure the mortality risk on the universal life and variable universal life blocks of business. The agreement did not have a material effect on its results of operations or financial position.

On April 14, 1997, the Company entered into an agreement in principle to cede substantially all of the Company's individual disability income line of business under a 100% coinsurance agreement with a highly rated reinsurer. The coinsurance agreement became effective October 1, 1997. The transaction has resulted in the recognition of a $53.9 million pre-tax loss in the first quarter of 1997.

     On February 3, 1997, AFC Capital Trust (the "Trust"), a subsidiary business trust of AFC, issued $300.0 million Series A Capital Securities, which pay cumulative dividends at a rate of 8.207% semiannually commencing August 15, 1997. The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in an equivalent amount of 8.207% Junior Subordinated Deferrable Interest Debentures due 2027 of AFC (the "Subordinated Debentures"). Through certain guarantees, the Subordinated Debentures and the terms of related agreements, AFC has irrevocably and unconditionally guaranteed the obligations of the Trust under the Capital Securities. Net proceeds from the offering of approximately $296.3 million funded a portion of the acquisition of the 24.2 million publicly held shares of Allmerica P&C pursuant to the merger on July 16, 1997. On August 7, 1997, AFC and the Trust exchanged the Series A Capital Securities for a like amount of Series B Capital Securities and related guarantees which are registered under the Securities Act of 1933 as required under the terms of the initial transaction. During the years ended December 31, 1998 and 1997, distributions of $16.0 million and $14.5 million, respectively, net of federal income taxes, were reflected in minority interest.

Note Five Investments
--------------------------------------------------------------------------------

A. Summary of Investments

The Company accounts for its investments, all of which are classified as available-for-sale, in accordance with the provisions of Statement No. 115.

     The amortized cost and fair value of available-for-sale fixed maturities and equity securities were as follows:

--------------------------------------------------------------------------------------------------------------------------------
December 31                                                                                           1998
--------------------------------------------------------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                               Gross        Gross
                                                                              Amortized   Unrealized   Unrealized          Fair
                                                                               Cost (1)        Gains       Losses         Value
U.S. Treasury securities and U.S. government and agency securities           $    194.5    $    12.1    $    24.6    $    182.0
States and political subdivisions                                               2,408.9         83.0          5.2       2,486.7
Foreign governments                                                               107.9          7.7          4.5         111.1
Corporate fixed maturities                                                      4,340.5        168.4         83.4       4,425.5
Mortgage-backed securities                                                        566.4         11.9          2.8         575.5
                                                                             --------------------------------------------------
Total fixed maturities                                                       $  7,618.2    $   283.1    $   120.5    $  7,780.8
                                                                             ==================================================
Equity securities                                                            $    253.1    $   151.1    $     7.1    $    397.1
                                                                             ==================================================
--------------------------------------------------------------------------------------------------------------------------------
December 31                                                                                           1997
--------------------------------------------------------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                               Gross        Gross
                                                                              Amortized   Unrealized   Unrealized          Fair
                                                                               Cost (1)        Gains       Losses         Value
U.S. Treasury securities and U.S. government and agency securities           $    269.6    $     9.5    $     0.9    $    278.2
States and political subdivisions                                               2,200.6         78.3          3.1       2,275.8
Foreign governments                                                               111.6          8.6          2.2         118.0
Corporate fixed maturities                                                      4,044.3        175.1         12.3       4,207.1
Mortgage-backed securities                                                        426.8          9.8          2.0         434.6
                                                                             --------------------------------------------------
Total fixed maturities                                                       $  7,052.9    $   281.3    $    20.5    $  7,313.7
                                                                             ==================================================
Equity securities                                                            $    341.1    $   141.9    $     4.0    $    479.0
                                                                             ==================================================

(1) Amortized cost for fixed maturities and cost for equity securities.

     In connection with AFLIAC's voluntary withdrawal of its license in New York, AFLIAC agreed with the New York Department of Insurance to maintain, through a custodial account in New York, a security deposit, the market value of which will at all times equal 102% of all outstanding liabilities of AFLIAC for New York policyholders, claimants and creditors. At December 31, 1998, the amortized cost and market value of these assets on deposit in New York were $268.5 million and $284.1 million, respectively. At December 31, 1997, the amortized cost and market value of assets on deposit were $276.8 million and $291.7 million, respectively. In addition, fixed maturities, excluding those securities on deposit in New York, with an amortized cost of $105.4 million and $105.1 million were on deposit with various state and governmental authorities at December 31, 1998 and 1997, respectively.

     There were no contractual fixed maturity investment commitments at December 31, 1998 and 1997, respectively.

     The amortized cost and fair value by maturity periods for fixed maturities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or the Company may have the right to put or sell the obligations back to the issuers. Mortgage-backed securities are included in the category representing their ultimate maturity.

--------------------------------------------------------------------------------
December 31 1998
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
                                                       Amortized            Fair
                                                            Cost           Value
Due in one year or less                               $    388.0     $    394.7
Due after one year through five years                    2,329.3        2,361.2
Due after five years through ten years                   2,193.6        2,219.0
Due after ten years                                      2,707.3        2,805.9
                                                      --------------------------
Total                                                 $  7,618.2     $  7,780.8
                                                      ==========================

     The proceeds from voluntary sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales were as follows:

--------------------------------------------------------------------------------
For the Years Ended December 31
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
                                        Proceeds
                                            from
                                       Voluntary           Gross           Gross
1998                                       Sales           Gains          Losses
Fixed maturities                      $    913.6       $    13.8       $    11.7
                                      ==========================================
Equity securities                     $    276.4       $    76.3       $     9.6
                                      ==========================================

1997
Fixed maturities                      $  1,972.4       $    27.9       $    16.2
                                      ==========================================
Equity securities                     $    145.5       $    55.8       $     1.3
                                      ==========================================

1996
Fixed maturities                      $  2,463.3       $    19.3       $    31.0
                                      ==========================================
Equity securities                     $    228.7       $    56.3       $     1.3
                                      ==========================================

     Unrealized gains and losses on available-for-sale and other securities, are summarized as follows:

--------------------------------------------------------------------------------
For the Years Ended December 31
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
                                                              Equity
                                                 Fixed    Securities
1998                                        Maturities   and Other(1)     Total
Net appreciation, beginning of year          $   133.3     $    84.6  $   217.9
                                             ----------------------------------
Net depreciation on
        available-for-sale securities           (108.8)         (1.5)    (110.3)
Purchased minority interest related
        to the acquisition of minority
        interest in Citizens                      10.7          10.7       21.4
Net appreciation from the effect
        on deferred policy acquisition
        costs and on policy liabilities            6.2          --          6.2
Benefit for deferred federal
        income taxes and minority
        interest                                  40.5           4.8       45.3
                                             ----------------------------------
                                                 (51.4)         14.0      (37.4)
                                             ----------------------------------
Net appreciation, end of year                $    81.9     $    98.6  $   180.5
                                             ==================================

1997
Net appreciation, beginning of year          $    71.1     $    60.5  $   131.6
                                             ----------------------------------
Net appreciation (depreciation) on
        available-for-sale securities             83.6          (5.8)      77.8
Purchased minority interest related
        to the merger with Allmerica P&C          50.7          59.6      110.3
Net depreciation from the effect
        on deferred policy acquisition
        costs and on policy liabilities          (16.8)         --        (16.8)
Provision for deferred federal
        income taxes and minority
        interest                                 (55.3)        (29.7)     (85.0)
                                             ----------------------------------
                                                  62.2          24.1       86.3
                                             ----------------------------------
Net appreciation, end of year                $   133.3     $    84.6  $   217.9
                                             ==================================

1996
Net appreciation, beginning of year          $   108.7     $    44.3  $   153.0
                                             ----------------------------------
Net (depreciation) appreciation on
        available-for-sale securities            (94.3)         36.1      (58.2)
Net appreciation from the effect
        on deferred policy acquisition
        costs and on policy liabilities           23.1          --         23.1
Benefit (provision) for deferred
        federal income taxes and
        minority interest                         33.6         (19.9)      13.7
                                             ----------------------------------
                                                 (37.6)         16.2      (21.4)
                                             ----------------------------------
Net appreciation, end of year                $    71.1     $    60.5  $   131.6
                                             ==================================

(1) Includes net appreciation on other investments of $0.8 million, $1.8 million, and $0.6 million in 1998, 1997 and 1996, respectively.

B. Mortgage Loans and Real Estate

AFC's mortgage loans and real estate are diversified by property type and location. Real estate investments have been obtained primarily through foreclosure. Mortgage loans are collateralized by the related properties and generally are no more than 75% of the property's value at the time the original loan is made.

     The carrying values of mortgage loans and real estate investments net of applicable reserves were as follows:

--------------------------------------------------------------------------------
December 31                                                  1998         1997
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Mortgage loans                                            $  562.3      $  567.5
Real estate held for sale                                     20.4          50.3
                                                          ----------------------
Total mortgage loans and real estate                      $  582.7      $  617.8
                                                          ======================

     Reserves for mortgage loans were $11.5 million and $20.7 million at December 31, 1998 and 1997, respectively.

     During 1997, the Company committed to a plan to dispose of all real estate assets by the end of 1998. At December 31, 1998, there were 7 properties remaining, in the Company's real estate portfolio, which are being actively marketed. As a result of the plan, during 1997, real estate assets with a carrying amount of $54.7 million were written down to the estimated fair value less cost of disposal of $50.3 million, and a net realized investment loss of $4.4 million was recognized. Depreciation is not recorded on these assets while they are held for disposal.

     There were no non-cash investing activities, including real estate acquired through foreclosure of mortgage loans, in 1998 and 1997. During 1996, non-cash investing activities included real estate acquired through foreclosure of mortgage loans, which had a fair value of $0.9 million.

     There were no contractual commitments to extend credit under commercial mortgage loan agreements at December 31, 1998.

     Mortgage loans and real estate investments comprised the following property types and geographic regions:

-------------------------------------------------------------------------------
December 31                                               1998            1997
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Property type:
   Office building                                     $  304.4        $  265.1
   Residential                                             52.8            66.6
   Retail                                                 108.5           132.8
   Industrial / warehouse                                 110.0           107.2
   Other                                                   18.5            66.8
   Valuation allowances                                   (11.5)          (20.7)
                                                       ------------------------
Total                                                  $  582.7        $  617.8
                                                       ========================
Geographic region:
   South Atlantic                                      $  136.1        $  173.4
   Pacific                                                155.1           152.8
   East North Central                                      80.5           102.0
   Middle Atlantic                                         61.2            73.8
   New England                                             60.7            46.9
   West South Central                                      54.7            34.9
   Other                                                   45.9            54.7
   Valuation allowances                                   (11.5)          (20.7)
                                                       ------------------------
Total                                                  $  582.7        $  617.8
                                                       ========================

     At December 31, 1998, scheduled mortgage loan maturities were as follows:
1999 - $84.7 million; 2000 - $131.6 million; 2001 - $33.9 million; 2002 - $28.4 million; 2003 - $42.5 million and $241.2 million thereafter. Actual maturities could differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties and loans may be refinanced. During 1998, the Company did not refinance any mortgage loans based on terms which differed from those granted to new borrowers.

C. Investment Valuation Allowances

Investment valuation allowances which have been deducted in arriving at investment carrying values as presented in the consolidated balance sheets and changes thereto are shown below.

--------------------------------------------------------------------------------
For the Years Ended December 31
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
                          Balance at                                 Balance at
1998                       January 1   Provisions     Write-offs    December 31
Mortgage loans                $ 20.7       $ (6.8)        $  2.4         $ 11.5
                              =================================================

1997
Mortgage loans                $ 19.6       $  2.5         $  1.4         $ 20.7
Real estate                     14.9          6.0           20.9             --
                              -------------------------------------------------
Total                         $ 34.5       $  8.5         $ 22.3         $ 20.7
                              =================================================
1996
Mortgage loans                $ 33.8       $  5.5         $ 19.7         $ 19.6
Real estate                     19.6           --            4.7           14.9
                              -------------------------------------------------
Total                         $ 53.4       $  5.5         $ 24.4         $ 34.5
                              =================================================

     Provisions on mortgages during 1998 reflect the release of redundant reserves. Write-offs of $20.9 million to the investment valuation allowance related to real estate in 1997 primarily reflect write downs to the estimated fair value less costs to sell pursuant to the aforementioned 1997 plan of disposal.

     The carrying value of impaired loans was $22.0 million and $30.5 million, with related reserves of $6.0 million and $13.8 million as of December 31, 1998 and 1997, respectively. All impaired loans were reserved as of December 31, 1998 and 1997.

     The average carrying value of impaired loans was $26.1 million, $30.8 million and $50.4 million, with related interest income while such loans were impaired, of $3.2 million, $3.2 million and $5.8 million as of December 31, 1998, 1997 and 1996, respectively.

D. Futures Contracts
AFC purchases long futures contracts and sells short futures contracts on margin to hedge against interest rate fluctuations associated with the sale of Guaranteed Investment Contracts ("GICs"). The Company is exposed to interest rate risk from the time of sale of the GIC until the receipt of the deposit and purchase of the underlying asset to back the liability. Futures contract activity increased significantly in 1998 due to the increase in sales of GICs. The Company's exposure to credit risk under futures contracts is limited to the margin deposited with the broker. The Company only trades futures contracts with nationally recognized brokers, which the Company believes have adequate capital to ensure that there is minimal danger of default. The Company does not require collateral or other securities to support financial instruments with credit risk.

     The notional amount of futures contracts outstanding at December 31, 1998 was $92.7 million. There were no futures contracts outstanding at December 31, 1997. The notional amounts of the contracts represent the extent of the Company's investment but not future cash requirements, as the Company generally settles open positions prior to maturity. The maturity of all futures contracts outstanding are less than one year. The fair value of futures contracts outstanding was $92.5 million at December 31, 1998.

     Gains and losses on hedge contracts related to interest rate fluctuations are deferred and recognized in income over the period being hedged corresponding to related guaranteed investment contracts. If instruments being hedged by futures contracts are disposed, any unamortized gains or losses on such contracts are included in the determination of the gain or loss from the disposition. Deferred hedging gains (losses) were $(1.8) million in 1998. There were no deferred hedging gains or losses in 1997. Gains and losses on hedge contracts that are deemed ineffective by the Company are realized immediately. There was $0.1 million of gains realized on ineffective hedges in 1998. There was no gain or loss in 1997 or 1996.

     A reconciliation of the notional amount of futures contracts is as follows:

--------------------------------------------------------------------------------
For the Years Ended December 31                  1998         1997        1996
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Contracts outstanding,
   beginning of year                       $       --      $ (40.0)     $  74.7
New contracts                                 1,117.5         (6.5)       (44.0)
Contracts expired                            (1,024.8)        46.5        (70.7)
                                           ------------------------------------
Contracts outstanding,
   end of year                             $     92.7      $    --      $ (40.0)
                                           ====================================

E. Foreign Currency Swap Contracts

The Company enters into foreign currency swap contracts with swap counterparties to hedge foreign currency exposure on specific fixed income securities. Interest and principal related to foreign fixed income securities payable in foreign currencies, at current exchange rates, are exchanged for the equivalent payment in U.S. dollars translated at a specific currency exchange rate. The primary risk associated with these transactions is the inability of the counterparty to meet its obligation. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. The Company's maximum exposure to counterparty credit risk is the difference between the foreign currency exchange rate, as agreed upon in the swap contract, and the foreign currency spot rate on the date of the exchange, as indicated by the fair value of the contract. The fair values of the foreign currency swap contracts outstanding were $1.2 million and $1.3 million at December 31, 1998 and 1997, respectively. Changes in the fair value of contracts are reported as an unrealized gain or loss, consistent with the underlying hedged security. The Company does not require collateral or other security to support financial instruments with credit risk.

     The difference between amounts paid and received on foreign currency swap contracts is reflected in the net investment income related to the underlying assets and is not material in 1998, 1997 and 1996. Any gain or loss on the termination of swap contracts is deferred and recognized with any gain or loss on the hedged transaction. The Company had no deferred gain or loss on foreign currency swap contracts in 1998 or 1997.

     A reconciliation of the notional amount of foreign currency swap contracts is as follows:

--------------------------------------------------------------------------------
For the Years Ended December 31                 1998         1997          1996
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Contracts outstanding,
   beginning of year                         $  42.6      $  47.6       $  69.4
New contracts                                     --          5.0            --
Contracts expired                                 --        (10.0)        (21.8)
                                             ----------------------------------
Contracts outstanding,
   end of year                               $  42.6      $  42.6       $  47.6
                                             ==================================

     Expected maturities of such foreign currency swap contracts outstanding at December 31, 1998 are $24.0 million in 1999, $8.3 million in 2000 and $10.3 million thereafter. There are no expected maturities of such foreign currency swap contracts in 2001, 2002 and 2003.

F. Interest Rate Swap Contracts

The Company enters into interest rate swap contracts to hedge exposure to interest rate fluctuations. Specifically, for floating rate GIC liabilities that are matched with fixed rate securities, the Company manages the interest rate risk by hedging with interest rate swap contracts. Under these swap contracts, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. The use of interest rate swap contracts increased during 1998 due to the increase in floating rate GIC liabilities. As with foreign currency swap contracts, the primary risk associated with these transactions is the inability of the counterparty to meet its obligation. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. Because the underlying principal of swap contracts is not exchanged, the Company's maximum exposure to counterparty credit risk is the difference in payments exchanged, which at December 31, 1998 was a net payable of $3.9 million. The Company does not require collateral or other security to support financial instruments with credit risk.

     The net amount receivable or payable is recognized over the life of the swap contract as an adjustment to net investment income. The (decrease) or increase in net investment income related to interest rate swap contracts was $(2.8) million,

$(0.4) million and $0.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. The fair value of interest rate swap contracts outstanding was $(28.3) million and $(2.3) million at December 31, 1998 and 1997, respectively. Changes in the fair value of contracts are reported as an unrealized gain or loss, consistent with the underlying hedged security. Any gain or loss on the termination of interest rate swap contracts accounted for as hedges are deferred and recognized with any gain or loss on the hedged transaction. The Company had no deferred gain or loss on interest rate swap contracts in 1998 or 1997.

     A reconciliation of the notional amount of interest rate swap contracts is as follows:

--------------------------------------------------------------------------------
For the Years Ended December 31                 1998          1997         1996
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Contracts outstanding,
    beginning of year                     $    244.1      $    5.0      $  17.5
New contracts                                  873.5         244.7          5.0
Contracts expired                               (5.0)         (5.6)       (17.5)
                                          -------------------------------------
Contracts outstanding,
    end of year                           $  1,112.6      $  244.1      $   5.0
                                          =====================================

     Expected maturities of such interest rate swap contracts outstanding at December 31, 1998 is $44.0 million in 2000, $234.5 million in 2002, $810.5 million in 2003, and $23.6 million thereafter. There are no expected maturities of such interest rate contracts in 1999 or 2001.

G. Other Swap Contracts

The Company enters into security return-linked and insurance portfolio-linked swap contracts for investment purposes. Under the security return-linked contracts, the Company agrees to exchange cash flows according to the performance of a specified security or portfolio of securities. Under the insurance portfolio-linked swap contracts, the Company agrees to exchange cash flows according to the performance of a specified underwriter's portfolio of insurance business. As with interest rate swap contracts, the primary risk associated with these transactions is the inability of the counterparty to meet its obligation. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. Because the underlying principal of swap contracts is not exchanged, the Company's maximum exposure to counterparty credit risk is the difference in payments exchanged, which at December 31, 1998, was not material to the Company. The Company does not require collateral or other security to support financial instruments with credit risk.

     In 1998, the Company also entered into credit default swap agreements. Under the terms of these agreements, the Company assumes the default risk of a specific high credit quality issuer in exchange for a stated annual premium. In the case of default, the Company will pay the counterparty par value for a pre-determined security of the issuer. The primary risk associated with these transactions is the default risk of the underlying companies. The Company regularly assesses the financial strength of the underlying companies and generally enters into default swap agreements for companies rated "A" or better by nationally recognized rating agencies.

     The swap contracts are marked to market with any gain or loss recognized currently. The fair values of swap contracts outstanding were $(0.1) million at December 31, 1998 and 1997. The net amount receivable or payable under security returned-linked and insurance portfolio-linked swap contracts is recognized when the contracts are marked to market. The net increase (decrease) in realized investment gains related to these contracts was $1.1 million in 1998 and $(1.6) million in 1997. There were no realized investment gains or losses on other swap contracts recognized in 1996.

     The stated annual premium under credit default swap contracts is recognized currently in net investment income. The net increase to investment income related to credit default swap contracts was $0.2 million in 1998. There was no investment income recognized in 1997 and 1996.

     A reconciliation of the notional amount of other swap contracts is as follows:

--------------------------------------------------------------------------------
For the Years Ended December 31                  1998          1997        1996
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Contracts outstanding,
    beginning of year                        $   15.0      $   58.6      $    --
New contracts                                   266.3         192.1         58.6
Contracts expired                               (26.3)       (211.6)          --
Contracts terminated                               --         (24.1)          --
                                             -----------------------------------
Contracts outstanding,
    end of year                              $  255.0      $   15.0      $  58.6
                                             ===================================

     Expected maturities of such other swap contracts outstanding at December 31, 1998 are as follows: $115.0 million in 1999, $115.0 million in 2000, and $25.0 million in 2001. There are no expected maturities of other swap contracts in 2002 or 2003.

H. Other

At December 31, 1998, AFC had no concentration of investments in a single investee exceeding 10% of shareholders' equity. At December 31, 1997, AFC had no concentration of investments in a single investee exceeding 10% of Shareholders' equity except for investments with the U.S. Treasury with a carrying value of $264.4 million.

Note Six Investment Income and Gains and Losses
--------------------------------------------------------------------------------

A. Net Investment Income

The components of net investment income were as follows:

-------------------------------------------------------------------------------
For the Years Ended December 31                  1998         1997         1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Fixed maturities                             $  539.1     $  544.4     $  555.8
Mortgage loans                                   58.3         57.5         69.5
Equity securities                                 7.4         10.6         11.1
Policy loans                                     11.9         10.9         10.3
Real estate                                       7.2         20.1         40.8
Other long-term investments                      (0.4)        12.4         19.0
Short-term investments                           16.4         21.9         11.3
                                             ----------------------------------
        Gross investment income                 639.9        677.8        717.8
Less investment expenses                        (15.7)       (24.4)       (45.2)
                                             ----------------------------------
        Net investment income                $  624.2     $  653.4     $  672.6
                                             ==================================

     At December 31, 1998, there was one mortgage loan on non-accrual status which had an outstanding principal balance of $4.3 million. This loan was restructured and fully impaired. There were no fixed maturities which were on non-accrual status at December 31, 1998. The effect of non-accruals, compared with amounts that would have been recognized in accordance with the original terms of the investments, had no impact in 1998 and 1997, and reduced net income by $0.5 million in 1996.

     The payment terms of mortgage loans may from time to time be restructured or modified. The investment in restructured mortgage loans, based on amortized cost, amounted to $28.7 million, $40.3 million and $51.3 million at December 31, 1998, 1997 and 1996, respectively. Interest income on restructured mortgage loans that would have been recorded in accordance with the original terms of such loans amounted to $3.3 million, $3.9 million and $7.7 million in 1998, 1997 and 1996, respectively. Actual interest income on these loans included in net investment income aggregated $3.3 million, $4.2 million and $4.5 million in 1998, 1997 and 1996, respectively.

     There were no fixed maturities which were non-income producing for the year ended December 31, 1998. There was, however, one mortgage loan which was non-income producing for the year ended December 31, 1998, which had an outstanding principal balance of $4.3 million and was fully impaired.

     Included in other long-term investments is a loss from limited partnerships of $7.5 million in 1998, and income of $7.8 million and $13.7 million in 1997 and 1996, respectively.

B. Net Realized Investment Gains and Losses
Realized gains (losses) on investments were as follows:

-------------------------------------------------------------------------------
For the Years Ended December 31                  1998         1997         1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Fixed maturities                              $ (13.5)     $  14.0      $ (10.1)
Mortgage loans                                    8.8         (1.2)        (2.4)
Equity securities                                66.6         53.2         55.0
Real estate                                      13.7         12.8         21.1
Other                                           (14.7)        (2.6)         2.3
                                              ---------------------------------
Net realized investment gains                 $  60.9      $  76.2      $  65.9
                                              =================================

C. Other Comprehensive Income Reconciliation

The following table provides a reconciliation of gross unrealized gains to the net balance shown in the Statement of Comprehensive Income:

--------------------------------------------------------------------------------
For the Years Ended December 31                    1998         1997       1996
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Unrealized gains on securities:
  Unrealized holding gains
   arising during period (net of
   taxes and minority interest
   of $(20.7) million, $122.0
   million and $23.5 million in
   1998, 1997 and 1996
   respectively)                                $  (1.1)    $  125.5    $   7.3
 Less: reclassification
   adjustment for gains
   included in net income (net
   of taxes and minority interest
   of $24.6 million, $37.0
   million and $37.2 million in
   1998, 1997 and 1996
   respectively)                                   36.3         39.2       28.7
                                                -------------------------------
Other comprehensive income                      $ (37.4)    $   86.3    $ (21.4)
                                                ===============================

Note Seven Fair Value Disclosures
            of Financial Instruments
--------------------------------------------------------------------------------
Statement No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about certain financial instruments (insurance contracts, real estate, goodwill and taxes are excluded) for which it is practicable to estimate such values, whether or not these instruments are included in the balance sheet. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality. Included in the fair value of fixed maturities are swap contracts used to hedge fixed maturities with a fair value of $(27.1) million at December 31, 1998. Fair values of swap contracts were not material at December 31, 1997.

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

Debt

The carrying value of short-term debt reported in the balance sheet approximates fair value. The fair value of long-term debt was estimated using market quotes, when available, and when not available, discounted cash flow analyses.

Mandatorily Redeemable Preferred Securities of a
Subsidiary Trust Holding Solely Junior Subordinated
Debentures of the Company

Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using independent pricing sources.

The estimated fair values of the financial instruments were as follows:

------------------------------------------------------------------------------------------------------------------------------------
December 31     1998    1997
------------------------------------------------------------------------------------------------------------------------------------
(In millions)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Carrying       Fair   Carrying       Fair
                                                                                              Value      Value      Value      Value
Financial Assets
        Cash and cash equivalents                                                        $    550.3 $    550.3 $    215.1 $    215.1
        Fixed maturities                                                                    7,780.8    7,780.8    7,313.7    7,313.7
        Equity securities                                                                     397.1      397.1      479.0      479.0
        Mortgage loans                                                                        562.3      587.1      567.5      597.0
        Policy loans                                                                          154.3      154.3      141.9      141.9
                                                                                         -------------------------------------------
                                                                                         $  9,444.8 $  9,469.6 $  8,717.2 $  8,746.7
                                                                                         ===========================================

Financial Liabilities
        Guaranteed investment contracts                                                  $  1,791.8 $  1,830.8 $    985.2 $  1,004.7
        Supplemental contracts without life contingencies                                      37.3       37.3       22.4       22.4
        Dividend accumulations                                                                 88.4       88.4       87.8       87.8
        Other individual contract deposit funds                                                61.6       61.1       57.9       55.7
        Other group contract deposit funds                                                    700.4      704.0      714.8      715.5
        Individual fixed annuity contracts                                                  1,110.6    1,073.6      907.4      882.2
        Short-term debt                                                                       221.3      221.3       33.0       33.0
        Long-term debt                                                                        199.5      213.4      202.1      216.6
        Mandatorily redeemable preferred securities of a subsidiary trust holding
                solely junior subordinated debentures of the Company                          300.0      334.7      300.0      326.8
                                                                                         -------------------------------------------
                                                                                         $  4,510.9 $  4,564.6 $  3,310.6 $  3,344.7
                                                                                         ===========================================

Note Eight Closed Block
--------------------------------------------------------------------------------
Included in other income in the Consolidated Statements of Income in 1998, 1997 and 1996 is a net pre-tax contribution from the Closed Block of $10.4 million, $9.1 million and $8.6 million, respectively. Summarized financial information of the Closed Block as of December 31, 1998 and 1997 and for the period ended December 31, 1998, 1997 and 1996 is as follows:

--------------------------------------------------------------------------------
December 31                                                      1998       1997
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Assets
   Fixed maturities, at fair value (amortized
           cost of $399.1 and $400.1, respectively)          $  414.2   $  412.9
   Mortgage loans                                               136.0      112.0
   Policy loans                                                 210.9      218.8
   Cash and cash equivalents                                      9.4       25.1
   Accrued investment income                                     14.1       14.1
   Deferred policy acquisition costs                             15.6       18.2
   Other assets                                                   2.9        5.6
                                                             -------------------
Total assets                                                 $  803.1   $  806.7
                                                            ====================
Liabilities
   Policy liabilities and accruals                           $  862.9   $  875.1
   Other liabilities                                              9.1       10.4
                                                             -------------------
Total liabilities                                            $  872.0   $  885.5
                                                             ===================

-------------------------------------------------------------------------------
For the Years Ended December 31                    1998        1997        1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Revenues
   Premiums and other income                   $   55.4    $   58.3    $   61.7
   Net investment income                           53.3        53.4        52.6
   Realized investment gain (loss)                  0.1         1.3        (0.7)
                                               --------------------------------
Total revenues                                    108.8       113.0       113.6
                                               --------------------------------
Benefits and expenses
   Policy benefits                                 95.0       100.5       101.2
   Policy acquisition expenses                      2.7         3.0         3.2
   Other operating expenses                         0.7         0.4         0.6
                                               --------------------------------
Total benefits and expenses                        98.4       103.9       105.0
                                               --------------------------------
Contribution from the Closed Block             $   10.4    $    9.1    $    8.6
                                               ================================

Cash flows
   Cash flows from operating
    activities:
    Contribution from the Closed
       Block                                   $   10.4    $    9.1    $    8.6
    Change in:
       Deferred policy acquisition
          costs, net                                2.6         2.9         3.4
       Premiums and other receivables               0.3          --         0.2
       Policy liabilities and accruals            (13.5)      (11.6)      (13.9)
       Accrued investment income                     --         0.2         2.3
       Deferred taxes                               0.1        (5.1)        1.0
       Other assets                                 2.4        (2.9)       (1.6)
       Expenses and taxes payable                  (2.9)       (2.0)        1.7
       Other, net                                  (0.1)       (1.2)        1.4
                                               --------------------------------
  Net cash (used in) provided
    by operating activities                        (0.7)      (10.6)        3.1
                                               --------------------------------
  Cash flows from investing
    activities:
    Sales, maturities and
     repayments of investments                     83.6       161.6       188.1
    Purchases of investments                     (106.5)     (161.4)     (196.9)
    Other, net                                      7.9        11.4        12.2
                                               --------------------------------
  Net cash (used in) provided by
    investing activities                          (15.0)       11.6         3.4
                                               --------------------------------
Net (decrease) increase in cash
  and cash equivalents                            (15.7)        1.0         6.5
Cash and cash equivalents,
  beginning of year                                25.1        24.1        17.6
                                               --------------------------------
Cash and cash equivalents,
  end of year                                  $    9.4    $   25.1    $   24.1
                                               ================================

     There were no valuation allowances on mortgage loans at December 31, 1998, 1997 and 1996, respectively.

     Many expenses related to Closed Block operations are charged to operations outside the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside the Closed Block.

Note Nine Debt
================================================================================
Short and long-term debt consisted of the following:
--------------------------------------------------------------------------------
December 31                                                     1998        1997
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Short-term
        Commercial paper                                    $   41.3    $   32.6
        Borrowings under bank credit facility                  150.0          --
        Repurchase agreements                                   30.0          --
        Other                                                     --         0.4
                                                            --------------------
Total short-term debt                                       $  221.3    $   33.0
                                                            ====================
Long-term
        Senior Debentures (unsecured)                       $  199.5    $  199.5
        Other                                                     --         2.6
                                                            --------------------
Total long-term debt                                        $  199.5    $  202.1
                                                            ====================

     AFC issues commercial paper primarily to manage imbalances between operating cash flows and existing commitments. Commercial paper borrowing arrangements are supported by a credit agreement. At December 31, 1998, the weighted average interest rate for outstanding commercial paper was approximately 5.34%.

     Effective May 29, 1998, AFC entered into a credit agreement which replaces lines of credit previously held by FAFLIC and Allmerica P&C, and provides for a $150.0 million credit facility, which expires on May 28, 1999. Borrowings under this agreement are unsecured and incur interest at a rate per annum equal to, at the Company's option, a designated base rate or the eurodollar rate plus applicable margin. At December 31, 1998, the Company had approximately $150.0 million in committed lines of credit, of which $108.7 million was available for borrowing. These lines of credit generally had terms of less than one year, and required the Company to pay annual commitment fees limited to 0.06% of the available credit.

     Effective December 4, 1998, AFC entered into a credit agreement that expired on February 5, 1999. Borrowings under this agreement were unsecured and incurred interest at a rate per annum equal to the eurodollar rate plus applicable margin. Borrowings outstanding under this credit facility at December 31, 1998 were $150.0 million.

     The Company utilized repurchase agreements to finance certain transactions and had approximately $30.0 million in such agreements outstanding at December 31, 1998.

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

     Senior Debentures of the Company have a $200.0 million face value, pay interest semiannually at a rate of 7 5/8%, and mature on October 16, 2025. The Senior Debentures are subject to certain restrictive covenants, including limitations on issuance of or disposition of stock of restricted subsidiaries and limitations on liens. The Company is in compliance with all covenants.

     Interest expense was $23.4 million, $21.7 million and $32.1 million in 1998, 1997 and 1996, respectively. Interest expense included $15.3 million related to the Company's Senior Debentures for each year. Interest expense related to borrowings under the credit agreements was approximately $0.7 million in 1998 and $2.8 million in 1997. During 1996, interest expense also included $11.0 million related to interest payments of repurchase agreements. All interest expense is recorded in other operating expenses.

Note Ten Federal Income Taxes
--------------------------------------------------------------------------------
Provisions for federal income taxes have been calculated in accordance with the provisions of Statement No. 109. A summary of the federal income tax expense (benefit) in the consolidated statements of income is shown below:

-------------------------------------------------------------------------------
For the Years Ended December 31               1998           1997          1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Federal income tax
   expense (benefit)
   Current                                 $  65.5        $  79.7       $  90.9
   Deferred                                  (16.4)          13.9         (15.7)
                                           ------------------------------------
Total                                      $  49.1        $  93.6       $  75.2
                                           ====================================

     The federal income taxes attributable to the consolidated results of operations are different from the amounts determined by multiplying income before federal income taxes by the expected federal income tax rate. The sources of the difference and the tax effects of each were as follows:

-------------------------------------------------------------------------------
For the Years Ended December 31                  1998         1997         1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Expected federal income tax
   expense                                    $  97.9     $  127.9     $  116.1
      Tax-exempt interest                       (38.9)       (37.9)       (35.3)
      Differential earnings amount                 --           --        (10.2)
      Dividend received deduction                (5.1)        (3.2)        (1.6)
      Changes in tax reserve
        estimates                                 2.3          7.8          4.7
      Tax credits                                (8.5)        (2.7)          --
      Other, net                                  1.4          1.7          1.5
                                              ---------------------------------
Federal income tax expense                    $  49.1     $   93.6     $   75.2
                                              =================================

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

     The deferred income tax (asset) liability represents the tax effects of temporary differences attributable to the Company's consolidated federal tax return group. Its components were as follows:

-------------------------------------------------------------------------------
December 31                                                 1998           1997
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Deferred tax (assets) liabilities
   AMT carryforwards                                    $  (16.8)      $  (15.6)
   Loss reserve discounting                               (406.6)        (391.6)
   Deferred acquisition costs                              345.8          291.8
   Employee benefit plans                                  (45.3)         (48.0)
   Investments, net                                        121.6          175.4
   Bad debt reserve                                         (1.8)         (14.3)
   Litigation reserves                                     (10.9)            --
   Other, net                                               (5.8)          15.2
                                                        -----------------------
Deferred tax (asset) liability, net                     $  (19.8)      $   12.9
                                                        =======================

     Gross deferred income tax assets totaled $538.2 million and $469.5 million at December 31, 1998 and 1997, respectively. Gross deferred income tax liabilities totaled $518.4 million and $482.4 million at December 31, 1998 and 1997, respectively.

     The Company believes, based on its recent earnings history and its future expectations, that the Company's taxable income in future years will be sufficient to realize all deferred tax assets. In determining the adequacy of future income, the Company considered the future reversal of its existing temporary differences and available tax planning strategies that could be implemented, if necessary. At December 31, 1998, there are available alternative minimum tax credit carryforwards of $16.8 million.

     The Company's federal income tax returns are routinely audited by the IRS, and provisions are routinely made in the financial statements in anticipation of the results of these audits. The IRS has examined the FAFLIC/AFLIAC consolidated group's federal income tax returns through 1994. The IRS has also examined the former Allmerica P&C consolidated group's federal income tax returns through 1991. The Company has appealed certain adjustments proposed by the IRS with respect to the federal income tax returns for 1992, 1993 and 1994 for the FAFLIC/AFLIAC consolidated group. Also, certain adjustments proposed by the IRS with respect to FAFLIC/AFLIAC's federal income tax returns for 1982 and 1983 remain unresolved. If upheld, these adjustments would result in additional payments; however, the Company will vigorously defend its position with respect to these adjustments. In the Company's opinion, adequate tax liabilities have been established for all years. However, the amount of these tax liabilities could be revised in the near term if estimates of the Company's ultimate liability are revised.

Note Eleven Pension Plans
--------------------------------------------------------------------------------
AFC provides retirement benefits to substantially all of its employees under a defined benefit pension plan. This plan is based on a defined benefit cash balance formula, whereby the Company annually provides an allocation to each eligible employee based on a percentage of that employee's salary, similar to a defined contribution plan arrangement. The 1998, 1997 and 1996 allocations were based on 7.0% of each eligible employee's salary. In addition to the cash balance allocation, certain transition group employees, who have met specified age and service requirements as of December 31, 1994, are eligible for a grandfathered benefit based primarily on the employees' years of service and compensation during their highest five consecutive plan years of employment. The Company's policy for the plans is to fund at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

Components of net periodic pension cost were as follows:

-------------------------------------------------------------------------------
For the Years Ended December 31                    1998        1997        1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Service cost - benefits earned
        during the year                         $  19.0     $  19.9     $  19.0
Interest cost                                      25.5        23.5        21.9
Expected return on plan assets                    (34.9)      (31.2)      (28.3)
Recognized net actuarial
        loss (gain)                                 0.4         0.1        (0.4)
Amortization of transition asset                   (1.8)       (1.9)       (1.9)
Amortization of prior service cost                 (1.7)       (2.0)       (2.3)
                                                -------------------------------
Net periodic pension cost                       $   6.5     $   8.4     $   8.0
                                                ===============================

The following table summarizes the status of the plan. At December 31, 1998 and 1997, the plans' assets exceeded their projected benefit obligations.

--------------------------------------------------------------------------------
December 31                                                    1998        1997
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Change in benefit obligations:
Projected benefit obligation at beginning
        of year                                            $  370.4    $  344.2
Service cost - benefits earned during
        the year                                               19.0        19.9
Interest cost                                                  25.5        23.5
Actuarial losses                                               20.4         0.3
Benefits paid                                                 (21.1)      (17.5)
                                                           --------------------
Projected benefit obligation at end of year                   414.2       370.4
                                                           --------------------
Change in plan assets:
Fair value of plan assets at beginning of year                395.5       347.8
Actual return on plan assets                                   67.2        65.2
Benefits paid                                                 (21.1)      (17.5)
                                                           --------------------
Fair value of plan assets at end of year                      441.6       395.5
                                                           --------------------
Funded status of the plan                                      27.4        25.1
Unrecognized transition obligation                            (23.9)      (26.2)
Unamortized prior service cost                                (11.0)      (13.9)
Unrecognized net actuarial gains                              (54.9)      (44.9)
                                                           --------------------
Net pension liability                                      $  (62.4)   $  (59.9)
                                                           ====================

     As a result of the Company's merger with Allmerica P&C, certain pension liabilities were reduced by $11.7 million in 1997, to reflect their fair value as of the merger date. These pension liabilities were reduced by $10.3 million in 1998, which reflects fair value, net of applicable amortization.

     Determination of the projected benefit obligations was based on a weighted average discount rate of 6.5% and 7.0% in 1998 and 1997, respectively, and the assumed long-term rate of return on plan assets was 9.0% in both 1998 and 1997. The actuarial present value of the projected benefit obligations was determined using assumed rates of increase in future compensation levels ranging from 5.0% to 5.5%. Plan assets are invested primarily in various separate accounts and the general account of FAFLIC. Plan assets also include 973,262 shares of AFC Common Stock at both December 31, 1998 and 1997, with a market value of $56.3 million and $48.6 million at December 31, 1998 and 1997, respectively.

     The Company has a defined contribution 401(k) plan for its employees, whereby the Company matches employee elective 401(k) contributions, up to a maximum percentage determined annually by the Board of Directors. During 1998, 1997 and 1996, the Company matched 50% of employees' contributions up to 6.0% of eligible compensation. The total expense related to this plan was $5.6 million, $3.3 million and $5.5 million in 1998, 1997 and 1996, respectively. In addition to this plan, the Company has a defined contribution plan for substantially all of its agents. The Plan expense in 1998, 1997 and 1996 was $3.0 million, $2.8 million and $2.0 million, respectively.

Note Twelve Other Postretirement
            Benefit Plans
--------------------------------------------------------------------------------
In addition to the Company's pension plans, the Company currently provides postretirement medical and death benefits to certain full-time employees and dependents, under a plan sponsored by FAFLIC. Generally, employees become eligible at age 55 with at least 15 years of service. Spousal coverage is generally provided for up to two years after death of the retiree. Benefits include hospital, major medical and a payment at death equal to retirees' final compensation up to certain limits. Effective January 1, 1996, the Company revised these benefits so as to establish limits on future benefit payments and to restrict eligibility to current employees. The medical plans have varying copayments and deductibles, depending on the plan. These plans are unfunded.

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

     The plans' funded status reconciled with amounts recognized in the Company's consolidated balance sheet were as follows:

-------------------------------------------------------------------------------
December 31                                                   1998         1997
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Change in benefit obligations:

Accumulated postretirement benefit
        obligation at beginning of year                    $  71.8      $  72.3
Service cost                                                   3.1          3.0
Interest cost                                                  5.1          4.6
Actuarial losses                                               7.6         (4.7)
Benefits paid                                                 (3.6)        (3.4)
                                                           --------------------
Accumulated postretirement benefit
        obligation at end of year                             84.0         71.8
Fair value of plan assets at end of year                        --           --
                                                           --------------------
Funded status of the plan                                    (84.0)       (71.8)
Unamortized prior service cost                               (12.9)       (15.3)
Unrecognized net actuarial losses                              7.5          0.8
                                                           --------------------
Accumulated postretirement benefit costs                   $ (89.4)     $ (86.3)
                                                           ====================

The components of net periodic postretirement benefit costs were as follows:

-------------------------------------------------------------------------------
For the Years Ended December 31                      1998       1997       1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Service cost                                       $  3.1     $  3.0     $  3.2
Interest cost                                         5.1        4.6        4.6
Recognized net actuarial
        loss (gain)                                   0.1       (0.1)       0.2
Amortization of prior service cost                   (2.4)      (2.7)      (3.0)
                                                   ----------------------------
Net periodic postretirement
        benefit cost                               $  5.9     $  4.8     $  5.0
                                                   ============================

     As a result of the Company's merger with Allmerica P&C in 1997, certain postretirement liabilities were reduced by $6.1 million to reflect their fair value as of the merger date. These postretirement liabilities were reduced by $5.4 million in 1998, which reflects fair value, net of applicable amortization.

     For purposes of measuring the accumulated postretirement benefit obligation at December 31, 1998, health care costs were assumed to increase 7.0% in 1999, declining thereafter until the ultimate rate of 5.5% is reached in 2001 and remains at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1998 by $5.7 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 1998 by $0.7 million. Conversely, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation at December 31, 1998 by $5.2 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 1998 by $0.6 million.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.5% and 7.0% at December 31, 1998 and 1997, respectively. In addition, the actuarial present value of the accumulated postretirement benefit obligation was determined using an assumed rate of increase in future compensation levels of 5.5% for FAFLIC agents.

Note Thirteen Stock-Based
              Compensation Plans
--------------------------------------------------------------------------------
The Company has elected to apply the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25) in accounting for its stock-based compensation plans, and thus no compensation cost has been recognized for stock options in the financial statements. The pro forma effect of recognizing compensation cost based on an instrument's fair value at the date of grant, consistent with Statement No. 123, "Accounting for Stock-Based Compensation", results in net income and earnings per share of $194.4 million and $3.23 per share-diluted ($3.25 per share-basic) in 1998, $206.0 million and $3.76 per share-diluted ($3.77 per share- basic) in 1997, and $181.4 million and $3.62 per share (basic and diluted) in 1996. Since options vest over several years and additional awards generally are made each year, the aforementioned pro forma effects are not likely to be representative of the effects on reported net income for future years.

     Effective June 17, 1996, the Company adopted a Long Term Stock Incentive Plan for employees of the Company (the "Employees' Plan"). Key employees of the Company and its subsidiaries are eligible for awards pursuant to the Plan administered by the Compensation Committee of the Board of Directors (the "Committee") of the Company. Under the terms of the Employees' Plan, the maximum number of shares available for award in any given year is equal to 2.25% of the outstanding common stock of the Company at the beginning of the year, plus any awards authorized but unused from prior years. In addition, the maximum number of shares authorized for grants over the life of the plan is equal to 4,432,309 shares as of December 31, 1998, increasing annually by 1.25% of the Company's outstanding stock.

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

     Information on the Company's stock option plan is summarized below:

------------------------------------------------------------------------------------------------------------------------------------

(In whole shares and dollars)                                     1998                       1997                       1996
------------------------------------------------------------------------------------------------------------------------------------


                                                                      Weighted                   Weighted                   Weighted
                                                                       Average                    Average                    Average
                                                        Options Exercise Price     Options Exercise Price     Options Exercise Price
Outstanding at beginning of year                      1,075,044      $   33.45     209,500      $   27.50          --      $      --
Granted                                                 807,511          54.06     849,500          35.64     231,500          27.50

Converted from Allmerica P&C merger                          --             --     114,509          27.40          --             --

Converted from Citizens acquisition                      38,976          28.27          --             --          --             --

Exercised                                                61,693          31.34      16,021          27.23          --             --

Forfeited                                               113,599          41.85      82,444          33.74      22,000          27.50
                                                    --------------------------------------------------------------------------------
Outstanding at end of year                            1,746,239      $   42.39   1,075,044      $   33.45     209,500      $   27.50
                                                    ================================================================================
Options exercisable at end of year                      240,384      $   32.61      57,116      $   27.38          --      $     --
                                                    ================================================================================

     No options expired during 1998, 1997, or 1996. The fair value of each option is estimated on the date of grant or date of conversion using the Black-Scholes option-pricing model. For options granted through 1998, the exercise price equaled the market price of the stock on the grant date. The weighted average fair value of options granted in 1998, 1997, and 1996 was $23.68 per share, $15.02 per share, and $13.19 per share, respectively. For options converted pursuant to the acquisition of the minority interest in Citizens and Allmerica P&C, the exercise price was less than the fair value of the stock on the conversion date. The weighted average fair values of these options were $27.87 and $28.24 per share, respectively.

     The following significant assumptions were used to determine fair value for 1998 options granted and converted:

--------------------------------------------------------------------------------
                                      1998               1997              1996
--------------------------------------------------------------------------------
Dividend yield                         0.4%               0.5%              0.6%
Expected volatility                  47.49%             31.52%            23.50%
Risk-free interest rate               4.84%     5.66% to 6.19%    5.29% to 6.33%
Expected lives range
        (in years)                 2.5 to 7           2.5 to 7          2.5 to 7

The following table summarizes information about employee options outstanding and exercisable at December 31, 1998.

-------------------------------------------------------------------------------------------------------------------------------
                                                           Options Outstanding                    Options Currently Exercisable
-------------------------------------------------------------------------------------------------------------------------------
                                                                      Weighted
                                                                       Average          Weighted                       Weighted
                                                                     Remaining           Average                        Average
                                                                   Contractual          Exercise                       Exercise
Range of Exercise Prices                             Number              Lives             Price           Number         Price
-------------------------------------------------------------------------------------------------------------------------------
$24.50 to $30.66                                    276,666               7.22         $   27.58         102,390      $   27.32
$35.375 to $50.00                                   724,516               8.41         $   35.88         131,316      $   35.72
$52.50 to $68.25                                    745,057               9.14         $   54.22           6,678      $   52.63

     During 1998 and 1997, the Company granted shares of nonvested stock to eligible employees, which vest after three years of continuous employment. There were no such grants during 1996. During 1998, the Company also granted shares of nonvested stock to certain agents, which vest 60% after three years, and 20% per year thereafter. The following table summarizes information about employee and agent nonvested stock.

--------------------------------------------------------------------------------
Stock Awards                                                1998           1997
--------------------------------------------------------------------------------
Common stock granted                                     237,394         68,127
Weighted average fair value per share
        at the date of grant                            $  37.21       $  34.13

     The Company recognizes compensation expense related to nonvested shares over the vesting period on a pro rata basis. As a result, the Company recognized $3.3 million and $0.7 million of compensation cost in 1998 and 1997, respectively.

Note Fourteen  Dividend Restrictions
--------------------------------------------------------------------------------
Massachusetts, Delaware, New Hampshire and Michigan have enacted laws governing the payment of dividends to stockholders by insurers. These laws affect the dividend paying ability of FAFLIC, AFLIAC, Hanover and Citizens, respectively.

     Massachusetts' statute limits the dividends an insurer may pay in any twelve month period, without the prior permission of the Commonwealth of Massachusetts Insurance Commissioner, to the greater of (i) 10% of its statutory policyholder surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company), or its net income for the preceding calendar year (if such insurer is not a life company). In addition, under Massachusetts law, no domestic insurer shall pay a dividend or make any distribution to its shareholders from other than unassigned funds unless the Commissioner shall have approved such dividend or distribution. During 1998, FAFLIC paid dividends of $50.0 million to AFC. No dividends were declared by FAFLIC to AFC during 1997 or 1996. During 1999, FAFLIC could pay dividends of $116.4 million to AFC without prior approval of the Commissioner.

     Pursuant to Delaware's statute, the maximum amount of dividends and other distributions that an insurer may pay in any twelve month period, without the prior approval of the Delaware Commissioner of Insurance, is limited to the greater of (i) 10% of its policyholders' surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company) or its net income (not including realized capital gains) for the preceding calendar year (if such insurer is not a life company). Any dividends to be paid by an insurer, whether or not in excess of the aforementioned threshold, from a source other than statutory earned surplus would also require the prior approval of the Delaware Commissioner of Insurance. No dividends were declared by AFLIAC to FAFLIC during 1998, 1997 or 1996. During 1999, AFLIAC could pay dividends of $26.1 million to FAFLIC without prior approval.

     Pursuant to New Hampshire's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the New Hampshire Insurance Commissioner, is limited to 10% of such insurer's statutory policyholder surplus as of the preceding December 31. Hanover declared dividends to Allmerica P&C totaling $125.0 million, $120.0 million and $105.0 million during 1998, 1997 and 1996, respectively. During 1999, the maximum dividend and other distributions that could be declared to Allmerica P&C by Hanover, without prior approval of the Insurance Commissioner, is approximately $1.6 million, which considers an extraordinary dividend of $125.0 million declared on March 12, 1998. The allowable dividend without prior approval will increase to $126.6 million on March 12, 1999.

     Pursuant to Michigan's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the Michigan Insurance Commissioner, is limited to the greater of 10% of policyholders' surplus as of December 31 of the immediately preceding year or the statutory net income less realized gains, for the immediately preceding calendar year. Citizens Insurance declared dividends to Citizens Corporation totaling $200.0 million and $6.3 million during 1998 and 1996, respectively. A $180.0 million extraordinary dividend was approved by the Commissioner in 1998. No dividends were declared by Citizens Insurance during 1997. During 1999, Citizens Insurance can declare no dividends to Citizens Corporation without prior approval of the Michigan Insurance Commissioner as a result of the $180.0 million extraordinary dividend declared on December 21, 1998.

Note Fifteen Segment Information
--------------------------------------------------------------------------------
The Company offers financial products and services in two major areas: Risk Management and Retirement and Asset Accumulation. Within these broad areas, the Company conducts business principally in four operating segments.

     Effective January 1, 1998, the Company adopted Statement No. 131. Upon adoption, the separate financial information of each segment was redefined consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. A summary of the significant changes in reportable segments is included below.

     The Risk Management group includes two segments: Property and Casualty and Corporate Risk Management Services. The Property and Casualty segment includes property and casualty insurance products, such as automobile insurance, homeowners insurance, commercial multiple peril insurance, and workers' compensation insurance. These products are offered by Allmerica P&C through its operating subsidiaries, Hanover and Citizens. Substantially all of the Property and Casualty segment's earnings are generated in Michigan and the Northeast (Connecticut, Massachusetts, New York, New Jersey, New Hampshire, Rhode Island, Vermont and Maine). The Corporate Risk Management Services segment includes group life and health insurance products and services which assist employers in administering employee benefit programs and in managing the related risks.

     The Retirement and Asset Accumulation group includes two segments:
Allmerica Financial Services and Allmerica Asset Management. The Allmerica Financial Services segment includes variable annuities, variable universal life and traditional life insurance products distributed via retail channels as well as group retirement products, such as defined benefit and 401(k) plans and tax-sheltered annuities distributed to institutions. Through its Allmerica Asset Management segment, the Company offers its customers the option of investing in three types of GICs; the traditional GIC, the synthetic GIC and the floating rate GIC. This segment is also a Registered Investment Advisor providing investment advisory services, primarily to affiliates, and to other institutions, such as insurance companies and pension plans.

     In addition to the four operating segments, the Company has a Corporate segment, which consists primarily of cash, investments, corporate debt, Capital Securities and corporate overhead expenses. Corporate overhead expenses reflect costs not attributable to a particular segment, such as those generated by certain officers and directors, Corporate Technology, Corporate Finance, Human Resources and the legal department.

     Significant changes to the Company's segmentation include a reclassification of corporate overhead expenses from each operating segment into the Corporate segment. Additionally, certain products (group retirement products, such as 401(K) plans and tax-sheltered annuities, group variable universal life) and certain other non-insurance operations (telemarketing and trust services) previously reported in the Allmerica Financial Institutional Services segment were combined with the Allmerica Financial Services segment. Also, the Company reclassified the GIC product line previously reported in the Allmerica Financial Institutional Services segment into the Allmerica Asset Management segment.

     Management evaluates the results of the aforementioned segments based on a pre-tax and minority interest basis. Segment income is determined by adjusting net income for net realized investment gains and losses, net gains and losses on disposals of businesses, extraordinary items, the cumulative effect of accounting changes and certain other items which management believes are not indicative of overall operating trends. While these items may be significant components in understanding and assessing the Company's financial performance, management believes that the presentation of segment income enhances its understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, segment income should not be construed as a substitute for net income determined in accordance with generally accepted accounting principles.

Summarized below is financial information with respect to business segments:

-------------------------------------------------------------------------------
For the Years Ended December 31,                  1998         1997        1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Segment revenues:
 Risk Management
   Property and Casualty                     $  2,204.8  $  2,211.0  $  2,145.8
   Corporate Risk Management
           Services                               414.1       405.6       370.7
                                             ----------------------------------
                   Subtotal                     2,618.9     2,616.6     2,516.5
                                             ----------------------------------
 Retirement and Asset
   Accumulation
   Allmerica Financial Services                   724.0       713.9       700.0
   Allmerica Asset Management                     121.7        91.1       110.5
                                             ----------------------------------
                   Subtotal                       845.7       805.0       810.5
                                             ----------------------------------
 Corporate                                         12.9        16.1         6.9
 Intersegment revenues                             (7.6)      (11.5)      (13.8)
                                             ----------------------------------
  Total segment revenues
          including Closed Block                3,469.9     3,426.2     3,320.1
                                             ----------------------------------
Adjustment to segment revenues:
   Adjustment for Closed Block                    (98.3)     (102.6)     (105.7)
   Change in mortality
           assumptions                               --        (4.2)         --
   Contingency payment from
           sale of mutual fund
           processing business                       --          --         4.8
   Net realized gains                              60.9        76.2        65.9
                                             ----------------------------------
   Total revenues                            $  3,432.5  $  3,395.6  $  3,285.1
                                             ==================================
Segment income (loss) before
   income taxes and minority interest:
   Risk Management
     Property and Casualty                   $    151.4  $    172.9  $    170.7
     Corporate Risk Management
             Services                               7.6        27.0        28.3
                                             ----------------------------------
                     Subtotal                     159.0       199.9       199.0
                                             ----------------------------------
   Retirement and Asset
     Accumulation
     Allmerica Financial Services                 166.7       134.6       106.8
     Allmerica Asset Management                    23.7        18.4        11.5
                                             ----------------------------------
                     Subtotal                     190.4       153.0       118.3
                                             ----------------------------------
   Corporate                                      (50.9)      (48.0)      (58.0)
                                             ----------------------------------
     Segment income before income
             taxes and minority interest          298.5       304.9       259.3
                                             ----------------------------------
Adjustments to segment income:
   Net realized investment gains,
     net of amortization                           51.2        76.1        68.7
   Sales practice litigation expense              (31.0)         --          --
   Loss on exiting reinsurance pools              (25.3)         --          --
   Gain from change in mortality
       assumptions                                   --        47.0          --
   Loss on cession of disability
       income business                               --       (53.9)         --
   Contingency payment from
      sale of mutual fund processing
      business                                       --          --         4.8
   Restructuring costs                            (13.0)         --          --
   Other items                                     (0.8)       (8.6)       (1.1)
Income before taxes and
   minority interest                         ----------------------------------
                                             $    279.6  $    365.5  $    331.7
                                             ==================================

--------------------------------------------------------------------------------
December 31                             1998         1997      1998      1997
--------------------------------------------------------------------------------
(Dollars in millions)
--------------------------------------------------------------------------------
                                                                  Deferred
                                     Identifiable Assets     Acquisition Costs
Risk Management
    Property and Casualty         $   5,649.0  $   5,650.4  $    164.9  $  167.2
    Corporate Risk
        Management
        Services                        570.0        621.9         2.6       2.9
                                  ----------------------------------------------
                Subtotal              6,219.0      6,272.3       167.5     170.1
Retirement and Asset
    Accumulation
    Allmerica Financial
        Services                     19,416.6     15,159.2       993.1     794.5
    Allmerica Asset
         Management                   1,810.9      1,035.1         0.6       0.9
                                  ----------------------------------------------
               Subtotal              21,227.5     16,194.3       993.7     795.4
Corporate                               161.4         82.4          --        --
                                  ----------------------------------------------
    Total                         $  27,607.9  $  22,549.0  $  1,161.2  $  965.5
                                  ==============================================

Note Sixteen Lease Commitments
--------------------------------------------------------------------------------
Rental expenses for operating leases, principally with respect to buildings, amounted to $34.9 million, $33.6 million and $34.9 million in 1998, 1997 and 1996, respectively. At December 31, 1998, future minimum rental payments under non-cancelable operating leases were approximately $73.5 million, payable as follows: 1999 - $28.6 million; 2000 - $21.0 million; 2001 - $13.8 million; 2002
- $6.9 million; and $3.2 million thereafter. It is expected that, in the normal course of business, leases that expire may be renewed or replaced by leases on other property and equipment; thus, it is anticipated that future minimum lease commitments may not be less than the amounts shown for 1999.

Note Seventeen Reinsurance
--------------------------------------------------------------------------------
In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Reinsurance transactions are accounted for in accordance with the provisions of Statement No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

     Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of rein-surers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. The Company determines the appropriate amount of reinsurance based on evaluation of the risks accepted and analyses prepared by consultants and reinsurers and on market conditions (including the availability and pricing of reinsurance). The Company also believes that the terms of its reinsurance contracts are consistent with industry practice in that they contain standard terms with respect to lines of business covered, limit and retention, arbitration and occurrence. Based on its review of its reinsurers' financial statements and reputations in the reinsurance marketplace, the Company believes that its reinsurers are financially sound.

     The Company is subject to concentration of risk with respect to reinsurance ceded to various residual market mechanisms. As a condition to the ability to conduct certain business in various states, the Company is required to participate in various residual market mechanisms and pooling arrangements which provide various insurance coverages to individuals or other entities that are otherwise unable to purchase such coverage voluntarily provided by private insurers. These market mechanisms and pooling arrangements include the Massachusetts Commonwealth Automobile Reinsurers ("CAR"), the Maine Workers' Compensation Residual Market Pool ("MWCRP") and the Michigan Catastrophic Claims Association ("MCCA"). At December 31, 1998, CAR was the only reinsurer which represented 10% or more of the Company's reinsurance business. As a servicing carrier in Massachusetts, the Company cedes a significant portion of its private passenger and commercial automobile premiums to CAR. Net premiums earned and losses and loss adjustment expenses ceded to CAR in 1998, 1997 and 1996 were $34.3 million and $38.1 million, $32.3 million and $28.2 million, and $38.0 million and $21.8 million, respectively. The Company ceded to MCCA premiums earned and losses and loss adjustment expenses in 1998, 1997 and 1996 of $3.7 million and $18.0 million, $9.8 million and $(0.8) million, and $50.5 million and $(52.9) million, respectively.

     On June 2, 1998, the Company recorded a $124.2 million one-time reduction of its direct and ceded written premiums as a result of a return of excess surplus from MCCA. This transaction had no impact on the total net premiums recorded by the Company in 1998.

     Because the MCCA is supported by assessments permitted by statute, and all amounts billed by the Company to CAR, MWCRP and MCCA have been paid when due, the Company believes that it has no significant exposure to uncollectible reinsurance balances.

The effects of reinsurance were as follows:

-------------------------------------------------------------------------------
For the Years Ended December 31                 1998          1997         1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Life and accident and health
  insurance premiums:
    Direct                                 $    416.6   $    417.4   $    389.1
    Assumed                                     111.9        110.7         87.8
    Ceded                                      (189.8)      (170.1)      (138.9)
                                           ------------------------------------
Net premiums                               $    338.7   $    358.0   $    338.0
                                           ====================================
Property and casualty premiums
  written:
     Direct                                $  1,970.4   $  2,068.5   $  2,039.7
     Assumed                                     58.8        103.1        108.7
     Ceded                                      (74.1)      (179.8)      (234.0)
                                           ------------------------------------
Net premiums                               $  1,955.1   $  1,991.8   $  1,914.4
                                           ====================================
Property and casualty premiums
  earned:
    Direct                                 $  1,967.9   $  2,046.2   $  2,018.5
    Assumed                                      64.5        102.0        112.4
    Ceded                                       (66.1)      (195.1)      (232.6)
                                           ------------------------------------
Net premiums                               $  1,966.3   $  1,953.1   $  1,898.3
                                           ====================================
Life and accident and health
   insurance and other individual
   policy benefits, claims, losses
   and loss adjustment expenses:
      Direct                               $    653.6   $    656.4   $    606.5
      Assumed                                    67.9         61.6         44.9
      Ceded                                    (164.0)      (158.8)       (77.8)
                                           ------------------------------------
Net policy benefits, claims, losses
  and loss adjustment expenses             $    557.5   $    559.2   $    573.6
                                           ====================================
Property and casualty benefits,
   claims, losses and loss
   adjustment expenses:
    Direct                                 $  1,589.2   $  1,464.9   $  1,299.8
    Assumed                                      62.7        101.2         85.8
    Ceded                                      (158.2)      (120.6)        (2.2)
                                           ------------------------------------
Net policy benefits, claims, losses
   and loss adjustment expenses            $  1,493.7   $  1,445.5   $  1,383.4
                                           ====================================

Note Eighteen Deferred Policy Acquisition Costs
--------------------------------------------------------------------------------
The following reflects the changes to the deferred policy acquisition asset:

-------------------------------------------------------------------------------
For the Years Ended December 31                    1998        1997        1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Balance at beginning of year                 $    965.5    $  822.7    $  735.7
   Acquisition expenses deferred                  641.2       617.7       547.4
   Amortized to expense during
      the year                                   (452.8)     (476.0)     (470.1)
   Adjustment to equity during
       the year                                     7.3       (11.1)        9.7
   Adjustment for cession of
       disability income insurance                   --       (38.6)         --
   Adjustment for revision of
      universal life and variable
      universal life insurance
      mortality assumptions                          --        50.8          --
                                             ----------------------------------
Balance at end of year                       $  1,161.2    $  965.5    $  822.7
                                             ==================================

     At October 1, 1997, the Company revised the mortality assumptions for universal life and variable universal life product lines. These revisions resulted in a $50.8 million recapitalization of deferred policy acquisition costs.

Note Nineteen Liabilities for Outstanding
              Claims, Losses and Loss
              Adjustment Expenses
--------------------------------------------------------------------------------
The Company regularly updates its estimates of liabilities for outstanding claims, losses and loss adjustment expenses as new information becomes available and further events occur which may impact the resolution of unsettled claims for its property and casualty and its accident and health lines of business. Changes in prior estimates are recorded in results of operations in the year such changes are determined to be needed.

     The liability for future policy benefits and outstanding claims, losses and loss adjustment expenses related to the Company's accident and health business was $568.0 million, $533.6 million and $471.7 million at December 31, 1998, 1997 and 1996, respectively. Accident and health claim liabilities were re-estimated for all prior years and were increased by $14.6 million in 1998, and decreased by $0.2 million and $0.6 million in 1997 and 1996, respectively. The increase in 1998 resulted from the Company's reserve strengthening primarily in the assumed reinsurance and stop loss only business.

     The following table provides a reconciliation of the beginning and ending property and casualty reserve for unpaid losses and loss adjustment expenses:

-------------------------------------------------------------------------------
For the Years Ended December 31                  1998         1997         1996
-------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------
Reserve for losses and LAE,
    beginning of year                      $  2,615.4   $  2,744.1   $  2,896.0
Incurred losses and LAE, net of
   reinsurance recoverable:
      Provision for insured events
      of current year                         1,609.0      1,564.1      1,513.3
      Decrease in provision for
      insured events of prior years            (127.2)      (127.9)      (141.4)
                                           ------------------------------------
Total incurred losses and LAE                 1,481.8      1,436.2      1,371.9
                                           ------------------------------------
Payments, net of reinsurance
   recoverable:
      Losses and LAE attributable to
      insured events of current year            871.9        775.1        759.6
      Losses and LAE attributable to
      insured events of prior years             643.0        732.1        627.6
                                           ------------------------------------
Total payments                                1,514.9      1,507.2      1,387.2
                                           ------------------------------------
Change in reinsurance recoverable
    on unpaid losses                             15.0        (50.2)      (136.6)
Other (1)                                          --         (7.5)          --
Reserve for losses and LAE,
    end of year                            $  2,597.3   $  2,615.4   $  2,744.1
                                           ====================================

(1) Includes purchase accounting adjustments.

     As part of an ongoing process, the reserves have been re-estimated for all prior accident years and were decreased by $127.2 million, $127.9 million and $141.4 million in 1998, 1997 and 1996, respectively.

     The decrease in favorable development on prior years' reserves of $0.7 million in 1998 results from a $20.7 million decrease in favorable development at Citizens, significantly offset by a $20.0 million increase in favorable development at Hanover. The decrease in favorable development on prior year reserves at Citizens in 1998, reflects a $13.8 million decrease in favorable development, to $21.9 million, in the workers' compensation line. In addition, favorable development in the commercial multiple peril line decreased $4.0 million, to $0.3 million. These declines in favorable development are partially off-set by continued favorable development on prior year reserves in the personal automobile line due to tort reform in Michigan, which became effective July 26, 1996. The new legislation requires judges rather than juries to determine if the minimum threshold to allow pain and suffering damage settlements has been met.

     The increase in favorable development at Hanover during 1998 reflects a $20.6 million increase in favorable development on prior year reserves, to $38.0 million, in the personal automobile line, as well as a $14.9 million increase to $12.1 million in the commercial multiple peril line. These increases are primarily attributable to the initiatives taken by the Company over the past two years which are expected to reduce ultimate settlement costs. These increases are partially offset by less favorable development in the workers' compensation line where favorable development on prior year reserves decreased $19.2 million, to $9.6 million.

     The decrease in favorable development on prior years' reserves of $13.5 million in 1997 results primarily from a $24.6 million decrease in favorable development at Hanover to $58.4 million, partially offset by an $11.1 million increase in favorable development at Citizens to $69.5 million. The decrease in Hanover's favorable development of $24.6 million in 1997 reflects a decrease in favorable development of $25.0 million, to $17.4 million, in the personal automobile line as well as a decrease in favorable development of $8.5 million, to unfavorable development of $2.8 million, in the commercial multiple peril line. These decreases were partially offset by an increase in favorable development in the workers' compensation line of $11.5 million, to $28.8 million. The increase in favorable development at Citizens in 1997, reflects improved severity in the workers' compensation line where favorable development increased $13.9 million, to $35.7 million, and in the commercial multiple peril line where favorable development increased $7.0 million, to $4.3 million. These increases are partially offset by less favorable development in the personal automobile line, where favorable development decreased $10.5 million, to $22.5 million in 1997.

     This favorable development reflects the Property and Casualty segment's reserving philosophy consistently applied over these periods. Conditions and trends that have affected development of the loss and LAE reserves in the past may not necessarily occur in the future.

     Due to the nature of the business written by the Property and Casualty segment, the exposure to environmental liabilities is relatively small and therefore its reserves are relatively small compared to other types of liabilities. Loss and LAE reserves related to environmental damage and toxic tort liability, included in the reserve for losses and LAE, were $49.9 million, $53.1 million and $50.8 million, net of reinsurance of $14.2 million, $15.7 million and $20.2 million in 1998, 1997 and 1996, respectively. The Company does not specifically underwrite policies that include this coverage, but as case law expands policy provisions and insurers' liability beyond the intended coverage, the Company may be required to defend such claims. The Company estimated its ultimate liability for these claims based upon currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available. Although these claims are not material, their existence gives rise to uncertainty and is discussed because of the possibility, however remote, that they may become material. The Company believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Company is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.


Note Twenty Minority Interest
--------------------------------------------------------------------------------
The Company's interest in Allmerica P&C, through its wholly-owned subsidiary FAFLIC, is represented by ownership of 59.5% of the outstanding shares of common stock at December 31, 1996. Subsequent to the merger on July 16, 1997, Allmerica P&C became a wholly owned subsidiary of AFC. Allmerica P&C's interest in Citizens was approximately 82.5% at December 31, 1997 and 1996. Pursuant to the acquisition of minority interest completed on or about December 3, 1998, Citizens became a wholly-owned subsidiary of Allmerica P&C.

     Minority interest at December 31, 1998 and 1997 also reflects the Company's issuance of Capital Securities (See Note 4).

Note Twenty-One Contingencies
--------------------------------------------------------------------------------
Regulatory and Industry Developments
Unfavorable economic conditions may contribute to an increase in the number of insurance companies that are under regulatory supervision. This may result in an increase in mandatory assessments by state guaranty funds, or voluntary payments by solvent insurance companies to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments, which are subject to statutory limits, can be partially recovered through a reduction in future premium taxes in some states. The Company is not able to reasonably estimate the potential effect on it of any such future assessments or voluntary payments.

Litigation

In July 1997, a lawsuit on behalf of a putative class was instituted in Louisiana against AFC and certain of its subsidiaries by individual plaintiffs alleging fraud, unfair or deceptive acts, breach of contract, misrepresentation, and related claims in the sale of life insurance policies. In October 1997, the plaintiffs voluntarily dismissed the Louisiana suit and filed a substantially similar action in Federal District Court in Worcester, Massachusetts. In early November 1998, the Company and the plaintiffs entered into a settlement agreement. The court granted preliminary approval of the settlement on December 4, 1998, and has scheduled a hearing in March 1999 to consider final approval. Accordingly, AFC recognized a $31.0 million pre-tax expense during the third quarter of 1998 related to this litigation. Although the Company believes that this expense reflects appropriate recognition of its obligation under the settlement, this estimate assumes the availability of insurance coverage for certain claims, and the estimate may be revised based on the amount of reimbursement actually tendered by AFC's insurance carriers, if any, and based on changes in the Company's estimate of the ultimate cost of the benefits to be provided to members of the class.

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

Note Twenty-Two Statutory Financial Information
--------------------------------------------------------------------------------
The Company's insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Statutory surplus differs from shareholders' equity reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

Statutory net income and surplus are as follows:

--------------------------------------------------------------------------------
                                                    1998        1997        1996
--------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------
Statutory Net Income (Combined)
        Property and Casualty Companies       $    180.7  $    190.3  $    155.5
        Life and Health Companies                   86.4       191.2       133.3
                                              ----------------------------------
Statutory Shareholders'
Surplus (Combined)
        Property and Casualty Companies       $  1,269.3  $  1,279.6  $  1,201.6
        Life and Health Companies                1,164.1     1,221.3     1,120.1
                                              ----------------------------------

Note Twenty-Three Quarterly Results of Operations (Unaudited)
--------------------------------------------------------------------------------
The quarterly results of operations for 1998 and 1997 are summarized below:

----------------------------------------------------------------------------------------------------
For the Three Months Ended
----------------------------------------------------------------------------------------------------
(In millions, except per share data)
----------------------------------------------------------------------------------------------------
1998                                       March 31        June 30      September 30     December 31
Total revenues                               $863.9         $856.7            $843.6          $868.3
Net income                                   $ 66.8          $60.3            $  8.2          $ 65.9
Net income per share:
        Basic                                $ 1.11          $1.00            $ 0.14          $ 1.11
        Diluted                              $ 1.11          $1.00            $ 0.13          $ 1.10
Dividends declared per share                 $ 0.05          $0.05            $ 0.05          $  --
                                             =======================================================
1997
Total revenues                               $856.5         $830.9           $ 855.7          $852.5
Net income                                   $ 15.9         $ 37.7           $  60.7          $ 94.9
Net income per share (basic and diluted)     $ 0.32         $ 0.75           $  1.04          $ 1.58
Dividends declared per share                 $ 0.05         $ 0.05           $  0.05          $ 0.05
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

Allmerica Financial Corporation

Board of Directors

Michael P. Angelini (a)
Partner, Bowditch & Dewey, LLP

E. Gordon Gee (a)
President, Brown University

Samuel J. Gerson (a)
Chairman and Chief Executive Officer,
Filene's Basement, Inc.

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

Robert J. Murray (d)
Chairman, President and
Chief Executive Officer,
New England Business Service, Inc.

J. Terrence Murray (d)
Chairman and Chief Executive Officer,
Fleet Financial Group, Inc.

John F. O'Brien
President and Chief Executive Officer,
Allmerica Financial Corporation

John L. Sprague (a)
President, John L. Sprague Associates, Inc.

Robert G. Stachler (c)
Partner, Taft, Stettinius & Hollister, LLP

Herbert C. Varnum (c)
Former Chairman and Chief Executive
Officer, Quabaug Corporation

Richard Manning Wall (c)
General Counsel and Assistant to
the Chairman and CEO, FLEXcon
Company, Inc.

(a) Audit Committee
(c) Compensation Committee
(d) Directors Committee

Operating Committee

Bruce C. Anderson
Vice President, Corporate Services

Robert E. Bruce
Vice President, Chief Information Officer

John P. Kavanaugh
Vice President, Chief Investment Officer

John F. Kelly
Vice President, General Counsel
and Assistant Secretary

J. Barry May
President, The Hanover Insurance Company

James R. McAuliffe
President, Citizens Insurance
Company of America

John F. O'Brien
President and Chief Executive Officer

Edward J. Parry, III
Vice President, Chief Financial Officer
and Treasurer

Richard M. Reilly
President and Chief Executive Officer,
Allmerica Financial Life Insurance and
Annuity Company

Robert P. Restrepo, Jr.
President and Chief Executive Officer,
Allmerica Property & Casualty
Companies, Inc.

Eric A. Simonsen
President, Allmerica Services Corporation

Phillip E. Soule
Vice President, Allmerica Voluntary Benefits

SHAREHOLDER INFORMATION

ANNUAL MEETING OF SHAREHOLDERS

The management and Board of Directors of Allmerica Financial Corporation invite you to attend the company's Annual Meeting of Shareholders. The meeting will be held on May 11, 1999, at 9:00 a.m. at Allmerica Financial, 440 Lincoln Street, Worcester, Massachusetts.

COMMON STOCK AND SHAREHOLDER OWNERSHIP PROFILE

The common stock of Allmerica Financial Corporation is traded on the New York Stock Exchange under the symbol "AFC." As of the end of business on February 26, 1999, the company had 50,548 shareholders of record. On the same date, the trading price of the company's common stock closed at $53.38 per share.

COMMON STOCK PRICES AND DIVIDENDS

1998                               High           Low       Dividends
---------------------------------------------------------------------
First Quarter                      $66.38         $42.31     $0.05
Second Quarter                     $72.13         $61.31     $0.05
Third Quarter                      $72.13         $57.31     $0.05
Fourth Quarter                     $57.88         $39.25        --

1997                               High           Low       Dividends
---------------------------------------------------------------------
First Quarter                      $40.25         $32.63     $0.05
Second Quarter                     $40.38         $33.50     $0.05
Third Quarter                      $45.25         $39.25     $0.05
Fourth Quarter                     $51.00         $42.88     $0.05

DIVIDENDS

Allmerica Financial Corporation historically has paid a quarterly dividend of $0.05 per share. On December 15, 1998, Allmerica announced that its Board of Directors had decided to pay dividends on the company's common stock annually rather than on a quarterly basis in 1999. At the same time, Allmerica announced an expected increase in its dividend to $0.25 per share in 1999.

REGISTRAR AND STOCK TRANSFER AGENT

First Chicago Trust Company, a division of Equiserve
525 Washington Boulevard
Jersey City, NJ 07303-2512
(800) 317-4454

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110

INDUSTRY RATINGS

                                  A.M.       Standard            Duff &
Claims Paying Ability             Best       & Poors   Moody's   Phelps
-----------------------------------------------------------------------
First Allmerica Financial
 Life Insurance Company            A          AA-       A1        AA
Allmerica Financial Life
 Insurance and Annuity Company     A          AA-       A1        AA
The Hanover Insurance Company      A          AA-       A1        --
Citizens Insurance Company of
 America                           A          AA-       --        --


                                           Standard            Duff &
Debt Ratings                               & Poors   Moody's   Phelps
-----------------------------------------------------------------------
Allmerica Financial
 Corporation Senior Debt                      A-        A2        A+
Allmerica Financial
 Corporation Capital Securities               BBB+      A2        --
Allmerica Financial Corporation
 Short Term Debt                              A1        P1        --
First Allmerica Financial Life
 Insurance Company Short Term Debt            A1+       P1        --

TOLL-FREE INVESTOR INFORMATION LINE

Call our toll free investor information line, (800) 407-5222, to receive additional printed information, including Form 10-Ks or quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, fax-on-demand services, access to shareholder services, prerecorded messages, and other services.

Alternatively, investors may address questions to:

Henry P. St. Cyr, CFA, Vice President, Investor Relations
Allmerica Financial Corporation
440 Lincoln Street, Worcester, MA 01653
tel. (508) 855-2959  fax (508) 853-4481

Brian M. Dugan, Director, Investor Relations tel. (508) 855-3883 fax (508) 855-3675

CORPORATE OFFICES AND PRINCIPAL SUBSIDIARIES

Allmerica Financial Corporation
440 Lincoln Street
Worcester, MA 01653

The Hanover Insurance Company
100 North Parkway
Worcester, MA 01605

Citizens Insurance Company of America
645 West Grand River
Howell, MI 48843

WEB SITE
Please visit our Internet Web site at http://www.allmerica.com