Form 10-K, Exhibit 13
period 1999-12-31
ALLMERICA FINANCIAL CORP
filed 2000-03-30
CIK 944695

                                                                    Exhibit 13.1

Five Year Summary of Selected Financial Highlights

For the Years Ended December 31                                     1999          1998          1997          1996          1995
================================================================================================================================
(In millions, except per share data)

STATEMENT OF INCOME
Revenues
 Premiums                                                     $  1,950.5    $  1,970.6    $  1,980.5    $  1,937.1    $  1,952.2
 Universal life and investment product policy fees                 359.3         296.6         237.3         197.2         172.4
 Net investment income                                             615.7         604.4         631.1         651.2         692.0
 Net realized investment gains                                      91.0          59.2          76.0          65.6          40.3
 Other income                                                      128.7         103.2          81.5          77.7          80.0
--------------------------------------------------------------------------------------------------------------------------------
 Total revenues                                                  3,145.2       3,034.0       3,006.4       2,928.8       2,936.9
================================================================================================================================
Benefits, Losses and Expenses
 Policy benefits, claims, losses and loss adjustment expenses    1,770.7       1,804.0       1,764.0       1,747.8       1,815.2
 Policy acquisition expenses                                       429.9         449.6         408.5         454.4         452.7
 Sales practice litigation expense                                    --          31.0            --            --            --
 Loss from cession of disability income business                      --            --          53.9            --            --
 Restructuring costs                                                (1.9)          9.0            --            --            --
 Other operating expenses                                          478.5         440.3         440.0         421.4         392.3
--------------------------------------------------------------------------------------------------------------------------------
 Total benefits, losses and expenses                             2,677.2       2,733.9       2,666.4       2,623.6       2,660.2
================================================================================================================================
 Income before federal income taxes                                468.0         300.1         340.0         305.2         276.7
 Federal income tax expense                                        106.9          56.1          84.7          66.2          73.6
--------------------------------------------------------------------------------------------------------------------------------
 Income before minority interest, extraordinary item
    and discontinued operations                                    361.1         244.0         255.3         239.0         203.1
 Minority interest                                                 (16.0)        (29.3)        (62.7)        (74.6)        (73.1)
--------------------------------------------------------------------------------------------------------------------------------
 Income from continuing operations                                 345.1         214.7         192.6         164.4         130.0
 Discontinued operations:
    (Loss) income from operations of discontinued group
       life and health business, net of taxes                      (18.8)        (13.5)         16.6          17.5          16.0
    Loss from disposal of group life and health business,
       net of taxes                                                (30.5)           --            --            --            --
--------------------------------------------------------------------------------------------------------------------------------
 Income before extraordinary item                                  295.8         201.2         209.2         181.9         146.0
 Extraordinary item - demutualization expenses                        --            --            --            --         (12.1)
--------------------------------------------------------------------------------------------------------------------------------
 Net income                                                   $    295.8    $    201.2    $    209.2    $    181.9    $    133.9
================================================================================================================================
 Earnings per common share (diluted)(1)                       $     5.33    $     3.33    $     3.82    $     3.63    $     0.82
 Dividends declared per common share (diluted)                $     0.25    $     0.15    $     0.20    $     0.20    $     0.05
================================================================================================================================
Adjusted net income(2)                                        $    280.9    $    212.5    $    164.3    $    121.1    $     99.8
================================================================================================================================

BALANCE SHEET (AT DECEMBER 31)
Total assets                                                  $ 30,769.6    $ 27,653.1    $ 22,549.0    $ 18,970.3    $ 17,757.7
Long-term debt                                                     199.5         199.5         202.1         202.2         202.3
Total liabilities                                               28,229.4      24,894.5      19,714.8      16,461.6      15,425.0
Minority interest                                                  300.0         300.0         452.9         784.0         758.5
Shareholders' equity                                             2,240.2       2,458.6       2,381.3       1,724.7       1,574.2

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

INTRODUCTION
================================================================================

The results of operations for Allmerica Financial Corporation and subsidiaries ("AFC" or "the Company") include the accounts of AFC; First Allmerica Financial Life Insurance Company ("FAFLIC"); its wholly-owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"); Allmerica Asset Management, Inc. ("AAM," a wholly-owned non-insurance subsidiary of AFC); Allmerica Property & Casualty Companies, Inc. ("Allmerica P&C," a wholly-owned non-insurance subsidiary of AAM); The Hanover Insurance Company ("Hanover," a wholly-owned subsidiary of Allmerica P&C); Citizens Corporation (a wholly-owned non-insurance subsidiary of Hanover); Citizens Insurance Company of America ("Citizens," a wholly-owned subsidiary of Citizens Corporation) and certain other insurance and non-insurance subsidiaries.

The results of operations reflect minority interest in Allmerica P&C and its subsidiary, Hanover, of approximately 40.5% prior to the acquisition of minority interest on July 16, 1997. The results of operations also reflect minority interest in Citizens Corporation, prior to the acquisition of minority interest on or about December 3, 1998, of approximately 16.8% and 17.5% in 1998 and 1997, respectively.

DESCRIPTION OF OPERATING SEGMENTS
================================================================================

The Company offers financial products and services in two major areas: Risk Management and Asset Accumulation. Within these broad areas, the Company conducts business principally in three operating segments. These segments are Risk Management; Allmerica Financial Services; and Allmerica Asset Management. The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. A summary of the Company's reportable segments is included below.

      In 1999, the Company reorganized its Property and Casualty and Corporate Risk Management Services operations within the Risk Management segment. Under the new structure, the Risk Management segment manages its business through five distribution channels identified as Hanover North, Hanover South, Citizens Midwest, Allmerica Voluntary Benefits, and Allmerica Specialty. During the second quarter of 1999, the Company approved a plan to exit its group life and health business, consisting of its Employee Benefit Services ("EBS") business, its Affinity Group Underwriters ("AGU") business and its accident and health assumed reinsurance pool business ("reinsurance pool business"). Results of operations from this business, relating to both the current and the prior periods, have been segregated and reported as a component of discontinued operations in the Consolidated Statements of Income. Operating results from this business were previously reported in the Allmerica Voluntary Benefits and Allmerica Specialty distribution channels. Prior to 1999, results of the group life and health business were included in the Corporate Risk Management Services segment, while all other Risk Management business was reflected in the Property and Casualty segment.

      The Risk Management segment's property and casualty business is offered primarily through the Hanover North, Hanover South and Citizens Midwest distribution channels utilizing the Company's independent agent network primarily in the Northeast, Midwest and Southeast United States, maintaining a strong regional focus. Allmerica Voluntary Benefits focuses on worksite distribution, which offers discounted property and casualty products through employer sponsored programs, and affinity group property and casualty business. Allmerica Specialty offers special niche property and casualty products in selected markets.

      The Asset Accumulation group includes two segments: Allmerica Financial Services and Allmerica Asset Management. The Allmerica Financial Services segment includes variable annuities, variable universal life and traditional life insurance products distributed via retail channels as well as group retirement products, such as defined benefit and 401(k) plans and tax-sheltered annuities distributed to institutions.

      Through its Allmerica Asset Management segment, the Company offers its customers the option of investing in Guaranteed Investment Contracts ("GICs") such as the traditional GIC, the synthetic GIC and other funding agreements. Funding agreements are investment contracts issued to institu-tional buyers, such as money market funds, corporate cash management programs and securities lending collateral programs, which typically have short maturities and periodic interest rate resets based on an index such as LIBOR. This segment is also a Registered Investment Advisor providing investment advisory services, primarily to affiliates and to other institutions, such as insurance companies and pension plans.

      In addition to the three operating segments, the Company has a Corporate segment, which consists primarily of cash, investments, corporate debt, Series A Capital Securities ("Capital Securities") and corporate overhead expenses. Corporate overhead expenses reflect costs not attributable to a particular segment, such as those generated by certain officers and directors, Corporate Technology, Corporate Finance, Human Resources and the Legal department.

RESULTS OF OPERATIONS
CONSOLIDATED OVERVIEW
================================================================================

The Company's consolidated net income increased $94.6 million to $295.8 million in 1999. In 1998, the Company's consolidated net income decreased $8.0 million to $201.2 million. Net income includes certain items which management believes are not indicative of overall operating trends, such as net realized investment gains and losses, net gains and losses on disposals of businesses, discontinued operations, extraordinary items, the cumulative effect of accounting changes and certain other items. While these items may be significant components in understanding and assessing the Company's financial performance, management believes that the presentation of adjusted net income enhances understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, adjusted net income should not be construed as a substitute for net income determined in accordance with generally accepted accounting principles.

      For purposes of assessing each segment's contribution to adjusted net income, management evaluates the results of these segments on a pre-tax and minority interest basis. The following table reflects each segment's contribution to adjusted net income and a reconciliation to consolidated net income as adjusted for these items.

For the Years Ended December 31                      1999       1998       1997
================================================================================
(In millions)

Segment income (loss) before federal
  income taxes and minority interest:
   Risk Management                                $ 199.6    $ 149.6    $ 174.2
   Asset Accumulation
     Allmerica Financial Services                   205.5      169.0      134.6
     Allmerica Asset Management                      23.5       23.7       18.4
-------------------------------------------------------------------------------
     Subtotal                                       229.0      192.7      153.0
   Corporate                                        (59.3)     (50.9)     (48.0)
-------------------------------------------------------------------------------
     Segment income before federal
      income taxes and minority interest            369.3      291.4      279.2
-------------------------------------------------------------------------------
  Federal income taxes on segment
   income                                           (72.4)     (53.1)     (63.4)
  Minority interest on preferred dividends          (16.0)     (16.0)     (14.5)
  Minority interest on segment income                  --       (9.8)     (37.0)
-------------------------------------------------------------------------------
Adjusted net income                                 280.9      212.5      164.3
Adjustments (net of taxes, minority
  interest and amortization, as applicable):
   Net realized investment gains                     63.0       28.8       37.3
   Sales practice litigation expense                   --      (20.2)        --
   Gain from change in mortality
     assumptions                                       --         --       30.5
   Loss from cession of disability
     income business                                   --         --      (35.0)
   Restructuring costs                                1.2       (5.8)        --
   Other items                                         --       (0.6)      (4.5)
-------------------------------------------------------------------------------
Income from continuing operations                   345.1      214.7      192.6

  Discontinued operations:

   (Loss) income from operations of
     discontinued group life and health
     business (net of applicable taxes)             (18.8)     (13.5)      16.6

   Loss on disposal of group life and
     health business (net of applicable
     taxes)                                         (30.5)        --         --
-------------------------------------------------------------------------------
Net income                                        $ 295.8    $ 201.2    $ 209.2
================================================================================

1999 Compared to 1998

The Company's segment income before taxes and minority interest increased $77.9 million, or 26.7%, to $369.3 million during 1999. This increase is primarily attributable to increased income of $50.0 million from the Risk Management segment and an increase of $36.5 million from the Allmerica Financial Services segment. The increase in Risk Management segment income is primarily attributable to a $56.2 million increase in favorable development on prior years reserves, a

$15.9 million favorable impact from a whole account aggregate excess of loss reinsurance agreement ("aggregate excess of loss reinsurance treaty"), and decreased catastrophes of $13.4 million. Partially offsetting these favorable items are a $14.3 million increase in involuntary pool underwriting losses and a $13.9 million increase in current year claims activity, primarily in the commercial lines. The increase in the Allmerica Financial Services segment is primarily attributable to higher asset-based fee income resulting from market appreciation and additional desposits in the variable annuity and variable universal life product lines. These increased fees were partially offset by higher policy acquisition and other operating expenses. Partially offsetting these increases were increased losses from the Corporate segment of $8.4 million, due to lower investment and other income and to higher corporate overhead costs.

      The effective tax rate for segment income was 19.6% for 1999 as compared to 18.2% in 1998. The increase in the tax rate was primarily due to improved underwriting results in the Risk Management segment, partially offset by changes in reserves for prior years tax liabilities.

      Net realized gains on investments, after taxes, minority interest and amortization, were $63.0 million during 1999, primarily due to after-tax net realized gains from sales of appreciated equity securities of $92.2 million, partially offset by $31.3 million of after-tax realized losses from impairments recognized on fixed maturities. During 1998, net realized gains on investments, after taxes, minority interest and amortization were $28.8 million, primarily due to after-tax net realized gains from sales of appreciated equity securities of $41.4 million and after-tax gains on real estate of $9.0 million. These were partially offset by $20.1 million of after-tax realized losses from impairments recognized on fixed maturities and $11.4 million of after-tax realized losses on partnership investments.

      Minority interest on segment income decreased in the current period primarily due to the Company's acquisition of the outstanding common stock of Citizens Corporation on or about December 3, 1998. Prior to the acquisition, minority interest reflected approximately 16.8% of the results of operations from Citizens Corporation.

      In July 1997, a lawsuit on behalf of a putative class was instituted in Louisiana against AFC and certain of its subsidiaries by individual plaintiffs alleging fraud, unfair or deceptive acts, breach of contract, misrepresentation, and related claims in the sale of life insurance policies. In October 1997, the plaintiffs voluntarily dismissed the Louisiana suit and filed a substantially similar action in Federal District Court in Worcester, Massachusetts. In early November 1998, the Company and the plaintiffs entered into a settlement agreement. The court granted preliminary approval of the settlement on December 4, 1998. On May 19, 1999, the court issued an order certifying the class for settlement purposes and granting final approval of the settlement agreement. AFC recognized a $20.2 million expense, net of taxes, during the third quarter of 1998 related to this litigation. Although the Company believes that this expense reflects appropriate recognition of its obligation under the settlement, this estimate assumes the availability of insurance coverage for certain claims, and the estimate may be revised based on the amount of reimbursement actually tendered by AFC's insurance carriers and based on changes in the Company's estimate of the ultimate cost of the benefits to be provided to members of the class.

      On October 28, 1998, the Company announced that it was restructuring its Risk Management segment. As part of the initiative, the segment consolidated its property and casualty field support activities from fourteen regional branches into three hub locations. As a result of this restructuring initiative, the Company recognized a loss of $5.8 million, net of taxes, in the fourth quarter of 1998. This loss was reduced by $1.2 million, net of taxes, in the fourth quarter of 1999.

      During the second quarter of 1999, the Company approved a plan to exit its group life and health insurance business, consisting of its EBS business, its AGU business and its reinsurance pool business. During the third quarter of 1998, the Company ceased writing new premium in the reinsurance pool business, subject to certain contractual obligations. Prior to 1999, these businesses comprised substantially all of the former Corporate Risk Management Services segment. Accordingly, the operating results of the discontinued segment, including its reinsurance pool business have been reported in the Consolidated Statements of Income as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -Reporting the Effects of Disposal of a Segment of a Business, and Extra ordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB Opinion No. 30"). In the third quarter of 1999, the operating results from the discontinued segment were adjusted to reflect the recording of additional reserves related to accident claims from prior years. On October 6, 1999, the Company entered into an agreement with Great-West Life and Annuity Insurance Company of Denver, which provides for the sale of the Company's EBS business effective March 1, 2000. The Company has recorded a $30.5 million loss, net of taxes, on the disposal of its group life and health business.

1998 Compared to 1997

The Company's segment income before taxes and minority interest increased $12.2 million, or 4.4%, to $291.4 million during 1998. This increase is primarily attributable to increased income of $39.7 million from the Asset Accumulation group. This increase was partially offset by reduced income of $24.6 million from the Risk Management segment and increased losses of $2.9 million from the Corporate segment. The increase of $34.4 million in the Allmerica Financial Services segment was primarily attributable to growth from additional deposits and market appreciation in the variable annuity and variable universal life assets resulting in increased fee revenue, partially offset by an increase in related policy acquisition and other operating expenses. Segment income before taxes and minority interest increased $5.3 million in the Allmerica Asset Management segment, primarily due to increased sales of floating rate GICs. Risk Management segment income declined primarily due to increased catastrophe losses of $63.8 million and decreased net investment income of $24.4 million resulting from lower average invested assets in the segment. These decreases were partially offset by lower loss adjustment expenses ("LAE"), lower policy acquisition and other operating expenses and increased fee revenue.

      The effective tax rate for segment income was 18.2% in 1998 as compared to 22.7% in 1997. The decrease in the tax rate resulted from the reduction in underwriting income from the Risk Management segment and a greater proportion of pre-tax income from tax-exempt bonds in 1998.

      Net realized gains on investments, after taxes, minority interest and amortization, were $28.8 million during 1998, primarily due to after-tax net realized gains from sales of appreciated equity securities of $41.4 million and after-tax gains on real estate of $9.0 million. These were partially offset by $20.1 million of after-tax realized losses from impairments recognized on fixed maturities and $11.4 million of after-tax realized losses on partnership investments. During 1997, net realized gains on investments, after taxes, minority interest and amortization, of $37.3 million, resulted primarily from the sale of appreciated equity securities, due to the Company's strategy of shifting to a higher level of debt securities, as well as sales of real estate investment properties.

      Minority interest on segment income decreased in the current period as compared to the prior year primarily due to the Company's merger with Allmerica P&C on July 16, 1997. Prior to the acquisition, minority interest reflected 40.5% of the results of operations from this subsidiary. In addition, on or about December 3, 1998, the Company acquired all of the outstanding common stock of Citizens Corporation that it did not already own in exchange for cash of $195.9 million. The Citizens acquisition has been recognized as a purchase. The minority interest acquired totaled $158.5 million. A total of $40.8 million representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period. Prior to the acquisition, minority interest reflected approximately 16.8% and 17.5% of the results of operations from Citizens Corporation in 1998 and 1997, respectively.

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

SEGMENT RESULTS
================================================================================

The following is management's discussion and analysis of the Company's results of operations by business segment. The segment results are presented before taxes and minority interest and other items which management believes are not indicative of overall operating trends, including realized gains and losses.

RISK MANAGEMENT
================================================================================

The following table summarizes the results of operations for the Risk Management segment:

For the Years Ended December 31                     1999        1998        1997
================================================================================
(In millions)

Segment revenues
  Net premiums written                          $1,977.0    $1,956.7    $1,994.1
--------------------------------------------------------------------------------
  Net premiums earned                           $1,948.2    $1,967.9    $1,955.5
  Net investment income                            221.4       229.8       254.1
  Other income                                      19.8        24.4        18.0
--------------------------------------------------------------------------------
Total segment revenues                           2,189.4     2,222.1     2,227.6
Losses and LAE(1)                                1,420.3     1,495.4     1,443.7
Policy acquisition expenses                        370.6       379.7       399.9
Other operating expenses                           198.9       197.4       209.8
--------------------------------------------------------------------------------
Segment income                                  $  199.6    $  149.6    $  174.2
================================================================================

(1) Includes policyholders' dividends of $12.3 million, $11.9 million and $9.3 million in 1999, 1998 and 1997, respectively.

1999 Compared to 1998

Risk Management's segment income increased $50.0 million, or 33.4%, to $199.6 million in 1999, compared to $149.6 million in 1998. The increase in segment income is primarily attributable to a $56.2 million increase in favorable development on prior year reserves and a $15.9 million favorable impact resulting from the aggregate excess of loss reinsurance treaty. Also, catastrophe losses decreased $13.4 million, to $76.9 million in 1999, compared to $90.3 in 1998. Partially offsetting these items are a $14.3 million increase in involuntary pool underwriting losses and a $13.9 million increase in current year claims activity, primarily in the commercial lines. In addition, net investment income before taxes decreased $8.4 million, or 3.7%, to $221.4 million in 1999, compared to $229.8 million in 1998. The decrease in net investment income is primarily the result of a reduction in average invested assets. Other income decreased $4.6 million to $19.8 million in 1999, primarily as a result of management's decision to exit certain workers' compensation servicing carrier business. The decline in net premiums earned is primarily attributable to the aforementioned aggregate excess of loss reinsurance treaty.

      During 1999, the Risk Management segment results were affected by the aforementioned aggregate excess of loss reinsurance treaty with a highly rated reinsurer. The reinsurance agreement provides accident year coverage for the three years 1999 to 2001 for the Company's property and casualty business, and is subject to cancellation or commutation annually at the Company's option. The program covers losses and allocated loss adjustment expenses, including those incurred but not yet reported, in excess of a specified whole account loss and allocated LAE ratio. As a result of this agreement, the Company recognized a net benefit of $15.9 million for the year ended December 31, 1999. Premiums, and losses and LAE ceded under this treaty were $21.9 million and $35.0 million, respectively. The Company realized an additional $4.3 million benefit from commissions ceded under this contract, partially offset by $1.5 million of interest costs. In accordance with the provisions of this contract, the Company has exercised its option to cancel this contract effective January 1, 2000. The effect of this agreement on the results of operations in future periods is not currently determinable, as it will be based on future losses and allocated LAE. The agreement may decrease or increase income in future periods.

1998 Compared to 1997

Risk Management's segment income decreased $24.6 million, or 14.1%, to $149.6 million in 1998, compared to $174.2 million in 1997. The decrease in segment income is primarily the result of an increase in losses due to increased catastrophes of $63.8 million, to $90.3 million in 1998, partially offset by lower loss adjustment expenses. Also contributing to the decrease in the segment's results was a decrease in pre-tax net investment income of $24.3 million, or 9.6%, to $229.8 million in 1998, compared to $254.1 million in 1997. This decrease is primarily the result of a reduction in average invested assets and a $7.0 million decrease in limited partnership income. These were partially offset by lower policy acquisition and other operating expenses of $20.2 million and $12.4 million, respectively. In addition, other income increased $6.4 million, to $24.4 million in 1998, primarily as a result of an increase in finance charges on installment premiums.

Distribution channel results

The following table summarizes the results of operations for the distribution channels of the Risk Management segment:

For the Year Ended December 31, 1999
======================================================================================================================
(In millions, except ratios)

                                    Hanover     Hanover     Citizens   Voluntary    Allmerica
                                      North       South      Midwest    Benefits    Specialty     Other(2)       Total
Net premiums written                $668.1      $198.4       $521.3      $545.6       $ 40.2       $  3.4      $1,977.0
Underwriting profit (loss)          $  4.4      $ (8.7)      $  1.8      $ (1.8)      $(13.4)      $(10.3)     $  (28.0)
Statutory combined ratio(1)          102.1       105.8        102.9       103.6        127.7          N/M         101.2

For the Year Ended December 31, 1998
======================================================================================================================
(In millions, except ratios)

                                    Hanover     Hanover     Citizens   Voluntary    Allmerica
                                      North       South      Midwest    Benefits    Specialty     Other(2)      Total
Net premiums written                $616.1      $208.1       $547.5      $527.5       $ 48.1       $ 9.4       $1,956.7
Underwriting (loss) profit          $(36.6)     $ (7.4)      $(39.1)     $ 15.3       $ (6.5)      $(9.6)      $  (83.9)
Statutory combined ratio(1)          106.4       104.5        106.8        99.2        104.8         N/M          104.6

(1) Statutory combined ratio is a common industry measurement of the results of property and casualty insurance underwriting. This ratio is the sum of the ratio of incurred claims and claim expenses to premiums earned and the ratio of underwriting expenses incurred to premiums written. Federal income taxes, net investment income and other non-underwriting expenses are not reflected in the statutory combined ratio.

(2) Includes results from certain property and casualty business which the Company has exited, as well as purchase accounting adjustments.

1999 Compared to 1998

Hanover North

Hanover North's net premiums written increased $52.0 million, or 8.4%, to $668.1 million for the year ended December 31, 1999, compared to $616.1 million for 1998. Net premiums written related to commercial lines increased $32.1 million, or 13.8%, primarily due to an increase in policies in force of 6.7% since December 31, 1998. Personal automobile net premiums written increased $14.0 million to $270.5 million, primarily resulting from the Company's decision to reduce safe driver discounts and to an increase in policies in force of 5.2%. A 0.7% increase in the Massachusetts personal automobile rate during 1999 is also contributing to this increase.

      Hanover North's underwriting results improved $41.0 million to an underwriting profit of $4.4 million for the year ended December 31, 1999, compared to an underwriting loss of $36.6 million in 1998. The improvement in underwriting results is primarily attributable to improved current year claims severity in the personal lines, as well as to an increase in favorable development on prior years' loss reserves in the personal automobile line. In addition, catastrophe losses decreased $5.7 million to $13.3 million for the year ended December 31, 1999, from $19.0 million in 1998.

Hanover South

Hanover South's net premiums written decreased $9.7 million, or 4.7%, to $198.4 million for the year ended December 31, 1999, compared to $208.1 million in 1998. The decrease is primarily due to an $11.1 million, or 20.5%, decrease in the personal automobile line's net premiums written, resulting from an 18.1% decrease in policies in force during 1999. This decline is attributable to the Company having exited certain markets in the South. The Company believes this exit plan to be substantially complete.

      Underwriting results deteriorated $1.3 million to a loss of $8.7 million for the year ended December 31, 1999, from an underwriting loss of $7.4 million in 1998. The decrease in underwriting results is primarily attributable to a $4.4 million increase in losses in the workers' compensation line attributed to an increase in both frequency and severity in current year claims activity. This deterioration is partially offset by a decrease in severity in the commercial multiple peril line.

Citizens Midwest

Citizens Midwest's net premiums written decreased $26.2 million, or 4.8%, to $521.3 million for the year ended December 31, 1999, compared to $547.5 million for 1998. This decrease is primarily attributable to a $22.5 million decrease in the personal automobile line's net premiums written to $154.0 million, compared to $176.5 million for 1998. This decline is primarily due to rate decreases in the Michigan personal automobile line of 3.6% and 3.7% in the first and third quarters of 1999, respectively, resulting from continued competitive conditions in Michigan. In addition, Citizens Midwest's net premiums written decreased $9.9 million as a result of additional premiums ceded under the aggregate excess of loss reinsurance treaty. These decreases are partially offset by an increase of $6.8 million in the commercial multiple peril line resulting from increases in both rate and policies in force of 5.9% and 4.9%, respectively, during 1999.

      Citizens Midwest's underwriting results improved $40.9 million to an underwriting profit of $1.8 million for the year ended December 31, 1999, from an underwriting loss of $39.1 million in 1998. This improvement is primarily attributable to a $13.8 million decrease in policy acquisition and other underwriting expenses resulting from continued efficiencies gained through consolidation of underwriting processes, and a reduction in homeowners' non-catastrophe claims activity totaling $9.5 million. In addition, a $9.0 million decrease in catastrophe losses to $19.7 million in 1999, compared to $28.7 million in 1998, contributed to this improvement. Results were also favorably impacted by $7.9 million due to the aforementioned aggregate excess of loss reinsurance treaty.

Voluntary Benefits

Voluntary Benefits' net premiums written increased $18.1 million, or 3.4%, to $545.6 million for the year ended December 31, 1999, compared to $527.5 million in 1998. This increase is primarily attributed to an increase in policies in force of 4.3%, partially offset by a $12.0 million increase in ceded premiums written under the aggregate excess of loss reinsurance treaty.

      Underwriting results deteriorated $17.1 million to a loss of $1.8 million for the year ended December 31, 1999, from an underwriting gain of $15.3 million in 1998. The deterioration in underwriting results is primarily attributable to an increase in non-catastrophe claims activity in the personal automobile and homeowners lines. Also contributing to this deterioration is a $6.5 million increase in policy acquisition and other underwriting expenses resulting from increased marketing initiatives. Partially offsetting these factors is a $9.5 million benefit from the aggregate excess of loss reinsurance treaty.

Specialty Markets

Specialty Markets' net premiums written decreased to $40.2 million for the year ended December 31, 1999, compared to $48.1 million for the same period in 1998. This decrease was primarily due to a decrease in the commercial multiple peril line of $6.1 million, to $9.5 million, as a result of increased ceded premiums written under the aggregate excess of loss reinsurance treaty, and to a 3.2% reduction of policies in force.

      Underwriting results deteriorated $6.9 million, to a loss of $13.4 million for the year ended December 31, 1999, compared to a loss of $6.5 million in 1998. The deterioration in underwriting results is primarily attributable to an increase in non-catastrophe claims activity in the commercial multiple peril line.

For the Year Ended December 31, 1998
========================================================================================================================
(In millions, except ratios)

                                        Hanover    Hanover    Citizens   Voluntary   Allmerica
                                          North      South     Midwest    Benefits   Specialty    Other(2)       Total
Net premiums written                   $616.1      $208.1      $547.5      $527.5     $ 48.1      $ 9.4        $1,956.7
Underwriting (loss) profit             $(36.6)     $ (7.4)     $(39.1)     $ 15.3     $ (6.5)     $(9.6)       $  (83.9)
Statutory combined ratio(1)             106.4       104.5       106.8        99.2      104.8        N/M           104.6

For the Year Ended December 31, 1997
========================================================================================================================
(In millions, except ratios)

                                        Hanover    Hanover    Citizens   Voluntary   Allmerica
                                          North      South     Midwest    Benefits   Specialty    Other(2)       Total
Net premiums written                   $612.7      $231.7      $538.9      $491.1      $ 27.4      $92.3       $1,994.1
Underwriting loss                      $(30.5)     $ (1.1)     $(31.8)     $ (6.8)     $(22.9)     $(5.3)      $  (98.4)
Statutory combined ratio(1)             105.0       103.1       106.2       128.4       100.4        N/M          104.0

(1) Statutory combined ratio is a common industry measurement of the results of property and casualty insurance underwriting. This ratio is the sum of the ratio of incurred claims and claim expenses to premiums earned and the ratio of underwriting expenses incurred to premiums written. Federal income taxes, net investment income and other non-underwriting expenses are not reflected in the statutory combined ratio.

(2) Includes results from certain property and casualty business which the Company has exited, as well as purchase accounting adjustments.

1998 Compared to 1997

Hanover North

Hanover North's net premiums written increased $3.4 million, or 0.6%, to $616.1 million for the year ended December 31, 1998, compared to $612.7 million in 1997. Net premiums written in the homeowners, commercial multiple peril and commercial automobile lines increased $5.1 million, $4.5 million, and $4.1 million, respectively. The improvement in the homeowners line related to both an increase in policies in force of 5.3% and a rate increase of 3.8% over prior year. Commercial multiple peril and commercial automobile line increases resulted from increases in policies in force of 7.0% and 14.3%, respectively. Personal automobile net premiums written decreased $11.3 million, to $256.5 million, primarily resulting from a mandated 4.0% decrease in Massachusetts personal automobile rates, which became effective January 1, 1998. Increased safe driver discounts on automobile insurance premiums also contributed to the decrease in premiums written.

      Hanover North's underwriting results deteriorated $6.1 million to an underwriting loss of $36.6 million for the year ended December 31, 1998, compared to an underwriting loss of $30.5 million in 1997. The deterioration in underwriting results is primarily attributable to a decrease in favorable development on prior accident years' reserves in the workers' compensation and commercial automobile lines, partially offset by a $12.7 million improvement in current year claims activity in the personal automobile line. In addition, catastrophe losses increased $14.6 million, primarily in the homeowners line, as a result of an ice storm in the first quarter of 1998. Improved loss adjustment expenses and policy acquisition and other underwriting expenses of $15.8 million and $16.5 million, respectively, partially offset this deterioration.

Hanover South

Hanover South's net premiums written decreased $23.6 million, or 10.2%, to $208.1 million for the year ended December 31, 1998, compared to $231.7 million for the same period in 1997. The decrease is primarily due to a $16.0 million, or 22.8%, decrease in the personal automobile line's net premiums written and a $6.7 million, or 16.9%, decrease in the homeowners line, resulting from the Company having exited certain markets in the South.

      Underwriting results deteriorated $6.3 million from an underwriting loss of $1.1 million for the year ended December 31, 1997, to a loss of $7.4 million for the same period in 1998. The unfavorable change is primarily attributable to a $9.0 million increase in losses in the commercial multiple peril line due to increased non-catastrophe claims frequency. In addition, catastrophe losses increased $7.3 million as a result of severe storms. Partially offsetting these factors are a $6.3 million improvement in loss activity in the personal automobile line and a decrease of $5.0 million in policy acquisition and other underwriting expenses.

Citizens Midwest

Citizens Midwest's net premiums written increased $8.6 million, or 1.6%, to $547.5 million for the year ended December 31, 1998. This increase is primarily attributable to a $10.7 million increase in the commercial multiple peril line, to $101.4 million, compared to $90.7 million in the prior year. This increase is primarily the result of a 7.0% aggregate rate increase in 1998.

      Citizens Midwest's underwriting results deteriorated $7.3 million to an underwriting loss of $39.1 million for the year ended December 31, 1998, from an underwriting loss of $31.8 million for 1997. This deterioration is attributable to a $22.1 million decrease in favorable development on prior accident years' reserves in the workers' compensation line and to a $19.1 million increase in catastrophe losses, to $28.7 million in 1998, resulting from severe storms. Partially offsetting these items are improvements in non-catastrophe claims activity in both the commercial multiple peril and personal automobile lines of $10.9 million and $8.0 million, respectively. Reductions in both loss adjustment expenses and policy acquisition and other underwriting expenses of $9.8 million and $4.3 million, respectively, also offset deteriorating results. The decreases in expenses primarily resulted from efficiencies gained through consolidation and re-engineering of both the claims and underwriting processes. Cost savings were also achieved through reductions in employee-related expenses and decreased rent expense resulting from the consolidation of processing centers.

Voluntary Benefits

Voluntary Benefits' net premiums written increased $36.4 million, or 7.4%, to $527.5 million for the year ended December 31, 1998, compared to $491.1 million for the same period in 1997. This increase is primarily attributed to an increase in the personal automobile line of $30.2 million, or 7.8%, over prior year resulting from an increase in affinity group business policies in force.

      Underwriting results improved $22.1 million to a profit of $15.3 million for the year ended December 31, 1998, from an underwriting loss of $6.8 million for 1997. The improvement in underwriting results is primarily attributable to improved non-catastrophe claims activity in the personal automobile and homeowners lines.

Specialty Markets

Specialty Markets' net premiums written increased to $48.1 million for the year ended December 31, 1998, compared to $27.4 million for 1997. Net premiums earned increased $17.5 million to $39.4 million for the year ended December 31, 1998, from $21.9 million for 1997. These increases are primarily attributable to growth in the commercial multiple peril line.

      Underwriting results improved $16.4 million to a loss of $6.5 million for the year ended December 31, 1998, compared to a loss of $22.9 million for 1997. The improvement is primarily attributable to improved claims activity in the workers compensation line of $6.8 million. In addition, reductions in both loss adjustment expenses and policy acquisition and other underwriting expenses of $4.6 million and $4.4 million, respectively, contributed to the improvement in underwriting results.

INVESTMENT RESULTS
================================================================================

Net investment income before taxes was $221.4 million, $229.8 million and $254.1 million for the years ended December 31, 1999, 1998 and 1997, respectively. The decrease in net investment income in 1999, compared to 1998, primarily reflects a reduction in average fixed maturity assets of $122.1 million, or 3.3%, to $3,560.1 million in 1999 compared to $3,682.2 million in 1998. The reduction is due to the transfer of $350.0 million in cash and securities to the Corporate segment during the second quarter of 1999. Average pre-tax yields on debt securities remained stable at 6.7% for 1999 and 1998. Average invested assets decreased $385.9 million, or 9.2%, to $3,805.5 million in 1999 compared to $4,191.4 million in 1998.

      The decrease in net investment income in 1998, compared to 1997, primarily reflects a reduction in invested assets as a result of a $117.1 million and a $53.9 million transfer of assets to the Corporate Segment in April 1998 and December 1997, respectively. In addition, net investment income in 1998 includes a $0.8 million loss from partnerships, compared to $6.2 million of income from partnerships in 1997. Average pre-tax yields on debt securities remained relatively stable at 6.7% in 1998, compared to 6.8% for 1997. Average invested assets decreased $80.6 million, or 1.9%, to $4,191.4 million in 1998 compared to $4,272.0 million in 1997.

RESERVE FOR LOSSES AND
LOSS ADJUSTMENT EXPENSES
================================================================================

The Risk Management segment maintains reserves for its property and casualty products to provide for the Company's ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. These reserves are estimates, involving actuarial projections at a given point in time, of what management expects the ultimate settlement and administration of claims will cost based on facts and circumstances then known, predictions of future events, estimates of future trends in claim severity and judicial theories of liability and other factors. The inherent uncertainty of estimating insurance reserves is greater for certain types of property and casualty insurance lines, particularly workers' compensation and other liability lines, where a longer period of time may elapse before a definitive determination of ultimate liability may be made, and where the technological, judicial and political climates involving these types of claims are changing.

      The Company regularly updates its reserve estimates as new information becomes available and further events occur which may impact the resolution of unsettled claims. Changes in prior reserve estimates are reflected in results of operations in the year such changes are determined to be needed and recorded.

      The table below provides a reconciliation of the beginning and ending reserve for unpaid losses and LAE as follows:

For the Years Ended December 31                    1999        1998        1997
================================================================================
(In millions)

Reserve for losses and LAE,
  beginning of year                            $2,597.3    $2,615.4    $2,744.1
Incurred losses and LAE, net of
  reinsurance recoverable:
   Provision for insured events
     of current year                            1,601.4     1,609.0     1,564.1
   Decrease in provision for
     insured events of prior years               (183.4)     (127.2)     (127.9)
-------------------------------------------------------------------------------
Total incurred losses and LAE                   1,418.0     1,481.8     1,436.2
-------------------------------------------------------------------------------
Payments, net of reinsurance
  recoverable:
   Losses and LAE attributable to
      insured events of current year              861.1       871.9       775.1
   Losses and LAE attributable to
     insured events of prior years                638.0       643.0       732.1
-------------------------------------------------------------------------------
Total payments                                  1,499.1     1,514.9     1,507.2
-------------------------------------------------------------------------------
Change in reinsurance recoverable
  on unpaid losses                                102.5        15.0       (50.2)
Other(1)                                             --          --        (7.5)
-------------------------------------------------------------------------------
Reserve for losses and LAE,
  end of year                                  $2,618.7    $2,597.3    $2,615.4
================================================================================

(1) Includes purchase accounting adjustments.

      As part of an ongoing process, the reserves have been re-estimated for all prior accident years and were decreased by $183.4 million, $127.2 million and $127.9 million in 1999, 1998 and 1997, respectively, reflecting increased favorable development on reserves for both losses and loss adjustment expenses.

      Favorable development on prior years' loss reserves was $93.1 million, $58.9 million, and $87.2 million for the years ended December 31, 1999, 1998, and 1997, respectively. The increase of $34.2 million in 1999 is primarily due to improved personal automobile results in the Northeast and increased reinsurance recoverables in the commercial multiple peril line. Favorable development on prior years' loss adjustment expense reserves was $90.3 million, $68.3 million, and $40.7 million for the years ended December 31, 1999, 1998, and 1997, respectively. The increase in favorable development in both 1999 and 1998 is primarily attributable to claims process improvement initiatives taken by the Company over the past two years. The Company has lowered claim settlement costs through increased utilization of in-house attorneys and consolidation of claim offices.

      This favorable development reflects the Company's reserving philosophy consistently applied over these periods. Conditions and trends that have affected development of the loss and LAE reserves in the past may not necessarily occur in the future. Management believes the favorable development on prior accident years experienced in 1999 may not be sustainable in future periods.

      Due to the nature of the business written by the Risk Management segment, the exposure to environmental liabilities is relatively small and therefore its reserves are relatively small compared to other types of liabilities. Loss and LAE reserves related to environmental damage and toxic tort liability, included in the reserve for losses and LAE, were $47.3 million, $49.9 million and $53.1 million, net of reinsurance of $11.2 million, $14.2 million and $15.7 million in 1999, 1998 and 1997, respectively. The Company does not specifically underwrite policies that include this coverage, but as case law expands policy provisions and insurers' liability beyond the intended coverage, the Company may be required to defend such claims. The Company estimated its ultimate liability for these claims based upon currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available. Although these claims are not significant, their existence gives rise to uncertainty and are discussed because of the possibility, however remote, that they may become significant. The Company believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Company is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

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

ASSET ACCUMULATION
================================================================================
Allmerica Financial Services

The following table summarizes the results of operations, including the Closed Block, for the Allmerica Financial Services segment.

For the Years Ended December 31                         1999      1998      1997
================================================================================
(In millions)

Segment revenues
 Premiums                                            $  54.5   $  58.1   $  83.0
 Fees                                                  359.3     296.6     241.5
 Investment and other income                           392.5     369.3     389.4
--------------------------------------------------------------------------------
Total segment revenues                                 806.3     724.0     713.9
--------------------------------------------------------------------------------
Policy benefits, claims and losses                     321.0     314.3     356.6
Policy acquisition and other operating
  expenses                                             279.8     240.7     222.7
--------------------------------------------------------------------------------
Segment income                                       $ 205.5   $ 169.0   $ 134.6
================================================================================

1999 Compared to 1998

Segment income increased $36.5 million, or 21.6%, to $205.5 million in 1999. This increase is primarily attributable to higher asset-based fee income resulting from market appreciation and additional deposits in the variable annuity and variable universal life product lines, partially offset by higher policy acquisition and other operating expenses. In addition, segment income in 1998 was negatively impacted by losses incurred on hedge fund partnership investments.

      Segment revenues increased $82.3 million, or 11.4% in 1999 primarily due to increased fees and other income. Fee income from variable annuities and individual variable universal life policies increased $66.1 million, or 32.8%, in 1999 due to market appreciation and additional deposits. In addition, investment and other income increased $23.2 million primarily due to higher investment management fees and brokerage income resulting from growth and appreciation in variable product assets under management. Financial Profiles, a financial software company acquired during the third quarter of 1998, contributed $6.5 million of this $23.2 million increase. Net investment income decreased $1.6 million in 1999 principally due to a reduction in average fixed maturities invested resulting from asset transfers to the separate accounts in the annuity and group retirement product lines, as well as cancellations of certain accounts in the group retirement business. These decreases were partially offset by the absence of losses incurred on hedge fund partnership investments in 1998. Premiums and fees from traditional and non-variable universal life insurance products declined $6.7 million primarily from the Company's continued shift in focus to variable life insurance and annuity products.

      Policy benefits, claims and losses increased $6.7 million, or 2.1%, to $321.0 million in 1999. This increase is primarily due to the Company's establishment of a $7.4 million mortality reserve in the first quarter of 1999 related to the variable annuity line of business, subsequent increases in this reserve of $5.8 million, and additional growth in this line. In addition, annuity reserves increased $5.5 million related to an annuity program which provides, for a limited time, enhanced crediting rates on deposits made into the Company's general account. Under this program, general account deposits are transferred ratably over a period of time into the Company's separate accounts. These increases were partially offset by more favorable mortality experience in the traditional life line of business, lower policy benefits due to a reduction of policies in force in the universal life product line, as well as decreased interest credited due to the aforementioned cancellations in the group retirement business.

      Policy acquisition and other operating expenses increased $39.1 million, or 16.2%, to $279.8 million in 1999. This increase reflects growth in the individual variable annuity and variable universal life product lines. In addition, other operating expenses relating to trail commissions in the annuity line of business and to Financial Profiles increased $9.2 million and $8.1 million, respectively. Partially offsetting these increases is a $3.5 million decline in policy acquisition expenses resulting from the implementation of an enhanced valuation system for the annuity line of business in 1999. This decline consists of a one-time increase in the deferred acquisition cost asset of $13.5 million, partially offset by increased ongoing deferred acquisition expenses of approximately $10.0 million. The Company expects the increase in deferred acquisition expenses to continue.

1998 Compared to 1997

Segment income increased $34.4 million, or 25.6%, to $169.0 million in 1998. This increase is primarily attributable to higher asset-based fee income resulting from additional deposits and market appreciation in the variable annuity and variable universal life product lines, partially offset by an increase in policy acquisition and other operating expenses. Additionally, in 1997, the Company revised the mortality assumptions used to determine the amortization of policy acquisition costs and recognition of certain fees for this segment's universal life and variable universal life lines of business, which resulted in decreased policy acquisition costs in 1998 of approximately $8.4 million in these product lines. In addition, as a result of a January 1, 1998 agreement with a highly rated reinsurer to reinsure the mortality risk on the universal life and variable universal life lines of business, policy benefits, claims and losses decreased approximately $3.1 million. The terms and provisions of the reinsurance contract are consistent with the aforementioned change in mortality assumptions. These increases were partially offset by lower net investment income, which included losses incurred on hedge fund partnership investments during 1998.

      Segment revenues increased $10.1 million, or 1.4% to $724.0 million in 1998 primarily due to increased fees and other income, partially offset by lower premiums and net investment income. Fees from individual annuities increased $47.1 million, or 52.4%, to $137.0 million in 1998. Distribution arrangements with several third party mutual fund advisors contributed to the increase in annuity sales in 1998. Fees from individual variable universal life policies increased $10.8 million, or 20.0%, to $64.7 million in 1998. In addition, other income increased $8.5 million primarily due to higher investment management fees resulting from growth and appreciation in variable product assets under management. Net investment income decreased $28.6 million primarily due to a reduction in average fixed maturities invested resulting from the aforementioned cession of the Company's individual disability income line of business, asset transfers to the separate accounts in the annuity and group retirement product lines and from losses incurred on hedge fund partnership investments in 1998. In addition, premiums decreased $24.9 million, or 30.0%, to $58.1 million in 1998. This decrease is primarily due to the cession, in 1997, of substantially all of the Company's individual disability income line of business, which contributed premiums of $0.6 million in 1998 compared to $22.8 million during 1997.

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

      Policy acquisition and other operating expenses increased $18.0 million, or 8.1%, to $240.7 million in 1998. This increase was primarily attributable to continued growth in the variable product lines, to increased technology costs, and to increased interest expense related to commercial paper used to manage short-term cash flows. These increases were partially offset by reductions in employee related costs resulting from the restructuring of the group retirement business during the fourth quarter of 1997.

Statutory Premiums and Deposits

The following table sets forth statutory premiums and deposits by product for the Allmerica Financial Services segment.

For the Years Ended December 31                       1999       1998       1997
================================================================================
(In millions)
Insurance:
  Traditional life                                $   77.4   $   55.9   $   58.4
  Universal life                                      71.8       23.6       60.7
  Variable universal life                            187.0      158.7      148.8
  Individual health                                    0.3        0.6       22.8
  Group variable universal life                       94.9       73.3       68.3
--------------------------------------------------------------------------------
   Total insurance                                   431.4      312.1      359.0
--------------------------------------------------------------------------------
Annuities:
  Separate account annuities                       1,922.2    2,583.6    2,169.1
  General account annuities                          830.2      622.2      234.7
  Retirement investment accounts                      16.4       20.1       21.8
--------------------------------------------------------------------------------
   Total individual annuities                      2,768.8    3,225.9    2,425.6
  Group annuities                                    409.3      563.9      404.2
--------------------------------------------------------------------------------
   Total annuities                                 3,178.1    3,789.8    2,829.8
--------------------------------------------------------------------------------
Total premiums and deposits                       $3,609.5   $4,101.9   $3,188.8
================================================================================

1999 Compared to 1998

For the year ended December 31, 1999, total premiums and deposits decreased $492.4 million, or 12.0%, to $3,609.5 million. This decrease is primarily due to lower individual and group annuity deposits, partially offset by increased universal and variable universal life insurance premiums. The decrease in individual annuity deposits was caused by a sharp decline in sales among third party mutual fund advisors, slightly offset by growth in the career agency and broker-dealer distribution channels. Decreases in sales at three specific mutual fund advisors aggregating $538.0 million are responsible for the $457.1 million overall contraction within this line. Two of these mutual fund advisors remain committed to distributing the Company's annuities, while one advisor has shifted to emphasize its proprietary products. While these reduced sales levels could negatively impact future earnings, the Company continues to pursue additional relationships in the marketplace. The increase in general account annuities reflects the Company's aforementioned annuity program introduced in 1998, which provides, for a limited time, enhanced crediting rates. In addition, group annuity deposits declined $154.6 million in 1999 primarily due to cancellations of certain accounts within the group retirement business. These decreases were partially offset by higher variable universal life insurance premiums due to increased sales and renewals in the current year.

1998 Compared to 1997

For the year ended December 31, 1998, total premiums and deposits increased $913.1 million, or 28.6 %, to $4,101.9 million. This increase is primarily due to growth in individual and group annuity deposits across all distribution channels, particularly the aforementioned third party mutual fund advisors. Deposits from this distribution channel increased $602.0 million, or 53.6%, in 1998. In addition, deposits from the Company's individual annuity products, sold through the career agency and broker-dealer distribution channels, increased $200.0 million, or 15.6%. Group annuity deposits grew $159.7 million as a result of new sales and additional deposits to existing group retirement plans.

Allmerica Asset Management

The following table summarizes the results of operations for the Allmerica Asset Management segment.

For the Years Ended December 31                       1999       1998       1997
================================================================================
(In millions)

Interest margins on GICs:
  Net investment income                            $ 137.9    $ 111.3    $  82.3
  Interest credited                                  118.6       89.3       64.2
--------------------------------------------------------------------------------
Net interest margin                                   19.3       22.0       18.1
Fees and other income:
  External                                             6.2        4.0        2.2
  Internal                                             6.4        6.4        6.6
Other operating expenses                               8.4        8.7        8.5
--------------------------------------------------------------------------------
Segment income                                     $  23.5    $ 23.7     $  18.4
================================================================================

1999 Compared to 1998

Income in the Allmerica Asset Management segment is generated by interest margins earned on the Company's GICs and funding agreements, as well as investment advisory fees earned on assets under management. Investment advisory services are provided to affiliates and third parties, such as money market and other fixed income clients. Related fees are based upon asset balances under the Company's management. Segment income decreased $0.2 million, or 0.8%, to $23.5 million in 1999. This decrease is primarily attributable to the absence of a one-time $2.6 million mortgage loan equity participation interest received in 1998 and lower mortgage prepayment fees in 1999. Excluding the effect of these items, interest margins on GICs increased $3.8 million. This increase reflects continued sales of funding agreements during the first six months of 1999, partially offset by withdrawals during the fourth quarter of 1999. These withdrawals reflected uncertainties in the market resulting in greater redemptions for the industry overall. Management expects income from the GIC product line to be unfavorably impacted in future periods due to funding agreement withdrawals experienced in the fourth quarter of 1999 and a diminished market for these products. Income from assets under management grew $1.6 million in 1999 as a result of increased business from new and existing money market and other external fixed income fund clients.

1998 Compared to 1997

Segment income increased $5.3 million, or 28.8%, to $23.7 million in 1998, primarily due to an increase in GIC interest margins of $3.9 million and additional asset management fees of $1.6 million. Interest margins on new floating rate GICs increased $9.8 million in 1998, to $10.2 million, as compared to $0.4 million in 1997. This increase more than offset a decrease in the traditional GIC interest margins of $5.9 million, from $17.7 million in 1997, which resulted from the continued run-off of the traditional GIC product. Included in the traditional GIC interest margin in 1998 is the receipt of the aforementioned $2.6 million mortgage loan equity participation payment, while 1997 reflects approximately $1.5 million of one-time benefits. Additionally, fee revenue increased $1.6 million in 1998 due to growth in assets under management.

Corporate

The following table summarizes the results of operations for the Corporate segment for the periods indicated.

For the Years Ended December 31                    1999        1998        1997
================================================================================
(In millions)

Segment revenues
  Investment and other income                   $   6.0     $  12.9     $  16.1
Interest expense                                   15.4        16.0        18.1
Other operating expenses                           49.9        47.8        46.0
-------------------------------------------------------------------------------
Segment loss                                    $ (59.3)    $ (50.9)    $ (48.0)
================================================================================

1999 Compared to 1998

Segment loss increased $8.4 million, or 16.5%, to $59.3 million in 1999, primarily due to lower investment and other income and higher corporate overhead costs. Investment and other income decreased $6.9 million in 1999 due to lower average invested assets. This decline primarily reflects the sale of investments which were used to fund the Company's stock repurchase program and the transfer of $125.0 million of assets from AFC to FAFLIC as part of a 1999 capital contribution. These decreases were partially offset by assets transferred from the Risk Management segment of $125.0 million and $225.0 million in April and May of 1999, respectively.

      Interest expense for both periods relates principally to the interest paid on the Senior Debentures of the Company. In addition, interest expense in 1998 includes $0.7 million related to the Company's short term revolving credit loan associated with the acquisition of Citizens Corporation's minority interest.

      Other operating expenses increased $2.1 million, or 4.4%, to $49.9 million in 1999. This expense category consists primarily of corporate overhead expenses, which reflect costs not attributable to a particular segment, such as those generated by certain officers and directors, Corporate Technology, Corporate Finance, Human Resources and the Legal department. The increase in other operating expenses is primarily due to higher corporate overhead costs, partially offset by a reduction in other corporate expenses.

1998 Compared to 1997

Segment loss increased $2.9 million, or 6.0%, to $50.9 million in 1998, primarily due to lower investment and other income and higher corporate overhead costs, partially offset by reduced interest and other corporate expenses.

      Investment and other income decreased $3.2 million in 1998 primarily from the absence of $9.1 million of short-term income generated by the temporary investment of the net proceeds from the issuance of Capital Securities in 1997. This was partially offset by additional income due to higher average invested assets resulting from transfers of $117.1 million and $53.9 million from the Risk Management segment in April 1998 and December 1997, respectively.

      Interest expense for both periods relates principally to the interest paid on the Senior Debentures of the Company. In addition, interest expense in 1998 includes $0.7 million related to the Company's short term revolving credit loan which commenced on December 4, 1998 to affect the acquisition of Citizens Corporation's minority interest, while interest expense in 1997 includes $2.8 million of Allmerica P&C merger-related interest expense.

      Other operating expenses increased $1.8 million, or 3.9%, to $47.8 million in 1998, primarily due to $5.8 million of higher corporate overhead costs, partially offset by a reduction in other corporate expenses.

DISCONTINUED OPERATIONS
================================================================================

During the second quarter of 1999, the Company approved a plan to exit its group life and health insurance business, consisting of its EBS business, its AGU business and its reinsurance pool business. Prior to 1999, these businesses comprised substantially all of the former Corporate Risk Management Services segment. The operating results of the discontinued segment have been reported in the Consolidated Statements of Income as discontinued operations in accordance with APB Opinion No. 30 with a June 30, 1999 measurement date.

Reinsurance Pools

The reinsurance pool business consists primarily of assumed medical stop loss business, the medical and disability portions of workers' compensation risks, small group managed care pools, long-term disability and long-term care pools, student accident and special risk business. During the third quarter of 1998, the Company announced that it ceased writing new premium in the reinsurance pool business, subject to certain contractual obligations. Concurrent with the decision to exit the reinsurance pool business, the Company entered into a reinsurance agreement that cedes current and future underwriting losses, including unfavorable development of prior year reserves, up to a $40.0 million maximum, relating to the reinsurance pool business. As a result of this transaction, the Company recognized a $25.3 million pre-tax loss in the third quarter of 1998. For the year ended December 31, 1999, the Company recognized estimated future pre-tax losses of $40.6 million.

EBS

The EBS business provides managed care products and offers group life, medical, dental, and disability insurance to the middle market. On October 6, 1999, the Company entered into an agreement with Great-West Life and Annuity Insurance Company of Denver, which provides for the sale of the Company's EBS business effective March 1, 2000. The sales transaction effectively transfers the business upon renewal subjecting the Company to losses on its existing book during the runoff period. As required by APB Opinion No. 30, the loss from disposal of the discontinued segment includes estimated pre-tax net proceeds from the aforementioned sale of the Company's EBS business of $25.3 million, as well as estimated pre-tax future losses of $15.7 million, expected from the runoff of EBS after the June 30, 1999 measurement date. Accordingly, the Company recognized a pre-tax net gain from disposal of discontinued EBS business of $9.6 million. Net proceeds for the sale are comprised of the sales price, which is a function of persistency levels at March 1, 2000 and 2001, less estimated costs of sale, including severance, legal and retirement.

      Additionally, in the fourth quarter of 1998, the Company closed nearly half of its nationwide Corporate Risk Management Services' sales offices, eliminated certain staff, and discontinued certain automation initiatives that resulted in a $4.0 million pre-tax loss from restructuring.

AGU

AGU operates as a Managing Group Underwriting unit offering members of affinity groups medical, life and disability insurance. Estimated pre-tax future losses expected from runoff are $15.9 million.

      The following table summarizes the loss from operations and disposal for the discontinued group life and health insurance business for the periods indicated.

For the Years Ended December 31                      1999       1998       1997
================================================================================
(In millions)

(Loss) income from operations of
  discontinued group life and health
  business before federal income taxes            $ (28.9)   $ (20.5)   $  25.5
Federal income tax benefit (expense)                 10.1        7.0       (8.9)
-------------------------------------------------------------------------------
(Loss) income from operations of
  discontinued group life and health
  business, net of taxes                            (18.8)     (13.5)      16.6
-------------------------------------------------------------------------------
Loss from disposal of discontinued group
  life and health business before federal
  income taxes                                      (46.9)        --         --
Federal income tax benefit                           16.4         --         --
-------------------------------------------------------------------------------
Loss from disposal of discontinued
  group life and health business, net of taxes      (30.5)        --         --
-------------------------------------------------------------------------------
Net (loss) income from
  discontinued segment                            $ (49.3)   $ (13.5)   $  16.6
================================================================================

1999 Compared to 1998

The $28.9 million loss from operations before federal income taxes for the year ended December 31, 1999 results primarily from additional reserves provided for accident claims related to prior years. The loss from operations before federal income taxes for the year ended December 31, 1998 of $20.5 million, reflects primarily the $25.3 million loss recognized from the aforementioned reinsurance agreement.

      As required by APB Opinion No. 30, the loss from disposal of the discontinued segment includes estimated proceeds from the aforementioned sale of the Company's EBS business, as well as an estimate of future losses expected from the runoff of the discontinued operations after the June 30, 1999 measurement date. Accordingly, the Company recognized a pre-tax loss from disposal of its group life and health business of $46.9 million, which is comprised of the following (in millions):

Proceeds from sale                                $ 25.3
Losses expected from runoff:
  EBS                                              (15.7)
  Reinsurance pools                                (40.6)
  AGU                                              (15.9)
------------------------------------------------------------------------------
                                                  $(46.9)
================================================================================

The provision for anticipated future losses on the runoff of discontinued operations was established based on estimates of cash flows from the assets supporting the discontinued products offset by estimates of cash flows expected to meet the obligations of outstanding contracts and estimates of cash flows expected to meet operational funding requirements. These estimates are continually reviewed and adjusted as necessary. To the extent that actual future losses differ from these estimates, the Company's reported results from the disposal of the discontinued segment would be affected. The Company believes the provision established appropriately reflects expected future results. However, due to the inherent volatility in this segment, and to its history of increased losses, there can be no assurance that current reserves are adequate and future losses will not arise.

1998 Compared to 1997

The loss from operations before federal income taxes for the year ended December 31, 1998 of $20.5 million, reflects primarily the $25.3 million loss recognized from the aforementioned reinsurance agreement. Income from operations before federal income taxes of $25.5 million for the year ended December 31, 1997 reflects the growth in the reinsurance, fully insured group dental and stop loss products, as well as the assumption of a block of affinity group life and health business in January 1997. In addition, the segment benefitted from improved experience in the long-term disability, stop loss and risk sharing product lines of business.

INVESTMENT PORTFOLIO
================================================================================

The Company had investment assets diversified across several asset classes, as follows:

December 31                              1999(1)                  1998(1)
================================================================================
(In millions)

                                           % of Total               % of Total
                                 Carrying    Carrying     Carrying    Carrying
                                    Value       Value        Value       Value

Fixed maturities(2)             $ 7,306.7        80.6%   $ 8,195.0        79.0%
Equity securities(2)                 83.2         0.9        397.1         3.8
Mortgages                           657.5         7.3        698.3         6.7
Policy loans                        371.6         4.1        365.2         3.5
Cash and cash equivalents           464.8         5.1        559.7         5.4
Real estate and other
  invested assets                   180.0         2.0        163.1         1.6
--------------------------------------------------------------------------------
Total                           $ 9,063.8       100.0%   $10,378.4       100.0%
================================================================================

(1) Includes Closed Block invested assets with a carrying value of $732.9 million and $770.5 million at December 31, 1999 and 1998, respectively.

(2) The Company carries the fixed maturities and equity securities in its investment portfolio at market value.

      Total investment assets decreased $1,314.6 million, or 12.7%, to $9.1 billion during 1999. This decrease resulted primarily from decreased fixed maturities of $888.3 million, equity securities of $313.9 million and cash and cash equivalents of $94.9 million. The decrease in fixed maturities is due to sales of assets for the redemption of funding agreements, the purchase of AFC common stock under the stock repurchase program, and the shift in assets from the general to the separate accounts. In January 1999, sales of equity securities resulted in proceeds of $310.0 million and realized gains of $116.0 million. Proceeds from the equity securities were used, in part, to repay the loan used to fund the acquisition of minority interest of Citizens Corporation. In addition, the decrease in cash and cash equivalents is due to the transfer of funds into the separate accounts in association with an annuity program, which provides, for a limited time, enhanced crediting rates on deposits made into the Company's general account and transferred ratably over a period of time into the Company's separate accounts.

      The Company's fixed maturity portfolio is comprised of primarily investment grade corporate securities, tax-exempt issues of state and local governments, U.S. government and agency securities and other issues. Based on ratings by the National Association of Insurance Commissioners, investment grade securities comprised 84.4% and 84.7% of the Company's total fixed maturity portfolio at December 31, 1999 and 1998, respectively. The average yield on debt securities was 7.2% and 7.3% for 1999 and 1998, respectively. Although management expects that new funds will be invested primarily in investment grade fixed maturities, the Company may invest a portion of new funds in below investment grade fixed maturities or equity interests.

MARKET RISK AND RISK MANAGEMENT POLICIES
================================================================================

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

      The following tables for the years ended December 31, 1999 and 1998 provide information about the Company's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. The tables present principal cash flows and related weighted-average interest rates by expected maturities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or the Company may have the right to put or sell the obligations back to the issuers. Mortgage backed and asset backed securities are included in the category representing their expected maturity. Available-for-sale securities include both U.S. and foreign-denominated bonds, but exclude interest rate swap contracts and foreign currency swap contracts, which are disclosed in separate tables. Foreign-denominated bonds are also shown separately in the tables of financial instruments subject to foreign currency risk. For liabilities that have no contractual maturity, the tables present principal cash flows and related weighted-average interest rates based on the Company's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Additionally, the Company has assumed its available for sale securities are similar enough to aggregate those securities for presentation purposes. Specifically, variable rate available for sale securities and mortgage loans comprise an immaterial portion of the portfolio and do not have a significant impact on weighted average interest rates. Therefore, the variable rate investments are not presented separately; instead they are included in the tables at their current interest rate.



For the Year Ended December 31, 1999                      2000      2001      2002      2003      2004
======================================================================================================
(Dollars in millions)
Rate Sensitive Assets:
  Available for sale securities                         $466.3    $553.5    $533.8    $587.0    $522.7
      Average interest rate                               7.73%     7.46%     7.26%     6.89%     7.37%
  Mortgage loans                                        $119.4    $ 61.1    $ 32.3    $ 41.7    $ 77.5
      Average interest rate                               9.08%     8.27%     8.17%     7.33%     7.68%
  Policy loans                                          $   --    $   --    $   --    $   --    $   --
      Average interest rate                                 --        --        --        --        --

Rate Sensitive Liabilities:
  Fixed interest rate GICs                              $ 70.0    $ 27.6    $ 46.4    $   --    $   --
      Average interest rate                               7.60%     7.10%     7.29%       --        --
  Variable interest rate GICs                           $107.8    $ 43.2    $ 50.1    $ 402.5   $463.4
      Average interest rate                               6.26%     6.24%     6.24%     6.28%     6.17%
  Supplemental contracts without life contingencies     $ 21.9    $ 11.2    $  6.9    $  4.7    $  0.4
      Average interest rate                               4.03%     4.04%     4.05%     4.08%     4.13%
  Other individual contract deposit funds               $ 11.2    $  9.3    $  7.6    $  6.0    $  4.2
      Average interest rate                               5.77%     5.87%     6.12%     5.75%     5.89%
  Other group contract deposit funds                    $107.9    $ 85.7    $ 49.8    $ 43.0    $ 35.8
      Average interest rate                               5.84%     5.17%     5.51%     5.45%     5.65%
  Individual fixed annuity contracts                    $ 96.3    $106.9    $115.7    $124.3    $134.0
      Average interest rate                               5.37%     5.18%     5.09%     5.01%     4.84%
  Trust instruments supported by funding obligations    $   --    $ 50.6    $   --    $   --    $   --
      Average interest rate                                 --      4.33%       --        --        --
  Long term debt                                        $   --    $   --    $   --    $   --    $   --
      Average interest rate                                 --        --        --        --        --
  Mandatorily redeemable preferred securities of a
   subsidiary trust holding soley junior subordinated
   debentures of the Company                            $   --    $   --    $   --    $   --    $   --
      Average interest rate                                 --        --        --        --        --

                                                                                      Fair
                                                                                     Value
For the Year Ended December 31, 1999                     Thereafter      Total    12/31/99
=============================================================================================
(Dollars in millions)
Rate Sensitive Assets:
  Available for sale securities                           $4,563.9    $7,227.2    $7,260.5
      Average interest rate                                   7.30%       7.31%
  Mortgage loans                                          $  331.4    $  663.4    $  656.5
      Average interest rate                                   7.65%       7.98%
  Policy loans                                            $  371.6    $  371.6    $  371.6
      Average interest rate                                   6.81%       6.81%

Rate Sensitive Liabilities:
  Fixed interest rate GICs                                $  105.0    $  249.0    $  253.8
      Average interest rate                                   6.86%       7.17%
  Variable interest rate GICs                             $     --    $1,067.0    $1,087.6
      Average interest rate                                     --        6.23%
  Supplemental contracts without life contingencies       $    3.7    $   48.8    $   48.8
      Average interest rate                                   4.10%       4.04%
  Other individual contract deposit funds                 $   10.1    $   48.4    $   48.2
      Average interest rate                                   5.55%       5.85%
  Other group contract deposit funds                      $  280.7    $  602.9    $  583.5
      Average interest rate                                   5.65%       5.59%
  Individual fixed annuity contracts                      $  515.3    $1,092.5    $1,057.1
      Average interest rate                                   3.86%       4.99%
  Trust instruments supported by funding obligations      $     --    $   50.6    $   49.6
      Average interest rate                                     --        4.33%
  Long term debt                                          $  199.5    $  199.5    $  187.4
      Average interest rate                                   7.63%       7.63%
  Mandatorily redeemable preferred securities of a
   subsidiary trust holding soley junior subordinated
   debentures of the Company                              $  300.0    $  300.0    $  292.5
      Average interest rate                                   8.21%       8.21%

                                                                                                                             Fair
                                                                                                                            Value
For the Year Ended December 31, 1998             1999      2000      2001      2002      2003  Thereafter       Total    12/31/98
=================================================================================================================================
(Dollars in millions)
Rate Sensitive Assets:
Available for sale securities                  $527.4    $558.8    $574.8    $783.8    $811.7    $4,466.9    $7,723.4    $8,223.5
      Average interest rate                      8.22%     8.00%     7.71%     7.38%     6.90%       7.17%       7.33%
Mortgage loans                                 $ 91.9    $143.8    $ 64.8    $ 33.5    $ 44.5    $  331.3    $  709.8    $  729.5
      Average interest rate                      8.31%     9.24%     7.89%     8.30%     7.42%       7.79%       8.16%
Policy loans                                   $   --    $   --    $   --    $   --    $   --    $  365.2    $  365.2    $  365.2
      Average interest rate                        --        --        --        --        --        6.73%       6.73%

Rate Sensitive Liabilities:
Fixed interest rate GICs                       $337.1    $ 83.7    $ 25.8    $ 32.3    $   --    $     --    $  478.9    $  489.3
      Average interest rate                      6.51%     7.28%     6.87%     7.22%       --          --        6.71%
Variable interest rate GICs                    $151.0    $ 57.2    $   --    $301.6    $803.1    $     --    $1,312.9    $1,341.5
      Average interest rate                      5.14%     5.32%       --      5.31%     5.41%         --        5.35%
Supplemental contracts without life
  contingencies                                $ 16.0    $  4.1    $  3.7    $  3.3    $  2.9    $    7.3    $   37.3    $   37.3
      Average interest rate                      4.25%     4.56%     4.57%     4.58%     4.60%       4.61%       4.44%
Other individual contract deposit funds        $ 16.1    $ 12.7    $  9.7    $  7.2    $  4.8    $   11.1    $   61.6    $   61.1
      Average interest rate                      4.08%     4.06%     4.04%     4.02%     4.00%       3.80%       4.01%
Other group contract deposit funds             $243.8    $274.0    $ 77.3    $ 43.0    $ 28.2    $   34.1    $  700.4    $  704.0
      Average interest rate                      6.23%     5.96%     5.77%     5.66%     5.18%       5.93%       5.97%
Individual fixed annuity contracts             $108.7    $107.6    $103.6    $ 97.3    $ 90.9    $  602.5    $1,110.6    $1,073.6
      Average interest rate                      4.49%     4.44%     4.40%     4.27%     4.20%       3.50%       3.90%
Long term debt                                 $   --    $   --    $   --    $   --    $   --    $  199.5    $  199.5    $  213.4
      Average interest rate                        --        --        --        --        --        7.63%       7.63%
Mandatorily redeemable preferred securities
  of a subsidiary trust holding soley junior
  subordinated debentures of the Company       $   --    $   --    $   --    $   --    $   --    $  300.0    $  300.0    $  334.7
      Average interest rate                        --        --        --        --        --        8.21%       8.21%

The following tables for the years ended December 31, 1999 and 1998 provide information about the Company's derivative financial instruments used for purposes other than trading that are sensitive to changes in interest rates. The tables present notional amounts and, as applicable, weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts. Weighted-average variable rates are indicated by the applicable floating rate index.



For the Year Ended December 31, 1999                2000            2001            2002            2003
========================================================================================================
(Dollars in millions)
Rate Sensitive Derivative
Financial Instruments:
  Pay fixed/receive 3 month
   LIBOR swaps                              $       44.0    $       43.1    $       83.5    $      191.0
      Average pay rate                              6.16%           5.63%           6.33%           5.85%
      Average receive rate                   3 Mo. LIBOR     3 Mo. LIBOR     3 Mo. LIBOR     3 Mo. LIBOR
  Pay fixed/receive 1 month
   LIBOR swaps                              $         --    $         --    $         --    $      195.0
      Average pay rate                                --              --              --            5.58%
      Average receive rate                            --              --              --     1 Mo. LIBOR
  Pay fixed/receive Fed Funds
   rate swaps                               $         --    $         --    $         --    $      100.0
      Average pay rate                                --              --              --            5.89%
      Average receive rate                            --              --              --       Fed Funds
  Pay Fed Funds/receive 1 month
   LIBOR swaps                              $         --    $         --    $         --    $       50.0
      Average pay rate                                --              --              --       Fed Funds
      Average receive rate                            --              --              --     1 Mo. LIBOR
  Futures contracts (long)                  $       33.2    $         --    $         --    $         --
      Number of contracts
        (5 year T notes)                         334,000              --              --              --
      Weighted average opening
        price                                     99.258              --              --              --

                                                                                                     Fair
                                                                                                    Value
For the Year Ended December 31, 1999                   2004     Thereafter          Total        12/31/99
=========================================================================================================
(Dollars in millions)
Rate Sensitive Derivative
Financial Instruments:
  Pay fixed/receive 3 month
   LIBOR swaps                                 $      197.3   $       23.6   $      582.5    $       18.1
      Average pay rate                                 5.59%          7.34%          5.90%
      Average receive rate                     3 Mo. LIBOR     3 Mo. LIBOR    3 Mo. LIBOR
  Pay fixed/receive 1 month
   LIBOR swaps                                 $         --   $         --   $      195.0    $        8.2
      Average pay rate                                   --             --           5.58%
      Average receive rate                               --             --    1 Mo. LIBOR
  Pay fixed/receive Fed Funds
   rate swaps                                  $      122.0   $         --   $      222.0    $        7.0
      Average pay rate                                 5.63%            --           5.75%
      Average receive rate                        Fed Funds             --      Fed Funds
  Pay Fed Funds/receive 1 month
   LIBOR swaps                                 $         --   $         --   $       50.0    $       (0.1)
      Average pay rate                                   --             --      Fed Funds
      Average receive rate                               --             --    1 Mo. LIBOR
  Futures contracts (long)                     $         --   $         --   $       33.2    $       32.7
      Number of contracts
        (5 year T notes)                                 --             --        334,000
      Weighted average opening
        price                                            --             --         99.258



For the Year Ended December 31, 1998                1999           2000            2001           2002
=========================================================================================================
(Dollars in millions)
Rate Sensitive Derivative
Financial Instruments:
  Pay fixed/receive 3 month
   LIBOR swaps                              $         --   $       44.0    $         --   $      102.5
      Average pay rate                                --           6.16%             --           6.23%
      Average receive rate                            --    3 Mo. LIBOR              --    3 Mo. LIBOR
  Pay fixed/receive 1 month
   LIBOR swaps                              $         --   $         --    $         --   $       44.0
      Average pay rate                                --             --              --           6.22%
      Average receive rate                            --             --              --    1 Mo. LIBOR
  Pay fixed/receive Fed Funds
   rate swaps                               $         --   $         --    $         --   $       88.0
      Average pay rate                                --             --              --           5.81%
      Average receive rate                            --             --              --      FED FUNDS
  Futures contracts (long)                  $       86.5   $         --    $         --   $         --
      Number of contracts
        (5 year T notes)                         758,000             --              --             --
      Weighted average opening
        price                                    114.098             --              --             --

                                                                                                     Fair
                                                                                                    Value
For the Year Ended December 31, 1998                 2003      Thereafter           Total        12/31/98
=========================================================================================================
(Dollars in millions)
Rate Sensitive Derivative
Financial Instruments:
  Pay fixed/receive 3 month
   LIBOR swaps                               $      273.0    $       23.6    $      443.1    $      (13.6)
      Average pay rate                               5.71%           7.34%           5.96%
      Average receive rate                    3 Mo. LIBOR     3 Mo. LIBOR     3 Mo. LIBOR
  Pay fixed/receive 1 month
   LIBOR swaps                               $      337.5    $         --    $      381.5    $       (6.1)
      Average pay rate                               5.75%             --            5.80%
      Average receive rate                    1 Mo. LIBOR              --     1 Mo. LIBOR
  Pay fixed/receive Fed Funds
   rate swaps                                $      200.0    $         --    $      288.0    $       (8.6)
      Average pay rate                               5.80%             --            5.80%
      Average receive rate                      FED FUNDS              --       FED FUNDS
  Futures contracts (long)                   $         --    $         --    $       86.5    $       85.9
      Number of contracts
        (5 year T notes)                               --              --         758,000
      Weighted average opening
        price                                          --              --         114.098

Foreign Currency Sensitivity

A portion of the Company's investments consists of fixed interest securities denominated in foreign currencies. A portion of the Company's liabilities consists of fixed interest trust obligations backed by funding agreements denominated in foreign currencies. The Company's operating results are exposed to changes in exchange rates between the U.S. dollar and the Swiss Franc, Japanese Yen, British Pound and Euro. From time to time, the Company may also have exposure to other foreign currencies. To mitigate the short-term effect of changes in currency exchange rates, the Company regularly hedges by entering into foreign exchange swap contracts to hedge its net foreign currency exposure.

      The following tables for the years ended December 31, 1999 and 1998 provide information about the Company's derivative financial instruments and other financial instruments, used for purposes other than trading, by functional currency and presents fair value information in U.S. dollar equivalents. The tables summarize information on instruments that are sensitive to foreign currency exchange rates, including fixed interest securities denominated in foreign currencies, and foreign currency forward exchange agreements. For foreign currency denominated securities with contractual maturities, the tables present principal cash flows, related weighted-average interest rates by contractual maturities, and applicable current forward foreign currency exchange rates. For foreign currency forward exchange agreements, the tables present the notional amounts and weighted-average exchange rates by expected (contractual) maturity dates. These notional amounts are used to calculate the contractual payments to be exchanged under the contracts.



For the Year Ended December 31, 1999              2000        2001        2002        2003
==============================================================================================
(Currencies in millions)
Fixed Interest Securities Denominated
in Foreign Currencies:
  Fixed interest rate securities
   denominated in Swiss Francs                    10.0          --          --          --
     Current forward foreign exchange rate      0.6281          --          --          --
  Fixed interest rate securities
   denominated in Japanese Yen                   620.0          --          --          --
     Current forward foreign exchange rate      0.0098          --          --          --
  Fixed interest rate securities
   denominated in British Pounds                    --          --          --          --
     Current forward foreign exchange rate                      --          --          --

Currency Swap Agreements Related
to Fixed Interest Securities:
  Pay Swiss Francs
     Notional amount in foreign currency          10.0          --          --          --
     Average contract rate                       0.665          --          --          --
     Current forward foreign exchange rate      0.6281          --          --          --
  Pay Japanese Yen
     Notional amount in foreign currency         620.0          --          --          --
     Average contract rate                       0.008          --          --          --
     Current forward foreign exchange rate      0.0098          --          --          --
  Pay British Pounds
     Notional amount in foreign currency            --          --          --          --
     Average contract rate                          --          --          --          --
     Current forward foreign exchange rate          --          --          --          --

Fixed Interest Liabilities Denominated
in Foreign Currencies:
  Trust instruments supported by funding
   obligations denominated in Euros                 --        50.0          --          --
     Current forward foreign exchange rate          --      1.0062          --          --

Currency Swap Agreements Related
to Fixed Interest Trust Obligations:
  Pay Euros
     Notional amount in foreign currency            --        50.0          --          --
     Average contract rate                          --       1.006          --          --
     Current forward foreign exchange rate          --      1.0062          --          --

                                                                                     Fair
                                                                                    Value
For the Year Ended December 31, 1999             2004   Thereafter      Total    12/31/99
=========================================================================================
(Currencies in millions)
Fixed Interest Securities Denominated
in Foreign Currencies:
  Fixed interest rate securities
   denominated in Swiss Francs                     --          --        10.0   $     6.8
     Current forward foreign exchange rate         --          --      0.6281
  Fixed interest rate securities
   denominated in Japanese Yen                     --          --       620.0   $     6.1
     Current forward foreign exchange rate         --          --      0.0098
  Fixed interest rate securities
   denominated in British Pounds                   --         9.5         9.5   $    20.6
     Current forward foreign exchange rate         --      1.6153      1.6153

Currency Swap Agreements Related
to Fixed Interest Securities:
  Pay Swiss Francs
     Notional amount in foreign currency           --          --        10.0   $     0.2
     Average contract rate                         --          --       0.665
     Current forward foreign exchange rate         --          --      0.6281
  Pay Japanese Yen
     Notional amount in foreign currency           --          --       620.0   $    (1.2)
     Average contract rate                         --          --       0.008
     Current forward foreign exchange rate         --          --      0.0098
  Pay British Pounds
     Notional amount in foreign currency           --         9.5         9.5   $    (1.8)
     Average contract rate                         --       1.980       1.980
     Current forward foreign exchange rate         --      1.6153      1.6153

Fixed Interest Liabilities Denominated
in Foreign Currencies:
  Trust instruments supported by funding
   obligations denominated in Euros                --          --        50.0   $    49.6
     Current forward foreign exchange rate         --          --      1.0062

Currency Swap Agreements Related
to Fixed Interest Trust Obligations:
  Pay Euros
     Notional amount in foreign currency           --          --        50.0   $    (2.7)
     Average contract rate                         --          --       1.006
     Current forward foreign exchange rate         --          --      1.0062



For the Year Ended December 31, 1998              1999        2000        2001        2002
=============================================================================================
(Currencies in millions)
Fixed Interest Securities Denominated
in Foreign Currencies:
  Fixed interest rate securities
   denominated in Swiss Francs                      --        10.0          --          --
     Current forward foreign exchange rate          --      0.7077          --          --
  Fixed interest rate securities
   denominated in Canadian Dollars                20.0          --          --          --
     Current forward foreign exchange rate      0.6535          --          --          --
  Fixed interest rate securities
   denominated in Japanese Yen                      --       620.0          --          --
     Current forward foreign exchange rate          --      0.0088          --          --
  Fixed interest rate securities
   denominated in British Pounds                    --          --          --          --
     Current forward foreign exchange rate          --          --          --          --
  Fixed interest rate securities
   denominated in Finnish Markkas                 47.3          --          --          --
     Current forward foreign exchange rate      0.1962          --          --          --

Currency Swap Agreements Related
to Fixed Interest Securities:
  Pay Swiss Francs
     Notional amount in foreign currency            --        10.0          --          --
     Average contract rate                          --       0.664          --          --
     Current forward foreign exchange rate          --      0.7077          --          --
  Pay Canadian Dollars
     Notional amount in foreign currency          20.0          --          --          --
     Average contract rate                       0.750          --          --          --
     Current forward foreign exchange rate      0.6535          --          --          --
  Pay Japanese Yen
     Notional amount in foreign currency            --       620.0          --          --
     Average contract rate                          --       0.008          --          --
     Current forward foreign exchange               --      0.0088          --          --
  Pay British Pounds
     Notional amount in foreign currency            --          --          --          --
     Average contract rate                          --          --          --          --
     Current forward foreign exchange rate          --          --          --          --
  Pay Finnish Markkas
     Notional amount in foreign currency          47.3          --          --          --
     Average contract rate                       0.211          --          --          --
     Current forward foreign exchange rate      0.1962          --          --          --

                                                                                        Fair
                                                                                       Value
For the Year Ended December 31, 1998                2003   Thereafter      Total    12/31/98
============================================================================================
(Currencies in millions)
Fixed Interest Securities Denominated
in Foreign Currencies:
  Fixed interest rate securities
   denominated in Swiss Francs                        --          --        10.0   $     7.0
     Current forward foreign exchange rate            --          --      0.7077
  Fixed interest rate securities
   denominated in Canadian Dollars                    --          --        20.0   $    15.3
     Current forward foreign exchange rate            --          --      0.6535
  Fixed interest rate securities
   denominated in Japanese Yen                        --          --       620.0   $     5.5
     Current forward foreign exchange rate            --          --      0.0088
  Fixed interest rate securities
   denominated in British Pounds                      --         9.5         9.5   $    25.0
     Current forward foreign exchange rate            --      1.6595      1.6595
  Fixed interest rate securities
   denominated in Finnish Markkas                     --          --        47.3   $    10.1
     Current forward foreign exchange rate            --          --      0.1962

Currency Swap Agreements Related
to Fixed Interest Securities:
  Pay Swiss Francs
     Notional amount in foreign currency              --          --        10.0   $    (0.9)
     Average contract rate                            --          --       0.664
     Current forward foreign exchange rate            --          --      0.7077
  Pay Canadian Dollars
     Notional amount in foreign currency              --          --        20.0   $     1.9
     Average contract rate                            --          --       0.750
     Current forward foreign exchange rate            --          --      0.6535
  Pay Japanese Yen
     Notional amount in foreign currency              --          --       620.0   $    (0.1)
     Average contract rate                            --          --       0.008
     Current forward foreign exchange                 --          --      0.0088
  Pay British Pounds
     Notional amount in foreign currency              --         9.5         9.5   $    (2.3)
     Average contract rate                            --       1.980       1.980
     Current forward foreign exchange rate            --      1.6595      1.6595
  Pay Finnish Markkas
     Notional amount in foreign currency              --          --        47.3   $     1.2
     Average contract rate                            --          --       0.211
     Current forward foreign exchange rate            --          --      0.1962

INCOME TAXES
================================================================================

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

      The provision for federal income taxes before minority interest and discontinued operations was $106.9 million during 1999 compared to $56.1 million during 1998. These provisions resulted in consolidated effective federal tax rates of 22.8% and 18.7%, respectively. The effective tax rates for FAFLIC and AFLIAC and their non-insurance affiliates were 26.1% and 28.6% during 1999 and 1998, respectively. The decrease in the rate for AFLIAC and FAFLIC and their non-insurance affiliates primarily reflects changes in reserves for prior years tax liabilities. The effective tax rates for Allmerica P&C and its subsidiaries were 20.6% and 10.7% during 1999 and 1998, respectively. The increase in the rate for Allmerica P&C and its subsidiaries is primarily the result of a larger proportion of pre-tax income from realized capital gains in 1999, as well as improved underwriting results.

      The provision for federal income taxes before minority interest and discontinued operations was $56.1 million during 1998 compared to $84.7 million during 1997. These provisions resulted in consolidated effective federal tax rates of 18.7% and 24.9%, respectively. The effective tax rates for FAFLIC and AFLIAC and their non-insurance subsidiaries were 28.6% and 37.8% during 1998 and 1997, respectively. The decrease in the rate for AFLIAC and FAFLIC and their non-insurance subsidiaries resulted primarily from an increase in available tax credits, as well as the reduction, in 1998, of any net increases in reserves for prior years tax liabilities. The effective tax rates for Allmerica P&C and its subsidiaries were 10.7% and 16.5% during 1998 and 1997, respectively. The decrease in the rate for Allmerica P&C and its subsidiaries reflects higher underwriting losses and a greater proportion of pre-tax income from tax-exempt bonds in 1998.

LIQUIDITY AND CAPITAL RESOURCES
================================================================================

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

      During 1999, AFC received $350.0 million in extraordinary dividends from its property and casualty businesses. These funds were principally used to repurchase $250.2 million of AFC common stock and pay $39.9 million of interest expense on the Senior Debentures and Capital Securities. Any additional dividends from the property and casualty insurance companies to AFC prior to April 2000 would require regulatory approval. During the third quarter of 1999, the Company used the remaining funds from the aforementioned dividends, as well as proceeds from sales of AFC holding company investments, to fund a $125.0 million capital contribution from AFC to FAFLIC. As of July 1, 1999, FAFLIC's ownership of Allmerica P&C, as well as several non-insurance subsidiaries, were transferred from FAFLIC to AFC. Under an agreement with the Commonwealth of Massachusetts Insurance Commissioner ("the Commissioner"), AFC contributed the aforementioned $125.0 million and agreed to maintain FAFLIC's statutory surplus at specified levels during the following six years. Future capital contributions from AFC to FAFLIC may be required. In addition, any dividend from FAFLIC to AFC during the years 2000 and 2001 would require the prior approval of the Commissioner.

      During 1998, FAFLIC's Board of Directors declared and paid a common stock dividend to AFC of $50.0 million. Additionally, Hanover's Board of Directors declared and paid a $125.0 million dividend to Allmerica P&C, of which $117.1 million was transferred to AFC in exchange for shares of Allmerica P&C capital stock. These funds were used for the acquisition of the minority interest of Citizens Corporation. In addition, AFC paid $39.9 of interest expense during 1998 on Senior Debentures and Capital Securities.

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

      Net cash provided by operating activities was $15.2 million and $37.9 million in 1999 and 1998, respectively, compared to net cash used in operating activities of $173.2 million in 1997. The decrease in 1999 resulted primarily from a decrease in premiums received due to the timing of certain agent billings in the Risk Management segment. In addition, a decrease in cash resulted from net payments made related to the 1998 reinsurance agreement to cede the mortality risk of the Company's universal and variable universal life business. These decreases in cash were partially offset by cash receipts from the Company's separate accounts, as well as the absence of the 1998 payment of $30.3 million related to the Company's exit of its reinsurance pool business. The increase in 1998 resulted primarily from the absence of a $207.0 million payment made during 1997 for the cession of the disability income line of business, partially offset by a 1998 payment of $30.3 million related to exiting reinsurance pools. Also, cash was used in 1998 operations to fund increased commissions and other deferred expenses related to continued growth in the variable annuity product lines of the Allmerica Financial Services segment, and to pay the federal taxes resulting from audits of prior return years.

      Net cash provided by investing activities was $794.9 million and $120.5 million in 1999 and 1997, respectively, while net cash used in investing activities was $617.1 million in 1998. The $1.4 billion increase from 1998 to 1999 primarily results from $469.2 million in net proceeds from fixed maturities in 1999 principally used to fund net withdrawals and maturities of funding agreements, as compared to net purchases of fixed maturities totaling $595.6 million during 1998. Proceeds from net sales of equity securities increased approximately $180.0 million in 1999 as compared to 1998. Additionally, the increase in cash provided by investing activities in 1999 over the prior year reflects the absence in 1999, of $195.9 million of cash used to fund the purchase of the minority interest of Citizens Corporation during 1998. The change in 1998 primarily reflects the absence of proceeds from sales of fixed maturities in 1997 used to fund the aforementioned cession of the disability income line of business, the aforementioned purchase of the minority interest of Citizens Corporation during 1998 for $195.9 million, and the greater net purchases of fixed maturities resulting from an increase in funds available from floating rate GIC deposits. These were partially offset by increased net sales of equity securities in 1998.

      Net cash used in financing activities was $905.0 million in 1999, as compared to net cash provided by financing activities of $898.7 million and $90.3 million in 1998 and 1997, respectively. During 1999, the Company had net withdrawals of funding agreements of $522.9 million as compared to net deposits in 1998 of $794.2 million. Also, the Company repurchased an additional $250.2 million of AFC common stock as compared to the initial repurchase of $82.7 million in 1998. In addition, during 1999 cash was used to repay $180.0 million in short term debt used to finance the aforementioned acquisition of the minority interest of Citizens Corporation. In 1998, cash provided by financing activities was positively impacted by net deposits for funding agreements of $794.2 million compared to net withdrawals of $189.6 million in 1997. In addition, short term borrowings increased by $188.3 million primarily related to the Citizens acquisition in 1998. These increases were partially offset by the absence in 1998, of the 1997 receipt of net proceeds of $296.3 million from the issuance of Capital Securities and $82.7 million of common stock repurchases in 1998.

      AFC has sufficient funds at the holding company or available through dividends from FAFLIC and Allmerica P&C, or through available credit facilities to meet its obligations to pay interest on the Senior Debentures, Capital Securities and dividends, when and if declared by the Board of Directors, on the common stock. Whether the Company will pay dividends in the future depends upon the costs of administering a dividend program as compared to the benefits conferred, and upon the earnings and financial condition of AFC.

      Based on current trends, the Company expects to continue to generate sufficient positive operating cash to meet all short-term and long-term cash requirements. The Company maintains a high degree of liquidity within the investment portfolio in fixed maturity investments, common stock and short-term investments. AFC has $150.0 million available under a committed syndicated credit agreement which expires on May 28, 2000. Borrowings under this agreement are unsecured and incur interest at a rate per annum equal to, at the Company's option, a designated base rate or the eurodollar rate plus applicable margin. At December 31, 1999, no amounts were outstanding under this agreement. The Company had $45.0 million of commercial paper borrowings outstanding at December 31, 1999.

CONTINGENCIES
================================================================================

The Company has been named a defendant in various legal proceedings arising in the normal course of business. In the Company's opinion, the ultimate resolution of these proceedings will not have a material effect on the Company's consolidated financial statements. However, liabilities related to these proceedings could be established in the near term if estimates of the ultimate resolution of these proceedings are revised.

RECENT DEVELOPMENTS
================================================================================

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which establishes accounting and reporting standards for derivative instruments. Statement No. 133 requires that an entity recognize all derivatives as either assets or liabilities at fair value in the statement of financial position, and establishes special accounting for the following three types of hedges: fair value hedges, cash flow hedges, and hedges of foreign currency exposures of net investments in foreign operations. This statement is effective for fiscal years beginning after June 15, 2000. The Company is currently assessing the impact of the adoption of Statement No. 133.

YEAR 2000
================================================================================

The Year 2000 issue resulted from computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Any of these specific events, depending on duration, could have a material adverse impact on the results of operations and the financial position of the Company.

      The Company met the objectives of its Year 2000 remediation plan, which had three mission critical elements: internal systems, desktop systems, and external partners. All of its inventoried systems have been corrected, tested for year 2000 dates and are in production; its desktop computers are capable of correctly processing year 2000 dates, and third party software installed on the Company's desktop machines has been confirmed capable of processing year 2000 dates properly. Through an aggressive communications process, the Company obtained verification of Year 2000 readiness from its suppliers.

      During the fourth quarter and throughout the millennium rollover period, the Company's systems functioned without any apparent Year 2000-related disruptions. As such, the Company does not believe that there is a material contingency associated with the Year 2000 issue, however, there can be no assurance that exposure for material contingencies will not arise.

      The cost of the Year 2000 project was expensed as incurred and has been funded primarily through a reallocation of resources from discretionary projects and a reduction in systems maintenance and support costs. Therefore, the Year 2000 project did not result in any significant incremental technology costs, and thus did not have a material effect on the results of operations. The Company incurred and expensed approximately $64 million related to the assessment, plan development and completion of the Year 2000 project through December 31, 1999. An additional $4 million is estimated for residual fixed costs which may be incurred in 2000.

FORWARD-LOOKING STATEMENTS
================================================================================

The Company wishes to caution readers that the following important factors, among others, in some cases have affected and in the future could affect, the Company's actual results and could cause the Company's actual results for 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. When used in the MD&A discussion, the words "believes", "anticipates", "expects" and similar expressions are intended to identify forward looking statements. See "Important Factors Regarding Forward-Looking Statements" filed as Exhibit 99-2 to the Company's Annual Report on Form 10-K for the period ended December 31, 1999.

      Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include among others, the following possibilities: (i) adverse catastrophe experience and severe weather; (ii) adverse loss development for events the Company insured in prior years or adverse trends in mortality and morbidity; (iii) heightened competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors; (iv) adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates, limitations on the ability to manage care and utilization, and tax treatment of insurance and annuity products; as well as continued compliance with state and federal regulations; (v) changes in interest rates causing a reduction of investment income or in the market value of interest rate sensitive investments;
(vi) failure to obtain new customers, retain existing customers or reductions in policies in force by existing customers; (vii) higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures; (viii) loss or retirement of key executives; (ix) increases in medical costs, including increases in utilization, costs of medical services, pharmaceuticals, durable medical equipment and other covered items; (x) termination of provider contracts or renegotiations at less cost-effective rates or terms of payment; (xi) changes in the Company's liquidity due to changes in asset and liability matching; (xii) restrictions on insurance underwriting, based on genetic testing and other criteria; (xiii) adverse changes in the ratings obtained from independent rating agencies, such as Moody's, Standard and Poor's, A.M. Best, and Duff & Phelps;
(xiv) lower appreciation on and decline in value of managed investments, resulting in reduced variable products, assets and related fees; (xv) possible claims relating to sales practices for insurance products; (xvi) uncertainty related to the Year 2000 issue; (xvii) failure of a reinsurer of the Company's policies to pay its liabilities under reinsurance contracts; (xviii) earlier than expected withdrawals from the Company's general account annuities, GICs (including funding agreements), and other insurance products; (xix) changes in the mix of assets comprising the Company's investment portfolio and the fluctuation of the market value of such assets; (xx) losses resulting from the Company's participation in certain reinsurance pools; and (xxi) adverse results of regulatory audits related to the Company's prior years' federal income tax filings.

Report of Independent Accountants

[LOGO] PriceWaterhouseCoopers

To the Board of Directors and Shareholders of Allmerica Financial Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Allmerica Financial Corporation and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PriceWaterhouseCoopers LLP

Boston, Massachusetts
February 1, 2000

Management's Report on Responsibility
for Financial Reporting

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


/s/ John F. O'Brien           /s/ Edward J. Parry, III

John F. O'Brien               Edward J. Parry, III
President and Chief           Vice President,
Executive Officer             Chief Financial Officer and
                              Principal Accounting Officer

Consolidated Statements of Income

For the Years Ended December 31                                                       1999         1998         1997
====================================================================================================================
(In millions, except per share data)
Revenues
 Premiums                                                                        $ 1,950.5    $ 1,970.6    $ 1,980.5
 Universal life and investment product policy fees                                   359.3        296.6        237.3
 Net investment income                                                               615.7        604.4        631.1
 Net realized investment gains                                                        91.0         59.2         76.0
 Other income                                                                        128.7        103.2         81.5
--------------------------------------------------------------------------------------------------------------------
       Total revenues                                                              3,145.2      3,034.0      3,006.4
--------------------------------------------------------------------------------------------------------------------
Benefits, Losses and Expenses
 Policy benefits, claims, losses and loss adjustment expenses                      1,770.7      1,804.0      1,764.0
 Policy acquisition expenses                                                         429.9        449.6        408.5
 Sales practice litigation                                                              --         31.0           --
 Loss from cession of disability income business                                        --           --         53.9
 Restructuring costs                                                                  (1.9)         9.0           --
 Other operating expenses                                                            478.5        440.3        440.0
--------------------------------------------------------------------------------------------------------------------
       Total benefits, losses and expenses                                         2,677.2      2,733.9      2,666.4
--------------------------------------------------------------------------------------------------------------------
Income before federal income taxes                                                   468.0        300.1        340.0
--------------------------------------------------------------------------------------------------------------------
Federal income tax expense (benefit)
 Current                                                                              88.1         72.5         70.8
 Deferred                                                                             18.8        (16.4)        13.9
--------------------------------------------------------------------------------------------------------------------
       Total federal income tax expense                                              106.9         56.1         84.7
--------------------------------------------------------------------------------------------------------------------
Income before minority interest                                                      361.1        244.0        255.3
Minority interest:
 Distributions on mandatorily redeemable preferred securities of a subsidiary
    trust holding solely junior subordinated debentures of the Company               (16.0)       (16.0)       (14.5)
 Equity in earnings                                                                     --        (13.3)       (48.2)
--------------------------------------------------------------------------------------------------------------------
Total minority interest                                                              (16.0)       (29.3)       (62.7)
--------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                                    345.1        214.7        192.6
--------------------------------------------------------------------------------------------------------------------
 (Loss) income from operations of discontinued business (less applicable income taxes (benefit) of $(10.1), $(7.0) and $8.9 for the years ended
    December 31, 1999, 1998 and 1997, respectively)                                  (18.8)       (13.5)        16.6
 Loss on disposal of group life and health business, including provision of
    $72.2 for operating losses during phase-out period for the year ended
    December 31, 1999 (less applicable income tax benefit of $16.4)                  (30.5)          --           --
--------------------------------------------------------------------------------------------------------------------
Net income                                                                       $   295.8    $   201.2    $   209.2
====================================================================================================================
Earnings per common share:
Basic:
 Income from continuing operations                                               $    6.27    $    3.59    $    3.53
 (Loss) income from operations of discontinued business (less applicable income taxes (benefit) of $(0.19), $(0.12) and $0.17 for the years ended
    December 31, 1999, 1998 and 1997, respectively)                                  (0.34)       (0.23)        0.30
 Loss on disposal of group life and health business, including provision of
    $1.31 for operating losses during phase-out period for the year ended
    December 31, 1999 (less applicable income tax benefit of $0.30)                  (0.55)          --           --
--------------------------------------------------------------------------------------------------------------------
 Net income per share                                                            $    5.38    $    3.36    $    3.83
 Weighted average shares outstanding                                                  55.0         59.9         54.7
====================================================================================================================
Diluted:
 Income from continuing operations                                               $    6.21    $    3.56    $    3.52
 (Loss) income from operation of discontinued business (less applicable income taxes (benefit) of $(0.19), $(0.12) and $0.17 for the years
    ended December 31, 1999, 1998 and 1997, respectively)                            (0.33)       (0.23)        0.30
 Loss on disposal of group life and health business, including provision of $1.30 for operating losses during phase-out period for the year
    ended December 31, 1999 (less applicable income tax benefit of $0.29)            (0.55)          --           --
--------------------------------------------------------------------------------------------------------------------
 Net income per share                                                            $    5.33    $    3.33    $    3.82
 Weighted average shares outstanding                                                  55.5         60.3         54.8
====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets

December 31                                                                                      1999           1998
====================================================================================================================
(In millions, except per share data)
Assets
 Investments:
    Fixed maturities-at fair value (amortized cost of $7,095.0 and $7,618.2)                $ 6,933.8      $ 7,780.8
    Equity securities-at fair value (cost of $49.5 and $253.1)                                   83.2          397.1
    Mortgage loans                                                                              521.2          562.3
    Policy loans                                                                                170.5          154.3
    Real estate and other long-term investments                                                 180.0          163.1
--------------------------------------------------------------------------------------------------------------------
       Total investments                                                                      7,888.7        9,057.6
--------------------------------------------------------------------------------------------------------------------
 Cash and cash equivalents                                                                      442.2          550.3
 Accrued investment income                                                                      134.7          142.3
 Deferred policy acquisition costs                                                            1,386.8        1,161.2
 Reinsurance receivable on unpaid losses, benefits and unearned premiums                      1,279.9        1,136.0
 Deferred federal income taxes                                                                  141.7           19.8
 Premiums, accounts and notes receivable                                                        583.5          555.7
 Other assets                                                                                   510.2          529.4
 Closed Block assets                                                                            772.3          803.1
 Separate account assets                                                                     17,629.6       13,697.7
--------------------------------------------------------------------------------------------------------------------
       Total assets                                                                         $30,769.6      $27,653.1
====================================================================================================================

Liabilities
 Policy liabilities and accruals:
    Future policy benefits                                                                  $ 2,825.0      $ 2,802.2
    Outstanding claims, losses and loss adjustment expenses                                   2,838.6        2,816.3
    Unearned premiums                                                                           890.2          843.2
    Contractholder deposit funds and other policy liabilities                                 2,041.0        2,637.0
--------------------------------------------------------------------------------------------------------------------
       Total policy liabilities and accruals                                                  8,594.8        9,098.7
--------------------------------------------------------------------------------------------------------------------
 Expenses and taxes payable                                                                     795.5          716.1
 Reinsurance premiums payable                                                                    73.0           95.4
 Trust instruments supported by funding obligations                                              50.6             --
 Short-term debt                                                                                 45.0          221.3
 Long-term debt                                                                                 199.5          199.5
 Closed Block liabilities                                                                       842.1          872.0
 Separate account liabilities                                                                17,628.9       13,691.5
--------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                     28,229.4       24,894.5
--------------------------------------------------------------------------------------------------------------------
 Mandatorily redeemable preferred securities of a subsidiary trust holding solely
    junior subordinated debentures of the Company                                               300.0          300.0
--------------------------------------------------------------------------------------------------------------------
 Commitments and contingencies (Notes 17 and 22)

Shareholders' Equity
 Preferred stock, $0.01 par value, 20.0 million shares authorized, none issued                     --             --
 Common stock, $0.01 par value, 300.0 million shares authorized, 60.4 million
   shares issued                                                                                  0.6            0.6
 Additional paid-in capital                                                                   1,770.5        1,768.8
 Accumulated other comprehensive income                                                         (75.3)         180.5
 Retained earnings                                                                              882.2          599.9
 Treasury stock at cost (6.2 and 1.8 million shares)                                           (337.8)         (91.2)
--------------------------------------------------------------------------------------------------------------------
 Total shareholders' equity                                                                   2,240.2        2,458.6
--------------------------------------------------------------------------------------------------------------------
 Total liabilities and shareholders' equity                                                 $30,769.6      $27,653.1
====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Shareholders' Equity

For the Years Ended December 31                                                         1999        1998        1997
====================================================================================================================
(In millions)
Preferred Stock                                                                     $     --    $     --    $     --

Common Stock
 Balance at beginning of year                                                            0.6         0.6         0.5
 Issuance of common stock                                                                 --          --         0.1
--------------------------------------------------------------------------------------------------------------------
 Balance at end of year                                                                  0.6         0.6         0.6

Additional Paid-In Capital
 Balance at beginning of year                                                        1,768.8     1,755.0     1,382.5
 Issuance of common stock                                                                1.7        13.8       376.2
 Issuance costs of mandatorily redeemable preferred securities of a subsidiary
    trust holding solely junior subordinated debentures of the Company                    --          --        (3.7)
--------------------------------------------------------------------------------------------------------------------
 Balance at end of year                                                              1,770.5     1,768.8     1,755.0

Accumulated Other Comprehensive Income
 Net Unrealized (Depreciation) Appreciation on Investments:
 Balance at beginning of year                                                          180.5       217.9       131.6
 (Depreciation) appreciation during the period:
    Net (depreciation) appreciation on available-for-sale securities                  (393.8)      (82.7)      171.3
    Benefit (provision) for deferred federal income taxes                              138.0        28.8       (59.9)
    Minority interest                                                                     --        16.5       (25.1)
--------------------------------------------------------------------------------------------------------------------
                                                                                      (255.8)      (37.4)       86.3
--------------------------------------------------------------------------------------------------------------------
 Balance at end of year                                                                (75.3)      180.5       217.9

Retained Earnings
 Balance at beginning of year                                                          599.9       407.8       210.1
 Net income                                                                            295.8       201.2       209.2
 Dividends to shareholders                                                             (13.5)       (9.1)      (11.5)
--------------------------------------------------------------------------------------------------------------------
 Balance at end of year                                                                882.2       599.9       407.8
--------------------------------------------------------------------------------------------------------------------

Treasury Stock
 Balance at beginning of year                                                          (91.2)         --          --
 Shares purchased at cost                                                             (252.8)      (91.2)         --
 Shares reissued at cost                                                                 6.2          --          --
--------------------------------------------------------------------------------------------------------------------
 Balance at end of year                                                               (337.8)      (91.2)         --
--------------------------------------------------------------------------------------------------------------------
 Total shareholders' equity                                                         $2,240.2    $2,458.6    $2,381.3
====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Comprehensive Income

For the Years Ended December 31                                                         1999        1998        1997
====================================================================================================================
(In millions)
Net income                                                                          $  295.8    $  201.2    $  209.2
Other comprehensive (loss) income:
 Net (depreciation) appreciation on available for sale securities                     (393.8)      (82.7)      171.3
 Benefit (provision) for deferred federal income taxes                                 138.0        28.8       (59.9)
 Minority interest                                                                        --        16.5       (25.1)
--------------------------------------------------------------------------------------------------------------------
    Other comprehensive (loss) income                                                 (255.8)      (37.4)       86.3
--------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                $   40.0    $  163.8    $  295.5
====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Cash Flows

For the Years Ended December 31                                                         1999        1998        1997
====================================================================================================================
(In millions)
Cash Flows From Operating Activities
 Net Income                                                                         $  295.8    $  201.2    $  209.2
 Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
    Minority interest                                                                     --        13.3        48.2
    Net realized investment gains                                                      (90.4)      (61.0)      (77.5)
    Net amortization and depreciation                                                   34.2        21.9        31.6
    Deferred federal income taxes                                                       18.8       (16.4)       13.9
    Loss on disposal of group life and health business                                  30.5          --          --
    Loss from exiting reinsurance pools                                                   --        25.3          --
    Sales practice litigation expense                                                     --        31.0          --
    Loss from cession of disability income business                                       --          --        53.9
    Payment related to exiting reinsurance pools                                          --       (30.3)         --
    Payment related to cession of disability income business                              --          --      (207.0)
    Change in deferred acquisition costs                                              (183.8)     (185.8)     (189.7)
    Change in premiums and notes receivable, net of reinsurance payable                (50.2)       56.7       (15.1)
    Change in accrued investment income                                                  7.7          --         7.0
    Change in policy liabilities and accruals, net                                      28.7       168.1      (134.7)
    Change in reinsurance receivable                                                  (143.8)     (115.4)       27.1
    Change in expenses and taxes payable                                                29.6         9.1        46.8
    Separate account activity, net                                                       5.3       (48.5)        5.7
    Other, net                                                                          32.8       (31.3)        7.4
--------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                                 15.2        37.9      (173.2)

Cash Flows From Investing Activities
 Proceeds from disposals and maturities of available-for-sale fixed maturities       2,996.5     1,970.6     3,046.0
 Proceeds from disposals of equity securities                                          424.3       285.3       162.7
 Proceeds from disposals of other investments                                           31.4       120.8       116.3
 Proceeds from mortgages matured or collected                                          128.2       171.2       204.7
 Purchase of available-for-sale fixed maturities                                    (2,527.3)   (2,566.2)   (2,727.6)
 Purchase of equity securities                                                         (78.9)     (119.9)      (67.0)
 Purchase of other investments                                                        (140.7)     (274.4)     (175.0)
 Capital expenditures                                                                  (30.1)      (22.3)      (15.3)
 Purchase of minority interest in Citizens Corporation                                    --      (195.9)         --
 Purchase of Financial Profiles, Inc.                                                     --       (13.0)         --
 Purchase of minority interest in Allmerica P&C                                           --          --      (425.6)
 Other investing activities, net                                                        (8.5)       26.7         1.3
--------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                                794.9      (617.1)      120.5

Cash Flows From Financing Activities
 Deposits and interest credited to contractholder deposit funds                      1,514.6     1,419.2       457.6
 Withdrawals from contractholder deposit funds                                      (2,037.5)     (625.0)     (647.2)
 Change in trust instruments supported by funding obligations                           50.6          --          --
 Change in short-term debt                                                            (176.3)      188.3        (5.4)
 Change in long-term debt                                                                 --        (2.6)       (0.1)
 Proceeds from the issuance of mandatorily redeemable preferred securities of a
    subsidiary trust holding solely junior subordinated debentures of the Company         --          --       296.3
 Dividends paid to shareholders                                                        (13.5)       (9.9)      (13.7)
 Net proceeds from issuance of common stock                                              1.1        11.4         2.8
 Treasury stock purchased at cost                                                     (250.2)      (82.7)         --
 Treasury stock reissued at cost                                                         6.2          --          --
--------------------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by financing activities                               (905.0)      898.7        90.3
--------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                                (94.9)      319.5        37.6
Net change in cash held in the Closed Block                                            (13.2)       15.7        (1.0)
Cash and cash equivalents, beginning of year                                           550.3       215.1       178.5
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                              $  442.2    $  550.3    $  215.1
====================================================================================================================

Supplemental Cash Flow Information
 Interest paid                                                                      $   19.9    $   21.6    $   20.1
 Income taxes paid                                                                  $   77.8    $  133.5    $   66.3

The accompanying notes are an integral part of these consolidated financial statements.

Notes To Consolidated Financial Statements

1.
================================================================================
Summary of Significant Accounting Policies

A. Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Allmerica Financial Corporation ("AFC" or the "Company") include the accounts of First Allmerica Financial Life Insurance Company ("FAFLIC"); its wholly-owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"); non-insurance subsidiaries (principally brokerage and investment advisory services); Allmerica Asset Management, Inc. ("AAM", a wholly-owned noninsurance subsidiary of AFC); Allmerica Property & Casualty Companies, Inc. ("Allmerica P&C", a wholly-owned non-insurance subsidiary of AAM); The Hanover Insurance Company ("Hanover", a wholly-owned subsidiary of Allmerica P&C); Citizens Corporation (a wholly-owned subsidiary of Hanover); and Citizens Insurance Company of America ("Citizens", a wholly-owned subsidiary of Citizens Corporation). The Closed Block (See Note 1B) assets and liabilities and its results of operations are presented in the consolidated financial statements as single line items. Unless specifically stated, all disclosures contained herein supporting the consolidated financial statements exclude the Closed Block related amounts. All significant intercompany accounts and transactions have been eliminated.

      On or about December 3, 1998, the Company acquired all of the outstanding common stock of Citizens Corporation (formerly an 82.5% owned non-insurance subsidiary of Hanover) in exchange for cash of $195.9 million (See Note 3). The acquisition has been recognized as a purchase. The minority interest acquired totaled $158.5 million. A total of $40.8 million representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period.

      The financial statements reflect minority interest in Allmerica P&C and its subsidiary, Hanover of approximately 40.5% prior to the merger on July 16, 1997. In addition, prior to the December 3, 1998 acquisition, the financial statements reflect minority interest in Citizens Corporation and its wholly-owned subsidiary, Citizens of approximately 16.8% and 17.5% in 1998 and 1997, respectively. Minority interest also includes distributions on mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the Company.

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

      During 1997, the Company adopted a plan to dispose of all real estate assets. As of December 31, 1999, there were 4 properties remaining in the Company's real estate portfolio, all of which are being actively marketed. These assets are carried at the estimated fair value less costs of disposal. Depreciation is not recorded on these assets while they are held for disposal.

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

      Derivative financial instruments are accounted for under three different methods: fair value accounting, deferral accounting and accrual accounting. Interest rate swap contracts used to hedge interest rate risk are accounted for using a combination of the fair value method and accrual method, with changes in fair value reported in unrealized gains and losses in equity consistent with the underlying hedged security, and the net payment or receipt on the swaps reported in net investment income. Foreign currency swap contracts used to hedge the foreign currency exchange risk associated with investment securities are accounted for using a combination of the fair value method and accrual method, with changes in fair value reported in unrealized gains and losses in equity consistent with the underlying hedged security, and the net payment or receipt on the swaps reported in net investment income. Foreign currency swap contracts used to hedge foreign currency exchange risk associated with trust obligations backed by funding agreements are accounted for using the fair value method, with changes in fair value reported in other operating income consistent with the underlying hedged trust obligation. Futures contracts used to hedge interest rate risk are accounted for using the deferral method, with gains and losses deferred in unrealized gains and losses in equity and recognized in earnings in conjunction with the earnings recognition of the underlying hedged item. Default swap contracts entered into for investment purposes are accounted for using the fair value method, with changes in fair value, if any, reported in realized investment gains and losses in earnings. Premium paid to the Company on default swap contracts is reported in net investment income in earnings. Other swap contracts entered into for investment purposes are accounted for using the fair value method, with changes in fair value reported in realized investment gains and losses in earnings. Any ineffective swaps or futures hedges are recognized currently in realized investment gains and losses in earnings.

E. Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

F. Deferred Policy Acquisition Costs

Acquisition costs consist of commissions, underwriting costs and other costs, which vary with, and are primarily related to, the production of revenues. Property and casualty insurance business acquisition costs are deferred and amortized over the terms of the insurance policies. Acquisition costs related to universal life products, variable annuities and contractholder deposit funds are deferred and amortized in proportion to total estimated gross profits from investment yields, mortality, surrender charges and expense margins over the expected life of the contracts. This amortization is reviewed annually and adjusted retrospectively when the Company revises its estimate of current or future gross profits to be realized from this group of products, including realized and unrealized gains and losses from investments. Acquisition costs related to fixed annuities and other life insurance products are deferred and amortized, generally in proportion to the ratio of annual revenue to the estimated total revenues over the contract periods based upon the same assumptions used in estimating the liability for future policy benefits.

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

I. Policy Liabilities and Accruals

Future policy benefits are liabilities for life, health and annuity products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. The liabilities associated with traditional life insurance products are computed using the net level premium method for individual life and annuity policies, and are based upon estimates as to future investment yield, mortality and withdrawals that include provisions for adverse deviation. Future policy benefits for individual life insurance and annuity policies are computed using interest rates ranging from 2 1/2% to 6.0% for life insurance and 2 1/2% to 9 1/2% for annuities. Estimated liabilities are established for group life and health policies that contain experience rating provisions. Mortality, morbidity and withdrawal assumptions for all policies are based on the Company's own experience and industry standards. Liabilities for universal life, variable universal life and variable annuities include deposits received from customers and investment earnings on their fund balances, less administrative charges. Universal life fund balances are also assessed mortality and surrender charges. Liabilities for variable annuities include a reserve for benefit claims in excess of a guaranteed minimum fund value.

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

      Premiums for property and casualty insurance are reported as earned on a pro-rata basis over the contract period. The unexpired portion of these premiums is recorded as unearned premiums.

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

J. Premium and Fee Revenue and Related Expenses

Premiums for individual life insurance and individual and group annuity products, excluding universal life and investment-related products, are considered revenue when due. Property and casualty insurance premiums are recognized as revenue over the related contract periods. Benefits, losses and related expenses are matched with premiums, resulting in their recognition over the lives of the contracts. This matching is accomplished through the provision for future benefits, estimated and unpaid losses and amortization of deferred policy acquisition costs. Revenues for investment-related products consist of net investment income and contract charges assessed against the fund values. Related benefit expenses include annuity benefit claims in excess of a guaranteed minimum fund value, and net investment income credited to the fund values after deduction for investment and risk charges. Revenues for universal life products consist of net investment income, with mortality, administration and surrender charges assessed against the fund values. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to universal life fund values. Certain policy charges that represent compensation for services to be provided in future periods are deferred and amortized over the period benefited using the same assumptions used to amortize capitalized acquisition costs.

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

      Deferred income taxes are generally recognized when assets and liabilities have different values for financial statement and tax reporting purposes, and for other temporary taxable and deductible differences as defined by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement No. 109"). These differences result primarily from loss and LAE reserves, policy reserves, policy acquisition expenses and unrealized appreciation or depreciation on investments

L. New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which establishes accounting and reporting standards for derivative instruments. Statement No. 133 requires that an entity recognize all derivatives as either assets or liabilities at fair value in the statement of financial position, and establishes special accounting for the following three types of hedges: fair value hedges, cash flow hedges, and hedges of foreign currency exposures of net investments in foreign operations. This statement is effective for fiscal years beginning after June 15, 2000. The Company is currently assessing the impact of the adoption of Statement No. 133.

      In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SoP No. 98-1"). SoP No. 98-1 requires that certain costs incurred in developing internal-use computer software be capitalized and provides guidance for determining whether computer software is to be considered for internal use. This statement is effective for fiscal years beginning after December 15, 1998. In the second quarter of 1998, the Company adopted SoP No. 98-1 effective January 1, 1998, resulting in an increase in pre-tax income of $12.4 million through December 31, 1998. The adoption of SoP No. 98-1 did not have a material effect on the results of operations or financial position for the three months ended March 31, 1998.

      In December 1997, the AICPA issued Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" ("SoP No. 97-3"). SoP No. 97-3 provides guidance on when a liability should be recognized for guaranty fund and other assessments and how to measure the liability. This statement allows for the discounting of the liability if the amount and timing of the cash payments are fixed and determinable. In addition, it provides criteria for when an asset may be recognized for a portion or all of the assessment liability or paid assessment that can be recovered through premium tax offsets or policy surcharges. This statement is effective for fiscal years beginning after December 15, 1998. The adoption of SoP No. 97-3 did not have a material effect on the results of operations or financial position of the Company.

      In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("Statement No. 131"). This statement establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that selected information about those operating segments be reported in interim financial statements. This statement supersedes Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement No. 131 requires that all public enterprises report financial and descriptive information about their reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement is effective for fiscal years beginning after December 15, 1997. The Company adopted Statement No. 131 for the first quarter of 1998, which resulted in certain segment re-definitions, and had no impact on the consolidated results of operations (See Note 16).

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

M. Earnings Per Share

Earnings per share ("EPS") for the years ended December 31, 1999, 1998, and 1997 are based on a weighted average of the number of shares outstanding during each year. The Company's EPS is based on net income for both basic and diluted earnings per share. The weighted average shares outstanding which were utilized in the calculation of basic earnings per share differ from the weighted average shares outstanding used in the calculation of diluted earnings per share due to the effect of dilutive employee stock options and nonvested stock grants.

      Options to purchase shares of common stock whose exercise prices are greater than the average market price of the common shares are not included in the computation of diluted earnings per share because the effect would be antidilutive.

N. Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

2.
================================================================================
Discontinued Operations

During the second quarter of 1999, the Company approved a plan to exit its group life and health insurance business, consisting of its Employee Benefit Services ("EBS") business, its Affinity Group Underwriters ("AGU") business and its accident and health assumed reinsurance pool business ("reinsurance pool business"). During the third quarter of 1998, the Company ceased writing new premium in the reinsurance pool business, subject to certain contractual obligations. Prior to 1999, these businesses comprised substantially all of the former Corporate Risk Management Services segment. Accordingly, the operating results of the discontinued segment, including its reinsurance pool business, have been reported in the Consolidated Statements of Income as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB Opinion No. 30"). In the third quarter of 1999, the operating results from the discontinued segment were adjusted to reflect the recording of additional reserves related to accident claims from prior years. On October 6, 1999, the Company entered into an agreement with Great-West Life and Annuity Insurance Company of Denver, which provides for the sale of the Company's EBS business effective March 1, 2000. The Company has recorded a $30.5 million loss, net of taxes, on the disposal of its group life and health business. Subsequent to the June 30, 1999 measurement date, operations from the discontinued business generated losses of approximately $9.7 million, net of taxes.

      As permitted by APB Opinion No. 30, the Consolidated Balance Sheets have not been segregated between continuing and discontinued operations. At December 31, 1999, the discontinued segment had assets of approximately $536.2 million consisting primarily of invested assets, premiums and fees receivable, and reinsurance recoverables, and liabilities of approximately $485.9 million consisting primarily of policy liabilities. Revenues for the discontinued operations were $367.0 million, $398.5 million, and $389.2 million for the years ended December 31, 1999, 1998 and 1997, respectively.

3.
================================================================================
Acquisition of Minority Interest of Citizens Corporation

On December 3, 1998 Citizens Acquisition Corporation, a wholly owned subsidiary of the Company, completed a cash tender offer to acquire the outstanding shares of Citizens Corporation common stock at a price of $33.25 per share. Approximately 99.8% of publicly held shares of Citizens Corporation common stock were tendered. On December 14, 1998, the Company completed a short-form merger, acquiring all shares of common stock of Citizens Corporation not purchased in its tender offer, through the merger of its wholly owned subsidiary, Citizens Acquisition Corporation with Citizens Corporation at a price of $33.25 per share. Total consideration for the transactions amounted to $195.9 million. The acquisition has been recognized as a purchase. The minority interest acquired totaled $158.5 million. A total of $40.8 million representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period.

      The Company's consolidated results of operations include minority interest in Citizens Corporation prior to December 3, 1998. The unaudited proforma information below presents consolidated results of operation as if the acquisition had occurred at the beginning of 1997.

      The following unaudited pro forma information is not necessarily indicative of the consolidated results of operations of the combined Company had the acquisition occurred at the beginning of 1997, nor is it necessarily indicative of future results.

(Unaudited)

For the Years Ended December 31                               1998         1997
================================================================================
(In millions, except per share data)

Revenue                                                  $ 3,019.7    $ 2,988.5
--------------------------------------------------------------------------------
Net realized capital gains included in revenue           $    56.4    $    71.3
--------------------------------------------------------------------------------
Income before taxes and minority interest                $   284.9    $   321.1
Income taxes                                                 (51.1)       (78.5)
Minority Interest:
  Distributions on mandatorily redeemable
   preferred securities of a subsidiary trust
   holding solely junior subordinated
   debentures of the Company                                 (16.0)       (14.5)
  Equity in earnings                                            --        (31.6)
--------------------------------------------------------------------------------
Income from continuing operations                            217.8        196.5
(Loss) income from operations of
  discontinued business                                      (13.5)        16.6
--------------------------------------------------------------------------------
Net income                                               $   204.3    $   213.1
--------------------------------------------------------------------------------
PER SHARE DATA
  Basic
   Income from continuing operations                     $    3.64    $    3.59
   Weighted average shares outstanding                        59.9         54.7
  Diluted
   Income from continuing operations                     $    3.61    $    3.59
   Weighted average shares outstanding                        60.3         54.8
================================================================================

4.
================================================================================
Significant Transactions

During March 1999, the Company completed the repurchase of $200.0 million of its issued common stock under its October, 1998 repurchase program authorized by the Board of Directors of AFC. On March 23, 1999, the Board of Directors of AFC authorized the repurchase of up to an additional $200.0 million of its issued common stock. As of December 31, 1999, under this additional program, the Company had repurchased 2.2 million shares of its common stock for an aggregate cost of approximately $132.9 million.

      Effective January 1, 1999, the Company entered into a whole account aggregate excess of loss reinsurance agreement with a highly rated reinsurer. The reinsurance agreement provides accident year coverage for the three years 1999 to 2001 for the Company's property and casualty business, and is subject to cancellation or commutation annually at the Company's option. The program covers losses and allocated loss adjustment expenses, including those incurred but not yet reported, in excess of a specified whole account loss and allocated LAE ratio. The annual and aggregate coverage limits for losses and allocated LAE are $150.0 million and $300.0 million, respectively. The effect of this agreement on results of operations in each reporting period is based on losses and allocated LAE ceded, reduced by a sliding scale premium of 50.0-67.0% depending on the size of the loss, and increased by a ceding commission of 20.0% of ceded premium. In addition, net investment income is reduced for amounts credited to the reinsurer. As a result of this agreement, the Company recognized a net benefit of $15.9 million for the year ended December 31, 1999, based on annual estimates of losses and allocated loss adjustment expenses for accident year 1999. In accordance with the provisions of this contract, the Company has exercised its option to cancel this contract effective January 1, 2000.

      On October 29, 1998, the Company announced that it had adopted a formal restructuring plan for its Risk Management business. As part of this initiative, the segment consolidated its property and casualty field support activities from fourteen regional branches into three hub locations. As a result of the Company's restructuring initiative, it recognized a pretax loss of $9.0 million in the fourth quarter of 1998.

      Approximately $4.8 million of this loss relates to severance and other employee related costs resulting from the elimination of 306 positions, of which 207 and 106 employees had been terminated as of December 31, 1999 and 1998, respectively. In addition, lease cancellations and contract terminations resulted in losses of approximately $2.5 million and $1.7 million, respectively. During 1999, this loss was reduced by $1.9 million, relating to severance and other employee related costs, resulting from the reinstatement of 66 positions. The Company made payments of approximately $4.7 million and $0.1 million in 1999 and 1998, respectively, related to this restructuring initiative.

      Effective July 1, 1998, the Company entered into a reinsurance agreement with a highly rated reinsurer that cedes current and future underwriting losses, including unfavorable development of prior year reserves, up to a $40.0 million maximum, relating to the Company's reinsurance pool business. These pools consist primarily of the Company's assumed stop loss business, small group managed care pools, long-term disability and long-term care pools, student accident and special risk business. The agreement is consistent with management's decision to exit this line of business, which the Company expects to run-off over the next three years. As a result of this transaction, the Company recognized a $25.3 million pre-tax loss in the third quarter of 1998. This loss is reported in 1999 as part of the discontinued operations of the Company.

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

      On February 3, 1997, AFC Capital Trust (the "Trust"), a subsidiary business trust of AFC, issued $300.0 million of Series A Capital Securities ("Capital Securities"), which pay cumulative dividends at a rate of 8.207% semiannually commencing August 15, 1997. The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds thereof in an equivalent amount of 8.207% Junior Subordinated Deferrable Interest Debentures due 2027 of AFC (the "Subordinated Debentures"). Through certain guarantees, the Subordinated Debentures and the terms of related agreements, AFC has irrevocably and unconditionally guaranteed the obligations of the Trust under the Capital Securities. Net proceeds from the offering of approximately $296.3 million funded a portion of the aforementioned July 16, 1997 acquisition. On August 7, 1997, AFC and the Trust exchanged the Series A Capital Securities for a like amount of Series B Capital Securities and related guarantees which are registered under the Securities Act of 1933 as required under the terms of the initial transaction.

5.
================================================================================
Investments

A. Summary of Investments

The Company accounts for its investments, all of which are classified as available-for-sale, in accordance with the provisions of Statement No. 115.

      The amortized cost and fair value of available-for-sale fixed maturities and equity securities were as follows:

December 31                                           1999
================================================================================
(In millions)

                                                 Gross        Gross
                                Amortized   Unrealized   Unrealized        Fair
                                  Cost(1)        Gains       Losses       Value

U.S. Treasury securities
  and U.S. government
  and agency securities          $  185.0     $    2.6     $    2.0    $  185.6
States and political
  subdivisions                    2,189.8         26.3         78.5     2,137.6
Foreign governments                  89.0          3.1          0.2        91.9
Corporate fixed maturities        4,211.9         73.8        175.1     4,110.6
Mortgage-backed securities          419.3          1.8         13.0       408.1
--------------------------------------------------------------------------------
Total fixed maturities           $7,095.0     $  107.6     $  268.8    $6,933.8
================================================================================
Equity securities                $   49.5     $   35.1     $    1.4    $   83.2
================================================================================

December 31                                           1998
================================================================================
(In millions)

                                                 Gross        Gross
                                Amortized   Unrealized   Unrealized        Fair
                                  Cost(1)        Gains       Losses       Value

U.S. Treasury securities
  and U.S. government and
  agency securities               $  194.5    $   12.1     $   24.6    $  182.0
States and political
  subdivisions                     2,408.9        83.0          5.2     2,486.7
Foreign governments                  107.9         7.7          4.5       111.1
Corporate fixed maturities         4,340.5       168.4         83.4     4,425.5
Mortgage-backed securities           566.4        11.9          2.8       575.5
--------------------------------------------------------------------------------
Total fixed maturities            $7,618.2    $  283.1     $  120.5    $7,780.8
================================================================================
Equity securities                 $  253.1    $  151.1     $    7.1    $  397.1
================================================================================

(1) Amortized cost for fixed maturities and cost for equity securities.

      In connection with AFLIAC's voluntary withdrawal of its license in New York, AFLIAC agreed with the New York Department of Insurance to maintain, through a custodial account in New York, a security deposit, the market value of which will at all times equal 102% of all outstanding liabilities of AFLIAC for New York policyholders, claimants and creditors. At December 31, 1999, the amortized cost and market value of these assets on deposit in New York were $196.4 million and $193.0 million, respectively. At December 31, 1998, the amortized cost and market value of assets on deposit were $268.5 million and $284.1 million, respectively. In addition, fixed maturities, excluding those securities on deposit in New York, with an amortized cost of $112.7 million and $105.4 million were on deposit with various state and governmental authorities at December 31, 1999 and 1998, respectively.

      There were no contractual fixed maturity investment commitments at December 31, 1999.

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

December 31                                                         1999
================================================================================
(In millions)

                                                           Amortized        Fair
                                                                Cost       Value

Due in one year or less                                     $  424.3    $  423.3
Due after one year through five years                        2,238.1     2,213.9
Due after five years through ten years                       2,036.5     1,950.4
Due after ten years                                          2,396.1     2,346.2
--------------------------------------------------------------------------------
Total                                                       $7,095.0    $6,933.8
================================================================================

      Unrealized gains and losses on available-for-sale and other securities, are summarized as follows:

For the Years Ended December 31
================================================================================
(In millions)

                                                              Equity
                                               Fixed      Securities
1999                                      Maturities    and Other(1)      Total

Net appreciation, beginning of year          $  81.9         $  98.6    $ 180.5
--------------------------------------------------------------------------------
Net depreciation on
  available-for-sale securities               (352.7)         (119.6)    (472.3)
Net appreciation from the effect on
  deferred policy acquisition costs
  and on policy liabilities                     78.5              --       78.5
Benefits for deferred federal income taxes      95.3            42.7      138.0
--------------------------------------------------------------------------------
                                              (178.9)          (76.9)    (255.8)
--------------------------------------------------------------------------------
Net (depreciation) appreciation,
  end of year                                $ (97.0)        $  21.7    $ (75.3)
================================================================================

1998

Net appreciation, beginning of year          $ 133.3         $  84.6    $ 217.9
--------------------------------------------------------------------------------
Net depreciation on
  available-for-sale securities               (108.8)           (1.5)    (110.3)
Purchased minority interest related
  to the acquisition of minority
  interest in Citizens                          10.7            10.7       21.4
Net depreciation from the effect on
  deferred policy acquisition costs
  and on policy liabilities                      6.2              --        6.2
Benefit for deferred federal
  income taxes and minority interest            40.5             4.8       45.3
--------------------------------------------------------------------------------
                                               (51.4)           14.0      (37.4)
--------------------------------------------------------------------------------
Net appreciation, end of year                $  81.9         $  98.6    $ 180.5
================================================================================

1997

Net appreciation, beginning of year          $  71.1         $  60.5    $ 131.6
--------------------------------------------------------------------------------
Net appreciation (depreciation) on
  available-for-sale securities                 83.6            (5.8)      77.8
Purchased minority interest related
  to the merger with Allmerica P&C              50.7            59.6      110.3
Net depreciation from the effect on
  deferred policy acquisition costs
  and on policy liabilities                    (16.8)             --      (16.8)
Provision for deferred federal
  income taxes and minority interest           (55.3)          (29.7)     (85.0)
--------------------------------------------------------------------------------
                                                62.2            24.1       86.3
--------------------------------------------------------------------------------
Net appreciation, end of year                $ 133.3         $  84.6    $ 217.9
================================================================================

(1) Includes net (depreciation) appreciation on other investments of $(5.1) million, $0.8 million, and $1.8 million in 1999, 1998 and 1997, respectively.

B. Mortgage Loans and Real Estate

AFC's mortgage loans and real estate are diversified by property type and location. Real estate investments have been obtained primarily through foreclosure. Mortgage loans are collateralized by the related properties and generally are no more than 75% of the property's value at the time the original loan is made.

      The carrying values of mortgage loans and real estate investments net of applicable reserves were $533.8 million and $582.7 million at December 31, 1999 and 1998, respectively. Reserves for mortgage loans were $5.8 million and $11.5 million at December 31, 1999 and 1998, respectively.

      During 1997, the Company committed to a plan to dispose of all real estate assets. At December 31, 1999 there were 4 properties remaining in the Company's real estate portfolio which are being actively marketed. Depreciation is not recorded on these assets while they are held for disposal.

      There were no non-cash investing activities, including real estate acquired through foreclosure of mortgage loans, in 1999, 1998 and 1997.

      There were no material contractual commitments to extend credit under commercial mortgage loan agreements at December 31, 1999.

      Mortgage loans and real estate investments comprised the following property types and geographic regions:

December 31                                                   1999         1998
================================================================================
(In millions)

Property type:
  Office building                                          $ 301.5      $ 304.4
  Residential                                                 50.5         52.8
  Retail                                                      92.2        108.5
  Industrial / warehouse                                      83.6        110.0
  Other                                                       11.8         18.5
  Valuation allowances                                        (5.8)       (11.5)
--------------------------------------------------------------------------------
Total                                                      $ 533.8      $ 582.7
================================================================================
Geographic region:
  South Atlantic                                           $ 132.2      $ 136.1
  Pacific                                                    133.6        155.1
  East North Central                                          62.7         80.5
  Middle Atlantic                                             50.3         61.2
  New England                                                 90.8         60.7
  West South Central                                          40.7         54.7
  Other                                                       29.3         45.9
  Valuation allowances                                        (5.8)       (11.5)
--------------------------------------------------------------------------------
Total                                                      $ 533.8      $ 582.7
================================================================================

      At December 31, 1999, scheduled mortgage loan maturities were as follows:
2000 - $108.1 million; 2001 - $33.9 million; 2002 - $27.5 million; 2003 - $40.6 million; 2004 - $76.4 million and $234.7 million thereafter. Actual maturities could differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties and loans may be refinanced. During 1999, the Company did not refinance any mortgage loans based on terms which differed from those granted to new borrowers.

C. Investment Valuation Allowances

Investment valuation allowances which have been deducted in arriving at investment carrying values as presented in the Consolidated Balance Sheets and changes thereto are shown below.

For the Years Ended December 31
================================================================================
(In millions)

                          Balance at                                 Balance at
                           January 1     Provisions  Write-offs     December 31

1999

Mortgage loans               $  11.5       $  (2.4)     $   3.3         $   5.8
================================================================================

1998

Mortgage loans               $  20.7       $  (6.8)     $   2.4         $  11.5
================================================================================

1997

Mortgage loans               $  19.6       $   2.5      $   1.4         $  20.7
Real estate                     14.9           6.0         20.9              --
--------------------------------------------------------------------------------
Total                        $  34.5       $   8.5      $  22.3         $  20.7
================================================================================

      Provisions on mortgages during 1999 and 1998 reflect the release of redundant specific reserves. Write-offs of $20.9 million to the investment valuation allowance related to real estate in 1997 primarily reflect write downs to the estimated fair value less costs to sell pursuant to the aforementioned 1997 plan of disposal.

      The carrying value of impaired loans was $18.0 million and $22.0 million, with related reserves of $0.8 million and $6.0 million as of December 31, 1999 and 1998, respectively. All impaired loans were reserved for as of December 31, 1999 and 1998.

      The average carrying value of impaired loans was $21.0 million, $26.1 million and $30.8 million, with related interest income while such loans were impaired, of $2.1 million, $3.2 million and $3.2 million as of December 31, 1999, 1998 and 1997, respectively.

D. Futures Contracts

AFC purchases long futures contracts and sells short futures contracts on margin to hedge against interest rate fluctuations associated with the sale of Guaranteed Investment Contracts ("GICs") and other funding agreements. The Company is exposed to interest rate risk from the time of sale of the GIC until the receipt of the deposit and purchase of the underlying asset to back the liability. The Company only trades futures contracts with nationally recognized brokers, which the Company believes have adequate capital to ensure that there is minimal danger of default. The Company does not require collateral or other securities to support financial instruments with credit risk.

      The notional amount of futures contracts outstanding was $37.1 million and $92.7 million, at December 31, 1999 and 1998, respectively. The notional amounts of the contracts represent the extent of the Company's investment but not future cash requirements, as the Company generally settles open positions prior to maturity. The maturity of all futures contracts outstanding are less than one year. The fair value of futures contracts outstanding was $36.8 million and $92.5 million at December 31, 1999 and 1998, respectively.

      Gains and losses on hedge contracts related to interest rate fluctuations are deferred and recognized in income over the period being hedged corresponding to related guaranteed investment contracts. If instruments being hedged by futures contracts are disposed, any unamortized gains or losses on such contracts are included in the determination of the gain or loss from the disposition. Deferred hedging losses were $0.9 million and $1.8 million in 1999 and 1998, respectively. Gains and losses on hedge contracts that are deemed ineffective by the Company are realized immediately. There was $0.1 million of gains realized on ineffective hedges in 1998. There were no gains or losses in 1999 and 1997.

      A reconciliation of the notional amount of futures contracts is as follows:

For the Years Ended December 31                    1999        1998        1997
================================================================================
(In millions)

Contracts outstanding,
  beginning of year                            $   92.7    $     --    $  (40.0)
New contracts                                     947.0     1,117.5        (6.5)
Contracts expired                              (1,002.6)   (1,024.8)       46.5
--------------------------------------------------------------------------------
Contracts outstanding, end of year             $   37.1    $   92.7    $     --
================================================================================

E. Foreign Currency Swap Contracts

The Company enters into foreign currency swap contracts with swap counterparties to hedge foreign currency exposure on specific fixed income securities. Additionally, in 1999, the Company entered into a foreign currency swap contract to hedge foreign currency exposure on specific fixed rate trust obligations backed by funding agreements. Interest and principal related to foreign fixed income securities and trust obligations payable in foreign currencies, at current exchange rates, are exchanged for the equivalent payment in U.S. dollars translated at a specific currency exchange rate. The primary risk associated with these transactions is the inability of the counterparty to meet its obligation. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. The

Company's maximum exposure to counterparty credit risk is the difference between the foreign currency exchange rate, as agreed upon in the swap contract, and the foreign currency spot rate on the date of the exchange, as indicated by the fair value of the contract. The fair values of the foreign currency swap contracts outstanding were $(4.7) million and $1.2 million at December 31, 1999 and 1998, respectively. Changes in the fair value of contracts hedging fixed income securities are reported as an unrealized gain or loss, consistent with the underlying hedged security. Changes in fair value of contracts hedging fixed rate trust obligations backed by funding agreements are reported as other operating income, consistent with the underlying hedged liability. The net decrease in other operating income related to these contracts was $2.6 million in 1999. The Company does not require collateral or other security to support financial instruments with credit risk.

      The difference between amounts paid and received on foreign currency swap contracts is reflected in the net investment income related to the underlying assets and is not material in 1999, 1998 and 1997. Any gain or loss on the termination of swap contracts is deferred and recognized with any gain or loss on the hedged transaction. The Company had no deferred gain or loss on foreign currency swap contracts in 1999 or 1998.

      A reconciliation of the notional amount of foreign currency swap contracts is as follows:

For the Years Ended December 31                       1999       1998      1997
================================================================================
(In millions)

Contracts outstanding,
  beginning of year                                $  42.6    $  42.6   $  47.6
New contracts                                         52.9         --       5.0
Contracts expired                                    (24.0)        --     (10.0)
--------------------------------------------------------------------------------
Contracts outstanding, end of year                 $  71.5    $  42.6   $  42.6
================================================================================

      Expected maturities of such foreign currency swap contracts outstanding at December 31, 1999 are $8.3 million in 2000, $52.9 million in 2001, and $10.3 million thereafter. There are no expected maturities of such foreign currency swap contracts in 2002, 2003 and 2004.

F. Interest Rate Swap Contracts

      The Company enters into interest rate swap contracts to hedge exposure to interest rate fluctuations. Specifically, for floating rate funding agreement liabilities that are matched with fixed rate securities, the Company manages the interest rate risk by hedging with interest rate swap contracts. Under these swap contracts, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. As with foreign currency swap contracts, the primary risk associated with these transactions is the inability of the counterparty to meet its obligation. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. Because the underlying principal of swap contracts is not exchanged, the Company's maximum exposure to counterparty credit risk is the difference in payments exchanged, which at December 31, 1999 and 1998 were net payables of $4.2 million, and $3.9 million, respectively. The Company does not require collateral or other security to support financial instruments with credit risk.

      The net amount receivable or payable is recognized over the life of the swap contract as an adjustment to net investment income. The decrease in net investment income related to interest rate swap contracts was $7.2 million, $2.8 million and $0.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. The fair value of interest rate swap contracts outstanding was $33.2 million and $(28.3) million at December 31, 1999 and 1998, respectively. Changes in the fair value of contracts are reported as an unrealized gain or loss, consistent with the underlying hedged security. Any gain or loss on the termination of interest rate swap contracts accounted for as hedges are deferred and recognized with any gain or loss on the hedged transaction. The Company had no deferred gain or loss on interest rate swap contracts in 1999 or 1998.

      A reconciliation of the notional amount of interest rate swap contracts is as follows:

For the Years Ended December 31                    1999        1998        1997
================================================================================
(In millions)

Contracts outstanding,
  beginning of year                            $1,112.6    $  244.1    $    5.0
New contracts                                     905.4       873.5       244.7
Contracts terminated                             (888.5)         --          --
Contracts expired                                 (80.0)       (5.0)       (5.6)
--------------------------------------------------------------------------------
Contracts outstanding, end of year             $1,049.5    $1,112.6    $  244.1
================================================================================

      Expected maturities of such interest rate swap contracts outstanding at December 31, 1999 are $44.0 million in 2000, $43.1 million in 2001, $83.5 million in 2002, $536.0 million in 2003, $319.3 million in 2004 and $23.6 million thereafter.

G. Other Swap Contracts

The Company enters into insurance portfolio-linked and credit default swap contracts for investment purposes. Under the insurance portfolio-linked swap contracts, the Company agrees to exchange cash flows according to the performance of a specified underwriter's portfolio of insurance business. As with interest rate swap contracts, the primary risk associated with insurance portfolio-linked swap contracts is the inability of the counterparty to meet its obligation. Under the terms of the credit default swap contracts, the Company assumes the default risk of a specific high credit quality issuer in exchange for a stated annual premium. In the case of default, the Company will pay the counterparty par value for a pre-determined security of the issuer. The primary risk associated with these transactions is the default risk of the underlying companies. The Company regularly assesses the financial strength of its counterparties and the underlying companies in default swap contracts, and generally enters into forward or swap agreements with companies rated "A" or better by nationally recognized rating agencies. Because the underlying principal of swap contracts is not exchanged, the Company's maximum exposure to counterparty credit risk is the difference in payments exchanged, which at December 31, 1999, was not material to the Company. The Company does not require collateral or other security to support financial instruments with credit risk.

      The swap contracts are marked to market with any gain or loss recognized currently. The fair values of swap contracts outstanding were $(0.3) million and $(0.1) million at December 31, 1999 and 1998, respectively. The net amount receivable or payable under insurance portfolio-linked swap contracts is recognized when the contracts are marked to market. The net (decrease) increase in realized investment gains related to these contracts was $(0.2) million, $1.0 million, and $(1.4) million for the years ended December 31, 1999, 1998 and 1997, respectively.

      The stated annual premium under credit default swap contracts is recognized currently in net investment income. The net increase to investment income related to credit default swap contracts was $0.4 million and $0.2 million for the years ended December 31, 1999 and 1998, respectively. There was no net investment income recognized in 1997.

      A reconciliation of the notional amount of other swap contracts is as follows:

For the Years Ended December 31                      1999       1998       1997
================================================================================
(In millions)

Contracts outstanding,
  beginning of year                               $ 255.0    $  15.0    $  58.6
New contracts                                        50.0      266.3      192.1
Contracts expired                                  (115.0)     (26.3)    (211.6)
Contracts terminated                                   --         --      (24.1)
--------------------------------------------------------------------------------
Contracts outstanding, end of year                $ 190.0    $ 255.0    $  15.0
================================================================================

      Expected maturities of such other swap contracts outstanding at December 31, 1999 are as follows: $140.0 million in 2000 and $50.0 million in 2001. There are no expected maturities of other swap contracts in 2002, 2003, 2004 and thereafter.

H. Other

      At December 31, 1999 and 1998, AFC had no concentration of investments in a single investee exceeding 10% of shareholders' equity.


6.
================================================================================
Investment Income and Gains and Losses

A. Net Investment Income

The components of net investment income were as follows:

For the Years Ended December 31                      1999       1998       1997
================================================================================
(In millions)

Fixed maturities                                  $ 524.8    $ 517.9    $ 525.8
Mortgage loans                                       45.5       57.6       57.1
Equity securities                                     2.4        7.2       10.5
Policy loans                                         12.7       11.9       10.9
Real estate and other long-term investments          12.9        7.1       31.5
Short-term investments                               33.1       17.7       19.0
--------------------------------------------------------------------------------
  Gross investment income                           631.4      619.4      654.8
Less investment expenses                            (15.7)     (15.0)     (23.7)
--------------------------------------------------------------------------------
  Net investment income                           $ 615.7    $ 604.4    $ 631.1
================================================================================

      At December 31, 1999, the Company had fixed maturities with a carrying value of $1.4 million on non-accrual status. There were no mortgage loans on non-accrual status at December 31, 1999. At December 31, 1998, there was one mortgage loan on non-accrual status which had an outstanding principal balance of $4.3 million. This loan was restructured and fully impaired. There were no fixed maturities on non-accrual status at December 31, 1998. The effect of non-accruals, compared with amounts that would have been recognized in accordance with the original terms of the investments, was a reduction in net income of $2.0 million in 1999, and had no impact in 1998 and 1997.

      The payment terms of mortgage loans may from time to time be restructured or modified. The investment in restructured mortgage loans, based on amortized cost, amounted to $18.8 million, $28.7 million and $40.3 million at December 31, 1999, 1998 and 1997, respectively. Interest income on restructured mortgage loans that would have been recorded in accordance with the original terms of such loans amounted to $2.5 million, $3.3 million and $3.9 million and in 1999, 1998 and 1997, respectively. Actual interest income on these loans included in net investment income aggregated $1.8 million, $3.3 million and $4.2 million in 1999, 1998 and 1997, respectively.

      There were no mortgage loans which were non-income producing for the year ended December 31, 1999. There were, however, fixed maturities with a carrying value of $2.0 million which were non-income producing for the year ended December 31, 1999.

      Included in other long-term investments is income from limited partnerships of $7.2 million in 1999, losses of $6.3 million in 1998, and income of $7.6 million in 1997.

B. Net Realized Investment Gains and Losses

Realized gains (losses) on investments were as follows:

For the Years Ended December 31                    1999        1998        1997
================================================================================
(In millions)

Fixed maturities                                $ (62.6)    $ (13.3)    $  13.5
Mortgage loans                                      2.5         8.8        (1.2)
Equity securities                                 141.8        63.7        53.1
Real estate                                         2.3        13.9        13.0
Other                                               7.0       (13.9)       (2.4)
--------------------------------------------------------------------------------
Net realized investment gains                   $  91.0     $  59.2     $  76.0
================================================================================

The proceeds from voluntary sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales were as follows:

For the Years Ended December 31
================================================================================
(In millions)

                                               Proceeds from     Gross    Gross
1999                                          Voluntary Sales    Gains    Losses

Fixed maturities                                  $1,884.3       $ 20.4    $37.5
Equity securities                                 $  420.1       $149.4    $ 7.6
================================================================================

1998

Fixed maturities                                  $  899.5       $ 13.5    $11.1
Equity securities                                 $  258.7       $ 72.8    $ 9.0
================================================================================

1997

Fixed maturities                                  $1,948.3       $ 27.3    $15.9
Equity securities                                 $  144.9       $ 55.5    $ 1.2
================================================================================

C. Other Comprehensive Income Reconciliation

The following table provides a reconciliation of gross unrealized gains to the net balance shown in the Consolidated Statements of Comprehensive Income:

For the Years Ended December 31                          1999      1998    1997
================================================================================
(In millions)

Unrealized gains (losses) on securities:

  Unrealized holding (losses) gains arising
    during period, (net of taxes (benefit) and
    minority interest of $(108.0) million,
    $(20.7) million and $122.0 million in
    1999, 1998 and 1997, respectively)                 $(200.0)  $ (1.1)  $125.5

  Less: reclassification adjustment for gains
   included in net income (net of taxes and
   minority interest of $30.0 million,
   $24.6 million and $37.0 million in 1999,
   1998 and 1997, respectively)                          55.8      36.3     39.2
--------------------------------------------------------------------------------
Other comprehensive (loss) income                      $(255.8)  $(37.4)  $ 86.3
================================================================================

7.
================================================================================
Fair Value Disclosures of Financial Instruments

Statement No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about certain financial instruments (insurance contracts, real estate, goodwill and taxes are excluded) for which it is practicable to estimate such values, whether or not these instruments are included in the balance sheet. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality. Included in the fair value of fixed maturities are swap contracts used to hedge fixed maturities with a fair value of $31.1 million and $(27.1) million at December 31, 1999 and 1998, respectively. In addition, the Company held futures contracts with a carrying value of $(0.9) million and $(1.8) million at December 31, 1999 and 1998, respectively. The fair value of these contracts was $36.8 million and $92.5 million at December 31, 1999 and 1998, respectively.

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

Trust Instruments Supported by Funding Obligations

Fair values are estimated using discounted cash flow calculations using current interest rates for similar contracts with maturities consistent with those remaining for the contracts being valued.

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

      The estimated fair values of the financial instruments were as follows:

December 31                                                                          1999                  1998
=======================================================================================================================
(In millions)

                                                                              Carrying       Fair   Carrying       Fair
                                                                                 Value      Value      Value      Value

Financial Assets
  Cash and cash equivalents                                                   $  442.2   $  442.2   $  550.3   $  550.3
  Fixed maturities                                                             6,933.8    6,933.8    7,780.8    7,780.8
  Equity securities                                                               83.2       83.2      397.1      397.1
  Mortgage loans                                                                 521.2      521.9      562.3      587.1
  Policy loans                                                                   170.5      170.5      154.3      154.3
-----------------------------------------------------------------------------------------------------------------------
                                                                              $8,150.9   $8,151.6   $9,444.8   $9,469.6
=======================================================================================================================

Financial Liabilities
  Guaranteed investment contracts                                             $1,316.0   $1,341.4   $1,791.8   $1,830.8
  Supplemental contracts without life contingencies                               48.8       48.8       37.3       37.3
  Dividend accumulations                                                          88.1       88.1       88.4       88.4
  Other individual contract deposit funds                                         48.4       48.2       61.6       61.1
  Other group contract deposit funds                                             602.9      583.5      700.4      704.0
  Individual fixed annuity contracts                                           1,092.5    1,057.1    1,110.6    1,073.6
  Trust instruments supported by funding obligations                              50.6       49.6         --         --
  Short-term debt                                                                 45.0       45.0      221.3      221.3
  Long-term debt                                                                 199.5      187.4      199.5      213.4
  Mandatorily redeemable preferred securities of a subsidiary trust holding
   soley junior subordinated debentures of the Company                           300.0      292.5      300.0      334.7
-----------------------------------------------------------------------------------------------------------------------
                                                                              $3,791.8   $3,741.6   $4,510.9   $4,564.6
=======================================================================================================================

8.
================================================================================

Closed Block

Included in other income in the Consolidated Statements of Income in 1999, 1998 and 1997 is a net pre-tax contribution from the Closed Block of $13.8 million, $10.4 million and $9.1 million, respectively. Summarized financial information of the Closed Block as of December 31, 1999 and 1998 and for the periods ended December 31, 1999, 1998 and 1997 is as follows:

December 31                                                    1999         1998
================================================================================
(In millions)

Assets
  Fixed maturities, at fair value (amortized
   cost of $387.4 and $399.1, respectively)                 $ 372.9      $ 414.2
  Mortgage loans                                              136.3        136.0
  Policy loans                                                201.1        210.9
  Cash and cash equivalents                                    22.6          9.4
  Accrued investment income                                    14.0         14.1
  Deferred policy acquisition costs                            13.1         15.6
  Other assets                                                 12.3          2.9
--------------------------------------------------------------------------------
Total assets                                                $ 772.3      $ 803.1
================================================================================

Liabilities
  Policy liabilities and accruals                           $ 835.2      $ 862.9
  Other liabilities                                             6.9          9.1
--------------------------------------------------------------------------------
Total liabilities                                           $ 842.1      $ 872.0
================================================================================

For the Years Ended December 31                      1999       1998       1997
===============================================================================
(In millions)

Revenues
  Premiums and other income                       $  52.1    $  55.4    $  58.3
  Net investment income                              53.8       53.3       53.4
  Realized investment (loss) gain                    (0.6)       0.1        1.3
-------------------------------------------------------------------------------
Total revenues                                      105.3      108.8      113.0
===============================================================================

Benefits and expenses
  Policy benefits                                    88.9       95.0      100.5
  Policy acquisition expenses                         2.5        2.7        3.0
  Other operating expenses                            0.1        0.7        0.4
-------------------------------------------------------------------------------
Total benefits and expenses                          91.5       98.4      103.9
-------------------------------------------------------------------------------
Contribution from the Closed Block                $  13.8    $  10.4    $   9.1
===============================================================================

Cash flows
  Cash flows from operating activities:
   Contribution from the Closed Block             $  13.8    $  10.4    $   9.1
  Change in:
   Deferred policy acquisition costs, net             2.5        2.6        2.9
   Premiums and other receivables                      --        0.3         --
   Policy liabilities and accruals                  (13.1)     (13.5)     (11.6)
   Accrued investment income                          0.1         --        0.2
   Deferred taxes                                      --        0.1       (5.1)
   Other assets                                      (8.3)       2.4       (2.9)
   Expenses and taxes payable                        (2.9)      (2.9)      (2.0)
   Other, net                                         0.8       (0.1)      (1.2)
-------------------------------------------------------------------------------
Net cash used in operating activities                (7.1)      (0.7)     (10.6)
-------------------------------------------------------------------------------
Cash flows from investing activities:
  Sales, maturities and
   repayments of investments                        139.0       83.6      161.6
  Purchases of investments                         (128.5)    (106.5)    (161.4)
  Other, net                                          9.8        7.9       11.4
-------------------------------------------------------------------------------
  Net cash provided by (used in)
   investing activities                              20.3      (15.0)      11.6
-------------------------------------------------------------------------------
Net increase (decrease) in cash and
   cash equivalents                                  13.2      (15.7)       1.0
Cash and cash equivalents,
  beginning of year                                   9.4       25.1       24.1
-------------------------------------------------------------------------------
Cash and cash equivalents,
  end of year                                     $  22.6    $   9.4    $  25.1
===============================================================================

      There were no valuation allowances on mortgage loans at December 31, 1999, 1998 and 1997, respectively.

      Many expenses related to Closed Block operations are charged to operations outside the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside the Closed Block.

9.
================================================================================
Debt

Short and long-term debt consisted of the following:

December 31                                                      1999       1998
================================================================================
(In millions)

Short-term
  Commercial paper                                            $  45.0    $  41.3
  Borrowings under bank credit facility                            --      150.0
  Repurchase agreements                                            --       30.0
--------------------------------------------------------------------------------
Total short-term debt                                         $  45.0    $ 221.3
================================================================================

Long-term
  Senior Debentures (unsecured)                               $ 199.5    $ 199.5
================================================================================

      AFC issues commercial paper primarily to manage imbalances between operating cash flows and existing commitments. Commercial paper borrowing arrangements are supported by a credit agreement. At December 31, 1999, the weighted average interest rate for outstanding commercial paper was approximately 5.27%.

      Effective May 28, 1999, the Company renewed a credit agreement entered into on May 28, 1998, which replaces lines of credit previously held by FAFLIC and Allmerica P&C, and provides for a $150.0 million credit facility, which expires on May 28, 2000. Borrowings under this agreement are unsecured and incur interest at a rate per annum equal to, at the Company's option, a designated base rate or the eurodollar rate plus applicable margin. At December 31, 1999, the Company had approximately $150.0 million in committed lines of credit, all of which was available for borrowing. These lines of credit generally have terms of less than one year, and require the Company to pay annual commitment fees limited to 0.08% of the available credit.

      Effective December 4, 1998, AFC entered into a credit agreement that expired on February 5, 1999. Borrowings under this agreement were unsecured and incurred interest at a rate per annum equal to the eurodollar rate plus applicable margin. Borrowings outstanding under this credit facility at December 31, 1998 were $150.0 million. These borrowings were repaid in February 1999.

      The Company utilizes repurchase agreements to finance certain transactions and had approximately $30.0 million in such agreements outstanding at December 31, 1998. There were no repurchase agreements outstanding at December 31, 1999.

      Senior Debentures of the Company have a $200.0 million face value, pay interest semiannually at a rate of 7 5/8%, and mature on October 16, 2025. The Senior Debentures are subject to certain restrictive covenants, including limitations on issuance of or disposition of stock of restricted subsidiaries and limitations on liens. The Company is in compliance with all covenants.

      Interest expense was $22.0 million, $23.4 million and $21.7 million in 1999, 1998 and 1997, respectively. Interest expense included $15.3 million related to the Company's Senior Debentures for each year. Interest expense related to borrowings under the credit agreements were approximately $1.0 million, $0.7 million and $2.8 million in 1999, 1998, and 1997, respectively. All interest expense is recorded in other operating expenses.

10.
================================================================================
Federal Income Taxes

Provisions for federal income taxes have been calculated in accordance with the provisions of Statement No. 109. A summary of the federal income tax expense (benefit) in the Consolidated Statements of Income is shown below:

For the Years Ended December 31                        1999      1998       1997
================================================================================
(In millions)

Federal income tax expense (benefit)
  Current                                           $  88.1   $  72.5    $  70.8
  Deferred                                             18.8     (16.4)      13.9
--------------------------------------------------------------------------------
Total                                               $ 106.9   $  56.1    $  84.7
================================================================================

      The federal income taxes attributable to the consolidated results of operations are different from the amounts determined by multiplying income before federal income taxes by the statutory federal income tax rate. The sources of the difference and the tax effects of each were as follows:

For the Years Ended December 31                      1999       1998       1997
===============================================================================
(In millions)

Expected federal income tax
  expense                                         $ 163.8    $ 104.9    $ 119.0
   Tax-exempt interest                              (37.4)     (38.9)     (37.9)
   Dividend received deduction                       (3.8)      (5.1)      (3.2)
   Changes in tax reserve estimates                  (8.7)       2.3        7.8
   Tax credits                                       (8.5)      (8.5)      (2.7)
   Other, net                                         1.5        1.4        1.7
-------------------------------------------------------------------------------
Federal income tax expense                        $ 106.9    $  56.1    $  84.7
===============================================================================

      The deferred income tax (asset) liability represents the tax effects of temporary differences attributable to the Company's consolidated federal tax return group. Its components were as follows:

December 31                                                   1999         1998
===============================================================================
(In millions)

Deferred tax (assets) liabilities
  AMT carryforwards                                        $ (17.1)     $ (16.8)
  Loss reserve discounting                                  (439.9)      (406.6)
  Deferred acquisition costs                                 414.2        345.8
  Employee benefit plans                                     (47.4)       (45.3)
  Investments, net                                           (30.1)       121.6
  Discontinued operations                                    (11.7)          --
  Bad debt reserve                                            (2.1)        (1.8)
  Litigation reserves                                         (6.0)       (10.9)
  Other, net                                                  (1.6)        (5.8)
-------------------------------------------------------------------------------
Deferred tax asset, net                                    $(141.7)     $ (19.8)
===============================================================================

      Gross deferred income tax assets totaled $716.6 million and $538.2 million at December 31, 1999 and 1998, respectively. Gross deferred income tax liabilities totaled $574.9 million and $518.4 million at December 31, 1999 and 1998, respectively.

      The Company believes, based on its recent earnings history and its future expectations, that the Company's taxable income in future years will be sufficient to realize all deferred tax assets. In determining the adequacy of future income, the Company considered the future reversal of its existing temporary differences and available tax planning strategies that could be implemented, if necessary. At December 31, 1999, there are available alternative minimum tax credit carryforwards of $17.1 million.

      The Company's federal income tax returns are routinely audited by the IRS, and provisions are routinely made in the financial statements in anticipation of the results of these audits. The IRS has examined the FAFLIC/AFLIAC consolidated group's federal income tax returns through 1994. The IRS has also examined the former Allmerica P&C consolidated group's federal income tax returns through 1994. The Company has appealed certain adjustments proposed by the IRS with respect to the federal income tax returns for 1992, 1993 and 1994 for the FAFLIC/AFLIAC consolidated group. Also, certain adjustments proposed by the IRS with respect to FAFLIC/AFLIAC's federal income tax returns for 1982 and 1983 remain unresolved. If upheld, these adjustments would result in additional payments; however, the Company will vigorously defend its position with respect to these adjustments. In the Company's opinion, adequate tax liabilities have been established for all years. However, the amount of these tax liabilities could be revised in the near term if estimates of the Company's ultimate liability are revised.

11.
================================================================================
Pension Plans

AFC provides retirement benefits to substantially all of its employees under a defined benefit pension plan. This plan is based on a defined benefit cash balance formula, whereby the Company annually provides an allocation to each eligible employee based on a percentage of that employee's salary, similar to a defined contribution plan arrangement. The 1999, 1998 and 1997 allocations were based on 7.0% of each eligible employee's salary. In addition to the cash balance allocation, certain transition group employees, who have met specified age and service requirements as of December 31, 1994, are eligible for a grandfathered benefit based primarily on the employees' years of service and compensation during their highest five consecutive plan years of employment. The Company's policy for the plans is to fund at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

      Components of net periodic pension cost were as follows:

For the Years Ended December 31                      1999       1998       1997
===============================================================================
(In millions)

Service cost - benefits earned during the year    $  19.3    $  19.0    $  19.9
Interest cost                                        26.5       25.5       23.5
Expected return on plan assets                      (38.9)     (34.9)     (31.2)
Recognized net actuarial loss                         0.4        0.4        0.1
Amortization of transition asset                     (1.4)      (1.8)      (1.9)
Amortization of prior service cost                   (2.2)      (1.7)      (2.0)
-------------------------------------------------------------------------------
Net periodic pension cost                         $   3.7    $   6.5    $   8.4
===============================================================================

      The following table summarizes the status of the plan. At December 31, 1999 and 1998, the plans' assets exceeded their projected benefit obligations.

December 31                                                     1999       1998
===============================================================================
(In millions)

Change in benefit obligations:
Projected benefit obligation at beginning of year            $ 414.2    $ 370.4
Service cost - benefits earned during the year                  19.3       19.0
Interest cost                                                   26.5       25.5
Actuarial (gains) losses                                       (44.4)      20.4
Benefits paid                                                  (22.9)     (21.1)
-------------------------------------------------------------------------------
Projected benefit obligation at end of year                    392.7      414.2
-------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year                 441.6      395.5
Actual return on plan assets                                    51.9       67.2
Benefits paid                                                  (22.9)     (21.1)
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                       470.6      441.6
-------------------------------------------------------------------------------
Funded status of the plan                                       77.9       27.4
Unrecognized transition obligation                             (21.6)     (23.9)
Unamortized prior service cost                                 (12.0)     (11.0)
Unrecognized net actuarial gains                              (101.6)     (54.9)
-------------------------------------------------------------------------------
Net pension liability                                        $ (57.3)   $ (62.4)
===============================================================================

      As a result of the Company's merger with Allmerica P&C, certain pension liabilities were reduced to reflect their fair value as of the merger date. These pension liabilities were reduced by $8.9 million and $10.3 million in 1999 and 1998, respectively, which reflects fair value, net of applicable amortization.

      Determination of the projected benefit obligations was based on a weighted average discount rate of 7.75% and 6.5% in 1999 and 1998, respectively, and the assumed long-term rate of return on plan assets was 9.0% in both 1999 and 1998. The actuarial present value of the projected benefit obligations was determined using assumed rates of increase in future compensation levels ranging from 5.0% to 5.5%. Plan assets are invested primarily in various separate accounts and the general account of FAFLIC. Plan assets also include 796,462 shares and 973,262 shares of AFC Common Stock at December 31, 1999 and 1998, respectively, with a market value of $44.3 million and $56.3 million at December 31, 1999 and 1998, respectively.

      The Company has a defined contribution 401(k) plan for its employees, whereby the Company matches employee elective 401(k) contributions, up to a maximum percentage determined annually by the Board of Directors. During 1999, 1998 and 1997, the Company matched 50% of employees' contributions up to 6.0% of eligible compensation. The total expense related to this plan was $5.9 million, $5.6 million and $3.3 million in 1999, 1998 and 1997, respectively. In addition to this plan, the Company has a defined contribution plan for substantially all of its agents. The Plan expense in 1999, 1998 and 1997 was $3.1 million, $3.0 million and $2.8 million, respectively.

12.
================================================================================
Other Postretirement Benefit Plans

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

      The plans' funded status reconciled with amounts recognized in the Company's Consolidated Balance Sheets were as follows:

December 31                                                     1999       1998
===============================================================================
(In millions)

Change in benefit obligations:
Accumulated postretirement benefit obligation
  at beginning of year                                       $  84.0    $  71.8
Service cost                                                     2.9        3.1
Interest cost                                                    4.6        5.1
Actuarial (gains) losses                                       (21.2)       7.6
Benefits paid                                                   (3.5)      (3.6)
-------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
  at end of year                                                66.8       84.0
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                          --         --
===============================================================================

Funded status of the plan                                      (66.8)     (84.0)
Unamortized prior service cost                                  (9.8)     (12.9)
Unrecognized net actuarial (gains) losses                      (13.8)       7.5
-------------------------------------------------------------------------------
Accumulated postretirement benefit costs                     $ (90.4)   $ (89.4)
===============================================================================

      The components of net periodic postretirement benefit cost were as follows:

For the Years Ended December 31                          1999     1998     1997
===============================================================================
(In millions)

Service cost                                            $ 2.9    $ 3.1    $ 3.0
Interest cost                                             4.6      5.1      4.6
Recognized net actuarial loss (gain)                      0.1      0.1     (0.1)
Amortization of prior service cost                       (2.3)    (2.4)    (2.7)
-------------------------------------------------------------------------------
Net periodic postretirement benefit cost                $ 5.3    $ 5.9    $ 4.8
===============================================================================

      As a result of the Company's merger with Allmerica P&C, certain postretirement liabilities were reduced to reflect their fair value as of the merger date. These postretirement liabilities were reduced by $4.6 million and $5.4 million in 1999 and 1998, respectively, which reflects fair value, net of applicable amortization.

      For purposes of measuring the accumulated postretirement benefit obligation at December 31, 1999, health care costs were assumed to increase 6.0% in 2000, declining thereafter until the ultimate rate of 5.5% is reached in 2001 and remains at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1999 by $4.1 million, and the aggregate of the service and interest cost com-ponents of net periodic postretirement benefit expense for 1999 by $0.6 million. Conversely, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation at December 31, 1999 by $3.6 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 1999 by $0.5 million.

      The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% and 6.5% at December 31, 1999 and 1998, respectively. In addition, the actuarial present value of the accumulated postretirement benefit obligation was determined using an assumed rate of increase in future compensation levels of 5.5% for FAFLIC agents.

13.
================================================================================
Stock-Based Compensation Plans

The Company has elected to apply the provisions of APB No. 25 (Accounting Principles Board Opinion No. 25) in accounting for its stock-based compensation plans, and thus no compensation cost has been recognized for stock options in the financial statements. The pro forma effect of recognizing compensation cost based on an instrument's fair value at the date of grant, consistent with Statement No. 123, "Accounting for Stock-Based Compensation", results in net income and earnings per share of $286.5 million and $5.17 per share-diluted ($5.21 per share-basic) in 1999, $194.4 million and $3.23 per share-diluted ($3.25 per share-basic) in 1998, and $206.0 million and $3.76 per share ($3.77 per share-basic) in 1997. Since options vest over several years and additional awards generally are made each year, the aforementioned pro forma effects are not likely to be representative of the effects on reported net income for future years.

      Effective June 17, 1996, the Company adopted a Long Term Stock Incentive Plan for employees of the Company (the "Employees' Plan"). Key employees of the Company and its subsidiaries are eligible for awards pursuant to the Plan administered by the Compensation Committee of the Board of Directors (the "Committee") of the Company. Under the terms of the Employees' Plan, the maximum number of shares available for award in any given year is equal to 2.25% of the outstanding common stock of the Company at the beginning of the year, plus any awards authorized but unused from prior years. In addition, the maximum number of shares authorized for grants over the life of the plan is equal to 5,166,597 shares as of December 31, 1999, increasing annually by 1.25% of the Company's outstanding stock.

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

      Information on the Company's stock option plan is summarized below:

                                               1999                         1998                         1997
==========================================================================================================================
(In whole shares and dollars)
                                                        Weighted                     Weighted                     Weighted
                                                         Average                      Average                      Average
                                        Options   Exercise Price     Options   Exercise Price     Options   Exercise Price
Outstanding at beginning of year      1,746,239           $42.39   1,075,044           $33.45     209,500           $27.50
Granted                               1,286,917            52.39     807,511            54.06     849,500            35.64
Converted from Allmerica P&C merger          --               --          --               --     114,509            27.40
Converted from Citizens acquisition          --               --      38,976            28.27          --               --
Exercised                                63,150            37.09      61,693            31.34      16,021            27.23
Forfeited                               176,227            29.03     113,599            41.85      82,444            33.74
--------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year            2,793,779           $46.76   1,746,239           $42.39   1,075,044           $33.45
==========================================================================================================================
Options exercisable at end of year      546,521           $38.41     240,384           $32.61      57,116           $27.38
==========================================================================================================================

      No options expired during 1999, 1998, or 1997. The fair value of each option is estimated on the date of grant or date of conversion using the Black-Scholes option-pricing model. For options granted through 1999, the exercise price equaled the market price of the stock on the grant date. The weighted average fair value of options granted in 1999, 1998 and 1997 was $20.97 per share, $23.68 per share, and $15.02 per share, respectively. For options converted pursuant to the acquisition of the minority interest in Citizens Corporation and Allmerica P&C, the exercise price was less than the fair value of the stock on the conversion date. The weighted average fair values of these options were $27.87 and $28.24 per share, respectively.

      The following significant assumptions were used to determine fair value for 1999 options granted and converted:

Weighted Average Assumptions for
Options Awarded during                         1999        1998             1997
================================================================================

Dividend yield                                 0.6%        0.4%             0.5%
Expected volatility                          40.69%      47.49%           31.52%
Risk-free interest rate                       5.70%       4.84%   5.66% to 6.19%
Expected lives range (in years)            2.5 to 7    2.5 to 7         2.5 to 7

      The following table summarizes information about employee options outstanding and exercisable at December 31, 1999.

                                                Options Outstanding             Options Currently Exercisable
                                                       Weighted
                                                        Average        Weighted                      Weighted
                                                      Remaining         Average                       Average
                                      Number  Contractual Lives  Exercise Price       Number   Exercise Price
=============================================================================================================

Range of Exercise Prices
$24.50 to $30.66                     252,929               6.23          $27.56       152,127          $27.39
$35.375 to $50.00                    656,786               7.43          $35.98       245,806          $35.74
$51.00 to $52.50                   1,157,585               9.09          $52.07           250          $52.06
$52.625 to $68.25                    726,479               8.28          $54.73       148,338          $54.12

      During 1999, 1998 and 1997 the Company granted shares of nonvested stock to eligible employees, which vest after three years of continuous employment. During 1999, the Company also granted shares of nonvested stock to certain agents, which vest 60% after three years, and 20% per year thereafter. The following table summarizes information about employee and agent nonvested stock.

Stock Awards                                        1999        1998        1997
================================================================================

Common stock granted                              66,710     237,394      68,127
Weighted average fair value per share
  at the date of grant                           $ 52.06    $  37.21     $ 34.13

      The Company recognizes compensation expense related to nonvested shares over the vesting period on a pro rata basis. As a result, the Company recognized $4.3 million, $3.3 million and $0.7 million of compensation cost in 1999, 1998 and 1997 respectively.

14.
================================================================================
Earnings Per Share

      The following table provides share information used in the calculation of the Company's basic and diluted earnings per share:

December 31                                             1999      1998      1997
================================================================================
(In millions, except per share data)

Basic shares used in the
  calculation of earnings per share                     55.0      59.9      54.7
Dilutive effect of securities:
   Employee stock options                                0.3       0.3       0.1
   Non-vested stock grants                               0.2       0.1        --
--------------------------------------------------------------------------------
Diluted shares used in the
  calculation of earnings per share                     55.5      60.3      54.8
================================================================================
Per share effect of dilutive
  securities on income from
  continuing operations                                $0.06     $0.03     $0.01
================================================================================
Per share effect of dilutive
  securities on net income                             $0.05     $0.03     $0.01
================================================================================

      Options to purchase 729,363 shares, 97,500 shares and 7,742 shares of common stock were outstanding during 1999, 1998 and 1997, respectively, but were not included in the computation of diluted earnings because the option's exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

15.
================================================================================
Dividend Restrictions

Massachusetts, Delaware, New Hampshire and Michigan have enacted laws governing the payment of dividends to stockholders by insurers. These laws affect the dividend paying ability of FAFLIC, AFLIAC, Hanover and Citizens, respectively.

      Massachusetts' statute limits the dividends an insurer may pay in any twelve month period, without the prior permission of the Commonwealth of Massachusetts Insurance Commissioner, to the greater of (i) 10% of its statutory policyholder surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company), or its net income for the preceding calendar year (if such insurer is not a life company). In addition, under Massachusetts law, no domestic insurer shall pay a dividend or make any distribution to its shareholders from other than unassigned funds unless the Commissioner shall have approved such dividend or distribution. During 1999 and 1997, no dividends were declared by FAFLIC to AFC. During 1998, FAFLIC paid dividends of $50.0 million to AFC. As of July 1, 1999, FAFLIC's ownership of Allmerica P&C, as well as several non-insurance subsidiaries, was transferred from FAFLIC to AFC. Under an agreement with the Commonwealth of Massachusetts Insurance Commissioner any dividend from FAFLIC to AFC for years 2000 and 2001 would require the prior approval of the Commissioner and may require AFC to make additional capital contributions to FAFLIC.

      Pursuant to Delaware's statute, the maximum amount of dividends and other distributions that an insurer may pay in any twelve month period, without the prior approval of the Delaware Commissioner of Insurance, is limited to the greater of (i) 10% of its policyholders' surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company) or its net income (not including realized capital gains) for the preceding calendar year (if such insurer is not a life company). Any dividends to be paid by an insurer, whether or not in excess of the aforementioned threshold, from a source other than statutory earned surplus would also require the prior approval of the Delaware Commissioner of Insurance. No dividends were declared by AFLIAC to FAFLIC during 1999, 1998 or 1997. During 2000, AFLIAC could pay dividends of $34.3 million to FAFLIC without prior approval.

      Pursuant to New Hampshire's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the New Hampshire Insurance Commissioner, is limited to 10% of such insurer's statutory policyholder surplus as of the preceding December 31. Hanover declared dividends to Allmerica P&C totaling $350.0 million, $125.0 million and $120.0 million during 1999, 1998 and 1997, respectively. Included in these amounts were extraordinary dividends totaling $225.0 million and $125.0 million in 1999 and 1998, respectively, which were approved by the Commissioner. Prior to April 2000, Hanover can declare no dividends to Allmerica P&C without prior approval of the New Hampshire Insurance Commissioner. The allowable dividend without prior approval will increase to approximately $108.6 million on April 1, 2000.

      Pursuant to Michigan's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the Michigan Insurance Commissioner, is limited to the greater of 10% of policyholders' surplus as of December 31 of the immediately preceding year or the statutory net income less realized gains, for the immediately preceding calendar year. Citizens declared dividends to Citizens Corporation totaling $200.0 million during both 1999 and 1998. Included in these amounts were extraordinary dividends totaling $200.0 million and $180.0 million in 1999 and 1998, respectively, which were approved by the Commissioner. No dividends were declared by Citizens in 1997. Prior to April 2000, Citizens can declare no dividends to Citizens Corporation without prior approval of the Michigan Insurance Commissioner. The allowable dividend without prior approval will increase to approximately $120.8 million on April 1, 2000.

16.
================================================================================
Segment Information

The Company offers financial products and services in two major areas: Risk Management and Asset Accumulation. Within these broad areas, the Company conducts business principally in three operating segments. These segments are Risk Management, Allmerica Financial Services, and Allmerica Asset Management. In accordance with Statement No. 131, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. A summary of the Company's reportable segments is included below.

      In 1999, the Company reorganized its Property and Casualty business and Corporate Risk Management Services operations within the Risk Management segment. Under the new structure, the Risk Management segment manages its business through five distribution channels identified as Hanover North, Hanover South, Citizens Midwest, Allmerica Voluntary Benefits and Allmerica Specialty. During the second quarter of 1999, the Company approved a plan to exit its group life and health business, consisting of its EBS business, its AGU business and its reinsurance pool business. Results of operations from this business, relating to both the current and the prior periods, have been segregated and reported as a component of discontinued operations in the Consolidated Statements of Income. Operating results from this business were previously reported in the

Allmerica Voluntary Benefits and Allmerica Specialty distribution channels. Prior to 1999, results of the group life and health business were included in the Corporate Risk Management Services segment, while all other Risk Management business was reflected in the Property and Casualty segment.

      The Risk Management segment's property and casualty business is offered primarily through the Hanover North, Hanover South and Citizens Midwest distribution channels utilizing the Company's independent agent network primarily in the Northeast, Midwest and Southeast United States, maintaining a strong regional focus. Allmerica Voluntary Benefits focuses on worksite distribution, which offers discounted property and casualty products through employer sponsored programs, and affinity group property and casualty business. Allmerica Specialty offers special niche property and casualty products in selected markets.

      The Asset Accumulation group includes two segments: Allmerica Financial Services and Allmerica Asset Management. The Allmerica Financial Services segment includes variable annuities, variable universal life and traditional life insurance products distributed via retail channels as well as group retirement products, such as defined benefit and 401(k) plans and tax-sheltered annuities distributed to institutions. Through its Allmerica Asset Management segment, the Company offers its customers the option of investing in GICs such as the traditional GIC, synthetic GIC and other funding agreements. Funding agreements are investment contracts issued to institutional buyers, such as money market funds, corporate cash management programs and securities lending collateral programs, which typically have short maturities and periodic interest rate resets based on an index such as LIBOR. This segment is also a Registered Investment Advisor providing investment advisory services, primarily to affiliates, and to other institutions, such as insurance companies and pension plans.

      In addition to the three operating segments, the Company has a Corporate segment, which consists primarily of cash, investments, corporate debt, Capital Securities and corporate overhead expenses. Corporate overhead expenses reflect costs not attributable to a particular segment, such as those generated by certain officers and directors, Corporate Technology, Corporate Finance, Human Resources and the Legal department.

      Management evaluates the results of the aforementioned segments based on a pre-tax and minority interest basis. Segment income is determined by adjusting net income for net realized investment gains and losses, net gains and losses on disposals of businesses, discontinued operations, extraordinary items, the cumulative effect of accounting changes and certain other items which management believes are not indicative of overall operating trends. While these items may be significant components in understanding and assessing the Company's financial performance, management believes that the presentation of segment income enhances understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, segment income should not be construed as a substitute for net income determined in accordance with generally accepted accounting principles.

      Summarized below is financial information with respect to business segments:

For the Years Ended December 31                    1999        1998        1997
===============================================================================
(In millions)

Segment revenues:
  Risk Management                              $2,189.4    $2,222.1    $2,227.6
  Asset Accumulation
   Allmerica Financial Services                   806.3       724.0       713.9
   Allmerica Asset Management                     150.5       121.7        91.1
-------------------------------------------------------------------------------
     Subtotal                                     956.8       845.7       805.0
-------------------------------------------------------------------------------
  Corporate                                         6.0        12.9        16.1
  Intersegment revenues                            (5.9)       (7.6)      (11.5)
-------------------------------------------------------------------------------
   Total segment revenues including
     Closed Block                               3,146.3     3,073.1     3,037.2
-------------------------------------------------------------------------------
Adjustments to segment revenues:
   Adjustment for Closed Block                    (92.1)      (98.3)     (102.6)
   Change in mortality assumptions                   --          --        (4.2)
   Net realized gains                              91.0        59.2        76.0
-------------------------------------------------------------------------------
  Total revenues                               $3,145.2    $3,034.0    $3,006.4
===============================================================================

Segment income (loss) before income
taxes and minority interest:
  Risk Management                              $  199.6    $  149.6    $  174.2
  Asset Accumulation
   Allmerica Financial Services                   205.5       169.0       134.6
   Allmerica Asset Management                      23.5        23.7        18.4
-------------------------------------------------------------------------------
     Subtotal                                     229.0       192.7       153.0
-------------------------------------------------------------------------------
  Corporate                                       (59.3)      (50.9)      (48.0)
-------------------------------------------------------------------------------
   Segment income before income
   taxes and minority interest                    369.3       291.4       279.2
-------------------------------------------------------------------------------
Adjustments to segment income:
  Net realized investment gains,
   net of amortization                             96.8        49.5        75.9
   Sales practice litigation expense                 --       (31.0)         --
   Gain from change in mortality
     assumptions                                     --          --        47.0
   Loss on cession of disability
     income business                                 --          --       (53.9)
   Restructuring costs                              1.9        (9.0)         --
   Other items                                       --        (0.8)       (8.2)
-------------------------------------------------------------------------------
Income from continuing operations
  before federal income taxes
  and minority interest                        $  468.0    $  300.1    $  340.0
===============================================================================

December 31                        1999        1998          1999           1998
================================================================================
(In millions)

                                Identifiable Assets   Deferred Acquisition Costs

  Risk Management             $ 5,869.0   $ 6,219.0     $   173.3    $   167.5
  Asset Accumulation
   Allmerica Financial
   Services                    23,435.7    19,461.8       1,213.1        993.1
   Allmerica Asset
   Management                   1,387.6     1,810.9           0.4          0.6
--------------------------------------------------------------------------------
     Subtotal                  24,823.3    21,272.7       1,213.5        993.7
  Corporate                        77.3       161.4            --           --
--------------------------------------------------------------------------------
   Total                      $30,769.6   $27,653.1     $ 1,386.8    $ 1,161.2
================================================================================

17.
================================================================================
Lease Commitments

Rental expenses for operating leases, including those related to the discontinued operations of the Company, amounted to $33.2 million, $34.9 million and $33.6 million in 1999, 1998 and 1997, respectively. These expenses relate primarily to building leases of the Company. At December 31, 1999, future minimum rental payments under non-cancelable operating leases were approximately $70.1 million, payable as follows: 2000 - $27.0 million; 2001 - $20.7 million; 2002 - $12.9 million; 2003 - $6.5 million; and $3.0 million thereafter. It is expected that, in the normal course of business, leases that expire may be renewed or replaced by leases on other property and equipment; thus, it is anticipated that future minimum lease commitments may not be less than the amounts shown for 2000.

18.
================================================================================
Reinsurance

In the normal course of business, the Company seeks to reduce the losses that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Reinsurance transactions are accounted for in accordance with the provisions of Statement No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

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

      Effective January 1, 1999, the Company entered into a whole account aggregate excess of loss reinsurance agreement with a highly rated insurer (See
Note 4). The Company is subject to concentration of risk with respect to this reinsurance agreement, which represented 10% or more of the Company's reinsurance business at December 31, 1999. Net premiums earned and losses and loss adjustment expenses ceded under this agreement in 1999 were $21.9 million and $35.0 million, respectively. In addition, the Company is subject to concentration of risk with respect to reinsurance ceded to various residual market mechanisms. As a condition to the ability to conduct certain business in various states, the Company is required to participate in various residual market mechanisms and pooling arrangements which provide various insurance coverages to individuals or other entities that are otherwise unable to purchase such coverage voluntarily provided by private insurers. These market mechanisms and pooling arrangements include the Massachusetts Commonwealth Automobile Reinsurers ("CAR"), the Maine Workers' Compensation Residual Market Pool ("MWCRP") and the Michigan Catastrophic Claims Association ("MCCA"). At December 31, 1999, CAR and MCCA represented 10% or more of the Company's reinsurance business. As a servicing carrier in Massachusetts, the Company cedes a significant portion of its private passenger and commercial automobile premiums to CAR. Net premiums earned and losses and loss adjustment expenses ceded to CAR in 1999, 1998 and 1997 were $42.8 million and $42.6 million, $34.3 million and $38.1 million, and $32.3 million and $28.2 million, respectively. The Company ceded to MCCA premiums earned and losses and loss adjustment expenses in 1999, 1998 and 1997 of $3.7 million and $75.3 million, $3.7 million and $18.0 million, and $9.8 million and $(0.8) million, respectively.

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

      The effects of reinsurance were as follows:

For the Years Ended December 31                      1999       1998       1997
===============================================================================
(In millions)

Life and accident and health insurance premiums:
   Direct                                        $   53.5   $   51.4   $   55.9
   Assumed                                            0.7        0.7        0.6
   Ceded                                            (50.0)     (47.8)     (29.1)
-------------------------------------------------------------------------------
Net premiums                                     $    4.2   $    4.3   $   27.4
===============================================================================

Property and casualty premiums written:
   Direct                                        $2,179.0   $1,970.4   $2,068.5
   Assumed                                           67.3       58.8      103.1
   Ceded                                           (270.9)     (74.1)    (179.8)
-------------------------------------------------------------------------------
Net premiums                                     $1,975.4   $1,955.1   $1,991.8
===============================================================================

Property and casualty premiums earned:
   Direct                                        $2,135.0   $1,967.9   $2,046.2
   Assumed                                           73.0       64.5      102.0
   Ceded                                           (261.7)     (66.1)    (195.1)
-------------------------------------------------------------------------------
Net premiums                                     $1,946.3   $1,966.3   $1,953.1
===============================================================================

Life and accident and health
  insurance and other individual
  policy benefits, claims, losses
  and loss adjustment expenses:
   Direct                                        $  391.9   $  359.5   $  401.1
   Assumed                                            0.1        0.3        0.4
   Ceded                                            (39.2)     (49.5)     (79.4)
-------------------------------------------------------------------------------
Net policy benefits, claims, losses
  and loss adjustment expenses                   $  352.8   $  310.3   $  322.1
===============================================================================

Property and casualty benefits,
  claims, losses and loss
  adjustment expenses:
   Direct                                        $1,603.8   $1,589.2   $1,464.9
   Assumed                                           61.7       62.7      101.2
   Ceded                                           (247.6)    (158.2)    (120.6)
-------------------------------------------------------------------------------
Net policy benefits, claims, losses
  and loss adjustment expenses                   $1,417.9   $1,493.7   $1,445.5
===============================================================================

19.
================================================================================
Deferred Policy Acquisition Costs

The following reflects the changes to the deferred policy acquisition asset:

For the Years Ended December 31                     1999        1998       1997
===============================================================================
(In millions)

Balance at beginning of year                    $1,161.2    $  965.5    $ 822.7
  Acquisition expenses deferred                    612.8       638.2      601.0
  Amortized to expense during
   the year                                       (429.9)     (449.6)    (459.3)
  Adjustment for discontinued
   operations                                        3.4        (0.2)        --
  Adjustment to equity during
   the year                                         39.3         7.3      (11.1)
  Adjustment for cession of disability
   income insurance                                   --          --      (38.6)
  Adjustment for revision of universal
   life and variable universal life
   insurance mortality assumptions                    --          --       50.8
-------------------------------------------------------------------------------
Balance at end of year                          $1,386.8    $1,161.2    $ 965.5
===============================================================================

      At October 1, 1997, the Company revised the mortality assumptions for universal life and variable universal life product lines. These revisions resulted in a $50.8 million recapitalization of deferred policy acquisition costs.

20.
================================================================================
Liabilities for Outstanding Claims, Losses and Loss Adjustment Expenses

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

      The liability for future policy benefits and outstanding claims, losses and loss adjustment expenses related to the Company's accident and health business was $601.3 million and $568.0 million at December 31, 1999 and 1998, respectively. Accident and health claim liabilities were re-estimated for all prior years and were increased by $51.2 million and $14.6 million in 1999 and 1998, respectively. The increase in 1999 resulted from the Company's reserve strengthening primarily in the EBS and reinsurance pool business. The 1998 increase also resulted from the Company's reserve strengthening primarily in the assumed reinsurance and stop loss only business.

      The following table provides a reconciliation of the beginning and ending property and casualty reserve for unpaid losses and loss adjustment expenses:

For the Years Ended December 31                    1999        1998        1997
===============================================================================
(In millions)

Reserve for losses and LAE,
  beginning of year                            $2,597.3    $2,615.4    $2,744.1
Incurred losses and LAE, net of
  reinsurance recoverable:
   Provision for insured events
     of current year                            1,601.4     1,609.0     1,564.1
   Decrease in provision for
     insured events of prior years               (183.4)     (127.2)     (127.9)
-------------------------------------------------------------------------------
Total incurred losses and LAE                   1,418.0     1,481.8     1,436.2
===============================================================================

Payments, net of reinsurance
  recoverable:
   Losses and LAE attributable to
     insured events of current year               861.1       871.9       775.1
   Losses and LAE attributable to
     insured events of prior years                638.0       643.0       732.1
-------------------------------------------------------------------------------
Total payments                                  1,499.1     1,514.9     1,507.2
===============================================================================

Change in reinsurance recoverable
  on unpaid losses                                102.5        15.0       (50.2)
Other(1)                                             --          --        (7.5)
-------------------------------------------------------------------------------
Reserve for losses and LAE,
  end of year                                  $2,618.7    $2,597.3    $2,615.4
===============================================================================
(1) Includes purchase accounting adjustments.

      As part of an ongoing process, the reserves have been re-estimated for all prior accident years and were decreased by $183.4 million, $127.2 million and $127.9 million in 1999, 1998 and 1997, respectively, reflecting increased favorable development on reserves for both losses and loss adjustment expenses.

      Favorable development on prior years' loss reserves was $93.1 million, $58.9 million, and $87.2 million for the years ended December 31, 1999, 1998, and 1997, respectively. The increase of $34.2 million in 1999 is primarily due to improved personal automobile results in the Northeast and increased reinsurance recoverables in the commercial multiple peril line. Favorable development on prior year's loss adjustment expense reserves was $90.3 million, $68.3 million, and $40.7 million for the years ended December 31, 1999, 1998, and 1997, respectively. The increase in favorable development in both 1999 and 1998 is primarily attributable to claims process improvement initiatives taken by the Company over the past two years. The Company has lowered claim settlement costs through increased utilization of in-house attorneys and consolidation of claim offices.

      This favorable development reflects the Company's reserving philosophy consistently applied over these periods. Conditions and trends that have affected development of the loss and LAE reserves in the past may not necessarily occur in the future.

      Due to the nature of the business written by the Risk Management segment, the exposure to environmental liabilities is relatively small and therefore its reserves are relatively small compared to other types of liabilities. Loss and LAE reserves related to environmental damage and toxic tort liability, included in the reserve for losses and LAE, were $47.3 million, $49.9 million and $53.1 million, net of reinsurance of $11.2 million, $14.2 million and $15.7 million in 1999, 1998 and 1997, respectively. The Company does not specifically underwrite policies that include this coverage, but as case law expands policy provisions and insurers' liability beyond the intended coverage, the Company may be required to defend such claims. The Company estimated its ultimate liability for these claims based upon currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available. Although these claims are not significant, their existence gives rise to uncertainty and is discussed because of the possibility, however remote, that they may become significant. The Company believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Company is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

21.
================================================================================
Minority Interest

The Company's interest in Allmerica P&C is represented by ownership of 59.5% of the outstanding common stock prior to its merger with AFC on July 16, 1997. Allmerica P&C's interest in Citizens Corporation prior to the acquisition of minority interest completed on or about December 3, 1998, whereby Citizens Corporation became a wholly-owned subsidiary, and at December 31, 1997 was 83.2% and 82.5%, respectively.

      Minority interest at December 31, 1999 and 1998 also reflects the Company's issuance of Capital Securities (See Note 4).

22.
================================================================================
Contingencies

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

Litigation

In July 1997, a lawsuit on behalf of a putative class was instituted in Louisiana against AFC and certain of its subsidiaries by individual plaintiffs alleging fraud, unfair or deceptive acts, breach of contract, misrepresentation, and related claims in the sale of life insurance policies. In October 1997, the plaintiffs voluntarily dismissed the Louisiana suit and filed a substantially similar action in Federal District Court in Worcester, Massachusetts. In early November 1998, the Company and the plaintiffs entered into a settlement agreement. The court granted preliminary approval of the settlement on December 4, 1998. On May 19, 1999, the court issued an order certifying the class for settlement purposes and granting final approval of the settlement agreement. AFC recognized a $31.0 million pre-tax expense during the third quarter of 1998 related to this litigation. Although the Company believes that this expense reflects appropriate recognition of its obligation under the settlement, this estimate assumes the availability of insurance coverage for certain claims, and the estimate may be revised based on the amount of reimbursement actually tendered by AFC's insurance carriers, and based on changes in the Company's estimate of the ultimate cost of the benefits to be provided to members of the class.

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

Year 2000

The Year 2000 issue resulted from computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

      Although the Company does not believe that there is a material contingency associated with the Year 2000 issue, there can be no assurance that exposure for material contingencies will not arise.

23.
================================================================================
Statutory Financial Information

The Company's insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Statutory surplus differs from shareholders' equity reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable. In 1999, 49 out of 50 states have adopted the National Association of Insurance Commissioners proposed Codification, which provides for uniform statutory accounting principles. These principles are effective January 1, 2001. The Company is currently assessing the impact that the adoption of Codification will have on its insurance subsidiaries.

      Statutory net income and surplus are as follows:

                                                      1999       1998       1997
================================================================================
(In millions)

Statutory Net Income (Combined)
  Property and Casualty Companies                 $  511.6   $  180.7   $  190.3
  Life and Health Companies                          239.0       86.4      191.2
--------------------------------------------------------------------------------

Statutory Shareholders'
Surplus (Combined)
Property and Casualty Companies                   $1,089.1   $1,269.3   $1,279.6
Life and Health Companies                            590.1    1,164.1    1,221.3
================================================================================

      As of July 1, 1999, FAFLIC transferred its remaining ownership in Allmerica P&C to AFC. At December 31, 1998 and 1997, the life and health companies' statutory surplus reflected interest in Allmerica P&C of approximately 70.0% and 66.0%, respectively.

24.
================================================================================
Quarterly Results of Operations (Unaudited)

The quarterly results of operations for 1999 and 1998 are summarized below:

For the Three Months Ended                  March 31  June 30  Sept. 30  Dec. 31
================================================================================
(In millions, except per share data))

1999
Total revenues                                $856.2   $764.8    $761.7   $762.5
Net income                                    $154.1   $ 60.2    $ 13.1   $ 68.4
Net income per share:
  Basic                                       $ 2.69   $ 1.10    $ 0.24   $ 1.26
  Diluted                                     $ 2.67   $ 1.09    $ 0.24   $ 1.25
Dividends declared per share                  $   --   $   --    $ 0.25   $   --
================================================================================

1998
Total revenues                                $762.7   $757.4    $745.0   $768.9
Net income                                    $ 66.8   $ 60.3    $  8.2   $ 65.9
Net income per share:
  Basic                                       $ 1.11   $ 1.00    $ 0.14   $ 1.11
  Diluted                                     $ 1.11   $ 1.00    $ 0.13   $ 1.10
Dividends declared per share                  $ 0.05   $ 0.05    $ 0.05   $   --
================================================================================

Note: Due to the use of weighted average shares outstanding when calculating earnings per common share, the sum of the quarterly per common share data may not equal the per common share data for the year.

Allmerica Financial Corporation

BOARD OF DIRECTORS

Michael P. Angelini (a)
Chairman and Partner, Bowditch & Dewey, LLP

E. Gordon Gee (d)
Chancellor-elect, Vanderbilt University

Samuel J. Gerson (d)
Chairman and Chief Executive Officer,
Filene's Basement, Inc.

Gail L. Harrison (a)
Founding Principal, The Wexler Group

Robert P. Henderson (c)
General Partner,
Greylock Management Corporation

M Howard Jacobson (c)
Senior Advisor and Consultant,
Bankers Trust Private Bank

Wendell J. Knox (a)
President and Chief Executive Officer,
Abt Associates

Robert J. Murray (a)
Chairman, President and Chief Executive Officer,
New England Business Service, Inc.

J. Terrence Murray (d)
Chairman and Chief Executive Officer,
FleetBoston Financial Corporation

John F. O'Brien
President and Chief Executive Officer,
Allmerica Financial Corporation

John L. Sprague (a)
President, John L. Sprague Associates, Inc.

Robert G. Stachler (c)
Partner, Taft, Stettinius & Hollister, LLP

Herbert M. Varnum (c)
Former Chairman and Chief Executive Officer,
Quabaug Corporation

(a) Audit Committee
(c) Compensation Committee
(d) Directors Committee

OPERATING COMMITTEE

Bruce C. Anderson
Vice President, Corporate Services

Mark R. Colborn
Vice President, Operations Services

J. Kendall Huber
Vice President, General Counsel
and Assistant Secretary

John P. Kavanaugh
Vice President, Chief Investment Officer

John F. O'Brien
President and Chief Executive Officer

Edward J. Parry, III
Vice President, Chief Financial Officer
and Treasurer

Richard M. Reilly
President and Chief Executive Officer,
Allmerica Financial Life Insurance and
Annuity Company

Robert P. Restrepo, Jr.
President and Chief Executive Officer,
Allmerica Property and Casualty Companies, Inc.

Eric A. Simonsen
President, Allmerica Services Corporation

SHAREHOLDER INFORMATION

ANNUAL MEETING OF SHAREHOLDERS

The management and Board of Directors of Allmerica Financial Corporation invite you to attend the Company's Annual Meeting of Shareholders. The meeting will be held on May 16, 2000, at 9:00 a.m. at Allmerica Financial, 440 Lincoln Street, Worcester, Massachusetts.

COMMON STOCK AND SHAREHOLDER OWNERSHIP PROFILE

The common stock of Allmerica Financial Corporation is traded on the New York Stock Exchange under the symbol "AFC." As of the end of business on February 29, 2000, the Company had 48,075 shareholders of record. On the same date, the trading price of the Company's common stock closed at $41.75 per share.

COMMON STOCK PRICES AND DIVIDENDS

1999                               High           Low       Dividends
---------------------------------------------------------------------
First Quarter                      $57.88         $50.19        --
Second Quarter                     $62.25         $54.50        --
Third Quarter                      $64.44         $47.56     $0.25
Fourth Quarter                     $59.69         $46.50        --

1998                               High           Low       Dividends
---------------------------------------------------------------------
First Quarter                      $66.38         $42.31     $0.05
Second Quarter                     $72.13         $61.31     $0.05
Third Quarter                      $72.13         $57.31     $0.05
Fourth Quarter                     $57.88         $39.25        --

DIVIDENDS

Allmerica Financial Corporation currently pays an annual cash dividend of $0.25 per share.

IMSA

Allmerica Financial is proud to be a charter member of the Insurance Marketplace Standards Association. The Association promotes high standards of conduct in the sale and servicing of individual life insurance and annuity products. Our membership demonstrates Allmerica's commitment to the high ethical standards and practices set forth in IMSA's Principles of Ethical Conduct and accompanying Code of Life Insurance Ethical Market Conduct. Membership in the association requires the successful completion of rigorous internal and independent, third party assessments, designed to determine whether Allmerica's policies and procedures satisfy IMSA's principles and codes.

REGISTRAR AND STOCK TRANSFER AGENT

First Chicago Trust Company of New York,
A division of Equiserve, LP
525 Washington Boulevard
Jersey City, NJ 07303-2512
(800) 317-4454

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110

INDUSTRY RATINGS

                                  A.M.       Standard            Duff &
Claims Paying Ability             Best       & Poors   Moody's   Phelps
-----------------------------------------------------------------------
First Allmerica Financial
 Life Insurance Company            A          AA-       A1        AA
Allmerica Financial Life
 Insurance and Annuity Company     A          AA-       A1        AA
The Hanover Insurance Company      A          AA-       A1        --
Citizens Insurance Company of
 America                           A           --       --        --


                                           Standard            Duff &
Debt Ratings                               & Poors   Moody's   Phelps
-----------------------------------------------------------------------
Allmerica Financial
 Corporation Senior Debt                      A-        A2        A+
Allmerica Financial
 Corporation Capital Securities               BBB       A2        --
Allmerica Financial Corporation
 Short Term Debt                              A1+       P1        --
First Allmerica Financial Life
 Insurance Company Short Term Debt            A1+       P1        --
First Allmerica Financial Life
 Insurance Company Short Term
 Insurance Financial Strength Rating           --       P1        --

TOLL-FREE INVESTOR INFORMATION LINE

Call our toll-free investor information line, (800) 407-5222, to receive additional printed information, including Form 10-Ks or quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, fax-on-demand services, access to shareholder services, prerecorded messages, and other services.

Alternatively, investors may address questions to:

Henry P. St. Cyr, CFA, Vice President, Investor Relations
Allmerica Financial Corporation
440 Lincoln Street, Worcester, MA 01653
tel: (508) 855-2959  fax: (508) 853-4481

William J. Steglitz, CPA, Manager, Investor Relations
tel: (508) 855-3883  fax: (508) 855-3675

CORPORATE OFFICES AND PRINCIPAL SUBSIDIARIES

Allmerica Financial Corporation
440 Lincoln Street
Worcester, MA 01653

The Hanover Insurance Company
100 North Parkway
Worcester, MA 01605

Citizens Insurance Company of America
645 West Grand River
Howell, MI 48843

WEB SITE
Please visit our Internet site at http://www.allmerica.com