Form 10-K, Exhibit 13
period 2000-12-31
ALLMERICA FINANCIAL CORP
filed 2001-04-02
CIK 944695

--------------------------------------------------------------------------------
FIVE YEAR SUMMARY OF SELECTED FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31                                     2000          1999          1998         1997          1996
------------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)
Statements of Income
Revenues
  Premiums                                                       $  2,068.9    $  1,950.5    $  1,970.6    $  1,980.5    $  1,937.1
  Universal life and investment product policy fees                   421.1         359.3         296.6         237.3         197.2
  Net investment income                                               591.9         615.7         604.4         631.1         651.2
  Net realized investment (losses) gains                             (135.3)         91.0          59.2          76.0          65.6
  Other income                                                        141.3         128.7         103.2          81.5          77.7
------------------------------------------------------------------------------------------------------------------------------------
     Total revenues                                                 3,087.9       3,145.2       3,034.0       3,006.4       2,928.8
------------------------------------------------------------------------------------------------------------------------------------

Benefits, Losses and Expenses
  Policy benefits, claims, losses and loss adjustment expenses      1,889.3       1,770.7       1,804.0       1,764.0       1,747.8
  Policy acquisition expenses                                         454.5         429.9         449.6         408.5         454.4
  Sales practice litigation expense                                      --            --          31.0            --            --
  Loss from cession of disability income business                        --            --            --          53.9            --
  Restructuring costs                                                  20.7          (1.9)          9.0            --            --
  Other operating expenses                                            504.8         478.5         440.3         440.0         421.4
------------------------------------------------------------------------------------------------------------------------------------
     Total benefits, losses and expenses                            2,869.3       2,677.2       2,733.9       2,666.4       2,623.6
------------------------------------------------------------------------------------------------------------------------------------

  Income from continuing operations before
     federal income taxes                                             218.6         468.0         300.1         340.0         305.2
  Federal income tax expense                                            2.7         106.9          56.1          84.7          66.2
------------------------------------------------------------------------------------------------------------------------------------
  Income from continuing operations before minority interest          215.9         361.1         244.0         255.3         239.0
  Minority interest                                                   (16.0)        (16.0)        (29.3)        (62.7)        (74.6)
------------------------------------------------------------------------------------------------------------------------------------
  Income from continuing operations                                   199.9         345.1         214.7         192.6         164.4
  Discontinued operations:
     (Loss) income from operations of discontinued
       group life and health business, net of taxes                      --         (18.8)        (13.5)         16.6          17.5
     Loss from disposal of group life and health business,
       net of taxes                                                      --         (30.5)           --            --            --
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                       $    199.9    $    295.8    $    201.2    $    209.2    $    181.9
====================================================================================================================================

  Earnings per common share (diluted)                            $     3.70    $     5.33    $     3.33    $     3.82    $     3.63
  Dividends declared per common share (diluted)                  $     0.25    $     0.25    $     0.15    $     0.20    $     0.20
------------------------------------------------------------------------------------------------------------------------------------
Adjusted net income (1)                                          $    301.2    $    280.9    $    212.5    $    164.3    $    121.1
------------------------------------------------------------------------------------------------------------------------------------

Balance Sheet (at December 31)
Total assets                                                     $ 31,588.0    $ 30,769.6    $ 27,653.1    $ 22,549.0    $ 18,970.3
Long-term debt                                                        199.5         199.5         199.5         202.1         202.2
Total liabilities                                                  28,878.9      28,229.4      24,894.5      19,714.8      16,461.6
Minority interest                                                     300.0         300.0         300.0         452.9         784.0
Shareholders' equity                                                2,409.1       2,240.2       2,458.6       2,381.3       1,724.7

(1) Represents net income adjusted for certain items which management believes are not indicative of overall operating trends, including net realized investment gains (losses), net gains and losses on disposals of businesses, discontinued operations, extraordinary items, the cumulative effect of accounting changes, restructuring costs, differential earnings tax adjustments, and certain other items. While these items may be significant components in understanding and assessing the Company's financial performance, management believes adjusted net income enhances an investor's understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, adjusted net income should not be construed as a substitute for net income determined in accordance with generally accepted accounting principles.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The following analysis of the consolidated results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements included elsewhere herein.

INTRODUCTION
--------------------------------------------------------------------------------

The results of operations for Allmerica Financial Corporation and subsidiaries ("AFC" or "the Company") include the accounts of AFC; First Allmerica Financial Life Insurance Company ("FAFLIC"); its wholly-owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"); Allmerica Asset Management, Inc. ("AAM," a wholly-owned non-insurance subsidiary of AFC); Allmerica Property & Casualty Companies, Inc. ("Allmerica P&C," a wholly-owned non-insurance subsidiary of AAM through December 31, 2000); The Hanover Insurance Company ("Hanover," a wholly-owned subsidiary of Allmerica P&C through December 31, 2000); Citizens Corporation (a wholly-owned non-insurance subsidiary of Hanover through December 31, 2000); Citizens Insurance Company of America ("Citizens," a wholly-owned subsidiary of Citizens Corporation through December 31, 2000) and certain other insurance and non-insurance subsidiaries. On December 31, 2000, the Company dissolved Allmerica P&C and Citizens Corporation and transferred subsidiaries of Allmerica P&C to AAM and transferred subsidiaries of Citizens Corporation to Hanover.

      The results of operations also reflect minority interest in Citizens Corporation, prior to the acquisition of minority interest on or about December 3, 1998, of approximately 16.8%.

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

      The Risk Management Segment manages its products through three distribution channels identified as Standard Markets, Sponsored Markets, and Specialty Markets. Standard Markets consists of the aggregate operating results for the three channels previously characterized as Hanover North, Hanover South and Citizens Midwest. Maintaining a strong regional focus, Standard Markets sells property and casualty insurance products through independent agents and brokers primarily in the Northeast, Midwest and Southeast United States. Sponsored Markets offers property and casualty products to members of affinity groups and other organizations. This distribution channel also focuses on worksite distribution, which offers discounted property and casualty (automobile and homeowners) insurance through employer sponsored programs. Specialty Markets offers specialty or program property and casualty business nationwide. This channel focuses on niche classes of risks and leverages specific underwriting processes.

      The Asset Accumulation group includes two segments: Allmerica Financial Services and Allmerica Asset Management. The Allmerica Financial Services segment includes variable annuities, variable universal life and traditional life insurance products, as well as group retirement products, such as defined benefit and 401(k) plans and tax-sheltered annuities. Allmerica Financial Services also includes brokerage and non-institutional investment advisory services. Through its Allmerica Asset Management segment, the Company offers its customers the option of investing in Guaranteed Investment Contracts ("GICs"), such as short-term and long-term funding agreements. Short-term funding agreements are investment contracts issued to institutional buyers, such as money market funds, corporate cash management programs and securities lending collateral programs, which typically have short maturities and periodic interest rate resets based on an index such as LIBOR. Long-term funding agreements are investment contracts issued to various business or charitable trusts, which are used to support debt issued by the trust to foreign and domestic institutional buyers, such as banks, insurance companies, and pension plans. These funding agreements have long maturities and may be issued with a fixed or variable interest rate based on an index such as LIBOR. This segment is also a Registered Investment Advisor providing investment advisory services, primarily to affiliates and to third parties, such as money market and other fixed income clients.

      In addition to the three operating segments, the Company has a Corporate segment, which consists primarily of cash, investments, corporate debt, Capital Securities and corporate overhead expenses. Corporate overhead expenses reflect costs not attributable to a particular segment, such as those generated by certain officers and directors, technology, finance, human resources and legal.

RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Consolidated Overview

Consolidated net income includes the results of each segment of the Company, which management evaluates on a pre-tax and pre-minority interest basis. In addition, net income also includes certain items which management believes are not indicative of overall operating trends, such as net realized investment gains and losses, net gains and losses on disposals of businesses, discontinued operations, extraordinary items, the cumulative effect of accounting changes and certain other items. While these items may be significant components in understanding and assessing the Company's financial performance, management believes that the presentation of "Adjusted Net Income", which excludes these items, enhances understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, adjusted net income should not be construed as a substitute for net income determined in accordance with generally accepted accounting principles.

      The Company's consolidated net income decreased $95.9 million, or 32.4%, to $199.9 million, compared to $295.8 million in 1999. The reduction in net income resulted primarily from a $150.8 million decline in net realized investment gains and $13.5 million of restructuring charges in 2000, partially offset by a lower federal income tax rate. In addition, 2000 results do not include a $49.3 million after-tax loss resulting from the discontinuation of the Company's group life and health business in 1999. In 1999, the Company's consolidated net income increased $94.6 million, or 47.0%, to $295.8 million, compared to $201.2 million in 1998. The increase in 1999 primarily reflected an increase in adjusted net income of $68.4 million, increased net realized investment gains of $34.2 million and the absence, in 1999, of sales practice litigation expenses totaling $20.2 million, net of taxes. These items were partially offset by the aforementioned discontinuation of the Company's group life and health business.

      The following table reflects adjusted net income and a reconciliation to consolidated net income. Adjusted net income consists of segment income (loss), federal income taxes on segment income and minority interest on preferred dividends.

FOR THE YEARS ENDED DECEMBER 31                        2000     1999      1998
--------------------------------------------------------------------------------
(IN MILLIONS)

Segment income (loss) before federal
  income taxes and minority interest:
    Risk Management                                  $190.0    $199.6    $149.6
    Asset Accumulation
     Allmerica Financial Services                     222.8     205.5     169.0
     Allmerica Asset Management                        22.5      23.5      23.7
--------------------------------------------------------------------------------
     Subtotal                                         245.3     229.0     192.7
     Corporate                                        (60.8)    (59.3)    (50.9)
--------------------------------------------------------------------------------
     Segment income before federal
       income taxes and minority interest             374.5     369.3     291.4
--------------------------------------------------------------------------------
Federal income taxes on segment
  income                                              (57.3)    (72.4)    (53.1)
Minority interest on preferred dividends              (16.0)    (16.0)    (16.0)
Minority interest on segment income                      --        --      (9.8)
--------------------------------------------------------------------------------
Adjusted net income                                   301.2     280.9     212.5
Adjustments (net of taxes, minority
  interest and amortization, as applicable):
    Net realized investment (losses) gains            (87.8)     63.0      28.8
    Sales practice litigation expense                    --        --     (20.2)
    Restructuring costs                               (13.5)      1.2      (5.8)
    Other items                                          --        --      (0.6)
--------------------------------------------------------------------------------
Income from continuing operations                     199.9     345.1     214.7
  Discontinued operations:
    Loss from operations of discontinued
     group life and health business
     (net of applicable taxes)                           --     (18.8)    (13.5)
    Loss on disposal of group life and
     health business (net of
     applicable taxes)                                   --     (30.5)       --
--------------------------------------------------------------------------------
Net income                                           $199.9    $295.8    $201.2
================================================================================

2000 Compared to 1999

The Company's segment income before taxes and minority interest increased $5.2 million, or 1.4%, to $374.5 million during 2000. This increase is primarily attributable to increased income of $17.3 million from the Allmerica Financial Services segment, partially offset by a decrease of $9.6 million from the Risk Management segment. The increase in the Allmerica Financial Services segment income is primarily attributable to higher asset-based fee income driven by additional deposits and market appreciation in the variable product lines, partially offset by higher policy acquisition and other growth related operating expenses. The decrease in the Risk Management segment is primarily attributable to increased losses and loss adjustment expenses ("LAE") resulting from a $96.0 million decrease in favorable development on prior years' reserves, as well as increased current year claims activity, primarily in the workers' compensation, commercial automobile and homeowners lines of business. Partially offsetting these items are rate increases, principally in the commercial lines, of approximately $66 million and decreased policy acquisition and other operating expenses of $14.8 million.

      The effective tax rate for segment income was 15.3% for 2000 as compared to 19.6% in 1999. The decrease in the tax rate was primarily due to the recognition of the dividend received deduction associated with the Company's variable products.

      Net realized losses on investments, after taxes and amortization, were $87.8 million during 2000, primarily attributable to after-tax realized losses of $54.7 million resulting from the sale of approximately $2.2 billion of fixed income securities, pursuant to the Company's strategy to maximize yields by investing the proceeds in higher yielding securities. In addition, the Company recognized $43.0 million in after-tax realized losses due to impairments of fixed maturities. During 1999, net realized gains on investments, after taxes and amortization, were $63.0 million, primarily due to after-tax net realized gains from sales of appreciated equity securities of $92.2 million. This was partially offset by $31.3 million of after-tax realized losses from impairments recognized on fixed maturities.

      During 2000, the Company recognized an after tax restructuring charge of $13.5 million. This charge is the result of a formal company-wide restructuring plan, intended to reduce expenses and enhance revenues. This plan consists of various initiatives, including a series of internal reorganizations, consolidations in home office operations, consolidations in field offices, changes in distribution channels and product changes. In the fourth quarter of 1999, the Company reduced its charge related to the 1998 restructuring of the Company's Risk Management segment by $1.2 million, net of taxes.

      During the second quarter of 1999, the Company approved a plan to exit its group life and health insurance business, consisting of its Employee Benefit Services ("EBS") business, its Affinity Group Underwriters ("AGU") business and its accident and health assumed reinsurance pool business ("reinsurance pool business"). Prior to 1999, these businesses comprised substantially all of the former Corporate Risk Management Services segment. Accordingly, the operating results of the discontinued segment have been reported in the Consolidated Statements of Income as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB Opinion No. 30"). In the third quarter of 1999, the operating results from the discontinued segment were adjusted to reflect the recording of additional reserves related to accident claims from prior years. In March 2000, the Company sold its EBS business to Great-West Life and Annuity Insurance Company of Denver. In 1999, the Company recorded a $30.5 million loss, net of taxes, on the disposal of its group life and health business.

1999 Compared to 1998

The Company's segment income before taxes and minority interest increased $77.9 million, or 26.7%, to $369.3 million during 1999. This increase is primarily attributable to increased income of $50.0 million from the Risk Management segment and an increase of $36.5 million from the Allmerica Financial Services segment. The increase in Risk Management segment income is primarily attributable to a $56.2 million increase in favorable development on prior years reserves, a $15.9 million favorable impact from a whole account aggregate excess of loss reinsurance agreement, and to decreased catastrophes of $13.4 million. Partially offsetting these favorable items are a $14.3 million increase in involuntary pool underwriting losses and a $13.9 million increase in current year claims activity, primarily in the commercial lines. The increase in the Allmerica Financial Services segment is primarily attributable to higher asset-based fee income resulting from market appreciation and additional deposits in the variable product lines. The increased fees were partially offset by higher policy acquisition and other operating expenses. Partially offsetting these increases were increased losses from the Corporate segment of $8.4 million, due to lower investment and other income and to higher corporate overhead costs.

      The effective tax rate for segment income was 19.6% for 1999 as compared to 18.2% in 1998. The increase in the tax rate was primarily due to improved underwriting results in the Risk Management segment, partially offset by changes in reserves for prior years' tax liabilities.

      Net realized gains on investments, after taxes and amortization, were $63.0 million during 1999, primarily due to after-tax net realized gains from sales of appreciated equity securities of $92.2 million, partially offset by $31.3 million of after-tax realized losses from impairments recognized on fixed maturities. During 1998, net realized gains on investments, after taxes, minority interest and amortization were $28.8 million, primarily due to after-tax net realized gains from sales of appreciated equity securities of $41.4 million and after-tax gains on real estate of $9.0 million. These were partially offset by $20.1 million of after-tax realized losses from impairments recognized on fixed maturities and $11.4 million of after-tax realized losses on partnership investments.

      Minority interest on segment income decreased in the current period primarily due to the Company's acquisition of the outstanding common stock of Citizens Corporation on or about December 3, 1998. Prior to the acquisition, minority interest reflected approximately 16.8% of the results of operations from Citizens Corporation.

      Also, in 1998, AFC recognized a $20.2 million expense, net of taxes, related to a class action lawsuit.

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

SEGMENT RESULTS
--------------------------------------------------------------------------------

The following is management's discussion and analysis of the Company's results of operations by business segment. The segment results are presented before taxes and minority interest and other items which management believes are not indicative of overall operating trends, including realized gains and losses.

RISK MANAGEMENT
--------------------------------------------------------------------------------

The following table summarizes the results of operations for the Risk Management segment:

FOR THE YEARS ENDED DECEMBER 31                     2000        1999        1998
--------------------------------------------------------------------------------
(IN MILLIONS)

Segment revenues
  Net premiums written                          $2,153.4    $1,977.0    $1,956.7
================================================================================
  Net premiums earned                           $2,066.7    $1,948.2    $1,967.9
  Net investment income                            218.4       221.4       229.8
  Other income                                      22.6        19.8        24.4
--------------------------------------------------------------------------------
Total segment revenues                           2,307.7     2,189.4     2,222.1
Losses and LAE (1)                               1,563.0     1,420.3     1,495.4
Policy acquisition expenses                        373.2       370.6       379.7
Other operating expenses                           181.5       198.9       197.4
--------------------------------------------------------------------------------
Segment income                                  $  190.0    $  199.6    $  149.6

(1) Includes policyholders' dividends of $13.8 million, $12.3 million and $11.9 million in 2000, 1999 and 1998, respectively.

2000 Compared to 1999

Risk Management's segment income decreased $9.6 million, or 4.8%, to $190.0 million for the year ended December 31, 2000, compared to $199.6 million in 1999. The decline in segment income is primarily attributable to increased losses and loss adjustment expenses resulting from a $96.0 million decrease in favorable development on prior years' reserves. In addition, increased current year claims activity primarily in the workers' compensation, commercial automobile, and homeowners lines contributed to the decline. Partially offsetting these items are approximately $66 million of rate increases, primarily in the commercial lines. Also, policy acquisition and other operating expenses decreased $14.8 million primarily as the result of continued efficiencies gained through consolidation of underwriting processes, which is substantially complete. Reflected in the aforementioned $14.8 million decrease is a $6.0 million reduction in premium tax reserves, recognized in the fourth quarter of 2000. Net catastrophe losses decreased $6.7 million, to $70.2 million for the year ended December 31, 2000, compared to $76.9 million in 1999. Net benefits of $9.8 million and $15.9 million are included in segment income as a result of the aforementioned aggregate excess of loss reinsurance treaty in 2000 and 1999, respectively.

1999 Compared to 1998

Risk Management's segment income increased $50.0 million, or 33.4%, to $199.6 million in 1999, compared to $149.6 million in 1998. The increase in segment income is primarily attributable to a $56.2 million increase in favorable development on prior years' loss and loss adjustment expense reserves and a $15.9 million favorable impact resulting from the aggregate excess of loss reinsurance treaty. Also, catastrophe losses decreased $13.4 million, to $76.9 million in 1999, compared to $90.3 million in 1998. Partially offsetting these items are a $14.3 million increase in involuntary pool underwriting losses and a $13.9 million increase in current year claims activity, primarily in the commercial lines. In addition, net investment income decreased $8.4 million, or 3.7%, to $221.4 million in 1999, compared to $229.8 million in 1998. The decrease in net investment income is primarily the result of a reduction in average invested assets. Other income decreased $4.6 million to $19.8 million in 1999, primarily as a result of management's decision to exit certain workers' compensation servicing carrier business. The decline in net premiums earned is primarily attributable to the aforementioned aggregate excess of loss reinsurance treaty.

DISTRIBUTION CHANNEL RESULTS
--------------------------------------------------------------------------------

Distribution channel results are reported using statutory accounting principles, which are prescribed by state insurance regulators. The primary difference between statutory accounting principles and generally accepted accounting principles ("GAAP") is the deferral of certain underwriting costs under GAAP that are amortized over the life of the policy. Under statutory accounting principles, theses costs are recognized when incurred or paid. Management reviews the operations of this business based upon statutory results.

      The following table summarizes the results of operations for the distribution channels of the Risk Management segment:

FOR THE YEAR ENDED DECEMBER 31, 2000
----------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT RATIOS)
                                         STANDARD   SPONSORED  SPECIALTY
                                         MARKETS     MARKETS    MARKETS  OTHER (2)   TOTAL
Statutory net premiums written          $1,505.7   $  603.2   $   38.2   $    2.3   $2,149.4
==============================================================================================
Statutory combined ratio (1)               102.9       97.7      110.4        N/M      102.0
==============================================================================================
Statutory underwriting (loss) profit    $  (58.1)  $    8.0   $   (4.2)  $   (9.0)  $  (63.3)
Reconciliation to segment income:
  Net investment income                                                                218.4
  Other income and expenses, net                                                        12.1
  Other Statutory to GAAP adjustments                                                   22.8
----------------------------------------------------------------------------------------------
Segment income                                                                      $  190.0
==============================================================================================

FOR THE YEAR ENDED DECEMBER 31, 1999
----------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT RATIOS)
                                         STANDARD   SPONSORED  SPECIALTY
                                         MARKETS     MARKETS    MARKETS  OTHER (2)   TOTAL
Statutory net premiums written          $1,391.9   $  545.6   $   39.7   $    2.7   $1,979.9
==============================================================================================
Statutory combined ratio (1)               101.3      101.2      124.0        N/M      101.2
==============================================================================================
Statutory underwriting (loss) profit    $  (14.7)  $   (7.7)  $   (8.1)  $    0.4   $  (30.1)
Reconciliation to segment income:
  Net investment income                                                                221.4
  Other income and expenses, net                                                         6.2
  Other Statutory to GAAP adjustments                                                    2.1
----------------------------------------------------------------------------------------------
Segment income                                                                      $  199.6
==============================================================================================

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

(2) Includes results from certain property and casualty business which the Company has exited. The decline in underwriting results is primarily attributable to unprofitable business in California.

N/M - Not meaningful

2000 Compared to 1999

Standard Markets

Standard Markets' net premiums written increased $113.8 million, or 8.2%, to $1,505.7 million for the year ended December 31, 2000. The increase in net premiums written primarily resulted from increases of $29.7 million, or 6.4%, $26.3 million, or 13.4%, $25.9 million, or 9.1%, and $18.4 million, or 9.4%, in the personal automobile, commercial automobile, commercial multiple peril, and workers' compensation lines, respectively. The increase in the personal automobile line is primarily the result of a 6.9% increase in policies in force and a 1.0% rate increase in Massachusetts since December 31, 1999. Effective January 1, 2001 Massachusetts mandated an 8.3% personal automobile rate decrease. Management believes that net rate reductions may unfavorably impact future premiums in Massachusetts. The increase in commercial automobile net premiums written is primarily the result of rate increases of 6.8%, 10.3%, and 14.3% in Michigan, Massachusetts, and New York, respectively, partially offset by a 3.5% decrease in policies in force since December 31, 1999. In addition, the commercial multiple peril line experienced a 16.2% rate increase in Michigan and policies in force increased 3.3% since December 31, 1999. Workers' compensation net premiums written increased as a result of 36.8%, 8.0%, and 13.0% rate increases in Maine, Michigan and Indiana, respectively, since December 31, 1999. Also, net premiums written increased $11.2 million, or 7.3%, for the year ended December 31, 2000 in the homeowners line. This increase is primarily the result of a 7.2% Michigan rate increase and a 2.3% increase in policies in force over the prior year. Net premiums written reflected ceded premiums of $16.8 million and $9.3 million under the aforementioned aggregate excess of loss reinsurance treaty for 2000 and 1999, respectively.

      Standard Markets' underwriting results declined $43.4 million to an underwriting loss of $58.1 million for the year ended December 31, 2000, compared to an underwriting loss of $14.7 million in 1999. The decline in underwriting results is primarily attributable to a decrease in favorable development on prior years' loss and loss adjustment expense reserves in the workers' compensation, commercial multiple peril, and personal automobile lines. In addition, an increase in current year claims severity in the workers' compensation and commercial automobile lines contributed to the decline. Partially offsetting these unfavorable items is improved current year claims frequency in the commercial multiple peril line. Net benefits of $9.7 million and $7.5 million are included in underwriting results relating to the aforementioned aggregate excess of loss reinsurance treaty in 2000 and 1999, respectively.

Sponsored Markets

Sponsored Markets' net premiums written increased $57.6 million, or 10.6%, to $603.2 million for the year ended December 31, 2000. The increase in net premiums written is primarily attributable to a $42.3 million, or 9.7%, increase in the personal automobile line. This is primarily the result of a 4.8% increase in policies in force over the same period in 1999 and the aforementioned 1.0% rate increase in Massachusetts. In addition, homeowners' net premiums written increased $10.3 million, or 9.2%, primarily attributable to the aforementioned 7.2% Michigan rate increase and a 3.2% increase in policies in force since December 31, 1999. Net premiums written reflected ceded premiums of $7.8 million and $12.6 million under the aforementioned aggregate excess of loss reinsurance treaty for 2000 and 1999, respectively.

      Underwriting results improved $15.7 million to an underwriting profit of $8.0 million for the year ended December 31, 2000, compared to an underwriting loss of $7.7 million in 1999. The improvement in underwriting results is primarily attributable to a $7.3 million decrease in loss adjustment expenses resulting from a decrease in legal fees and employee related expenses in 2000. In addition, net catastrophe losses decreased $6.6 million to $25.9 million for the year ended December 31, 2000, compared to $32.5 million in 1999. Improved current year claims activity in the personal automobile line also contributed to this improvement. Partially offsetting these favorable items is a decrease in favorable development on prior years' loss reserves in the personal automobile line. Net benefits of $4.1 million and $9.9 million are included in underwriting results relating to the aforementioned aggregate excess of loss reinsurance treaty in 2000 and 1999, respectively.

Specialty Markets

Specialty Markets' net premiums written decreased $1.5 million, or 3.8%, to $38.2 million for the year ended December 31, 2000. This decrease is primarily attributable to a 6.4% decrease in policies in force since December 31, 1999. In addition, an increase in ceded premiums resulting from greater utilization of reinsurance in the general liability line contributed to the decrease in net premiums written. The Company continually assesses the profitability of each individual program and seeks to exit programs that do not meet established Company underwriting guidelines.

      Underwriting results improved $3.9 million, to a loss of $4.2 million for the year ended December 31, 2000, compared to a loss of $8.1 million in 1999. The improvement in underwriting results is primarily attributable to $4.3 million and $1.8 million decreases in policy acquisition and other underwriting expenses and loss adjustment expenses, respectively. Partially offsetting these favorable items is an increase in non-catastrophe claims activity in the commercial multiple peril line.

FOR THE YEAR ENDED DECEMBER 31, 1999
----------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT RATIOS)
                                        STANDARD  SPONSORED  SPECIALTY
                                         MARKETS    MARKETS    MARKETS   OTHER (2)     TOTAL
Statutory net premiums written          $1,391.9   $  545.6   $   39.7   $    2.7   $1,979.9
==============================================================================================
Statutory combined ratio (1)               101.3      101.2      124.0        N/M      101.2
==============================================================================================
Statutory underwriting (loss) profit    $  (14.7)  $   (7.7)  $   (8.1)  $    0.4   $  (30.1)
Reconciliation to segment income:
Net investment income                                                                  221.4
  Other income and expenses, net                                                         6.2
  Other Statutory to GAAP adjustments                                                    2.1
----------------------------------------------------------------------------------------------
Segment income                                                                      $  199.6
==============================================================================================

FOR THE YEAR ENDED DECEMBER 31, 1998
----------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT RATIOS)

                                        STANDARD  SPONSORED  SPECIALTY
                                         MARKETS    MARKETS    MARKETS   OTHER (2)     TOTAL
Statutory net premiums written          $1,372.4   $  527.5   $   47.8   $    8.9   $1,956.6
==============================================================================================
Statutory combined ratio (1)               106.7       99.4       98.2        N/M      104.6
==============================================================================================
Statutory underwriting (loss) profit    $  (92.8)  $    3.2   $   (2.3)  $    4.0   $  (87.9)
Reconciliation to segment income:
  Net investment income                                                                229.8
  Other income and expenses, net                                                         3.7
  Other Statutory to GAAP adjustments                                                    4.0
----------------------------------------------------------------------------------------------
Segment income                                                                      $  149.6
==============================================================================================

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

(2) Includes results from certain property and casualty business which the Company has exited. The decline in underwriting results is primarily attributable to unprofitable business in California.

N/M - Not Meaningful

1999 Compared to 1998

Standard Markets

Standard Markets' net premiums written increased $19.5 million, or 1.4%, to $1,391.9 million for the year ended December 31, 1999, compared to $1,372.4 million in 1998. 1999 results reflected ceded premiums of $9.3 million under the aforementioned aggregate excess of loss reinsurance treaty. Excluding the impact from this treaty, net premiums written increased $28.8 million, or 2.1% resulting from increases of $22.8 million, or 8.7%, $16.7 million, or 9.4%, and $13.7 million, or 7.5%, in the commercial multiple peril, workers' compensation, and commercial automobile lines, respectively. The increase in the commercial multiple peril line is the result of both a 2.7% increase in policies in force and a 5.9% Michigan rate increase since December 31, 1998. Workers' compensation's net premiums written increased primarily as the result of a 10.2% increase in policies in force partially offset by a 3.3% Michigan rate decrease compared to the prior year. The increase in commercial automobile's net premiums written is primarily the result of a 4.9% increase in policies in force and a 2.7% rate increase in Michigan. Partially offsetting these favorable items are decreases in personal automobile and homeowners' net premiums written of $19.7 million, or 4.0%, and $6.2 million, or 3.9%, respectively. The decrease in personal automobile's net premiums written is primarily the result of Michigan rate decreases of 3.6% and 3.7% in the first and third quarters of 1999, respectively, resulting from continued competitive conditions, in addition to a 2.8% decrease in policies in force. Homeowners' net premiums written decreased due to a 3.1% decrease in policies in force and a 5.7% Massachusetts rate decrease, partially offset by a 3.3% Michigan rate increase over the prior year.

      Standard Markets' underwriting results improved $78.1 million to an underwriting loss of $14.7 million for the year ended December 31, 1999, compared to an underwriting loss of $92.8 million in 1998. A net benefit of $7.5 million is included in 1999 underwriting results relating to the aforementioned aggregate excess of loss reinsurance treaty. Excluding the impact from this treaty, the total improvement of $70.6 million in underwriting results is primarily attributable to an increase in favorable development on prior years' loss and loss adjustment expense reserves in the commercial multiple peril, personal automobile, and commercial automobile lines. Improved current year claims activity in the personal automobile and homeowners lines also contributed to this improvement. In addition, catastrophe losses decreased $14.7 million to $44.3 million in 1999, compared to $59.0 million in 1998.

Sponsored Markets

Sponsored Markets' net premiums written increased $18.1 million, or 3.4%, to $545.6 million for the year ended December 31, 1999, compared to $527.5 million for the same period in 1998. The 1999 results reflect ceded premiums of $12.6 million under the aforementioned aggregate excess of loss reinsurance treaty. Excluding the impact from this treaty, net premiums written increased $30.7 million, or 5.8%. This increase is primarily attributable to an increase in the personal automobile line of $16.6 million, or 4.0%, over the prior year primarily resulting from a 3.7% increase in policies in force. In addition, homeowners' net premiums written increased $12.6 million, or 12.7%, primarily due to a 5.1% increase in policies in force and the aforementioned Michigan rate increase.

      Underwriting results declined $10.9 million to a loss of $7.7 million for the year ended December 31, 1999, from an underwriting profit of $3.2 million in 1998. A net benefit of $9.9 million is included in 1999 underwriting results relating to the aforementioned aggregate excess of loss reinsurance treaty. Excluding the impact from this treaty, the total decline of $20.8 million is primarily attributable to a $10.8 million increase in policy acquisition and other underwriting expenses, to $130.5 million in 1999, compared to $119.7 million in 1998, resulting from increased marketing initiatives. In addition, an increase in non-catastrophe claims activity in the personal automobile and homeowners lines contributed to the decline.

Specialty Markets

Specialty Markets' net premiums written decreased $8.1 million to $39.7 million for the year ended December 31, 1999, compared to $47.8 million for 1998. This decrease is primarily attributable to an increase in ceded premiums resulting from greater utilization of reinsurance primarily in the commercial multiple peril line, and a 3.2% decrease in policies in force.

      Underwriting results declined $5.8 million to a loss of $8.1 million for the year ended December 31, 1999, compared to a loss of $2.3 million in 1998. The decline in underwriting results is primarily attributable to an increase in non-catastrophe claims activity in the commercial multiple peril line.

INVESTMENT RESULTS
--------------------------------------------------------------------------------

Net investment income was $218.4 million, $221.4 million and $229.8 million for the years ended December 31, 2000, 1999 and 1998, respectively. The decrease in net investment income in 2000, compared to 1999, primarily reflects a reduction in average invested assets, partially offset by an increase in average pre-tax yields on debt securities. Average invested assets decreased $170.6 million, or 4.5%, to $3,634.9 million in 2000, compared to $3,805.5 million in 1999. This reduction is due to the transfer of cash and securities of $108.0 million and $350.0 million to the Corporate segment during the second quarters of 2000 and 1999, respectively. Average pre-tax yields on debt securities increased to 6.8% in 2000, compared to 6.7% in 1999, due to a shift in investment strategy providing for investments in taxable securities instead of tax exempt securities, to maximize after-tax investment yields.

      The decrease in net investment income in 1999, compared to 1998, primarily reflects a reduction in average fixed maturity assets of $122.1 million, or 3.3%, to $3,560.1 million in 1999 compared to $3,682.2 million in 1998. The reduction is due to the transfer of $350.0 million in cash and securities to the Corporate segment during the second quarter of 1999. Average pre-tax yields on debt securities remained stable at 6.7% for 1999 and 1998. Average invested assets decreased $385.9 million, or 9.2%, to $3,805.5 million in 1999, compared to $4,191.4 million in 1998.

RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES
--------------------------------------------------------------------------------

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

      The Company regularly updates its reserve estimates as new information becomes available and further events occur which may impact the resolution of unsettled claims. Changes in prior reserve estimates are reflected in results of operations in the period such changes are determined to be needed and recorded.

      The table below provides a reconciliation of the beginning and ending reserve for unpaid losses and LAE as follows:

FOR THE YEARS ENDED DECEMBER 31                    2000        1999        1998
--------------------------------------------------------------------------------
(IN MILLIONS)

Reserve for losses and LAE,
  beginning of year                            $2,618.7    $2,597.3    $2,615.4
Incurred losses and LAE, net of
  reinsurance recoverable:
    Provision for insured events
      of current year                           1,634.9     1,601.4     1,609.0
    Decrease in provision for
      insured events of prior years               (87.4)     (183.4)     (127.2)
--------------------------------------------------------------------------------
Total incurred losses and LAE                   1,547.5     1,418.0     1,481.8
--------------------------------------------------------------------------------
Payments, net of reinsurance
  recoverable:
    Losses and LAE attributable to
      insured events of current year              870.2       861.1       871.9
    Losses and LAE attributable to
      insured events of prior years               703.8       638.0       643.0
--------------------------------------------------------------------------------
Total payments                                  1,574.0     1,499.1     1,514.9
--------------------------------------------------------------------------------
Change in reinsurance recoverable
  on unpaid losses                                126.9       102.5        15.0
--------------------------------------------------------------------------------
Reserve for losses and LAE,
  end of year                                  $2,719.1    $2,618.7    $2,597.3
================================================================================

As part of an ongoing process, the reserves have been reestimated for all prior accident years and were decreased by $87.4 million, $183.4 million and $127.2 million in 2000, 1999 and 1998, respectively, reflecting favorable development on reserves for both losses and loss adjustment expenses.

      Favorable development on prior years' loss reserves was $25.9 million, $93.1 million, and $58.9 million for the years ended December 31, 2000, 1999, and 1998, respectively. The decrease of $67.2 million in 2000 is primarily due to increased medical costs and severity in the workers' compensation line, as well as to less favorable development in the commercial multiple peril line and to a lesser degree, the personal automobile line. The increase of $34.2 million in 1999 is primarily due to improved personal automobile results in the Northeast and to payments received from reinsurers related to prior years' losses in the commercial multiple peril line. Favorable development on prior years' loss adjustment expense reserves was $61.5 million, $90.3 million, and $68.3 million for the years ended December 31, 2000, 1999, and 1998, respectively. The favorable development in these periods is primarily attributable to claims process improvement initiatives taken by the Company over the past three years. Since 1997, the Company has lowered claim settlement costs through increased utilization of in-house attorneys and consolidation of claim offices. These measures are substantially complete.

      Reserves established for current year losses and LAE consider the factors that resulted in the recent favorable development of prior years' loss and LAE reserves. Accordingly, current year reserves are modestly lower, relative to those initially established for similar exposures in prior years and the Company expects continued reductions in the amount of favorable development in future years.

      Due to the nature of the business written by the Risk Management segment, the exposure to environmental liabilities is relatively small and therefore its reserves are relatively small compared to other types of liabilities. Loss and LAE reserves related to environmental damage and toxic tort liability, included in the reserve for losses and LAE, were $36.0 million, $47.3 million and $49.9 million, net of reinsurance of $15.9 million, $11.2 million and $14.2 million in 2000, 1999 and 1998, respectively. The Company does not specifically underwrite policies that include this coverage, but as case law expands policy provisions and insurers' liability beyond the intended coverage, the Company may be required to defend such claims. The Company estimated its ultimate liability for these claims based upon currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available. Although these outstanding claims are not significant, their existence gives rise to uncertainty and are discussed because of the possibility, however remote, that they may become significant. The Company believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Company is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

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

Reinsurance

The Risk Management segment maintains a reinsurance program designed to protect against large or unusual losses and allocated LAE activity. This includes excess of loss reinsurance and catastrophe reinsurance. The Company determines the appropriate amount of reinsurance based on the Company's evaluation of the risks accepted and analyses prepared by consultants and reinsurers and on market conditions including the availability and pricing of reinsurance. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company believes that the terms of its reinsurance contracts are consistent with industry practice in that they contain standard terms with respect to lines of business covered, limit and retention, arbitration and occurrence. Based on its review of its reinsurers' financial statements and reputations in the reinsurance marketplace, the Company believes that its reinsurers are financially sound.

      Catastrophe reinsurance serves to protect the ceding insurer from significant losses arising from a single event such as windstorm, hail, hurricane, tornado, riot or other extraordinary events. In 2000, the Company retained $45.0 million of loss per hurricane occurrence and $25.0 million of loss per occurrence for all other exposures, 10% of all loss amounts in excess of $45.0 million or $25.0 million for non-hurricane losses up to $65.0 million, 20% of all loss amounts in excess of $65.0 million up to $230.0 million and all amounts in excess of $230.0 million under its catastrophe reinsurance program. As a result of this agreement, the Company ceded $16.8 million of catastrophe losses in 2000. Additionally, effective January 1, 2000, the Company purchased a property catastrophe aggregate treaty which provides for annual aggregate coverage totaling 80% of catastrophe losses in excess of $60.0 million, up to $110.0 million. The Company's retention is calculated cumulatively, in the aggregate, on a quarterly basis with the aggregate losses comprised of all catastrophe losses that exceed $0.5 million for each loss occurrence. The maximum contribution from the Company for any one-loss occurrence for the purposes of calculating the aggregate retention is $25.0 million. As a result of this agreement, the Company ceded $18.4 million of catastrophe losses in 2000.

      The Company is subject to a whole account aggregate excess of loss reinsurance agreement, which provides coverage for the 1999 accident year for the Company's property and casualty business. The program covered losses and allocated LAE, including those incurred but not yet reported, in excess of a specified whole account loss and allocated LAE ratio. The annual coverage limit for losses and allocated LAE is $150.0 million. The effect of this agreement on results of operations in each reporting period is based on losses and allocated LAE ceded, reduced by a sliding scale premium of 50-67.5% depending on the size of the loss, and increased by a ceding commission of 20% of ceded premium. In addition, net investment income is reduced for amounts credited to the reinsurer. As a result of this agreement, the Company recognized net benefits of $9.8 million and $15.9 million for the years ended December 31, 2000 and 1999, respectively, based on estimates of losses and allocated LAE for accident year 1999. During 2000, premiums, and losses and LAE ceded under this treaty were $25.0 million and $34.1 million, respectively. In addition, the Company realized an additional $4.8 million benefit from commissions ceded under this contract, partially offset by $4.1 million of interest costs. Premiums, and losses and LAE ceded under this treaty in 1999 were $21.9 million and $35.0 million, respectively. In 1999, the Company realized an additional $4.3 million benefit from commissions ceded under this contract, partially offset by $1.5 million of interest costs. The effect of this agreement on the results of operations in future periods is not currently determinable, as it will be based both on future losses and allocated LAE for accident year 1999.

      The Company, in the Risk Management segment, is subject to concentration of risk with respect to reinsurance ceded to various residual market mechanisms. As a condition to the ability to conduct certain business in various states, the Company is required to participate in various residual market mechanisms and pooling arrangements which provide various insurance coverage to individuals or other entities that are otherwise unable to purchase such coverage. These market mechanisms and pooling arrangements include the Massachusetts Commonwealth Automobile Reinsurers and the Michigan Catastrophic Claims Association.

ASSET ACCUMULATION
--------------------------------------------------------------------------------

Allmerica Financial Services

The following table summarizes the results of operations, including the Closed Block, for the Allmerica Financial Services segment.

FOR THE YEARS ENDED DECEMBER 31                         2000      1999      1998
--------------------------------------------------------------------------------
(IN MILLIONS)

Segment revenues
  Premiums                                            $ 52.1    $ 54.5    $ 58.1
  Fees                                                 421.1     359.3     296.6
  Investment and other income                          391.0     392.5     369.3
--------------------------------------------------------------------------------
Total segment revenues                                 864.2     806.3     724.0
--------------------------------------------------------------------------------
Policy benefits, claims and losses                     312.1     321.0     314.3
Policy acquisition and other
  operating expenses                                   329.3     279.8     240.7
--------------------------------------------------------------------------------
Segment income                                        $222.8    $205.5    $169.0
================================================================================

2000 Compared to 1999

Segment income increased $17.3 million, or 8.4%, to $222.8 million in 2000. This increase is primarily attributable to higher asset-based fee income driven by additional deposits and market appreciation in the variable product lines, partially offset by higher policy acquisition and other operating expenses.

      Segment revenues increased $57.9 million, or 7.2%, in 2000 primarily due to increased fees and other income, partially offset by a decline in net investment income. Fee income from variable annuities and individual variable universal life policies increased $52.8 million, or 19.8%, in 2000, primarily due to additional deposits and market appreciation. New deposits generated approximately $26.6 million of this growth, while market appreciation generated approximately $26.2 million. The growth in annuity deposits resulted from the introduction of a "bonus" product in the fourth quarter of 1999. The bonus product provides for immediate benefits to annuitants upon depositing funds into an annuity issued by the Company. This product is distributed through third party mutual fund advisors and independent broker-dealer distribution channels. Sales of bonus annuities, which totaled approximately $1.3 billion in 2000, compared to approximately $157.6 million in 1999, were partially offset by decreases of approximately $857.8 million in sales of annuities that do not include the bonus feature. Although average separate account asset values in 2000 were higher than those in 1999, total separate account assets at December 31, 2000 are less than average separate account assets during 2000, reflecting the net market depreciation during the year. Accordingly, fee income in 2001 will be unfavorably affected by the lower asset levels.

      Investment and other income decreased $1.5 million, or 0.4%, in 2000. This decrease is primarily due to a $21.2 million decline in net investment income due to lower average invested assets resulting from transfers from the Company's general account to the separate accounts in the annuity and group retirement product lines. This decrease was partially offset by higher brokerage income of $16.0 million attributable to an increase in mutual fund and general securities transaction volumes and to increased investment management fees of $8.6 million resulting from appreciation and additional deposits in variable product assets under management.

      Policy benefits, claims and losses decreased $8.9 million, or 2.8%, to $312.1 million in 2000. This decrease is due principally to the absence of a $5.4 million mortality reserve established in the variable annuity lines of business during the first quarter of 1999, and lower participation in an annuity program introduced in 1998, which provides for a limited time, enhanced crediting rates on general account deposits. Under this program, general account deposits are transferred ratably over a period of time into the Company's separate accounts. Also contributing to this decrease is reduced interest credited on group retirement products due to the cancellations of certain accounts and asset transfers to the separate accounts. These reductions were partially offset by strengthening of universal life and Closed Block reserves in 2000, which resulted in approximately a $5.5 million increase in the current year, as well as less favorable mortality experience, primarily in the Closed Block.

      Policy acquisition and other operating expenses increased $49.5 million, or 17.7%, in 2000. Other operating expenses increased $28.8 million, primarily due to ongoing growth in the variable annuity and individual variable universal life product lines, and increases in technology and distribution costs. Also, brokerage commissions and administrative expenses increased due to the aforementioned growth in trading volumes for mutual fund and general securities transactions. These increases were partially offset by a $4.7 million net reduction in premium tax and guaranty fund reserves, recognized in the fourth quarter of 2000. Policy acquisition expenses increased $20.7 million, primarily due to continued growth in the annuity line of business. Included in policy acquisition expenses in 2000 were several unusual items, particularly approximately $36.3 million of reduced expenses related to a change in certain life products actuarial assumptions and an increase in policy acquisition expenses of approximately $25.0 million in the annuity line of business, resulting from an increase in assumed lapse rates. In 1999, policy acquisition expenses reflected an $18.4 million benefit resulting from the implementation and subsequent refinement of an enhanced valuation system for annuities. Absent the aforementioned items, policy acquisition expenses increased approximately $16.9 million. The Company expects deferred acquisition expenses to continue to increase as a result of ongoing growth in the annuity line.

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

      Segment revenues increased $82.3 million, or 11.4% in 1999 primarily due to increased fees and other income. Fee income from variable annuities and individual variable universal life policies increased $66.1 million, or 32.8%, in 1999 due to market appreciation and additional deposits. In addition, investment and other income increased $23.2 million primarily due to higher investment management fees and brokerage income resulting from growth and appreciation in variable product assets under management. Financial Profiles, a financial planning software company acquired during the third quarter of 1998, contributed $6.5 million of this $23.2 million increase. Net investment income decreased $1.6 million in 1999 principally due to a reduction in average fixed maturities invested resulting from asset transfers to the separate accounts in the annuity and group retirement product lines, as well as cancellations of certain accounts in the group retirement business. These decreases were partially offset by the absence of losses incurred on hedge fund partnership investments in 1998. Premiums and fees from traditional and non-variable universal life insurance products declined $6.7 million primarily from the Company's continued shift in focus to variable life insurance and annuity products.

      Policy benefits, claims and losses increased $6.7 million, or 2.1%, to $321.0 million in 1999. This increase is primarily due to the Company's establishment of a $7.4 million mortality reserve in the first quarter of 1999 related to the variable annuity line of business, subsequent increases in this reserve of $5.8 million, and to additional growth in this line. In addition, annuity reserves increased $5.5 million related to the aforementioned annuity program with enhanced crediting rates. These increases were partially offset by more favorable mortality experience in the traditional life line of business, lower policy benefits due to a reduction of policies in force in the universal life product line, as well as decreased interest credited due to the aforementioned cancellations in the group retirement business.

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

Statutory Premiums and Deposits

The following table sets forth statutory premiums and deposits by product for the Allmerica Financial Services segment.

FOR THE YEARS ENDED DECEMBER 31                       2000       1999       1998
--------------------------------------------------------------------------------
(IN MILLIONS)

Insurance:
  Traditional life                                $   70.2   $   77.4   $   55.9
  Universal life                                      59.2       71.8       23.6
  Variable universal life                            209.1      187.0      158.7
  Individual health                                    0.2        0.3        0.6
  Group variable universal life                       47.7       94.9       73.3
--------------------------------------------------------------------------------
    Total insurance                                  386.4      431.4      312.1
--------------------------------------------------------------------------------
Annuities:
  Separate account annuities                       2,555.1    1,922.2    2,583.6
  General account annuities                          524.7      830.2      622.2
  Retirement investment accounts                       9.3       16.4       20.1
--------------------------------------------------------------------------------
    Total individual annuities                     3,089.1    2,768.8    3,225.9
Group annuities                                      463.1      409.3      563.9
--------------------------------------------------------------------------------
    Total annuities                                3,552.2    3,178.1    3,789.8
--------------------------------------------------------------------------------
Total premiums and deposits                       $3,938.6   $3,609.5   $4,101.9
================================================================================

2000 Compared to 1999

For the year ended December 31, 2000, total premiums and deposits increased $329.1 million, or 9.1%, to $3,938.6 million. This increase is primarily due to higher separate account annuity deposits, partially offset by a decline in general account annuity deposits. The growth in separate account annuity deposits results from the introduction of the aforementioned bonus annuity product in the fourth quarter of 1999. This was partially offset by a decrease in annuity sales that do not include the bonus feature. Lower general account annuity deposits resulted from decreased utilization of the aforementioned annuity program with enhanced crediting rates. Although group annuity deposits increased $53.8 million in 2000 over 1999, such deposits are expected to decline in future years since the Company has ceased marketing activities for new group retirement business.

      Annuity products are distributed primarily through three distribution channels: (1) "Agency", which consists of the Company's career agency force; (2) "Select", which consists of a network of third party broker-dealers; and (3) "Partners", which includes distributors of the mutual funds advised by Zurich Scudder Investments (formerly "Scudder Kemper Investments, Inc.") ("Zurich-Scudder"), Pioneer Investment Management, Inc. and Delaware Management Company ("Delaware"). Partners, Agency and Select represented, respectively, 45%, 29% and 25% of individual annuity deposits in 2000, and Zurich-Scudder represented 31% of all individual annuity deposits. The Company anticipates that sales through the Delaware distribution channel, which represented 6% of individual annuity deposits in 2000, will continue to decrease as Delaware emphasizes its proprietary products.

1999 Compared to 1998

For the year ended December 31, 1999, total premiums and deposits decreased $492.4 million, or 12.0%, to $3,609.5 million. This decrease is primarily due to lower separate account and group annuity deposits, partially offset by increased universal and variable universal life insurance premiums. The decrease in separate account annuity deposits was caused by a sharp decline in sales in the Partners channel, slightly offset by growth in the Agency and Select distribution channels. Decreases in sales in the Partners channel aggregating $538.0 million are responsible for the $457.1 million overall contraction within this line. These decreases were attributable to the Company not having available until the fourth quarter of 1999 a bonus annuity product to compete with similar products in the market and to the fact that the Partners' products used single managers (versus multi-manager products), and have a strong value bias in investment strategy. In addition, Delaware's shift in emphasis to its proprietary products contributed to the decline. The increase in general account annuities reflects the Company's aforementioned annuity program with enhanced crediting rates. In addition, group annuity deposits declined $154.6 million in 1999 primarily due to cancellations of certain accounts within the group retirement business. These decreases were partially offset by higher variable and non-variable universal life insurance premiums due to increased sales and renewals in 1999.

Allmerica Asset Management

The following table summarizes the results of operations for the Allmerica Asset Management segment.

FOR THE YEARS ENDED DECEMBER 31                    2000        1999        1998
--------------------------------------------------------------------------------
(IN MILLIONS)

Interest margins on GICs:
  Net investment income                         $ 137.8     $ 137.9     $ 111.3
  Interest credited                               119.7       118.6        89.3
--------------------------------------------------------------------------------
Net interest margin                                18.1        19.3        22.0
Fees and other income:
  External                                          6.3         6.2         4.0
  Internal                                          5.1         6.4         6.4
Other operating expenses                           (7.0)       (8.4)       (8.7)
--------------------------------------------------------------------------------
Segment income                                  $  22.5     $  23.5     $  23.7
================================================================================

2000 Compared to 1999

Segment income decreased $1.0 million, or 4.3%, to $22.5 million in 2000 primarily due to decreased earnings on GICs. Earnings on GICs decreased $1.2 million primarily due to short-term funding agreement withdrawals during the fourth quarter of 1999 and a shift to lower margin long-term funding agreements in 2000. The withdrawals in 1999 reflected uncertainties in the market resulting in greater redemptions for the industry overall.

1999 Compared to 1998

Segment income decreased $0.2 million, or 0.8%, to $23.5 million in 1999. This decrease is primarily attributable to the absence of a one-time $2.6 million mortgage loan equity participation interest received in 1998 and lower mortgage prepayment fees in 1999. Excluding the effect of these items, interest margins on GICs increased $3.8 million. This increase reflects continued sales of funding agreements during the first six months of 1999, partially offset by the aforementioned short-term funding agreement withdrawals during the fourth quarter of 1999. Income from assets under management grew $1.6 million in 1999 as a result of increased business from new and existing money market and other external fixed income fund clients.

Corporate

The following table summarizes the results of operations for the Corporate segment for the periods indicated.

FOR THE YEARS ENDED DECEMBER 31                    2000        1999        1998
--------------------------------------------------------------------------------
(IN MILLIONS)

Segment revenues
  Investment and other income                   $   6.3     $   6.0     $  12.9
Interest expense                                   15.3        15.4        16.0
Other operating expenses                           51.8        49.9        47.8
--------------------------------------------------------------------------------
Segment loss                                    $ (60.8)    $ (59.3)    $ (50.9)
================================================================================

2000 Compared to 1999

Segment loss increased $1.5 million, or 2.5%, to $60.8 million in 2000, primarily as a result of higher other operating expenses.

      Interest expense for both periods relates principally to the interest paid on the Senior Debentures of the Company.

1999 Compared to 1998

Segment loss increased $8.4 million, or 16.5%, to $59.3 million in 1999, primarily due to lower investment and other income and higher corporate overhead costs. Investment and other income decreased $6.9 million in 1999 due to lower average invested assets. This decline primarily reflects the sale of investments which were used to fund the Company's stock repurchase program and the transfer of $125.0 million of assets from AFC to FAFLIC as part of a 1999 capital contribution. These decreases were partially offset by assets transferred from the Risk Management segment of $350.0 million in 1999.

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

DISCONTINUED OPERATIONS
--------------------------------------------------------------------------------

During the second quarter of 1999, the Company approved a plan to exit its group life and health insurance business, consisting of its EBS business, its AGU business and its reinsurance pool business. Prior to 1999, these businesses comprised substantially all of the former Corporate Risk Management Services segment. The operating results of the discontinued segment have been reported in the Consolidated Statements of Income as discontinued operations in accordance with APB Opinion No.30 with a June 30, 1999 measurement date.

Reinsurance Pools

The reinsurance pool business consists primarily of assumed medical stop loss business, the medical and disability portions of workers' compensation risks, small group managed care pools, long-term disability and long-term care pools, student accident and special risk business.

EBS

The EBS business provides managed care products and offers group life, medical, dental, and disability insurance to the middle market. On October 6, 1999, the Company entered into an agreement with Great-West Life and Annuity Insurance Company of Denver, which provided for the sale of the Company's EBS business effective March 1, 2000. The sales transaction effectively transfers the business upon renewal subjecting the Company to losses on its existing book during the runoff period.

AGU

AGU operates as a Managing Group Underwriting unit offering members of affinity groups medical, life and disability insurance.

      The following table summarizes the loss from operations and disposal for the discontinued group life and health insurance business for the periods indicated. There were no additional losses recognized in 2000 related to the Company's discontinued group life and health insurance business.

FOR THE YEARS ENDED DECEMBER 31                                 1999       1998
--------------------------------------------------------------------------------
(IN MILLIONS)

Loss from operations of discontinued
  group life and health business before federal
  income taxes                                               $ (28.9)   $ (20.5)
Federal income tax benefit                                      10.1        7.0
--------------------------------------------------------------------------------
Loss from operations of discontinued
  group life and health business, net of taxes                 (18.8)     (13.5)
--------------------------------------------------------------------------------
Loss from disposal of discontinued group life and
  health business before federal income taxes                  (46.9)        --
Federal income tax benefit                                      16.4         --
--------------------------------------------------------------------------------
Loss from disposal of discontinued group
  life and health business, net of taxes                       (30.5)        --
--------------------------------------------------------------------------------
Net loss from discontinued segment                           $ (49.3)   $ (13.5)
================================================================================

1999 Compared to 1998

The $28.9 million loss from operations before federal income taxes for the year ended December 31, 1999 primarily results from additional reserves provided for accident claims related to prior years. The loss from operations before federal income taxes for the year ended December 31, 1998 of $20.5 million primarily reflects the $25.3 million loss recognized from the Company's agreement with a reinsurer to cede underwriting losses related to the reinsurance pool business.

      As required by APB Opinion No.30, the loss from disposal of the discontinued segment includes estimated proceeds from the aforementioned sale of the Company's EBS business, as well as an estimate of future losses expected from the runoff of the discontinued operations after the June 30, 1999 measurement date. Accordingly, the Company recognized a pre-tax loss from disposal of its group life and health insurance business of $46.9 million, which was comprised of the following (in millions):

Proceeds from sale                                                        $25.3
Losses expected from runoff:
   EBS                                                                    (15.7)
   Reinsurance pools                                                      (40.6)
   AGU                                                                    (15.9)
--------------------------------------------------------------------------------
                                                                         $(46.9)
================================================================================

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

INVESTMENT PORTFOLIO
--------------------------------------------------------------------------------

The Company had investment assets diversified across several asset classes, as follows:

DECEMBER 31                             2000(1)                   1999(1)
--------------------------------------------------------------------------------
(IN MILLIONS)
                                             % OF TOTAL              % OF TOTAL
                                 CARRYING      CARRYING    CARRYING    CARRYING
                                    VALUE         VALUE       VALUE       VALUE

Fixed maturities (2)             $8,118.0          83.9%   $7,306.7        80.6%
Equity securities (2)                85.5           0.9        83.2         0.9
Mortgages                           617.6           6.4       657.5         7.3
Policy loans                        381.3           3.9       371.6         4.1
Cash and cash
  equivalents                       281.1           2.9       464.8         5.1
Other long-term
  investments                       193.2           2.0       180.0         2.0
--------------------------------------------------------------------------------
Total                            $9,676.7         100.0%   $9,063.8       100.0%
================================================================================

(1) Includes Closed Block invested assets with a carrying value of $736.0 million and $732.9 million at December 31, 2000 and 1999, respectively.

(2) The Company carries the fixed maturities and equity securities in its investment portfolio at market value.

Total investment assets increased $612.9 million, or 6.8%, to $9.7 billion during 2000. This increase resulted primarily from increased fixed maturities of $811.3 million, partially offset by a decline of $183.7 million in cash and cash equivalents. The increase in fixed maturities is principally due to the investment of funds received from the sale of the Company's new long-term funding agreements by the Allmerica Asset Management segment. The decrease in cash and cash equivalents is primarily due to the repurchase of AFC common stock under the stock repurchase program and to the timing of investment purchases.

      The Company's fixed maturity portfolio is comprised of primarily investment grade corporate securities, tax-exempt issues of state and local
governments, U.S. government and agency securities and other issues. Based on ratings by the National Association of Insurance Commissioners, investment grade securities comprised 88.1% and 84.4% of the Company's total fixed maturity portfolio at December 31, 2000 and 1999, respectively. The average yield on fixed maturities was 7.4% and 7.2% for 2000 and 1999, respectively. Although management expects that new funds will be invested primarily in investment grade fixed maturities, the Company may invest a portion of new funds in below investment grade fixed maturities or equity interests.

MARKET RISK AND RISK MANAGEMENT POLICIES
--------------------------------------------------------------------------------

Interest Rate Sensitivity

The operations of the Company are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that are paid, withdrawn, mature or re-price in specified periods. The principal objective of the Company's asset/liability management activities is to provide maximum levels of net investment income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company. The Company has developed an asset/liability management approach tailored to specific insurance or investment product objectives. The investment assets of the Company are managed in over 20 portfolio segments consistent with specific products or groups of products having similar liability characteristics. As part of this approach, management develops investment guidelines for each portfolio consistent with the return objectives, risk tolerance, liquidity, time horizon, tax and regulatory requirements of the related product or business segment. Management has a general policy of diversifying investments both within and across all portfolios. The Company monitors the credit quality of its investments and its exposure to individual markets, borrowers, industries, sectors, and in the case of mortgages, property types and geographic locations. In addition, the Company carries long and short-term debt, as well as mandatory redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the Company.

      The Company uses derivative financial instruments, primarily interest rate swaps, with indices that correlate to on-balance sheet instruments to modify its indicated net interest sensitivity to levels deemed to be appropriate. Specifically, for floating rate GIC liabilities that are matched with fixed rate securities, the Company manages the interest rate risk by hedging with interest rate swap contracts designed to pay fixed and receive floating interest. Additionally, the Company uses exchange traded financial futures contracts to hedge against interest rate risk on anticipated GIC sales and other funding agreements, as well as the reinvestment of fixed maturities.

      The following tables for the years ended December 31, 2000 and 1999 provide information about the Company's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. The tables present principal cash flows and related weighted-average interest rates by expected maturities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or the Company may have the right to put or sell the obligations back to the issuers. Mortgage backed and asset backed securities are included in the category representing their expected maturity. Available-for-sale securities include both U.S. and foreign-denominated fixed maturities, but exclude interest rate swap contracts and foreign currency swap contracts, which are disclosed in separate tables. Foreign-denominated fixed maturities are also shown separately in the table of financial instruments subject to foreign currency risk. For liabilities that have no contractual maturity, the tables present principal cash flows and related weighted-average interest rates based on the Company's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Additionally, the Company has assumed its available-for-sale securities are similar enough to aggregate those securities for presentation purposes. Specifically, variable rate available-for-sale securities and mortgage loans comprise an immaterial portion of the portfolio and do not have a significant impact on weighted average interest rates. Therefore, the variable rate investments are not presented separately; instead they are included in the tables at their current interest rate.

                                                                                                                               FAIR
                                                                                                                              VALUE
FOR THE YEAR ENDED DECEMBER 31, 2000             2001      2002      2003      2004        2005   THEREAFTER      TOTAL    12/31/00
-----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)

Rate Sensitive Assets:
  Available-for-sale securities                $510.6    $690.7    $666.1    $644.7    $1,311.7    $4,236.4    $8,060.2    $8,166.1
      Average interest rate                     7.53%     7.16%     7.14%     7.48%       7.73%       7.25%       7.35%
  Mortgage loans                               $ 74.0    $ 47.4    $ 40.1    $ 75.9    $   27.6    $  357.5    $  622.5    $  640.4
      Average interest rate                     8.15%     8.50%     7.86%     7.70%       8.10%       7.73%       7.86%
  Policy loans                                 $   --    $   --    $   --    $   --    $     --    $  381.3    $  381.3    $  381.3
      Average interest rate                        --        --        --        --          --       6.97%       6.97%
  Company owned life insurance                 $   --    $   --    $   --    $   --    $     --    $   65.6    $   65.6    $   65.6
      Average interest rate                        --        --        --        --          --       6.84%       6.84%

Rate Sensitive Liabilities:
  Fixed interest rate GICs                     $ 29.8    $ 30.3    $  2.1    $   --    $     --    $  105.2    $  167.4    $  170.2
      Average interest rate                     7.05%     7.31%     7.20%        --          --       6.87%       6.98%
  Variable interest rate GICs                  $194.6    $251.7    $301.7    $368.3    $  352.8    $     --    $1,469.1    $1,493.1
      Average interest rate                     6.85%     6.99%     6.79%     6.88%       6.85%          --       6.87%
  Supplemental contracts without
    life contingencies                         $ 17.8    $  9.0    $  5.5    $  3.7    $    0.2    $    4.5    $   40.7    $   40.7
      Average interest rate                     4.04%     4.06%     4.09%     4.13%       4.21%       4.19%       4.08%
  Other individual contract deposit funds      $ 12.1    $ 10.9    $  9.8    $  8.8    $    7.8    $   84.1    $  133.5    $  133.4
      Average interest rate                     4.96%     4.94%     4.92%     4.90%       4.88%       4.87%       4.92%
  Other group contract deposit funds           $ 61.0    $ 56.1    $ 40.1    $ 24.8    $   16.4    $  124.7    $  323.1    $  319.0
      Average interest rate                     5.15%     5.61%     5.72%     5.83%       5.71%       5.85%       5.65%
  Individual fixed annuity contracts           $ 67.5    $ 71.4    $ 73.9    $ 76.1    $   75.6    $  661.6    $1,026.1    $  991.7
      Average interest rate                     4.83%     4.83%     4.81%     4.73%       4.50%       4.12%       4.67%
  Trust instruments supported
    by funding obligations                     $146.5    $   --    $ 88.8    $   --    $  352.3    $   33.9    $  621.5    $  620.5
      Average interest rate                     4.90%        --     3.71%        --       4.48%       5.82%       4.54%
  Long-term debt                               $   --    $   --    $   --    $   --    $     --    $  199.5    $  199.5    $  194.7
      Average interest rate                        --        --        --        --          --       7.63%       7.63%
  Mandatorily redeemable preferred
    securities of a subsidiary trust holding
    solely junior subordinated debentures
    of the Company                             $   --    $   --    $   --    $   --    $     --    $  300.0    $  300.0    $  280.2
      Average interest rate                        --        --        --        --          --       8.21%       8.21%

                                                                                                                               FAIR
                                                                                                                              VALUE
FOR THE YEAR ENDED DECEMBER 31, 1999             2000      2001      2002      2003        2004   THEREAFTER      TOTAL    12/31/99
-----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)

Rate Sensitive Assets:
  Available-for-sale securities                $466.3    $553.5    $533.8    $587.0    $  522.7    $4,563.9    $7,227.2    $7,260.5
      Average interest rate                     7.73%     7.46%     7.26%     6.89%       7.37%       7.30%       7.31%
  Mortgage loans                               $119.4    $ 61.1    $ 32.3    $ 41.7    $   77.5    $  331.4    $  663.4    $  656.5
      Average interest rate                     9.08%     8.27%     8.17%     7.33%       7.68%       7.65%       7.98%
  Policy loans                                 $   --    $   --    $   --    $   --    $     --    $  371.6    $  371.6    $  371.6
      Average interest rate                        --        --        --        --          --       6.81%       6.81%

Rate Sensitive Liabilities:
  Fixed interest rate GICs                     $ 70.0    $ 27.6    $ 46.4    $   --    $     --    $  105.0    $  249.0    $  253.8
      Average interest rate                     7.60%     7.10%     7.29%        --          --       6.86%       7.17%
  Variable interest rate GICs                  $107.8    $ 43.2    $ 50.1    $402.5    $  463.4    $     --    $1,067.0    $1,087.6
      Average interest rate                     6.26%     6.24%     6.24%     6.28%       6.17%          --       6.23%
  Supplemental contracts without
    life contingencies                         $ 21.9    $ 11.2    $  6.9    $  4.7    $    0.4    $    3.7    $   48.8    $   48.8
      Average interest rate                     4.03%     4.04%     4.05%     4.08%       4.13%       4.10%       4.04%
  Other individual contract deposit funds      $ 15.6    $ 13.7    $ 12.0    $ 10.4    $    8.6    $   76.2    $  136.5    $  136.3
      Average interest rate                     4.95%     4.92%     4.92%     4.77%       4.73%       4.64%       4.84%
  Other group contract deposit funds           $107.9    $ 85.7    $ 49.8    $ 43.0    $   35.8    $  280.7    $  602.9    $  583.5
      Average interest rate                     5.84%     5.17%     5.51%     5.45%       5.65%       5.65%       5.59%
  Individual fixed annuity contracts           $ 96.3    $106.9    $115.7    $124.3    $  134.0    $  515.3    $1,092.5    $1,057.1
      Average interest rate                     5.37%     5.18%     5.09%     5.01%       4.84%       3.86%       4.99%
  Trust instruments supported
    by funding obligations                     $   --    $ 50.6    $   --    $   --    $     --    $     --    $   50.6    $   49.6
      Average interest rate                        --     4.33%        --        --          --          --       4.33%
  Long-term debt                               $   --    $   --    $   --    $   --    $     --    $  199.5    $  199.5    $  187.4
      Average interest rate                        --        --        --        --          --       7.63%       7.63%
  Mandatorily redeemable preferred
    securities of a subsidiary trust holding
    solely junior subordinated debentures
    of the Company                             $   --    $   --    $   --    $   --    $     --    $  300.0    $  300.0    $  292.5
      Average interest rate                        --        --        --        --          --       8.21%       8.21%

      The following tables for the years ended December 31, 2000 and 1999 provide information about the Company's derivative financial instruments used for purposes other than trading that are sensitive to changes in interest rates. The tables present notional amounts and, as applicable, weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts. Weighted-average variable rates are indicated by the applicable floating rate index.

                                                                                                                               FAIR
FOR THE YEAR ENDED                                                                                                            VALUE
DECEMBER 31, 2000                     2001         2002         2003          2004         2005  THEREAFTER         TOTAL  12/31/00
-----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)

Rate Sensitive Derivative
Financial Instruments:
  Pay fixed/ receive 3 month
    LIBOR swaps                $      43.1  $     233.5  $     191.0   $     197.3  $     225.0  $        --  $     889.9    $(12.7)
      Average pay rate               5.63%        6.93%        5.85%         5.59%        7.21%           --        6.41%
      Average receive rate     3 Mo. LIBOR  3 Mo. LIBOR  3 Mo. LIBOR   3 Mo. LIBOR  3 Mo. LIBOR           --  3 Mo. LIBOR
  Pay fixed/ receive 1 month
    LIBOR swaps                $        --  $        --  $     150.0   $        --  $     150.0  $        --  $     300.0     $(4.5)
      Average pay rate                  --           --        5.71%            --        6.89%           --        6.30%
      Average receive rate              --           --  1 Mo. LIBOR            --  1 Mo. LIBOR           --  1 Mo. LIBOR
  Pay fixed/ receive Fed
    Funds rate swaps           $        --  $        --  $      50.0   $     110.0  $      50.0  $        --  $     210.0     $(2.9)
      Average pay rate                  --           --        5.91%         5.57%        7.18%           --        6.03%
      Average receive rate              --           --    FED FUNDS     FED FUNDS    FED FUNDS           --    FED FUNDS
  Futures Contracts (long)     $      83.7  $        --  $        --   $        --  $        --  $        --  $      83.7     $85.0
      Number of Contracts
      (5 Year T Notes)             689,000           --           --            --           --           --      689,000
      Weighted average
        opening price              101.988           --           --            --           --           --      101.988

                                                                                                                               FAIR
FOR THE YEAR ENDED                                                                                                            VALUE
DECEMBER 31, 1999                     2000         2001         2002          2003         2004  THEREAFTER         TOTAL  12/31/99
-----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)

Rate Sensitive Derivative
Financial Instruments:
  Pay fixed/ receive 3 month
    LIBOR swaps                $      44.0  $      43.1  $      83.5   $     191.0  $     197.3  $      23.6   $     582.5    $18.1
      Average pay rate               6.16%        5.63%        6.33%         5.85%        5.59%        7.34%         5.90%
      Average receive rate     3 Mo. LIBOR  3 Mo. LIBOR  3 Mo. LIBOR   3 Mo. LIBOR  3 Mo. LIBOR  3 Mo. LIBOR   3 Mo. LIBOR
  Pay fixed/ receive 1 month
    LIBOR swaps                $        --  $        --  $        --   $     195.0  $        --  $        --   $     195.0    $ 8.2
      Average pay rate                  --           --           --         5.58%           --           --         5.58%
      Average receive rate              --           --           --   1 Mo. LIBOR           --           --   1 Mo. LIBOR
  Pay fixed/ receive Fed
    Funds rate swaps           $        --  $        --  $        --   $     100.0  $     122.0  $        --   $     222.0    $ 7.0
      Average pay rate                  --           --           --         5.89%        5.63%           --         5.75%
      Average receive rate              --           --           --     FED FUNDS    FED FUNDS           --     FED FUNDS
  Pay Fed Funds/ receive
    1 month LIBOR swaps        $        --  $        --  $        --   $      50.0  $        --  $        --   $      50.0    $(0.1)
      Average pay rate                  --           --           --     FED FUNDS           --           --     FED FUNDS
      Average receive rate              --           --           --   1 Mo. LIBOR           --           --   1 Mo. LIBOR
  Futures Contracts (long)     $      33.2  $        --  $        --   $        --  $        --  $        --   $      33.2    $32.7
      Number of Contracts
      (5 Year T Notes)             334,000           --           --            --           --           --       334,000
      Weighted average
        opening price               99.258           --           --            --           --           --        99.258

Foreign Currency Sensitivity

A portion of the Company's investments consists of securities denominated in foreign currencies. A portion of the Company's liabilities consists of trust obligations backed by funding agreements denominated in foreign currencies. The Company's operating results are exposed to changes in exchange rates between the U.S. dollar and the Swiss Franc, Japanese Yen, British Pound and Euro. From time to time, the Company may also have exposure to other foreign currencies. To mitigate the short-term effect of changes in currency exchange rates, the Company regularly hedges by entering into foreign exchange swap contracts and compound foreign currency/interest rate swap contracts to hedge its net foreign currency exposure. The following tables for the years ended December 31, 2000 and 1999 provide information about the Company's derivative financial instruments and other financial instruments, used for purposes other than trading, by functional currency and presents fair value information in U.S. dollar equivalents. The tables summarize information on instruments that are sensitive to foreign currency exchange rates, including securities denominated in foreign currencies, compound foreign currency/interest rate swap contracts, and foreign currency forward exchange agreements. For compound foreign currency/interest rate swap contracts and foreign currency denominated securities with contractual maturities, the tables present principal cash flows, related weighted-average interest rates by contractual maturities, and applicable current forward foreign currency exchange rates. For foreign currency forward exchange agreements, the tables present the notional amounts and weighted-average exchange rates by expected (contractual) maturity dates. These notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                                                                                                                          FAIR
                                                                                                                         VALUE
FOR THE YEAR ENDED DECEMBER 31, 2000              2001    2002       2003   2004       2005   THEREAFTER       TOTAL  12/31/00
------------------------------------------------------------------------------------------------------------------------------
(CURRENCIES IN MILLIONS)

Fixed Interest Securities Denominated
in Foreign Currencies:
  Fixed interest rate securities denominated
    in British Pounds                               --      --         --     --         --          9.5         9.5    $ 18.9
      Current forward foreign exchange rate         --      --         --     --         --       1.4930      1.4930

Currency Swap Agreements Related to
Fixed Interest Securities:
  Pay British Pounds
    Notional amount in foreign currency             --      --         --     --         --          9.5         9.5    $ (1.3)
    Average contract rate                           --      --         --     --         --        1.980       1.980
    Current forward foreign exchange rate           --      --         --     --         --       1.4930      1.4930

Liabilities Denominated in Foreign Currencies:
  Trust instruments supported by funding
    obligations denominated in Euros             150.0      --         --     --      262.3           --       412.3    $401.2
      Current forward foreign exchange rate     0.9427      --         --     --     0.9427           --      0.9427
  Trust instruments supported by funding
    obligations denominated in Japanese Yens        --      --    5,000.0     --    6,000.0      1,500.0    12,500.0    $109.7
      Current forward foreign exchange rate         --      --     0.0087     --     0.0087       0.0087      0.0087
  Trust instruments supported by funding
    obligations denominated in Swiss Francs         --      --         --     --       70.0           --        70.0    $ 44.1
      Current forward foreign exchange rate         --      --         --     --     0.6207           --      0.6207
  Trust instruments supported by funding
    obligations denominated in British Pounds       --      --       30.0     --         --           --        30.0    $ 44.9
      Current forward foreign exchange rate         --      --     1.4930     --         --           --      1.4930

Currency Swap Agreements Related
to Trust Obligations:
  Pay Euros
      Notional amount in foreign currency        150.0      --         --     --      262.3           --       412.3    $(23.1)
      Average contract rate                      0.960      --         --     --      0.951           --       0.954
      Current forward foreign exchange rate     0.9427      --         --     --     0.9427           --      0.9427
  Pay Japanese Yens
      Notional amount in foreign currency           --      --    5,000.0     --    6,000.0      1,500.0    12,500.0    $(10.9)
      Average contract rate                         --      --      0.009     --      0.009        0.010       0.009
      Current forward foreign exchange rate         --      --     0.0087     --     0.0087       0.0087      0.0087
  Pay Swiss Francs
      Notional amount in foreign currency           --      --         --     --       70.0           --        70.0    $  0.3
      Average contract rate                         --      --         --     --      0.596           --       0.596
      Current forward foreign exchange rate         --      --         --     --     0.6207           --      0.6207
  Pay British Pounds
      Notional amount in foreign currency           --      --       30.0     --         --           --        30.0    $ (1.5)
      Average contract rate                         --      --      1.500     --         --           --       1.500
      Current forward foreign exchange rate         --      --     1.4930     --         --           --      1.4930

                                                                                                                          FAIR
                                                                                                                         VALUE
FOR THE YEAR ENDED DECEMBER 31, 1999              2000    2001       2002   2003       2004   THEREAFTER       TOTAL  12/31/99
------------------------------------------------------------------------------------------------------------------------------
(CURRENCIES IN MILLIONS)

Fixed Interest Securities Denominated
in Foreign Currencies:
  Fixed interest rate securities denominated
    in Swiss Francs                               10.0      --         --     --         --           --        10.0    $  6.8
      Current forward foreign exchange rate     0.6281      --         --     --         --           --      0.6281
  Fixed interest rate securities denominated
    in Japanese Yens                             620.0      --         --     --         --           --       620.0    $  6.1
      Current forward foreign exchange rate     0.0098      --         --     --         --           --      0.0098
  Fixed interest rate securities denominated
    in British Pounds                               --      --         --     --         --          9.5         9.5    $ 20.6
      Current forward foreign exchange rate         --      --         --     --         --       1.6153      1.6153

Currency Swap Agreements Related
to Fixed Interest Securities:
  Pay Swiss Francs
      Notional amount in foreign currency         10.0      --         --     --         --           --        10.0    $  0.2
      Average contract rate                      0.665      --         --     --         --           --       0.665
      Current forward foreign exchange rate     0.6281      --         --     --         --           --      0.6281
  Pay Japanese Yens
      Notional amount in foreign currency        620.0      --         --     --         --           --       620.0    $ (1.2)
      Average contract rate                      0.008      --         --     --         --           --       0.008
      Current forward foreign exchange rate     0.0098      --         --     --         --           --      0.0098
  Pay British Pounds
      Notional amount in foreign currency           --      --         --     --         --          9.5         9.5    $ (1.8)
      Average contract rate                         --      --         --     --         --        1.980       1.980
      Current forward foreign exchange rate         --      --         --     --         --       1.6153      1.6153

Fixed Interest Liabilities Denominated
in Foreign Currencies:
  Trust instruments supported by funding
    obligations denominated in Euros                --    50.0         --     --         --           --        50.0    $ 49.6
      Current forward foreign exchange rate         --  1.0062         --     --         --           --      1.0062

Currency Swap Agreements Related
to Fixed Interest Trust Obligations:
  Pay Euros
      Notional amount in foreign currency           --    50.0         --     --         --           --        50.0    $ (2.7)
      Average contract rate                         --   1.006         --     --         --           --       1.006
      Current forward foreign exchange rate         --  1.0062         --     --         --           --      1.0062

INCOME TAXES
--------------------------------------------------------------------------------
AFC and its domestic subsidiaries (including certain non-insurance operations) file a consolidated United States federal income tax return. Entities included within the consolidated group are segregated into either a life insurance or a non-life insurance company subgroup. The consolidation of these subgroups is subject to certain statutory restrictions on the percentage of eligible non-life tax losses that can be applied to offset life company taxable income.

      The provision for federal income taxes before minority interest and discontinued operations was $2.7 million during 2000 compared to $106.9 million during 1999. These provisions resulted in consolidated effective federal tax rates of 1.3% and 22.8%, respectively. The effective tax rates for FAFLIC and AFLIAC and their non-insurance affiliates were 9.6% and 26.1% during 2000 and 1999, respectively. The decrease in the rate for FAFLIC and AFLIAC and their non-insurance affiliates primarily reflects the recognition, in the fourth quarter of 2000, of a $20.2 million tax benefit from a change in the estimate of the ultimate realizability of the dividends received deduction associated with their variable products. This amount includes $13.3 million related to deductions taken in prior years. The effective tax rates for Allmerica P&C and its subsidiaries were (12.8%) and 20.6% during 2000 and 1999, respectively. The decrease in the rate for Allmerica P&C and its subsidiaries is primarily the result of realized capital losses in 2000.

      The provision for federal income taxes before minority interest and discontinued operations was $106.9 million during 1999 compared to $56.1 million during 1998. These provisions resulted in consolidated effective federal tax rates of 22.8% and 18.7%, respectively. The effective tax rates for FAFLIC and AFLIAC and their non-insurance affiliates were 26.1% and 28.6% during 1999 and 1998, respectively. The decrease in the rate for FAFLIC and AFLIAC and their non-insurance affiliates primarily reflects changes in reserves for prior years tax liabilities. The effective tax rates for Allmerica P&C and its subsidiaries were 20.6% and 10.7% during 1999 and 1998, respectively. The increase in the rate for Allmerica P&C and its subsidiaries is primarily the result of a larger proportion of pre-tax income from realized capital gains in 1999, as well as improved underwriting results.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of business operations. As a holding company, AFC's primary source of cash is dividends from its insurance subsidiaries. However, dividend payments to AFC by its insurance subsidiaries are subject to limitations imposed by state regulators, such as the requirement that cash dividends be paid out of unreserved and unrestricted earned surplus and restrictions on the payment of "extraordinary" dividends, as defined.

      During 2000, AFC received $108.0 million of dividends from its property and casualty businesses. These funds were principally used to repurchase $104.1 million of AFC capital stock. Additional dividends from the Company's insurance subsidiaries prior to April 2001 would be considered "extraordinary" and would require prior approval from the respective state regulators.

      During 1999, AFC received $350.0 million in extraordinary dividends from its property and casualty businesses. These funds were principally used to repurchase $250.2 million of AFC capital stock and pay $39.9 million of interest expense on the Senior Debentures and Capital Securities. During the third quarter of 1999, the Company used the remaining funds from the aforementioned dividends, as well as proceeds from sales of AFC holding company investments, to fund a $125.0 million capital contribution from AFC to FAFLIC. As of July 1, 1999, FAFLIC's ownership of Allmerica P&C, as well as several non-insurance subsidiaries, were transferred from FAFLIC to AFC. Under an agreement with the Commonwealth of Massachusetts Insurance Commissioner ("the Commissioner"), AFC contributed the aforementioned $125.0 million and agreed to maintain FAFLIC's statutory surplus at specified levels during the following six years. Future capital contributions from AFC to FAFLIC may be required. In addition, any dividend from FAFLIC to AFC during 2001 would require the prior approval of the Commissioner.

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

      Net cash provided by operating activities was $159.0 million, $15.2 million and $37.9 million in 2000, 1999 and 1998, respectively. The increase in 2000 is primarily the result of approximately $86.6 million of decreased federal income tax payments, an increase in premium collections in the Risk Management segment and to the timing of settlements with reinsurance companies. The decrease in 1999 resulted primarily from the timing of premium collections in the Risk Management segment and to the timing of settlements with reinsurance companies. These decreases in cash were partially offset by cash receipts from the Company's separate accounts, as well as the absence of the 1998 payment of $30.3 million related to the Company's exit of its reinsurance pool business.

      Net cash used in investing activities was $885.2 million and $617.1 million in 2000 and 1998, respectively, while net cash provided by investing activities was $794.9 million in 1999. The $1.7 billion increase in cash used is primarily due to a $1.3 billion year over year increase in purchases of fixed maturities resulting primarily from a net increase in funding agreement deposits. In addition, the absence in 2000 of $310.0 million of equity securities sales that occurred in January 1999 contributed to the decline in cash from investing activities. The $1.4 billion increase from 1998 to 1999 primarily results from a $1.1 billion year over year decrease in net purchases of fixed maturities due to the net decline in funding agreement deposits.

      Net cash provided by financing activities was $542.5 million and $898.7 million in 2000 and 1998, respectively, as compared to cash used in financing activities of $905.0 million in 1999. The increase in cash in 2000 is primarily due to an increase in net funding agreement deposits, including trust instruments supported by funding obligations, of $1.1 billion, the absence of a $180.0 million repayment of short-term debt which occurred during the first quarter of 1999, and a $146.1 million year over year reduction in cash used for the Company's share repurchase program. The decrease in cash in 1999 compared to 1998 is primarily due to a decline in net funding agreement deposits, including trust instruments supported by funding obligations, of $1.3 billion, the use of cash to pay $180.0 million in short-term debt used to finance the aforementioned acquisition of the minority interest of Citizens Corporation, and $167.5 million year over year reduction in cash used to fund common stock repurchases.

      In the opinion of management, AFC has sufficient funds at the holding company or available through dividends from FAFLIC and Hanover, or through available credit facilities to meet its obligations to pay interest on the Senior Debentures, Capital Securities and dividends, when and if declared by the Board of Directors, on the common stock. On July 25, 2000, the Board of Directors declared an annual dividend of $0.25 per share on the issued and outstanding common stock of the Company, payable November 15, 2000 to shareholders of record at the close of business on November 1, 2000. Whether the Company will pay dividends in the future depends upon the costs of administration as compared to the benefits conferred, and upon the earnings and financial condition of AFC.

      Based on current trends, the Company expects to continue to generate sufficient positive operating cash to meet all short-term and long-term cash requirements. The Company maintains a high degree of liquidity within the investment portfolio in fixed maturity investments, common stock and short-term investments. AFC has $150.0 million available under a committed syndicated credit agreement which expires on May 28, 2001. Borrowings under this agreement are unsecured and incur interest at a rate per annum equal to, at the Company's option, a designated base rate or the eurodollar rate plus applicable margin. At December 31, 2000, no amounts were outstanding under this agreement. The Company had $56.6 million of commercial paper borrowings outstanding at December 31, 2000. These borrowings are used in connection with the Company's premium financing business, which is included in the Risk Management segment.

CONTINGENCIES
--------------------------------------------------------------------------------
The Company's insurance subsidiaries are routinely engaged in various legal proceedings arising in the normal course of business, including claims for punitive damages. Additional information on other litigation and claims may be found in Note 21 "Commitments and Contingencies - Litigation" to the consolidated financial statements. In the opinion of management, none of such contingencies are expected to have a material effect on the Company's consolidated financial position, although it is possible that the results of operations in a particular quarter or annual period could be materially affected by an unfavorable outcome.

RECENT DEVELOPMENTS
--------------------------------------------------------------------------------
The Company recognized a net benefit from its employee pension plans of $12.5 million in 2000. In 1999 and 1998, the Company recognized net expenses of $0.9 million and $3.7 million, respectively, related to these plans. The benefit or expense related to the pension plans results from several factors, including changes in the market value of plan assets, interest rates and employee compensation levels. The net benefit in 2000 primarily reflects increases in the market value of plan assets in prior years. In 2001, management does not expect a similar benefit from its pension plans, primarily due to a decline in the market value of plan assets in 2000.

      In January 2001, AFC agreed to sell its defined contribution business to Minnesota Life Insurance Company. This business is comprised of approximately 600 employer-sponsored pension plans for which FAFLIC provides a variety of general and separate account options as well as administration. The transaction, which is subject to regulatory approval, is scheduled to close July 1, 2001 and is not expected to have a material effect on the Company's results of operations or its financial position.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which establishes accounting and reporting standards for derivative instruments. Statement No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the type of hedge transaction. For fair value hedge transactions in which the Company is hedging changes in an asset's, liability's or firm commitment's fair value, changes in the fair value of the derivative instruments will generally be offset in the income statement by changes in the hedged item's fair value. For cash flow hedge transactions, in which the Company is hedging the variability of cash flows related to a variable rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. To the extent any hedges are determined to be ineffective, all or a portion of the change in value of the derivative will be recognized currently in earnings. This statement is effective for fiscal years beginning after June 15, 2000. The adoption of Statement No. 133 did not have a material effect on the Company's results of operations or its financial position.

FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
The Company wishes to caution readers that the following important factors, among others, in some cases have affected and in the future could affect, the Company's actual results and could cause the Company's actual results for 2001 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. When used in the MD&A discussion, the words "believes", "anticipates", "expects" and similar expressions are intended to identify forward looking statements. See "Important Factors Regarding Forward-Looking Statements" filed as Exhibit 99-2 to the Company's Annual Report on Form 10-K for the period ended December 31, 2000.

      Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include among others, the following possibilities: (i) adverse catastrophe experience and severe weather; (ii) adverse loss development for events the Company insured in prior years or adverse trends in mortality and morbidity; (iii) heightened competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors, or as the result of consolidation within the financial services industry and the entry of additional financial institutions into the insurance industry; (iv) adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates, limitations on the ability to manage care and utilization, and tax treatment of insurance and annuity products, as well as continued compliance with state and federal regulations; (v) changes in interest rates causing a reduction of investment income or in the market value of interest rate sensitive investments;
(vi) failure to obtain new customers, retain existing customers or reductions in policies in force by existing customers; (vii) difficulties in recruiting new or retaining existing career agents, wholesalers and partnership relations to support the sale of variable products; (viii) higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures; (ix) loss or retirement of key executives; (x) increases in medical costs, including increases in utilization, costs of medical services, pharmaceuticals, durable medical equipment and other covered items; (xi) changes in the Company's liquidity due to changes in asset and liability matching; (xii) restrictions on insurance underwriting, based on genetic testing and other criteria; (xiii) adverse changes in the ratings obtained from independent rating agencies, such as Moody's, Standard and Poor's, and A.M. Best; (xiv) lower appreciation on or decline in value of the Company's managed investments or the investment markets in general, resulting in reduced variable products sales, assets and related fees and increased surrenders; (xv) possible claims relating to sales practices for insurance products; (xvi) failure of a reinsurer of the Company's policies to pay its liabilities under reinsurance contracts; (xvii) earlier than expected withdrawals from the Company's general account annuities, GICs (including funding agreements), and other insurance products; (xviii) changes in the mix of assets comprising the Company's investment portfolio and the fluctuation of the market value of such assets; (xix) losses resulting from the Company's participation in certain reinsurance pools; (xx) adverse results of regulatory audits related to the Company's prior years' federal income tax filings; (xxi) losses due to foreign currency fluctuations, and (xxii) the inability to realize expense savings and enhanced revenues from restructuring initiatives.

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

[PRICEWATERHOUSECOOPERS LOGO]

To the Board of Directors and Shareholders of Allmerica Financial Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Allmerica Financial Corporation and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


  /s/ PricewaterhouseCoopers LLP
  Boston, Massachusetts
  February 1, 2001

--------------------------------------------------------------------------------
MANAGEMENT REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING
--------------------------------------------------------------------------------

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


/s/ John F. O'Brien

John F. O'Brien
President and Chief Executive Officer


/s/ Edward J. Parry, III

Edward J. Parry, III
Vice President, Chief Financial Officer and Principal Accounting Officer

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31                                                              2000        1999        1998
-------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues
  Premiums                                                                               $2,068.9    $1,950.5    $1,970.6
  Universal life and investment product policy fees                                         421.1       359.3       296.6
  Net investment income                                                                     591.9       615.7       604.4
  Net realized investment (losses) gains                                                   (135.3)       91.0        59.2
  Other income                                                                              141.3       128.7       103.2
-------------------------------------------------------------------------------------------------------------------------
      Total revenues                                                                      3,087.9     3,145.2     3,034.0
-------------------------------------------------------------------------------------------------------------------------

Benefits, Losses and Expenses
  Policy benefits, claims, losses and loss adjustment expenses                            1,889.3     1,770.7     1,804.0
  Policy acquisition expenses                                                               454.5       429.9       449.6
  Sales practice litigation                                                                    --          --        31.0
  Restructuring costs                                                                        20.7        (1.9)        9.0
  Other operating expenses                                                                  504.8       478.5       440.3
-------------------------------------------------------------------------------------------------------------------------
      Total benefits, losses and expenses                                                 2,869.3     2,677.2     2,733.9
-------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before federal income taxes                               218.6       468.0       300.1
-------------------------------------------------------------------------------------------------------------------------
Federal income tax expense (benefit):
  Current                                                                                     1.2        88.1        72.5
  Deferred                                                                                    1.5        18.8       (16.4)
-------------------------------------------------------------------------------------------------------------------------
      Total federal income tax expense                                                        2.7       106.9        56.1
-------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before minority interest                                  215.9       361.1       244.0
Minority interest:
  Distributions on mandatorily redeemable preferred securities of a subsidiary
    trust holding solely junior subordinated debentures of the Company                      (16.0)      (16.0)      (16.0)
  Equity in earnings                                                                           --          --       (13.3)
-------------------------------------------------------------------------------------------------------------------------
Total minority interest                                                                     (16.0)      (16.0)      (29.3)
-------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                                           199.9       345.1       214.7
-------------------------------------------------------------------------------------------------------------------------
  Loss from operations of discontinued business (less applicable income tax benefit of
    $10.1 and $7.0 for the years ended December 31, 1999 and 1998, respectively)               --       (18.8)      (13.5)
  Loss on disposal of group life and health business, including provision of $72.2 for operating losses during phase-out period for the year ended December 31, 1999
    (less applicable income tax benefit of $16.4)                                              --       (30.5)         --
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                               $  199.9    $  295.8    $  201.2
=========================================================================================================================

Earnings per common share:
Basic:
  Income from continuing operations                                                      $   3.75    $   6.27    $   3.59
  Loss from operations of discontinued business (less applicable income tax benefit
    of $0.19 and $0.12 for the years ended December 31, 1999 and 1998, respectively)           --       (0.34)      (0.23)
  Loss on disposal of group life and health business, including provision of $1.31 for operating losses during phase-out period for the year ended December 31, 1999
    (less applicable income tax benefit of $0.30)                                              --       (0.55)         --
-------------------------------------------------------------------------------------------------------------------------
  Net income per share                                                                   $   3.75    $   5.38    $   3.36
  Weighted average shares outstanding                                                        53.3        55.0        59.9
-------------------------------------------------------------------------------------------------------------------------

Diluted:
  Income from continuing operations                                                      $   3.70    $   6.21    $   3.56
  Loss from operations of discontinued business (less applicable income tax benefit
    of $0.19 and $0.12 for the years ended December 31, 1999 and 1998, respectively)           --       (0.33)      (0.23)
  Loss on disposal of group life and health business, including provision of $1.30 for operating losses during phase-out period for the year ended December 31, 1999
    (less applicable income tax benefit of $0.29)                                              --       (0.55)         --
-------------------------------------------------------------------------------------------------------------------------
  Net income per share                                                                   $   3.70    $   5.33    $   3.33
  Weighted average shares outstanding                                                        54.0        55.5        60.3
=========================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

DECEMBER 31                                                                              2000        1999
-----------------------------------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)
Assets
  Investments:
    Fixed maturities-at fair value (amortized cost of $7,753.3 and $7,095.0)         $ 7,720.5    $ 6,933.8
    Equity securities-at fair value (cost of $60.0 and $49.5)                             85.5         83.2
    Mortgage loans                                                                       472.7        521.2
    Policy loans                                                                         189.6        170.5
    Other long-term investments                                                          193.2        180.0
-----------------------------------------------------------------------------------------------------------
      Total investments                                                                8,661.5      7,888.7
-----------------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                                              279.2        442.2
  Accrued investment income                                                              140.8        134.7
  Premiums, accounts and notes receivable, net                                           617.2        583.5
  Reinsurance receivable on paid and unpaid losses, benefits and unearned premiums     1,423.3      1,279.9
  Deferred policy acquisition costs                                                    1,597.2      1,386.8
  Deferred federal income taxes                                                          102.3        141.7
  Other assets                                                                           561.1        510.2
  Closed Block assets                                                                    768.0        772.3
  Separate account assets                                                             17,437.4     17,629.6
-----------------------------------------------------------------------------------------------------------
      Total assets                                                                   $31,588.0    $30,769.6
===========================================================================================================

Liabilities
  Policy liabilities and accruals:
    Future policy benefits                                                           $ 2,907.2    $ 2,825.0
    Outstanding claims, losses and loss adjustment expenses                            2,875.2      2,838.6
    Unearned premiums                                                                    981.6        890.2
    Contractholder deposit funds and other policy liabilities                          2,080.1      2,041.0
-----------------------------------------------------------------------------------------------------------
      Total policy liabilities and accruals                                            8,844.1      8,594.8
-----------------------------------------------------------------------------------------------------------
  Expenses and taxes payable                                                             767.8        795.5
  Reinsurance premiums payable                                                           122.3         73.0
  Trust instruments supported by funding obligations                                     621.5         50.6
  Short-term debt                                                                         56.6         45.0
  Long-term debt                                                                         199.5        199.5
  Closed Block liabilities                                                               829.7        842.1
  Separate account liabilities                                                        17,437.4     17,628.9
-----------------------------------------------------------------------------------------------------------
      Total liabilities                                                               28,878.9     28,229.4
-----------------------------------------------------------------------------------------------------------
  Mandatorily redeemable preferred securities of a subsidiary trust holding solely
    junior subordinated debentures of the Company                                        300.0        300.0
-----------------------------------------------------------------------------------------------------------
  Commitments and contingencies (Notes 16 and 21)

Shareholders' Equity
  Preferred stock, $0.01 par value, 20.0 million shares authorized, none issued             --           --
  Common stock, $0.01 par value, 300.0 million shares authorized, 60.4 million
    shares issued                                                                          0.6          0.6
  Additional paid-in capital                                                           1,765.3      1,770.5
  Accumulated other comprehensive loss                                                    (5.2)       (75.3)
  Retained earnings                                                                    1,068.7        882.2
  Treasury stock at cost (7.7 and 6.2 million shares)                                   (420.3)      (337.8)
-----------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                                           2,409.1      2,240.2
-----------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                                         $31,588.0    $30,769.6
===========================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31                                            2000        1999        1998
-------------------------------------------------------------------------------------------------------
(IN MILLIONS)
Preferred Stock                                                        $     --    $     --    $     --
-------------------------------------------------------------------------------------------------------

Common Stock
  Balance at beginning and end of year                                      0.6         0.6         0.6
-------------------------------------------------------------------------------------------------------

Additional Paid-In Capital
  Balance at beginning of year                                          1,770.5     1,768.8     1,755.0
  Issuance of common stock                                                  0.6         1.1        11.4
  Unearned compensation related to restricted stock and other              (5.8)        0.6         2.4
-------------------------------------------------------------------------------------------------------
  Balance at end of year                                                1,765.3     1,770.5     1,768.8
-------------------------------------------------------------------------------------------------------

Accumulated Other Comprehensive (Loss) Income
  Net Unrealized (Depreciation) Appreciation on Investments:
  Balance at beginning of year                                            (75.3)      180.5       217.9
  Appreciation (depreciation) during the period:
    Net appreciation (depreciation) on available-for-sale securities      107.9      (393.8)      (82.7)
    (Provision) benefit for deferred federal income taxes                 (37.8)      138.0        28.8
    Minority interest                                                        --          --        16.5
-------------------------------------------------------------------------------------------------------
                                                                           70.1      (255.8)      (37.4)
-------------------------------------------------------------------------------------------------------
  Balance at end of year                                                   (5.2)      (75.3)      180.5
-------------------------------------------------------------------------------------------------------

Retained Earnings
  Balance at beginning of year                                            882.2       599.9       407.8
  Net income                                                              199.9       295.8       201.2
  Dividends to shareholders                                               (13.4)      (13.5)       (9.1)
-------------------------------------------------------------------------------------------------------
  Balance at end of year                                                1,068.7       882.2       599.9
-------------------------------------------------------------------------------------------------------

Treasury Stock
  Balance at beginning of year                                           (337.8)      (91.2)         --
  Shares purchased at cost                                               (105.0)     (252.8)      (91.2)
  Shares reissued at cost                                                  22.5         6.2          --
-------------------------------------------------------------------------------------------------------
  Balance at end of year                                                 (420.3)     (337.8)      (91.2)
-------------------------------------------------------------------------------------------------------

  Total shareholders' equity                                           $2,409.1    $2,240.2    $2,458.6
=======================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31                                         2000       1999       1998
--------------------------------------------------------------------------------------------------
(IN MILLIONS)
Net income                                                           $ 199.9    $ 295.8    $ 201.2
--------------------------------------------------------------------------------------------------
Other comprehensive income (loss):
  Net appreciation (depreciation) on available for sale securities     107.9     (393.8)     (82.7)
  (Provision) benefit for deferred federal income taxes                (37.8)     138.0       28.8
  Minority interest                                                       --         --       16.5
--------------------------------------------------------------------------------------------------
    Other comprehensive income (loss)                                   70.1     (255.8)     (37.4)
--------------------------------------------------------------------------------------------------
Comprehensive income                                                 $ 270.0    $  40.0    $ 163.8
==================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31                                                            2000         1999         1998
-------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS)
Cash Flows From Operating Activities
  Net Income                                                                          $   199.9    $   295.8    $   201.2
  Adjustments to reconcile net income to net cash provided by operating activities:
    Minority interest                                                                        --           --         13.3
    Net realized investment losses (gains)                                                140.7        (90.4)       (61.0)
    Net amortization and depreciation                                                      22.8         34.2         21.9
    Deferred federal income taxes                                                           1.5         18.8        (16.4)
    Loss on disposal of group life and health business                                       --         30.5           --
    Loss from exiting reinsurance pools                                                      --           --         25.3
    Sales practice litigation expense                                                        --           --         31.0
    Payment related to exiting reinsurance pools                                             --           --        (30.3)
    Change in deferred acquisition costs                                                 (227.6)      (183.8)      (185.8)
    Change in premiums and notes receivable, net of reinsurance payable                    15.8        (50.2)        56.7
    Change in accrued investment income                                                    (6.7)         7.7           --
    Change in policy liabilities and accruals, net                                        172.4         28.7        168.1
    Change in reinsurance receivable                                                     (143.1)      (143.8)      (115.4)
    Change in expenses and taxes payable                                                  (21.6)        29.6          9.1
    Separate account activity, net                                                          0.7          5.3        (48.5)
    Other, net                                                                              4.2         32.8        (31.3)
-------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                             159.0         15.2         37.9
Cash Flows From Investing Activities
  Proceeds from disposals and maturities of available-for-sale fixed maturities         3,024.8      2,996.5      1,970.6
  Proceeds from disposals of equity securities                                             15.1        424.3        285.3
  Proceeds from disposals of other investments                                             48.5         31.4        120.8
  Proceeds from mortgages matured or collected                                            116.2        128.2        171.2
  Purchase of available-for-sale fixed maturities                                      (3,844.3)    (2,527.3)    (2,566.2)
  Purchase of equity securities                                                           (19.8)       (78.9)      (119.9)
  Purchase of other investments                                                          (147.2)      (140.7)      (274.4)
  Capital expenditures                                                                    (13.7)       (30.1)       (22.3)
  Purchase of company owned life insurance                                                (64.9)          --           --
  Purchase of minority interest in Citizens Corporation                                      --           --       (195.9)
  Purchase of Financial Profiles, Inc.                                                       --           --        (13.0)
  Other investing activities, net                                                           0.1         (8.5)        26.7
-------------------------------------------------------------------------------------------------------------------------
    Net cash (used in) provided by investing activities                                  (885.2)       794.9       (617.1)
Cash Flows From Financing Activities
  Deposits and interest credited to contractholder deposit funds                          990.3      1,514.6      1,419.2
  Withdrawals from contractholder deposit funds                                          (936.7)    (2,037.5)      (625.0)
  Change in trust instruments supported by funding obligations                            570.9         50.6           --
  Change in short-term debt                                                                11.6       (176.3)       188.3
  Change in long-term debt                                                                   --           --         (2.6)
  Dividends paid to shareholders                                                          (13.4)       (13.5)        (9.9)
  Net proceeds from issuance of common stock                                                0.6          1.1         11.4
  Treasury stock purchased at cost                                                       (104.1)      (250.2)       (82.7)
  Treasury stock reissued at cost                                                          23.3          6.2           --
-------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                                   542.5       (905.0)       898.7
-------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                                  (183.7)       (94.9)       319.5
Net change in cash held in the Closed Block                                                20.7        (13.2)        15.7
Cash and cash equivalents, beginning of year                                              442.2        550.3        215.1
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                                $   279.2    $   442.2    $   550.3
=========================================================================================================================

Supplemental Cash Flow Information
  Interest payments                                                                   $    21.6    $    19.9    $    21.6
  Income tax net (refunds) payments                                                   $    (8.8)   $    77.8    $   133.5
-------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

-------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

One
--------------------------------------------------------------------------------
Summary of Significant Accounting Policies

A. Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Allmerica Financial Corporation ("AFC" or the "Company") include the accounts of First Allmerica Financial Life Insurance Company ("FAFLIC"); its wholly-owned life insurance subsidiary, Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"); non-insurance subsidiaries (principally brokerage and investment advisory services); Allmerica Asset Management, Inc. ("AAM", a wholly-owned non-insurance subsidiary of AFC); Allmerica Property & Casualty Companies, Inc. ("Allmerica P&C", a wholly-owned non-insurance subsidiary of AAM through December 31, 2000); The Hanover Insurance Company ("Hanover", a wholly-owned subsidiary of Allmerica P&C through December 31, 2000); Citizens Corporation (a wholly-owned subsidiary of Hanover through December 31, 2000); and Citizens Insurance Company of America ("Citizens", a wholly-owned subsidiary of Citizens Corporation through December 31, 2000). On December 31, 2000, the Company dissolved Allmerica P&C and Citizens Corporation and transferred subsidiaries of Allmerica P&C to AAM and transferred subsidiaries of Citizens Corporation to Hanover. The Closed Block (See Note 1B) assets and liabilities and its results of operations are presented in the consolidated financial statements as single line items. Unless specifically stated, all disclosures contained herein supporting the consolidated financial statements exclude the Closed Block related amounts. All significant intercompany accounts and transactions have been eliminated.

     On or about December 3, 1998, the Company acquired all of the outstanding common stock of Citizens Corporation (formerly an 82.5% owned non-insurance subsidiary of Hanover) in exchange for cash of $195.9 million. The acquisition has been recognized as a purchase. The minority interest acquired totaled $158.5 million. A total of $40.8 million representing the excess of the purchase price over the fair values of the net assets acquired, net of deferred taxes, has been allocated to goodwill and is being amortized over a 40-year period.

     The financial statements reflect minority interest in Citizens Corporation, and its wholly-owned subsidiary, Citizens, of approximately 16.8%. Minority interest also includes distributions on mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the Company.

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

B. Closed Block

FAFLIC established and began operating a closed block (the "Closed Block") for the benefit of the participating policies included therein, consisting of certain individual life insurance participating policies, individual deferred annuity contracts and supplementary contracts not involving life contingencies which were in force as of FAFLIC's demutualization on October 16, 1995; such policies constitute the "Closed Block Business". The purpose of the Closed Block is to protect the policy dividend expectations of such FAFLIC dividend paying policies and contracts. Unless the Commonwealth of Massachusetts Insurance Commissioner consents to an earlier termination, the Closed Block will continue to be in effect until the date none of the Closed Block policies are in force. FAFLIC allocated to the Closed Block assets in an amount that is expected to produce cash flows which, together with future revenues from the Closed Block Business, are reasonably sufficient to support the Closed Block Business, including provision for payment of policy benefits, certain future expenses and taxes and for continuation of policyholder dividend scales payable in 1994 so long as the experience underlying such dividend scales continues. The Company expects that the factors underlying such experience will fluctuate in the future and policyholder dividend scales for Closed Block Business will be set accordingly.

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

     If the actual income from the Closed Block in any given period equals or exceeds the expected income for such period as determined at the inception of the Closed Block, the expected income would be recognized in income for that period. Further, cumulative actual Closed Block income in excess of the expected income would not inure to the shareholders and would be recorded as an additional liability for policyholder dividend obligations. This accrual for future dividends effectively limits the actual Closed Block income recognized in income to the Closed Block income expected to emerge from operation of the Closed Block as determined at inception.

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

C. Valuation of Investments

In accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", ("Statement No. 115"), the Company is required to classify its investments into one of three categories: held-to-maturity, available-for-sale or trading. The Company determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

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

     As of December 31, 2000, there were no real estate properties in the Company's investment portfolio. Real estate held at December 31, 1999 was carried at the estimated fair value less costs of disposal. Depreciation was not recorded on these assets while they were held for disposal.

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

F. Deferred Policy Acquisition Costs

Acquisition costs consist of commissions, underwriting costs and other costs, which vary with, and are primarily related to, the production of revenues. Property and casualty insurance business acquisition costs are deferred and amortized over the terms of the insurance policies. Acquisition costs related to universal life products, variable annuities and contractholder deposit funds are deferred and amortized in proportion to total estimated gross profits from investment yields, mortality, surrender charges and expense margins over the expected life of the contracts. This amortization is reviewed periodically and adjusted retrospectively when the Company revises its estimate of current or future gross profits to be realized from this group of products, including realized and unrealized gains and losses from investments. Acquisition costs related to fixed annuities and other life insurance products are deferred and amortized, generally in proportion to the ratio of annual revenue to the estimated total revenues over the contract periods based upon the same assumptions used in estimating the liability for future policy benefits.

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

H. Separate Accounts

Separate account assets and liabilities represent segregated funds administered and invested by the Company for the benefit of certain pension, variable annuity and variable life insurance contractholders. Assets consist principally of bonds, common stocks, mutual funds, and short-term obligations at market value. The investment income and gains and losses of these accounts generally accrue to the contractholders and, therefore, are not included in the Company's net income. Appreciation and depreciation of the Company's interest in the separate accounts, including undistributed net investment income, is reflected in shareholders' equity or net investment income.

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

     Deferred income taxes are generally recognized when assets and liabilities have different values for financial statement and tax reporting purposes, and for other temporary taxable and deductible differences as defined by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement No. 109").These differences result primarily from loss and LAE reserves, policy reserves, policy acquisition expenses and unrealized appreciation or depreciation on investments.

L. New Accounting Pronouncements

In December 2000, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 00-3, "Accounting by Insurance Enterprises for Demutualization and Formations of Mutual Insurance Holding Companies and For Certain Long-Duration Participating Contracts" ("SoP No. 00-3"). SoP No. 00-3 requires that closed block assets, liabilities, revenues and expenses be displayed together with all other assets, liabilities, revenues and expenses of the insurance enterprise based on the nature of the particular item, with appropriate disclosures relating to the closed block. In addition, the SoP provides guidance on the accounting for participating contracts issued before and after the date of demutualization, recording of closed block earnings and related policyholder dividend liabilities, and the accounting treatment for expenses and equity balances at the date of demutualization. This statement is effective for fiscal years beginning after December 15, 2000. The adoption of SoP No. 00-3 did not have a material impact on the Company's financial position or results of operations.

     In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44" or "the Interpretation"). FIN 44 clarifies the application of APB Opinion No. 25 regarding the definition of employee, the criteria for determining a noncompensatory plan, the accounting for changes to the terms of a previously fixed stock option or award, the accounting for an exchange of stock compensation awards in a business combination, and other stock compensation related issues. FIN 44 became effective July 1, 2000 with respect to new awards, modifications to outstanding awards, and changes in grantee status that occur on or after that date. In addition, the Interpretation covers certain events occurring between December 16, 1998 and the July effective date, as well as certain other events occurring between January 13, 2000 and the July effective date. To the extent that applicable events occurred in those periods, the effects of applying the Interpretation are recognized on a prospective basis beginning July 1, 2000. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which establishes accounting and reporting standards for derivative instruments. Statement No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the type of hedge transaction. For fair value hedge transactions in which the Company is hedging changes in an asset's, liability's or firm commitment's fair value, changes in the fair value of the derivative instruments will generally be offset in the income statement by changes in the hedged item's fair value. For cash flow hedge transactions, in which the Company is hedging the variability of cash flows related to a variable rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. To the extent any hedges are determined to be ineffective, all or a portion of the change in value of the derivative will be recognized currently in earnings. This statement is effective for fiscal years beginning after June 15, 2000. The adoption of Statement No. 133 did not have a material impact on the Company's results of operation or financial position.

     In December 1997, the AICPA issued Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" ("SoP No. 97-3"). SoP No. 97-3 provides guidance on when a liability should be recognized for guaranty fund and other assessments and how to measure the liability. This statement allows for the discounting of the liability if the amount and timing of the cash payments are fixed and determinable. In addition, it provides criteria for when an asset may be recognized for a portion or all of the assessment liability or paid assessment that can be recovered through premium tax offsets or policy surcharges. This statement became effective for fiscal years beginning after December 15, 1998. The adoption of SoP No. 97-3 did not have a material effect on the results of operations or financial position of the Company.

M. Earnings Per Share

Earnings per share ("EPS") for the years ended December 31, 2000, 1999, and 1998 are based on a weighted average of the number of shares outstanding during each year. The Company's EPS is based on net income for both basic and diluted earnings per share. The weighted average shares outstanding which were utilized in the calculation of basic earnings per share differ from the weighted average shares outstanding used in the calculation of diluted earnings per share due to the effect of dilutive employee stock options and nonvested stock grants.

     Options to purchase shares of common stock whose exercise prices are greater than the average market price of the common shares are not included in the computation of diluted earnings per share because the effect would be antidilutive.

N. Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Two
--------------------------------------------------------------------------------
Discontinued Operations

During the second quarter of 1999, the Company approved a plan to exit its group life and health insurance business, consisting of its Employee Benefit Services ("EBS") business, its Affinity Group Underwriters ("AGU") business and its accident and health assumed reinsurance pool business ("reinsurance pool business"). During the third quarter of 1998, the Company ceased writing new premiums in the reinsurance pool business, subject to certain contractual obligations. Prior to 1999, these businesses comprised substantially all of the former Corporate Risk Management Services segment. Accordingly, the operating results of the discontinued segment, including its reinsurance pool business, have been reported in the Consolidated Statements of Income as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB Opinion No. 30"). In the third quarter of 1999, the operating results from the discontinued segment were adjusted to reflect the recording of additional reserves related to accident claims from prior years. The Company also recorded a $30.5 million loss, net of taxes, on the disposal of this segment, consisting of after tax losses from the run-off of the group life and health business of approximately $46.9 million, partially offset by net proceeds from the sale of the EBS business of approximately $16.4 million. Subsequent to a measurement date of June 30, 1999, approximately $18.6 million of the aforementioned $46.9 million loss has been generated from the operations of the discontinued business.

     In March of 2000, the Company transferred its EBS business to Great-West Life and Annuity Insurance Company of Denver and received consideration of approximately $22 million, based on renewal rights for existing policies. Additional consideration may be received in 2001, based on premium in force as of March 2001. However, the Company retained policy liabilities estimated at $153.0 million at December 31, 2000 related to this business.

     As permitted by APB Opinion No. 30, the Consolidated Balance Sheets have not been segregated between continuing and discontinued operations. At December 31, 2000 and 1999, the discontinued segment had assets of approximately $497.9 million and $536.2 million, respectively, consisting primarily of invested assets, premiums and fees receivable, and reinsurance recoverables, and liabilities of approximately $460.0 million and $485.9 million, respectively, consisting primarily of policy liabilities. Revenues for the discontinued operations were $207.7 million, $367.0 million and $398.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.

Three
--------------------------------------------------------------------------------
Significant Transactions

As of December 31, 2000, the Company has repurchased approximately $436.3 million, or approximately 7.9 million shares, of its common stock under programs authorized by the Board of Directors (the "Board"). The Company repurchased approximately 1.9 million shares at a cost of approximately $103.4 million in 2000 while share repurchases were approximately 4.5 million at a cost of approximately $250.2 million in 1999. As of December 31, 2000, the Board had authorized total stock repurchases of $500.0 million, leaving approximately $63.7 million available to the Company for future repurchases.

     During the second quarter of 2000, the Company adopted a formal company-wide restructuring plan. This plan is the result of a corporate initiative that began in the fall of 1999, intended to reduce expenses and enhance revenues. This plan consists of various initiatives including a series of internal reorganizations, consolidations in home office operations, consolidations in field offices, changes in distribution channels and product changes. As a result of the Company's restructuring plan, it recognized a pre-tax charge of $21.4 million during 2000 as reflected in restructuring costs in the Consolidated Statements of Income. Approximately $5.7 million of this charge relates to severance and other employee related costs resulting from the elimination of approximately 360 positions, of which 213 employees have been terminated as of December 31, 2000. All levels of employees, from staff to senior management, were affected by the restructuring. In addition, approximately $15.7 million of this charge relates to other restructuring costs, consisting of onetime project costs, lease cancellations and the present value of idle leased space. As of December 31, 2000, the Company has made payments of approximately $16.4 million related to this restructuring plan, of which approximately $3.9 million relates to severance and other employee related costs.

     Effective January 1, 1999, the Company entered into a whole account aggregate excess of loss reinsurance agreement, which provides coverage for the 1999 accident year for the Company's property and casualty business. The program covered losses and allocated loss adjustment expenses, including those incurred but not yet reported, in excess of a specified whole account loss and allocated LAE ratio. The annual coverage limit for losses and allocated LAE is $150.0 million. The effect of this agreement on results of operations in each reporting period is based on losses and allocated LAE ceded, reduced by a sliding scale premium of 50.0-67.5% depending on the size of the loss, and increased by a ceding commission of 20.0% of ceded premium. In addition, net investment income is reduced for amounts credited to the reinsurer. As a result of this agreement, the Company recognized net benefits of $9.8 million and $15.9 million for the years ended December 31, 2000 and 1999, respectively, based on estimates of losses and allocated loss adjustment expenses for accident year 1999.

     On October 29, 1998, the Company announced that it had adopted a formal restructuring plan for its Risk Management segment. As a result of this restructuring initiative, the Company recognized a pre-tax loss of $9.0 million in 1998. This loss was reduced by $1.9 million and $0.7 million during 1999 and 2000, respectively. The $1.9 million reduction resulted from the reinstatement of 66 positions, whereas the $0.7 million reduction resulted from anticipated idle lease space subsequently utilized. Payments of approximately $0.7 million, $4.7 million and $0.1 million have been made by the Company in 2000, 1999 and 1998, respectively.

     Effective July 1, 1998, the Company entered into a reinsurance agreement that cedes current and future underwriting losses, including unfavorable development of prior year reserves, up to a $40.0 million maximum, relating to the Company's reinsurance pool business. These pools consist primarily of the Company's assumed stop loss business, small group managed care pools, long-term disability and long-term care pools, student accident and special risk business. The agreement is consistent with management's decision to exit this line of business. As a result of this transaction, the Company recognized a $25.3 million pre-tax loss in the third quarter of 1998. This loss is reported as part of the discontinued operations of the Company.

Four
--------------------------------------------------------------------------------
Investments

A. Summary of Investments

The Company accounts for its investments, all of which are classified as available-for-sale, in accordance with the provisions of Statement No. 115.

     The amortized cost and fair value of available-for-sale fixed maturities and equity securities were as follows:

DECEMBER 31                                            2000
--------------------------------------------------------------------------------
(IN MILLIONS)

                                                   GROSS        GROSS
                                  AMORTIZED   UNREALIZED   UNREALIZED       FAIR
                                    COST(1)        GAINS       LOSSES      VALUE

U.S. Treasury securities
  and U.S. government
  and agency securities            $   83.6     $    3.9     $    1.6   $   85.9
States and political
  subdivisions                      1,966.7         87.9         36.1    2,018.5
Foreign governments                    52.1          2.6          0.8       53.9
Corporate fixed
  maturities                        5,071.9        119.4        223.6    4,967.7
Mortgage-backed
  securities                          579.0         18.3          2.8      594.5
--------------------------------------------------------------------------------
Total fixed maturities             $7,753.3     $  232.1     $  264.9   $7,720.5
================================================================================
Equity securities                  $   60.0     $   32.7     $    7.2   $   85.5
================================================================================

DECEMBER 31                                            1999
--------------------------------------------------------------------------------
(IN MILLIONS)

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
================================================================================

(1) Amortized cost for fixed maturities and cost for equity securities

In connection with AFLIAC's voluntary withdrawal of its license in New York, AFLIAC agreed with the New York Department of Insurance to maintain, through a custodial account in New York, a security deposit, the market value of which will at all times equal 102% of all outstanding liabilities of AFLIAC for New York policyholders, claimants and creditors. At December 31, 2000, the amortized cost and market value of these assets on deposit in New York were $186.7 million and $189.8 million, respectively. At December 31, 1999, the amortized cost and market value of these assets on deposit were $196.4 million and $193.0 million, respectively. In addition, fixed maturities, excluding those securities on deposit in New York, with an amortized cost of $115.8 million and $112.7 million were on deposit with various state and governmental authorities at December
31, 2000 and 1999, respectively.

     There were no contractual fixed maturity investment commitments at December 31, 2000.

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

DECEMBER 31                                                         2000
--------------------------------------------------------------------------------
(IN MILLIONS)

                                                          AMORTIZED         FAIR
                                                               COST        VALUE

Due in one year or less                                    $  422.4     $  417.5
Due after one year through five years                       3,055.2      2,998.4
Due after five years through ten years                      1,933.3      1,883.1
Due after ten years                                         2,342.4      2,421.5
--------------------------------------------------------------------------------
Total                                                      $7,753.3     $7,720.5
================================================================================

Unrealized gains and losses on available-for-sale and other securities, are summarized as follows:

FOR THE YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------
(IN MILLIONS)

                                                           EQUITY
                                              FIXED    SECURITIES
2000                                     MATURITIES   AND OTHER(1)        TOTAL

Net (depreciation) appreciation,
  beginning of year                         $ (97.0)      $  21.7       $ (75.3)
--------------------------------------------------------------------------------
Net appreciation (depreciation)
  on available-for-sale securities            144.6          (0.6)        144.0
Net depreciation from the effect on
  deferred policy acquisition costs
  and on policy liabilities                   (36.1)           --         (36.1)
(Provision) benefit for deferred
  federal income taxes                        (38.0)          0.2         (37.8)
--------------------------------------------------------------------------------
                                               70.5          (0.4)         70.1
--------------------------------------------------------------------------------
Net (depreciation) appreciation,
  end of year                               $ (26.5)      $  21.3       $  (5.2)
================================================================================

1999

Net appreciation, beginning of year         $  81.9       $  98.6       $ 180.5
--------------------------------------------------------------------------------
Net depreciation on
  available-for-sale securities              (352.7)       (119.6)       (472.3)
Net appreciation from the effect on
  deferred policy acquisition costs
  and on policy liabilities                    78.5            --          78.5
Benefit for deferred federal
  income taxes                                 95.3          42.7         138.0
--------------------------------------------------------------------------------
                                             (178.9)        (76.9)       (255.8)
--------------------------------------------------------------------------------
Net (depreciation) appreciation,
  end of year                               $ (97.0)      $  21.7       $ (75.3)
================================================================================

1998

Net appreciation, beginning of year         $ 133.3       $  84.6       $ 217.9
--------------------------------------------------------------------------------
Net depreciation on
  available-for-sale securities              (108.8)         (1.5)       (110.3)
Purchased minority interest related
  to the acquisition of minority
  interest in Citizens                         10.7          10.7          21.4
Net appreciation from the effect on
  deferred policy acquisition costs
  and on policy liabilities                     6.2            --           6.2
Benefit for deferred federal
  income taxes and minority interest           40.5           4.8          45.3
--------------------------------------------------------------------------------
                                              (51.4)         14.0         (37.4)
--------------------------------------------------------------------------------
Net appreciation, end of year               $  81.9       $  98.6       $ 180.5
================================================================================

(1) Includes net appreciation (depreciation) on other investments of $1.8 million, $(5.1) million, and $0.8 million in 2000, 1999 and 1998, respectively.

B. Mortgage Loans and Real Estate

AFC's mortgage loans and real estate are diversified by property type and location. Mortgage loans are collateralized by the related properties and generally are no more than 75% of the property's value at the time the original loan is made. At December 31, 2000 there were no real estate properties in the Company's investment portfolio. Previously, real estate investments were obtained primarily through foreclosures.

     The carrying values of mortgage loans and real estate investments net of applicable reserves were $472.7 million and $533.8 million at December 31, 2000 and 1999, respectively. Reserves for mortgage loans were $4.4 million and $5.8 million at December 31, 2000 and 1999, respectively.

     There were no non-cash investing activities, including real estate acquired through foreclosure of mortgage loans, in 2000, 1999 and 1998.

     There were no contractual commitments to extend credit under commercial mortgage loan agreements at December 31, 2000.

     Mortgage loans and real estate investments comprised the following property types and geographic regions:

DECEMBER 31                                                 2000           1999
-------------------------------------------------------------------------------
(IN MILLIONS)

Property type:
  Office building                                         $269.5         $301.5
  Industrial / warehouse                                    82.2           83.6
  Retail                                                    81.9           92.2
  Residential                                               32.5           50.5
  Other                                                     11.0           11.8
  Valuation allowances                                      (4.4)          (5.8)
-------------------------------------------------------------------------------
Total                                                     $472.7         $533.8
===============================================================================

Geographic region:
  Pacific                                                 $138.7         $133.6
  South Atlantic                                           128.3          132.2
  East North Central                                        60.4           62.7
  New England                                               53.7           90.8
  West South Central                                        41.4           40.7
  Middle Atlantic                                           35.7           50.3
  Other                                                     18.9           29.3
  Valuation allowances                                      (4.4)          (5.8)
-------------------------------------------------------------------------------
Total                                                     $472.7         $533.8
===============================================================================

At December 31, 2000, scheduled mortgage loan maturities were as follows: 2001 - $47.4 million; 2002 - $43.0 million; 2003 - $39.2 million; 2004 - $74.9 million;
2005 - $27.4 million and $240.8 million thereafter. Actual maturities could differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties and loans may be refinanced. During 2000, the Company did not refinance any mortgage loans based on terms which differed from those granted to new borrowers.

C. Mortgage Loans Investment Valuation Allowances

Mortgage loans investment valuation allowances which have been deducted in arriving at investment carrying values as presented in the Consolidated Balance Sheets and changes thereto are shown below.

FOR THE YEARS ENDED DECEMBER 31                    2000        1999        1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Balance at beginning of year                      $ 5.8       $11.5       $20.7
Provisions                                         (1.3)       (2.4)       (6.8)
Write-offs                                          0.1         3.3         2.4
-------------------------------------------------------------------------------
Balance at end of year                            $ 4.4       $ 5.8       $11.5
===============================================================================

Provisions on mortgages during 2000, 1999 and 1998 reflect the release of redundant specific reserves.

     The carrying value of impaired loans was $3.4 million and $18.0 million, with related reserves of $0.4 million and $0.8 million as of December 31, 2000 and 1999, respectively. All impaired loans were reserved for as of December 31, 2000 and 1999.

     The average carrying value of impaired loans was $12.1 million, $21.0 million and $26.1 million, with related interest income while such loans were impaired, of $1.4 million, $2.1 million and $3.2 million as of December 31, 2000, 1999 and 1998, respectively.

D. Futures Contracts

AFC purchases long futures contracts and sells short futures contracts on margin to hedge against interest rate fluctuations associated with the sale of Guaranteed Investment Contracts ("GICs") and other funding agreements, as well as the reinvestment of fixed maturities. The Company is exposed to interest rate risk from the time of sale of the GIC until the receipt of the deposit and purchase of the underlying asset to back the liability. Similarly, the Company is exposed to interest rate risk on reinvestments of fixed maturities from the time of maturity until the purchase of new fixed maturities. The Company only trades futures contracts with nationally recognized brokers, which the Company believes have adequate capital to ensure that there is minimal danger of default. The Company does not require collateral or other securities to support financial instruments with credit risk.

     The notional amount of futures contracts outstanding was $87.5 million and $37.1 million at December 31, 2000 and 1999, respectively. The notional amounts of the contracts represent the extent of the Company's investment but not future cash requirements, as the Company generally settles open positions prior to maturity. The maturity of all futures contracts outstanding are less than one year. The fair value of futures contracts outstanding was $88.7 million and $36.8 million at December 31, 2000 and 1999, respectively.

     Gains and losses on hedge contracts related to interest rate fluctuations are deferred and recognized in income over the period being hedged corresponding to related guaranteed investment contracts or fixed maturities purchases. If instruments being hedged by futures contracts are disposed, any unamortized gains or losses on such contracts are included in the determination of the gain or loss from the disposition. Deferred hedging losses were $3.6 million and $0.9 million in 2000 and 1999, respectively. Gains and losses on hedge contracts that are deemed ineffective by the Company are realized immediately. There were $0.3 million and $0.1 million of gains realized on ineffective hedges in 2000 and 1998, respectively. There were no gains or losses in 1999.

     A reconciliation of the notional amount of futures contracts is as follows:

FOR THE YEARS ENDED DECEMBER 31            2000            1999            1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Contracts outstanding,
  beginning of year                   $    37.1       $    92.7       $      --
New contracts                           1,539.1           947.0         1,117.5
Contracts expired                      (1,488.7)       (1,002.6)       (1,024.8)
-------------------------------------------------------------------------------
Contracts outstanding,
  end of year                         $    87.5       $    37.1       $    92.7
===============================================================================

E. Foreign Currency and Compound Swap Contracts

The Company enters into foreign currency swap contracts with swap counterparties to hedge foreign currency exposure on specific fixed maturities. Additionally, the Company enters into compound foreign currency/interest rate swap contracts to hedge foreign currency and interest rate exposure on specific trust obligations backed by funding agreements. Under these swap contracts, the Company agrees to exchange interest and principal related to foreign fixed maturities and trust obligations payable in foreign currencies, at current exchange rates, for the equivalent payment in U.S. dollars translated at a specific currency exchange rate. The primary risk associated with these transactions is the inability of the counterparty to meet its obligation. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. The Company's maximum exposure to counterparty credit risk is the difference in payments exchanged, which at December 31, 2000 and 1999, was a net receivable of $5.7 million and a net payable of $0.2 million, respectively.

     The fair values of the foreign currency swap contracts and compound foreign currency/interest rate swap contracts outstanding were $(35.9) million and $(4.7) million at December 31, 2000 and 1999, respectively. Changes in the fair value of contracts hedging fixed maturities are reported as an unrealized gain or loss, consistent with the underlying hedged security. Changes in the foreign currency portion of the fair value of contracts hedging trust obligations backed by funding agreements are reported as other operating income, consistent with the underlying hedged liability. Changes in the interest rate portion of the fair value of contracts hedging trust obligations backed by funding agreements are reported as unrealized gains and losses, consistent with the hedged item. The net decrease in other operating income related to the change in the foreign currency portion of the fair value of these contracts was $8.9 million in 2000 and $2.6 million in 1999. The change in unrealized gains and losses related to the change in both the interest rate portion of the fair value of the contracts hedging trust obligations backed by funding agreements, as well as the change in the fair value of the contracts hedging foreign fixed maturities, was $(22.2) million and $(3.4) million in 2000 and 1999, respectively. The Company does not require collateral or other security to support financial instruments with credit risk.

     The difference between amounts paid and received on foreign currency and compound swap contracts is reflected in the net investment income related to the underlying assets. This amount was $(10.0) million in 2000 and was not material in 1999 and 1998. Any gain or loss on the termination of swap contracts is deferred and recognized with any gain or loss on the hedged transaction. The Company had no deferred gain or loss on foreign currency and compound swap contracts in 2000 or 1999.

     A reconciliation of the notional amount of foreign currency and compound swap contracts is as follows:

FOR THE YEARS ENDED DECEMBER 31                   2000         1999         1998
--------------------------------------------------------------------------------
(IN MILLIONS)

Contracts outstanding,
  beginning of year                             $ 71.5       $ 42.6       $ 42.6
New contracts                                    544.4         52.9           --
Contracts expired                                 (8.3)       (24.0)          --
--------------------------------------------------------------------------------
Contracts outstanding,
  end of year                                   $607.6       $ 71.5       $ 42.6
================================================================================

Expected maturities of such foreign currency and compound swap contracts outstanding at December 31, 2000 are $143.9 million in 2001, $91.4 million in 2003, $347.7 million in 2005 and $24.6 million thereafter. There are no expected maturities of such foreign currency and compound swap contracts in 2002 and 2004.

F. Interest Rate Swap Contracts

The Company enters into interest rate swap contracts to hedge exposure to interest rate fluctuations. Specifically, for floating rate funding agreement liabilities that are matched with fixed rate securities, the Company manages the interest rate risk by hedging with interest rate swap contracts. Under these swap contracts, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. As with foreign currency swap contracts, the primary risk associated with these transactions is the inability of the counterparty to meet its obligation. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. Because the underlying principal of swap contracts is not exchanged, the Company's maximum exposure to counterparty credit risk is the difference in payments exchanged, which at December 31, 2000 and 1999 were net payables of $12.0 million and $4.2 million, respectively. The Company does not require collateral or other security to support financial instruments with credit risk.

     The net amount receivable or payable is recognized over the life of the swap contract as an adjustment to net investment income. The increase (decrease) in net investment income related to interest rate swap contracts was $4.2 million, $(7.2) million and $(2.8) million for the years ended December
31, 2000, 1999 and 1998, respectively. The fair value of interest rate swap contracts outstanding was $(22.8) million and $33.2 million at December 31, 2000 and 1999, respectively. Changes in the fair value of contracts are reported as an unrealized gain or loss, consistent with the underlying hedged security. Any gain or loss on the termination of interest rate swap contracts accounted for as hedges are deferred and recognized with any gain or loss on the hedged transaction. The Company had no deferred gain or loss on interest rate swap contracts in 2000 or 1999.

     A reconciliation of the notional amount of interest rate swap contracts is as follows:

FOR THE YEARS ENDED DECEMBER 31              2000           1999           1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Contracts outstanding,
  beginning of year                      $1,049.5       $1,112.6       $  244.1
New contracts                               630.0          905.4          873.5
Contracts terminated                       (259.6)        (888.5)            --
Contracts expired                              --          (80.0)          (5.0)
-------------------------------------------------------------------------------
Contracts outstanding,
  end of year                            $1,419.9       $1,049.5       $1,112.6
===============================================================================

Expected maturities of such interest rate swap contracts outstanding at December 31, 2000 are $43.1 million in 2001, $233.5 million in 2002, $391.0 million in
2003, $307.3 million in 2004, $425.0 million in 2005 and $20.0 million thereafter.

G. Other Swap Contracts

The Company enters into insurance portfolio-linked and credit default swap contracts for investment purposes. Under the insurance portfolio-linked swap contracts, the Company agrees to exchange cash flows according to the performance of a specified underwriter's portfolio of insurance business. As with interest rate swap contracts, the primary risk associated with insurance portfolio-linked swap contracts is the inability of the counterparty to meet its obligation. Under the terms of the credit default swap contracts, the Company assumes the default risk of a specific high credit quality issuer in exchange for a stated annual premium. In the case of default, the Company will pay the counterparty par value for a pre-determined security of the issuer. The primary risk associated with these transactions is the default risk of the underlying companies. The Company regularly assesses the financial strength of its counterparties and the underlying companies in default swap contracts, and generally enters into forward or swap agreements with companies rated "A" or better by nationally recognized rating agencies. Because the underlying principal of swap contracts is not exchanged, the Company's maximum exposure to counterparty credit risk is the difference in payments exchanged, which at December 31, 2000 and 1999, was not material to the Company. The Company does not require collateral or other security to support financial instruments with credit risk.

     The swap contracts are marked to market with any gain or loss recognized currently. The fair values of swap contracts outstanding were $(0.3) million at December 31, 2000 and 1999. The net amount receivable or payable under insurance portfolio-linked swap contracts is recognized when the contracts are marked to market. The net (decrease) increase in realized investment gains related to these contracts was $(0.7) million, $(0.2) million, and $1.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     The stated annual premium under credit default swap contracts is recognized currently in net investment income. The net increase to investment income related to credit default swap contracts was $0.2 million, $0.4 million, and $0.2 million for the years ended December 31, 2000, 1999, and 1998, respectively.

     A reconciliation of the notional amount of other swap contracts is as follows:

FOR THE YEARS ENDED DECEMBER 31                2000          1999          1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Contracts outstanding,
  beginning of year                         $ 190.0       $ 255.0       $  15.0
New contracts                                    --          50.0         266.3
Contracts expired                                --        (115.0)        (26.3)
Contracts terminated                         (150.0)           --            --
-------------------------------------------------------------------------------
Contracts outstanding,
  end of year                               $  40.0       $ 190.0       $ 255.0
===============================================================================

At December 31, 2000, all other swap contracts are expected to mature in 2001.

H. Other

At December 31, 2000 and 1999, AFC had no concentration of investments in a single investee exceeding 10% of shareholders' equity.

Five
--------------------------------------------------------------------------------
Investment Income and Gains and Losses

A. Net Investment Income

The components of net investment income were as follows:

FOR THE YEARS ENDED DECEMBER 31                  2000         1999         1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Fixed maturities                               $529.1       $524.8       $517.9
Mortgage loans                                   40.8         45.5         57.6
Equity securities                                 2.0          2.4          7.2
Policy loans                                     14.3         12.7         11.9
Other long-term investments                       7.3         12.9          7.1
Short-term investments                           13.8         33.1         17.7
-------------------------------------------------------------------------------
  Gross investment income                       607.3        631.4        619.4
Less investment expenses                        (15.4)       (15.7)       (15.0)
-------------------------------------------------------------------------------
Net investment income                          $591.9       $615.7       $604.4
===============================================================================

The Company had fixed maturities with a carrying value of $7.5 million and $1.4 million on non-accrual status at December 31, 2000 and 1999, respectively. There were no mortgage loans on non-accrual status at December 31, 2000 and 1999. The effect of non-accruals, compared with amounts that would have been recognized in accordance with the original terms of the investments, was a reduction in net investment income of $3.6 million and $2.0 million in 2000 and 1999, respectively, and had no impact in 1998.

     The payment terms of mortgage loans may from time to time be restructured or modified. The investment in restructured mortgage loans, based on amortized cost, amounted to $3.8 million and $18.8 million at December 31, 2000 and 1999, respectively. Interest income on restructured mortgage loans that would have been recorded in accordance with the original terms of such loans amounted to $1.7 million, $2.5 million and $3.3 million and in 2000, 1999 and 1998, respectively. Actual interest income on these loans included in net investment income aggregated $1.4 million, $1.8 million and $3.3 million in 2000, 1999 and 1998, respectively.

     There were no mortgage loans which were non-income producing for the years ended December 31, 2000 and 1999. There were, however, fixed maturities with a carrying value of $3.8 million and $2.0 million which were non-income producing for the years ended December 31, 2000 and 1999, respectively.

     Included in other long-term investments is income from limited partnerships of $7.8 million and $7.2 million in 2000 and 1999, respectively, and losses of $6.3 million in 1998.

B. Net Realized Investment Gains and Losses

Realized gains (losses) on investments were as follows:

FOR THE YEARS ENDED DECEMBER 31                2000          1999          1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Fixed maturities                            $(146.3)      $ (62.6)      $ (13.3)
Mortgage loans                                  1.3           2.5           8.8
Equity securities                               3.8         141.8          63.7
Other long-term investments                     5.9           9.3            --
-------------------------------------------------------------------------------
Net realized investment (losses) gains      $(135.3)      $  91.0       $  59.2
===============================================================================

The proceeds from voluntary sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales were as follows:

FOR THE YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------
(IN MILLIONS)

                                       PROCEEDS FROM         GROSS         GROSS
2000                                 VOLUNTARY SALES         GAINS        LOSSES

Fixed maturities                            $1,912.3      $   10.9      $   94.0
Equity securities                           $   13.1      $    4.0      $    0.2
================================================================================

1999

Fixed maturities                            $1,884.3      $   20.4      $   37.5
Equity securities                           $  420.1      $  149.4      $    7.6
================================================================================

1998

Fixed maturities                            $  899.5      $   13.5      $   11.1
Equity securities                           $  258.7      $   72.8      $    9.0
================================================================================

C. Other Comprehensive Income Reconciliation

The following table provides a reconciliation of gross unrealized (losses) gains to the net balance shown in the Statements of Comprehensive Income:

FOR THE YEARS ENDED DECEMBER 31                      2000       1999       1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Unrealized (losses) gains on securities:
  Unrealized holding losses arising
    during period, (net of tax benefit
    and minority interest of $12.9 million,
    $108.0 million and $20.7 million in
    2000, 1999 and 1998, respectively)            $ (24.1)   $(200.0)   $  (1.1)
  Less: reclassification adjustment for
    (losses) gains included in net income
    (net of taxes (benefit) and minority
    interest of $(50.7) million, $30.0 million
    and $24.6 million in 2000, 1999
    and 1998, respectively)                         (94.2)      55.8       36.3
-------------------------------------------------------------------------------
Other comprehensive income (loss)                 $  70.1    $(255.8)   $ (37.4)
===============================================================================

Six
--------------------------------------------------------------------------------
Fair Value Disclosures of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about certain financial instruments (insurance contracts, real estate, goodwill and taxes are excluded) for which it is practicable to estimate such values, whether or not these instruments are included in the balance sheet. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality. Included in the fair value of fixed maturities are swap contracts used to hedge fixed maturities with a fair value of $(47.1) million and $31.1 million at December 31, 2000 and 1999, respectively. In addition, the Company held futures contracts with a carrying value of $(3.6) million and $(0.9) million at December 31, 2000 and 1999, respectively. The fair value of these contracts was $88.7 million and $36.8 million at December 31, 2000 and 1999, respectively.

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

Company Owned Life Insurance

Fair values are based on the current cash surrender value of the policy. This value is dependent on the fair value of the underlying securities which is based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using independent pricing sources or internally developed pricing models.

Investment Contracts (Without Mortality Features)

Fair values for the Company's liabilities under guaranteed investment type contracts are estimated using discounted cash flow calculations using current interest rates for similar contracts with maturities consistent with those remaining for the contracts being valued. Liabilities under supplemental contracts without life contingencies are estimated based on current fund balances and other individual contract funds represent the present value of future policy benefits. Other liabilities are based on current surrender values.

Trust Instruments Supported by Funding Obligations

Fair values are estimated using discounted cash flow calculations using current interest rates for similar contracts with maturities consistent with those remaining for the contracts being valued.

Debt

The carrying value of short-term debt reported in the Consolidated Balance Sheets approximates fair value. The fair value of long-term debt was estimated using market quotes, when available, and when not available, discounted cash flow analyses.

Mandatorily Redeemable Preferred Securities of a Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company

Fair values are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using independent pricing sources.

The estimated fair values of the financial instruments were as follows:

DECEMBER 31                                                                 2000                  1999
-------------------------------------------------------------------------------------------------------------
(IN MILLIONS)
                                                                    CARRYING       FAIR   CARRYING       FAIR
                                                                       VALUE      VALUE      VALUE      VALUE
Financial Assets
  Cash and cash equivalents                                         $  279.2   $  279.2   $  442.2   $  442.2
  Fixed maturities                                                   7,720.5    7,720.5    6,933.8    6,933.8
  Equity securities                                                     85.5       85.5       83.2       83.2
  Mortgage loans                                                       472.7      490.1      521.2      521.9
  Policy loans                                                         189.6      189.6      170.5      170.5
  Company owned life insurance                                          65.6       65.6         --         --
-------------------------------------------------------------------------------------------------------------
                                                                    $8,813.1   $8,830.5   $8,150.9   $8,151.6
=============================================================================================================

Financial Liabilities
Guaranteed investment contracts                                     $1,636.5   $1,663.3   $1,316.0   $1,341.4
Supplemental contracts without life contingencies                       40.7       40.7       48.8       48.8
Dividend accumulations                                                  88.5       88.5       88.1       88.1
Other individual contract deposit funds                                 45.0       44.9       48.4       48.2
Other group contract deposit funds                                     323.1      319.0      602.9      583.5
Individual fixed annuity contracts                                   1,026.1      991.7    1,092.5    1,057.1
Trust instruments supported by funding obligations                     621.5      620.5       50.6       49.6
Short-term debt                                                         56.6       56.6       45.0       45.0
Long-term debt                                                         199.5      194.7      199.5      187.4
Mandatorily redeemable preferred securities of a subsidiary trust
  holding solely junior subordinated debentures of the Company         300.0      280.2      300.0      292.5
-------------------------------------------------------------------------------------------------------------
                                                                    $4,337.4   $4,300.1   $3,791.8   $3,741.6
=============================================================================================================

Seven
--------------------------------------------------------------------------------
Closed Block

Included in other income in the Consolidated Statements of Income in 2000, 1999 and 1998 is a net pre-tax contribution from the Closed Block of $6.3 million, $13.8 million and $10.4 million, respectively. Summarized financial information of the Closed Block as of December 31, 2000 and 1999 and for the periods ended December 31, 2000, 1999 and 1998 is as follows:

DECEMBER 31                                                       2000      1999
--------------------------------------------------------------------------------
(IN MILLIONS)

Assets
  Fixed maturities, at fair value (amortized
    cost of $400.3 and $387.4, respectively)                    $397.5    $372.9
  Mortgage loans                                                 144.9     136.3
  Policy loans                                                   191.7     201.1
  Cash and cash equivalents                                        1.9      22.6
  Accrued investment income                                       14.6      14.0
  Deferred policy acquisition costs                               11.0      13.1
  Other assets                                                     6.4      12.3
--------------------------------------------------------------------------------
Total assets                                                    $768.0    $772.3
================================================================================

Liabilities
  Policy liabilities and accruals                               $828.9    $835.2
  Other liabilities                                                0.8       6.9
--------------------------------------------------------------------------------
Total liabilities                                               $829.7    $842.1
================================================================================

FOR THE YEARS ENDED DECEMBER 31                      2000       1999       1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Revenues
  Premiums and other income                       $  49.9    $  52.1    $  55.4
  Net investment income                              53.6       53.8       53.3
  Realized investment (losses) gains                 (5.4)      (0.6)       0.1
-------------------------------------------------------------------------------
Total revenues                                       98.1      105.3      108.8
-------------------------------------------------------------------------------
Benefits and expenses
  Policy benefits                                    89.5       88.9       95.0
  Policy acquisition expenses                         2.1        2.5        2.7
  Other operating expenses                            0.2        0.1        0.7
-------------------------------------------------------------------------------
Total benefits and expenses                          91.8       91.5       98.4
-------------------------------------------------------------------------------
Contribution from the Closed Block                $   6.3    $  13.8    $  10.4
===============================================================================

Cash flows
Cash flows from operating activities:
  Contribution from the Closed
    Block                                         $   6.3    $  13.8    $  10.4
  Change in:
    Deferred policy acquisition costs                 2.1        2.5        2.6
    Policy liabilities and accruals                 (12.0)     (13.1)     (13.5)
    Accrued investment income                        (0.6)       0.1         --
    Other assets                                      5.9       (8.3)       2.4
    Expenses and taxes payable                      (10.1)      (2.9)      (2.9)
    Other, net                                        5.3        0.8        0.3
-------------------------------------------------------------------------------
Net cash used in operating activities                (3.1)      (7.1)      (0.7)
-------------------------------------------------------------------------------
Cash flows from investing activities:
  Sales, maturities and
    repayments of investments                       133.3      139.0       83.6
  Purchases of investments                         (160.3)    (128.5)    (106.5)
  Other, net                                          9.4        9.8        7.9
-------------------------------------------------------------------------------
Net cash (used in) provided by
  investing activities                              (17.6)      20.3      (15.0)
-------------------------------------------------------------------------------
Net (decrease) increase in cash
  and cash equivalents                              (20.7)      13.2      (15.7)
Cash and cash equivalents,
  beginning of year                                  22.6        9.4       25.1
-------------------------------------------------------------------------------
Cash and cash equivalents,
  end of year                                     $   1.9    $  22.6    $   9.4
===============================================================================

There were no valuation allowances on mortgage loans at December 31, 2000, 1999 and 1998, respectively.

     Many expenses related to Closed Block operations are charged to operations outside the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside the Closed Block.

Eight
--------------------------------------------------------------------------------
Debt

Short and long-term debt consisted of the following:

DECEMBER 31                                                 2000            1999
--------------------------------------------------------------------------------
(IN MILLIONS)

Short-term
  Commercial paper                                        $ 56.6          $ 45.0
================================================================================

Long-term
  Senior Debentures (unsecured)                           $199.5          $199.5
================================================================================

AFC issues commercial paper primarily to manage imbalances between operating cash flows and existing commitments primarily in its premium financing business which is part of the Risk Management segment. Commercial paper borrowing arrangements are supported by a credit agreement. At December 31, 2000, the weighted average interest rate for outstanding commercial paper was approximately 6.72%.

     At December 31, 2000 the Company had $150.0 million available for borrowing under a committed syndicated credit agreement which expires on May 28, 2001. Borrowings under this agreement are unsecured and incur interest at a rate per annum equal to, at the Company's option, a designated base rate or the eurodollar rate plus applicable margin.

     Senior Debentures of the Company have a $200.0 million face value, pay interest semiannually at a rate of 7 5/8%, and mature on October 16, 2025. The Senior Debentures are subject to certain restrictive covenants, including limitations on issuance of or disposition of stock of restricted subsidiaries and limitations on liens. The Company is in compliance with all covenants.

     Interest expense was $21.4 million, $22.0 million and $23.4 million in 2000, 1999 and 1998, respectively. Interest expense included $15.3 million related to the Company's Senior Debentures for each year. Interest expense related to borrowings under the credit agreements were approximately $0.1 million, $1.0 million and $0.7 million in 2000, 1999, and 1998, respectively. All interest expense is recorded in other operating expenses.

Nine
--------------------------------------------------------------------------------
Federal Income Taxes

Provisions for federal income taxes have been calculated in accordance with the provisions of Statement No. 109. A summary of the federal income tax expense (benefit) in the Consolidated Statements of Income is shown below:

FOR THE YEARS ENDED DECEMBER 31                        2000      1999      1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Federal income tax expense (benefit)
  Current                                            $  1.2    $ 88.1    $ 72.5
  Deferred                                              1.5      18.8     (16.4)
-------------------------------------------------------------------------------
Total                                                $  2.7    $106.9    $ 56.1
===============================================================================

The federal income taxes attributable to the consolidated results of operations are different from the amounts determined by multiplying income before federal income taxes by the statutory federal income tax rate. The sources of the difference and the tax effects of each were as follows:

FOR THE YEARS ENDED DECEMBER 31                        2000      1999      1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Expected federal income tax
  expense                                            $ 76.5    $163.8    $104.9
    Tax-exempt interest                               (33.2)    (37.4)    (38.9)
    Dividend received deduction                       (10.8)     (3.8)     (5.1)
    Changes in tax reserve estimates
      for prior years' dividend
      received deduction                              (13.3)       --        --
    Changes in other tax reserve
      estimates                                        (7.5)     (8.7)      2.3
    Tax credits                                       (10.3)     (8.5)     (8.5)
    Other, net                                          1.3       1.5       1.4
-------------------------------------------------------------------------------
Federal income tax expense                           $  2.7    $106.9    $ 56.1
===============================================================================

The deferred income tax (asset) liability represents the tax effects of temporary differences attributable to the Company's consolidated federal tax return group. Its components were as follows:

DECEMBER 31                                                   2000         1999
-------------------------------------------------------------------------------
(IN MILLIONS)

Deferred tax (assets) liabilities
  AMT & low income housing
    credit carryforwards                                   $ (66.5)     $ (28.9)
  Loss reserve discounting                                  (428.2)      (439.9)
  Deferred acquisition costs                                 479.9        414.2
  Employee benefit plans                                     (51.8)       (47.4)
  Investments, net                                           (18.3)       (19.3)
  Discontinued operations                                    (11.9)       (11.7)
  Bad debt reserve                                            (2.5)        (2.1)
  Litigation reserves                                         (8.0)        (6.0)
  Software capitalization                                     22.4          9.5
  Other, net                                                 (17.4)       (10.1)
-------------------------------------------------------------------------------
Deferred tax asset, net                                    $(102.3)     $(141.7)
===============================================================================

Gross deferred income tax assets totaled $676.9 million and $716.6 million at December 31, 2000 and 1999, respectively. Gross deferred income tax liabilities totaled $574.6 million and $574.9 million at December 31, 2000 and 1999, respectively.

     The Company believes, based on its recent earnings history and its future expectations, that the Company's taxable income in future years will be sufficient to realize all deferred tax assets. In determining the adequacy of future income, the Company considered the future reversal of its existing temporary differences and available tax planning strategies that could be implemented, if necessary. At December 31, 2000, there are available alternative minimum tax credit carryforwards and low income housing credit carryforwards of $49.1 million and $17.4 million, respectively. The alternative minimum tax credit carry-forwards have no expiration date, whereas the low income housing credit carryforwards will expire beginning in 2018.

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

Ten
--------------------------------------------------------------------------------
Pension Plans

AFC provides retirement benefits to substantially all of its employees under a defined benefit pension plan. This plan is based on a defined benefit cash balance formula, whereby the Company annually provides an allocation to each eligible employee based on a percentage of that employee's salary, similar to a defined contribution plan arrangement. The 2000, 1999 and 1998 allocations were based on 7.0% of each eligible employee's salary. In addition to the cash balance allocation, certain transition group employees, who have met specified age and service requirements as of December 31, 1994, are eligible for a grandfathered benefit based primarily on the employees' years of service and compensation during their highest five consecutive plan years of employment. The Company's policy for the plans is to fund at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

     Components of net periodic pension cost were as follows:

FOR THE YEARS ENDED DECEMBER 31                      2000       1999       1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Service cost - benefits earned
  during the year                                  $ 18.5     $ 19.3     $ 19.0
Interest cost                                        28.6       26.5       25.5
Expected return on plan assets                      (43.1)     (38.9)     (34.9)
Recognized net actuarial gain                       (11.2)      (0.4)      (0.8)
Amortization of transition asset                     (2.2)      (2.3)      (2.2)
Amortization of prior service cost                   (3.1)      (3.3)      (2.9)
-------------------------------------------------------------------------------
Net periodic pension (benefit) cost                $(12.5)    $  0.9     $  3.7
===============================================================================

The following table summarizes the status of the plan. At December 31, 2000, the projected benefit obligations exceeded the plans' assets while at December 31, 1999, the plans' assets exceeded their projected benefit obligations.

DECEMBER 31                                                     2000       1999
-------------------------------------------------------------------------------
(IN MILLIONS)

Change in benefit obligations:
Projected benefit obligation at beginning of year            $ 392.7    $ 414.2
Service cost - benefits earned during the year                  18.5       19.3
Interest cost                                                   28.6       26.5
Actuarial losses (gains)                                        37.7      (44.4)
Benefits paid                                                  (26.6)     (22.9)
-------------------------------------------------------------------------------
Projected benefit obligation at end of year                    450.9      392.7
-------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year                 470.6      441.6
Actual return on plan assets                                    (2.5)      51.9
Benefits paid                                                  (26.6)     (22.9)
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                       441.5      470.6
-------------------------------------------------------------------------------
Funded status of the plan                                       (9.4)      77.9
Unrecognized transition obligation                             (19.4)     (21.6)
Unamortized prior service cost                                  (8.9)     (12.0)
Unrecognized net actuarial gains                                (6.4)    (101.6)
-------------------------------------------------------------------------------
Net pension liability                                        $ (44.1)   $ (57.3)
===============================================================================

As a result of the Company's merger with Allmerica P&C, certain pension liabilities were reduced to reflect their fair value as of the merger date. These pension liabilities were reduced by $7.5 million and $8.9 million in 2000 and 1999, respectively, which reflects fair value, net of applicable amortization.

     Determination of the projected benefit obligations was based on weighted average discount rates of 7.25% and 7.75% in 2000 and 1999, respectively, and the assumed long-term rate of return on plan assets was 9.5% in 2000 and 9.0% in 1999. The actuarial present value of the projected benefit obligations was determined using assumed rates of increase in future compensation levels ranging from 5.0% to 5.5%. Plan assets are invested primarily in various separate accounts and the general account of FAFLIC. Plan assets also include 796,462 shares of AFC common stock at December 31, 2000 and 1999 with a market value of $57.7 million and $44.3 million at December 31, 2000 and 1999, respectively.

     The Company has a defined contribution 401(k) plan for its employees, whereby the Company matches employee elective 401(k) contributions, up to a maximum percentage determined annually by the Board of Directors. During 2000, 1999 and 1998, the Company matched 50% of employees' contributions up to 6.0% of eligible compensation. The total expense related to this plan was $6.1 million, $5.9 million and $5.6 million in 2000, 1999 and 1998, respectively. In addition to this plan, the Company has a defined contribution plan for substantially all of its agents. The Plan expense in 2000, 1999 and 1998 was $3.2 million, $3.1 million and $3.0 million, respectively.

Eleven
--------------------------------------------------------------------------------
Other Postretirement Benefit Plans

In addition to the Company's pension plans, the Company currently provides postretirement medical and death benefits to certain full-time employees, agents, retirees and their dependents, under a plan sponsored by FAFLIC. Generally, employees become eligible at age 55 with at least 15 years of service. Spousal coverage is generally provided for up to two years after death of the retiree. Benefits include hospital, major medical and a payment at death equal to retirees' final compensation up to certain limits. Effective January 1, 1996, the Company revised these benefits so as to establish limits on future benefit payments and to restrict eligibility to current employees. The medical plans have varying copayments and deductibles, depending on the plan. These plans are unfunded.

     The plans' funded status reconciled with amounts recognized in the Company's Consolidated Balance Sheets were as follows:

DECEMBER 31                                                    2000        1999
-------------------------------------------------------------------------------
(IN MILLIONS)

Change in benefit obligations:
Accumulated postretirement benefit
  obligation at beginning of year                            $ 66.8      $ 84.0
Service cost                                                    1.9         2.9
Interest cost                                                   4.9         4.6
Actuarial losses (gains)                                        5.6       (21.2)
Benefits paid                                                  (3.7)       (3.5)
-------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation at end of year                                    75.5        66.8
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                         --          --
===============================================================================

Funded status of the plan                                     (75.5)      (66.8)
Unamortized prior service cost                                 (7.6)       (9.8)
Unrecognized net actuarial gains                               (7.7)      (13.8)
-------------------------------------------------------------------------------
Accumulated postretirement benefit costs                     $(90.8)     $(90.4)
===============================================================================

The components of net periodic postretirement benefit cost were as follows:

FOR THE YEARS ENDED DECEMBER 31                          2000     1999     1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Service cost                                            $ 1.9    $ 2.9    $ 3.1
Interest cost                                             4.9      4.6      5.1
Recognized net actuarial (gain) loss                     (0.5)     0.1      0.1
Amortization of prior service cost                       (2.2)    (2.3)    (2.4)
-------------------------------------------------------------------------------
Net periodic postretirement benefit cost                $ 4.1    $ 5.3    $ 5.9
===============================================================================

As a result of the Company's merger with Allmerica P&C, certain postretirement liabilities were reduced to reflect their fair value as of the merger date. These postretirement liabilities were reduced by $3.9 million and $4.6 million in 2000 and 1999, respectively, which reflects fair value, net of applicable amortization.

     For purposes of measuring the accumulated postretirement benefit obligation at December 31, 2000, health care costs were assumed to increase 8.5% in 2001, declining thereafter until the ultimate rate of 5.5% is reached in 2007 and remains at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 2000 by $4.8 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 2000 by $0.5 million. Conversely, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation at December 31, 2000 by $4.2 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 2000 by $0.4 million.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 7.75% at December 31, 2000 and 1999, respectively. In addition, the actuarial present value of the accumulated postretirement benefit obligation was determined using an assumed rate of increase in future compensation levels of 5.5% for FAFLIC agents.

Twelve
--------------------------------------------------------------------------------
Stock-Based Compensation Plans

The Company has elected to apply the provisions of APB No. 25 (Accounting Principles Board Opinion No. 25) in accounting for its stock-based compensation plans, and thus compensation cost is not generally required to be recognized for the Company's stock options in the financial statements. The pro forma effect of recognizing compensation cost based on an instrument's fair value at the date of grant, consistent with Statement No. 123, "Accounting for Stock-Based Compensation", results in net income and earnings per share of $190.8 million and $3.54 per share-diluted ($3.58 per share-basic) in 2000, $286.5 million and $5.17 per share-diluted ($5.21 per share-basic) in 1999, and $194.4 million and $3.23 per share-diluted ($3.25 per share-basic) in 1998. Since options vest over several years and additional awards generally are made each year, the aforementioned pro forma effects are not likely to be representative of the effects on reported net income for future years.

     In March 2000, the FASB issued FIN 44, which clarifies the application of APB Opinion No. 25 regarding the definition of an employee, the criteria for determining a noncompensatory plan, the accounting for changes to the terms of a previously fixed stock option or award, the accounting for an exchange of stock compensation awards in a business combination, and other stock compensation related issues. Costs associated with the issuance of stock options to certain agents who did not qualify as an employee as defined in FIN 44 were recognized in 2000 and were not material to the results of operations or financial position of the Company.

     Effective June 17, 1996, the Company adopted a Long-Term Stock Incentive Plan for employees of the Company (the "Employees' Plan"). Key employees of the Company and its subsidiaries are eligible for awards pursuant to the Plan administered by the Compensation Committee of the Board of Directors (the "Committee") of the Company. Under the terms of the Employees' Plan, the maximum number of shares authorized for grants over the life of the Plan is equal to 5,842,601 shares as of December 31, 2000, increasing annually by 1.25% of the Company's outstanding stock. In addition, in February 2000, the Committee increased the maximum number of shares available for award in any given year from 2.25% of the outstanding common stock of the Company at the beginning of the year to 3.25% of the outstanding common stock of the Company at the beginning of the year, plus any awards authorized but unused from prior years.

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

Information on the Company's stock option plan is summarized below:

                                                      2000                         1999                         1998
-------------------------------------------------------------------------------------------------------------------------------
(IN WHOLE SHARES AND DOLLARS)
                                                             WEIGHTED                     WEIGHTED                     WEIGHTED
                                                              AVERAGE                      AVERAGE                      AVERAGE
                                             OPTIONS   EXERCISE PRICE     OPTIONS   EXERCISE PRICE     OPTIONS   EXERCISE PRICE
Outstanding at beginning of year           2,793,779           $46.76   1,746,239           $42.39   1,075,044           $33.45
Granted                                      938,013            45.60   1,286,917            52.39     807,511            54.06
Converted from Citizens acquisition               --               --          --               --      38,976            28.27
Exercised                                    256,835            38.73      63,150            37.09      61,693            31.34
Forfeited                                    276,536            48.16     176,227            29.03     113,599            41.85
-------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                 3,198,421           $46.94   2,793,779           $46.76   1,746,239           $42.39
===============================================================================================================================

Options exercisable at end of year           816,264           $43.82     546,521           $38.41     240,384           $32.61
===============================================================================================================================

No options expired during 2000, 1999, or 1998. The fair value of each option is estimated on the date of grant or date of conversion using the Black-Scholes option-pricing model. For options granted through 2000, the exercise price equaled the market price of the stock on the grant date. The weighted average fair value of options granted in 2000, 1999 and 1998 was $17.11 per share, $20.97 per share, and $23.68 per share, respectively. For options converted pursuant to the acquisition of the minority interest in Citizens Corporation, the exercise price was less than the fair value of the stock on the conversion date. The weighted average fair value of these options was $27.87 per share.

     The following significant assumptions were used to determine fair value for 2000 options granted and converted:

WEIGHTED AVERAGE ASSUMPTIONS
FOR OPTIONS AWARDED DURING                          2000        1999        1998
--------------------------------------------------------------------------------
Dividend yield                                      0.5%        0.6%        0.4%
Expected volatility                               37.60%      40.69%      47.49%
Risk-free interest rate                            5.03%       5.70%       4.84%
Expected lives range (in years)                 2.5 to 7    2.5 to 7    2.5 to 7

The following table summarizes information about employee options outstanding and exercisable at December 31, 2000.

                                                OPTIONS OUTSTANDING                         OPTIONS CURRENTLY EXERCISABLE

                                                          WEIGHTED
                                                           AVERAGE         WEIGHTED                             WEIGHTED
                                                         REMAINING          AVERAGE                              AVERAGE
RANGE OF EXERCISE PRICES             NUMBER      CONTRACTUAL LIVES   EXERCISE PRICE           NUMBER      EXERCISE PRICE
------------------------------------------------------------------------------------------------------------------------
$24.50 to $30.66                    156,773                   5.27           $27.69          107,832              $27.48
$33.375 to $37.125                  514,586                   6.38           $35.39          278,266              $35.39
$44.5625 to $50.00                  840,613                   9.08           $44.80           13,200              $49.84
$51.00 to $52.50                  1,027,036                   8.16           $52.05          193,415              $52.07
$52.625 to $72.50                   659,413                   7.47           $55.31          223,551              $54.71

     During 2000, 1999 and 1998, the Company granted shares of nonvested stock to eligible employees, which vest after three years of continuous employment. During 2000 and 1999, the Company also granted shares of nonvested stock to certain agents, which vest 60% after three years, and 20% per year thereafter. The following table summarizes information about employee and agent nonvested stock.

STOCK AWARDS                                    2000          1999          1998
--------------------------------------------------------------------------------

Common stock granted                         190,141        66,710       237,394
Weighted average fair value
  per share at the date of grant            $  38.01      $  52.06      $  37.21

The Company recognizes compensation expense related to nonvested shares over the vesting period on a pro rata basis. As a result, the Company recognized $5.3 million $4.3 million and $3.3 million of compensation cost in 2000, 1999 and 1998 respectively.

     In October 2000, the Company granted 500,250 stock appreciation rights to certain employees, payable after December 31, 2001. These rights provide for stock or cash awards to participants based upon the appreciation of the Company's stock from October 2, 2000 through December 31, 2001, the vesting period. Appreciation, if any, will be determined based on the difference between AFC's opening stock price on October 2, 2000 of $64.1875 and the average of AFC's stock price for the last fifteen business days in 2001. Compensation cost associated with these rights is recorded over the vesting period and was $0.7 million in 2000.

Thirteen
--------------------------------------------------------------------------------
Earnings Per Share

The following table provides share information used in the calculation of the Company's basic and diluted earnings per share:

DECEMBER 31                                           2000       1999       1998
--------------------------------------------------------------------------------
(IN MILLIONS EXCEPT PER SHARE DATA)

Basic shares used in the calculation
  of earnings per share                               53.3       55.0       59.9
Dilutive effect of securities:
    Employee stock options                             0.4        0.3        0.3
    Non-vested stock grants                            0.3        0.2        0.1
--------------------------------------------------------------------------------
Diluted shares used in the calculation
  of earnings per share                               54.0       55.5       60.3
================================================================================

Per share effect of dilutive securities
  on income from continuing operations               $0.05      $0.06      $0.03
================================================================================

Per share effect of dilutive securities
  on net income                                      $0.05      $0.05      $0.03
================================================================================

Options to purchase 729,363 shares and 97,500 shares of common stock were outstanding during 1999 and 1998, respectively, but were not included in the computation of diluted earnings per share because the option's exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive. In 2000, all options to purchase shares of common stock were included in the computation of diluted earnings per share.

Fourteen
--------------------------------------------------------------------------------
Dividend Restrictions

Massachusetts, Delaware, New Hampshire and Michigan have enacted laws governing the payment of dividends to stockholders by insurers. These laws affect the dividend paying ability of FAFLIC, AFLIAC, Hanover and Citizens, respectively.

     Massachusetts' statute limits the dividends an insurer may pay in any twelve month period, without the prior permission of the Commonwealth of Massachusetts Insurance Commissioner, to the greater of (i) 10% of its statutory policyholder surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company), or its net income for the preceding calendar year (if such insurer is not a life company). In addition, under Massachusetts law, no domestic insurer may pay a dividend or make any distribution to its shareholders from other than unassigned funds unless the Commissioner has approved such dividend or distribution. During 2000 and 1999, no dividends were declared by FAFLIC to AFC. During 1998, FAFLIC paid dividends of $50.0 million to AFC. As of July 1, 1999, FAFLIC's ownership of Allmerica P&C, as well as several non-insurance subsidiaries, was transferred from FAFLIC to AFC. Under an agreement with the Commonwealth of Massachusetts Insurance Commissioner, any dividend from FAFLIC to AFC for 2001 would require the prior approval of the Commissioner and may require AFC to make additional capital contributions to FAFLIC.

     Pursuant to Delaware's statute, the maximum amount of dividends and other distributions that an insurer may pay in any twelve month period, without the prior approval of the Delaware Commissioner of Insurance, is limited to the greater of (i) 10% of its policyholders' surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company) or its net income (not including realized capital gains) for the preceding calendar year (if such insurer is not a life company). Any dividends to be paid by an insurer, whether or not in excess of the aforementioned threshold, from a source other than statutory earned surplus would also require the prior approval of the Delaware Commissioner of Insurance. No dividends were declared by AFLIAC to FAFLIC during 2000, 1999 or 1998. During 2001, AFLIAC could pay dividends of $28.2 million to FAFLIC without prior approval.

     Pursuant to New Hampshire's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the New Hampshire Insurance Commissioner, is limited to 10% of such insurer's statutory policyholder surplus as of the preceding December 31. Hanover declared dividends to Allmerica P&C totaling $108.0 million, $350.0 million and $125.0 million during 2000, 1999 and 1998, respectively. Included in these amounts were extraordinary dividends totaling $225.0 million and $125.0 million in 1999 and 1998, respectively, which were approved by the Commissioner. Prior to May 2001, Hanover can pay no dividends to AAM without prior approval of the New Hampshire Insurance Commissioner. The allowable dividend without prior approval will increase to approximately $103.3 million on May 5, 2001.

     Pursuant to Michigan's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the Michigan Insurance Commissioner, is limited to the greater of 10% of policyholders' surplus as of December 31 of the immediately preceding year or the statutory net income less realized gains, for the immediately preceding calendar year. Citizens declared dividends to Citizens Corporation totaling $55.0 million in 2000 and $200.0 million in both 1999 and 1998. Included in these amounts were extraordinary dividends totaling $200.0 million and $180.0 million in 1999 and 1998 respectively, which were approved by the Commissioner. Prior to May 2001, Citizens could pay dividends of $65.8 million to Hanover without prior approval of the Michigan Insurance Commissioner. The allowable dividend without prior approval will increase to approximately $86.3 million on May 5, 2001.

Fifteen
--------------------------------------------------------------------------------
Segment Information

The Company offers financial products and services in two major areas: Risk Management and Asset Accumulation. Within these broad areas, the Company conducts business principally in three operating segments. These segments are Risk Management, Allmerica Financial Services, and Allmerica Asset Management. In accordance with Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information", the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. A summary of the Company's reportable segments is included below.

     The Risk Management Segment manages its products through three distribution channels identified as Standard Markets, Sponsored Markets, and Specialty Markets. Standard Markets consists of the aggregate operating results for the three channels previously characterized as Hanover North, Hanover South and Citizens Midwest. Maintaining a strong regional focus, Standard Markets sells property and casualty insurance products through independent agents and brokers primarily in the Northeast, Midwest and Southeast United States. Sponsored Markets offers property and casualty products to members of affinity groups and other organizations. This distribution channel also focuses on worksite distribution, which offers discounted property and casualty (automobile and homeowners) insurance through employer sponsored programs. Specialty Markets offers specialty or program property and casualty business nationwide. This channel focuses on niche classes of risks and leverages specific underwriting processes.

     The Asset Accumulation group includes two segments: Allmerica Financial Services and Allmerica Asset Management. The Allmerica Financial Services segment includes variable annuities, variable universal life and traditional life insurance products, as well as group retirement products, such as defined benefit and 401(k) plans and tax-sheltered annuities. Allmerica Financial Services also includes brokerage and non-institutional investment advisory services. Through its Allmerica Asset Management segment, the Company offers its customers the option of investing in GICs, such as long-term and short-term funding agreements. Short-term funding agreements are investment contracts issued to institutional buyers, such as money market funds, corporate cash management programs and securities lending collateral programs, which typically have short maturities and periodic interest rate resets based on an index such as LIBOR. Long-term funding agreements are investment contracts issued to various business or charitable trusts, which are used to support debt issued by the trust to foreign and domestic institutional buyers, such as banks, insurance companies and pension plans. These funding agreements have long maturities and may be issued with a fixed or variable interest rate based on an index such as LIBOR. This segment is also a Registered Investment Advisor providing investment advisory services, primarily to affiliates and to third parties, such as money market and other fixed income clients.

     In addition to the three operating segments, the Company has a Corporate segment, which consists primarily of cash, investments, corporate debt, Capital Securities and corporate overhead expenses. Corporate overhead expenses reflect costs not attributable to a particular segment, such as those generated by certain officers and directors, technology, finance, human resources and legal.

     Management evaluates the results of the aforementioned segments based on a pre-tax and pre-minority interest basis. Segment income is determined by adjusting net income for net realized investment gains and losses, net gains and losses on disposals of businesses, discontinued operations, extraordinary items, the cumulative effect of accounting changes and certain other items which management believes are not indicative of overall operating trends. While these items may be significant components in understanding and assessing the Company's financial performance, management believes that the presentation of segment income enhances understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, segment income should not be construed as a substitute for net income determined in accordance with generally accepted accounting principles.

     Summarized below is financial information with respect to business segments:

FOR THE YEARS ENDED DECEMBER 31                    2000        1999        1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Segment revenues:
    Risk Management                            $2,307.7    $2,189.4    $2,222.1
    Asset Accumulation
      Allmerica Financial Services                864.2       806.3       724.0
      Allmerica Asset Management                  149.2       150.5       121.7
-------------------------------------------------------------------------------
        Subtotal                                1,013.4       956.8       845.7
-------------------------------------------------------------------------------
    Corporate                                       6.3         6.0        12.9
    Intersegment revenues                          (7.0)       (5.9)       (7.6)
-------------------------------------------------------------------------------
      Total segment revenues
        including Closed Block                  3,320.4     3,146.3     3,073.1
-------------------------------------------------------------------------------
Adjustments to segment revenues:
    Adjustment for Closed Block                   (97.2)      (92.1)      (98.3)
    Net realized (losses) gains                  (135.3)       91.0        59.2
-------------------------------------------------------------------------------
      Total revenues                           $3,087.9    $3,145.2    $3,034.0
===============================================================================

Segment income (loss) before
  federal income taxes and
  minority interest:
    Risk Management                            $  190.0    $  199.6    $  149.6
    Asset Accumulation
      Allmerica Financial Services                222.8       205.5       169.0
      Allmerica Asset Management                   22.5        23.5        23.7
-------------------------------------------------------------------------------
        Subtotal                                  245.3       229.0       192.7
-------------------------------------------------------------------------------
    Corporate                                     (60.8)      (59.3)      (50.9)
-------------------------------------------------------------------------------
      Segment income before
        federal income taxes and
        minority interest                         374.5       369.3       291.4
-------------------------------------------------------------------------------
Adjustments to segment income:
    Net realized investment (losses)
      gains, net of amortization                 (135.2)       96.8        49.5
    Sales practice litigation expense                --          --       (31.0)
    Restructuring costs                           (20.7)        1.9        (9.0)
    Other items                                      --          --        (0.8)
-------------------------------------------------------------------------------
Income from continuing operations
  before federal income taxes and
  minority interest                            $  218.6    $  468.0    $  300.1
===============================================================================

                             IDENTIFIABLE ASSETS      DEFERRED ACQUISITION COSTS

DECEMBER 31                      2000        1999            2000        1999
--------------------------------------------------------------------------------
(IN MILLIONS)

Risk Management             $ 6,186.6   $ 5,869.0       $   187.2   $   173.3
Asset Accumulation
  Allmerica Financial
    Services                 23,082.5    23,435.7         1,409.8     1,213.1
  Allmerica Asset
    Management                2,238.4     1,387.6             0.2         0.4
--------------------------------------------------------------------------------
    Subtotal                 25,320.9    24,823.3         1,410.0     1,213.5
Corporate                        80.5        77.3              --          --
--------------------------------------------------------------------------------
  Total                     $31,588.0   $30,769.6       $ 1,597.2   $ 1,386.8
================================================================================

Sixteen
--------------------------------------------------------------------------------
Lease Commitments

Rental expenses for operating leases, including those related to the discontinued operations of the Company, amounted to $32.8 million, $33.2 million and $34.9 million in 2000, 1999 and 1998, respectively. These expenses relate primarily to building leases of the Company. At December 31, 2000, future minimum rental payments under non-cancelable operating leases were approximately $59.9 million, payable as follows: 2001 - $26.2 million; 2002 - $16.0 million; 2003 - $10.1 million; 2004 - $5.9 million; and $1.7 million thereafter. It is expected that, in the normal course of business, leases that expire may be renewed or replaced by leases on other property and equipment; thus, it is anticipated that future minimum lease commitments may not be less than the amounts shown for 2001.

Seventeen
--------------------------------------------------------------------------------
Reinsurance

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

     Effective January 1, 1999, the Company entered into a whole account aggregate excess of loss reinsurance agreement (See Note 3). The Company is subject to concentration of risk with respect to this reinsurance agreement, which represented 10% or more of the Company's reinsurance business at December 31, 2000. Net premiums earned and losses and loss adjustment expenses ceded under this agreement in 2000 for accident year 1999 were $25.0 million and $34.1 million, respectively. Net premiums earned and losses and loss adjustment expenses ceded under this agreement in 1999 were $21.9 million and $35.0 million, respectively. The effect of this agreement on the results of operations in future periods is not currently determinable, as it will be based on future losses and allocated LAE for accident year 1999. In addition, the Company is subject to concentration of risk with respect to reinsurance ceded to various residual market mechanisms. As a condition to the ability to conduct certain business in various states, the Company is required to participate in various residual market mechanisms and pooling arrangements which provide various insurance coverages to individuals or other entities that are otherwise unable to purchase such coverage voluntarily provided by private insurers. These market mechanisms and pooling arrangements include the Massachusetts Commonwealth Automobile Reinsurers ("CAR"), the Maine Workers' Compensation Residual Market Pool ("MWCRP") and the Michigan Catastrophic Claims Association ("MCCA"). At December 31, 2000, CAR also represented 10% or more of the Company's reinsurance business. As a servicing carrier in Massachusetts, the Company cedes a significant portion of its private passenger and commercial automobile premiums to CAR. Net premiums earned and losses and loss adjustment expenses ceded to CAR in 2000, 1999 and 1998 were $37.3 million and $44.5 million, $42.8 million and $42.6 million, and $34.3 million and $38.1 million, respectively. Additionally, the Company ceded to MCCA premiums earned and losses and loss adjustment expenses in 2000, 1999 and 1998 of $3.7 million and $31.1 million, $3.7 million and $75.3 million, and $3.7 million and $18.0 million, respectively.

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

     The effects of reinsurance were as follows:

FOR THE YEARS ENDED DECEMBER 31                    2000        1999        1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Life and accident and health
  insurance premiums:
    Direct                                     $   43.7    $   53.5    $   51.4
    Assumed                                         0.7         0.7         0.7
    Ceded                                         (40.3)      (50.0)      (47.8)
-------------------------------------------------------------------------------
Net premiums                                   $    4.1    $    4.2    $    4.3
===============================================================================

Property and casualty
  premiums written:
    Direct                                     $2,391.7    $2,179.0    $1,970.4
    Assumed                                        63.5        67.3        58.8
    Ceded                                        (303.6)     (270.9)      (74.1)
-------------------------------------------------------------------------------
Net premiums                                   $2,151.6    $1,975.4    $1,955.1
===============================================================================

Property and casualty
  premiums earned:
    Direct                                     $2,297.8    $2,135.0    $1,967.9
    Assumed                                        66.8        73.0        64.5
    Ceded                                        (299.8)     (261.7)      (66.1)
-------------------------------------------------------------------------------
Net premiums                                   $2,064.8    $1,946.3    $1,966.3
===============================================================================

Life and accident and health
  insurance and other individual
  policy benefits, claims, losses
  and loss adjustment expenses:
    Direct                                     $  363.1    $  391.9    $  359.5
    Assumed                                         0.3         0.1         0.3
    Ceded                                         (35.4)      (39.2)      (49.5)
-------------------------------------------------------------------------------
Net policy benefits, claims, losses
  and loss adjustment expenses                 $  328.0    $  352.8    $  310.3
===============================================================================

Property and casualty benefits,
  claims, losses and loss
  adjustment expenses:
    Direct                                     $1,819.5    $1,603.8    $1,589.2
    Assumed                                        68.1        61.7        62.7
    Ceded                                        (326.3)     (247.6)     (158.2)
-------------------------------------------------------------------------------
Net policy benefits, claims, losses
  and loss adjustment expenses                 $1,561.3    $1,417.9    $1,493.7
===============================================================================

Eighteen
--------------------------------------------------------------------------------
Deferred Policy Acquisition Costs

The following reflects the changes to the deferred policy acquisition asset:

FOR THE YEARS ENDED DECEMBER 31                    2000        1999        1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Balance at beginning of year                   $1,386.8    $1,161.2    $  965.5
  Acquisition expenses deferred                   684.1       616.2       638.0
  Amortized to expense during
    the year                                     (454.5)     (429.9)     (449.6)
  Adjustment to equity during
    the year                                      (19.2)       39.3         7.3
-------------------------------------------------------------------------------
Balance at end of year                         $1,597.2    $1,386.8    $1,161.2
===============================================================================

Nineteen
--------------------------------------------------------------------------------
Liabilities for Outstanding Claims, Losses and Loss Adjustment Expenses

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

     The liability for future policy benefits and outstanding claims, losses and loss adjustment expenses related to the Company's accident and health business was $520.7 million and $601.3 million at December 31, 2000 and 1999, respectively. Accident and health claim liabilities were re-estimated for all prior years and were decreased by $18.6 million in 2000 and increased by $51.2 million in 1999. The decrease in 2000 primarily resulted from the Company's entrance into a reinsurance agreement which provided for the cession of the Company's long-term group disability reserves, partially offset by reserve strengthening in the reinsurance pool business. The 1999 increase resulted from the Company's reserve strengthening primarily in the EBS and reinsurance pool business.

     The table below provides a reconciliation of the beginning and ending property and casualty reserve for unpaid losses and LAE as follows:

FOR THE YEARS ENDED DECEMBER 31                    2000        1999        1998
-------------------------------------------------------------------------------
(IN MILLIONS)

Reserve for losses and LAE,
  beginning of year                            $2,618.7    $2,597.3    $2,615.4
Incurred losses and LAE, net of
  reinsurance recoverable:
    Provision for insured events
      of current year                           1,634.9     1,601.4     1,609.0
    Decrease in provision for
      insured events of prior years               (87.4)     (183.4)     (127.2)
-------------------------------------------------------------------------------
Total incurred losses and LAE                   1,547.5     1,418.0     1,481.8
-------------------------------------------------------------------------------
Payments, net of reinsurance
  recoverable:
    Losses and LAE attributable to
      insured events of current year              870.2       861.1       871.9
    Losses and LAE attributable to
      insured events of prior years               703.8       638.0       643.0
-------------------------------------------------------------------------------
Total payments                                  1,574.0     1,499.1     1,514.9
-------------------------------------------------------------------------------
Change in reinsurance recoverable
  on unpaid losses                                126.9       102.5        15.0
-------------------------------------------------------------------------------
Reserve for losses and LAE,
  end of year                                  $2,719.1    $2,618.7    $2,597.3
===============================================================================

As part of an ongoing process, the reserves have been re-estimated for all prior accident years and were decreased by $87.4 million, $183.4 million and $127.2 million in 2000, 1999 and 1998, respectively, reflecting favorable development on reserves for both losses and loss adjustment expenses.

     Favorable development on prior years' loss reserves was $25.9 million, $93.1 million, and $58.9 million for the years ended December 31, 2000, 1999, and 1998, respectively. The decrease of $67.2 million in 2000 is primarily due to increased medical costs and severity in the workers' compensation line, in addition to less favorable development in the commercial multiple peril and to a lesser degree, personal automobile lines. The increase of $34.2 million in 1999 is primarily due to improved personal automobile results in the Northeast and to payments received from reinsurers related to prior years' losses in the commercial multiple peril line. Favorable development on prior years' loss adjustment expense reserves was $61.5 million, $90.3 million, and $68.3 million for the years ended December 31, 2000, 1999, and 1998, respectively. The favorable development in these periods is primarily attributable to claims process improvement initiatives taken by the Company over the past three years. Since 1997, the Company has lowered claim settlement costs through increased utilization of in-house attorneys and consolidation of claim offices. These measures are substantially complete.

     Reserves established for current year losses and LAE consider the factors that resulted in the recent favorable development of prior years' loss and LAE reserves. Accordingly, current year reserves are modestly lower, relative to those initially established for similar exposures in prior years and the Company expects continued reductions in the amount of favorable development in future years.

     Due to the nature of the business written by the Risk Management segment, the exposure to environmental liabilities is relatively small and therefore its reserves are relatively small compared to other types of liabilities. Loss and LAE reserves related to environmental damage and toxic tort liability, included in the reserve for losses and LAE, were $36.0 million, $47.3 million and $49.9 million, net of reinsurance of $15.9 million, $11.2 million and $14.2 million in 2000, 1999 and 1998, respectively. The Company does not specifically underwrite policies that include this coverage, but as case law expands policy provisions and insurers' liability beyond the intended coverage, the Company may be required to defend such claims. The Company estimated its ultimate liability for these claims based upon currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available. Although these outstanding claims are not significant, their existence gives rise to uncertainty and are discussed because of the possibility, however remote, that they may become significant. The Company believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Company is not aware of any litigation or pending claims that are expected to result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

Twenty
--------------------------------------------------------------------------------
Minority Interest

The Company's interest in Citizens Corporation prior to the acquisition of minority interest completed on or about December 3, 1998, whereby Citizens Corporation became a wholly-owned subsidiary, was 83.2%. Minority interest at December 31, 2000 and 1999 also reflects the Company's issuance through a subsidiary business trust, of $300.0 million of Series B Capital Securities, which are registered under the Securities Act of 1933, and related Junior Subordinated Deferrable Interest Debentures due 2027. These capital securities pay cumulative dividends at a rate of 8.207% semiannually. Through certain guarantees, these subordinated debentures and the terms of related agreements, AFC has irrevocably and unconditionally guaranteed the obligations of the subsidiary business trust under these capital securities.

Twenty-One
--------------------------------------------------------------------------------
Contingencies

Regulatory and Industry Developments

Unfavorable economic conditions may contribute to an increase in the number of insurance companies that are under regulatory supervision. This may result in an increase in mandatory assessments by state guaranty funds, or voluntary payments by solvent insurance companies to cover losses to policyholders of insolvent or rehabilitated companies. Mandatory assessments, which are subject to statutory limits, can be partially recovered through a reduction in future premium taxes in some states. The Company is not able to reasonably estimate the potential impact of any such future assessments or voluntary payments.

Litigation

In 1997, a lawsuit on behalf of a putative class was instituted against the Company alleging fraud, unfair or deceptive acts, breach of contract, misrepresentation, and related claims in the sale of life insurance policies. In November 1998, the Company and the plaintiffs entered into a settlement agreement, and in May 1999, the Federal District Court in Worcester, Massachusetts approved the settlement agreement and certified the class for this purpose. AFC recognized a $31.0 million pre-tax expense in 1998 related to this litigation. Although the Company believes that this expense reflects appropriate recognition of its obligation under the settlement, this estimate assumes the availability of insurance coverage for certain claims, and the estimate may be revised based on the amount of reimbursement actually tendered by AFC's insurance carriers, and based on changes in the Company's estimate of the ultimate cost of the benefits to be provided to members of the class.

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

Twenty-Two
--------------------------------------------------------------------------------
Statutory Financial Information

The Company's insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Statutory surplus differs from shareholders' equity reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable. As of December 31, 2000, 49 out of 50 states have adopted the National Association of Insurance Commissioners proposed Codification, which provides for uniform statutory accounting principles. These principles are effective January 1, 2001. The Company is currently assessing the impact that the adoption of Codification will have on its insurance subsidiaries.

     Statutory net income and surplus are as follows:

                                                   2000         1999        1998
--------------------------------------------------------------------------------
(IN MILLIONS)

Statutory Net Income
  (Loss)-Combined
    Property and Casualty
      Companies                                $  111.8     $  511.6    $  180.7
    Life and Health Companies                     (43.6)       239.0        86.4
--------------------------------------------------------------------------------
Statutory Shareholders'
  Surplus-Combined
    Property and Casualty
      Companies                                $1,036.2     $1,089.1    $1,269.3
    Life and Health Companies                     528.5        590.1     1,164.1
================================================================================

As of July 1, 1999, FAFLIC transferred its remaining ownership in Allmerica P&C to AFC. At December 31, 1998, the life and health companies' statutory surplus reflected interest in Allmerica P&C of approximately 70.0%.

Twenty-Three
--------------------------------------------------------------------------------
Quarterly Results of Operations (Unaudited)

The quarterly results of operations for 2000 and 1999 are summarized below:

FOR THE THREE MONTHS ENDED
--------------------------------------------------------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA))

2000                                   MARCH 31    JUNE 30   SEPT. 30    DEC. 31

Total revenues                           $732.2     $785.8     $794.0     $775.9
Net income                               $ 30.2     $ 47.6     $ 62.5     $ 59.6
Net income per share:
    Basic                                $ 0.56     $ 0.89     $ 1.18     $ 1.13
    Diluted                              $ 0.56     $ 0.88     $ 1.16     $ 1.11
Dividends declared
  per share                              $   --     $   --     $ 0.25     $   --
================================================================================

1999

Total revenues                           $856.2     $764.8     $761.7     $762.5
Net income                               $154.1     $ 60.2     $ 13.1     $ 68.4
Net income per share:
    Basic                                $ 2.69     $ 1.10     $ 0.24     $ 1.26
    Diluted                              $ 2.67     $ 1.09     $ 0.24     $ 1.25
Dividends declared
  per share                              $   --     $   --     $ 0.25     $   --
================================================================================

Note: Due to the use of weighted average shares outstanding when calculating earnings per common share, the sum of the quarterly per common share data may not equal the per common share data for the year.

During the fourth quarter of 2000, the Company recorded an after-tax benefit of approximately $7 million primarily related to a change in premium tax rate estimates. In addition, the Company also recorded a $20.2 million tax benefit from a change in the estimate of the ultimate realizability of the dividends received deduction associated with the Company's variable products.

--------------------------------------------------------------------------------
BOARD OF DIRECTORS
--------------------------------------------------------------------------------

MICHAEL P. ANGELINI (I)
Chairman and Partner, Bowditch & Dewey, LLP

E. GORDON GEE (D)
Chancellor, Vanderbilt University

SAMUEL J. GERSON (D)
Chairman, GenuOne, Inc.

GAIL L. HARRISON (A)
Principal, Powell Tate

ROBERT P. HENDERSON (C) (I)
General Partner,
Greylock Management Corporation

M HOWARD JACOBSON (C) (I)
Senior Advisor and Consultant,
Bankers Trust Private Bank

WENDELL J. KNOX (A)
President and Chief Executive Officer,
Abt Associates

ROBERT J. MURRAY (A)
Chairman, President and Chief Executive Officer,
New England Business Service, Inc.

TERRENCE MURRAY (D)
Chairman and Chief Executive Officer,
FleetBoston Financial Corporation

JOHN F. O'BRIEN
President and Chief Executive Officer,
Allmerica Financial Corporation

JOHN R. TOWERS (A)
Vice Chairman and Chief Administrative Officer,
State Street Corporation

HERBERT M. VARNUM (C)
Former Chairman and Chief Executive Officer,
Quabaug Corporation

(A) AUDIT COMMITTEE
(C) COMPENSATION COMMITTEE
(D) DIRECTORS COMMITTEE
(I) INVESTMENT COMMITTEE

--------------------------------------------------------------------------------
OPERATING COMMITTEE
--------------------------------------------------------------------------------

BRUCE C. ANDERSON
Vice President, Corporate Services

MARK R. COLBORN
Vice President, Operations Services

J. KENDALL HUBER
Vice President and General Counsel

JOHN P. KAVANAUGH
Vice President and Chief Investment Officer

JOHN F. O'BRIEN
President and Chief Executive Officer

EDWARD J. PARRY, III
Vice President and Chief Financial Officer

RICHARD M. REILLY
President and Chief Executive Officer,
Allmerica Financial Life Insurance and
Annuity Company

ROBERT P. RESTREPO, JR.
President and Chief Executive Officer,
Allmerica Property and Casualty Companies

ERIC A. SIMONSEN
President, Allmerica Financial Partners

GREGORY D. TRANTER
Vice President and Chief Information Officer

--------------------------------------------------------------------------------
SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------

ANNUAL MEETING OF SHAREHOLDERS

The management and Board of Directors of Allmerica Financial Corporation invite you to attend the Company's Annual Meeting of Shareholders. The meeting will be held on May 15, 2001, at 9:00 a.m. at Allmerica Financial, 440 Lincoln Street, Worcester, Massachusetts.

COMMON STOCK AND SHAREHOLDER OWNERSHIP PROFILE

The common stock of Allmerica Financial Corporation is traded on the New York Stock Exchange under the symbol "AFC." As of the end of business on February 28, 2001, the Company had 42,293 shareholders of record. On the same date, the trading price of the Company's common stock closed at $53.15 per share.

COMMON STOCK PRICES AND DIVIDENDS

2000                                       HIGH             LOW        DIVIDENDS
================================================================================
First Quarter                            $53.50          $35.31               --
--------------------------------------------------------------------------------
Second Quarter                           $60.13          $46.31               --
--------------------------------------------------------------------------------
Third Quarter                            $65.44          $54.00           $ 0.25
--------------------------------------------------------------------------------
Fourth Quarter                           $72.50          $58.13               --
--------------------------------------------------------------------------------

1999                                       HIGH             LOW        DIVIDENDS
================================================================================
First Quarter                            $57.88          $50.19               --
--------------------------------------------------------------------------------
Second Quarter                           $62.25          $54.50               --
--------------------------------------------------------------------------------
Third Quarter                            $64.44          $47.56           $ 0.25
--------------------------------------------------------------------------------
Fourth Quarter                           $59.69          $46.50               --
--------------------------------------------------------------------------------

DIVIDENDS

Allmerica Financial Corporation currently pays an annual cash dividend of $0.25 per share.

IMSA

[LOGO]

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

REGISTRAR AND STOCK TRANSFER AGENT

Equiserve
First Chicago Trust Division
525 Washington Boulevard
Jersey City, NJ 07303-2512
(800) 317-4454

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110

INDUSTRY RATINGS

                                                   A.M.      STANDARD
CLAIMS PAYING ABILITY                              BEST      & POOR'S    MOODY'S
================================================================================
First Allmerica Financial
Life Insurance Company                                A           AA-         A1
--------------------------------------------------------------------------------
Allmerica Financial Life Insurance
and Annuity Company                                   A           AA-         A1
--------------------------------------------------------------------------------
The Hanover Insurance Company                         A           AA-         A1
--------------------------------------------------------------------------------
Citizens Insurance
Company of America                                    A            -           -
--------------------------------------------------------------------------------

                                                            STANDARD
DEBT RATINGS                                                & POOR'S     MOODY'S
================================================================================
Allmerica Financial Corporation
Senior Debt                                                        A-         A2
--------------------------------------------------------------------------------
Allmerica Financial Corporation
Capital Securities                                                BBB         a2
--------------------------------------------------------------------------------
Allmerica Financial Corporation
Short Term Debt                                                    A1         P1
--------------------------------------------------------------------------------
First Allmerica Financial Life Insurance
Company Short Term Debt                                           A1+         P1
--------------------------------------------------------------------------------
First Allmerica Financial Life Insurance
Company Short Term Insurance
Financial Strength Rating                                         A1+         P1
--------------------------------------------------------------------------------

TOLL-FREE INVESTOR INFORMATION LINE

Call our toll-free investor information line, (800) 407-5222, to receive additional printed information, including Form 10-Ks or quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, fax-on-demand services, access to shareholder services, prerecorded messages and other services. Alternatively, investors may address questions to:

Henry P. St. Cyr, CFA, Vice President, Investor Relations
Allmerica Financial Corporation
440 Lincoln Street, Worcester, MA 01653
tel: (508) 855-2959 fax: (508) 853-4481

William J. Steglitz, CPA, Manager, Investor Relations
tel: (508) 855-3883 fax: (508) 856-9526

CORPORATE OFFICES AND PRINCIPAL SUBSIDIARIES

Allmerica Financial Corporation
440 Lincoln Street
Worcester, MA 01653

The Hanover Insurance Company
100 North Parkway
Worcester, MA 01605

Citizens Insurance Company of America
645 West Grand River
Howell, MI 48843

WEB SITE
Please visit our Internet site at http://www.allmerica.com

Printed partially on recycled paper.
Design: The Graphic Expression, Inc., New York


80