Form 10-K, Exhibit 13
period 2001-12-31
ALLMERICA FINANCIAL CORP
filed 2002-04-01
CIK 944695

                                                                      Exhibit 13

Five Year Summary of Selected Financial Highlights
=====================================================================================================================
For the Years Ended December 31                              2001        2000        1999        1998        1997
(In millions, except per share data)
--------------------------------------------------------------------------------------------------------------------
Statements of Income
Revenues
   Premiums                                                $ 2,254.7   $ 2,118.8   $ 2,002.6   $ 2,026.0   $ 2,038.8
   Universal life and investment product policy fees           391.6       421.1       359.3       296.6       237.3
   Net investment income                                       655.2       645.5       669.5       657.7       684.5
   Net realized investment (losses) gains                     (123.9)     (140.7)       90.4        59.3        77.3
   Other income                                                134.2       138.0       116.9        94.4        72.5
--------------------------------------------------------------------------------------------------------------------
        Total revenues                                       3,311.8     3,182.7     3,238.7     3,134.0     3,110.4
--------------------------------------------------------------------------------------------------------------------
Benefits, Losses and Expenses
   Policy benefits, claims, losses and loss
     adjustment expenses                                     2,167.2     1,981.8     1,861.6     1,900.6     1,864.6
   Policy acquisition expenses                                 479.2       456.6       432.4       452.3       411.5
   Loss from selected property and casualty exited
   agencies, policies, groups and programs                      68.3          --          --          --          --
   Losses on derivative instruments                             35.2          --          --          --          --
   Voluntary pool environmental losses                          33.0          --          --          --          --
   Restructuring costs                                           2.7        20.7        (1.9)        9.0          --
   Sales practice litigation (benefit) expense                  (7.7)         --          --        31.0          --
   Loss from cession of disability income business                --          --          --          --        53.9
   Other operating expenses                                    593.3       505.0       478.6       441.0       440.4
--------------------------------------------------------------------------------------------------------------------
        Total benefits, losses and expenses                  3,371.2     2,964.1     2,770.7     2,833.9     2,770.4
--------------------------------------------------------------------------------------------------------------------
   (Loss) income from continuing operations
     before federal income taxes                               (59.4)      218.6       468.0       300.1       340.0
   Federal income tax (benefit) expense                        (75.5)        2.7       106.9        56.1        84.7
--------------------------------------------------------------------------------------------------------------------
   Income from continuing operations before
     minority interest                                          16.1       215.9       361.1       244.0       255.3
   Minority interest                                           (16.0)      (16.0)      (16.0)      (29.3)      (62.7)
--------------------------------------------------------------------------------------------------------------------
   Income from continuing operations before cumulative
     effect of change in accounting principle                    0.1       199.9       345.1       214.7       192.6
   Discontinued operations:
     (Loss) income from operations of discontinued
       group life and health business, net of taxes               --          --       (18.8)      (13.5)       16.6
     Loss from disposal of group life and health
       business, net of taxes                                     --          --       (30.5)         --          --
--------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of change in
     accounting principle                                        0.1       199.9       295.8       201.2       209.2
   Cumulative effect of change in accounting principle          (3.2)         --          --          --          --
--------------------------------------------------------------------------------------------------------------------
Net (loss) income                                          $    (3.1)  $   199.9   $   295.8   $   201.2   $   209.2
====================================================================================================================
   (Loss) earnings per common share (diluted)              $   (0.06)  $    3.70   $    5.33   $    3.33   $    3.82
   Dividends declared per common share (diluted)           $    0.25   $    0.25   $    0.25   $    0.15   $    0.20
--------------------------------------------------------------------------------------------------------------------
Adjusted net income (1)                                    $   164.5   $   301.2   $   280.9   $   212.5   $   164.3
====================================================================================================================
Balance Sheet (at December 31)
Total assets                                               $30,336.1   $31,588.0   $30,769.6   $27,653.1   $22,549.0
Long-term debt                                                 199.5       199.5       199.5       199.5       202.1
Total liabilities                                           27,645.0    28,878.9    28,229.4    24,894.5    19,714.8
Minority interest                                              300.0       300.0       300.0       300.0       452.9
Shareholders' equity                                         2,391.1     2,409.1     2,240.2     2,458.6     2,381.3

(1) Represents net income adjusted for certain items which management believes are not indicative of overall operating trends, including net realized investment gains (losses), losses on derivative instruments, net gains and losses on disposals of businesses, discontinued operations, extraordinary items, the cumulative effect of accounting changes, restructuring costs, and certain other items. While these items may be significant components in understanding and assessing the Company's financial performance, management believes adjusted net income enhances an investor's understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, adjusted net income should not be construed as a substitute for net (loss) income determined in accordance with generally accepted accounting principles.

Management's Discussion and Analysis of Financial Condition and Results of Operations
================================================================================

The following analysis of the consolidated results of operations and financial condition of the Company should be read in conjunction with the Consolidated Financial Statements included elsewhere herein.

Introduction
--------------------------------------------------------------------------------
The results of operations for Allmerica Financial Corporation and subsidiaries ("AFC" or "the Company") include the accounts of First Allmerica Financial Life Insurance Company ("FAFLIC") and Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"), AFC's principal life insurance and annuity companies; The Hanover Insurance Company ("Hanover") and Citizens Insurance Company of America ("Citizens"), AFC's principal property and casualty companies; and certain other insurance and non-insurance subsidiaries.

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

     The Risk Management Segment manages property and casualty insurance products through three distribution channels identified as Standard Markets, Sponsored Markets, and Specialty Markets. Maintaining a strong regional focus, Standard Markets sells personal and commercial insurance products through independent agents and brokers primarily in the Northeast, Midwest and Southeast United States. Sponsored Markets offers personal line products to members of affinity groups, other organizations and through employers. Specialty Markets offers specialty or program property and casualty business nationwide. In the fourth quarter of 2001, the Company exited selected property and casualty agencies, policies, groups and programs. (See Risk Management - Selected Property & Casualty Exited Agencies, Policies, Groups & Programs.)

     The Asset Accumulation group includes two segments: Allmerica Financial Services and Allmerica Asset Management. The Allmerica Financial Services segment includes variable annuities, variable universal life and traditional life insurance products, as well as certain group retirement products. Allmerica Financial Services also includes brokerage and non-institutional investment advisory services. Through its Allmerica Asset Management segment, the Company offers its customers the option of investing in Guaranteed Investment Contracts ("GICs"). GICs, also referred to as funding agreements, are investment contracts, which can contain either short-term or long-term maturities and are issued to institutional buyers or to various business or charitable trusts. Also, this segment is a Registered Investment Advisor providing investment advisory services, primarily to affiliates and to third parties, such as money market and other fixed income clients.

     In addition to the three operating segments, the Company has a Corporate segment, which consists primarily of cash, investments, corporate debt, Capital Securities (mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the Company) and corporate overhead expenses. Corporate overhead expenses reflect costs not attributable to a particular segment, such as those generated by certain officers and directors, technology, finance, human resources and legal.

Results of Operations
--------------------------------------------------------------------------------
Consolidated Overview

Consolidated net (loss) income includes the results of each segment of the Company, which management evaluates on a pre-tax and pre-minority interest basis. In addition, net (loss) income also includes certain items which management believes are not indicative of overall operating trends, such as net realized investment gains and losses, losses on derivative instruments, net gains and losses on disposals of businesses, discontinued operations, extraordinary items, the cumulative effect of accounting changes and certain other items. While these items may be significant components in understanding and assessing the Company's financial performance, management believes that the presentation of "Adjusted Net Income", which excludes these items, enhances understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, adjusted net income should not be construed as a substitute for net (loss) income determined in accordance with generally accepted accounting principles.

     The Company's consolidated net income decreased $203.0 million, or 101.6%, to a net loss of $3.1 million, compared to net income of $199.9 million in 2000. The reduction in net income primarily resulted from a decrease in adjusted net income of $136.7 million and a loss from selected property and casualty exited agencies, policies, groups, and programs of $44.4 million. In addition, the reduction in net income in 2001 also resulted from derivative and voluntary pool losses of $22.9 million and $21.5 million, respectively. These decreases in 2001 were partially offset by lower restructuring costs. In 2000, the Company's consolidated net income decreased $95.9 million, or 32.4%, to $199.9 million, compared to $295.8 million in

1999. The reduction in net income in 2000 resulted primarily from a $150.8 million decline in net realized investment gains and $13.5 million of restructuring charges, partially offset by a lower federal income tax rate. In addition, 1999 results included a $49.3 million after-tax loss resulting from the discontinuation of the Company's group life and health business.

     The following table reflects adjusted net income and a reconciliation to consolidated net (loss) income. Adjusted net income consists of segment income
(loss), federal income taxes on segment income and minority interest on Capital Securities.

For the Years Ended December 31                                  2001        2000        1999
=============================================================================================
(In millions)
---------------------------------------------------------------------------------------------
Segment income (loss) before federal
   income taxes and minority interest:
     Risk Management                                           $ 93.5     $ 190.0     $ 199.6
     Asset Accumulation:
        Allmerica Financial Services                            143.0       222.8       205.5
        Allmerica Asset Management                               20.7        22.5        23.5
---------------------------------------------------------------------------------------------
                                                                163.7       245.3       229.0
     Corporate                                                  (63.8)      (60.8)      (59.3)
---------------------------------------------------------------------------------------------
        Segment income before federal
          income taxes and minority interest                    193.4       374.5       369.3
---------------------------------------------------------------------------------------------
   Federal income taxes on segment
     income                                                     (12.9)      (57.3)      (72.4)
   Minority interest on Capital Securities                      (16.0)      (16.0)      (16.0)
---------------------------------------------------------------------------------------------
Adjusted net income                                             164.5       301.2       280.9
Adjustments (net of taxes and
   amortization, as applicable):
     Net realized investment (losses) gains                     (78.8)      (87.8)       63.0
     Losses on derivative instruments                           (22.9)         --          --
     Loss from selected property and
        casualty exited agencies, policies,
        groups, and programs                                    (44.4)         --          --
     Voluntary pool environmental losses                        (21.5)         --          --
     Sales practice litigation                                    5.0          --          --
     Restructuring costs                                         (1.8)      (13.5)        1.2
---------------------------------------------------------------------------------------------
Income from continuing operations
   before cumulative effect of change in
   accounting principle                                           0.1       199.9       345.1
   Discontinued operations (net of taxes):
     Loss from operations of discontinued
        group life and health business                             --          --       (18.8)
     Loss on disposal of group life and
        health business                                            --          --       (30.5)
---------------------------------------------------------------------------------------------
Income before cumulative effect of
   change in accounting principle                                 0.1       199.9       295.8
   Cumulative effect of change in
     accounting principle (net of taxes)                         (3.2)         --          --
---------------------------------------------------------------------------------------------
Net (loss) income                                              $ (3.1)    $ 199.9     $ 295.8
=============================================================================================


2001 Compared to 2000
The Company's segment income before federal taxes and minority interest decreased $181.1 million, or 48.4%, to $193.4 million during 2001. This decrease is primarily attributable to a decrease in income from the Risk Management and Allmerica Financial Services segments of $96.5 million and $79.8 million, respectively. The decrease in Risk Management's segment income was primarily attributable to decreased favorable loss and loss adjustment expenses ("LAE") reserve development related to prior years of $121.0 million and to an increase of approximately $62 million in current accident year losses and LAE primarily in the personal automobile, commercial multiple peril and homeowners lines. These decreases were partially offset by net premium rate increases of approximately $101 million. Allmerica Financial Services' segment income decreased $79.8 million principally due to lower asset-based fees, primarily resulting from a decrease in the market value of assets under management in the variable product lines, and to lower investment management fees and brokerage income. The decrease in Allmerica Financial Services' segment income is also attributable to higher policy benefits and other operating expenses, partially offset by lower deferred policy acquisition costs.

     The effective tax rate for segment income was 6.7% for 2001, as compared to 15.3% in 2000. The decrease in the tax rate was primarily due to lower underwriting income resulting in an increase in the proportion of tax-exempt investment income and low income housing credits to pre-tax income.

     Net realized losses on investments, after taxes and amortization, were $78.8 million during 2001, primarily due to after-tax realized losses from impairments of fixed maturities of $120.4 million. These losses were partially offset by $37.5 million of after-tax net realized gains from the sale of approximately $2.2 billion of fixed income securities. During 2000, net realized losses on investments, after taxes and amortization, were $87.8 million, primarily attributable to after-tax realized losses of $54.7 million resulting from the sale of approximately $2.2 billion of fixed income securities. In addition, the Company recognized $43.0 million in after-tax realized losses, due to impairments of fixed maturities.

     The Company recognized losses on derivatives, net of taxes, of $22.9 million during the fourth quarter of 2001. These losses primarily represent an accounting charge for hedge ineffectiveness on certain derivatives in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"). (See "Derivative Instruments".)

     During the fourth quarter of 2001, the Company recognized an after-tax loss of $44.4 million related to the exit of selected property and casualty agencies, policies, groups, and programs. This loss primarily reflects an increase in loss reserves for both the current and prior accident years. This resulted from a process whereby the Company evaluated its approximately 2,500 agencies in the Risk Management segment and identified 691 agencies that did not meet certain profitability standards or were not strategically aligned with the Company. For these agents, the Company either terminated the relationship or restricted the agent's ability to offer commercial lines policies. Certain groups and specialty programs were also discontinued. (See "Risk Management - Selected Property & Casualty Exited Agencies, Policies, Groups & Programs".)

     Voluntary pool environmental losses reflect the Company's participation in a reserve deficiency of a voluntary excess and casualty reinsurance pool. From 1950 to 1982, the Company voluntarily participated in this reinsurance pool along with several other property and casualty carriers. The pool was dissolved in 1982 and since that time has been in run-off. During the fourth quarter of 2001, the pool obtained results from an independent actuarial review of its current reserve position, which noted a range of reserve deficiency, primarily as a result of adverse development of asbestos claims. As a result of this study, the Company recognized losses, net of taxes, of $21.5 million, based on the Company's participation in the reserve deficiency.

     The Company recognized a benefit of $5.0 million, net of taxes, in 2001, as a result of refining cost estimates related to settlement of a class action lawsuit.

     In the fourth quarter of 2001, the Company recognized an after-tax charge of $1.8 million related to severance and other employee related costs resulting from the reorganization of its technology support group. During 2000, the Company recognized an after-tax restructuring charge of $13.5 million. This charge is the result of a formal company-wide restructuring plan, intended to reduce expenses and enhance revenues. This plan consisted of various initiatives, including a series of internal reorganizations, consolidations in home office operations, consolidations in field offices, changes in distribution channels and product changes.

     During 2001, the Company recognized a $3.2 million loss, net of taxes, upon adoption of Statement No. 133. This loss resulted from recognizing derivative instruments held by the Company on January 1, 2001, at their fair values. This adjustment represents net losses that were previously deferred in other comprehensive income on derivative instruments that do not qualify for hedge accounting. The Company recorded an offsetting gain in other comprehensive income of $3.3 million, net of taxes, to recognize these derivative instruments.

2000 Compared to 1999
The Company's segment income before taxes and minority interest increased $5.2 million, or 1.4%, to $374.5 million during 2000. This increase is primarily attributable to increased income of $17.3 million from the Allmerica Financial Services segment, partially offset by a decrease of $9.6 million from the Risk Management segment. The increase in the Allmerica Financial Services segment income is primarily attributable to higher asset-based fee income driven by additional deposits and market appreciation in the variable product lines, partially offset by higher policy acquisition and other growth related operating expenses. The decrease in the Risk Management segment is primarily attributable to increased losses and LAE resulting from a $96.0 million decrease in favorable development on prior years' reserves, as well as increased current year claims activity, primarily in the workers' compensation, commercial automobile and homeowners lines of business. Partially offsetting these items are rate increases, principally in the commercial lines, of approximately $66 million and decreased policy acquisition and other operating expenses of $14.8 million.

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

     During 2000, the Company recognized an after-tax restructuring charge of $13.5 million. This charge is the result of the aforementioned formal company-wide restructuring plan, intended to reduce expenses and enhance revenues. In the fourth quarter of 1999, the Company reduced its charge related to the 1998 restructuring of the Company's Risk Management segment by $1.2 million, net of taxes.

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

Risk Management
--------------------------------------------------------------------------------
The following table summarizes the results of operations for the Risk Management segment:

For the Years Ended December 31                         2001           2000           1999
==========================================================================================
(In millions)
------------------------------------------------------------------------------------------
Segment revenues
   Net premiums written                            $ 2,285.0      $ 2,153.4      $ 1,977.0
==========================================================================================
   Net premiums earned                             $ 2,205.7      $ 2,066.7      $ 1,948.2
   Net investment income                               216.0          218.4          221.4
   Other income                                         33.1           22.6           19.8
------------------------------------------------------------------------------------------
Total segment revenues                               2,454.8        2,307.7        2,189.4
Losses and LAE (1)                                   1,753.1        1,563.0        1,420.3
Policy acquisition expenses                            401.7          373.2          370.6
Other operating expenses                               206.5          181.5          198.9
------------------------------------------------------------------------------------------
Segment income                                     $    93.5      $   190.0      $   199.6
==========================================================================================

(1) Includes policyholders' dividends of $8.1 million, $13.8 million and $12.3 million in 2001, 2000 and 1999, respectively.

2001 Compared to 2000

Risk Management's segment income decreased $96.5 million, or 50.8%, to $93.5 million for the year ended December 31, 2001, compared to $190.0 million in 2000. The decline in segment income is primarily attributable to increased losses and LAE resulting from a $121.0 million decrease in favorable development on prior years' reserves. The unfavorable trend in reserve development is primarily the result of an increase in personal automobile loss frequency and severity, and the Company having captured, in 1999 and 2000, the accumulated benefits of its claims redesign efforts. In addition, losses and LAE increased in 2001 due to approximately $62 million of increased current accident year claims activity primarily in the personal automobile, commercial multiple peril, and homeowners lines. Other operating expenses increased during 2001 primarily due to increased technology costs and premium charge-offs. Partially offsetting these items are approximately $101 million of net rate increases, primarily in commercial lines. In addition, net catastrophe losses decreased $19.2 million, to $51.0 million for the year ended December 31, 2001. Net catastrophe losses include $10.5 million of incurred losses related to the events of September 11, 2001. A net loss of $0.9 million and a net benefit of $9.8 million are included in segment income in 2001 and 2000, respectively, as a result of a whole account aggregate excess of loss reinsurance agreement ("aggregate excess of loss reinsurance treaty"), which provides coverage for the 1999 accident year.

2000 Compared to 1999
Risk Management's segment income decreased $9.6 million, or 4.8%, to $190.0 million for the year ended December 31, 2000, compared to $199.6 million in 1999. The decline in segment income is primarily attributable to increased losses and loss adjustment expenses resulting from a $96.0 million decrease in favorable development on prior years' reserves. In addition, increased current year claims activity primarily in the workers' compensation, commercial automobile, and homeowners lines contributed to the decline. Partially offsetting these items are approximately $66 million of rate increases, primarily in the commercial lines. Also, policy acquisition and other operating expenses decreased $14.8 million primarily as the result of efficiencies gained through consolidation of underwriting processes. Reflected in the aforementioned $14.8 million decrease is a $6.0 million reduction in premium tax reserves, recognized in the fourth quarter of 2000. Net catastrophe losses decreased $6.7 million, to $70.2 million for the year ended December 31, 2000, compared to $76.9 million in 1999. Net benefits of $9.8 million and $15.9 million are included in segment income as a result of the aforementioned aggregate excess of loss reinsurance treaty in 2000 and 1999, respectively.

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

The following table summarizes the results of operations for the distribution channels of the Risk Management segment:

For the Year Ended December 31, 2001
=========================================================================================================
(In millions, except ratios)
---------------------------------------------------------------------------------------------------------
                                                   Standard   Sponsored  Specialty
                                                    Markets     Markets    Markets     Other      Total
---------------------------------------------------------------------------------------------------------
Statutory net premiums written                    $ 1,565.5     $ 661.7     $ 54.4     $ 1.6    $ 2,283.2
=========================================================================================================
Statutory combined ratio (1)                          107.3       100.4      141.3       N/M        106.1
=========================================================================================================
Statutory underwriting loss                       $  (121.0)    $  (9.1)    $(22.3)    $(2.0)   $  (154.4)
Reconciliation to segment income:
   Net investment income                                                                            216.0
   Other income and expenses, net                                                                    17.8
   Other statutory to GAAP adjustments                                                               14.1
---------------------------------------------------------------------------------------------------------
Segment income                                                                                  $    93.5
=========================================================================================================

For the Year Ended December 31, 2000
=========================================================================================================
(In millions, except ratios)
---------------------------------------------------------------------------------------------------------
                                                   Standard   Sponsored  Specialty
                                                    Markets     Markets    Markets     Other      Total
---------------------------------------------------------------------------------------------------------
Statutory net premiums written                    $ 1,505.7     $ 603.2     $ 38.2   $   2.3    $ 2,149.4
=========================================================================================================
Statutory combined ratio (1)                          102.9        97.7      110.4       N/M        102.0
=========================================================================================================
Statutory underwriting (loss) profit              $   (58.1)    $   8.0     $ (4.2)  $  (9.0)       (63.3)
Reconciliation to segment income:
   Net investment income                                                                            218.4
   Other income and expenses, net                                                                    12.1
   Other statutory to GAAP adjustments                                                               22.8
---------------------------------------------------------------------------------------------------------
Segment income                                                                                  $   190.0
=========================================================================================================

For the Year Ended December 31, 1999
=========================================================================================================
(In millions, except ratios)
---------------------------------------------------------------------------------------------------------
                                                   Standard   Sponsored  Specialty
                                                    Markets     Markets    Markets     Other        Total
---------------------------------------------------------------------------------------------------------

Statutory net premiums written                    $ 1,391.9     $ 545.6     $ 39.7     $ 2.7    $ 1,979.9
=========================================================================================================
Statutory combined ratio (1)                          101.3       101.2      124.0       N/M        101.2
=========================================================================================================
Statutory underwriting (loss) profit              $   (14.7)    $  (7.7)    $ (8.1)    $ 0.4        (30.1)
Reconciliation to segment income:
   Net investment income                                                                            221.4
   Other income and expenses, net                                                                     6.2
   Other statutory to GAAP adjustments                                                                2.1
---------------------------------------------------------------------------------------------------------
Segment income                                                                                  $   199.6
=========================================================================================================

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

N/M - Not meaningful

2001 Compared to 2000
Standard Markets

Standard Markets' net premiums written increased $59.8 million, or 4.0%, to $1,565.5 million for the year ended December 31, 2001. The increase in net premiums written primarily resulted from increases of $27.8 million, or 8.9%, $23.9 million, or 4.8%, $7.7 million, or 4.7%, and $7.4 million, or 3.3%, in the commercial multiple peril, personal automobile, homeowners and commercial automobile lines, respectively. The increase in the commercial multiple peril line is primarily the result of rate increases of 12.3% and 8.8% in Michigan and New York, respectively. Commercial multiple peril policies in force also increased 2.4% since December 31, 2000. Personal automobile's net premiums written increased primarily due to a 3.1% increase in policies in force and a 2.9% Michigan rate increase since December 31, 2000. Partially offsetting these favorable items in the personal automobile line is a 5.4% Massachusetts net rate reduction in 2001. The increase in homeowners' net premiums written is primarily the result of a 16.8% Michigan rate increase partially offset by a 1.1% decrease in policies in force in 2001. In addition, the commercial automobile line experienced rate increases of 6.4%, 7.6%, and 16.5% in Michigan, Massachusetts, and New York, respectively, since December 31, 2000. Partially offsetting these favorable items is a $21.7 million, or 10.2% decrease in workers' compensation's net premiums written. The decrease in workers' compensation is primarily attributable to the non-renewal of several large, unprofitable commercial accounts in 2001. Net premiums written reflected ceded premiums of $5.1 million and $16.8 million under the aforementioned aggregate excess of loss reinsurance treaty for 2001 and 2000, respectively.

     Standard Markets' underwriting results declined $62.9 million to an underwriting loss of $121.0 million for the year ended December 31, 2001, compared to an underwriting loss of $58.1 million in 2000. This is primarily attributable to the aforementioned decrease in favorable development on prior years' reserves primarily in the personal automobile, commercial automobile, and commercial multiple peril lines. Increased current accident year claims activity in the personal automobile line and increased current accident year claims severity in the commercial multiple peril line also contributed to the decline. Partially offsetting these items are approximately $73 million of rate increases, primarily in commercial lines. In addition, catastrophe losses decreased $15.2 million to $29.1 million for the year ended December 31, 2001, compared to $44.3 million for the same period in 2000. Net benefits of $2.7 million and $9.7 million are included in underwriting results relating to the aforementioned aggregate excess of loss reinsurance treaty in 2001 and 2000, respectively.

Sponsored Markets

Sponsored Markets' net premiums written increased $58.5 million, or 9.7%, to $661.7 million for the year ended December 31, 2001. The increase in net premiums written is primarily attributable to a $31.4 million, or 6.6%, and a $20.8 million, or 17.1%, increase in the personal automobile and homeowners lines, respectively. The increase in personal automobile's net premiums written is primarily the result of a 5.0% increase in policies in force and the aforementioned Michigan rate increase, partially offset by a 5.4% Massachusetts net rate reduction since December 31, 2000. In addition, homeowners' net premiums written increased primarily due to a 5.7% increase in policies in force and the aforementioned 16.8% Michigan rate increase in 2001. Net premiums written reflected ceded premiums of $2.3 million and $7.8 million under the aforementioned aggregate excess of loss reinsurance treaty for 2001 and 2000, respectively.

     Underwriting results declined $17.1 million to an underwriting loss of $9.1 million for the year ended December 31, 2001, compared to an underwriting profit of $8.0 million in 2000. The decline in underwriting results is primarily attributable to the aforementioned decrease in favorable development on prior years' reserves primarily in the personal automobile line in 2001. Partially offsetting this item are approximately $28 million of rate increases, primarily in the personal automobile line and improved current accident year claims activity in the personal automobile and homeowners lines. In addition, net catastrophe losses decreased $4.3 million to $21.6 million for the year ended December 31, 2001, compared to $25.9 million in 2000. Net benefits of $1.2 million and $4.1 million are included in underwriting results relating to the aforementioned aggregate excess of loss reinsurance treaty in 2001 and 2000, respectively.

Specialty Markets

Specialty Markets' net premiums written increased $16.2 million, or 42.4%, to $54.4 million for the year ended December 31, 2001. This increase is primarily attributable to a $7.7 million, or 113.2%, and $5.0 million, or 38.2%, increase in the commercial multiple peril and commercial automobile lines, respectively. The Company terminated virtually all of its specialty commercial programs during the fourth quarter of 2001. This is discussed in further detail under "Selected Property & Casualty Exited Agencies, Policies, Groups & Programs".

     Underwriting results declined $18.1 million, to a loss of $22.3 million for the year ended December 31, 2001, compared to a loss of $4.2 million in 2000. The decline in underwriting results is primarily attributable to an $11.8 million increase in policy acquisition and other underwriting expenses since December 31, 2000 primarily related to an absence of ceding commission income from business that has not been renewed. In addition, an increase in current accident year claims severity in the commercial automobile line unfavorably impacted results.

2000 Compared to 1999
Standard Markets

Standard Markets' net premiums written increased $113.8 million, or 8.2%, to $1,505.7 million for the year ended December 31, 2000. The increase in net premiums written primarily resulted from increases of $29.7 million, or 6.4%, $26.3 million, or 13.4%, $25.9 million, or 9.1%, and $18.4 million, or 9.4%, in the personal automobile, commercial automobile, commercial multiple peril, and workers' compensation lines, respectively. The increase in the personal automobile line is primarily the result of a 6.9% increase in policies in force and a 1.0% rate increase in Massachusetts in 2000. The increase in commercial automobile's net premiums written is primarily the result of rate increases of 6.8%, 10.3%, and 14.3% in Michigan, Massachusetts, and New York, respectively, partially offset by a 3.5% decrease in policies in force in 2000. In addition, the commercial multiple peril line experienced a 16.2% rate increase in Michigan and policies in force increased 3.3% in 2000. Workers' compensation's net premiums written increased as a result of 36.8%, 8.0%, and 13.0% rate increases in Maine, Michigan and Indiana, respectively, in 2000. Also, net premiums written increased $11.2 million, or 7.3%, for the year ended December 31, 2000 in the homeowners line. This increase is primarily the result of a 7.2% Michigan rate increase and a 2.3% increase in policies in force over the prior year. Net premiums written reflected ceded premiums of $16.8 million and $9.3 million under the aforementioned aggregate excess of loss reinsurance treaty for 2000 and 1999, respectively.

     Standard Markets' underwriting results declined $43.4 million to an underwriting loss of $58.1 million for the year ended December 31, 2000, compared to an underwriting loss of $14.7 million in 1999. The decline in underwriting results is primarily attributable to a decrease in favorable development on prior years' reserves in the workers' compensation, commercial multiple peril, and personal automobile lines. In addition, an increase in current year claims severity in the workers' compensation and commercial automobile lines contributed to the decline. Partially offsetting these unfavorable items is improved current year claims frequency in the commercial multiple peril line. Net benefits of $9.7 million and $7.5 million are included in underwriting results relating to the aforementioned aggregate excess of loss reinsurance treaty in 2000 and 1999, respectively.

Sponsored Markets

Sponsored Markets' net premiums written increased $57.6 million, or 10.6%, to $603.2 million for the year ended December 31, 2000. The increase in net premiums written is primarily attributable to a $42.3 million, or 9.7%, increase in the personal automobile line. This is primarily the result of a 4.8% increase in policies in force over the same period in 1999 and the aforementioned 1.0% rate increase in Massachusetts. In addition, homeowners' net premiums written increased $10.3 million, or 9.2%, primarily attributable to the aforementioned 7.2% Michigan rate increase and a 3.2% increase in policies in force in 2000. Net premiums written reflected ceded premiums of $7.8 million and $12.6 million under the aforementioned aggregate excess of loss reinsurance treaty for 2000 and 1999, respectively.

     Underwriting results improved $15.7 million to an underwriting profit of $8.0 million for the year ended December 31, 2000, compared to an underwriting loss of $7.7 million in 1999. The improvement in underwriting results is primarily attributable to a $7.3 million decrease in loss adjustment expenses resulting from a decrease in legal fees and employee related expenses in 2000. In addition, net catastrophe losses decreased $6.6 million to $25.9 million for the year ended December 31, 2000, compared to $32.5 million in 1999. Improved current year claims activity in the personal automobile line also contributed to this improvement. Partially offsetting these favorable items is a decrease in favorable development on prior years' reserves in the personal automobile line. Net benefits of $4.1 million and $9.9 million are included in underwriting results relating to the aforementioned aggregate excess of loss reinsurance treaty in 2000 and 1999, respectively.

Specialty Markets

Specialty Markets' net premiums written decreased $1.5 million, or 3.8%, to $38.2 million for the year ended December 31, 2000. This decrease is primarily attributable to a 6.4% decrease in policies in force in 2000. In addition, an increase in ceded premiums resulting from greater utilization of reinsurance in the general liability line contributed to the decrease in net premiums written. The Company continually assesses the profitability of each individual program and seeks to exit programs that do not meet established Company underwriting guidelines.

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

Investment Results
--------------------------------------------------------------------------------
Net investment income before tax was $216.0 million, $218.4 million and $221.4 million for the years ended December 31, 2001, 2000 and 1999, respectively. The decrease in net investment income in 2001, compared to 2000, primarily reflects the impact of bonds that defaulted and a reduction in average invested assets, partially offset by an increase in average pre-tax yields on debt securities. Average invested assets decreased $23.7 million, or 0.7%, to $3,378.1 million in 2001, compared to $3,401.8 million in 2000. Average pre-tax yields on debt securities increased to 6.9% in 2001, compared to 6.8% in 2000, due to the shift in investment strategy providing for investments in taxable securities instead of tax exempt securities, to maximize after-tax investment yields.

     The decrease in net investment income in 2000, compared to 1999, primarily reflects a reduction in average invested assets, partially offset by an increase in average pre-tax yields on debt securities. Average invested assets decreased $122.3 million, or 3.5%, to $3,401.8 million in 2000, compared to $3,524.1 million in 1999. This reduction is due to the transfer of cash and securities of $108.0 million and $350.0 million to the Corporate segment during the second quarters of 2000 and 1999, respectively. Average pre-tax yields on debt securities increased to 6.8% in 2000, compared to 6.7% in 1999, due to a shift in investment strategy providing for investments in taxable securities instead of tax exempt securities, to maximize after-tax investment yields.

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

     The table below provides a reconciliation of the beginning and ending reserve for unpaid losses and LAE as follows:

For the Years Ended December 31                               2001           2000           1999
================================================================================================
(In millions)
------------------------------------------------------------------------------------------------
Reserve for losses and LAE,
   beginning of year                                     $ 2,719.1      $ 2,618.7      $ 2,597.3
Incurred losses and LAE, net of
   reinsurance recoverable:
     Provision for insured events
        of current year                                    1,708.3        1,634.9        1,601.4
     Increase (decrease) in provision
        for insured events of prior years                     33.6          (87.4)        (183.4)
     Losses related to selected property
        & casualty exited agencies,
        policies, groups & programs                           52.9             --             --
     Losses related to voluntary
        pool environmental claims                             33.0             --             --
------------------------------------------------------------------------------------------------
Total incurred losses and LAE                              1,827.8        1,547.5        1,418.0
------------------------------------------------------------------------------------------------
Payments, net of reinsurance
   recoverable:
     Losses and LAE attributable to
       insured events of current year                        892.8          870.2          861.1
     Losses and LAE attributable to
       insured events of prior years                         780.3          703.8          638.0
------------------------------------------------------------------------------------------------
Total payments                                             1,673.1        1,574.0        1,499.1
------------------------------------------------------------------------------------------------
Change in reinsurance recoverable
   on unpaid losses                                           47.7          126.9          102.5
------------------------------------------------------------------------------------------------
Reserve for losses and LAE,
   end of year                                           $ 2,921.5      $ 2,719.1      $ 2,618.7
================================================================================================

As part of an ongoing process, the reserves have been re-estimated for all prior accident years and were increased by $107.4 million in 2001 and decreased by $87.4 million and $183.4 million in 2000 and 1999, respectively. Included in 2001 were increased reserves of $40.8 million related to the exit of selected property and casualty agencies, policies, groups and programs, and $33.0 million related to voluntary pool environmental claims.

     During the year ended December 31, 2001, estimated loss reserves for claims occurring in prior years developed unfavorably by $72.8 million and LAE reserves developed favorably by $39.2 million. Favorable development on prior years' loss reserves and LAE reserves was $25.9 million and $61.5 million, respectively, in 2000, and $93.1 million and $90.3 million, respectively, in 1999. The unfavorable loss reserve development in 2001 is primarily the result of an increase in personal automobile loss frequency and severity, increased commercial lines loss severity and additional losses related to fourth quarter 2000 non-catastrophe weather related claims in Michigan. These non-catastrophe claims primarily affected the personal automobile, workers' compensation and commercial multiple peril lines. The favorable loss reserve development in both 2000 and 1999 is primarily the result of the Company capturing the accumulated benefits of its claim redesign efforts. Favorable development on prior years' LAE reserves in 2001, 2000 and 1999 is primarily attributable to claims process improvement initiatives taken by the Company over the past four years. Since 1997, the Company has lowered claim settlement costs through increased utilization of in-house attorneys and consolidation of claim offices. These measures are complete. The Company currently expects no significant favorable or adverse LAE reserve development in 2002.

     Reserves established for current year losses and LAE in 2001 and 2000 consider the factors that resulted in the favorable development of prior years' loss and LAE reserves during 1999 and earlier years. Accordingly, current year reserves are modestly lower, relative to those initially established for similar exposures in years prior to 2000.

     Inflation generally increases the cost of losses covered by insurance contracts. The effect of inflation on the Company varies by product. Property and casualty insurance premiums are established before the amount of losses and LAE, and the extent to which inflation may affect such expenses, are known. Consequently, the Company attempts, in establishing rates and reserves, to anticipate the potential impact of inflation in the projection of ultimate costs. The impact of inflation has been relatively insignificant in recent years. However, inflation could contribute to increased losses and LAE in the future.

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

Environmental Reserves

Although the Company does not specifically underwrite policies that include environmental damage and toxic tort liability, the Company may be required to defend such claims. Loss and LAE reserves for all direct business written by its property and casualty companies related to environmental damage and toxic tort liability, included in the reserve for losses and LAE, were $26.7 million, $25.4 million and $34.8 million, net of reinsurance of $13.0 million, $15.9 million and $11.2 million in 2001, 2000 and 1999, respectively. The Company estimated its ultimate liability for these claims based upon currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available. Although these outstanding claims are not significant, their existence gives rise to uncertainty and are discussed because of the possibility that they may become significant. The Company believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Company is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

     The Company was a participant in a voluntary excess and casualty reinsurance pool (Excess and Casualty Reinsurance Association, "ECRA") from 1950 to 1982. In 1982 the pool was dissolved and since that time the business has been in runoff. The Company's participation in this pool has resulted in an average loss of $2.5 million annually over the past ten years. During 2001, the pool commissioned an independent actuarial review of the current reserve position, which noted a range of reserve deficiency primarily as a result of adverse development of asbestos claims. As a result of this study, the Company recorded an additional $33.0 million of losses in the fourth quarter of 2001. This reserving action has been presented as a separate line item in the Consolidated Statements of Income and has been excluded from adjusted net income due to management's belief that this item is not indicative of overall operating trends. Loss and LAE reserves for assumed reinsurance and pool business with environmental damage and toxic tort liability, including the aforementioned ECRA reserve adjustment, were $39.3 million, $10.6 million, and $12.5 million in 2001, 2000 and 1999, respectively. These reserves relate to pools in which the Company has terminated its participation, however, the Company continues to be subject to claims related to years in which it was a participant. Because of the inherent uncertainty regarding the types of claims in these pools, there can be no assurance that these reserves will be sufficient.

Selected Property & Casualty Exited Agencies, Policies,
Groups & Programs

During the fourth quarter of 2001, the Company completed an extensive review of its agency relationships which resulted in the termination of 377 agencies and the withdrawal of commercial lines' underwriting authority from 314 agencies. These actions affected approximately 27% of the approximately 2,500 active agencies representing the Company in 2001. These agencies have consistently produced unsatisfactory loss ratios. In addition, the Company terminated virtually all of its specialty commercial programs and discontinued a number of special marketing arrangements. The total earned premium associated with the exited business was $252.9 million in 2001 and is estimated to be approximately $170 million and $65 million in 2002 and 2003, respectively. The Company is contractually or under statutory regulations obligated to renew policies with certain agents that will be in runoff in 2002 and 2003. The estimated future premium deficiency on these policies is $7.2 million and this loss was recorded during 2001. In connection with these actions, the Company performed an actuarial review of outstanding reserves with segregated loss history on the exited business. Based on this review, an increase to reserves of $52.9 million was recorded in the fourth quarter of 2001. This increase includes $12.1 million of adverse development in the current year and $40.8 million of adverse development on prior year reserves, which is net of a $5.9 million benefit from the aforementioned aggregate excess of loss reinsurance treaty. Under the aggregate excess of loss reinsurance treaty, the Company recognized a net benefit of $1.1 million, including the aforementioned $5.9 million benefit related to prior year reserves. In addition, as a result of projected future losses on the exited business, the Company recorded an impairment to the deferred acquisition costs asset ("DAC") of $3.4 million. This resulted in an increase in policy acquisition expenses and a decrease in the Company's DAC asset balance as of December 31, 2001. The total charge of $68.3 million has been presented as a separate line item in the Consolidated Statements of Income and has been excluded from adjusted net income due to management's belief that this item is not indicative of overall operating trends. Actual future losses from the exited business may vary from the Company's estimate.

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

     Catastrophe reinsurance serves to protect the ceding insurer from significant losses arising from a single event such as windstorm, hail, hurricane, tornado, riot or other extraordinary events. Under the Company's catastrophe reinsurance agreements, the Company ceded $20.3 million of losses in 2001 as a result of deterioration in the 2000 accident year and $35.2 million of losses in 2000.

     The Company entered into a whole account aggregate excess of loss reinsurance agreement, which provides coverage for accident year 1999 for the Company's property and casualty business. The program covered losses and allocated LAE, including those incurred but not yet reported, in excess of a specified whole account loss and allocated LAE ratio. The coverage limit for losses and allocated LAE is $150.0 million. The effect of this agreement on results of operations in each reporting period is based on losses and allocated LAE ceded, reduced by a sliding scale premium of 50-67.5% depending on the size of the loss, and increased by a ceding commission of 20% of ceded premium. In addition, net investment income is reduced for amounts credited to the reinsurer. As a result of this agreement, the Company recognized net benefits of $0.2 million, $9.8 million and $15.9 million for the years ended December 31, 2001, 2000, and 1999 respectively, based on estimates of losses and allocated LAE for accident year 1999. The 2001 impact from this treaty includes a $1.1 million net benefit related to the aforementioned exit of selected property and casualty agencies, policies, groups and programs. The effect of this agreement on the results of operations in future periods is not currently determinable, as it will be based both on future losses and allocated LAE for accident year 1999.

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

Asset Accumulation
Allmerica Financial Services
--------------------------------------------------------------------------------
The following table summarizes the results of operations for the Allmerica Financial Services segment.

For the Years Ended December 31                           2001        2000       1999
=====================================================================================
(In millions)
-------------------------------------------------------------------------------------
Segment revenues
   Premiums                                             $ 49.0      $ 52.1     $ 54.5
   Fees                                                  391.6       421.1      359.3
   Net investment income                                 288.9       283.6      304.8
   Other income                                           97.0       110.4       89.7
-------------------------------------------------------------------------------------
Total segment revenues                                   826.5       867.2      808.3
-------------------------------------------------------------------------------------
Policy benefits, claims and losses                       346.8       315.1      323.0
Policy acquisition and other
   operating expenses                                    336.7       329.3      279.8
-------------------------------------------------------------------------------------
Segment income                                          $143.0      $222.8     $205.5
=====================================================================================

                                                                              27

2001 Compared to 2000
Segment income decreased $79.8 million, or 35.8%, to $143.0 million in 2001. This decrease primarily reflects lower asset-based fees and other income, as well as an increase in policy benefits and other operating expenses, net of lower deferred acquisition costs. The decline in asset-based fees and other income is principally attributable to a decrease in the market value of assets under management in the variable product lines, and to lower brokerage income.

     Segment revenues decreased $40.7 million, or 4.7%, in 2001, primarily due to lower asset-based fees and other income. Fee income decreased $29.5 million, or 7.0%, to $391.6 million, primarily due to variable annuity fees which decreased $21.3 million, or 9.0%. This was primarily due to a decline in the market value of average variable annuity assets under management. In addition, group annuity and non-variable universal life policy fees decreased $9.3 million and $8.4 million, respectively, during 2001. These declines were primarily due to lower average invested assets resulting from the Company's decision to exit its defined contribution group retirement business and from the continued shift in focus to variable life insurance and annuity products. Additionally, the decline in non-variable universal life fees included approximately $4 million due to changes in certain actuarial assumptions in 2000. These decreases in fees were partially offset by a $9.5 million increase in variable universal life fees principally due to additional deposits. Other income decreased $13.4 million, or 12.1%, to $97.0 million. This decline was primarily due to lower investment management fees of $8.3 million resulting from depreciation and reduced deposits in variable product assets under management as well as to lower brokerage income of $6.1 million resulting from a decrease in mutual fund and general securities transaction volumes.

     Net investment income increased $5.3 million primarily due to additional income from the investment of higher general account deposits, partially offset by the impact of defaulted bonds, lower average mortgage investments and yields, and to the aforementioned decision to exit the defined contribution group retirement business.

     Policy benefits, claims and losses increased $31.7 million, or 10.1%, to $346.8 million in 2001, primarily due to increased interest credited of approximately $22 million related to an increase in general account deposits. Additionally, policy benefits include guaranteed minimum death benefits ("GMDB") related to variable annuities. In the event of the death of an annuitant, the GMDB provides beneficiaries with a payment equal to the greater of a prescribed death benefit or the current account value of the annuity. This results in increased annuity policy benefits in periods of declining financial markets and in periods of stable financial markets following a decline. The Company has established reserves for GMDB based on its best estimate of the long-term cost of GMDB. During 2001, the GMDB expense increased $10.5 million, primarily due to the recent, sustained decline in the financial markets. If market levels as of December 31, 2001 continue, GMDB expenses in 2002 are expected to increase by $20 million to $25 million over 2001. Approximately one third to one half of this increase will be offset by reduced amortization of deferred policy acquisition costs. Additional declines in the financial markets would further increase these costs.

     Policy acquisition and other operating expenses increased $7.4 million, or 2.2%, to $336.7 million in 2001. Other operating expenses increased approximately $18.3 million, primarily due to increases in technology and distribution costs, partially offset by lower brokerage commissions and administrative expenses due to the aforementioned decrease in trading volumes for mutual fund and general securities transactions. In addition, other operating expenses in 2000 included a $4.7 million net reduction in premium tax and guaranty fund reserves. Management expects technology and distribution costs to continue to increase in 2002 due to new sales initiatives.

     Policy acquisition expenses decreased $10.9 million or 12.3%, to $77.8 million. In 2001, policy acquisition expense reflects a refinement in the methodology used by the Company's deferred policy acquisition cost valuation system which decreased amortization expense by approximately $6 million. Included in policy acquisition expenses in 2000 were several unusual items, particularly approximately $36.3 million of reduced expenses related to a change in certain life products actuarial assumptions and an increase in policy acquisition expenses of approximately $25.0 million in the annuity line of business, resulting from an increase in assumed lapse rates. Excluding the effects of the aforementioned unusual items, policy acquisition costs declined approximately $15.2 million, primarily due to lower variable annuity profits. Since variable products' deferred policy acquisition costs are amortized in proportion to gross profits, the lower annuity gross profits in 2001 resulted in less amortization expense. However, if lower annuity gross profits persist, a partial writeoff of the existing DAC asset may occur. This would increase policy acquisition expenses in the period of the partial writeoff.

2000 Compared to 1999
Segment income increased $17.3 million, or 8.4%, to $222.8 million in 2000. This increase was primarily attributable to higher asset-based fee income driven by additional deposits and market appreciation in the variable product lines, partially offset by higher policy acquisition and other operating expenses.

     Segment revenues increased $58.9 million, or 7.3%, in 2000 primarily due to increased fees and other income, partially offset by a decline in net investment income. Fee income from variable annuities and individual variable universal life policies increased $52.8 million, or 19.8%, in 2000, primarily due to additional deposits and market appreciation. New deposits generated approximately $26.6 million of this growth, while market appreciation generated approximately $26.2 million. The growth in annuity deposits resulted from the introduction of a "bonus" product in the fourth quarter of 1999. The bonus product provided for immediate benefits to annuitants upon depositing funds into an annuity issued by the Company. This product was distributed through third party mutual fund advisors and independent broker-dealer distribution channels. Sales of bonus annuities, which totaled approximately $1.3 billion in 2000, compared to approximately $157.6 million in 1999, were partially offset by decreases of approximately $857.8 million in sales of annuities that did not include the bonus feature. Although average separate account asset values in 2000 were higher than those in 1999, total separate account assets at December 31, 2000 were less than average separate account assets during 2000, reflecting the net market depreciation during the year.

     Investment and other income decreased $0.5 million, or 0.1%, in 2000. This decrease was primarily due to a $21.2 million decline in net investment income due to lower average invested assets resulting from transfers from the Company's general account to the separate accounts in the annuity and group retirement product lines. This decrease was partially offset by higher brokerage income of $16.0 million attributable to an increase in mutual fund and general securities transaction volumes and to increased investment management fees of $8.6 million resulting from appreciation and additional deposits in variable product assets under management.

     Policy benefits, claims and losses decreased $7.9 million, or 2.4%, to $315.1 million in 2000. This decrease was due principally to the absence of a $5.4 million mortality reserve established in the variable annuity lines of business during the first quarter of 1999, and lower participation in an annuity program introduced in 1998, which provided for a limited time, enhanced crediting rates on general account deposits. Under this program, general account deposits were transferred ratably over a period of time into the Company's separate accounts. Also contributing to this decrease was reduced interest credited on group retirement products due to the cancellations of certain accounts and asset transfers to the separate accounts. These reductions were partially offset by strengthening of universal life and Closed Block reserves in 2000, which resulted in approximately a $5.5 million increase in that year, as well as less favorable mortality experience, primarily in the Closed Block.

     Policy acquisition and other operating expenses increased $49.5 million, or 17.7%, in 2000. Other operating expenses increased $28.8 million, primarily due to growth in the variable annuity and individual variable universal life product lines, and increases in technology and distribution costs. Also, brokerage commissions and administrative expenses increased due to the aforementioned growth in trading volumes for mutual fund and general securities transactions. These increases were partially offset by a $4.7 million net reduction in premium tax and guaranty fund reserves, recognized in the fourth quarter of 2000. Policy acquisition expenses increased $20.7 million, primarily due to growth in the annuity line of business. Included in policy acquisition expenses in 2000 were several unusual items, particularly approximately $36.3 million of reduced expenses related to a change in certain life products actuarial assumptions and an increase in policy acquisition expenses of approximately $25.0 million in the annuity line of business, resulting from an increase in assumed lapse rates. In 1999, policy acquisition expenses reflected an $18.4 million benefit resulting from the implementation and subsequent refinement of an enhanced valuation system for annuities. Absent the aforementioned items, policy acquisition expenses increased approximately $16.9 million in 2000.

Statutory Premiums and Deposits

The following table sets forth statutory premiums and deposits by product for the Allmerica Financial Services segment.

For the Years Ended December 31                         2001          2000           1999
==========================================================================================
(In millions)
------------------------------------------------------------------------------------------
Insurance:
   Traditional life                                 $   47.4      $    50.6      $    52.6
   Universal life                                       15.4           17.2           23.0
   Variable universal life                             204.1          209.1          187.0
   Individual health                                     0.3            0.2            0.3
   Group variable universal life                        64.8           47.7           94.9
------------------------------------------------------------------------------------------
     Total insurance                                   332.0          324.8          357.8
------------------------------------------------------------------------------------------
Annuities:
   Separate account annuities                        1,923.1        2,555.1        1,922.2
   General account annuities                           926.8          524.7          830.2
   Retirement investment accounts                        6.0            9.3           16.4
------------------------------------------------------------------------------------------
     Total individual annuities                      2,855.9        3,089.1        2,768.8
   Group annuities                                     197.7          463.1          409.3
------------------------------------------------------------------------------------------
     Total annuities                                 3,053.6        3,552.2        3,178.1
------------------------------------------------------------------------------------------
Total premiums and deposits                         $3,385.6      $ 3,877.0      $ 3,535.9
==========================================================================================

2001 Compared to 2000
For the year ended December 31, 2001, total premiums and deposits decreased $491.4 million, or 12.7%, to $3,385.6 million. These decreases are primarily due to lower separate account and group annuity deposits, partially offset by higher general account deposits. The Company believes that the lower separate account and group annuity deposits reflect an industry-wide trend resulting from a general decline in the equity markets. In addition, group annuity deposits decreased due to the Company's decision to exit its defined contribution retirement plan business and to cease marketing activities for new defined benefit retirement business. Partially offsetting these decreases were higher annuity deposits into the Company's general account resulting, in part, from the introduction of a promotional annuity program. This program offered an enhanced crediting rate of 7% for new general account deposits, for up to one year.

     Annuity products are distributed primarily through three distribution channels: (1) "Agency", which consists of the Company's career agency force; (2) "Select", which consists of a network of third party broker-dealers; and (3) "Partners", which includes distributors of the mutual funds advised by Scudder Investments ("Scudder"), Pioneer Investment Management, Inc. and Delaware Management Company ("Delaware"). Partners, Select, and Agency represented, respectively, approximately 38%, 38%, and 24% of individual annuity deposits in 2001, and Scudder represented 28% of all individual annuity deposits. During 2000, Partners, Select, and Agency represented, respectively, approximately 46%, 25%, and 29% of individual annuity deposits. Deposits in the Partners channel decreased during the year primarily due to the aforementioned overall decline in the equity markets, as well as to decreased sales through the Delaware distribution channel due to its emphasis on sales of proprietary products. Delaware represented approximately 3% of all individual annuity deposits in 2001. In the fourth quarter of 2001, the Company terminated its relationship with Delaware. The increase in deposits within the Select channel resulted primarily from the aforementioned promotional annuity program which offered an enhanced crediting rate of 7% and from the net addition of 22 wholesalers in 2001.

2000 Compared to 1999
For the year ended December 31, 2000, total premiums and deposits increased $341.1 million, or 9.6%, to $3,877.0 million. This increase was primarily due to higher separate account annuity deposits, partially offset by a decline in general account annuity deposits. The growth in separate account annuity deposits resulted from the introduction of the aforementioned bonus annuity product in the fourth quarter of 1999. This was partially offset by a decrease in annuity sales that did not include the bonus feature. Lower general account annuity deposits resulted from decreased utilization of an annuity program with enhanced crediting rates which required the transfer of deposits ratably over a period of time into the Company's separate accounts.


Allmerica Asset Management
--------------------------------------------------------------------------------
The following table summarizes the results of operations for the Allmerica Asset Management segment.

For the Years Ended December 31                           2001           2000         1999
===========================================================================================
(In millions)
-------------------------------------------------------------------------------------------
Interest margins on GICs:
   Net investment income                              $  144.3       $  137.8     $  137.9
   Interest credited                                     127.5          119.7        118.6
-------------------------------------------------------------------------------------------
Net interest margin                                       16.8           18.1         19.3
-------------------------------------------------------------------------------------------
Fees and other income:
   External                                                6.5            6.3          6.2
   Internal                                                5.2            5.1          6.4
Other operating expenses                                  (7.8)          (7.0)        (8.4)
-------------------------------------------------------------------------------------------
Segment income                                        $   20.7       $   22.5     $   23.5
===========================================================================================
Average GIC deposits outstanding                      $2,737.9       $1,887.9     $2,068.5
===========================================================================================

2001 Compared to 2000
Segment income decreased $1.8 million, or 8.0%, to $20.7 million in 2001 primarily due to decreased earnings on GICs and to lower earnings related to external clients. Earnings on GICs decreased $1.3 million primarily due to a shift from short-term funding agreements to lower margin long-term funding agreements in 2001 and to lower investment income due to defaults on certain bonds supporting GIC obligations. These declines were partially offset by increased earnings from higher net GIC deposits during the year. The decrease in earnings related to external clients resulted from a decrease in management fees from a securitized investment portfolio, partially offset by an increase in new external assets under management.

     In the fourth quarter of 2001, the Company was notified of short-term funding agreement withdrawals of approximately $380 million which resulted from uncertainty regarding the rating agency actions described in "Recent Developments." These withdrawals precipitated losses from related interest rate swap contracts as described in "Derivative Instruments." Management expects income from the GIC product line to be unfavorably affected in future periods due to short-term funding agreement withdrawals and a continued shift to lower margin long-term funding agreements. Further ratings downgrades may negatively affect GIC sales and results of operations.

2000 Compared to 1999
Segment income decreased $1.0 million, or 4.3%, to $22.5 million in 2000 primarily due to decreased earnings on GICs. Earnings on GICs decreased $1.2 million primarily due to short-term funding agreement withdrawals during the fourth quarter of 1999 and a shift to lower margin long-term funding agreements in 2000. The withdrawals in 1999 reflected uncertainties in the market following the insolvency of one specific company, resulting in greater redemptions for the industry overall.

Corporate
--------------------------------------------------------------------------------
The following table summarizes the results of operations for the Corporate segment for the periods indicated.

For the Years Ended December 31                        2001         2000         1999
=====================================================================================
(In millions)
-------------------------------------------------------------------------------------
Segment revenues
   Investment and other income                      $   6.7      $   6.3      $   6.0
Interest expense                                       15.3         15.3         15.4
Other operating expenses                               55.2         51.8         49.9
-------------------------------------------------------------------------------------
Segment loss                                        $ (63.8)     $ (60.8)     $ (59.3)
=====================================================================================

2001 Compared to 2000
Segment loss increased $3.0 million, or 4.9%, to $63.8 million in 2001, primarily as a result of increased corporate overhead costs, including technology costs and certain corporate overhead expenses previously allocated to other operating segments, partially offset by state tax credits recognized by the holding company.

     Interest expense for both periods relates principally to the interest paid on the Senior Debentures of the Company.

2000 Compared to 1999
Segment loss increased $1.5 million, or 2.5%, to $60.8 million in 2000, primarily as a result of higher other operating expenses.

Discontinued Operations
--------------------------------------------------------------------------------
During the second quarter of 1999, the Company approved a plan to exit its group life and health insurance business, consisting of its EBS business, its AGU business and its reinsurance pool business. The EBS business provided managed care products and offered group life, medical, dental, and disability insurance to the middle market. In March 2000, the Company transferred its EBS business to Great-West Life and Annuity Insurance Company of Denver. The sales transaction effectively transferred the business upon renewal subjecting the Company to losses on its existing book during the runoff period. AGU operated as a Managing Group Underwriting unit offering members of affinity groups medical, life and disability insurance. The reinsurance pool business consisted primarily of assumed medical stop loss business, the medical and disability portions of workers' compensation risks, small group managed care pools, long-term disability and long-term care pools, student accident and special risk business. Prior to 1999, these businesses comprised substantially all of the former Corporate Risk Management Services segment. The operating results of the discontinued segment have been reported in the Consolidated Statements of Income as discontinued operations in accordance with APB Opinion No. 30 with a June 30, 1999 measurement date.

     The following table summarizes the loss from operations and disposal for the discontinued group life and health insurance business for the year ended December 31, 1999. There were no additional losses recognized in 2001 or 2000 related to the Company's discontinued group life and health insurance business.

For the Year Ended December 31                                           1999
=============================================================================
(In millions)
-----------------------------------------------------------------------------
Loss from operations of discontinued
   group life and health business, net of taxes                       $ (18.8)
Loss from disposal of discontinued group
   life and health business, net of taxes                               (30.5)
-----------------------------------------------------------------------------
Net loss from discontinued segment                                    $ (49.3)
=============================================================================

The $18.8 million loss from operations for the year ended December 31, 1999 primarily resulted from additional reserves provided for accident claims related to prior years.

     As required by APB Opinion No. 30, the loss from disposal of the discontinued segment includes estimated proceeds from the aforementioned sale of the Company's EBS business, as well as an estimate of future losses expected from the runoff of the discontinued operations after the June 30, 1999 measurement date. Accordingly, the Company recognized a loss from disposal of its group life and health insurance business, net of taxes, of $30.5 million, which was comprised of the following (in millions):

Proceeds from sale                          $ 25.3
Losses expected from runoff:
   EBS                                       (15.7)
   Reinsurance pools                         (40.6)
   AGU                                       (15.9)
Federal income tax benefit                    16.4
--------------------------------------------------
                                            $(30.5)
==================================================

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

Investment Portfolio
--------------------------------------------------------------------------------
The Company held general account investment assets diversified across several asset classes, as follows:

December 31                                     2001                          2000
============================================================================================
(In millions)
--------------------------------------------------------------------------------------------
                                                    % of Total                    % of Total
                                       Carrying       Carrying        Carrying      Carrying
                                          Value          Value           Value         Value
--------------------------------------------------------------------------------------------
Fixed maturities (1)                  $ 9,401.7          88.1%      $ 8,118.0           83.9%
Equity securities (1)                      62.1           0.6            85.5            0.9
Mortgages                                 321.6           3.0           617.6            6.4
Policy loans                              379.6           3.5           381.3            3.9
Cash and cash
   equivalents                            350.2           3.3           281.1            2.9
Other long-term
   investments                            161.2           1.5           193.2            2.0
--------------------------------------------------------------------------------------------
Total                                 $10,676.4         100.0%      $ 9,676.7          100.0%
============================================================================================

(1) The Company carries the fixed maturities and equity securities in its investment portfolio at market value.

Total investment assets increased $1.0 billion, or 10.3%, to $10.7 billion during 2001. This increase consisted primarily of additional fixed maturities of $1.3 billion partially offset by a decrease of $296.0 million in mortgages. The increase in fixed maturities is primarily due to the investment of funds received from net GIC deposits in the Allmerica Asset Management segment, as well as an increase in general account deposits, including those relating to the aforementioned promotional annuity program, in the Allmerica Financial Services segment. These increases were partially offset by sales of mortgage loans during the year. The proceeds from these sales were reinvested in fixed maturities.

     The Company's fixed maturity portfolio is comprised of primarily investment grade corporate securities, tax-exempt issues of state and local governments, U.S. government and agency securities and other issues. Based on ratings by the National Association of Insurance Commissioners, investment grade securities comprised 90.7% and 88.1% of the Company's total fixed maturity portfolio at December 31, 2001 and 2000, respectively. The average yield on fixed maturities was 7.3% and 7.4% for December 31, 2001 and 2000, respectively. Although management expects that new funds will be invested primarily in investment grade fixed maturities, the Company may invest a portion of new funds in below investment grade fixed maturities or equity interests. Due to the current interest rate environment, management expects its investment yield to be negatively affected by lower prevailing fixed maturity investment rates in 2002.

     Principally as a result of the Company's exposure to below investment grade securities, the Company recognized $179.0 million and $66.1 million of realized losses on other-than-temporary impairments of fixed maturities for the years ended December 31, 2001 and 2000, respectively. The losses reflect the continued deterioration of the high-yield market. The recognition of these losses followed the review of recent defaults on interest payments, financial information from issuers, estimated future cash flows and other trends in the high-yield market. In addition, the Company had fixed maturity securities with a carrying value of $9.8 million and $7.5 million on non-accrual status at December 31, 2001 and 2000, respectively. No assurance can be given that the fixed maturity impairments will, in-fact, be adequate to cover future losses or that substantial additional impairments will not be required in the future.

     The effect of holding securities for which income is not accrued, compared with amounts that would have been recognized in accordance with the original terms of the investments, was a reduction in net investment income of $11.3 million, $3.6 million and $2.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. This includes the impact of securities held as of the aforementioned financial statement dates, as well as securities sold during those periods. Management expects that defaults in the fixed maturities portfolio may continue to negatively impact investment income.

Derivative Instruments
--------------------------------------------------------------------------------
The Company enters into interest rate swap contracts with indices that correlate to balance sheet instruments to modify its indicated net interest sensitivity to levels deemed to be appropriate. Specifically, for floating rate funding agreements that are matched with fixed rate securities, the Company manages the risk of cash flow variability by hedging with interest rate swap contracts designed to pay fixed and receive floating interest. With the adoption of Statement No. 133 on January 1, 2001, the swap contracts were considered cash flow hedges of the interest rate risk associated with the floating rate funding agreements, including funding agreements with put features allowing the policyholder to cancel the contract prior to maturity. During the fourth quarter of 2001, the Company reviewed the trend in put activity since inception of the funding agreement business in order to determine the ongoing effectiveness of the hedging relationship. Based upon the historical trend in put activity, as well as management's uncertainty about possible future events, the Company has determined that it is probable that some of the future variable cash flows of the puttable funding agreements will not occur, and therefore the hedges were ineffective. The Company analyzed the future payments under each outstanding funding agreement, and determined the amount of payments that are probable of occurring versus those that are probable of not occurring. The total accumulated market value losses deferred in other comprehensive income related to the payments that are probable of not occurring, which totals $35.8 million, was reclassified to earnings during the fourth quarter of 2001. This loss of $35.8 million includes $13.7 million of losses related to funding agreements that have already been put back to the Company, as well as $22.1 million of losses related to funding agreements that have not been put, but which management believes are probable of being put in the future. If the funding agreements are not put back to the Company but held to maturity, then the market value losses on the associated swap contracts will reverse as gains recognized in earnings over time. The total accumulated market value losses related to the payments that are probable of occurring, which totals $4.3 million, remains deferred in other comprehensive income at December 31, 2001. These market value losses will reverse as unrealized gains in other comprehensive income as the funding agreement payments are made over time. The Company no longer offers floating rate funding agreements that include a put feature.

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

     The Company uses derivative financial instruments, primarily interest rate swaps, with indices that correlate to balance sheet instruments to modify its indicated net interest sensitivity to levels deemed to be appropriate. Specifically, for floating rate GIC liabilities that are matched with fixed rate securities, the Company manages the interest rate risk by hedging with interest rate swap contracts designed to pay fixed and receive floating interest. Additionally, the Company uses exchange traded financial futures contracts to hedge against interest rate risk on anticipated GIC sales and other funding agreements, as well as the reinvestment of fixed maturities.

     The following tables for the years ended December 31, 2001 and 2000 provide information about the Company's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. The tables present principal cash flows and related weighted-average interest rates by expected maturities, unless otherwise noted below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or the Company may have the right to put or sell the obligations back to the issuers. Mortgage backed and asset backed securities are included in the category representing their expected maturity. Available-for-sale securities include both U.S. and foreign-denominated fixed maturities, but exclude interest rate swap contracts and foreign currency swap contracts, which are disclosed in separate tables. Foreign-denominated fixed maturities are also shown separately in the table of financial instruments subject to foreign currency risk. Variable interest rate GIC liabilities are included in the category representing their contractual maturity, regardless of whether the liability includes a put feature. For liabilities that have no contractual maturity, the tables present principal cash flows and related weighted-average interest rates based on the Company's historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors. Additionally, the Company has assumed its available-for-sale securities are similar enough to aggregate those securities for presentation purposes. Specifically, variable rate available-for-sale securities and mortgage loans comprise an immaterial portion of the portfolio and do not have a significant impact on weighted average interest rates. Therefore, the variable rate investments are not presented separately; instead they are included in the tables at their current interest rate.

                                                                                                                         Fair
                                                                                                                        Value
For the Year Ended December 31, 2001     2002       2003       2004        2005       2006  Thereafter      Total    12/31/01
=============================================================================================================================
(Dollars in millions)
-----------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
   Available-for-sale securities       $836.5     $636.7     $692.9    $1,424.1   $1,104.5    $4,657.5   $9,352.2    $9,466.2
        Average interest rate           6.72%      6.30%      7.20%       7.36%      7.11%       6.80%      6.91%
   Mortgage loans                      $ 33.4     $ 29.4     $ 70.5    $   26.3   $   30.6    $  135.6   $  325.8    $  335.1
        Average interest rate           8.04%      6.34%      7.47%       7.34%      8.27%       7.78%      7.62%
   Policy loans                        $   --     $   --     $   --    $     --   $     --    $  379.6   $  379.6    $  379.6
        Average interest rate              --         --         --          --         --       7.09%      7.09%
   Company owned life insurance        $   --     $   --     $   --    $     --   $     --    $   67.3   $   67.3    $   67.3
        Average interest rate              --         --         --          --         --       2.42%      2.42%
Rate Sensitive Liabilities:
   Fixed interest rate GICs            $ 30.5     $  2.3     $   --    $     --   $  105.5    $     --   $  138.3    $  212.8
        Average interest rate           7.53%      7.20%         --          --      6.87%          --      7.02%
   Variable interest rate GICs         $483.6     $100.2     $223.1    $   70.2   $   85.3    $     --   $  962.4    $  961.3
        Average interest rate           2.31%      2.15%      2.50%       2.21%      2.36%          --      2.33%
   Supplemental contracts without
     life contingencies                $ 26.1     $ 13.2     $  8.0    $    5.4   $    0.2    $    4.4   $   57.3    $   57.3
        Average interest rate           2.91%      2.99%      3.10%       3.30%      3.81%       3.78%      3.05%
   Other individual contract
     deposit funds                     $ 13.2     $ 11.8     $ 10.4    $    9.0   $    8.0    $   86.7   $  139.2    $  139.2
        Average interest rate           4.35%      4.30%      4.26%       4.21%      4.17%       4.14%      4.25%
   Other group contract deposit funds  $ 33.6     $ 30.1     $ 21.8    $   19.1   $   15.1    $   93.7   $  213.4    $  212.4
        Average interest rate           5.80%      6.00%      5.92%       5.91%      5.88%       5.98%      5.92%
   Individual fixed annuity contracts  $234.2     $186.5     $161.3    $  145.7   $  130.9    $  827.5   $1,686.2    $1,621.3
        Average interest rate           4.00%      3.90%      3.75%       3.75%      3.75%       3.75%      3.84%
   Trust instruments supported
     by funding obligations            $100.2     $126.4     $ 49.3    $  716.4   $  228.6    $  297.7   $1,518.6    $1,534.0
        Average interest rate           2.22%      3.03%      2.57%       4.58%      3.50%       6.00%      4.35%
   Long-term debt                      $   --     $   --     $   --    $     --   $     --    $  199.5   $  199.5    $  204.4
        Average interest rate              --         --         --          --         --       7.63%      7.63%
   Mandatorily redeemable preferred
     securities of a subsidiary
     trust holding solely junior
     subordinated debentures
     of the Company                    $   --     $   --     $   --    $     --   $     --    $  300.0   $  300.0    $  286.0
        Average interest rate              --         --         --          --         --       8.21%      8.21%

                                                                                                                      Fair
                                                                                                                     Value
For the Year Ended December 31, 2000       2001     2002     2003     2004      2005   Thereafter        Total    12/31/00
==========================================================================================================================
(Dollars in millions)
--------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
   Available-for-sale securities         $510.6   $690.7   $666.1   $644.7   $1,311.7    $4,236.4     $8,060.2    $8,166.1
        Average interest rate             7.53%    7.16%    7.14%    7.48%      7.73%       7.25%        7.35%
   Mortgage loans                        $ 74.0   $ 47.4   $ 40.1   $ 75.9   $   27.6    $  357.5     $  622.5    $  640.4
        Average interest rate             8.15%    8.50%    7.86%    7.70%      8.10%       7.73%        7.86%
   Policy loans                          $   --   $   --   $   --   $   --   $     --    $  381.3     $  381.3    $  381.3
        Average interest rate                --       --       --       --         --       6.97%        6.97%
   Company owned life insurance          $   --   $   --   $   --   $   --   $     --    $   65.6       $ 65.6    $   65.6
        Average interest rate                --       --       --       --         --       6.84%        6.84%

Rate Sensitive Liabilities:
   Fixed interest rate GICs              $ 29.8   $ 30.3   $  2.1   $   --   $     --    $  105.2     $  167.4    $  170.2
        Average interest rate             7.05%    7.31%    7.20%       --         --       6.87%        6.98%
   Variable interest rate GICs           $194.6   $251.7   $301.7   $368.3   $  352.8    $     --     $1,469.1    $1,493.1
        Average interest rate             6.85%    6.99%    6.79%    6.88%      6.85%          --        6.87%
   Supplemental contracts without
     life contingencies                  $ 17.8   $  9.0   $  5.5   $  3.7   $    0.2    $    4.5     $   40.7    $   40.7
        Average interest rate             4.04%    4.06%    4.09%    4.13%      4.21%       4.19%        4.08%
   Other individual contract deposit
     funds                               $ 12.1   $ 10.9   $  9.8   $  8.8   $    7.8    $   84.1     $  133.5    $  133.4
        Average interest rate             4.96%    4.94%    4.92%    4.90%      4.88%       4.87%        4.92%
   Other group contract deposit funds    $ 61.0   $ 56.1   $ 40.1   $ 24.8   $   16.4    $  124.7     $  323.1    $  319.0
        Average interest rate             5.15%    5.61%    5.72%    5.83%      5.71%       5.85%        5.65%
   Individual fixed annuity contracts    $ 67.5   $ 71.4   $ 73.9   $ 76.1   $   75.6    $  661.6$     1,026.1    $  991.7
        Average interest rate             4.83%    4.83%    4.81%    4.73%      4.50%       4.12%        4.67%
   Trust instruments supported
     by funding obligations              $146.5   $   --   $ 88.8   $   --   $  352.3    $   33.9     $  621.5    $  620.5
        Average interest rate             4.90%       --    3.71%       --      4.48%       5.82%        4.54%
   Long-term debt                        $   --   $   --   $   --   $   --   $     --    $  199.5     $  199.5    $  194.7
        Average interest rate                --       --       --       --         --       7.63%        7.63%
   Mandatorily redeemable preferred
     securities of a subsidiary trust
     holding solely junior
     subordinated debentures
     of the Company                      $   --   $   --   $   --   $   --   $     --    $  300.0     $  300.0    $  280.2
        Average interest rate                --       --       --       --         --       8.21%        8.21%

                                                                              35

The following tables for the years ended December 31, 2001 and 2000 provide information about the Company's derivative financial instruments used for purposes other than trading that are sensitive to changes in interest rates. The tables present notional amounts and, as applicable, weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts. Weighted-average variable rates are indicated by the applicable floating rate index.

                                                                                                                 Fair
                                                                                                                 Value
For the Year Ended December 31, 2001    2002        2003      2004       2005     2006     Thereafter   Total    12/31/01
=========================================================================================================================
(Dollars in millions)
-------------------------------------------------------------------------------------------------------------------------
Rate Sensitive Derivative
Financial Instruments:
   Pay fixed/receive 3 month
     LIBOR swaps                     $  233.5      $ 50.0    $ 162.3    $ 225.0   $   --      $--     $  670.8   $ (30.4)
        Average pay rate                6.93%       5.41%      5.66%      7.21%       --       --        6.60%
        Average receive rate            3 Mo.       3 Mo.      3 Mo.      3 Mo.     3 Mo.      --        3 Mo.
                                        LIBOR       LIBOR      LIBOR      LIBOR    LIBOR                 LIBOR
   Pay fixed/receive 1 month
     LIBOR swaps                     $     --      $   --    $    --    $  50.0   $   --      $--     $   50.0   $  (4.4)
        Average pay rate                   --          --         --      7.37%       --       --        7.37%
        Average receive rate               --          --         --      1 Mo.       --       --        1 Mo.
                                                                          LIBOR                          LIBOR
   Pay fixed/receive Fed Funds
     rate swaps                      $     --      $ 50.0    $ 110.0    $  50.0   $   --      $--     $  210.0   $ (11.8)
        Average pay rate                   --       5.91%      5.57%      7.18%       --       --         6.03
        Average receive rate               --   FED FUNDS  FED FUNDS  FED FUNDS       --       --    FED FUNDS
   Futures Contracts (long)          $    3.1      $   --    $   --     $    --   $   --      $--     $    3.1   $   3.2
     Number of Contracts
        (S&P Index Futures)             2,750          --        --          --       --       --        2,750
     Weighted average opening
        price                        $1,135.4      $   --    $   --     $    --   $   --      $--     $1,135.4

                                                                                                               Fair
                                                                                                               Value
For the Year Ended December 31, 2000     2001       2002       2003     2004      2005   Thereafter   Total    12/31/00
=======================================================================================================================
(Dollars in millions)
-----------------------------------------------------------------------------------------------------------------------
Rate Sensitive Derivative
Financial Instruments:
   Pay fixed/receive 3 month
     LIBOR swaps                    $   43.1     $ 233.5     $ 191.0   $ 197.3   $ 225.0     $--    $  889.9   $(12.7)
        Average pay rate               5.63%       6.93%       5.85%     5.59%     7.21%      --       6.41%
        Average receive rate           3 Mo.       3 Mo.       3 Mo.     3 Mo.     3 Mo.      --       3 Mo.
                                       LIBOR       LIBOR       LIBOR     LIBOR     LIBOR              LIBOR
   Pay fixed/receive 1 month
     LIBOR swaps                    $     --     $    --     $ 150.0   $    --   $ 150.0     $--    $  300.0   $ (4.5)
        Average pay rate                  --          --       5.71%        --     6.89%      --       6.30%
        Average receive rate              --          --       1 Mo.        --      1 Mo.     --       1 Mo.
                                                              LIBOR                LIBOR              LIBOR
   Pay fixed/receive Fed Funds
     rate swaps                     $     --     $    --     $ 50.0    $ 110.0   $  50.0     $--    $  210.0   $ (2.9)
        Average pay rate                  --          --      5.91%      5.57%     7.18%      --       6.03%
        Average receive rate              --          --  FED FUNDS  FED FUNDS FED FUNDS      --   FED FUNDS
   Futures Contracts (long)         $   83.7     $    --     $   --    $    --   $    --     $--    $   83.7   $ 85.0
     Number of Contracts
        (5 Year T Notes)             689,000          --         --         --        --      --     689,000
     Weighted average opening
        price                       $101.988     $    --     $   --    $    --   $    --     $--    $101.988

Foreign Currency Sensitivity
--------------------------------------------------------------------------------
A portion of the Company's investments consists of securities denominated in foreign currencies. A portion of the Company's liabilities consists of trust obligations backed by funding agreements denominated in foreign currencies. The Company's operating results are exposed to changes in exchange rates between the U.S. dollar and the Swiss Franc, Japanese Yen, British Pound and Euro. From time to time, the Company may also have exposure to other foreign currencies. To mitigate the short-term effect of changes in currency exchange rates, the Company regularly hedges by entering into foreign exchange swap contracts and compound foreign currency/interest rate swap contracts to hedge its net foreign currency exposure. The following tables for the years ended December 31, 2001 and 2000 provide information about the Company's derivative financial instruments and other financial instruments, used for purposes other than trading, by functional currency and presents fair value information in U.S. dollar equivalents. The tables summarize information on instruments that are sensitive to foreign currency exchange rates, including securities denominated in foreign currencies, compound foreign currency/interest rate swap contracts, and foreign currency forward exchange agreements. For compound foreign currency/interest rate swap contracts and foreign currency denominated securities with contractual maturities, the tables present principal cash flows, related weighted-average interest rates by contractual maturities, and applicable current forward foreign currency exchange rates. For foreign currency forward exchange agreements, the tables present the notional amounts and weighted-average exchange rates by expected (contractual) maturity dates. These notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                                                                                                              Fair
                                                                                                             Value
For the Year Ended December 31, 2001            2002   2003   2004      2005     2006  Thereafter Total   12/31/01
==================================================================================================================
(Currencies in millions)
------------------------------------------------------------------------------------------------------------------
Fixed Interest Securities Denominated
in Foreign Currencies:
   Fixed interest rate securities denominated
     in British Pounds                          --       --     --        --      9.5        --      9.5  $ 18.4
        Current forward foreign exchange rate   --       --     --        --   1.4546        --   1.4546
Currency Swap Agreements Related
to Fixed Interest Securities:
   Pay British Pounds
        Notional amount in foreign currency     --       --     --        --      9.5        --      9.5  $  (1.0)
        Average contract rate                   --       --     --        --     1.98        --     1.98
        Current forward foreign exchange rate   --       --     --        --   1.4546        --   1.4546
Liabilities Denominated in Foreign Currencies:
   Trust instruments supported by funding
     obligations denominated in Euros           --     50.0     --     262.3       --        --    312.3  $ 286.3
        Current forward foreign exchange rate   --   0.8895     --    0.8895       --        --   0.8895
   Trust instruments supported by funding
     obligations denominated in Japanese Yen    --  5,000.0     --  56,000.0 30,000.0   1,500.0 92,500.0  $ 784.9
        Current forward foreign exchange rate   --   0.0076     --    0.0076   0.0076    0.0076   0.0076
   Trust instruments supported by funding
     obligations denominated in Swiss Francs    --       --   40.0      70.0       --        --    110.0  $  67.1
        Current forward foreign exchange rate   --       -- 0.6023    0.6023       --        --   0.6023
   Trust instruments supported by funding
     obligations denominated in British Pounds  --     30.0     --        --       --     175.0    205.0  $ 307.0
        Current forward foreign exchange rate   --   1.4546     --        --       --    1.4546   1.4546
Currency Swap Agreements Related
to Trust Obligations:
   Pay Euros
       Notional amount in foreign currency      --     50.0     --     262.3       --        --    312.3  $ (26.1)
        Average contract rate                   --    0.879     --     0.951       --        --    0.940
        Current forward foreign exchange rate   --   0.8895     --    0.8895       --        --   0.8895
   Pay Japanese Yen
        Notional amount in foreign currency     --  5,000.0     --  56,000.0 30,000.0   1,500.0 92,500.0  $ (21.9)
        Average contract rate                   --    0.009     --     0.009    0.008     0.010    0.009
        Current forward foreign exchange rate   --   0.0076     --    0.0076   0.0076    0.0076   0.0076
   Pay Swiss Francs
        Notional amount in foreign currency     --       --   40.0      70.0       --        --    110.0   $ (2.1)
        Average contract rate                   --       --  0.591     0.596       --        --    0.594
        Current forward foreign exchange rate   --       -- 0.6023    0.6023       --        --   0.6023
   Pay British Pounds
        Notional amount in foreign currency     --     30.0     --        --       --     175.0    205.0  $ (10.8)
        Average contract rate                   --    1.500     --        --       --     1.442    1.450
        Current forward foreign exchange rate   --   1.4546     --        --       --    1.4546   1.4546

                                                                                                                       Fair
                                                                                                                      Value
For the Year Ended December 31, 2000                  2001   2002    2003      2004     2005  Thereafter    Total   12/31/00
============================================================================================================================
(Currencies in millions)
----------------------------------------------------------------------------------------------------------------------------
Fixed Interest Securities Denominated
in Foreign Currencies:
   Fixed interest rate securities denominated
     in British Pounds                                  --     --      --        --       --          9.5     9.5   $  18.9
        Current forward foreign exchange rate           --     --      --        --       --       1.4930  1.4930
Currency Swap Agreements Related to
Fixed Interest Securities:
   Pay British Pounds
        Notional amount in foreign currency             --     --      --        --       --         9.5      9.5   $  (1.3)
        Average contract rate                           --     --      --        --       --       1.980    1.980
        Current forward foreign exchange rate           --     --      --        --       --      1.4930   1.4930
Liabilities Denominated in Foreign Currencies:
   Trust instruments supported by funding
     obligations denominated in Euros                150.0     --      --        --    262.3          --    412.3   $ 401.2
        Current forward foreign exchange rate       0.9427     --      --        --   0.9427          --   0.9427
   Trust instruments supported by funding
     obligations denominated in Japanese Yen            --     -- 5,000.0        --  6,000.0     1,500.0 12,500.0   $ 109.7
        Current forward foreign exchange rate           --     --  0.0087        --   0.0087      0.0087   0.0087
   Trust instruments supported by funding
     obligations denominated in Swiss Francs            --     --      --        --     70.0          --     70.0   $  44.1
        Current forward foreign exchange rate           --     --      --        --   0.6207          --   0.6207
   Trust instruments supported by funding
     obligations denominated in British Pounds          --     --    30.0        --       --          --     30.0   $  44.9
        Current forward foreign exchange rate           --     --  1.4930        --       --          --   1.4930
Currency Swap Agreements Related to Trust
Obligations:
   Pay Euros
        Notional amount in foreign currency          150.0     --      --        --    262.3          --    412.3   $ (23.1)
        Average contract rate                        0.960     --      --        --    0.951          --    0.954
        Current forward foreign exchange rate       0.9427     --      --        --   0.9427          --   0.9427
   Pay Japanese Yen
        Notional amount in foreign currency             --     -- 5,000.0        --  6,000.0     1,500.0 12,500.0   $ (10.9)
        Average contract rate                           --     --   0.009        --    0.009       0.010    0.009
        Current forward foreign exchange rate           --     --  0.0087        --   0.0087      0.0087   0.0087
   Pay Swiss Francs
        Notional amount in foreign currency             --     --      --        --     70.0          --     70.0   $   0.3
        Average contract rate                           --     --      --        --    0.596          --    0.596
        Current forward foreign exchange rate           --     --      --        --   0.6207          --   0.6207
   Pay British Pounds
        Notional amount in foreign currency             --     --    30.0        --       --          --     30.0   $  (1.5)
        Average contract rate                           --     --   1.500        --       --          --    1.500
        Current forward foreign exchange rate           --     --  1.4930        --       --          --   1.4930

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

     The provision for federal income taxes before minority interest, discontinued operations and the effect of a change in accounting principle was a $75.5 million benefit during 2001. This benefit resulted in a consolidated effective federal tax rate of 127.1% of pre-tax losses from continuing operations. During 2000, the provision for federal income taxes before minority interest and discontinued operations was a $2.7 million expense and resulted in a consolidated effective federal tax rate of 1.3%. The change in the rate is primarily due to lower underwriting income in 2001 resulting in an increase in the proportion of tax-exempt investment income, the dividends received deduction associated with the Company's variable products and low income housing credits to pre-tax income.

     The provision for federal income taxes before minority interest and discontinued operations was $2.7 million during 2000 compared to $106.9 million during 1999. These provisions resulted in consolidated effective federal tax rates of 1.3% and 22.8%, respectively. The decrease in the rate primarily reflects the recognition, in the fourth quarter of 2000, of a $20.2 million tax benefit from a change in the estimate of the ultimate realizability of the dividends received deduction associated with the Company's variable products. This amount includes $13.3 million related to deductions taken in prior years. In addition, the rate decreased due to realized investment losses in 2000, as compared to realized investment gains during 1999, resulting in an increase in the proportion of tax-exempt investment income to pre-tax income.

Critical Accounting Policies
--------------------------------------------------------------------------------
The discussion and analysis of the Company's financial condition and results of operations are based upon the consolidated financial statements. These statements have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following critical accounting policies, among others, are those which management believes affect the more significant judgments and estimates used in the preparation of the Company's financial statements. Additional information about the Company's significant accounting policies may be found in Note 1, "Summary of Significant Accounting Policies" to the consolidated financial statements.

Property & Casualty Insurance Loss Reserves
The amount of loss and loss adjustment expense reserves (the "loss reserves") is determined based on an estimation process that is very complex and uses information obtained from both company specific and industry data, as well as general economic information. The estimation process is highly judgmental, and requires the Company to continuously monitor and evaluate the life cycle of claims on type-of-business and nature-of-claim bases. Using data obtained from this monitoring and assumptions about emerging trends, the Company develops information about the size of ultimate claims based on its historical experience and other available market information. The most significant assumptions, which vary by line of business, used in the estimation process include determining the trend in loss costs, the expected consistency in the frequency and severity of claims incurred but not yet reported to prior year claims, changes in the timing of the reporting of losses from the loss date to the notification date, and expected costs to settle unpaid claims. Because the amount of the loss reserves is sensitive to the Company's assumptions, the Company does not completely rely on only one estimate to determine its loss reserves. Rather, the Company develops several estimates using generally recognized actuarial projection methodologies that result in a range of reasonably possible loss reserve outcomes; the Company's best estimate is within that range. When trends emerge that the Company believes affect the future settlement of claims, the Company would react accordingly by adjusting its reserves. Reserve adjustments are reflected in the Consolidated Statements of Income as adjustments to losses and loss adjustment expenses. Often, these adjustments are recognized in periods subsequent to the period in which the underlying loss event occurred. These types of subsequent adjustments are disclosed and discussed separately as "prior year reserve development". Such development can be either favorable or unfavorable to the financial results of the Company.

Property & Casualty Reinsurance Recoverables

The Company shares a significant amount of insurance risk of the primary underlying contracts with various insurance entities through the use of reinsurance contracts. As a result, when the Company experiences loss events that are subject to the reinsurance contract, reinsurance recoverables are recorded. The amount of the reinsurance recoverable can vary based on the size of the individual loss or the aggregate amount of all losses in a particular line, book of business or an aggregate amount associated with a particular accident year. The valuation of losses recover-able depends on whether the underlying loss is a reported loss, or an incurred but not reported loss. For reported losses, the Company values reinsurance recoverable at the time the underlying loss is recognized, in accordance with contract terms. For incurred but not reported losses, the Company estimates the amount of reinsurance recoverable based on the terms of the reinsurance contracts and historical reinsurance recovery information and applies that information to the gross loss reserve estimates. The most significant assumption the Company uses is the average size of the individual losses for those claims that have occurred but have not yet been recorded by the Company. The reinsurance recoverable is based on reasonable estimates and is disclosed separately on the financial statements. However, the ultimate amount of the reinsurance recoverable is not known until all losses are settled.

Variable Products' Deferred Policy Acquisition Costs

Deferred policy acquisition costs consist of commissions, underwriting costs and other costs, which vary with, and are primarily related to, the production of insurance deposits. Acquisition costs related to the Company's variable products (variable universal life and variable annuities) are recorded on the balance sheet and amortized through the income statement in proportion to total estimated gross profits over the expected life of the contracts. The Company's estimated gross profits are based on assumptions including mortality, persistency, asset growth rates and expenses associated with policy maintenance. The principal source of earnings for these policies are from asset based fees, which can vary in relation to changes in the equity markets.

     At each balance sheet date, the Company evaluates the historical and expected future gross profits. Any adjustment in estimated profit requires that the amortization rate be revised retroactively to the date of policy/annuity issuance. The cumulative difference related to prior periods is recognized as a component of the current periods' amortization, along with amortization associated with the actual gross profits of the period. Lower actual gross profits would typically result in less amortization expense. The converse would also be true. However, if lower gross profits were to continue into the future, a partial write-off of the existing DAC asset may occur.

     The Company periodically reviews the DAC asset to determine if it is recoverable from future income. If DAC is determined to be unrecoverable, such costs are expensed at the time of determination. The amount of DAC considered realizable would be reduced in the near term if the estimate of ultimate or future gross profits is reduced. The amount of DAC amortization would be revised if any of the estimates discussed above are revised.

Other-Than-Temporary Impairments

The Company employs a systematic methodology to evaluate declines in market values below cost or amortized cost for its investments. This methodology ensures that available evidence concerning the declines is evaluated in a disciplined manner. In determining whether a decline in market value below amortized cost is other-than-temporary, the Company evaluates the length of time and the extent to which the market value has been less than amortized cost; the financial condition and near-term prospects of the issuer; the issuer's financial performance, including earnings trends, dividend payments, and asset quality; any specific events which may influence the operations of the issuer; general market conditions; and, the financial condition and prospects of the issuer's market and industry. The Company applies judgment in assessing whether the aforementioned factors have caused an investment to decline in value to be other-than-temporary. When an other-than-temporary decline in value is deemed to have occurred, the Company reduces the cost basis of the investment to the new estimated realizable value. This reduction is permanent and is recognized as a realized investment loss.

Liquidity and Capital Resources
--------------------------------------------------------------------------------
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of business operations. As a holding company, AFC's primary source of cash is dividends from its insurance subsidiaries. However, dividend payments to AFC by its insurance subsidiaries are subject to limitations imposed by state regulators, such as the requirement that cash dividends be paid out of unreserved and unrestricted earned surplus and restrictions on the payment of "extraordinary" dividends, as defined. During 2001, AFC received $100.0 million of dividends from its property and casualty businesses. These funds were used for interest payments of $39.9 million related to the Capital Securities and Senior Debentures, a $30.0 million capital contribution to FAFLIC and to AFLIAC and for dividends to shareholders of $13.3 million. Additional dividends from the Company's property and casualty insurance subsidiaries prior to April 2002 would be considered "extraordinary" and would require prior approval from the respective state regulators. The Company does not expect dividend payments from its life insurance subsidiaries in 2002. Additionally, under an agreement with the Commonwealth of Massachusetts Insurance Commissioner associated with the transfer of FAFLIC's ownership of the Company's property and casualty insurance subsidiaries, as well as several non-insurance subsidiaries, to AFC, the Company agreed to maintain FAFLIC's statutory surplus at specified levels through 2005. Future capital contributions to FAFLIC may be required. During 2000, AFC received $108.0 million of dividends from its property and casualty businesses. These funds were principally used to repurchase $104.1 million of AFC capital stock.

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

     Net cash provided by operating activities was $597.6 million, $169.5 million and $23.0 million in 2001, 2000 and 1999, respectively. The increase in 2001 is primarily the result of higher general account deposits, including funds received from the aforementioned promotional annuity program with enhanced crediting rates of 7%, and to an increase in premiums received from the property and casualty business. These increases in cash were partially offset by increased loss and LAE payments in the property and casualty business. The increase in 2000 resulted primarily from approximately $86.6 million of decreased federal income tax payments, an increase in premium collections in the Risk Management segment and to the timing of settlements with reinsurance companies.

     Net cash used in investing activities was $979.8 million and $895.7 million in 2001 and 2000, respectively, while net cash provided by investing activities was $787.1 million in 1999. The $84.1 million increase in cash used in 2001 is primarily the result of higher net purchases of fixed maturities, partially offset by cash provided by sales of mortgage loans, and year over year declines in purchases of mortgages and company owned life insurance. Net purchases of fixed maturities increased principally due to additional deposits into the general account, including those related to the aforementioned promotional annuity program. The $1.7 billion increase in cash used from 1999 to 2000 resulted primarily from a $1.3 billion year over year increase in purchases of fixed maturities due to the net increase in funding agreement deposits. In addition, the absence in 2000 of $310.0 million of equity securities sales that occurred in January 1999 contributed to the decline in cash from investing activities.

     Net cash provided by financing activities was $451.3 million and $542.5 million in 2001 and 2000, respectively, as compared to cash used in financing activities of $905.0 million in 1999. The decrease in cash provided in 2001 compared to 2000 is primarily due to lower net funding agreement deposits, including trust instruments supported by funding obligations, in the current year, partially offset by the absence of common stock repurchases in 2001. The increase in cash in 2000 resulted primarily from an increase in net funding agreement deposits, including trust instruments supported by funding obligations, of $1.1 billion, the absence of a $180.0 million repayment of short-term debt which occurred during the first quarter of 1999, and a $146.1 million year over year reduction in cash used for the Company's common stock repurchase program.

     In the opinion of management, AFC has sufficient funds at the holding company or available through dividends from its insurance subsidiaries, or through available credit facilities to meet its obligations to pay interest on the Senior Debentures, Capital Securities and dividends, when and if declared by the Board of Directors, on the common stock. In November 2001, the Company paid an annual dividend of $0.25 per share.

     Based on current trends, the Company expects to continue to generate sufficient positive operating cash to meet all short-term and long-term cash requirements. The Company maintains a high degree of liquidity within the investment portfolio in fixed maturity investments, common stock and short-term investments. AFC has $215.0 million available under a committed syndicated credit agreement, which expires on May 24, 2002. Borrowings under this agreement are unsecured and incur interest at a rate per annum equal to, at the Company's option, a designated base rate or the eurodollar rate plus applicable margin. At December 31, 2001, no amounts were outstanding under this agreement. The Company had $83.3 million of commercial paper borrowings outstanding at December 31, 2001. These borrowings are used in connection with the Company's premium financing business, which is included in the Risk Management segment. In 2002, the Company intends to fund this business through sales of receivables of this business. Rating agency downgrades from current levels may adversely affect the Company's cost and availability of any additional debt financing.

     The Company's financing obligations generally include debt, minority interest on and repayment of the Company's Capital Securities, operating lease payments, debt instruments supported by funding obligations and funding agreements. The following table represents the Company's annual payments related to the principal payments of these financing obligations as of December 31, 2001 and operating lease payments reflect expected cash payments based upon lease terms:

(In millions)
--------------------------------------------------------------------------------------------------
                                                                            Maturity in
                         Maturity less    Maturity          Maturity          excess of
                           than 1 year   1-3 years         4-5 years            5 years      Total
--------------------------------------------------------------------------------------------------
Long-term debt (1)           $    --       $   --            $   --           $ 200.0     $  200.0
Capital Securities (2)            --           --                --             300.0        300.0
Trust instruments
   supported by
   funding
   obligations (3)             100.2        175.7             945.0             297.7      1,518.6
Funding
   agreements (4)              514.1        325.6             261.0                --      1,100.7
Operating lease
   commitments                  26.1         33.6              10.1                --         69.8
--------------------------------------------------------------------------------------------------

(1) Long-term debt relates to the Company's senior debentures due in 2025, which pay annual interest at a rate of 7 5/8%.

(2) Capital Securities of the Company, due in 2027, pay cumulative dividends at an annual rate of 8.207%.

(3) Trust instruments supported by funding obligations payments are reflected in the category representing their contractual maturity.

(4) Funding agreements are reflected in the category representing their contractual maturity, regardless of whether the liability includes a put feature.

Contingencies
--------------------------------------------------------------------------------
The Company's insurance subsidiaries are routinely engaged in various legal proceedings arising in the normal course of business, including claims for extracontractual or punitive damages. Additional information on other litigation and claims may be found in Note 20, "Contingencies - Litigation," to the consolidated financial statements. In the opinion of management, none of such contingencies are expected to have a material effect on the Company's consolidated financial position, although it is possible that the results of operations in a particular quarter or annual period could be materially affected by an unfavorable outcome.

Recent Developments
--------------------------------------------------------------------------------
The Company recognized net expenses from its employee pension plans of $0.3 million and $0.9 million, in 2001 and 1999, respectively. In 2000, the Company recognized a net benefit of $12.5 million related to these plans. The expense or benefit related to the pension plans results from several factors, including changes in the market value of plan assets, interest rates and employee compensation levels. The net expense in 2001 and 1999 primarily reflects decreased market values of plan assets as compared to 2000, while the net benefit in 2000 primarily reflects increases in the market value of plan assets. In 2002, management expects an increase of approximately $20 million in employee pension plan costs due to declines in the market value of plan assets and interest rates in 2001.

     In 2001, Standard and Poor's re-affirmed its "AA-" (Very Strong) claims paying ability ratings for both the life and the property and casualty insurance companies, A.M. Best reaffirmed the "A" (Excellent) financial strength ratings assigned to the life insurance and property and casualty insurance companies, and Fitch rating service, formerly Duff & Phelps, reaffirmed the "AA" (Very
High) claims paying ability ratings of the life insurance companies. During March 2002, Moody's Investors Service also re-affirmed the life and property and casualty insurance companies' financial strength ratings of "A1" (Good), with a negative outlook for the insurance companies. Rating downgrades from current levels may adversely affect the Company's product sales, the persistency of investment contracts or funding agreements sold through the Company's Allmerica Asset Management segment and results of operations. In addition, certain rating downgrades from current levels could precipitate the payment of funds held by the Company related to its aggregate excess of loss reinsurance treaty.

     Additionally, during 2001, A.M. Best re-affirmed the "a-" senior debt rating and the "bbb+" Capital Securities rating and Fitch re-affirmed its "A+" senior debt rating assigned to the Company. Also, in 2001, Standard and Poor's re-affirmed the Company's debt ratings, except for a downgrade of the Company's short-term debt rating from "A1" (Strong) to "A2" (Satisfactory). In addition, in March 2002, Moody's revised downward its senior debt rating from "A2" (Good) to "A3" (Good), the Company's capital securities rating from "A3" (Good) to "Baa1" (Adequate), and the short-term debt rating assigned to the Company from "P-1" (Superior) to "P-2" (Strong). Rating downgrades from current levels may adversely affect the cost and availability of any additional debt financing.

Forward-Looking Statements
--------------------------------------------------------------------------------
The Company wishes to caution readers that the following important factors, among others, in some cases have affected and in the future could affect, the Company's actual results and could cause the Company's actual results for 2002 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. When used in the MD&A discussion, the words "believes", "anticipated", "expects" and similar expressions are intended to identify for-ward looking statements. See "Important Factors Regarding Forward-Looking Statements" filed as Exhibit 99-2 to the Company's Annual Report on Form 10-K for the period ended December 31, 2001.

     Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include among others, the following possibilities: (i) adverse catastrophe experience and severe weather; (ii) adverse loss development for events the Company has insured in either the current or in prior years or adverse trends in mortality and morbidity; (iii) heightened competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors, or as the result of consolidation within the financial services industry and the entry of additional financial institutions into the insurance industry; (iv) adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates, limitations on the ability to manage care and utilization, requirements to write certain classes of business and recent and future changes affecting the tax treatment of insurance and annuity products, as well as continued compliance with state and federal regulations;
(v) changes in interest rates causing a reduction of investment income or in the market value of interest rate sensitive investments; (vi) failure to obtain new customers, retain existing customers or reductions in policies in force by existing customers; (vii) difficulties in recruiting new or retaining existing career agents, wholesalers, broker-dealers and partnership relations to support the sale of variable products; (viii) higher service, administrative, or general expense due to the need for additional advertising, marketing, administra tive or management information systems expenditures; (ix) loss or retirement of key executives; (x) increases in costs, particulary those occurring after the time our products are priced and including construction, automobile, and medical and rehabilitation costs; (xi) changes in the Company's liquidity due to changes in asset and liability matching; (xii) restrictions on insurance underwriting;
(xiii) adverse changes in the ratings obtained from independent rating agencies, such as Fitch, Moody's, Standard and Poor's and A.M. Best; (xiv) lower appreciation on or decline in value of the Company's managed investments or the investment markets in general, resulting in reduced variable product sales, assets and related variable product, management and brokerage fees, lapses and increased surrenders, as well as increased cost of guaranteed minimum death benefits/decreased account balances supporting our guaranteed benefits products;
(xv) possible claims relating to sales practices for insurance products; (xvi) failure of a reinsurer of the Company's policies to pay its liabilities under reinsurance contracts or adverse effects on the cost and availability of reinsurance resulting from the September 11 terrorist attack; (xvii) earlier than expected withdrawals from the Company's general account annuities, GICs (including funding agreements), and other insurance products; (xviii) changes in the mix of assets comprising the Company's investment portfolio and the fluctuation of the market value of such assets; (xix) losses resulting from the Company's participation in certain reinsurance pools; (xx) losses due to foreign currency fluctuations; (xxi) defaults in debt securities held by the Company, and (xxii) higher employee benefit costs due to changes in market values of plan assets, interest rates and employee compensation levels.

Report of Independent Accountants
================================================================================
[PricewaterhouseCoopers LOGO]

To the Board of Directors and Shareholders of Allmerica Financial
Corporation:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Allmerica Financial Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments in 2001.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 15, 2002

Management's Report on Responsibility for Financial Reporting
================================================================================

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

/s/ John F. O'Brien         /s/ Edward J. Perry, III

John F. O'Brien             Edward J. Parry, III
President and Chief         Vice President,
Executive Officer           Chief Financial Officer and
                            Principal Accounting Officer

Consolidated Statements of Income
=====================================================================================================================
For the Years Ended December 31                                                       2001         2000          1999
=====================================================================================================================
(In millions, except per share data)
---------------------------------------------------------------------------------------------------------------------
Revenues
   Premiums                                                                      $ 2,254.7    $ 2,118.8     $ 2,002.6
   Universal life and investment product policy fees                                 391.6        421.1         359.3
   Net investment income                                                             655.2        645.5         669.5
   Net realized investment (losses) gains                                           (123.9)      (140.7)         90.4
   Other income                                                                      134.2        138.0         116.9
---------------------------------------------------------------------------------------------------------------------
      Total revenues                                                               3,311.8      3,182.7       3,238.7
---------------------------------------------------------------------------------------------------------------------
Benefits, Losses and Expenses
   Policy benefits, claims, losses and loss adjustment expenses                    2,167.2      1,981.8       1,861.6
   Policy acquisition expenses                                                       479.2        456.6         432.4
   Loss from selected property and casualty exited agencies,
     policies, groups, and programs                                                   68.3           --            --
   Losses on derivative instruments                                                   35.2           --            --
   Voluntary pool environmental losses                                                33.0           --            --
   Restructuring costs                                                                 2.7         20.7          (1.9)
   Other operating expenses                                                          585.6        505.0         478.6
---------------------------------------------------------------------------------------------------------------------
         Total benefits, losses and expenses                                       3,371.2      2,964.1       2,770.7
---------------------------------------------------------------------------------------------------------------------
(Loss) income from continuing operations before federal income taxes                 (59.4)       218.6         468.0
---------------------------------------------------------------------------------------------------------------------
Federal income tax (benefit) expense:
   Current                                                                           (12.4)         1.2          88.1
   Deferred                                                                          (63.1)         1.5          18.8
---------------------------------------------------------------------------------------------------------------------
         Total federal income tax (benefit) expense                                  (75.5)         2.7         106.9
---------------------------------------------------------------------------------------------------------------------
Income from continuing operations before minority interest                            16.1        215.9         361.1
Minority interest:
   Distributions on mandatorily redeemable preferred securities of a subsidiary
     trust holding solely junior subordinated debentures of the Company              (16.0)       (16.0)        (16.0)
---------------------------------------------------------------------------------------------------------------------
Income from continuing operations before cumulative effect of change in
  accounting principle                                                                 0.1        199.9         345.1
---------------------------------------------------------------------------------------------------------------------
   Loss from operations of discontinued business (less applicable income tax
     benefit of $10.1 for the year ended December 31, 1999)                             --           --         (18.8)
   Loss on disposal of group life and health business, including provision of $72.2 for operating losses during phase-out period for the year ended
     December 31, 1999 (less applicable income tax benefit of $16.4)                    --           --         (30.5)
---------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in accounting principle                      0.1        199.9         295.8
Cumulative effect of change in accounting principle                                   (3.2)          --            --
---------------------------------------------------------------------------------------------------------------------
Net (loss) income                                                                $    (3.1)   $   199.9     $   295.8
=====================================================================================================================
Earnings per common share:
Basic:
   Income from continuing operations before cumulative effect of                 $      --    $    3.75     $    6.27
     change in accounting principle
   Loss from operations of discontinued business (less applicable income tax
     benefit of $0.19 for the year ended December 31, 1999)                             --           --         (0.34)
   Loss on disposal of group life and health business, including provision of
     $1.31 for operating losses during phase-out period for the year ended
     December 31, 1999 (less applicable income tax benefit of $0.30)                    --           --         (0.55)
   Cumulative effect of change in accounting principle                               (0.06)          --            --
---------------------------------------------------------------------------------------------------------------------
   Net (loss) income per share                                                   $   (0.06)   $    3.75     $    5.38
   Weighted average shares outstanding                                                52.7         53.3          55.0
=====================================================================================================================
Diluted:
   Income from continuing operations before cumulative effect of                 $      --    $    3.70     $    6.21
     change in accounting principle
   Loss from operations of discontinued business (less applicable income
     tax benefit $0.19 for the year ended December 31, 1999)                            --           --         (0.33)
   Loss on disposal of group life and health business, including provision of $1.30 for operating losses during phase-out period for the year ended
     December 31, 1999 (less applicable income tax benefit of $0.29)                    --           --         (0.55)
   Cumulative effect of change in accounting principle                               (0.06)          --            --
---------------------------------------------------------------------------------------------------------------------
   Net (loss) income per share                                                   $   (0.06)   $    3.70     $    5.33
   Weighted average shares outstanding                                                53.1         54.0          55.5
=====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets
==============================================================================================================
December 31                                                                                   2001        2000
==============================================================================================================
(In millions, except per share data)
--------------------------------------------------------------------------------------------------------------
Assets
   Investments:
     Fixed maturities-at fair value (amortized cost of $9,294.0 and $8,153.7)           $  9,401.7  $  8,118.0
     Equity securities-at fair value (cost of $61.2 and $60.0)                                62.1        85.5
     Mortgage loans                                                                          321.6       617.6
     Policy loans                                                                            379.6       381.3
     Other long-term investments                                                             161.2       193.2
--------------------------------------------------------------------------------------------------------------
        Total investments                                                                 10,326.2     9,395.6
--------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents                                                                 350.2       281.1
   Accrued investment income                                                                 152.3       155.4
   Premiums, accounts and notes receivable, net                                              628.4       618.1
   Reinsurance receivable on paid and unpaid losses, benefits and unearned premiums        1,426.8     1,423.8
   Deferred policy acquisition costs                                                       1,784.2     1,608.2
   Deferred federal income taxes                                                             168.1       103.8
   Other assets                                                                              661.5       564.6
   Separate account assets                                                                14,838.4    17,437.4
--------------------------------------------------------------------------------------------------------------
        Total assets                                                                    $ 30,336.1  $ 31,588.0
==============================================================================================================
Liabilities
   Policy liabilities and accruals:
     Future policy benefits                                                             $  4,099.6  $  3,617.4
     Outstanding claims, losses and loss adjustment expenses                               3,029.8     2,880.9
     Unearned premiums                                                                     1,052.5       981.6
     Contractholder deposit funds and other policy liabilities                             1,763.9     2,193.1
--------------------------------------------------------------------------------------------------------------
        Total policy liabilities and accruals                                              9,945.8     9,673.0
--------------------------------------------------------------------------------------------------------------
     Expenses and taxes payable                                                              934.1       768.6
     Reinsurance premiums payable                                                            125.3       122.3
     Trust instruments supported by funding obligations                                    1,518.6       621.5
     Short-term debt                                                                          83.3        56.6
     Long-term debt                                                                          199.5       199.5
     Separate account liabilities                                                         14,838.4    17,437.4
--------------------------------------------------------------------------------------------------------------
        Total liabilities                                                                 27,645.0    28,878.9
--------------------------------------------------------------------------------------------------------------
   Minority interest:
     Mandatorily redeemable preferred securities of a subsidiary trust
        holding solely junior subordinated debentures of the Company                         300.0       300.0
--------------------------------------------------------------------------------------------------------------
   Commitments and contingencies (Notes 16 and 20)
Shareholders' Equity
   Preferred stock, $0.01 par value, 20.0 million shares authorized, none issued                --          --
   Common stock, $0.01 par value, 300.0 million shares authorized, 60.4 million
     shares issued                                                                             0.6         0.6
   Additional paid-in capital                                                              1,758.4     1,765.3
   Accumulated other comprehensive loss                                                      (13.7)       (5.2)
   Retained earnings                                                                       1,052.3     1,068.7
   Treasury stock at cost (7.5 and 7.7 million shares)                                      (406.5)     (420.3)
--------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                              2,391.1     2,409.1
--------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                                           $ 30,336.1  $ 31,588.0
==============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Shareholders' Equity
==========================================================================================================
For the Years Ended December 31                                                 2001       2000       1999
==========================================================================================================
(In millions)
----------------------------------------------------------------------------------------------------------
Preferred Stock                                                            $      --  $      --   $     --
----------------------------------------------------------------------------------------------------------
Common Stock
   Balance at beginning and end of year                                          0.6        0.6        0.6
----------------------------------------------------------------------------------------------------------
Additional Paid-In Capital
   Balance at beginning of year                                              1,765.3    1,770.5    1,768.8
   Unearned compensation related to restricted stock and other                  (6.9)      (5.2)       1.7
----------------------------------------------------------------------------------------------------------
   Balance at end of year                                                    1,758.4    1,765.3    1,770.5
----------------------------------------------------------------------------------------------------------
Accumulated Other Comprehensive Income (Loss)
   Net Unrealized Appreciation (Depreciation) on Investments:
   Balance at beginning of year                                                 (5.2)     (75.3)     180.5
   Appreciation (depreciation) during the period:
     Net appreciation (depreciation) on available-for-sale securities and
        derivative instruments                                                  51.7      107.9     (393.8)
     (Provision) benefit for deferred federal income taxes                     (18.1)     (37.8)     138.0
----------------------------------------------------------------------------------------------------------
                                                                                33.6       70.1     (255.8)
----------------------------------------------------------------------------------------------------------
   Balance at end of year                                                       28.4       (5.2)     (75.3)
----------------------------------------------------------------------------------------------------------
   Minimum Pension Liability:
   Balance at beginning of year                                                   --         --         --
   Increase (decrease) during the period:
     Increase in minimum pension liability                                     (64.8)        --         --
     Benefit for deferred federal income taxes                                  22.7         --         --
----------------------------------------------------------------------------------------------------------
                                                                               (42.1)        --         --
----------------------------------------------------------------------------------------------------------
   Balance at end of year                                                      (42.1)        --         --
----------------------------------------------------------------------------------------------------------
   Total accumulated other comprehensive loss                                  (13.7)      (5.2)     (75.3)
----------------------------------------------------------------------------------------------------------
Retained Earnings
   Balance at beginning of year                                              1,068.7      882.2      599.9
   Net (loss) income                                                            (3.1)     199.9      295.8
   Dividends to shareholders                                                   (13.3)     (13.4)     (13.5)
----------------------------------------------------------------------------------------------------------
   Balance at end of year                                                    1,052.3    1,068.7      882.2
----------------------------------------------------------------------------------------------------------
Treasury Stock
   Balance at beginning of year                                               (420.3)    (337.8)     (91.2)
   Shares purchased at cost                                                       --     (105.0)    (252.8)
   Shares reissued at cost                                                      13.8       22.5        6.2
----------------------------------------------------------------------------------------------------------
   Balance at end of year                                                     (406.5)    (420.3)    (337.8)
----------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                              $ 2,391.1  $ 2,409.1   $2,240.2
==========================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Comprehensive Income
=============================================================================================================
For the Years Ended December 31                                                      2001      2000     1999
-------------------------------------------------------------------------------------------------------------
(In millions)
-------------------------------------------------------------------------------------------------------------
Net (loss) income                                                                  $  (3.1)  $199.9   $ 295.8
-------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss):
Net unrealized appreciation (depreciation) in investments:
   Net appreciation (depreciation) on available for sale securities
     and derivative instruments                                                       51.7    107.9    (393.8)
   (Provision) benefit for deferred federal income taxes                             (18.1)   (37.8)    138.0
-------------------------------------------------------------------------------------------------------------
                                                                                      33.6     70.1    (255.8)
-------------------------------------------------------------------------------------------------------------
Minimum pension liability:
   Increase in minimum pension liability                                             (64.8)      --        --
   Benefit for deferred federal income taxes                                          22.7       --        --
-------------------------------------------------------------------------------------------------------------
                                                                                     (42.1)      --        --
-------------------------------------------------------------------------------------------------------------
Other comprehensive (loss) income                                                     (8.5)    70.1    (255.8)
------------------------------------------------------------------------------------------------------------
Comprehensive (loss) income                                                        $ (11.6)  $270.0   $  40.0
=============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows
====================================================================================================================
For the Years Ended December 31                                                         2001        2000        1999
--------------------------------------------------------------------------------------------------------------------
(In millions)
--------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net (loss) income                                                               $    (3.1)  $   199.9   $   295.8
   Adjustments to reconcile net (loss) income to net cash provided by operating activities:
     Net realized investment losses (gains)                                            123.9       140.7       (90.4)
     Losses on derivative instruments                                                   35.2          --          --
     Net amortization and depreciation                                                  23.0        22.8        34.2
     Deferred federal income taxes                                                     (63.1)        1.5        18.8
     Loss on disposal of group life and health business                                   --          --        30.5
     Change in deferred acquisition costs                                             (183.7)     (227.6)     (183.8)
     Change in premiums and notes receivable, net of reinsurance premiums payable       20.5        26.3       (42.4)
     Change in accrued investment income                                                 3.1        (6.7)        7.7
     Change in policy liabilities and accruals, net                                    688.1       172.4        28.7
     Change in reinsurance receivable                                                   (3.0)     (143.1)     (143.8)
     Change in expenses and taxes payable                                              (76.3)      (21.6)       29.6
     Separate account activity, net                                                      0.1         0.7         5.3
     Other, net                                                                         32.9         4.2        32.8
--------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                         597.6       169.5        23.0
--------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
   Proceeds from disposals and maturities of available-for-sale fixed maturities     3,420.1     3,024.8     2,996.5
   Proceeds from disposals of equity securities                                         42.7        15.1       424.3
   Proceeds from disposals of other investments                                         48.3        48.5        31.4
   Proceeds from mortgages sold, matured or collected                                  307.1       116.2       128.2
   Proceeds from collections of installment finance and notes receivable               212.1       164.9       149.8
   Purchase of available-for-sale fixed maturities                                  (4,698.4)   (3,844.3)   (2,527.3)
   Purchase of equity securities                                                       (12.9)      (19.8)      (78.9)
   Purchase of other investments                                                       (28.8)     (147.2)     (140.7)
   Disbursements to fund installment finance and notes receivables                    (239.9)     (175.4)     (157.6)
   Capital expenditures                                                                (32.1)      (13.7)      (30.1)
   Purchase of company owned life insurance                                               --       (64.9)         --
   Other investing activities, net                                                       2.0         0.1        (8.5)
--------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by investing activities                              (979.8)     (895.7)      787.1
--------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
   Deposits and interest credited to contractholder deposit funds                      156.5       990.3     1,514.6
   Withdrawals from contractholder deposit funds                                      (621.0)     (936.7)   (2,037.5)
   Deposits and interest credited to trust instruments supported by funding          1,181.8       570.9        50.6
     obligations
   Withdrawals from trust instruments supported by funding obligations                (284.7)         --          --
   Change in short-term debt                                                            26.7        11.6      (176.3)
   Dividends paid to shareholders                                                      (13.3)      (13.4)      (13.5)
   Net proceeds from issuance of common stock                                             --         0.6         1.1
   Treasury stock purchased at cost                                                       --      (104.1)     (250.2)
   Treasury stock reissued at cost                                                       5.3        23.3         6.2
--------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) financing activities                               451.3       542.5      (905.0)
--------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                                 69.1      (183.7)      (94.9)
Cash and cash equivalents, beginning of year                                           281.1       464.8       559.7
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                             $   350.2   $   281.1   $   464.8
====================================================================================================================
Supplemental Cash Flow Information
   Interest payments                                                               $    19.5   $    21.6   $    19.9
   Income tax net (refunds) payments                                               $   (14.1)  $    (8.8)  $    77.8

The accompanying notes are an integral part of these consolidated financial statements.

Notes To Consolidated Financial Statements
================================================================================

1.
==

Summary of Significant Accounting Policies
--------------------------------------------------------------------------------
A. Basis of Presentation and Principles of Consolidation

The consolidated financial statements of Allmerica Financial Corporation ("AFC" or the "Company") include the accounts of First Allmerica Financial Life Insurance Company ("FAFLIC"); Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"); The Hanover Insurance Company ("Hanover"); Citizens Insurance Company of America ("Citizens"), and other insurance and non-insurance subsidiaries. All significant intercompany accounts and transactions have been eliminated.

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

C. Valuation of Investments

In accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("Statement No. 115"), the Company is required to classify its investments into one of three categories: held-to-maturity, available-for-sale or trading. The Company determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

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

     As of December 31, 2001, there was one real estate property in the Company's investment portfolio which was acquired upon the foreclosure of a mortgage loan. The asset is being carried at the estimated fair value less cost of disposal. Depreciation is not recorded on this asset while it is held for disposal. As of December 31, 2000, there were no real estate properties in the Company's investment portfolio.

     Realized investment gains and losses, other than those related to separate accounts for which the Company does not bear the investment risk, are reported as a component of revenues based upon specific identification of the investment assets sold. When an other-than-temporary impairment of the value of a specific investment or a group of investments is determined, a realized investment loss is recorded. Changes in the reserves for mortgage loans are included in realized investment gains or losses.

D. Financial Instruments

In the normal course of business, the Company enters into transactions involving various types of financial instruments, including debt, investments such as fixed maturities, mortgage loans and equity securities, investment and loan commitments, swap contracts and interest rate futures contracts. These instruments involve credit risk and are also subject to risk of loss due to interest rate fluctuation. The Company evaluates and monitors each financial instrument individually and, when appropriate, obtains collateral or other security to minimize losses.

E. Derivatives and Hedging Activities

All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability ("fair value" hedge); (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge); (3) a foreign-currency fair value or cash flow hedge ("foreign currency" hedge); or (4) "held for trading". Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings). Changes in the fair value of derivatives that are highly effective and that are designated and qualify as foreign currency hedges are recorded in either current period earnings or other comprehensive income, depending on whether the hedge transaction is a fair value hedge or a cash flow hedge. Lastly, changes in the fair value of derivative trading instruments are reported in current period earnings.

     The Company may hold financial instruments that contain "embedded" derivative instruments. The Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument, or host contract, and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and (2) a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract, carried at fair value, and designated as a fair-value, cash-flow, or foreign currency hedge, or as a trading derivative instrument.

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow, or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively, as discussed below.

     The Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item, including forecasted transactions; (2) the derivative expires or is sold, terminated, or exercised;
(3) the derivative is no longer designated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; or (4) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

     When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in fair value. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all other situa-tions in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current period earnings.

F. Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

G. Deferred Policy Acquisition Costs

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

H. Property and Equipment

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

I. Separate Accounts

Separate account assets and liabilities represent segregated funds administered and invested by the Company for the benefit of variable annuity and variable life insurance contractholders and certain pension funds. Assets consist principally of bonds, common stocks, mutual funds, and short-term obligations at market value. The investment income and gains and losses of these accounts generally accrue to the contractholders and, therefore, are not included in the Company's net income. Appreciation and depreciation of the Company's interest in the separate accounts, including undistributed net investment income, is reflected in shareholders' equity or net investment income.

J. Policy Liabilities and Accruals

Future policy benefits are liabilities for life, health and annuity products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. The liabilities associated with traditional life insurance products are computed using the net level premium method for individual life and annuity policies, and are based upon estimates as to future investment yield, mortality and withdrawals that include provisions for adverse deviation. Future policy benefits for individual life insurance and annuity policies are computed using interest rates ranging from 2 1/2% to 6.0% for life insurance and 2% to 9 1/2% for annuities. Mortality, morbidity and withdrawal assumptions for all policies are based on the Company's own experience and industry standards. Liabilities for universal life, variable universal life and variable annuities include deposits received from customers and investment earnings on their fund balances, less administrative charges. Universal life fund balances are also assessed mortality and surrender charges. Liabilities for variable annuities include a reserve for benefit claims in excess of a guaranteed minimum fund value.

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

     Trust instruments supported by funding obligations consist of deposits received from customers, investment earnings on their fund balance, and the effect of changes in foreign currencies related to these deposits.

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

K. Mandatorily Redeemable Preferred Securities of a Subsidiary Trust Holding Solely Junior Subordinated Debentures of the Company

Mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the Company reflects the issuance, through a subsidiary business trust, of $300.0 million of Series B Capital Securities, which are registered under the Securities Act of 1933, and related Junior Subordinated Deferrable Interest Debentures due 2027. These capital securities pay cumulative dividends at a rate of 8.207% semiannually. Through certain guarantees, these subordinated debentures and the terms of related agreements, AFC has irrevocably and unconditionally guaranteed the obligations of the subsidiary business trust under these capital securities.

L. Premium and Fee Revenue and Related Expenses

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

M. Federal Income Taxes

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

     Deferred income taxes are generally recognized when assets and liabilities have different values for financial statement and tax reporting purposes, and for other temporary taxable and deductible differences as defined by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement No.109"). These differences result primarily from policy acquisition expenses, loss and LAE reserves, policy reserves, tax credit carryforwards, net operating loss carryforwards, employee benefit plans and unrealized appreciation or depreciation on investments.

N. New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement No. 142"), which requires that goodwill and intangible assets that have indefinite useful lives no longer be amortized over their useful lives, but instead be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. In addition, the statement provides specific guidance for testing the impairment of intangible assets. Additional financial statement disclosures about goodwill and other intangible assets, including changes in the carrying amount of goodwill, carrying amounts by classification of amortized and non-amortized assets, and estimated amortization expenses for the next five years, are also required. This statement is effective for fiscal years beginning after December 15, 2001 for all goodwill and other intangible assets held at the date of adoption. Certain provisions of this statement are also applicable for goodwill and other intangible assets acquired after June 30, 2001, but prior to adoption of this statement. At December 31, 2001 and 2000, the Company's assets reflected goodwill of $139.2 million and $142.3 million, respectively. Amortization expense related to the Company's goodwill was $6.1 million, $5.9 million and $5.5 million during 2001, 2000 and 1999, respectively. Effective January 1, 2002, the Company ceased its amortization of goodwill in accordance with Statement No. 142. Included in goodwill at December 31, 2001 was approximately $123.4 million related to the Company's property and casualty business, for which the Company has reviewed in accordance with Statement No. 142 and determined that it is fully recoverable. The remaining goodwill relates to small, non-insurance subsidiaries. The Company is currently completing its assessment of the impact related to these subsidiaries.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("Statement No. 141"), which requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. It further specifies the criteria that intangible assets must meet in order to be recognized and reported apart from goodwill. The implementation of Statement No. 141 is not expected to have a material effect on the Company's financial statements.

     In December 2000, the American Institute of Certified Public Accountants issued Statement of Position 00-3, "Accounting by Insurance Enterprises for Demutualization and Formations of Mutual Insurance Holding Companies and For Certain Long-Duration Participating Contracts" ("SoP No. 00-3"). SoP No. 00-3 requires that closed block assets, liabilities, revenues and expenses be displayed together with all other assets, liabilities, revenues and expenses of the insurance enterprise based on the nature of the particular item, with appropriate disclosures relating to the closed block. In addition, the SoP provides guidance on the accounting for participating contracts issued before and after the date of demutualization, recording of closed block earnings and related policyholder dividend liabilities, and the accounting treatment for expenses and equity balances at the date of demutualization. This statement is effective for fiscal years beginning after December 15, 2000. The adoption of SoP No. 00-3 did not have a material impact on the Company's financial position or results of operations.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44" or "the Interpretation"). FIN 44 clarifies the application of APB Opinion No. 25 regarding the definition of an employee, the criteria for determining a noncompensatory plan, the accounting for changes to the terms of a previously fixed stock option or award, the accounting for an exchange of stock compensation awards in a business combination, and other stock compensation related issues. FIN 44 became effective July 1, 2000 with respect to new awards, modifications to outstanding awards, and changes in grantee status that occur on or after that date. In addition, the Interpretation covers certain events occurring between December 16, 1998 and the July effective date, as well as certain other events occurring between January 13, 2000 and the July effective date. To the extent that applicable events occurred in those periods, the effects of applying the Interpretation are recognized on a prospective basis beginning July 1, 2000. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which establishes accounting and reporting standards for derivative instruments. Statement No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the type of hedge transaction. For fair value hedge transactions in which the Company is hedging changes in an asset's, liability's or firm commitment's fair value, changes in the fair value of the derivative instruments will generally be offset in the income statement by changes in the hedged item's fair value. For cash flow hedge transactions, in which the Company is hedging the variability of cash flows related to a variable rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. To the extent any hedges are determined to be ineffective, all or a portion of the change in value of the derivative will be recognized currently in earnings. This statement was effective for fiscal years beginning after June 15, 2000. The Company adopted Statement No. 133 on January 1, 2001. In accordance with the transition provisions of the statement, the Company recorded a $3.2 million charge, net of taxes, in earnings to recognize all derivative instruments at their fair values. This adjustment represents net losses that were previously deferred in other comprehensive income on derivative instruments that do not qualify for hedge accounting. The Company recorded an offsetting gain in other comprehensive income of $3.3 million, net of taxes, to recognize these derivative instruments.

O. Earnings Per Share

     Earnings per share ("EPS") for the years ended December 31, 2001, 2000, and 1999 are based on a weighted average of the number of shares outstanding during each year. The Company's EPS is based on net income for both basic and diluted earnings per share. The weighted average shares outstanding which were utilized in the calculation of basic earnings per share differ from the weighted average shares outstanding used in the calculation of diluted earnings per share due to the effect of dilutive employee stock options and nonvested stock grants.

     Options to purchase shares of common stock whose exercise prices are greater than the average market price of the common shares are not included in the computation of diluted earnings per share because the effect would be antidilutive.

P. Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

2.
==

Discontinued Operations
--------------------------------------------------------------------------------
During the second quarter of 1999, the Company approved a plan to exit its group life and health insurance business, consisting of its Employee Benefit Services ("EBS") business, its Affinity Group Underwriters ("AGU") business and its accident and health assumed reinsurance pool business ("reinsurance pool business"). During the third quarter of 1998, the Company ceased writing new premiums in the reinsurance pool business, subject to certain contractual obligations. Prior to 1999, these businesses comprised substantially all of the former Corporate Risk Management Services segment. Accordingly, the operating results of the discontinued segment, including its reinsurance pool business, have been reported in the Consolidated Statements of Income as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB Opinion No. 30"). In the third quarter of 1999, the operating results from the discontinued segment were adjusted to reflect the recording of additional reserves related to accident claims from prior years. The Company also recorded a $30.5 million loss, net of taxes, on the disposal of this segment, consisting of after-tax losses from the run-off of the group life and health business of approximately $46.9 million, partially offset by net proceeds from the sale of the EBS business of approximately $16.4 million. Subsequent to a measurement date of June 30, 1999, approximately $11.5 million of the aforementioned $46.9 million loss has been generated from the operations of the discontinued business.

     In March of 2000, the Company transferred its EBS business to Great-West Life and Annuity Insurance Company of Denver. As a result of this transaction, the Company has received consideration of approximately $27 million, based on renewal rights for existing policies. The Company retained policy liabilities estimated at $84.6 million at December 31, 2001 related to this business.

     As permitted by APB Opinion No. 30, the Consolidated Balance Sheets have not been segregated between continuing and discontinued operations. At December 31, 2001 and 2000, the discontinued segment had assets of approximately $397.6 million and $497.9 million, respectively, consisting primarily of invested assets and reinsurance recoverables, and liabilities of approximately $369.3 million and $460.0 million, respectively, consisting primarily of policy liabilities. Revenues for the discontinued operations were $34.4 million, $207.7 million and $367.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

3.
==

Significant Transactions
--------------------------------------------------------------------------------
As of December 31, 2001, the Company has repurchased approximately $436.3 million, or approximately 8 million shares, of its common stock under programs authorized by the Board of Directors (the "Board"). As of December 31, 2001, the Board had authorized total stock repurchases of $500.0 million, leaving approximately $63.7 million available to the Company for future repurchases. There were no share repurchases in 2001. The Company repurchased approximately
1.9 million and 4.5 million shares at a cost of approximately $103.4 million and $250.2 million in 2000 and 1999, respectively.

     During the fourth quarter of 2001, the Company completed an extensive review of its agency relationships which resulted in the termination of 377 agencies and the withdrawal of commercial lines' underwriting authority in an additional 314 agencies. These actions affected approximately 27% of the approximately 2,500 active agencies representing the Company in 2001. These agencies have consistently produced unsatisfactory loss ratios. In addition, the Company terminated virtually all of its specialty commercial programs and discontinued a number of special marketing arrangements. The Company is contractually or under statutory regulations obligated to renew policies with certain agents that will be in runoff in 2002 and 2003. The estimated future premium deficiency on these policies is $7.2 million and this loss was recorded during 2001. In connection with these actions, the Company performed an actuarial review of outstanding reserves with segregated loss history on the exited business. Based on this review, an increase to reserves of $52.9 million was recorded in the fourth quarter of 2001. This increase includes $12.1 million of adverse development in the current year and $40.8 million of adverse development on prior years' reserves, which is net of a $5.9 million benefit from the aggregate excess of loss reinsurance treaty. Under the aggregate excess of loss reinsurance treaty the Company recognized a net benefit of $1.1 million, including the aforementioned $5.9 million benefit related to prior year reserves. In addition, as a result of projected future losses on the exited business, the Company recorded an impairment to the deferred acquisition costs asset ("DAC") of $3.4 million. This resulted in an increase in policy acquisition expenses and a decrease in the Company's DAC asset balance as of December 31, 2001. The total charge of $68.3 million has been presented as a separate line item in the Consolidated Statements of Income. Actual future losses from the exited business may vary from the Company's estimate.

     In the fourth quarter of 2001, the Company recognized a pre-tax charge of $2.7 million related to severance and other employee related costs resulting from the reorganization of its technology support group. Approximately 82 position have been eliminated as a result of this restructuring plan, of which 81 employees have been terminated as of December 31, 2001. The Company made $0.5 million of payments in 2001 related to this restructuring plan.

     During 2000, the Company adopted a formal company-wide restructuring plan. This plan was the result of a corporate initiative that began in the fall of 1999, intended to reduce expenses and enhance revenues. This plan consisted of various initiatives including a series of internal reorganizations, consolidations in home office operations, consolidations in field offices, changes in distribution channels and product changes. As a result of the Company's restructuring plan, it recognized a pre-tax charge of $21.4 million during 2000. Approximately $5.7 million of this charge relates to severance and other employee related costs resulting from the elimination of approximately 360 positions, of which 240 employees have been terminated as of December 31, 2001 and 120 vacant positions have been eliminated. All levels of employees, from staff to senior management, were affected by the restructuring. In addition, approximately $15.7 million of this charge relates to other restructuring costs, consisting of one-time project costs, lease cancellations and the present value of idle leased space. As of December 31, 2001, the Company has made payments of approximately $21.2 million related to this restructuring plan, of which approximately $5.6 million relates to severance and other employee related costs. This plan has been substantially implemented.

     Effective January 1, 1999, the Company entered into a whole account aggregate excess of loss reinsurance agreement, which provides coverage for the 1999 accident year for the Company's property and casualty business. The program covered losses and allocated loss adjustment expenses, including those incurred but not yet reported, in excess of a specified whole account loss and allocated LAE ratio. The annual coverage limit for losses and allocated LAE is $150.0 million. The effect of this agreement on results of operations in each reporting period is based on losses and allocated LAE ceded, reduced by a sliding scale premium of 50.0-67.5% depending on the size of the loss, and increased by a ceding commission of 20.0% of ceded premium. In addition, net investment income is reduced for amounts credited to the reinsurer. As a result of this agreement, the Company recognized net benefits of $0.2 million, $9.8 million and $15.9 million for the years ended December 31, 2001, 2000, and 1999, respectively, based on estimates of losses and allocated loss adjustment expenses for accident year 1999.


4.
==

Investments
--------------------------------------------------------------------------------
A. Fixed Maturities and Equity Securities

The Company accounts for its investments in fixed maturities and equity securities, all of which are classified as available-for-sale, in accordance with the provisions of Statement No. 115.

     The amortized cost and fair value of available-for-sale fixed maturities and equity securities were as follows:

December 31                                                       2001
==============================================================================================
(In millions)
----------------------------------------------------------------------------------------------
                                                            Gross          Gross
                                         Amortized     Unrealized     Unrealized          Fair
                                          Cost (1)          Gains         Losses         Value
----------------------------------------------------------------------------------------------
U.S. Treasury securities
   and U.S. government
   and agency securities                 $   174.3        $   5.2        $   1.8     $   177.7
States and political
   subdivisions                            1,830.5           43.1           43.8       1,829.8
Foreign governments                           34.3            2.5            0.3          36.5
Corporate fixed
   maturities                              6,251.2          202.5          127.9       6,325.8
Mortgage-backed
   securities                              1,003.7           32.5            4.3       1,031.9
----------------------------------------------------------------------------------------------
Total fixed maturities                   $ 9,294.0        $ 285.8        $ 178.1     $ 9,401.7
==============================================================================================
Equity securities                        $    61.2        $  10.0        $   9.1     $    62.1
==============================================================================================

December 31                                                       2000
==============================================================================================
(In millions)
----------------------------------------------------------------------------------------------
                                                            Gross          Gross
                                         Amortized     Unrealized     Unrealized          Fair
                                          Cost (1)          Gains         Losses         Value
----------------------------------------------------------------------------------------------
U.S. Treasury securities
   and U.S. government
   and agency securities                 $    83.6        $   3.9        $   1.6     $    85.9
States and political
   subdivisions                            1,966.7           87.9           36.1       2,018.5
Foreign governments                           53.4            2.5            0.8          55.1
Corporate fixed
   maturities                              5,415.6          125.6          234.0       5,307.2
Mortgage-backed
   securities                                634.4           19.8            2.9         651.3
----------------------------------------------------------------------------------------------
Total fixed maturities                   $ 8,153.7        $ 239.7        $ 275.4     $ 8,118.0
==============================================================================================
Equity securities                        $    60.0        $  32.7        $   7.2     $    85.5
==============================================================================================

(1) Amortized cost for fixed maturities and cost for equity securities.

In connection with AFLIAC's voluntary withdrawal of its license in New York, AFLIAC agreed with the New York Department of Insurance to maintain, through a custodial account in New York, a security deposit, the market value of which will equal 102% of all outstanding liabilities of AFLIAC for New York policyholders, claimants and creditors. At December 31, 2001, the amortized cost and market value of these assets on deposit in New York were $180.0 million and $182.9 million, respectively. At December 31, 2000, the amortized cost and market value of these assets on deposit were $186.7 million and $189.8 million, respectively. In addition, fixed maturities, excluding those securities on deposit in New York, with an amortized cost of $140.5 million and $116.1 million were on deposit with various state and governmental authorities at December 31, 2001 and 2000, respectively.

     Contractual fixed maturity investment commitments were not material at December 31, 2001.

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

December 31                                                             2001
=====================================================================================
(In millions)
-------------------------------------------------------------------------------------
                                                              Amortized          Fair
                                                                   Cost         Value
-------------------------------------------------------------------------------------
Due in one year or less                                       $   654.5     $   664.1
Due after one year through five years                           3,512.9       3,590.8
Due after five years through ten years                          2,355.4       2,355.9
Due after ten years                                             2,771.2       2,790.9
-------------------------------------------------------------------------------------
Total                                                         $ 9,294.0     $ 9,401.7
=====================================================================================

B. Mortgage Loans and Real Estate

AFC's mortgage loans are diversified by property type and location. Mortgage loans are collateralized by the related properties and generally are no more than 75% of the property's value at the time the original loan is made. The carrying values of mortgage loans net of applicable reserves were $321.6 million and $617.6 million at December 31, 2001 and 2000, respectively. Reserves for mortgage loans were $3.8 million and $4.4 million at December 31, 2001 and 2000, respectively. During 2001, the Company received proceeds of $194.3 million as a result of the sale of $182.2 million of its mortgage loan portfolio.

     At December 31, 2001 there was one real estate property in the Company's investment portfolio. The Company did not hold any real estate investments in 2000. This real estate, at December 31, 2001, which had a carrying value of $1.9 million was acquired through the foreclosure of a mortgage loan and rep-resents the one non-cash investing activity in 2001. There were no non-cash investing activities, including real estate acquired through foreclosure of mortgage loans, in 2000 and 1999.

     There were no contractual commitments to extend credit under commercial mortgage loan agreements at December 31, 2001.

     Mortgage loan investments comprised the following property types and geographic regions:

December 31                             2001        2000
========================================================
(In millions)
--------------------------------------------------------
Property type:
   Office building                   $ 177.0     $ 318.9
   Industrial / warehouse               68.3       130.5
   Retail                               67.9       106.8
   Residential                          11.5        54.8
   Other                                 0.7        11.0
   Valuation allowances                 (3.8)       (4.4)
--------------------------------------------------------
Total                                $ 321.6     $ 617.6
========================================================
Geographic region:
   South Atlantic                    $  91.8     $ 159.7
   Pacific                              78.2       217.6
   New England                          50.5        70.4
   East North Central                   40.0        63.4
   West South Central                   33.3        47.7
   Middle Atlantic                      16.8        35.8
   Other                                14.8        27.4
   Valuation allowances                 (3.8)       (4.4)
--------------------------------------------------------
Total                                $ 321.6     $ 617.6
========================================================

At December 31, 2001, scheduled mortgage loan maturities were as follows: 2002 - $33.0 million; 2003 - $29.0 million; 2004 - $69.7 million; 2005 - $26.0 million;
2006 - $30.2 million and $133.7 million thereafter. Actual maturities could differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties and loans may be refinanced. During 2001, the Company did not refinance any mortgage loans based on terms which differed from those granted to new borrowers.

     Mortgage loans investment valuation allowances of $3.8 million and $4.4 million at December 31, 2001 and 2000, respectively, have been deducted in arriving at investment carrying values as presented in the Consolidated Balance Sheets. There were no impaired loans or related reserves as of December 31, 2001. The carrying value of impaired loans was $3.4 million, with related reserves of $0.4 million as of December 31, 2000. All impaired loans were reserved for as of December 31, 2000. The average carrying value of impaired loans was $2.2 million, $12.1 million and $21.0 million, as of December 31, 2001, 2000 and 1999, respectively. Related interest income while such loans were impaired were $1.4 million and $2.1 million in 2000 and 1999, respectively. There was no interest income received in 2001 related to impaired loans.

C. Derivative Instruments

The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate or foreign currency volatility. The operations of the Company are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that are paid, withdrawn, mature or re-price in specified periods. The principal objective of the Company's asset/liability management activities is to provide maximum levels of net investment income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company. The Company has developed an asset/liability management approach tailored to specific insurance or investment product objectives. The investment assets of the Company are managed in over 20 portfolio segments consistent with specific products or groups of products having similar liability characteristics. As part of this approach, management develops investment guidelines for each portfolio consistent with the return objectives, risk tolerance, liquidity, time horizon, tax and regulatory requirements of the related product or business segment. Management has a general policy of diversifying investments both within and across all portfolios. The Company monitors the credit quality of its investments and its exposure to individual markets, borrowers, industries, and sectors.

     The Company uses derivative financial instruments, primarily interest rate swaps and futures contracts, with indices that correlate to balance sheet instruments to modify its indicated net interest sensitivity to levels deemed to be appropriate. Specifically, for floating rate funding agreements that are matched with fixed rate securities, the Company manages the risk of cash flow variability by hedging with interest rate swap contracts designed to pay fixed and receive floating interest. Under interest rate swap contracts, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. Additionally, the Company uses exchange traded financial futures contracts to hedge against interest rate risk on anticipated sales of guaranteed investment contracts ("GIC") and other funding agreements, as well as the reinvestment of fixed maturities. The Company is exposed to interest rate risk from the time of sale of the GIC until the receipt of the deposit and purchase of the underlying asset to back the liability. Similarly, the Company is exposed to interest rate risk on fixed maturity reinvestments from the time of maturity until the purchase of new fixed maturities. The Company only trades futures contracts with nationally recognized brokers, which the Company believes have adequate capital to ensure that there is minimal risk of default.

     As a result of the Company's issuance of trust instruments supported by funding obligations denominated in foreign currencies, as well as the Company's investment in securities denominated in foreign currencies, the Company's operating results are exposed to changes in exchange rates between the U.S. dollar and the Swiss Franc, Japanese Yen, British Pound and Euro. From time to time, the Company may also have exposure to other foreign currencies. To mitigate the short-term effect of changes in currency exchange rates, the Company regularly enters into foreign exchange swap contracts to hedge its net foreign currency exposure. Additionally, the Company enters into compound currency/interest rate swap contracts to hedge foreign currency and interest rate exposure on specific trust instruments supported by funding obligations. Under these swap contracts, the Company agrees to exchange interest and principal related to foreign fixed income securities and trust obligations payable in foreign currencies, at current exchange rates, for the equivalent payment in U.S. dollars translated at a specific currency exchange rate.

     By using derivative instruments, the Company is exposed to credit risk. If the counterparty fails to perform, credit risk is equal to the extent of the fair value gain (including any accrued receivable) in a derivative. The Company regularly assesses the financial strength of its counterparties and generally enters into forward or swap agreements with counterparties rated "A" or better by nationally recognized rating agencies. Depending on the nature of the derivative transaction, the Company maintains bilateral Collateral Standardized Arrangements ("CSA") with each counterparty. In general, the CSA sets a minimum threshold of $10 million of exposure that must be collateralized, although thresholds may vary by CSA. At December 31, 2001, collateral of $69.7 million in the form of cash, bonds and US Treasury notes were held by our counterparties related to these agreements.

     The Company's derivative activities are monitored by management, who review portfolio activities and risk levels. Management also oversees all derivative transactions to ensure that the types of transactions entered into and the results obtained from those transactions are consistent with the Company's risk management strategy and with Company policies and procedures.

D. Fair Value Hedges

The Company enters into compound foreign currency/interest rate swaps to convert its foreign denominated fixed rate trust instruments supported by funding obligations to U.S. dollar floating rate instruments. For the year ended December 31, 2001, the Company recognized a net gain of $0.3 million, reported in losses on derivative instruments in the Consolidated Statements of Income, which represented the ineffective portion of all fair value hedges. All components of each derivative's gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.

E. Cash Flow Hedges

The Company enters into various types of interest rate swap contracts to hedge exposure to interest rate fluctuations. Specifically, for floating rate funding agreement liabilities that are matched with fixed rate securities, the Company manages the risk of cash flow variability by hedging with interest rate swap contracts. Under these swap contracts, the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. The Company also purchases long futures contracts and sells short futures contracts on margin to hedge against interest rate fluctuations associated with the sale of GICs and other funding agreements, as well as the reinvestment of fixed maturities. The Company is exposed to interest rate risk from the time of sale of the GIC until the receipt of the deposit and purchase of the underlying asset to back the liability. Similarly, the Company is exposed to interest rate risk on reinvestments of fixed maturities from the time of maturity until the purchase of new fixed maturities. The Company uses U.S. Treasury Note futures to hedge this risk.

     The Company also enters into foreign currency swap contracts to hedge foreign currency exposure on specific fixed income securities, as well as compound foreign currency/interest rate swap contracts to hedge foreign currency and interest rate exposure on specific trust instruments supported by funding obligations. Under these swap contracts, the Company agrees to exchange interest and principal related to foreign fixed maturities and trust obligations payable in foreign currencies, at current exchange rates, for the equivalent payment in U.S. dollars translated at a specific currency exchange rate.

     For the year ended December 31, 2001, the Company recognized a net loss of $35.5 million, reported as losses on derivative instruments in the Consolidated Statements of Income, which represented the total ineffectiveness of all cash flow hedges. This net loss included a total loss of $35.8 million related to ineffective hedges of floating rate funding agreements with put features allowing the policyholder to cancel the contract prior to maturity. During the fourth quarter of 2001, the Company reviewed the trend in put activity since inception of the funding agreement business in order to determine the ongoing effectiveness of the hedging relationship. Based upon the historical trend in put activity, as well as management's uncertainty about possible future events, the Company has determined that it is probable that some of the future variable cash flows of the funding agreements will not occur, and therefore the hedges were ineffective. The Company analyzed the future payments under each outstanding funding agreement, and determined the amount of payments that are probable of occurring versus those that are probable of not occurring. The total accumulated market value losses deferred in other comprehensive income related to the payments that are probable of not occurring, which totals $35.8 million, was reclassified to earnings during the fourth quarter of 2001. This loss includes $13.7 million of losses related to funding agreements that have already been put back to the Company, as well as $22.1 million of losses related to funding agreements that have not been put, but which management believes are probable of being put in the future. All components of each derivative's gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.

     As of December 31, 2001, $79.5 million of the deferred net losses on derivative instruments accumulated in other comprehensive income could be recognized in earnings during the next twelve months depending on the forward interest rate and currency rate environment. Transactions and events that (1) are expected to occur over the next twelve months and (2) will necessitate reclassifying to earnings these derivatives gains (losses) include (a) the re-pricing of variable rate trust instruments supported by funding obligations,
(b) the interest payments (receipts) on foreign denominated trust instruments supported by funding obligations and foreign securities, (c) the anticipated sale of GICs and other funding agreements, (d) the possible put or non-renewal of GICs and other funding agreements, and (e) the anticipated reinvestment of fixed maturities. The maximum term over which the Company is hedging its exposure to the variability of future cash flows (for all forecasted transactions, excluding interest payments on funding agreements) is 12 months.

F. Trading Activities

The Company enters into insurance portfolio-linked, credit default, and other swap contracts for investment purposes. These products are not linked to specific assets and liabilities on the balance sheet or to a forecasted transaction, and therefore do not qualify for hedge accounting. Under the insurance portfolio-linked swap contracts, the Company agrees to exchange cash flows according to the performance of a specified underwriter's portfolio of insurance business. Under the terms of the credit default swap contracts, the Company assumes the default risk of a specific high credit quality issuer in exchange for a stated annual premium. In the case of default, the Company will pay the counterparty par value for a pre-determined security of the issuer. The primary risk associated with these transactions is the default risk of the underlying companies. Under the other swap contract entered into for investment purposes, the Company agrees to exchange the difference between fixed and floating interest amounts calculated on an agreed upon notional principal amount.

     As of December 31, 2001, the Company no longer held insurance portfolio-linked or credit default swap contracts. Net realized investment losses related to insurance portfolio-linked contracts was $4.3 million, $0.7 million and $0.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. The fair values of insurance portfolio-linked swap contracts outstanding were immaterial at December 31, 2000.

     The stated annual premium under credit default swap contracts is recognized currently in net investment income. There was no net increase to investment income related to credit default swap contracts for the year ended December 31, 2001; however, there was a net increase of $0.2 million and $0.4 million for the years ended December 31, 2000 and 1999, respectively.

     The fair value of the other swap contract held for investment purposes was $(2.1) million and $(1.2) million at December 31, 2001 and 2000, respectively. The net decrease in net investment income related to this contract was $0.7 million and $0.1 million for the years ended December 31, 2001 and 2000, respectively. There was no net investment income related to this contract in 1999.

G. Unrealized Gains and Losses

Unrealized gains and losses on available-for-sale securities, other securities, and derivative instruments are summarized as follows:

For the Years Ended December 31
====================================================================================================
(In millions)
----------------------------------------------------------------------------------------------------
                                                                                  Equity
                                                                  Fixed       Securities
2001                                                      Maturities(1)     And Other(2)       Total
----------------------------------------------------------------------------------------------------
Net (depreciation) appreciation,
   beginning of year                                           $ (26.5)          $  21.3      $ (5.2)
----------------------------------------------------------------------------------------------------
Net appreciation (depreciation) on
   available-for-sale securities and
   derivative instruments                                         96.9             (25.5)       71.4
Net depreciation from the effect on
   deferred policy acquisition costs
   and on policy liabilities                                     (19.7)               --       (19.7)
(Provision) benefit for deferred
   federal income taxes                                          (27.0)              8.9       (18.1)
----------------------------------------------------------------------------------------------------
                                                                  50.2             (16.6)       33.6
----------------------------------------------------------------------------------------------------
Net appreciation, end of year                                  $  23.7           $   4.7     $  28.4
====================================================================================================

2000
----------------------------------------------------------------------------------------------------
Net (depreciation) appreciation,
   beginning of year                                           $ (97.0)          $  21.7     $ (75.3)
----------------------------------------------------------------------------------------------------
Net appreciation (depreciation) on
   available-for-sale securities                                 144.6              (0.6)      144.0
Net depreciation from the effect on
   deferred policy acquisition costs
   and on policy liabilities                                     (36.1)               --       (36.1)
(Provision) benefit for deferred
   federal income taxes                                          (38.0)              0.2       (37.8)
----------------------------------------------------------------------------------------------------
                                                                  70.5              (0.4)       70.1
----------------------------------------------------------------------------------------------------
Net (depreciation) appreciation,
end of year                                                    $ (26.5)          $  21.3     $  (5.2)
====================================================================================================

1999
----------------------------------------------------------------------------------------------------
Net appreciation, beginning of year                            $  81.9           $  98.6     $ 180.5
----------------------------------------------------------------------------------------------------
Net depreciation on
   available-for-sale securities                                (352.7)           (119.6)     (472.3)
Net appreciation from the effect on
   deferred policy acquisition costs
   and on policy liabilities                                      78.5                --        78.5
Benefit for deferred federal
   income taxes                                                   95.3              42.7       138.0
----------------------------------------------------------------------------------------------------
                                                                (178.9)            (76.9)     (255.8)
----------------------------------------------------------------------------------------------------
Net (depreciation) appreciation,
   end of year                                                 $ (97.0)          $  21.7     $ (75.3)
====================================================================================================

(1) Includes net appreciation on derivative instruments of $1.4 million in 2001. Balances at December 31, 2001 and 2000 include net depreciation from derivative instruments of $45.1 million and $46.5 million, respectively.

(2) Includes net appreciation (depreciation) on other investments of $0.5 million, $1.8 million, and $(5.1) million in 2001, 2000 and 1999, respectively.

H. Other

At December 31, 2001 and 2000, AFC had no concentration of investments in a single investee exceeding 10% of shareholders' equity.

5.
==

Investment Income and Gains and Losses
--------------------------------------------------------------------------------
A. Net Investment Income

The components of net investment income were as follows:

For the Years Ended December 31                       2001       2000        1999
=================================================================================
(In millions)
---------------------------------------------------------------------------------
Fixed maturities                                   $ 614.0    $ 564.6     $ 561.9
Mortgage loans                                        42.7       52.1        56.1
Equity securities                                      2.3        2.0         2.4
Policy loans                                          27.1       26.1        24.5
Derivative instruments                               (48.0)      (5.6)       (6.7)
Other long-term investments                           16.5        7.2        13.4
Short-term investments                                17.3       14.5        33.6
---------------------------------------------------------------------------------
   Gross investment income                           671.9      660.9       685.2
Less investment expenses                             (16.7)     (15.4)      (15.7)
---------------------------------------------------------------------------------
Net investment income                              $ 655.2    $ 645.5     $ 669.5
=================================================================================

The Company had fixed maturities with a carrying value of $9.8 million and $7.5 million on non-accrual status at December 31, 2001 and 2000, respectively. There were no mortgage loans on non-accrual status at December 31, 2001 and 2000. The effect of non-accruals, compared with amounts that would have been recognized in accordance with the original terms of the investments, was a reduction in net investment income of $11.3 million in 2001, and $3.6 million in 2000, and $2.0 million in 1999.

     The payment terms of mortgage loans may from time to time be restructured or modified. There were no restructured mortgage loans remaining at December 31, 2001. The investment in restructured mortgage loans, based on amortized cost, amounted to $3.8 million at December 31, 2000. Interest income on restructured mortgage loans that would have been recorded in accordance with the original terms of such loans amounted to $1.7 million and $2.5 million in 2000 and 1999, respectively. Actual interest income on these loans included in net investment income aggregated $1.4 million and $1.8 million in 2000 and 1999, respectively.

     There were no mortgage loans which were non-income producing at December 31, 2001 and 2000. There were, however, fixed maturities with a carrying value of $2.9 million and $3.8 million at December 31, 2001 and 2000, respectively, which were non-income producing during 2001 and 2000.

     Included in other long-term investments is income from limited partnerships of $9.4 million, $7.8 million, and $7.2 million in 2001, 2000, and 1999, respectively.

B. Net Realized Investment Gains and Losses

Realized (losses) gains on investments were as follows:

For the Years Ended December 31                                    2001          2000          1999
===================================================================================================
(In millions)
---------------------------------------------------------------------------------------------------
Fixed maturities                                               $ (121.1)     $ (151.7)      $ (63.2)
Mortgage loans                                                     10.7           1.3           2.5
Equity securities                                                  28.4           3.8         141.8
Derivative instruments                                            (32.9)          3.1          (0.2)
Other long-term investments                                        (9.0)          2.8           9.5
---------------------------------------------------------------------------------------------------
Net realized investment (losses) gains                         $ (123.9)     $ (140.7)       $ 90.4
===================================================================================================

The proceeds from voluntary sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales were as follows:

For the Years Ended December 31
======================================================================
(In millions)
----------------------------------------------------------------------
                                  Proceeds from       Gross      Gross
2001                            Voluntary Sales       Gains     Losses
----------------------------------------------------------------------
Fixed maturities                   $ 2,165.7        $ 114.3     $ 57.5
Equity securities                  $    40.1        $  30.0     $   --
======================================================================

2000
----------------------------------------------------------------------
Fixed maturities                   $ 1,997.0         $ 11.0     $ 99.5
Equity securities                  $    13.1         $  4.0     $  0.2
======================================================================

1999
----------------------------------------------------------------------
Fixed maturities                   $ 1,950.6         $ 21.5     $ 39.3
Equity securities                  $   420.1         $149.4     $  7.6
======================================================================

The Company recognized losses of $185.3 million, $66.1 million and $46.6 million in 2001, 2000 and 1999, respectively, related to other-than-temporary impairments of fixed maturities and other securities.

C. Other Comprehensive Income (Loss) Reconciliation

The following table provides a reconciliation of gross unrealized (losses) gains to the net balance shown in the Statements of Comprehensive Income:

For the Years Ended December 31                                       2001         2000           1999
======================================================================================================
(In millions)
------------------------------------------------------------------------------------------------------
Unrealized (depreciation) appreciation
on available-for sale securities:
   Unrealized holding losses arising during period,
    (net of tax benefit of $18.3 million, $12.9 million
    and $108.0 million in 2001, 2000 and 1999, respectively)        $ (34.0)     $ (24.1)     $ (200.0)
   Less: reclassification adjustment for (losses)
     gains included in net income (net of taxes
     (benefit) of $35.9 million, $(50.7) million and
     $30.0 million in 2001, 2000 and 1999, respectively)              (66.7)       (94.2)         55.8
------------------------------------------------------------------------------------------------------
   Total available-for-sale securities                                 32.7         70.1        (255.8)
------------------------------------------------------------------------------------------------------
Unrealized depreciation on derivative
   instruments:
   Unrealized holding losses arising
     during period, (net of tax benefit of
     $63.4 million in 2001)                                          (117.7)          --            --
   Less: reclassification adjustment for
     losses included in net income
     (net of tax benefit of $63.9 million
     in 2001)                                                        (118.6)          --            --
------------------------------------------------------------------------------------------------------
   Total derivative instruments                                         0.9           --            --
------------------------------------------------------------------------------------------------------
Net unrealized appreciation
   (depreciation) on investments                                    $  33.6      $  70.1      $ (255.8)
======================================================================================================

6.
==

Fair Value Disclosures of Financial Instruments
--------------------------------------------------------------------------------
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about certain financial instruments (insurance contracts, real estate, goodwill and taxes are excluded) for which it is practicable to estimate such values, whether or not these instruments are included in the balance sheet. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality. Prior to the implementation of Statement No. 133 on January 1, 2001, the Company included swap contracts used to hedge fixed maturities in the fair value of fixed maturities. The fair value of fixed maturities below included swap contracts with a fair value of $(47.7) million at December 31, 2000. At December 31, 2001, these swap contracts are reflected in other assets and expenses and taxes payable in the Consolidated Balance Sheets at fair value.

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

Derivative Instruments
Fair values are estimated using independent pricing sources.

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

The estimated fair values of the financial instruments were as follows:

December 31                                                                  2001               2000
=========================================================================================================
(in millions)
---------------------------------------------------------------------------------------------------------
                                                                     Carrying      Fair Carrying     Fair
                                                                        Value     Value    Value    Value
---------------------------------------------------------------------------------------------------------
Financial Assets
   Cash and cash equivalents                                        $   350.2 $   350.2 $  281.1 $  281.1
   Fixed maturities                                                   9,401.7   9,401.7  8,118.0  8,118.0
   Equity securities                                                     62.1      62.1     85.5     85.5
   Mortgage loans                                                       321.6     335.1    617.6    640.4
   Policy loans                                                         379.6     379.6    381.3    381.3
   Derivative instruments                                                73.3      73.3     88.7     88.7
   Company owned life insurance                                          67.3      67.3     65.6     65.6
---------------------------------------------------------------------------------------------------------
                                                                    $10,655.8 $10,669.3 $9,637.8 $9,660.6
=========================================================================================================
Financial Liabilities
   Guaranteed investment contracts                                  $ 1,171.1 $ 1,174.1 $1,636.5 $1,663.3
   Derivative instruments                                               180.3     180.3     11.8     11.8
   Supplemental contracts without life contingencies                     57.3      57.3     40.7     40.7
   Dividend accumulations                                                88.8      88.8     88.5     88.5
   Other individual contract deposit funds                               50.4      50.4     45.0     44.9
   Other group contract deposit funds                                   213.4     212.4    323.1    319.0
   Individual fixed annuity contracts                                 1,686.2   1,621.3  1,026.1    991.7
   Trust instruments supported by funding obligations                 1,518.6   1,534.0    621.5    620.5
   Short-term debt                                                       83.3      83.3     56.6     56.6
   Long-term debt                                                       199.5     204.4    199.5    194.7
   Mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of
     the Company                                                        300.0     286.0    300.0    280.2
---------------------------------------------------------------------------------------------------------
                                                                    $ 5,548.9 $ 5,492.3 $4,349.3 $4,311.9
=========================================================================================================

7.
==

Closed Block
--------------------------------------------------------------------------------
Summarized financial information of the Closed Block as of December 31, 2001 and 2000 and for the periods ended December 31, 2001, 2000 and 1999 is as follows:

December 31                                                      2001       2000
================================================================================
(In millions)
--------------------------------------------------------------------------------
Assets
   Fixed maturities, at fair value (amortized
     cost of $498.1 and $400.3, respectively)                  $ 504.2   $ 397.5
   Mortgage loans                                                 55.7     144.9
   Policy loans                                                  182.1     191.7
   Cash and cash equivalents                                       9.2       1.9
   Accrued investment income                                      14.6      14.6
   Deferred policy acquisition costs                              10.4      11.0
   Other assets                                                    6.2       6.4
--------------------------------------------------------------------------------
Total assets                                                   $ 782.4   $ 768.0
================================================================================
Liabilities
   Policy liabilities and accruals                             $ 798.2   $ 808.9
   Policyholder dividends                                         30.7      20.0
   Other liabilities                                               7.0       0.8
--------------------------------------------------------------------------------
Total liabilities                                              $ 835.9   $ 829.7
================================================================================
Excess of Closed Block liabilities over
   assets designated to the Closed Block                       $  53.5   $  61.7
Amounts included in accumulated other
   comprehensive income:
Net unrealized investment losses, net of
   deferred federal income tax benefit of
   $8.8 million and $1.3 million, respectively                   (16.4)     (2.5)
--------------------------------------------------------------------------------
Maximum future earnings to be recognized
   from Closed Block assets and liabilities                    $  37.1   $  59.2
================================================================================


For the Years Ended December 31                              2001      2000      1999
=====================================================================================
(In millions)
-------------------------------------------------------------------------------------
Revenues
   Premiums and other income                               $ 47.2    $ 49.9   $  52.1
   Net investment income                                     54.1      53.6      53.8
   Realized investment losses                                (2.2)     (5.4)     (0.6)
-------------------------------------------------------------------------------------
Total revenues                                               99.1      98.1     105.3
-------------------------------------------------------------------------------------
Benefits and expenses
   Policy benefits                                           83.1      89.5      88.9
   Policy acquisition expenses                                0.6       2.1       2.5
   Other operating expenses                                    --       0.2       0.1
-------------------------------------------------------------------------------------
Total benefits and expenses                                  83.7      91.8      91.5
-------------------------------------------------------------------------------------
Contribution from the Closed Block                         $ 15.4    $  6.3   $  13.8
=====================================================================================
Cash flows
   Cash flows from operating activities:
     Contribution from the Closed
        Block                                              $ 15.4    $  6.3   $  13.8
     Change in:
        Deferred policy acquisition costs                     0.6       2.1       2.5
        Policy liabilities and accruals                     (12.3)    (12.0)    (13.1)
        Other assets                                          2.1       5.3      (8.2)
        Expenses and taxes payable                           (0.2)    (10.1)     (2.9)
        Other, net                                            2.5       5.3       0.8
-------------------------------------------------------------------------------------
   Net cash provided by (used in)
     operating activities                                     8.1      (3.1)     (7.1)
-------------------------------------------------------------------------------------
   Cash flows from investing activities:
     Sales, maturities and
        repayments of investments                           136.8     133.3     139.0
     Purchases of investments                              (147.2)   (160.3)   (128.5)
     Other, net                                               9.6       9.4       9.8
-------------------------------------------------------------------------------------
   Net cash (used in) provided by
     investing activities                                    (0.8)    (17.6)     20.3
-------------------------------------------------------------------------------------
Net increase (decrease) in cash and
   cash equivalents                                           7.3     (20.7)     13.2
Cash and cash equivalents,
   beginning of year                                          1.9      22.6       9.4
-------------------------------------------------------------------------------------
Cash and cash equivalents,
   end of year                                             $  9.2    $  1.9   $  22.6
=====================================================================================

There were no reserves on mortgage loans at December 31, 2001 and 2000.

     Many expenses related to Closed Block operations are charged to operations outside the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside the Closed Block.

8.
==

Debt
--------------------------------------------------------------------------------
Short and long-term debt consisted of the following:

December 31                                        2001       2000
================================================================================
(In millions)
--------------------------------------------------------------------------------
Short-term
   Commercial paper                             $  83.3    $  56.6
Long-term
   Senior Debentures (unsecured)                $ 199.5    $ 199.5
--------------------------------------------------------------------------------

AFC issues commercial paper primarily to manage imbalances between operating cash flows and existing commitments primarily in its premium financing business which is part of the Risk Management segment. Commercial paper borrowing arrangements are supported by a credit agreement. At December 31, 2001, the weighted average interest rate for outstanding commercial paper was approximately 2.82%.

     At December 31, 2001, the Company had $215.0 million available for borrowing under a committed syndicated credit agreement which expires on May 24, 2002. Borrowings under this agreement are unsecured and incur interest at a rate per annum equal to, at the Company's option, a designated base rate or the eurodollar rate plus applicable margin.

     Senior Debentures of the Company have a $200.0 million face value, pay interest semiannually at a rate of 7 5/8%, and mature on October 16, 2025. The Senior Debentures are subject to certain restrictive covenants, including limitations on issuance of or disposition of stock of restricted subsidiaries and limitations on liens. The Company is in compliance with all covenants.

     Interest expense was $19.5 million, $21.4 million and $22.0 million in 2001, 2000 and 1999, respectively. Interest expense included $15.3 million related to the Company's Senior Debentures for each year. Interest expense related to borrowings under the credit agreements were approximately $0.1 million and $1.0 million in 2000 and 1999, respectively. In 2001, there was no interest expense related to credit agreements. All interest expense is recorded in other operating expenses.

9.
==

Federal Income Taxes
--------------------------------------------------------------------------------
Provisions for federal income taxes have been calculated in accordance with the provisions of Statement No. 109. A summary of the federal income tax (benefit) expense in the Consolidated Statements of Income is shown below:

For the Years Ended December 31                              2001       2000       1999
=======================================================================================
(In millions)
---------------------------------------------------------------------------------------
Federal income tax (benefit) expense
   Current                                                $ (12.4)    $ 1.2     $  88.1
   Deferred                                                 (63.1)      1.5        18.8
---------------------------------------------------------------------------------------
Total                                                     $ (75.5)    $ 2.7     $ 106.9
=======================================================================================

The federal income taxes attributable to the consolidated results of operations are different from the amounts determined by multiplying income before federal income taxes by the statutory federal income tax rate. The sources of the difference and the tax effects of each were as follows:

For the Years Ended December 31                              2001       2000       1999
========================================================================================
(In millions)
----------------------------------------------------------------------------------------
Expected federal income tax expense                       $ (20.8)    $ 76.5    $ 163.8
   Tax-exempt interest                                      (30.3)     (33.2)     (37.4)
   Dividend received deduction                              (12.6)     (10.8)      (3.8)
   Changes in tax reserve estimates for
     prior years' dividend received
     deduction                                                  --     (13.3)         --
   Changes in other tax reserve
     estimates                                               (1.4)      (7.5)      (8.7)
   Tax credits                                              (10.8)     (10.3)      (8.5)
   Other, net                                                 0.4        1.3        1.5
----------------------------------------------------------------------------------------
Federal income tax expense                                $ (75.5)    $  2.7    $ 106.9
========================================================================================

The deferred income tax (asset) liability represents the tax effects of temporary differences attributable to the Company's consolidated federal tax return group. Its components were as follows:

December 31                                                2001          2000
=============================================================================
(In millions)
-----------------------------------------------------------------------------
Deferred tax (assets) liabilities
   Tax credit carryforwards                           $ (105.3)       $ (66.5)
   Insurance reserves                                   (381.6)        (428.3)
   Deferred acquisition costs                            518.7          480.1
   Employee benefit plans                                (72.7)         (51.8)
   Investments, net                                      (38.0)         (19.2)
   Discontinued operations                               (14.2)         (11.9)
   Bad debt reserve                                       (3.0)          (2.5)
   Litigation reserves                                    (3.3)          (8.0)
   Software capitalization                                23.7           22.4
   Loss carryforwards                                    (94.4)          (2.5)
   Other, net                                              2.0          (15.6)
-----------------------------------------------------------------------------
Deferred tax asset, net                               $ (168.1)       $(103.8)
=============================================================================

Gross deferred income tax assets totaled approximately $1.9 billion and $1.3 billion at December 31, 2001 and 2000, respectively. Gross deferred income tax liabilities totaled approximately $1.7 billion and $1.2 billion at December 31, 2001 and 2000, respectively.

     The Company believes, based on its recent earnings history and its future expectations, that the Company's taxable income in future years will be sufficient to realize all deferred tax assets. In determining the adequacy of future income, the Company considered the future reversal of its existing temporary differences and available tax planning strategies that could be implemented, if necessary. At December 31, 2001, there are available alternative minimum tax credit carryforwards and low income housing credit carryforwards of $63.2 million and $38.5 million, respectively. The alternative minimum tax credit carryforwards have no expiration date, whereas the low income housing credit carryforwards will expire beginning in 2018.

     The Company's federal income tax returns are routinely audited by the IRS, and provisions are routinely made in the financial statements in anticipation of the results of these audits. The IRS has examined the FAFLIC/AFLIAC consolidated group's federal income tax returns through 1994. The IRS has also examined the former Allmerica Property and Casualty Companies, Inc. ("Allmerica P&C") consolidated group's federal income tax returns through 1994. The Company has appealed certain adjustments proposed by the IRS with respect to the federal income tax returns for 1992, 1993 and 1994 for the FAFLIC/AFLIAC consolidated group. Also, certain adjustments proposed by the IRS with respect to FAFLIC/AFLIAC's federal income tax returns for 1982 and 1983 remain unresolved. In the Company's opinion, adequate tax liabilities have been established for all years. However, the amount of these tax liabilities could be revised in the near term if estimates of the Company's ultimate liability are revised.

10.
==

Pension Plans
--------------------------------------------------------------------------------
AFC provides retirement benefits to substantially all of its employees under defined benefit pension plans. These plans are based on a defined benefit cash balance formula, whereby the Company annually provides an allocation to each eligible employee based on a percentage of that employee's salary, similar to a defined contribution plan arrangement. The 2001 allocation was based on 5.0%, and the 2000 and 1999 allocations were based on 7.0% of each eligible employee's salary. In addition to the cash balance allocation, certain transition group employees, who have met specified age and service requirements as of December 31, 1994, are eligible for a grandfathered benefit based primarily on the employees' years of service and compensation during their highest five consecutive plan years of employment. The Company's policy for the plans is to fund at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

     Components of net periodic pension cost were as follows:

For the Years Ended December 31                           2001         2000      1999
=====================================================================================
(In millions)
-------------------------------------------------------------------------------------
Service cost - benefits earned
   during the year                                      $ 14.7       $ 18.5    $ 19.3
Interest cost                                             30.9         28.6      26.5
Expected return on plan assets                           (39.6)       (43.1)    (38.9)
Recognized net actuarial gain                             (0.4)       (11.2)     (0.4)
Amortization of transition asset                          (2.2)        (2.2)     (2.3)
Amortization of prior service cost                        (3.1)        (3.1)     (3.3)
-------------------------------------------------------------------------------------
Net periodic pension cost (benefit)                     $  0.3       $(12.5)   $  0.9
=====================================================================================

The following table summarizes the status of the plans. At December 31, 2001 and 2000, the projected benefit obligations exceeded the plans' assets. During the fourth quarter of 2001, the Company recorded a $64.8 million increase in its minimum pension liability related to its qualified pension plan. This is reflected as a adjustment to accumulated other comprehensive income in accordance with Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and primarily reflects the difference between the present value of accumulated benefit obligations and the market value of assets funding the plan. This liability resulted primarily from a decrease in the market value of assets held by the plan due to a general decline in the equity markets.

December 31                                                   2001         2000
================================================================================
(In millions)
--------------------------------------------------------------------------------
Change in benefit obligations:
Projected benefit obligation at beginning of year          $ 450.9      $ 392.7
Service cost - benefits earned during the year                14.7         18.5
Interest cost                                                 30.9         28.6
Actuarial losses (gains)                                      12.4         37.7
Benefits paid                                                (25.7)       (26.6)
--------------------------------------------------------------------------------
Projected benefit obligation at end of year                  483.2        450.9
--------------------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year               441.5        470.6
Actual return on plan assets                                 (51.5)        (2.5)
Benefits paid                                                (25.7)       (26.6)
--------------------------------------------------------------------------------
Fair value of plan assets at end of year                     364.3        441.5
--------------------------------------------------------------------------------
Funded status of the plan                                   (118.9)        (9.4)
Unrecognized transition obligation                           (17.2)       (19.4)
Unamortized prior service cost                                (1.7)        (8.9)
Unrecognized net actuarial gains                              27.6         (6.4)
--------------------------------------------------------------------------------
Net pension liability                                      $(110.2)     $ (44.1)
================================================================================

As a result of the Company's merger with Allmerica P&C, certain pension liabilities were reduced to reflect their fair value as of the merger date. These pension liabilities were reduced by $6.1 million and $7.5 million in 2001 and 2000, respectively, which reflects fair value, net of applicable amortization.

     Determination of the projected benefit obligations was based on weighted average discount rates of 6.88% and 7.25% in 2001 and 2000, respectively, and the assumed long-term rate of return on plan assets was 9.5% in 2001 and 2000. The actuarial present value of the projected benefit obligations was determined using assumed rates of increase in future compensation levels of 4.0% in 2001 and levels ranging from 5.0% to 5.5% in 2000. Plan assets are invested primarily in various separate accounts and the general account of FAFLIC. Plan assets also include 796,462 shares of AFC common stock at December 31, 2001 and 2000 with a market value of $35.5 million and $57.7 million at December 31, 2001 and 2000, respectively.

     The Company has a defined contribution 401(k) plan for its employees, whereby the Company matches employee elective 401(k) contributions, up to a maximum percentage determined annually by the Board of Directors. During 2001, 2000 and 1999, the Company matched 50% of employees' contributions up to 6.0% of eligible compensation. The total expense related to this plan was $5.7 million, $6.1 million and $5.9 million in 2001, 2000 and 1999, respectively. In addition to this plan, the Company has a defined contribution plan for substantially all of its agents. The Plan expense in 2001, 2000 and 1999 was $3.3 million, $3.2 million and $3.1 million, respectively.

11.
==

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

     The plans' funded status reconciled with amounts recognized in the Company's Consolidated Balance Sheets were as follows:

December 31                                                   2001         2000
===============================================================================
(In millions)
-------------------------------------------------------------------------------
Change in benefit obligations:
Accumulated postretirement benefit obligation
   at beginning of year                                     $ 75.5      $  66.8
Service cost                                                   2.3          1.9
Interest cost                                                  4.9          4.9
Actuarial (gains) losses                                      (1.2)         5.6
Benefits paid                                                 (4.3)        (3.7)
-------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
   at end of year                                             77.2         75.5
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                        --           --
-------------------------------------------------------------------------------
Funded status of the plan                                    (77.2)       (75.5)
Unamortized prior service cost                                (5.4)        (7.6)
Unrecognized net actuarial gains                              (8.4)        (7.7)
-------------------------------------------------------------------------------
Accumulated postretirement benefit costs                    $(91.0)     $ (90.8)
===============================================================================

The components of net periodic postretirement benefit cost were as follows:

For the Years Ended December 31                  2001        2000         1999
==============================================================================
(In millions)
------------------------------------------------------------------------------
Service cost                                    $ 2.3       $ 1.9        $ 2.9
Interest cost                                     4.9         4.9          4.6
Recognized net actuarial (gain) loss             (0.4)       (0.5)         0.1
Amortization of prior service cost               (2.2)       (2.2)        (2.3)
------------------------------------------------------------------------------
Net periodic postretirement benefit cost        $ 4.6       $ 4.1        $ 5.3
==============================================================================

As a result of the Company's merger with Allmerica P&C, certain postretirement liabilities were reduced to reflect their fair value as of the merger date. These postretirement liabilities were reduced by $3.2 million and $3.9 million in 2001 and 2000, respectively, which reflects fair value, net of applicable amortization.

     For purposes of measuring the accumulated postretirement benefit obligation at December 31, 2001, health care costs were assumed to increase 10.0% in 2002, declining thereafter until the ultimate rate of 5.0% is reached in 2010 and remains at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 2001 by $4.6 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 2001 by $0.6 million. Conversely, decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement benefit obligation at December 31, 2001 by $4.0 million, and the aggregate of the service and interest cost components of net periodic postretirement benefit expense for 2001 by $0.5 million.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 6.88% and 7.25% at December 31, 2001 and 2000, respectively. In addition, the actuarial present value of the accumulated postretirement benefit obligation was determined using an assumed rate of increase in future compensation levels of 4.0% for FAFLIC agents.

12.
==

Stock-Based Compensation Plans
--------------------------------------------------------------------------------

The Company has elected to apply the provisions of APB No. 25 (Accounting Principles Board Opinion No. 25) in accounting for its stock-based compensation plans, and thus compensation cost is not generally required to be recognized for the Company's stock options in the financial statements. Net loss and loss per share after the pro forma effect of recognizing compensation cost based on an instrument's fair value at the date of grant, consistent with Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), were $13.2 million and $0.25 per share - diluted and basic, in 2001. Net income and earnings per share was $190.8 million and $3.54 per share - diluted ($3.58 per share - basic) in 2000, and $286.5 million and $5.17 per share - diluted ($5.21 per share - basic) in 1999 after the effect of Statement No. 123. Since options vest over several years and additional awards generally are made each year, the aforementioned pro forma effects are not likely to be representative of the effects on reported net income for future years.

     In March 2000, the FASB issued FIN 44, which clarifies the application of APB Opinion No. 25 regarding the definition of employee, the criteria for determining a noncompensatory plan, the accounting for changes to the terms of a previously fixed stock option or award, the accounting for an exchange of stock compensation awards in a business combination, and other stock compensation related issues. Costs associated with the issuance of stock options to certain agents who did not qualify as an employee as defined in FIN 44 were recognized in 2001 and 2000 and were not material to the results of operations or financial position of the Company.

     Effective June 17, 1996, the Company adopted a Long-Term Stock Incentive Plan for employees of the Company (the "Employees' Plan"). Key employees of the Company and its subsidiaries are eligible for awards pursuant to the Plan administered by the Compensation Committee of the Board of Directors (the "Committee") of the Company. Under the terms of the Employees' Plan, the maximum number of shares authorized for grants over the life of the Plan is equal to 6,500,836 shares as of December 31, 2001, increasing annually by 1.25% of the Company's outstanding stock. Additionally, the maximum number of shares available for award in any given year is equal to 3.25% of the outstanding common stock of the Company at the beginning of the year, plus any awards authorized but unused from prior years.

     Options may be granted to eligible employees or agents at a price not less than the market price of the Company's common stock on the date of grant. Option shares may be exercised subject to the terms prescribed by the Committee at the time of grant, otherwise options vest at the rate of 20% annually for five consecutive years and must be exercised not later than ten years from the date of grant.

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

Information on the Company's stock option plan is summarized below:

(In whole shares and dollars)                           2001                   2000                1999
=================================================================================================================
                                                             Weighted              Weighted              Weighted
                                                              Average               Average               Average
                                                             Exercise              Exercise              Exercise
                                                 Options        Price    Options      Price    Options      Price
-----------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year               3,198,421      $ 46.94  2,793,779    $ 46.76  1,746,239    $ 42.39
Granted                                        1,286,075        56.74    938,013      45.60  1,286,917      52.39
Exercised                                        135,175        36.80    256,835      38.73     63,150      37.09
Forfeited                                        470,611        51.39    276,536      48.16    176,227      29.03
-----------------------------------------------------------------------------------------------------------------
Outstanding at end of year                     3,878,710      $ 49.91  3,198,421    $ 46.94  2,793,779    $ 46.76
=================================================================================================================
Options exercisable at end of year             1,306,159      $ 45.12    816,264    $ 43.82    546,521    $ 38.41
=================================================================================================================

No options expired during 2001, 2000, or 1999. The fair value of each option is estimated on the date of grant or date of conversion using the Black-Scholes option-pricing model.For options granted through 2001, the exercise price equaled the market price of the stock on the grant date. The weighted average fair value of all options granted in 2001, 2000 and 1999 was $19.49 per share $17.11 per share, and $20.97 per share, respectively.

     The following significant assumptions were used to determine fair value for 2001 options granted and converted:

Weighted Average Assumptions
for Options Awarded                    2001         2000        1999
====================================================================
Dividend yield                         0.4%         0.5%        0.6%
Expected volatility                  40.16%       37.60%      40.69%
Risk-free interest rate               1.74%        5.03%       5.70%
Expected lives range (in years)    2.5 to 7     2.5 to 7    2.5 to 7


The following table summarizes information about employee options outstanding and exercisable at December 31, 2001.

                                     Options Outstanding         Options Currently
                                                                       Exercisable
                                         Weighted
                                          Average   Weighted              Weighted
                                        Remaining    Average               Average
                                      Contractual   Exercise              Exercise
Range of Exercise Prices       Number       Lives      Price     Number      Price
----------------------------------------------------------------------------------
$24.50 to $30.66              126,372        4.27    $ 27.59    126,372    $ 27.59
$35.375 to $43.10             450,760        5.54    $ 35.60    343,700    $ 35.39
$44.56 to $49.6875            711,766        8.12    $ 44.73    156,847    $ 44.85
$50.38 to $55.00            1,329,637        6.91    $ 52.26    615,740    $ 52.31
$55.00 to $59.8125          1,146,375        9.09    $ 57.05     14,100    $ 58.36
$60.375 to $72.50             113,800        7.20    $ 64.26     51,400    $ 64.38

     During 2001, 2000 and 1999, the Company granted shares of nonvested stock to eligible employees, which vest after three years of continuous employment. During 2001, 2000 and 1999, the Company also granted shares of nonvested stock to certain agents, which vest 60% after three years, and 20% per year thereafter or after three years of continuous service. The following table summarizes information about employee and agent nonvested stock.

Stock Awards                                          2001       2000       1999
================================================================================
Common stock granted                               269,690    190,141     66,710
Weighted average fair value per
   share at the date of grant                      $ 52.08    $ 38.01     $52.06

The Company recognizes compensation expense related to non-vested shares over the vesting period on a pro rata basis. As a result, the Company recognized $7.2 million $5.3 million and $4.3 million of compensation cost in 2001, 2000 and 1999 respectively.

     In October 2000, the Company granted 500,250 stock appreciation rights to certain employees, payable after December 31, 2001. These rights provided for stock or cash awards to participants based upon the appreciation, if any, of the Company's stock from October 2, 2000 through December 31, 2001, the vesting period. Compensation costs associated with these rights was recorded over the vesting period and was $(0.7) million and $0.7 million in 2001 and 2000, respectively.

13.
==

Earnings Per Share
--------------------------------------------------------------------------------
The following table provides share information used in the calculation of the Company's basic and diluted earnings per share:

December 31,                                              2001    2000      1999
================================================================================
(In millions, except per share data)
--------------------------------------------------------------------------------
Basic shares used in the calculation
   of earnings per share                                  52.7    53.3      55.0
Dilutive effect of securities:
     Employee stock options                                0.2     0.4       0.3
     Non-vested stock grants                               0.2     0.3       0.2
--------------------------------------------------------------------------------
Diluted shares used in the calculation
   of earnings per share                                  53.1    54.0      55.5
================================================================================
Per share effect of dilutive securities
   on income from continuing operations
   before cumulative effect of change in
   accounting principle                                   $ --   $0.05     $0.06
================================================================================
Per share effect of dilutive securities
   on net (loss) income                                   $ --   $0.05     $0.05
================================================================================

     Options to purchase 3.4 million shares and 0.7 million shares of common stock were outstanding during 2001 and 1999, respectively, but were not included in the computation of diluted earnings per share because the option's exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive. In 2000, all options to purchase shares of common stock were included in the computation of diluted earnings per share.

14.
==

Dividend Restrictions
--------------------------------------------------------------------------------
Massachusetts, Delaware, New Hampshire and Michigan have enacted laws governing the payment of dividends to stockholders by insurers. These laws affect the dividend paying ability of FAFLIC, AFLIAC, Hanover and Citizens, respectively.

     Massachusetts' statute limits the dividends an insurer may pay in any twelve month period, without the prior permission of the Commonwealth of Massachusetts Insurance Commissioner, to the greater of (i) 10% of its statutory policyholder surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company), or its net income for the preceding calendar year (if such insurer is not a life company). In addition, under Massachusetts law, no domestic insurer may pay a dividend or make any distribution to its shareholders from other than unassigned funds unless the Commissioner has approved such dividend or distribution. As of July 1, 1999, FAFLIC's ownership of Allmerica P&C, as well as several non-insurance subsidiaries, was transferred from FAFLIC to AFC. Under an agreement with the Commonwealth of Massachusetts Insurance Commissioner, any dividend from FAFLIC to AFC through 2001 would have required the prior approval of the Commissioner. In addition, the agreement requires that FAFLIC maintain certain surplus levels through 2005. Accordingly, no dividends were declared by FAFLIC to AFC during 2001, 2000, or 1999. FAFLIC cannot pay dividends to AFC without prior approval from the Commissioner during 2002.

     Pursuant to Delaware's statute, the maximum amount of dividends and other distributions that an insurer may pay in any twelve month period, without the prior approval of the Delaware Commissioner of Insurance, is limited to the greater of (i) 10% of its policyholders' surplus as of the preceding December 31 or (ii) the individual company's statutory net gain from operations for the preceding calendar year (if such insurer is a life company) or its net income (not including realized capital gains) for the preceding calendar year (if such insurer is not a life company). Any dividends to be paid by an insurer, whether or not in excess of the aforementioned threshold, from a source other than statutory earned surplus would also require the prior approval of the Delaware Commissioner of Insurance. No dividends were declared by AFLIAC to FAFLIC during 2001, 2000, or 1999. During 2002, AFLIAC cannot pay dividends to FAFLIC without prior approval.

     Pursuant to New Hampshire's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the New Hampshire Insurance Commissioner, is limited to 10% of such insurer's statutory policyholder surplus as of the preceding December 31. Hanover declared dividends to Allmerica Asset Management, Inc. ("AAM") totaling $100.0 million in 2001 and dividends to Allmerica P&C totaling $108.0 million and $350.0 million during 2000 and 1999, respectively. The 1999 dividend included an extraordinary dividend totaling $225.0 million, which was approved by the Commissioner. Prior to April 2002, Hanover can declare no dividends to AAM without prior approval of the New Hampshire Insurance Commissioner. The allowable dividend without prior approval will increase to $92.2 million on April 8, 2002.

     Pursuant to Michigan's statute, the maximum dividends and other distributions that an insurer may pay in any twelve month period, without prior approval of the Michigan Insurance Commissioner, is limited to the greater of 10% of policyholders' surplus as of December 31 of the immediately preceding year or the statutory net income less realized gains, for the immediately preceding calendar year. Citizens declared dividends to Hanover totaling $50.0 million in 2001 and dividends to Citizens Corporation totaling $55.0 million and $200.0 million in 2000 and 1999, respectively. The 1999 dividend included an extraordinary dividend totaling $200.0 million, which was approved by the Commissioner. Prior to April 2002, Citizens can declare no dividends to Hanover without prior approval of the Michigan Insurance Commissioner. The allowable dividend without prior approval will increase to approximately $48.3 million on April 8, 2002.

15.
==

Segment Information
--------------------------------------------------------------------------------
The Company offers financial products and services in two major areas: Risk Management and Asset Accumulation. Within these broad areas, the Company conducts business principally in three operating segments. These segments are Risk Management, Allmerica Financial Services, and Allmerica Asset Management. In accordance with Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. A summary of the Company's reportable segments is included below.

     The Risk Management Segment manages its products through three distribution channels identified as Standard Markets, Sponsored Markets, and Specialty Markets. Standard Markets sells property and casualty insurance products through independent agents and brokers primarily in the Northeast, Midwest and Southeast United States. Sponsored Markets offers property and casualty products to members of affinity groups, other organizations and through employers. Specialty Markets offers specialty or program property and casualty business nationwide. In the fourth quarter of 2001, the Company exited selected property and casualty agencies, policies, groups, and programs. (See Note 3 - Significant Transactions.)

     The Asset Accumulation group includes two segments: Allmerica Financial Services and Allmerica Asset Management. The Allmerica Financial Services segment includes variable annuities, variable universal life and traditional life insurance products, as well as group retirement products. Allmerica Financial Services also includes brokerage and non-institutional investment advisory services. Through its Allmerica Asset Management segment, the Company offers its customers the option of investing in GICs. GICs, also referred to as funding agreements, are investment contracts which can contain either short-term or long-term maturities and are issued to institutional buyers or to various business or charitable trusts. Also, this segment is a Registered Investment Advisor providing investment advisory services, primarily to affiliates and to third parties, such as money market and other fixed income clients.

     In addition to the three operating segments, the Company has a Corporate segment, which consists primarily of cash, investments, corporate debt, Capital Securities and corporate overhead expenses. Corporate overhead expenses reflect costs not attributable to a particular segment, such as those generated by certain officers and directors, technology, finance, human resources and legal.

     Management evaluates the results of the aforementioned segments based on a pre-tax and pre-minority interest basis. Segment income is determined by adjusting net income for net realized investment gains and losses, losses on derivative instruments, net gains and losses on disposals of businesses, discontinued operations, extraordinary items, the cumulative effect of accounting changes and certain other items which management believes are not indicative of overall operating trends. While these items may be significant components in understanding and assessing the Company's financial performance, management believes that the presentation of segment income enhances understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, segment income should not be construed as a substitute for net (loss) income determined in accordance with generally accepted accounting principles.

     Summarized below is financial information with respect to business segments:

For the Years Ended December 31                     2001           2000           1999
======================================================================================
(In millions)
--------------------------------------------------------------------------------------
Segment revenues:
     Risk Management                            $2,454.8       $2,307.7       $2,189.4
     Asset Accumulation
        Allmerica Financial Services               826.5          867.2          808.3
        Allmerica Asset Management                 155.2          149.2          150.5
--------------------------------------------------------------------------------------
          Subtotal                                 981.7        1,016.4          958.8
--------------------------------------------------------------------------------------
     Corporate                                       6.7            6.3            6.0
     Intersegment revenues                          (7.5)          (7.0)          (5.9)
--------------------------------------------------------------------------------------
        Total segment revenues                   3,435.7        3,323.4        3,148.3
--------------------------------------------------------------------------------------
Adjustments to segment revenues:
        Net realized (losses) gains               (123.9)        (140.7)          90.4
--------------------------------------------------------------------------------------
     Total revenues                             $3,311.8       $3,182.7       $3,238.7
======================================================================================

Segment income (loss) before
  federal income taxes
  and minority interest:
     Risk Management                            $   93.5       $  190.0       $  199.6
     Asset Accumulation
        Allmerica Financial Services               143.0          222.8          205.5
        Allmerica Asset Management                  20.7           22.5           23.5
--------------------------------------------------------------------------------------
          Subtotal                                 163.7          245.3          229.0
--------------------------------------------------------------------------------------
     Corporate                                     (63.8)         (60.8)         (59.3)
--------------------------------------------------------------------------------------
          Segment income before
            income taxes and
            minority interest                      193.4          374.5          369.3
--------------------------------------------------------------------------------------
Adjustments to segment income:
     Net realized investment (losses)
        gains, net of amortization                (121.3)        (135.2)          96.8
     Losses from selected property
        and casualty exited agencies,
        policies, groups, and programs             (68.3)            --             --
     Losses on derivative instruments              (35.2)            --             --
     Voluntary pool environmental
        losses                                     (33.0)            --             --
     Restructuring costs                            (2.7)         (20.7)           1.9
     Sales practice litigation                       7.7             --             --
--------------------------------------------------------------------------------------
(Loss) income from continuing
   operations before federal income
   taxes and minority interest                  $  (59.4)      $  218.6       $  468.0
======================================================================================

December 31                             2001              2000           2001           2000
============================================================================================
(In millions)
--------------------------------------------------------------------------------------------
                                       Identifiable Assets        Deferred Acquisition Costs
--------------------------------------------------------------------------------------------
   Risk Management                 $ 6,239.8         $ 6,186.6       $  199.0       $  187.2
   Asset Accumulation
     Allmerica Financial
       Services                     21,113.0          23,082.5        1,585.2        1,420.8
     Allmerica Asset
       Management                    2,829.3           2,238.4             --            0.2
--------------------------------------------------------------------------------------------
          Subtotal                  23,942.3          25,320.9        1,585.2        1,421.0
   Corporate                           154.0              80.5             --             --
--------------------------------------------------------------------------------------------
     Total                         $30,336.1         $31,588.0       $1,784.2       $1,608.2
============================================================================================

16.
==

Lease Commitments
--------------------------------------------------------------------------------
Rental expenses for operating leases, including those related to the discontinued operations of the Company, amounted to $32.7 million, $32.8 million and $33.2 million in 2001, 2000 and 1999, respectively. These expenses relate primarily to building leases of the Company. At December 31, 2001, future minimum rental payments under non-cancelable operating leases were approximately $69.8 million, payable as follows: 2002 - $26.1 million; 2003 - $19.7 million; 2004 - $13.9 million; 2005 - $6.9 million; and $3.2 million thereafter. It is expected that, in the normal course of business, leases that expire may be renewed or replaced by leases on other property and equipment; thus, it is anticipated that future minimum lease commitments may not be less than the amounts shown for 2002.

17.
==

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

     Effective January 1, 1999, the Company entered into a whole account aggregate excess of loss reinsurance agreement (See Note 3 - Significant Transactions). The Company is subject to concentration of risk with respect to this reinsurance agreement. Net premiums earned under this agreement during 2001, 2000 and 1999 for accident year 1999 were $12.1 million, $25.0 million and $21.9 million, respectively, while net losses and LAE ceded during 2001, 2000 and 1999 were $15.8 million, $34.1 million and $35.0 million, respectively. The effect of this agreement on the results of operations in future periods is not currently determinable, as it will be based on future losses and allocated LAE for accident year 1999. In addition, the Company is subject to concentration of risk with respect to reinsurance ceded to various residual market mechanisms. As a condition to the ability to conduct certain business in various states, the Company is required to participate in various residual market mechanisms and pooling arrangements which provide various insurance coverages to individuals or other entities that are otherwise unable to purchase such coverage voluntarily provided by private insurers. These market mechanisms and pooling arrangements include the Massachusetts Commonwealth Automobile Reinsurers ("CAR"), the Maine Workers' Compensation Residual Market Pool ("MWCRP") and the Michigan Catastrophic Claims Association ("MCCA"). At December 31, 2001, CAR represented 10% or more of the Company's reinsurance business. As a servicing carrier in Massachusetts, the Company cedes a significant portion of its private passenger and commercial automobile premiums to CAR. Net premiums earned and losses and loss adjustment expenses ceded to CAR in 2001, 2000 and 1999 were $34.2 million and $38.0 million, $37.3 million and $44.5 million, and $42.8 million and $42.6 million, respectively. Additionally, the Company ceded to MCCA premiums earned and losses and loss adjustment expenses in 2001, 2000 and 1999 of $7.2 million and $44.5 million, $3.7 million and $31.1 million, and $3.7 million and $75.3 million, respectively.

     Because the MCCA is supported by assessments permitted by statute, and all amounts billed by the Company to CAR, MWCRP and MCCA have been paid when due, the Company believes that it has no significant exposure to uncollectible reinsurance balances.

     The effects of reinsurance were as follows:

For the Years Ended December 31                          2001          2000           1999
==========================================================================================
(In millions)
------------------------------------------------------------------------------------------
Life and accident and health
   insurance premiums:
     Direct                                         $    89.1     $    94.3      $   106.2
     Assumed                                              0.7           0.7            0.7
     Ceded                                              (38.2)        (41.0)         (50.6)
------------------------------------------------------------------------------------------
Net premiums                                        $    51.6     $    54.0      $    56.3
==========================================================================================
Property and casualty premiums
   written:
     Direct                                         $ 2,510.6     $ 2,391.7      $ 2,179.0
     Assumed                                             52.7          63.5           67.3
     Ceded                                             (285.6)       (303.6)        (270.9)
------------------------------------------------------------------------------------------
Net premiums                                        $ 2,277.7     $ 2,151.6      $ 1,975.4
==========================================================================================
Property and casualty premiums
   earned:
     Direct                                         $ 2,438.6     $ 2,297.8      $ 2,135.0
     Assumed                                             53.5          66.8           73.0
     Ceded                                             (293.7)       (299.8)        (261.7)
------------------------------------------------------------------------------------------
Net premiums                                        $ 2,198.4     $ 2,064.8      $ 1,946.3
==========================================================================================
Life and accident and health
   insurance and other individual
   policy benefits, claims, losses and loss
   adjustment expenses:
     Direct                                         $   463.0     $   455.3      $   479.4
     Assumed                                              0.3           0.3            0.1
     Ceded                                              (46.1)        (35.1)         (35.8)
------------------------------------------------------------------------------------------
Net policy benefits, claims, losses
   and loss adjustment expenses                     $   417.2     $   420.5      $   443.7
==========================================================================================
Property and casualty benefits,
   claims, losses and loss
   adjustment expenses:
     Direct                                         $ 2,026.4     $ 1,819.5      $ 1,603.8
     Assumed                                             91.4          68.1           61.7
     Ceded                                             (281.9)       (326.3)        (247.6)
------------------------------------------------------------------------------------------
Net policy benefits, claims, losses
   and loss adjustment expenses                     $ 1,835.9     $ 1,561.3      $ 1,417.9
==========================================================================================

18.
==

Deferred Policy Acquisition Costs
--------------------------------------------------------------------------------
The following reflects the changes to the deferred policy acquisition asset:

For the Years Ended December 31                    2001          2000          1999
====================================================================================
(In millions)
------------------------------------------------------------------------------------
Balance at beginning of year                  $ 1,608.2     $ 1,399.9     $ 1,179.3
   Acquisition expenses deferred                  688.8         684.1         613.7
   Amortized to expense during
     the year                                    (479.2)       (456.6)       (432.4)
   Adjustment for commission
     buyout program                               (31.6)           --            --
   Adjustment to equity during
     the year                                      (2.0)        (19.2)         39.3
------------------------------------------------------------------------------------
Balance at end of year                        $ 1,784.2     $ 1,608.2     $ 1,399.9
====================================================================================

During the first quarter of 2001, the Company implemented an in-force trail commission program on certain annuity business previously written by qualifying agents. This program provided for the election of a trail commission on in-force business in exchange for the buyout of deferred commissions.

19.
==

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

     The liability for future policy benefits and outstanding claims, losses and loss adjustment expenses, net of reinsurance, related to the Company's accident and health business, consisting of the Company's exited individual health business and its discontinued group accident and health business, was $120.5 million, $184.7 million and $265.5 million at December 31, 2001, 2000 and 1999, respectively. Reinsurance recoverables related to this business were $343.0 million, $335.9 million and $335.7 million in 2001, 2000 and 1999, respectively. The decreases in 2001 and 2000 were primarily attributable to the continued run-off of the group accident and health business. Also, the decrease in 2000 was impacted by the Company's entrance into a reinsurance agreement which provided for the cession of the Company's long-term group disability reserves, partially offset by reserve strengthening in the reinsurance pool business.

     The table below provides a reconciliation of the beginning and ending property and casualty reserve for unpaid losses and LAE as follows:

For the Years Ended December 31                    2001          2000           1999
====================================================================================
(In millions)
------------------------------------------------------------------------------------
Reserve for losses and LAE,
   beginning of year                          $ 2,719.1     $ 2,618.7      $ 2,597.3
Incurred losses and LAE, net of
   reinsurance recoverable:
     Provision for insured events
        of current year                         1,708.3       1,634.9        1,601.4
     Increase (decrease) in provision
        for insured events of prior years          33.6         (87.4)        (183.4)
   Losses related to selected property
     & casualty exited agencies,
     policies, groups & programs                   52.9            --             --
   Losses related to voluntary pool
     environmental claims                          33.0            --             --
------------------------------------------------------------------------------------
Total incurred losses and LAE                   1,827.8       1,547.5        1,418.0
------------------------------------------------------------------------------------
Payments, net of reinsurance
   recoverable:
     Losses and LAE attributable to
        insured events of current year            892.8         870.2          861.1
     Losses and LAE attributable to
        insured events of prior years             780.3         703.8          638.0
------------------------------------------------------------------------------------
Total payments                                  1,673.1       1,574.0        1,499.1
------------------------------------------------------------------------------------
Change in reinsurance recoverable
   on unpaid losses                                47.7         126.9          102.5
------------------------------------------------------------------------------------
Reserve for losses and LAE,
   end of year                                $ 2,921.5     $ 2,719.1      $ 2,618.7
====================================================================================

As part of an ongoing process, the reserves have been re-estimated for all prior accident years and were increased by $107.4 million in 2001 and decreased by $87.4 million and $183.4 million in 2000 and 1999, respectively. Included in 2001 were increased reserves of $40.8 million related to the exit of selected property and casualty agencies, policies, groups and programs, and $33.0 million related to voluntary pool environmental claims.

     During the year ended December 31, 2001, estimated loss reserves for claims occurring in prior years developed unfavorably by $72.8 million and LAE reserves developed favorably by $39.2 million. Favorable development on prior years' loss reserves and LAE reserves was $25.9 million and $61.5 million, respectively, in 2000, and $93.1 million and $90.3 million, respectively, in 1999. The unfavorable loss reserve development in 2001 is primarily the result of an increase in personal automobile loss frequency and severity, increased commercial lines loss severity and additional losses related to fourth quarter 2000 non-catastrophe weather related claims in Michigan. These non-catastrophe claims primarily affected the personal automobile, workers' compensation and commercial multiple peril lines. The favorable loss reserve development in both 2000 and 1999 is primarily the result of the Company capturing the accumulated benefits of its claim redesign efforts. Favorable development on prior years' LAE reserves in 2001, 2000 and 1999 is primarily attributable to claims process improvement initiatives taken by the Company over the past four years. Since 1997, the Company has lowered claim settlement costs through increased utilization of in-house attorneys and consolidation of claim offices. These measures are complete.

     Reserves established for current year losses and LAE in 2001 and 2000 consider the factors that resulted in the favorable development of prior years' loss and LAE reserves during 1999 and earlier years. Accordingly, current year reserves are modestly lower, relative to those initially established for similar exposures in years prior to 2000.

     During the fourth quarter of 2001, the Company recorded an increase in carried reserves of $52.9 million, net of reinsurance, related to its exit of selected property and casualty agencies, policies, groups and programs. This increase in reserves reflects the results of an actuarial review of outstanding reserves related to this business. (See Note 3 - Significant Transactions.)

     Although the Company does not specifically underwrite policies that include environmental damage and toxic tort liability, the Company may be required to defend such claims. Loss and LAE reserves for all direct business written by its property and casualty companies related to environmental damage and toxic tort liability, included in the reserve for losses and LAE, were $26.7 million, $25.4 million and $34.8 million, net of reinsurance of $13.0 million, $15.9 million and $11.2 million in 2001, 2000 and 1999, respectively. The Company estimated its ultimate liability for these claims based upon currently known facts, reasonable assumptions where the facts are not known, current law and methodologies currently available. Although these outstanding claims are not significant, their existence gives rise to uncertainty and are discussed because of the possibility that they may become significant. The Company believes that, notwithstanding the evolution of case law expanding liability in environmental claims, recorded reserves related to these claims are adequate. In addition, the Company is not aware of any litigation or pending claims that may result in additional material liabilities in excess of recorded reserves. The environmental liability could be revised in the near term if the estimates used in determining the liability are revised.

     The Company was a participant in a voluntary excess and casualty reinsurance pool (Excess and Casualty Reinsurance Association, "ECRA") from 1950 to 1982. In 1982 the pool was dissolved and since that time the business has been in runoff. The Company's participation in this pool has resulted in an average loss of $2.5 million annually over the past ten years. During 2001, the pool commissioned an independent actuarial review of the current reserve position, which noted a range of reserve deficiency primarily as a result of adverse development of asbestos claims. As a result of this study, the Company recorded an additional $33.0 million of losses in the fourth quarter of 2001. This reserving action has been presented as a separate line item in the Consolidated Statements of Income. Loss and LAE reserves for assumed reinsurance and pool business with environmental damage and toxic tort liability, including the aforementioned ECRA reserve adjustment were $39.3 million, $10.6 million, and $12.5 million in 2001, 2000 and 1999, respectively. These reserves relate to pools in which the Company has terminated its participation, however, the Company continues to be subject to claims related to years in which it was a participant. Because of the inherent uncertainty regarding the types of claims in these pools, there can be no assurance that these reserves will be sufficient.

20.
==

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

Litigation

In 1997, a lawsuit on behalf of a putative class was instituted against the Company alleging fraud, unfair or deceptive acts, breach of contract, misrepresentation, and related claims in the sale of life insurance policies. In November 1998, the Company and the plaintiffs entered into a settlement agreement and in May 1999, the Federal District Court in Worcester, Massachusetts approved the settlement agreement and certified the class for this purpose. AFC recognized a $31.0 million pre-tax expense in 1998 related to this litigation. In 2001, the Company recognized a pre-tax benefit of $7.7 million resulting from the refinement of cost estimates. Although the Company believes that it has appropriately recognized its obligation under the settlement, this estimate may be revised based on the amount of reimbursement actually tendered by AFC's insurance carriers, and based on changes in the Company's estimate of the ultimate cost of the benefits to be provided to members of the class.

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

21.
==

Statutory Financial Information
--------------------------------------------------------------------------------
The Company's insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Statutory surplus differs from shareholders' equity reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, statutory accounting priciples require asset valuation and interest maintenance reserves, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and the recognition of deferred tax assets is based on different recoverability assumptions.

     Effective January 1, 2001, the Company's insurance subsidiaries adopted the National Association of Insurance Commissioner's uniform statutory accounting principles, or Codification, in accordance with requirements prescribed by state authorities. A cumulative effect of the change in accounting principle resulted from the adoption of Codification and was reflected as an adjustment to surplus in 2001. This adjustment represents the difference between total capital and surplus as of

January 1, 2001 and the amount total capital and surplus would have been had the accounting principles been applied retroactively for all prior periods. As of January 1, 2001, the property and casualty and life and health insurance subsidiaries recorded cumulative effect adjustments of $82.4 million and $45.0 million, respectively. The adjustment reflected by the property and casualty insurance subsidiaries consisted of an increase in surplus of $141.9 million related to the establishment of deferred tax assets and reductions in surplus of $59.5 million related to changes in valuations of other invested assets and non-admitted assets. The adjustment reflected by the life and health insurance subsidiaries included an increase in surplus of $49.7 related to the establishment of deferred tax assets and the change in valuation of pension liabilities. Reductions in surplus reflected by the life and health insurance subsidiaries totaled $4.7 million and resulted from the change in valuations of post-employment benefits and non-admitted assets.

     Statutory net (loss) income and surplus are as follows:

                                                 2001         2000        1999
================================================================================
In millions
--------------------------------------------------------------------------------
Statutory Net (Loss) Income - Combined
   Property and Casualty Companies             $ (7.9)    $  111.8      $  511.6
   Life and Health Companies                    (44.9)       (43.6)        239.0
--------------------------------------------------------------------------------
Statutory Shareholders'
Surplus - Combined
   Property and Casualty Companies             $926.1     $1,036.2      $1,089.1
   Life and Health Companies                    377.9        528.5         590.1
--------------------------------------------------------------------------------

22.
==

Quarterly Results of Operations (Unaudited)
--------------------------------------------------------------------------------
The quarterly results of operations for 2001 and 2000 are summarized below:

For the Three Months Ended
==================================================================================================
(In millions, except per share data)
--------------------------------------------------------------------------------------------------
2001                                                   March 31    June 30    Sept. 30     Dec. 31
--------------------------------------------------------------------------------------------------
Total revenues                                          $ 845.9    $ 795.2     $ 853.0     $ 817.7
Net income                                              $  23.2    $  13.2     $  31.2     $ (70.7)
Net income per share:
   Basic                                                $  0.44    $  0.25     $  0.59     $ (1.34)
   Diluted                                              $  0.44    $  0.25     $  0.59     $ (1.33)
Dividends declared per share                            $    --    $    --     $    --     $  0.25
--------------------------------------------------------------------------------------------------
2000
--------------------------------------------------------------------------------------------------
Total revenues                                          $ 768.9    $ 804.0     $ 815.8     $ 794.0
Net income                                              $  30.2    $  47.6     $  62.5     $  59.6
Net income per share:
   Basic                                                $  0.56    $  0.89     $  1.18     $  1.13
   Diluted                                              $  0.56    $  0.88     $  1.16     $  1.11
Dividends declared per share                            $    --    $    --     $  0.25     $    --
--------------------------------------------------------------------------------------------------

Note: Due to the use of weighted average shares outstanding when calculating earnings per common share, the sum of the quarterly per common share data may not equal the per common share data for the year.

During the fourth quarter of 2001, the Company recognized after-tax charges of $44.4 million and $21.5 million related to the exit of selected property and casualty agencies, policies, groups and programs, and to voluntary pool environmental losses, respectively. (See Note 19 - Liabilities for Outstanding Claims, Losses and Loss Adjustment Expenses.) In addition, the Company recognized losses on derivative instruments of $24.4 million, net of taxes, in the fourth quarter of 2001, primarily as a result of hedge ineffectiveness. (See
Note 4 - Investments, Cash Flow Hedges.)

     During the fourth quarter of 2000, the Company recorded an after-tax benefit of approximately $7 million primarily related to a change in premium tax rate estimates. In addition, the Company also recorded a $20.2 million tax benefit from a change in the estimate of the ultimate realizability of the dividends received deduction associated with the Company's variable products.

Board of Directors                                      Operating Committee
====================================================================================================
Michael P. Angelini /(I)/                               Bruce C. Anderson
Chairman and Partner, Bowditch & Dewey, LLP             Vice President, Corporate Services

E. Gordon Gee /(D)/                                     Mark R. Colborn
Chancellor, Vanderbilt University                       Vice President, Operations Services

Samuel J. Gerson /(D)/                                  J. Kendall Huber
Chairman, GenuOne, Inc.                                 Vice President and General Counsel

                                                        Mark A. Hug
Gail L. Harrison /(A)/                                  President and Chief Executive Officer,
Principal, Powell Tate                                  Allmerica Financial Life Insurance
                                                        and Annuity Company
Robert P. Henderson /(C) (I)/
General Partner,                                        John P. Kavanaugh
Greylock Management Corporation                         Vice President and Chief Investment Officer

M Howard Jacobson /(C) (I)/                             John F. O'Brien
Senior Advisor and Consultant,                          President and Chief Executive Officer
Bankers Trust Private Bank
                                                        Edward J. Parry, III
Wendell J. Knox /(A)/                                   Vice President and Chief Financial Officer
President and Chief Executive Officer,
Abt Associates                                          Richard M. Reilly
                                                        Senior Vice President
Robert J. Murray /(A)/
Chairman, President and Chief Executive Officer,        Robert P. Restrepo, Jr.
New England Business Service, Inc.                      President and Chief Executive Officer, Allmerica
                                                        Property and Casualty Companies
Terrence Murray /(D)/
Chairman, FleetBoston Financial Corporation             Gregory D. Tranter
                                                        Vice President and Chief Information Officer
John F. O'Brien
President and Chief Executive Officer,
Allmerica Financial Corporation

John R. Towers /(A)/
Vice Chairman and Chief Administrative
Officer, State Street Corporation

Herbert M. Varnum /(C)/
Former Chairman and Chief Executive Officer,
Quabaug Corporation

(A) Audit Committee
(C) Compensation Committee
(D) Directors Committee
(I) Investment Committee

Shareholder Information
--------------------------------------------------------------------------------
Annual Meeting of Shareholders

The management and Board of Directors of Allmerica Financial Corporation invite you to attend the Company's Annual Meeting of Shareholders. The meeting will be held on May 14, 2002, at 9:00 a.m. at Allmerica Financial, 440 Lincoln Street, Worcester, Massachusetts.

Common Stock and Shareholder Ownership Profile

The common stock of Allmerica Financial Corporation is traded on the New York Stock Exchange under the symbol "AFC." As of the end of business on February 28, 2002, the Company had 41,114 shareholders of record. On the same date, the trading price of the Company's common stock closed at $43.48 per share.

Common Stock Prices and Dividends

2001                         High        Low     Dividends
----------------------------------------------------------
First Quarter             $ 67.25    $ 47.63             -
----------------------------------------------------------
Second Quarter            $ 57.50    $ 48.01             -
----------------------------------------------------------
Third Quarter             $ 56.35    $ 40.62             -
----------------------------------------------------------
Fourth Quarter            $ 46.10    $ 38.17        $ 0.25
----------------------------------------------------------

2000                         High        Low     Dividends
----------------------------------------------------------
First Quarter             $ 53.50    $ 35.31             -
----------------------------------------------------------
Second Quarter            $ 60.13    $ 46.31             -
----------------------------------------------------------
Third Quarter             $ 65.44    $ 54.00        $ 0.25
----------------------------------------------------------
Fourth Quarter            $ 72.50    $ 58.13             -
----------------------------------------------------------

Dividends

Allmerica Financial Corporation currently pays an annual cash dividend of $0.25 per share.

IMSA

[GRAPHIC]

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

Registrar and Stock Transfer Agent

Equiserve, LP
525 Washington Boulevard
Jersey City, NJ 07310
(800) 317-4454


Independent Accountants

PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110

Printed partially on recycled paper.

Design: The Graphic Expression, Inc., New York City www.tgenyc.com

Industry Ratings

                                             A.M.     Standard
Financial Strength Ratings                   Best     & Poor's     Moody's      Fitch
--------------------------------------------------------------------------------------
First Allmerica Financial
Life Insurance Company                        A          AA-          A1         AA
--------------------------------------------------------------------------------------
Allmerica Financial
Life Insurance and
Annuity Company                               A          AA-          A1         AA
--------------------------------------------------------------------------------------
The Hanover Insurance
Company                                       A          AA-          A1         -
--------------------------------------------------------------------------------------
Citizens Insurance
Company of America                            A          -             -         -
--------------------------------------------------------------------------------------

                                             A.M.      Standard
Debt Ratings                                 Best      & Poor's    Moody's      Fitch
--------------------------------------------------------------------------------------
Allmerica Financial
Corporation Senior Debt                       a-         A-           A3         A+
--------------------------------------------------------------------------------------
Allmerica Financial
Corporation Capital Securities               bbb+        BBB         Baa1        A
--------------------------------------------------------------------------------------
Allmerica Financial
Corporation Short Term Debt                  AMB-1       A2           P2         F1
--------------------------------------------------------------------------------------
First Allmerica Financial
Life Insurance Company
Short Term Debt                               -          A1+           -         -
--------------------------------------------------------------------------------------
First Allmerica Financial
Life Insurance Company
Short Term Insurance
Financial Strength Rating                     -          A1+          P1         -
--------------------------------------------------------------------------------------

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

William J. Steglitz, CPA, Manager, Investor Relations
tel: (508) 855-3883 fax: (508) 853-3051


Electronic Delivery of Customer Information

Allmerica Financial customers with variable annuity and variable life products may elect to receive prospectuses, supplements, annual and semi-annual reports electronically through www.e-z-delivery.com.

Corporate Offices and Principal Subsidiaries

Allmerica Financial Corporation
440 Lincoln Street
Worcester, MA 01653

The Hanover Insurance Company
100 North Parkway
Worcester, MA 01605

Citizens Insurance Company of America
645 West Grand River
Howell, MI 48843


Web Site

Please visit our Internet site at http://www.allmerica.com

                                                                              81